UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Tenneco Inc.

(Name of Registrant as Specified In Its Charter)

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Proxy Statement and

Notice of Special Meeting

Pioneering global ideas for cleaner air and

smoother, quieter and safer transportation

Wednesday, September 12, 2018 at 10:00 a.m. Central Time

Tenneco Headquarters, 500 North Field Drive

Lake Forest, IL 60045

To the Stockholders of Tenneco Inc.:

We are pleased to invite you to attend a special meeting of the stockholders of Tenneco Inc., which we refer to as “Tenneco,” “we,” “us” or “our,” to be held on Wednesday, September 12, 2018, at 10:00 a.m, Central Time, at our headquarters at 500 North Field Drive in Lake Forest, Illinois 60045.

On April 10, 2018, we entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Federal-Mogul LLC (“Federal-Mogul”), American Entertainment Properties Corp. (“AEP”), and Icahn Enterprises L.P., pursuant to which we have agreed to acquire Federal-Mogul. The board of directors of Tenneco is proposing the transaction because it believes the acquisition will provide substantial benefits to Tenneco stockholders and is in the best interests of Tenneco.

If the transaction is completed, Tenneco will:

(i)	pay to AEP $800 million in cash, subject to increase if Tenneco undertakes a primary offering of common stock, par value $0.01, of Tenneco (“Common Stock”) prior to the closing of the transaction as described in this proxy statement; and

(ii)	issue and deliver to AEP an aggregate of 29,444,846 shares (the “Stock Consideration”) of Common Stock, subject to reduction if Tenneco undertakes a primary offering of Common Stock prior to the closing of the transaction, which will be comprised of:

(a)	a number of shares of Common Stock (to be reclassified as Class A Voting Common Stock, par value $0.01, at the closing of the transaction (“Class A Voting Common Stock”)) equal to 9.9% of the aggregate number of shares of Class A Voting Common Stock issued and outstanding as of immediately following the closing of the transaction, and

(b)	the balance in shares of newly created Class B Non-Voting Common Stock, par value $0.01 (“Class B Non-Voting Common Stock”).

At the special meeting of Tenneco stockholders, Tenneco stockholders will be asked to:

(i)	adopt the amended and restated certificate of incorporation of Tenneco Inc., in the form attached to this proxy statement as Annex C, to, among other things, create a new class of non-voting common stock;

(ii)	approve the issuance of the Stock Consideration in connection with the transaction;

(iii)	approve the amended and restated Tenneco Inc. 2006 Long-Term Incentive Plan, in the form attached to this proxy statement as Annex D, to change the number of shares available for issuance under the plan pursuant to equity awards granted thereunder to 3,000,000 (which represents an increase of approximately 1,735,200 from the number of shares available for issuance under the plan prior to the amendment); and

(iv)	approve a proposal to adjourn the special meeting, or any adjournments thereof, to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposals.

The board of directors of Tenneco unanimously recommends that Tenneco stockholders vote “FOR” each of the foregoing proposals. While each proposal is being voted upon separately, each of proposals (i) and (ii) relate to the transaction, and proposal (i) must be adopted and proposal (ii) must be approved in order for the transaction to be completed.

The obligations of the parties to the Purchase Agreement to complete the transaction are subject to several conditions set forth in the Purchase Agreement. More information about Tenneco and Federal-Mogul, the special meeting and the transaction is contained in this proxy statement. We encourage you to read the entire proxy statement carefully. Please pay particular attention to the section entitled “Risk Factors” beginning on page 34 for a discussion of the risks related to the transaction and Tenneco following completion of the transaction.

Thank you for your confidence and continued support.

Gregg M. Sherrill Chairman Tenneco Inc.	Brian J. Kesseler Chief Executive Officer Tenneco Inc.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the proposed issuance of the Class A Voting Common Stock or the Class B Non-Voting Common Stock in connection with the transaction described in this proxy statement or determined if this proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement is dated August 2, 2018 and is first being mailed or otherwise delivered to stockholders of Tenneco on or about August 3, 2018.

NOTICE OF

SPECIAL MEETING OF STOCKHOLDERS

What:	The Special Meeting of Stockholders of Tenneco Inc.

When:	Wednesday, September 12, 2018, at 10:00 a.m., Central Time

Where:	Tenneco Headquarters, 500 North Field Drive, Lake Forest, Illinois 60045

Items of

Business:	1.	To adopt the amended and restated certificate of incorporation of Tenneco Inc., in the form attached to this proxy statement as Annex C (the “Amended and Restated Certificate of Incorporation”), to create a new class of non-voting common stock of Tenneco called “Class B Non-Voting Common Stock,” par value $0.01 (“Class B Non-Voting Common Stock”), with 25,000,000 shares authorized, and reclassify common stock, par value $0.01, of Tenneco (“Common Stock”) as “Class A Voting Common Stock,” par value $0.01 (“Class A Voting Common Stock”).

2.	To approve the issuance and delivery of an aggregate of 29,444,846 shares of Common Stock (the “Stock Consideration”) in connection with Tenneco’s acquisition of Federal-Mogul LLC. Subject to reduction if Tenneco undertakes a primary offering of Common Stock prior to the closing of the transaction, the Stock Consideration issuable to American Entertainment Properties Corp. (“AEP”) will consist of (i) a number of shares of Class A Voting Common Stock equal to 9.9% of the aggregate number of shares of Class A Voting Common Stock issued and outstanding as of immediately following the closing of the transaction, and (ii) the balance in shares of Class B Non-Voting Common Stock.

3.	To approve the amended and restated Tenneco Inc. 2006 Long-Term Incentive Plan, in the form attached to this proxy statement as Annex D (the “Amended and Restated Long-Term Incentive Plan”), to change the number of shares available for issuance under the plan pursuant to equity awards granted thereunder to 3,000,000 (which represents an increase of approximately 1,735,200 from the number of shares available for issuance under the plan prior to the amendment).

4.	To approve a proposal to adjourn the special meeting, or any adjournments thereof, to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposals.

The board of directors of Tenneco unanimously recommends that holders of Common Stock vote “FOR” each of the foregoing proposals.

Who may vote:	The record date for the special meeting is July 31, 2018.

Only stockholders of record at the close of business on July 31, 2018 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the special meeting will be available for inspection at our offices 10 days before the special meeting.

Questions:	For any questions about the special meeting or any of the matters to be voted on at the special meeting, please contact Innisfree M&A Incorporated, Tenneco’s proxy solicitor, by calling toll free at (888) 750-5834. Banks, brokerage firms and other nominees may call collect at (212) 750-5833.

Your vote is very important, regardless of the number of shares of Common Stock you own. The transaction cannot be completed unless the issuance of the Stock Consideration is approved by a majority of the votes cast by stockholders entitled to vote on the proposal at the special meeting (whether in person or by proxy, attorney or representative), and the Amended and Restated Certificate of Incorporation is adopted by a majority of the outstanding shares of Common Stock (whether in person or by proxy, attorney or representative).

Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of Common Stock will be represented at the special meeting if you are unable to attend.

If you fail to return your proxy card, to submit your proxy by phone or the Internet or to attend the special meeting in person, your shares of Common Stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the Amended and Restated Certificate of Incorporation, but will have no effect on the proposal to approve the issuance of the Stock Consideration to AEP, the proposal to approve the Amended and Restated Long-Term Incentive Plan or the proposal to adjourn the special meeting, or any adjournments thereof, to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the issuance of the Stock Consideration to AEP, to adopt the Amended and Restated Certificate of Incorporation or to approve the Amended and Restated Long-Term Incentive Plan.

By Order of the Board of Directors

Brandon B. Smith

Corporate Secretary

Lake Forest, Illinois

August 2, 2018

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement incorporates important business and financial information about Tenneco Inc. (“Tenneco”) from other documents that are not included in or delivered with this proxy statement. The fact that this additional information is being incorporated by reference into this proxy statement should not necessarily be viewed as an indication that such information is material to your decision on how to vote on any proposal. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this proxy statement by requesting them in writing or by telephone from Tenneco at the following addresses and telephone numbers:

Tenneco Inc.

500 North Field Drive

Lake Forest, IL 60045

Attn:  Investor Relations

Call:  (847) 482-5000

or

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Stockholders May Call Toll Free:       (888) 750-5834

Banks & Brokers May Call Collect:    (212) 750-5833

If you would like to request any documents, please do so by September 5, 2018, in order to receive them before the special meeting.

For more information, see the section entitled “Where You Can Find More Information” beginning on page 190.

You should rely only on the information contained in, or incorporated by reference into, this proxy statement. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement. This proxy statement is dated August 2, 2018. You should not assume that the information contained in, or incorporated by reference into, this proxy statement is accurate as of any date other than the date of the document in which the information appears. Neither the mailing of this proxy statement to Tenneco stockholders nor the issuance by Tenneco of Class A Voting Common Stock or Class B Non-Voting Common Stock in connection with the transaction will create any implication to the contrary.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction from any person to whom it is unlawful to make any such solicitation in such jurisdiction. Information contained in this proxy statement regarding Tenneco has been provided by Tenneco, and information contained in this proxy statement regarding Federal-Mogul has been provided by Federal-Mogul.

i

ii

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QUESTIONS AND ANSWERS ABOUT THE TRANSACTION AND THE SPECIAL MEETING

The following are brief answers to common questions that you may have regarding the transaction, the Purchase Agreement, the consideration to be issued in the transaction and the special meeting of Tenneco stockholders. The questions and answers in this section may not address all questions that might be important to you as a stockholder of Tenneco Inc., which we refer to as “Tenneco” (or “we,” “as” or “our”). To better understand these matters, and for a description of the legal terms governing the transaction, we urge you to read carefully and in its entirety this proxy statement, including the appendices to, and the documents incorporated by reference into, this proxy statement. The fact that additional information is being incorporated by reference into this proxy statement should not necessarily be viewed as an indication that such information is material to your decision on how to vote on the proposals. See the section entitled “Where You Can Find More Information” beginning on page 190.

Why am I receiving these proxy materials?

On April 10, 2018, Tenneco, Federal-Mogul LLC (“Federal-Mogul”), American Entertainment Properties Corp. (“AEP”) and Icahn Enterprises L.P. (“IEP”) entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”), which is described in this proxy statement, pursuant to which, subject to the terms and conditions of the Purchase Agreement, Tenneco has agreed to acquire Federal-Mogul. A copy of the Purchase Agreement is attached to this proxy statement as Annex A.

In order to complete the transaction, Tenneco stockholders must vote to (i) adopt the amended and restated certificate of incorporation of Tenneco Inc., in the form attached to this proxy statement as Annex C (the “Amended and Restated Certificate of Incorporation”), to create a new class of non-voting common stock of Tenneco called “Class B Non-Voting Common Stock,” par value $0.01 (“Class B Non-Voting Common Stock”), with 25,000,000 shares authorized, and reclassify common stock, par value $0.01, of Tenneco (“Common Stock”) as “Class A Voting Common Stock,” par value $0.01 (“Class A Voting Common Stock”), and (ii) approve the issuance and delivery of an aggregate of 29,444,846 shares of Common Stock (the “Stock Consideration”) to AEP, subject to decrease as described in this proxy statement.

This proxy statement is being provided to you in connection with the solicitation of proxies by our board of directors for use at the special meeting, which will take place on Wednesday, September 12, 2018, or postponements or adjournments of such special meeting, to obtain the foregoing approvals. This proxy statement, together with its appendices, contains and incorporates by reference important information about Tenneco, Federal-Mogul, the transaction and the special meeting, and you should read all of the available information carefully. The fact that additional information is being incorporated by reference into this proxy statement should not necessarily be viewed as an indication that such information is material to your decision on how to vote on the proposals. The enclosed proxy allows you to vote your shares without attending the special meeting in person.

In addition, Tenneco stockholders are being asked to approve the amended and restated Tenneco Inc. 2006 Long-Term Incentive Plan, in the form attached to this proxy statement as Annex D (the “Amended and Restated Long-Term Incentive Plan”), to change the number of shares available for issuance under the plan pursuant to equity awards granted thereunder to 3,000,000 (which represents an increase of approximately 1,735,200 from the number of shares available for issuance under the plan prior to the amendment).

Your vote is important. We encourage you to vote as soon as possible.

What is the purpose of the special meeting?

At the special meeting, Tenneco stockholders will consider and vote on the following proposals:

Proposal 1:	To adopt the Amended and Restated Certificate of Incorporation;

Proposal 2:	To approve the issuance and delivery of an aggregate of 29,444,846 shares of Common Stock, which we refer to as the Stock Consideration in this proxy statement, in connection with Tenneco’s acquisition of Federal-Mogul. Subject to reduction if Tenneco undertakes a primary offering of Common Stock prior to the closing of the transaction, the Stock Consideration issuable to AEP will consist of (i) a number of shares of Class A Voting Common Stock equal to 9.9% of the aggregate number of shares of Class A Voting Common Stock issued and outstanding as of immediately following the closing of the transaction, and (ii) the balance in shares of Class B Non-Voting Common Stock;

Proposal 3:	To approve the Amended and Restated Long-Term Incentive Plan; and

Proposal 4:	To approve a proposal to adjourn the special meeting, or any adjournments thereof, to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposals.

What is the voting recommendation of the board of directors?

Our board of directors unanimously recommends that you vote your shares of Common Stock “FOR” each of the proposals.

What vote is needed for each proposal to be approved or adopted?

Proposal 1 requires the affirmative vote of holders of at least a majority of our outstanding Common Stock as of the record date for the special meeting. As of the record date, there were 51,422,522 shares of Common Stock outstanding and therefore 25,711,262 votes are required for Proposal 1 to be adopted. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” Proposal 1. If you fail to submit a proxy or attend the special meeting in person, or if you fail to issue voting instructions to your bank, broker or other record holder, it will have the same effect as a vote “AGAINST” Proposal 1.

Proposal 2 and Proposal 3 require the affirmative vote of a majority of the votes cast on the proposal at the special meeting. Under the current rules and interpretive guidance of the New York Stock Exchange (“NYSE”), “votes cast” on Proposal 2 and Proposal 3 consist of votes “for” or “against” as well as elections to abstain from voting. As a result, a stockholder’s election to abstain from voting on Proposal 2 or Proposal 3 will have the same effect as a vote “AGAINST” such proposal. Assuming a quorum is present, the failure of a stockholder who holds his or her shares in “street name” through a bank, broker or other record holder to give voting instructions to that bank, broker or other record holder or any other failure of a stockholder to vote will have no effect on the outcome of any vote to approve Proposal 2 or Proposal 3 because these failures to vote are not considered “votes cast.”

Proposal 4 requires the affirmative vote of a majority of those shares voting on the proposal. Any stockholder represented in person or by proxy at the meeting and entitled to vote on Proposal 4 may elect to abstain from voting on this proposal. If so, such abstention will not be counted as a vote cast on the proposal and, therefore, will have no effect on the outcome of the vote on the proposal. Provided there is a quorum of stockholders present in person or by proxy, stockholders not attending the meeting, in person or by proxy, will also have no effect on the outcome of this proposal.

How will existing Tenneco stockholders be affected by the transaction?

Existing stockholders will not receive anything in the transaction. Upon the closing of the transaction, existing stockholders will continue to own the same number of shares of Common Stock that they owned immediately prior to the transaction, except that each share of Common Stock will be reclassified as one share of Class A Voting Common Stock. Following such reclassification, existing stockholders will have all of the same rights and privileges as holders of Class A Voting Common Stock as such holders had as holders of Common Stock.

The issuance of shares of Class A Voting Common Stock and Class B Non-Voting Common Stock to AEP as the Stock Consideration will dilute the ownership and voting interests of existing Tenneco stockholders. Upon the closing of the transaction, we will issue an amount of Class A Voting Common Stock to AEP equal to 9.9% of our Class A Voting Common Stock issued and outstanding as of immediately following the closing of the transaction. Accordingly, Tenneco stockholders existing immediately prior to the closing of the transaction will have proportionally less voting power following the closing of the transaction. In addition, we will issue up to approximately 24 million shares of Class B Non-Voting Common Stock, subject to reduction as described below. As such, existing stockholders will have proportionally less ownership following the closing of the transaction, although the size of Tenneco will be significantly increased as a result of the acquisition of Federal-Mogul.

In addition, if stockholders approve the Amended and Restated Long-Term Incentive Plan, more shares of Common Stock will be reserved for issuance pursuant thereto, and, when and if such additional shares are distributed in the form of compensation to eligible persons, pursuant to the applicable rules of the Amended and Restated Long-Term Incentive Plan and Tenneco policies, existing stockholders’ ownership will be proportionally diluted.

Prior to the closing of the transaction, assuming the price of our Common Stock is above $54.6785, Tenneco may elect, or if Tenneco does not elect, AEP may direct Tenneco in certain circumstances, to conduct a primary offering of Common Stock in order to raise funds to increase the cash consideration of $800 million (the “Cash Consideration”) by the amount of certain of the proceeds of such offering. Such offering may include up to 7,315,490 shares of Common Stock that would otherwise have been issued to AEP in connection with the transaction. If such an offering is undertaken, the Cash Consideration will be increased by an amount equal to the number of shares sold in such offering multiplied by $54.6785 and the Stock Consideration will be decreased by the number of shares sold in such offering. In other words, the total number of shares to be issued in connection with the acquisition of Federal-Mogul will not change if Tenneco undertakes such an offering. However, Tenneco stockholders existing immediately prior to the offering (and prior to the closing of the transaction), will have proportionally less voting power following the closing of the offering (and subsequently, following the closing of the transaction). However, Tenneco stockholders will not experience any incremental economic dilution as a result of such offering as the total number of shares of Common Stock to be issued in connection with the transaction will not be increased above 29,444,846.

Based on the 51,422,522 shares of Common Stock issued and outstanding as of July 31, 2018, it is anticipated that upon the closing of the transaction, Tenneco stockholders existing immediately prior to the closing of the transaction will own approximately 63.6%, and AEP will own approximately 36.4%, of Tenneco’s outstanding Class A Voting Common Stock and Class B Non-Voting Common Stock, measured as a single class.

Furthermore, following the completion of the transaction, our board of directors has agreed to take all actions necessary to increase the size of our board of directors by one member, and fill the resulting vacancy with the chief executive officer of IEP (or another designee of IEP, if applicable, provided such designee is reasonably acceptable to Tenneco and meets the requirements set forth in Tenneco’s by-laws (the “By-Laws”) and Corporate Governance Principles), and nominate and recommend for election at each annual meeting of stockholders the then-serving chief executive officer of IEP (or another designee of IEP, if applicable, provided such designee is reasonably acceptable to Tenneco and meets the requirements set forth in the By-Laws and Corporate Governance Principles) until certain events occur.

In addition, upon closing of the transaction and prior to the consummation of the Spin-Off, Brian J. Kesseler, Tenneco’s current Chief Executive Officer, and Roger J. Wood, a member of our board of directors, will serve as co-Chief Executive Officers of Tenneco. Mr. Kesseler will lead Aftermarket & Ride Performance and Mr. Wood will lead Powertrain Technology. Messrs. Kesseler and Wood will report to our board of directors. Following the Spin-Off, Mr. Kesseler will serve as the Chief Executive Officer of the Aftermarket & Ride Performance company, and Mr. Wood will serve as the Chief Executive Officer of the Powertrain Technology company. See “The Transaction — Board of Directors and Management Following the Transaction” for additional information.

Why does Tenneco need to amend and restate its certificate of incorporation?

The Amended and Restated Certificate of Incorporation is required under the terms of the Purchase Agreement and is necessary to enable Tenneco to have enough shares of non-voting common stock to issue to AEP in connection with the transaction. Accordingly, if the Amended and Restated Certificate of Incorporation is not adopted by our stockholders at the special meeting, a condition to the closing of the transaction will not be satisfied and the transaction will not be consummated.

If the Amended and Restated Certificate of Incorporation is adopted by our stockholders, Tenneco will have the ability to issue the remaining unissued shares of Class B Non-Voting Common Stock in the future. At present, our board of directors has no plans to issue the additional shares of Class B Non-Voting Common Stock authorized by the Amended and Restated Certificate of Incorporation. However, it is possible that some of these additional shares could be used in the future for various other purposes without further stockholder approval, except as such approval may be required in particular cases by the Amended and Restated Certificate of Incorporation or By-Laws of Tenneco, applicable law or the rules of any stock exchange or other quotation system on which our securities may then be listed. These purposes may include raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies and expanding our business or product lines through the acquisition of other businesses or products.

Why does Tenneco need to amend and restate its long-term incentive plan?

Our board of directors is seeking to amend and restate our long-term incentive plan to ensure our continued ability to offer equity-based incentives to employees, non-employee directors and other persons providing services to Tenneco or its subsidiaries. Our board of directors believes this type of compensation is critical to our ability to attract and retain highly qualified individuals and otherwise attain our goals, while also aligning these individuals’ interests with those of our stockholders. However, our board of directors does not believe it has sufficient shares available for future delivery under our current long-term incentive plan to accomplish these purposes in light of the substantial increase in our employee base that will occur as a result of the transaction. Accordingly, Tenneco is seeking to amend its long-term incentive plan (in the form of an amendment and restatement) in order to issue equity awards to appropriately retain and incentivize a larger number of employees as well as achieve the benefits of the transaction.

The number of shares currently available for grant under our current plan, based on the rate at which we used shares thereunder for the last five years, will be exhausted in 2019.

Accordingly, we are asking our stockholders to approve the Amended and Restated Long-Term Incentive Plan, which if approved, will change the number of shares available for issuance under the plan pursuant to equity awards granted thereunder to 3,000,000 (which represents an increase of approximately 1,735,200 from the number of shares available for issuance under the plan prior to the amendment).

When do you expect the transaction to be completed?

Tenneco and Federal-Mogul are working to complete the transaction as soon as reasonably possible. Tenneco and Federal-Mogul must first obtain the necessary approvals, including the adoption of Proposal 1 and the approval of Proposal 2 by Tenneco stockholders, all required regulatory approvals, and satisfy the other closing conditions described in the Purchase Agreement. Approval of Proposal 3 is not a condition to the completion of the transaction. There can be no assurance as to whether all the conditions to the transaction will be met, nor any prediction of the exact timing of the completion of the transaction. It is possible Tenneco and Federal-Mogul will not complete the transaction. Tenneco currently expects to complete the transaction early in the fourth quarter of 2018.

What happens if the transaction is not completed?

If Proposal 1 is not adopted or Proposal 2 is not approved by the Tenneco stockholders or if the transaction is not completed for any other reason, Tenneco will not acquire Federal-Mogul, in which case Tenneco and Federal-Mogul will each remain an independent company. Under certain circumstances specified in the Purchase Agreement, which circumstances do not include the failure of our stockholders to adopt Proposal 1 or approve Proposal 2, Tenneco may be required to pay a termination fee of $200 million to AEP in connection with a termination of the Purchase Agreement.

Am I entitled to exercise appraisal or similar rights under Delaware law as a result of the transaction or the issuance of the Stock Consideration?

No. Under Delaware law, Tenneco stockholders do not have any “dissenters’ rights” or rights to an appraisal of the value of their shares in connection with the transaction or the issuance of the Stock Consideration.

When and where will the special meeting be held?

The special meeting will be held on Wednesday, September 12, 2018, at 10:00 a.m., Central Time, at our headquarters at 500 North Field Drive in Lake Forest, Illinois 60045.

Who is entitled to vote at the special meeting?

Only holders of record of our Common Stock at the close of business on July 31, 2018 are entitled to receive notice of, and to vote at, the special meeting, or any adjournments or postponements thereof. There were 51,422,522 shares of Common Stock outstanding on July 31, 2018.

Stockholders are entitled to cast one vote per share of Common Stock on all matters.

Who may attend the special meeting?

Anyone who was a stockholder as of the close of business on July 31, 2018 may attend the special meeting.

If you plan to attend, please note that you may be asked to present valid identification, as more fully set forth under the section entitled “The Special Meeting — Special Meeting Admission” beginning on page 62.

What constitutes a quorum at the special meeting?

The presence at the special meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of Common Stock as of the record date is considered a quorum for the transaction of business. If you submit a properly completed proxy or if you appear at the special meeting to vote in person, your shares of Common Stock will be considered part of the quorum.

Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a bank, broker or other record holder holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

How do I vote?

You may vote your shares in person, by telephone, by Internet, by mail, or by facsimile pursuant to the instructions included elsewhere in this proxy statement, as more fully described in the section entitled “The Special Meeting — Voting at the Special Meeting” beginning on page 58.

How will my proxy be voted?

All properly completed, unrevoked proxies that are timely received will be voted in accordance with the specifications made. If a properly executed, unrevoked written proxy card does not specifically direct the voting of shares covered by the proxy, the proxy will be voted:

•	FOR the adoption of the Amended and Restated Certificate of Incorporation;

•	FOR the approval of the issuance of the Stock Consideration;

•	FOR the approval of the Amended and Restated Long-Term Incentive Plan;

•	FOR the approval of the adjournment of the special meeting; and

•	in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the special meeting.

Our board of directors is not aware of any other matters that may properly come before the special meeting. However, should any such matters come before the special meeting, it is the intention of the persons named in the enclosed form of proxy card to vote all proxies (unless otherwise directed by stockholders) in accordance with their judgment on such matters.

May I revoke or change my vote?

Yes. You can change your vote at any time before your proxy is voted at the special meeting. In addition to revocation in any other manner permitted by law, you can revoke your proxy in one of the following ways:

•	giving a written and signed revocation to our Corporate Secretary that is received by our Corporate Secretary prior to the special meeting, stating that you revoke your proxy;

•	giving a duly executed proxy bearing a later date, provided that to be effective, a later-dated proxy must be received by Tenneco no later than 11:59 p.m., Eastern Time on September 11, 2018; or

•	attending the special meeting and voting in person.

Your attendance at the special meeting will not itself revoke your previously granted proxy unless you provide a written and signed revocation to the chair of the special meeting at the special meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other record holder or, if you have obtained a legal proxy from your bank, broker or other record holder giving you the right to vote your shares, by attending the special meeting and voting in person.

What does it mean if I received more than one set of proxy materials?

If you received more than one set of proxy materials, it likely means that you hold shares of our Common Stock in more than one account. For example, you may own your shares in various forms (including jointly with your spouse, as trustee of a trust, or as custodian for a minor). To ensure that all of your shares are voted, please provide a proxy or voting instructions for each account for which you received proxy materials.

If your shares are held by a broker (i.e., in “street name”), you will receive your proxy card or other voting information from your broker, and you will need to return your proxy card or cards to your broker.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, you are considered, with respect to those shares, the “stockholder of record.” If your shares are held in a stock brokerage account or by a bank, broker or other record holder, you are considered the “beneficial owner” of shares held in “street name.” As the beneficial owner, you have the right to direct your bank, broker or other record holder on how to vote your shares, and you are also invited to attend the special meeting. Your bank, broker other record holder will provide voting instructions for you to use in directing the voting of your shares.

If my shares are held in street name by my broker, will my broker vote my shares for me?

If you hold your shares in street name, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank or broker.

Please note that you may not vote shares held in street name by returning a proxy card directly to us or by voting in person at the special meeting unless you provide a “legal proxy,” which you must obtain from your bank or broker. Under the listing requirements of the NYSE, brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine,” such as approval of the issuance of the shares comprising the Stock Consideration pursuant to the Purchase Agreement, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or nominee that are represented at the stockholders’ meetings, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal.

If you are a beneficial owner of shares held by a broker and you do not instruct your broker on how to vote your shares, your broker may not vote your shares on the proposals.

What happens if I transfer my shares of Common Stock after the record date?

Transferors of shares of our Common Stock after the record date, but prior to the special meeting, will retain their right to vote at the special meeting.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.

How can I find the voting results of the special meeting?

We will report the voting results in a Current Report on Form 8-K within four business days after the end of the special meeting.

What do I need to do now?

Even if you plan to attend the special meeting, we urge you to read this proxy statement carefully, including its annexes and the documents we refer to in this proxy statement, and then mail your completed, dated, and signed proxy card in the enclosed prepaid return envelope as soon as possible, or submit your proxy instruction via the Internet or by phone in accordance with the instructions included in this proxy statement and the enclosed proxy card or voting instruction form, to ensure that your shares can be voted at the special meeting. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

How is the solicitation being made?

The cost of solicitation of proxies will be borne by us. Solicitation will be made by mail, and may be made by directors, officers and employees, personally or by telephone, email or fax. Proxy cards and materials also will be distributed to beneficial owners of stock through brokers, custodians, nominees and other like parties, and we expect to reimburse such parties for their charges and expenses.

We have also engaged Innisfree M&A Incorporated to assist us in the solicitation of proxies, at an estimated cost of approximately $30,000, plus expense reimbursement.

Who can help answer my questions?

Tenneco stockholders who have questions about the transaction, the issuance of the Stock Consideration, the Amended and Restated Certificate of Incorporation or the other matters to be voted on at the special meeting or who desire additional copies of this proxy statement or additional proxy cards should contact Innisfree M&A Incorporated, Tenneco’s proxy solicitor, by calling toll free at (888) 750-5834. Banks, brokerage firms and other nominees may call collect at (212) 750-5833.

SUMMARY

This summary highlights selected information contained elsewhere in this proxy statement and may not contain all the information that is important to you. Accordingly, we urge you to read this proxy statement carefully and in its entirety, including the appendices attached to, and the other documents incorporated by reference into, this proxy statement, including exhibits thereto. The fact that additional information is being incorporated by reference into this proxy statement should not necessarily be viewed as an indication that such information is material to your decision on how to vote on the proposals. The page references have been included in this summary to direct you to a more complete description of the topics presented below. See also the section entitled “Where You Can Find More Information” beginning on page 190.

References to “Tenneco,” “we,” or “our” or other first person references are references to Tenneco Inc. References to “Federal-Mogul” are references to Federal-Mogul LLC. References to “AEP” are references to American Entertainment Properties Corp. References to “IEP” are references to Icahn Enterprises L.P. References to “our board of directors” are references to the board of directors of Tenneco Inc. References to the “Purchase Agreement” are references to the Membership Interest Purchase Agreement, dated as of April 10, 2018, by and among Tenneco, Federal-Mogul, AEP and IEP attached to this proxy statement as Annex A. References to the “transaction,” unless the context requires otherwise, means the transactions contemplated by the Purchase Agreement, taken as a whole. References to the “special meeting,” unless the context requires otherwise, means the special meeting of Tenneco stockholders to be held on Wednesday, September 12, 2018.

The Companies and Other Parties to the Purchase Agreement

Tenneco Inc. (See Page 54)

500 North Field Drive

Lake Forest, IL 60045

Telephone: (847) 482-5000

Tenneco designs, manufactures and sells clean air and ride performance systems and products for light vehicle, commercial truck, off-highway and other applications, and generated revenues of $9.3 billion in 2017. Tenneco serves both original equipment manufacturers (OEMs) and replacement markets worldwide through leading brands, including Monroe®, Rancho®, Clevite® Elastomers, Axios™, Kinetic®, and Fric-Rot™ ride performance products and Walker®, XNOx®, Fonos™, DynoMax® and Thrush® clean air products. As a parts supplier, we produce individual component parts for vehicles as well as groups of components that are combined as modules or systems within vehicles. These parts, modules and systems are sold globally to most leading OEMs, commercial truck and off-highway engine manufacturers, and aftermarket distribution channels.

Tenneco was incorporated in Delaware in 1996. In 2005, we changed our name from Tenneco Automotive Inc. to Tenneco Inc. Tenneco’s Common Stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “TEN.”

Tenneco maintains a website at www.tenneco.com. By including the foregoing website address, Tenneco does not intend to and will not be deemed to incorporate by reference any material contained therein. See also “Where You Can Find More Information” beginning on page 190.

Federal-Mogul LLC (See Page 54)

27300 West 11 Mile Road

Southfield, Michigan 48034

Telephone: (248) 354-7700

Federal-Mogul was founded in Detroit in 1899. Federal-Mogul is a global supplier of products and services to the world’s manufacturers and servicers of vehicles and equipment in the automotive, light, medium and heavy-duty commercial, marine, rail, aerospace, power generation and industrial markets. Federal-Mogul’s products and services enable improved fuel economy, reduced emissions and enhanced vehicle safety.

Federal-Mogul operates two independent business divisions, each with a chief executive officer reporting to Federal-Mogul’s board of directors: Federal-Mogul Motorparts (“F-M Motorparts”) and Federal-Mogul Powertrain (“F-M Powertrain”). F-M Motorparts sells and distributes a broad portfolio of products through more than 20 brands in the global vehicle aftermarket, while also serving original equipment vehicle manufacturers with products including braking, wipers and a range of chassis components. Federal-Mogul’s aftermarket brands include ANCO® wipers; Beck/Arnley® premium OE quality parts and fluids; BERU®* ignition systems; Champion® lighting, spark plugs, wipers and filters; Interfil® filters; AE®, Fel-Pro®, FP Diesel®, Goetze®, Glyco®, National®, Nüral®, Payen®, Sealed Power® and Speed-Pro® engine products; MOOG® chassis components; and Abex®, Ferodo®, Jurid® and Wagner® brake products and lighting. F-M Powertrain designs and manufactures original equipment powertrain components and systems protection products for automotive, heavy-duty, industrial and transport applications.

Federal-Mogul maintains websites at www.federalmogul.com and www.fmmotorparts.com. By including the foregoing website addresses, Federal-Mogul does not intend to and will not be deemed to incorporate by reference any material contained therein.

* BERU is a registered trademark of BorgWarner Ludwigsburg GmbH.

American Entertainment Properties Corp. (See Page 55)

767 Fifth Avenue. Suite 4700

New York, New York 10153

Telephone: (212) 702-4300

American Entertainment Properties Corp. is a wholly owned corporate subsidiary of IEP and Icahn Enterprises Holdings L.P., and is engaged in the following business segments: Automotive, Energy, Railcar, Metals, Gaming, Home Fashion and Real Estate.

Icahn Enterprises L.P. (See Page 55)

767 Fifth Avenue. Suite 4700

New York, New York 10153

Telephone: (212) 702-4300

Icahn Enterprises L.P. is a master limited partnership and a diversified holding company engaged in 10 primary business segments: Investment, Automotive, Energy, Metals, Railcar, Gaming, Mining, Food Packaging, Real Estate and Home Fashion.

IEP’s depository units are traded on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “IEP.”

IEP maintains a website at www.ielp.com. By including the foregoing website address, IEP does not intend to and will not be deemed to incorporate by reference any material contained therein.

The Transaction

A copy of the Membership Interest Purchase Agreement, dated as of April 10, 2018, by and among Tenneco, Federal-Mogul, AEP and IEP is attached to this proxy statement as Annex A (the “Purchase Agreement”). We encourage you to read the entire Purchase Agreement carefully because it is the principal document governing the transaction. For more information on the Purchase Agreement, see the section entitled “The Purchase Agreement” beginning on page 95.

General Description of Transaction

On April 10, 2018, Tenneco entered into the Purchase Agreement by and among Tenneco, Federal-Mogul, AEP and IEP pursuant to which Tenneco has agreed to acquire Federal-Mogul. In order to complete the transaction, Tenneco must amend its certificate of incorporation, in the form attached to this proxy statement as Annex C (the “Amended and Restated Certificate of Incorporation”), to create a new class of non-voting common stock of Tenneco called “Class B Non-Voting Common Stock,” par value $0.01 (“Class B Non-Voting Common Stock”), with 25,000,000 shares authorized, and reclassify common stock, par value $0.01, of Tenneco (“Common Stock”) as “Class A Voting Common Stock,” par value $0.01 (“Class A Voting Common Stock”). See “Proposal 1 — Adoption of the Amended and Restated Certificate of Incorporation of Tenneco Inc. — Summary of the Terms of the Amended and Restated Certificate of Incorporation” beginning on page 120.

As consideration for the acquisition of Federal-Mogul, Tenneco will (i) pay to AEP $800 million in cash (the “Cash Consideration”), subject to increase if Tenneco undertakes a primary offering of Common Stock prior to the closing of the transaction as described below, and (ii) issue and deliver 29,444,846 shares of Common Stock (the “Stock Consideration”). Subject to reduction if Tenneco undertakes a primary offering of Common Stock prior to the closing of the transaction, as described below, the Stock Consideration issuable to AEP will be comprised of: (a) a number of shares of Class A Voting Common Stock equal to 9.9% of the aggregate number of shares of Class A Voting Common Stock issued and outstanding as of immediately following the closing of the transaction, and (b) the balance in shares of newly created Class B Non-Voting Common Stock.

Until the date that is 10 business days prior to the anticipated closing date of the transaction, assuming the price of our Common Stock is above $54.6785, Tenneco may elect to conduct a primary offering of Common Stock in order to raise funds to increase the Cash Consideration. Such offering may include up to 7,315,490 shares of Common Stock that would otherwise have been issued to AEP in connection with the transaction. Each share sold in such an offering will decrease the number of shares of Common Stock issuable to AEP by one share, so the total number of shares of Common Stock to be issued in connection with the acquisition of Federal-Mogul will not change if Tenneco undertakes such an offering. The Cash Consideration will be increased by an amount equal to the number of shares sold in such an offering multiplied by $54.6785, with any excess proceeds to be retained by Tenneco. In certain circumstances, AEP may also elect to require Tenneco to conduct such an offering of Common Stock if Tenneco does not do so at least 10 business days prior to the anticipated closing date of the transaction.

Following the closing of the transaction, Tenneco shall, subject to the fiduciary duties of our board of directors under applicable law, use its reasonable best efforts to pursue a reorganization of the combined business of Tenneco and Federal-Mogul into two separate businesses, representing “Powertrain Technology” and “Aftermarket & Ride Performance,” distribute the equity interests representing one such business to Tenneco stockholders (the “Spin-Off”), and consummate the Spin-Off within 18 months of the closing date of the transaction. Tenneco currently expects that the Aftermarket & Ride Performance business will be separated and the Powertrain Technology business will remain at Tenneco and retain the “Tenneco Inc.” name. Following the consummation of the Spin-Off, our board of directors has selected Brian J. Kesseler to serve as the Chief Executive Officer of the Aftermarket & Ride Performance company and Roger J. Wood to serve as Chief Executive Officer of the Powertrain Technology company.

Proposals to be Considered and Voted Upon at the Special Meeting

In order to complete the transaction, at the special meeting, our stockholders must vote to adopt the Amended and Restated Certificate of Incorporation and approve the issuance of the Stock Consideration.

Proposal 1 — Adoption of the Amended and Restated Certificate of  Incorporation of Tenneco Inc. (See Page 119)

We are asking our stockholders to adopt the Amended and Restated Certificate of Incorporation, which if adopted, will be effective upon filing with the Secretary of State of the State of Delaware, which filing is expected to occur immediately prior to the closing of the transaction. In order to issue the Stock Consideration to AEP in connection with the transaction, it is necessary to amend our certificate of incorporation. Our board of directors has unanimously adopted resolutions approving and declaring advisable, and recommending that our stockholders adopt, the Amended and Restated Certificate of Incorporation.

If our stockholders adopt the Amended and Restated Certificate of Incorporation, each share of Common Stock will be reclassified as one share of Class A Voting Common Stock. Holders of our Common Stock immediately prior to such adoption will have all of the same rights and privileges as holders of Class A Voting Common Stock as such holders had as holders of our Common Stock. Holders of shares of Class B Non-Voting Common Stock, which we anticipate will only be AEP (following the issuance of the Stock Consideration), will have no voting powers, unless otherwise required by the Delaware General Corporation Law (“DGCL”), but will otherwise have all the rights and privileges of holders of our Class A Voting Common Stock. The Class B Non-Voting Common Stock will automatically convert to Class A Voting Common Stock upon transfer of such stock, subject to certain exceptions.

Adoption by our stockholders of the Amended and Restated Certificate of Incorporation is a condition to the closing of the transaction and is necessary for Tenneco to issue the Class A Voting Common Stock and Class B Non-Voting Common Stock to AEP at the closing. Accordingly, if Proposal 1 is not adopted at the special meeting, a condition to the closing of the transaction will not be satisfied and the transaction will not be completed.

Proposal 2 — Approval of the Issuance of the Stock Consideration (See Page 123)

We are asking our stockholders to approve the issuance of the Stock Consideration to AEP in connection with Tenneco’s acquisition of Federal-Mogul. It is anticipated that upon the closing of the transaction, the shares of Class A Voting Common Stock and Class B Non-Voting Common Stock, measured as a single class, comprising the Stock Consideration would represent approximately 36.4% of the total number of shares of Common Stock outstanding as of July 31, 2018. The issuance of the Stock Consideration in connection with the transaction requires the approval of holders of our Common Stock under rules of the NYSE because the number of shares to be issued in the transaction is in excess of 20% of the number of shares of our Common Stock currently outstanding. Accordingly, if Proposal 2 is not approved by our stockholders at the special meeting, a condition to the closing of the transaction will not be satisfied and the transaction will not be completed.

Proposal 3 — Approval of the Amended and Restated Tenneco Inc. 2006 Long-Term Incentive Plan (See Page 124)

We are asking our stockholders to approve the Amended and Restated Long-Term Incentive Plan, which if approved, will change the number of shares available for issuance under the plan pursuant to equity awards granted thereunder to 3,000,000 (which represents an increase of approximately 1,735,200 from the number of shares available for issuance under the plan prior to the amendment).

Our board of directors is seeking to amend and restate our long-term incentive plan to ensure our continued ability to offer equity-based incentives to employees, non-employee directors and other persons providing services to Tenneco or its subsidiaries. Our board of directors believes this type of compensation is critical to our ability to attract and retain highly qualified individuals and otherwise attain our goals, while also aligning these individuals’ interests with those of our stockholders. However, our board of directors does not believe it has sufficient shares available for future delivery under our current long-term incentive plan to accomplish these purposes in light of the substantial increase in our employee base that will occur as a result of the transaction. Accordingly, Tenneco is seeking to amend its long-term incentive plan (in the form of an amendment and restatement) in order to issue equity awards to appropriately retain and incentivize a larger number of employees as well as achieve the benefits of the transaction.

The number of shares currently available for grant under our current plan, based on the rate at which we used shares thereunder for the last five years, will be exhausted in 2019. In developing the size of the share pool and request for additional shares, we were mindful of the pool’s potentially dilutive impact on stockholders. In that regard, we are proposing a share pool that, in terms of size and expected duration, falls well within industry practice.

Proposal 4 — Approval of the Adjournment of the Special Meeting (See Page 134)

We may ask our stockholders to vote on a proposal to grant discretionary authority to adjourn the special meeting, to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve Proposal 1, Proposal 2 or Proposal 3. If our stockholders approve this proposal, we may adjourn the special meeting and use the additional time to solicit additional proxies, including proxies from our stockholders who have previously voted against any other proposal.

Reasons for the Transaction; Recommendation of our Board of Directors (See Page 71)

Our board of directors unanimously approved the Purchase Agreement and the transactions contemplated therein, including the Amended and Restated Certificate of Incorporation and the issuance of the Stock Consideration, and has concluded that the transaction is advisable to and in the best interests of Tenneco and its stockholders.

Our board of directors recommends that our stockholders vote “FOR” the proposal to adopt the Amended and Restated Certificate of Incorporation and “FOR” the proposal to approve the issuance of the Stock Consideration.

In the course of reaching its decision to approve the Purchase Agreement, our board of directors considered a number of reasons in its deliberations. The reasons our board of directors considered as generally supporting its decision to enter into the Purchase Agreement include, among others, the expected synergies of the transaction, the fact that the transaction will create two strong businesses, in particular one of the world’s leading multi-line aftermarket and original equipment suppliers and one of the largest global pure-play powertrain suppliers, with scale and strategic and financial flexibility to drive long-term value creation, the fact that the transaction positions us to complete the Spin-Off, and the fact that the transaction is expected to create new opportunities to drive growth with products that are complementary in nature to Tenneco’s current product offering.

Our board of directors weighed the foregoing advantages and benefits against a variety of potentially negative factors, including, among others, the terms of the Purchase Agreement regarding the circumstances under which Tenneco may be obligated to pay a termination fee of $200 million and the fact that, following the completion of the transaction, Tenneco stockholders will have a reduced ownership and voting interest, as AEP will own 9.9% of the outstanding Class A Voting Common Stock and approximately 36.4% of the outstanding Class A Voting Common Stock and Class B Non-Voting Common Stock on a combined basis.

After due consideration, including asking questions of our senior management and financial and legal advisors, our board of directors concluded that the potentially negative factors associated with the transaction were outweighed by the potential benefits that it expected Tenneco and its stockholders to achieve.

For a more complete discussion of these reasons, see section titled “The Transaction — Reasons for the Transaction; Recommendation of our Board of Directors” beginning on page 71.

Opinion of Tenneco’s Financial Advisor (See Page 74)

Tenneco engaged Barclays Capital Inc. (“Barclays”) to act as its financial advisor with respect to the transaction. Barclays delivered its opinion to our board of directors that, as of April 9, 2018 and based upon and subject to the qualifications, limitations, factors and assumptions set forth in the opinion, the consideration to be paid by Tenneco in the transaction was fair, from a financial point of view, to Tenneco.

The full text of the written opinion of Barclays, dated as of April 9, 2018, is attached as Annex E to this proxy statement. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. Barclays provided advisory services and its opinion for the information and assistance of the board of directors of Tenneco in connection with its consideration of the transaction. The Barclays opinion is not a recommendation as to how any Tenneco stockholder should vote with respect to the transaction or any other matter.

Board of Directors and Management Following the Transaction (See Page 90)

Prior to the closing of the transaction, we and our board of directors will take all action necessary so that, as of the closing, the size of our board of directors will be increased by one member and the resulting vacancy will be filled with the chief executive officer of IEP (or another designee of IEP, if applicable, provided such designee is reasonably acceptable to Tenneco and meets the requirements set forth in Tenneco’s by-laws (the “By-Laws”) and Corporate Governance Principles), who will continue as a director from and after the closing of the transaction in accordance with the Shareholders Agreement.

Pursuant to the Shareholders Agreement, prior to the earlier of the date the Spin-Off is consummated, and the date on which IEP and its affiliates cease to own beneficially at least 10% of the outstanding Class A Voting Common Stock and Class B Non-Voting Common Stock, measured as a single class, our board of directors will take all actions necessary to nominate for election the then-serving chief executive officer of IEP (or another designee of IEP, if applicable, provided such designee is reasonably acceptable to Tenneco and meets the requirements set forth in the By-Laws and Corporate Governance Principles) at each annual meeting of Tenneco stockholders.

If the Spin-Off has not occurred by the date that is 18 months after the closing date of the transaction, IEP must cause its designee to have resigned from our board of directors at least 30 days prior to taking certain specified actions with respect to Tenneco.

Upon closing of the transaction, and prior to the consummation of the Spin-Off, Brian J. Kesseler and Roger J. Wood will serve as co-Chief Executive Officers of Tenneco. Mr. Kesseler will lead Aftermarket & Ride Performance and Mr. Wood will lead Powertrain Technology. Messrs. Kesseler and Wood will report to our board of directors. Following the Spin-Off, Mr. Kesseler will serve as the Chief Executive Officer of the Aftermarket & Ride Performance company, and Mr. Wood will serve as the Chief Executive Officer of the Powertrain Technology company.

Please see the section entitled “The Shareholders Agreement — Board Representation” beginning on page 115 for additional details on IEP’s board representation rights under the Shareholders Agreement.

Regulatory Approvals Required for the Transaction (See Page 90)

The closing of the transaction is conditioned on the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and on the approval of the transaction by the Directorate General for Competition of the European Commission, pursuant to Council Regulation (EC) No. 139/2004 (the “EUMR”). Tenneco, Federal-Mogul and AEP have agreed to make any necessary filings under the HSR Act, the EUMR and any other antitrust laws as soon as reasonably practicable.

Under the HSR Act and the rules promulgated thereunder by the U.S. Federal Trade Commission (the “FTC”), the transaction may not be completed until notifications have been given and information furnished to the FTC and to the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), and the specified waiting period has been terminated or has expired. Tenneco and Federal-Mogul each filed notification and report forms under the HSR Act with the

FTC and the Antitrust Division. The applicable waiting periods for the filings made under the HSR Act in connection with the transaction expired as of 11:59 p.m., Eastern Time, on May 24, 2018.

Under the EUMR, the transaction may not be completed until a Form CO notification has been filed with the European Commission and the Commission has approved the transaction following the expiration of a 25-working day waiting period. Tenneco and Federal-Mogul filed a draft Form CO notification with the European Commission on May 31, 2018 and the final Form CO notification was submitted to the European Commission on July 2, 2018.

Please see the section entitled “The Transaction — Regulatory Approvals Required for the Transaction” beginning on page 90 for additional information with regard to the required regulatory filings and approvals.

Expected Timing of the Transaction

Tenneco and Federal-Mogul are working to complete the transaction as soon as reasonably possible. Tenneco and Federal-Mogul must first obtain the necessary approvals, including the adoption of Proposal 1 and approval of Proposal 2 by our stockholders, and satisfy the other closing conditions described in the Purchase Agreement. There can be no assurance as to whether all the conditions to the transaction will be met, nor any prediction of the exact timing of the completion of the transaction. It is possible Tenneco and Federal-Mogul will not complete the transaction. Tenneco currently expects to complete the transaction early in the fourth quarter of 2018.

Conditions to Closing of the Transaction (See Page 111)

Conditions to Each Party’s Obligations (See Page 111)

The respective obligations of each party to consummate the transactions contemplated by the Purchase Agreement are subject to the satisfaction or waiver at or prior to the closing of the following conditions:

(i)	the required approvals and adoptions of the Tenneco stockholders will have been obtained;

(ii)	no outstanding (a) order enacted, promulgated, issued, entered, amended or enforced by any governmental entity in the United States or European Union or (b) applicable law in the United States or European Union will be in effect enjoining or otherwise prohibiting the consummation of the transaction;

(iii)	the applicable waiting periods under the HSR Act will have expired or terminated, approval will have been obtained from the Directorate General for Competition of the European Commission and all approvals, consents and consultations required to consummate the transaction pursuant to any other antitrust law in the United States and European Union will have been obtained or any applicable waiting period thereunder will have terminated or expired;

(iv)	the Amended and Restated Certificate of Incorporation will have been filed with the Secretary of State for the State of Delaware; and

(v)	the Class A Voting Common Stock (including shares of Class A Voting Common Stock issuable upon conversion of the Class B Non-Voting Common Stock to be issued to AEP as Stock Consideration) will have been approved for listing on the NYSE, subject to official notice of issuance.

Conditions to Obligations of Tenneco (See Page 111)

The obligations of Tenneco to consummate the transactions contemplated by the Purchase Agreement are subject to the satisfaction or waiver at or prior to the closing of the following conditions:

(i)	the accuracy of representations and warranties of AEP and Federal-Mogul, subject to certain de minimis, materiality, and “material adverse effect” qualifiers;

(ii)	the performance by AEP and Federal-Mogul in all material respects of their obligations under the Purchase Agreement at or prior to the closing of the transaction (subject to a 30 business day cure period);

(iii)	since the date of the Purchase Agreement, there not being a material adverse effect (subject to a 30 business day cure period); and

(iv)	receipt by Tenneco of (a) an executed counterpart to the Shareholders Agreement from each of AEP and IEP and (b) a certificate certifying that AEP is not a foreign person subject to withholding under Section 1445 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).

Conditions to Obligations of AEP and Federal-Mogul (See Page 111)

The respective obligations of each of AEP and Federal-Mogul to consummate the transactions contemplated by the Purchase Agreement are subject to the satisfaction or waiver at or prior to the closing of the following conditions:

(i)	the accuracy of all representations and warranties of Tenneco, subject to certain de minimis, materiality, and “material adverse effect” qualifiers;

(ii)	the performance by Tenneco in all material respects of its obligations under the Purchase Agreement (subject to a 30 business day cure period);

(iii)	since the date of the Purchase Agreement, there not being a material adverse effect (subject to a 30 business day cure period); and

(iv)	receipt by AEP of an executed counterpart signature page to the Shareholders Agreement from Tenneco.

Financing (See Page 92)

Tenneco has entered into a debt commitment letter, pursuant to which JPMorgan Chase Bank, N.A. and Barclays Bank PLC have committed to provide an aggregate amount of $4.9 billion of debt financing. The debt financing will consist of a $1.7 billion Term Loan A, a $1.7 billion Term Loan B and a $1.5 billion revolving credit facility, which will finance the Cash Consideration portion of the consideration and replace Tenneco’s existing senior credit facilities and certain senior facilities at Federal-Mogul. The Term Loan A and revolving credit facility will mature on the fifth anniversary of closing, and the Term Loan B will mature on the seventh anniversary of closing. The new credit facilities will be secured on a senior basis by substantially all assets of Tenneco on a pari passu basis with Federal-Mogul’s existing secured notes, and will be guaranteed by certain material domestic subsidiaries. The commitment to provide financing is subject to specified limited conditions.

Litigation Related to the Transaction (See Page 93)

On July 17, 2018, a putative class action complaint challenging the transaction was filed in the United States District Court for the District of Delaware on behalf of Tenneco stockholders against Tenneco and our board of directors. The complaint alleges that the proxy statement authorized by our board of directors, and filed with the SEC on June 26, 2018, failed to disclose certain, largely unspecified material facts. The complaint seeks to enjoin Tenneco from proceeding with a stockholder vote on the issuance of the Stock Consideration. Tenneco believes the allegations asserted in the complaint are without merit and intends to contest them vigorously. For more information, see the section entitled “The Transaction—Litigation Related to the Transaction” beginning on page 93.

Indemnification (See Page 112)

Subject to certain limitations, AEP has agreed to be responsible for, and hold Tenneco, Federal-Mogul and their subsidiaries harmless from, any liability or loss of the resulting from the following, provided Tenneco makes a claim in writing to AEP in respect thereof on or prior to the date that is five years after the closing date of the transaction:

•	Federal-Mogul or its subsidiaries being treated as an ERISA affiliate of AEP or any other person, trade or business owned by AEP;

•	the presence of hazardous substances at, on, under or emanating from Federal-Mogul’s Le Pont de Claix, France facility;

•	the presence of hazardous substances at, on, under or emanating from Federal-Mogul’s Gif-sur-Yvette, France facility; and

•	any claims arising out of conduct alleged in certain administrative proceedings in Brazil initiated by the Conselho Administrative de Defesa Economica (“CADE”) against Federal-Mogul.

Termination of the Purchase Agreement (See Page 112)

The Purchase Agreement may be terminated at any time prior to the closing of the transaction only as follows:

(i)	by mutual written consent of Tenneco and AEP (on behalf of itself and Federal-Mogul);

(ii)	by Tenneco, prior to the time at which the required stockholder approvals and adoptions have been obtained, in order to accept a Superior Proposal (as defined below), provided Tenneco complies with the provisions described under the section entitled “— No Solicitation by Tenneco; Recommendation Change” and pays the termination fee;

(iii)	by either Tenneco or AEP if the transaction has not been consummated on or before the nine-month anniversary of the date of the Purchase Agreement (the “termination date”, however the termination date will be automatically extended to the fifteen-month anniversary of the date of the Purchase Agreement if the only conditions not satisfied relate to lack of antitrust clearances in the United States or European Union or a legal impediment imposed in the United States or European Union), subject to a four business day extension if the marketing period has not ended on the termination date;

(iv)	by either Tenneco or AEP if Tenneco fails to obtain the required Tenneco stockholder approvals at the Tenneco stockholder meeting;

(v)	by either Tenneco or AEP if there is in effect a law or a final, non-appealable order of any governmental entity in the United States or European Union enjoining or prohibiting the consummation of the transaction;

(vi)	by Tenneco, if Tenneco is not in material breach of any of its obligations under the Purchase Agreement and AEP or Federal-Mogul has breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in the Purchase Agreement, which breach or failure to perform would render certain closing conditions incapable of being satisfied prior to the termination date (subject to a 30 business day cure period); and

(vii)	by AEP, if it is not in material breach of any of its obligations under the Purchase Agreement and Tenneco has breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in the Purchase Agreement, which breach or failure to perform would render certain closing conditions incapable of being satisfied by the termination date (subject to a 30 business day cure period).

Termination Fee (See Page 113)

In the event that the Purchase Agreement is terminated in the following instances, Tenneco is required to pay to AEP a $200 million termination fee:

•	if the Purchase Agreement is terminated by Tenneco to accept a Superior Proposal;

•	if the Purchase Agreement is terminated by either Tenneco or AEP because the transaction has not been consummated on or before the termination date, as may be extended as described in this proxy statement, provided that Tenneco will not be required to pay a termination fee if since the date of the Purchase Agreement, there has been a material adverse effect with respect to Federal-Mogul (subject to a 30 business day cure period);

•	if the Purchase Agreement is terminated by Tenneco or AEP because there is in effect a law or a final, non-appealable order of any governmental entity in the United States or European Union enjoining or prohibiting the consummation of the transaction;

•	if the Purchase Agreement is terminated by AEP, if AEP is not in material breach of any of its obligations under the Purchase Agreement, and if Tenneco has breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in the Purchase Agreement (subject to a 30 business day cure period); or

•	if (i) the Purchase Agreement is terminated by Tenneco or AEP (on behalf of itself and Federal-Mogul) because the required Tenneco stockholder approvals were not obtained, (ii) an acquisition proposal for at least 50% of Tenneco was made before the Tenneco stockholders’ meeting and (iii) and a definitive transaction agreement with respect to an acquisition proposal for at least 50% of Tenneco is entered into by Tenneco (or such an acquisition proposal is consummated) within 12 months of termination of the Purchase Agreement.

Notwithstanding the foregoing, Tenneco will not be required to pay a termination fee if AEP is in material breach of the Purchase Agreement at the time of termination (subject to a 30 business day cure period). For purposes of this exception to pay the termination fee, a material breach of AEP’s or Federal-Mogul’s representations or warranties means a material breach that amounts to a loss of at least $241 million.

Shareholders Agreement (See Page 115)

Pursuant to the Purchase Agreement, the parties have agreed that, upon the closing of the transaction, Tenneco, AEP and IEP will enter into a shareholders agreement in the form attached to this proxy statement as Annex B (the “Shareholders Agreement”), which form was agreed upon in connection with the Purchase Agreement. The Shareholders Agreement will govern AEP’s and IEP’s ownership of Class A Voting Common Stock and Class B Non-Voting Common Stock following the closing of the transaction until the consummation of the Spin-Off.

Prior to the earlier of the date the Spin-Off is consummated, and the date on which IEP and its affiliates cease to own beneficially at least 10% of the outstanding Class A Voting Common Stock and Class B Non-Voting Common Stock, measured as a single class, our board of directors will take all actions necessary to nominate for election the then-serving chief executive officer of IEP (or another designee of IEP, if applicable, provided such designee is reasonably acceptable to Tenneco and meets the requirements set forth in the By-Laws and Corporate Governance Principles) at each annual meeting of Tenneco stockholders. If the Spin-Off has not occurred by the date that is 18 months after the closing date, IEP must cause its designee to have resigned from our board of directors at least 30 days prior to taking certain specified actions with respect to Tenneco.

The Shareholders Agreement contains a standstill covenant, which prohibits IEP and its affiliates from taking certain actions until the earlier of the date that is (i) 18 months after the closing date of the transaction, if the Spin-Off has not occurred by such date, and (ii) one year after the date on which IEP and its affiliates cease to own at least 5% of the outstanding Class A Voting Common Stock and Class B Non-Voting Common Stock, measured as a single class.

Subject to certain exceptions, for a period beginning on the date of the Shareholders Agreement and ending on the date that is 150 days following the closing of the transaction, AEP shall not, directly or indirectly, sell or otherwise transfer (including through loan, pledge, swap or hedging transactions), or make any short sale or otherwise dispose of, more than 10% of the shares of the outstanding Class A Voting Common Stock and Class B Non-Voting Common Stock, measured as a single class, after the closing of the transaction.

Until the later of (i) the expiration of the standstill restrictions discussed above and (ii) the time when IEP and its affiliates cease to own at least 10% of the outstanding Class A Voting Common Stock and Class B Non-Voting Common Stock, measured as a single class, IEP and its affiliates will not transfer any shares (a) to certain specified types of investors and (b) in an amount equal to 5% or more of the Class A Voting Common Stock issued and outstanding at the time of such transfer (subject to certain carve-outs for transfers to certain passive institutional investors).

For so long as IEP and its affiliates own at least 10% of the outstanding Class A Voting Common Stock and Class B Non-Voting Common Stock, measured as a single class, and Tenneco proposes to issue any equity securities (other than in an excluded issuance), IEP and its affiliates will be granted certain preemptive rights. The Shareholders Agreement also includes registration rights for IEP.

Please see the section entitled “The Shareholders Agreement” beginning on page 115 for additional information with regard to the Shareholders Agreement.

The Special Meeting

Time, Date and Location (See Page 56)

The special meeting will be held on Wednesday, September 12, 2018, at 10:00 a.m., Central Time, at our headquarters at 500 North Field Drive in Lake Forest, Illinois 60045, or at such other time and place to which the special meeting may be postponed or adjourned.

Purpose of the Special Meeting (See Page 56)

At the special meeting, Tenneco stockholders will consider and vote on the following proposals:

Proposal 1:	To adopt the Amended and Restated Certificate of Incorporation;

Proposal 2:	To approve the issuance and delivery of an aggregate of 29,444,846 shares of Common Stock, which we refer to as the Stock Consideration in this proxy statement, in connection with Tenneco’s acquisition of Federal-Mogul. Subject to reduction if Tenneco undertakes a primary offering of Common Stock prior to the closing of the transaction, the Stock Consideration issuable to AEP will consist of (i) a number of shares of Class A Voting Common Stock equal to 9.9% of the aggregate number of shares of Class A Voting Common Stock issued and outstanding as of immediately following the closing of the transaction, and (ii) the balance in shares of Class B Non-Voting Common Stock;

Proposal 3:	To approve the Amended and Restated Long-Term Incentive Plan; and

Proposal 4:	To approve a proposal to adjourn the special meeting, or any adjournments thereof, to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposals.

Record Date; Stock Entitled to Vote (See Page 57)

Only holders of record of our Common Stock at the close of business on July 31, 2018 are entitled to receive notice of, and to vote at, the special meeting, or any postponements or adjournments thereof. On July 31, 2018, there were 51,422,522 shares of Common Stock outstanding and entitled to vote at the special meeting.

Stockholders have one vote for each share of Common Stock they own on the record date, which can be cast in person or through the Internet or by telephone or by a properly executed and delivered proxy with respect to the special meeting.

Voting Requirements (See Page 57)

Proposal 1 — Adoption of the Amended and Restated Certificate of Incorporation

Proposal 1 requires the affirmative vote of holders of at least a majority of our outstanding Common Stock as of the record date. As of the record date, there were 51,422,522 shares of Common Stock outstanding and therefore 25,711,262 votes are required for Proposal 1 to be adopted.

Abstentions and broker non-votes will have the same effect as a vote “AGAINST” Proposal 1. If you fail to submit a proxy or attend the special meeting in person, or if you fail to issue voting instructions to your bank, broker or other record holder, it will have the same effect as a vote “AGAINST” Proposal 1.

Proposal 2 — Approval of the Issuance of the Stock Consideration

Proposal 2 requires the affirmative vote of a majority of the votes cast on the proposal at the special meeting.

Under the current rules and interpretive guidance of the NYSE, “votes cast” on Proposal 2 consist of votes “for” or “against” as well as elections to abstain from voting. As a result, a stockholder’s election to abstain from voting on Proposal 2 will have the same effect as a vote “AGAINST” the proposal. Assuming a quorum is present, the failure of a stockholder who holds his or her shares in “street name” through a bank, broker or other record holder to give voting instructions to that bank, broker or other record holder or any other failure of a stockholder to vote will have no effect on the outcome of any vote to approve Proposal 2 because these failures to vote are not considered “votes cast.”

Proposal 3 — Approval of the Amended and Restated Long-Term Incentive Plan

Proposal 3 requires the affirmative vote of a majority of the votes cast on the proposal at the special meeting.

Under the current rules and interpretive guidance of the NYSE, “votes cast” on Proposal 3 consist of votes “for” or “against” as well as elections to abstain from voting. As a result, a stockholder’s election to abstain from voting on Proposal 3 will have the same effect as a vote “AGAINST” the proposal. Assuming a quorum is present, the failure of a stockholder who holds his or her shares in “street name” through a bank, broker or other record holder to give voting instructions to that bank, broker or other record holder or any other failure of a stockholder to vote will have no effect on the outcome of any vote to approve Proposal 3 because these failures to vote are not considered “votes cast.”

Proposal 4 — Approval of the Adjournment of the Special Meeting

Proposal 4 requires the affirmative vote of a majority of those shares voting on the proposal.

Any stockholder represented in person or by proxy at the meeting and entitled to vote on Proposal 4 may elect to abstain from voting on this proposal. If so, such abstention will not be counted as a vote cast on the proposal and, therefore, will have no effect on the outcome of the vote on the proposal. Provided there is a quorum of stockholders present in person or by proxy, stockholders not attending the meeting, in person or by proxy, will also have no effect on the outcome of this proposal.

Recommendation of our Board of Directors

Our board of directors unanimously recommends that you vote your shares of Common Stock “FOR” each of the proposals.

Voting at the Special Meeting (See Page 58)

Shares held in your name as the holder of record may be voted in person at the special meeting. Shares can also be voted by proxy in three ways: (i) you can vote over the Internet by following the instructions on the proxy card; (ii) if you received your proxy materials by mail, you can vote by filling out the accompanying proxy card and returning it in the return envelope that we have enclosed for you; or (iii) you can vote by telephone by following the instructions on the proxy card.

If your shares are held in “street-name” through a bank, broker or other record holder, you must provide the holder of record with instructions on how to vote the shares, so please follow the voting instructions on the form that you receive from them.

Revocability of Proxies (See Page 60)

You can change your vote at any time before your proxy is voted at the special meeting. In addition to revocation in any other manner permitted by law, you can revoke your proxy in one of the following ways: (i) giving a written and signed revocation to our Corporate Secretary that is received by our Corporate Secretary prior to the special meeting, stating that you revoke your proxy; (ii) giving a duly executed proxy bearing a later date, provided that, to be effective, a later-dated proxy must be received by Tenneco no later than 11:59 p.m., Eastern Time on September 11, 2018; or (iii) attending the special meeting and voting in person.

If your shares are held in “street-name” through a bank, broker or other record holder, you may submit new voting instructions by contacting your bank, broker or other record holder or, if you have obtained a legal proxy from your bank, broker or other record holder giving you the right to vote your shares, by attending the special meeting and voting in person.

Quorum Requirements and Effect of Abstentions and Broker Non-Votes (See Page 60)

The presence at the special meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of Common Stock as of the record date is considered a quorum for the transaction of business. If you submit a properly completed proxy or if you appear at the special meeting to vote in person, your shares of Common Stock will be considered part of the quorum.

Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a bank, broker or other record holder holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Each proposal in this proxy statement is a “non-routine” matter under the NYSE rules. Accordingly, if you do not instruct your bank, broker or other record holder how to vote with respect to any of these items, your bank, broker or other record holder may not vote with respect to the applicable proposal and those votes will be counted as “broker non-votes.”

Abstentions and broker non-votes will have the same effect as a vote “AGAINST” Proposal 1. If you fail to submit a proxy or attend the special meeting in person, or if you fail to issue voting instructions to your bank, broker or other record holder, it will have the same effect as a vote “AGAINST” Proposal 1.

Under the current rules and interpretive guidance of the NYSE, “votes cast” on a proposal consist of votes “for” or “against” as well as elections to abstain from voting. As a result, a stockholder’s election to abstain from voting on a proposal at the special meeting will have the same effect as a vote “AGAINST” that proposal. Accordingly, abstentions from voting will be counted as votes “AGAINST” Proposal 2 and Proposal 3.

Assuming a quorum is present, the failure of a stockholder who holds his or her shares in “street name” through a bank, broker or other record holder to give voting instructions to that bank, broker or other record holder or any other failure of a stockholder to vote on a proposal will have no effect on the outcome of any vote to approve that proposal because these failures to vote are not considered “votes cast.” Accordingly, broker non-votes will not be counted as votes for or against Proposal 2 or Proposal 3.

Abstentions and broker non-votes will have no effect on Proposal 4. If you fail to submit a proxy or attend the special meeting in person, or if you fail to issue voting instructions to your bank, broker or other record holder, it will have no effect on the outcome of Proposal 4.

SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

Selected Historical Financial Data of Tenneco

The tables below present the selected historical consolidated financial data of Tenneco for the five years ended December 31, 2017 derived from its audited consolidated financial statements for those years. The summary of operations for the years ended December 31, 2017, 2016 and 2015, and the balance sheet data as of December 31, 2017 and 2016 have been derived from Tenneco’s audited financial statements included in Tenneco’s Annual Report on Form 10-K for the year ended December 31, 2017. The summary of operations data for the years ended December 31, 2014 and 2013, and the balance sheet data as of December 31, 2015, 2014 and 2013 have been derived from Tenneco’s audited financial statements from those periods. The tables below also present the selected unaudited historical consolidated financial data of Tenneco for the three months ended March 31, 2018 and 2017 derived from Tenneco’s unaudited consolidated financial statements from those periods, included in Tenneco’s Quarterly Report on Form 10-Q for the three months ended March 31, 2018. Historical results are not necessarily indicative of the results to be expected in the future.

	Three Months Ended March 31,		Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(in millions, Except Share and Per Share Amounts)
Statements of Income Data:
Net sales and operating revenues	$2,574	$2,292	$9,274	$8,599	$8,181	$8,381	$7,924
Earnings before interest expense, income taxes, and noncontrolling interests	117	121	417	516	508	489	422
Interest expense (net of interest capitalized)	20	15	73	92	67	91	80
Income tax expense	25	33	70	0	146	131	122
Net income	72	73	274	424	295	267	220
Less: Net income attributable to noncontrolling interests	14	14	67	68	54	42	38
Net income attributable to Tenneco Inc.	$58	$59	$207	$356	$241	$225	$182
Weighted average shares of common stock outstanding:
Basic	51,211,643	53,856,352	52,796,184	55,939,135	59,678,309	60,734,022	60,474,492
Diluted	51,501,643	54,231,759	53,026,911	56,407,436	60,193,150	61,782,508	61,594,062
Basic earnings per share of common stock	$1.13	$1.10	$3.93	$6.36	$4.05	$3.70	$3.02
Diluted earnings per share of common stock	$1.13	$1.09	$3.91	$6.31	$4.01	$3.64	$2.96
Cash dividends declared	$0.25	$0.25	$1.00	$—	$—	$—	$—
Balance Sheet Data:
Total assets	$5,166	$4,642	$4,842	$4,346	$3,970	$3,996	$3,817
Total debt	1,484	1,519	1,441	1,384	1,210	1,115	1,089
Redeemable noncontrolling interests	50	48	42	40	41	34	20
Total Tenneco Inc. shareholders’ equity	765	637	696	573	425	495	432
Noncontrolling interests	60	54	46	47	39	40	39

Total equity	825	691	742	620	464	535	471

Selected Historical Financial Data of Federal-Mogul

The tables below present the selected historical consolidated financial data of Federal-Mogul for the five years ended December 31, 2017 derived from its audited consolidated financial statements for those years. The summary of operations for the years ended December 31, 2017, 2016 and 2015, and the balance sheet data as of December 31, 2017 and 2016 have been derived from Federal-Mogul’s audited consolidated financial statements, which are incorporated by reference into this proxy statement. The summary of operations data for the years ended December 31, 2014 and 2013, and the balance sheet data as of December 31, 2015, 2014 and 2013 have been derived from Federal-Mogul’s audited consolidated financial statements from those periods. The tables below also present the selected unaudited historical consolidated financial data of Federal-Mogul for the three months ended March 31, 2018 and 2017 derived from Federal-Mogul’s unaudited consolidated financial statements from those periods, which are incorporated by reference into this proxy statement. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management of Federal-Mogul, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of those periods. The results for any interim period are not necessarily indicative of the results that may be expected for a full year.

You should read the information presented below together with “Information about Federal-Mogul — Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements of Federal-Mogul and related notes incorporated by reference in this proxy statement.

	Three Months Ended March 31,		Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(in millions, except per share amounts)
Consolidated Statement of Operations Data
Net sales	$2,099	$1,975	$7,879	$7,434	$7,419	$7,317	$6,786

Net income (loss) from continuing operations	29	52	361	90	(111)	(161)	101
Amounts attributable to Federal-Mogul:
Net income (loss) from continuing operations	26	49	350	82	(117)	(168)	93
Income (loss) from discontinued operations, net of tax	—	—	—	—	7	—	(52)

Net income (loss)	$26	$49	$350	$82	$(110)	$(168)	$41

Common Share Summary Attributable to Federal-Mogul
Net income (loss) per common share — basic:
Net income (loss) from continuing operations				$0.49	$(0.71)	$(1.12)	$0.75
Income (loss) from discontinued operations, net of tax				—	0.04	—	(0.42)

Net income (loss)				$0.49	$(0.67)	$(1.12)	$0.33

Weighted average shares outstanding — basic (in millions)				169.0	164.7	150.0	123.4

	Three Months Ended March 31,		Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(in millions, except per share amounts)
Net income (loss) per common share — diluted:
Net income (loss) from continuing operations				$0.49	$(0.71)	$(1.12)	$0.75
Income (loss) from discontinued operations, net of tax				—	0.04	—	(0.42)
Net income (loss)				0.49	(0.67)	(1.12)	0.33

Weighted average shares outstanding – diluted (in millions)				169.0	164.7	150.0	123.4

Dividends declared per common share				$—	$—	$—	$—

	As of March 31,		As of December 31,
	2018	2017	2017	2016	2015	2014	2013
	(in millions)
Consolidated Balance Sheet Data
Total assets	$7,731	$7,280	$7,514	$7,076	$7,228	$7,067	$7,182
Total liabilities	$6,268	$6,250	$6,117	$6,196	$6,326	$6,158	$5,581
Total debt (including short-term debt and current portion of long-term debt)	$3,167	$3,015	$3,130	$3,025	$3,052	$2,690	$2,599
Federal-Mogul member interest and shareholders’ equity	$1,297	$879	$1,237	$738	$770	$806	$1,490

Selected Unaudited Pro Forma Condensed Combined Financial Data of Tenneco

The selected unaudited pro forma condensed combined financial data as of and for the three months ended March 31, 2018 and for the year ended December 31, 2017 presents Tenneco’s condensed combined balance sheet and condensed combined statement of income, after giving effect to the transaction.

The selected unaudited pro forma condensed combined financial data for the year ended December 31, 2017 has been prepared based upon (i) the historical unaudited consolidated financial statements of Tenneco for the year ended December 31, 2017 which are unaudited as they have been revised from previously issued audited financial statements to reflect the adoption of certain Accounting Standards Updates as further described in the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Data of Tenneco incorporated by reference in this proxy statement and (ii) the historical audited condensed consolidated financial statements of Federal-Mogul for the year ended December 31, 2017 incorporated by reference in this proxy statement. The selected unaudited pro forma condensed combined financial data as of and for the three months ended March 31, 2018 has been prepared based upon (i) the historical unaudited consolidated financial statements of Tenneco as of, and for the three months ended March 31, 2018 and (ii) the historical unaudited condensed consolidated financial statements of Federal-Mogul as of and for the three months ended March 31, 2018.

The selected unaudited pro forma condensed combined financial data assumes that the transaction will be accounted for using the acquisition method of accounting with Tenneco being designated as the accounting acquirer of Federal-Mogul and represents a current estimate of the combined financial information based on historical financial information of Tenneco and Federal-Mogul. The selected unaudited pro forma condensed combined financial data is adjusted for the acquisition of Federal-Mogul as if the transaction had been completed on March 31, 2018, in the case of the selected unaudited pro forma condensed combined balance sheet as of March 31, 2018, and on January 1, 2017, in the case of the selected unaudited pro forma condensed combined statement of income for the year ended December 31, 2017 and the three months ended March 31, 2018.

In addition, the selected unaudited pro forma condensed combined financial data includes adjustments, which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. The selected unaudited pro forma condensed combined financial data has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the transaction been completed as of the dates indicated. Furthermore, the selected unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

The information presented below should be read in conjunction with the historical consolidated financial statements of Tenneco, including related notes, filed by Tenneco with the U.S. Securities and Exchange Commission (“SEC”), the historical consolidated financial statements of Federal-Mogul, including related notes, incorporated by reference into this proxy statement, and with the Unaudited Pro Forma Condensed Combined Financial Statements of Tenneco, including the related notes, incorporated by reference in this proxy statement. For more information, see the section entitled “Where You Can Find More Information” beginning on page 190.

March 31, 2018
(in millions)
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$611
Receivables, net	2,900
Inventories	2,659
Prepayments and other	591

Total current assets	6,761
Long-term receivables, net	10
Goodwill	480
Intangibles, net	903
Deferred income taxes	306
Investments in non-consolidated affiliates	312
Other	224
Property, plant, and equipment, net	4,863

Total assets	$13,859

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt (including current maturities of long-term debt)	$297
Accounts payable	3,013
Accrued taxes	84
Accrued interest	34
Accrued liabilities	792
Other	325

Total current liabilities	4,545
Long-term debt	5,272
Deferred income taxes	124
Pension and postretirement benefits	1,300
Deferred credits and other liabilities	236
Commitments and contingencies

Total liabilities	11,477
Redeemable noncontrolling interests	50
Shareholders’ equity:
Common stock	1
Premium on common stock and other capital surplus	4,486
Accumulated other comprehensive loss	(519)
Accumulated deficit	(932)
Shares held as treasury stock, at cost	(930)

Total shareholders’ equity	2,106

Noncontrolling interests	226

Total liabilities and shareholders’ equity	$13,859

	Three Months Ended March 31, 2018	Year Ended December 31, 2017
	(in millions, except for share and per share data)
Revenues
Net sales and operating revenues	$4,673	$17,153

Costs and expenses
Cost of sales (exclusive of depreciation and amortization shown below)	3,920	14,233
Goodwill impairment charge	—	14
Engineering, research, and development	91	350
Selling, general, and administrative	288	1,217
Depreciation and amortization of other intangibles	137	534

	4,436	16,348
Other income (expense)
Loss on sale of receivables	(8)	(20)
Equity earnings of nonconsolidated affiliates	20	68
Other expense	(9)	(22)

	3	26
Earnings before interest expense, income taxes and noncontrolling interests	240	831
Interest expense	73	256

Earnings before income taxes and noncontrolling interests	167	575
Income tax expense (benefit)	46	(100)

Net income	121	675

Less: net income attributable to noncontrolling interests	17	78

Net income attributable to Tenneco Inc.	$104	$597

Earnings per share
Weighted average shares of common stock outstanding
Basic	80,656,489	82,241,030
Diluted	80,946,489	82,471,757
Basic earnings per share of common stock	$1.29	$7.26
Diluted earnings per share of common stock	$1.28	$7.24

Comparative Historical and Unaudited Pro Forma Per Share Data

The following information reflects the historical net income from continuing operations, book value per common share and cash dividends per common share of Tenneco and the unaudited pro forma combined condensed net income from continuing operations, book value per common share and cash dividends per share of Tenneco Common Stock after giving effect to the proposed transaction.

The pro forma earnings per share of Tenneco Common Stock following the consummation of the transaction is computed by dividing the pro forma earnings by the pro forma weighted average number of shares outstanding. The historical book value per share is computed by dividing Total Tenneco Inc. shareholders equity by the number of shares of Common Stock outstanding at the end of the period. The pro forma book value per share of Tenneco following the consummation of the transaction is computed by dividing total pro forma shareholders’ equity by the pro forma number of shares of Common Stock outstanding at the end of the period. The pro forma per share data assumes 29,444,846 shares to be issued in connection with the transaction. The pro forma cash dividends declared per share assumes that Tenneco would continue to pay an annual dividend of $1.00 per share. Accordingly, the pro forma cash dividends declared per share has not been adjusted downward by the additional shares of Common Stock that will be issued as part of the transaction.

The following information should be read in conjunction with the consolidated financial statements and related notes contained in Tenneco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 as well as the financial information contained in the section entitled “Selected Unaudited Pro Forma Condensed Combined Financial Data of Tenneco” beginning on page 29. The unaudited pro forma information below is presented for informational purposes only and is not necessarily indicative of the future operating results or financial position that would have occurred if the transaction had been completed as of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. In addition, the unaudited pro forma information does not purport to indicate balance sheet data or results of operations as of any future date or for any future period.

	Three Months Ended March 31, 2018	Year Ended December 31, 2017
Tenneco Inc.
Historical per share data:
Net income per share:
Basic:	$1.13	$3.93
Diluted:	$1.13	$3.91
Cash dividends declared per share:	$0.25	$1.00
Book value per share:	$14.88	$13.53

	Three Months Ended March 31, 2018	Year Ended December 31, 2017
Unaudited Pro Forma Combined
Net income per share:
Basic:	$1.29	$7.26
Diluted:	$1.28	$7.24
Cash dividends declared per share:	$0.25	$1.00
Book value per share:	$26.04	$25.11

Comparative Per Share Market Price and Dividend Information

Our Common Stock is listed on the NYSE under the symbol “TEN.” The following are the high and low sale prices for our Common Stock during the periods indicated as reported by the NYSE, and the quarterly cash dividends per share declared. The high and low sales prices are based on intraday sales for the periods reported.

	Sale Prices per Share		Dividends per Share
Quarter	High	Low
2018
3rd (through July 31, 2018)	$47.94	$41.64	$0.25
2nd	60.20	43.43	0.25
1st	65.59	50.73	0.25
2017
4th	$65.44	$52.40	$0.25
3rd	61.27	51.54	0.25
2nd	64.50	53.40	0.25
1st	70.96	60.27	0.25
2016
4th	$66.98	$51.09	$—
3rd	58.97	44.68	—
2nd	57.73	44.55	—
1st	52.16	34.45	—

As of July 31, 2018, there were approximately 10,321 holders of record of our Common Stock, including banks, brokers and other record holders.

On February 1, 2017, Tenneco announced the reinstatement of a quarterly dividend program under which Tenneco expects to pay a quarterly dividend of $0.25 per share on its Common Stock, representing a planned annual dividend of $1.00 per share. The initial dividend was payable on March 23, 2017 to stockholders of record as of March 7, 2017. In 2017, Tenneco paid a dividend of $0.25 per share each quarter, for an annual dividend of $1.00 per share, or approximately $53 million. Tenneco did not pay any dividends in fiscal years 2016 or 2015.

While Tenneco currently expects to pay comparable quarterly cash dividends in the future, its dividend program and the payment of future cash dividends are subject to continued capital availability, the judgment of our board of directors and our continued compliance with the provisions pertaining to the payment of dividends under our debt agreements.

RISK FACTORS

In addition to general investment risks and other information contained in or incorporated by reference into this proxy statement, including the matters described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 52 and discussions under “Risk Factors” in Tenneco’s Annual Report on Form 10-K for the year ended December 31, 2017, as updated by other reports filed with the SEC, including Tenneco’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, you should carefully consider the following risk factors in deciding how to vote your shares. You should also consider the other documents incorporated by reference into this proxy statement, as described in the section entitled “Where You Can Find More Information” beginning on page 190. The fact that this additional information is being incorporated by reference into this proxy statement should not necessarily be viewed as an indication that such information is material to your decision on how to vote on the proposals.

Risks Relating to the Transaction

There can be no assurance that we will successfully complete our acquisition of Federal-Mogul on the terms or timetable currently proposed or at all.

If the transaction is not completed, our business, financial condition and results of operations may be materially adversely affected and the market price of our Common Stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the transaction will be completed. If the completion of the transaction is delayed, including by the receipt of an acquisition proposal, our business, financial condition and results of operations may be materially adversely affected.

In addition, AEP and Federal-Mogul have the ability to terminate the Purchase Agreement in certain circumstances. If the Purchase Agreement is terminated, we would not realize the anticipated benefits of the transaction or the Spin-Off, but we would remain liable for significant transaction costs incurred, including legal, accounting and financial advisory fees. Accordingly, our business, financial condition and results of operations may be materially adversely affected. In addition, in certain circumstances, if the Purchase Agreement is terminated, we could be required to pay AEP a termination fee equal to $200 million. See “The Purchase Agreement — Termination Fee; Effect of Termination.”

Any of the foregoing, or other risks arising in connection with the failure of, or delay in completing, the transaction, including the diversion of management’s attention from pursuing other opportunities and the constraints in the Purchase Agreement on our ability to make significant changes to our ongoing business during the pendency of the transaction, could have a material adverse effect on our business, financial condition and results of operations.

The transaction is subject to certain customary closing conditions, including the adoption of the Amended and Restated Certificate of Incorporation and approval of the issuance of the Stock Consideration by our stockholders at the special meeting (or an adjournment or postponement thereof), that, if not satisfied, will result in the transaction not being completed, which may result in material adverse consequences to our business, financial condition and results of operations.

The completion of the transaction is subject to certain customary closing conditions, that, if not satisfied, will prevent the transaction from being completed, including among others: (i) (a) the adoption of the Amended and Restated Certificate of Incorporation and (b) the approval the issuance of the Stock Consideration by our stockholders at the special meeting of our stockholders; (ii) the absence of any outstanding order enacted, promulgated, issued, entered, amended or enforced by any governmental entity in the United States or European Union, or applicable law in the United States or European Union, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Purchase Agreement; (iii) the applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or terminated, approval will have been obtained from the Directorate General for Competition of the European Commission and all approvals, consents and consultations required to consummate the transaction pursuant to any other antitrust law in the United States and European Union will have been obtained or any applicable waiting period thereunder will have terminated or expired; (iv) the filing of the Amended and Restated Certificate of Incorporation with the Secretary of State for the State of Delaware; and (v) the approval for the listing of the Class A Voting Common Stock (including shares of Class A Voting Common Stock issuable upon conversion of the Class B Non-Voting Common Stock to be issued to AEP as Stock Consideration) on the NYSE, subject to official notice of issuance. See “The Purchase Agreement — Conditions to Closing of the Transaction.”

If the transaction is not completed, our business, financial condition and results of operations could be materially adversely affected by the loss of employees and customers, the costs incurred in pursuing the transaction, and potential reputational harm. There can be no assurance that the conditions to closing will be satisfied or waived, or that other events will not intervene to delay or prevent the completion of the transaction.

We must obtain governmental and regulatory approvals prior to completing the transaction, which, if delayed or not granted, may delay or jeopardize the transaction.

The completion of the transaction is conditioned on the expiration or termination of the applicable waiting period (or extension thereof) under the HSR Act and on the approval of the transaction by the Directorate General for Competition of the European Commission, pursuant to EUMR. See “The Transaction — Regulatory Approvals Required for the Transaction.”

The governmental and regulatory agencies from which we are seeking these approvals have broad discretion in administering the applicable governing regulations. As a condition to their approval of the transactions contemplated by the Purchase Agreement, those agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of our business following the transaction. The required approvals may not be obtained or the required conditions to the transaction may not be satisfied, or, even if the required approvals are obtained and the conditions to the completion of the transaction are satisfied, the terms, conditions and timing of such approvals are uncertain.

There can be no assurance that the requisite governmental and regulatory approvals will be received in a timely fashion or at all. Any delay in completing the transaction, including a delay in receipt of the necessary governmental or regulatory approvals, may have a material adverse effect on our business, financial condition and results of operations, and such delay could cause us not to realize some or all of the benefits that we expect to achieve if the transaction were to be successfully completed within the expected time frame.

In addition, if we fail to obtain any necessary governmental or regulatory approval at or prior to the time the closing is required to occur pursuant to the Purchase Agreement, we may elect to consummate the transaction without such approval. As a result, we may not be able to acquire certain assets, businesses or entities of Federal-Mogul at the closing of the transaction, in which case AEP will hold such assets, businesses or entities separately for the benefit of Tenneco, until such time where such assets, businesses or entities can be transferred to Tenneco. This could have a material adverse effect on our business, financial condition and results of operations, and could cause us not to realize some or all of the benefits that we expect to achieve if the transaction were to be successfully completed within the expected time frame. In addition, we could be subject to fines, penalties, costs and other adverse action undertaken by applicable governmental and regulatory agencies.

We may fail to realize all of the anticipated benefits of the transaction or those benefits may take longer to realize than expected. We and, following the Spin-Off, each separate company may also encounter significant difficulties in integrating the business of Federal-Mogul.

The success of the transaction will depend, in part, on our ability (and the ability of each separate company) to realize the anticipated benefits of the transaction and Spin-Off and on our (and each separate company’s) ability to integrate Federal-Mogul’s business in an effective and efficient manner, which is a complex, costly and time-consuming process. The integration process may disrupt business and, if we are unable to successfully integrate Federal-Mogul’s business, we (and each separate company) could fail to realize the anticipated benefits of the transaction and/or the Spin-Off. The failure to meet the challenges involved in the integration process and realize the anticipated benefits of the transaction and the Spin-Off could cause an interruption of, or a loss of momentum in, our operations and could have a material adverse effect on our (and each separate company’s) business, financial condition and results of operations.

In addition, the integration of Federal-Mogul may result in material unanticipated challenges, expenses, liabilities, competitive responses and loss of customers and other business relationships. Additional integration challenges include:

•	diversion of management’s attention to integration matters;

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from the transaction and the Spin-Off;

•	difficulties in the integration of operations and systems;

•	difficulties in conforming standards, controls, procedures and accounting and other policies, business cultures and compensation structures;

•	difficulties in the assimilation of employees;

•	difficulties in managing the expanded operations of a significantly larger and more complex company;

•	challenges in attracting and retaining key personnel;

•	the impact of potential liabilities Tenneco may be inheriting from Federal-Mogul; and

•	coordinating a geographically dispersed organization.

Many of these factors are outside of our control and could result in increased costs, decreases in the amount of anticipated revenues and diversion of management’s time and energy, each of which could adversely affect our (and each separate company’s) business, financial condition and results of operations.

In addition, even if the integration of Federal-Mogul’s business is successful, we (and each separate company) may not realize all of the anticipated benefits of the transaction and Spin-Off, including the synergies, cost savings, or sales or growth opportunities. These benefits may not be achieved within the anticipated time frame, or at all. Further, additional unanticipated costs may be incurred in the integration process. All of these factors could cause reductions in earnings per share, decrease or delay the expected accretive effect of the transaction and negatively impact the price of shares of our Common Stock (or each separate company’s stock). As a result, it cannot be assured that the transaction and/or the Spin-Off will result in the realization of the anticipated benefits and potential synergies.

Our current stockholders will have reduced ownership and voting interests following the transaction and will exercise less influence over management.

Holders of our Common Stock currently possess all voting rights with respect to the election of our board of directors and on other matters affecting us. Upon the closing of the transaction, we will issue an amount of Class A Voting Common Stock to AEP equal to 9.9% of our Class A Voting Common Stock issued and outstanding as of immediately following the closing of the transaction. Accordingly, our stockholders will experience an immediate dilution and have proportionally less voting power in the combined company following the transaction, and as a result, may have less influence on our management and policies. Additionally, upon the closing of the transaction, we will issue the balance of the Stock Consideration in shares of Class B Non-Voting Common Stock. As a result, our stockholders will have proportionately less ownership than they have now.

In addition, prior to the closing of the transaction, assuming the price of our Common Stock is above $54.6785, we may elect, or if we do not elect, AEP may direct us in certain circumstances, to conduct a primary offering of Common Stock in order to raise funds to increase the Cash Consideration by the amount of certain of the proceeds of such offering. Such offering may include up to 7,315,490 shares of Common Stock that would otherwise have been issued to AEP in connection with the transaction. If such an offering is undertaken, the Cash Consideration will be increased by an amount equal to the number of shares sold in such offering multiplied by $54.6785 and the Stock Consideration will be decreased by the number of shares sold in such offering. In other words, the total number of shares to be issued in connection with the acquisition of Federal-Mogul will not change if Tenneco undertakes such an offering. However, Tenneco stockholders existing immediately prior to the offering (and prior to the closing of the transaction), will have proportionally less voting power following the closing of the offering (and subsequently, following the closing of the transaction). However, Tenneco stockholders will not experience any incremental economic dilution as a result of such offering as the total number of shares of Common Stock to be issued in connection with the transaction will not be increased above 29,444,846. See “The Transaction — General Description of the Transaction” for additional information.

We are unable to predict the potential effects of the issuance of the Stock Consideration on the trading activity and market price of our common stock. We have granted certain registration rights to AEP for the resale of the shares issued in connection with the transaction. These registration rights would facilitate the resale of such shares into the public market, and any such resale would increase the number of shares of our Class A Voting Common Stock available for public trading. Sales of a substantial number of shares of our Class A Voting Common Stock in the public market, or the perception that such sales might occur, could have a material adverse effect on the price of our Class A Voting Common Stock.

If AEP transfers any shares of its Class B Non-Voting Common Stock to a third party, the shares of Class B Non-Voting Common Stock so transferred will automatically convert in shares of Class A Voting Common Stock and as a result, our current stockholders will experience further dilution and a proportionate reduction in voting power.

The Purchase Agreement contains provisions that could discourage a potential third-party from considering or proposing a transaction with us.

The Purchase Agreement contains “no solicitation” provisions that, subject to limited exceptions, restrict our ability to solicit, initiate, induce or knowingly facilitate or encourage the submission or announcement of any proposal for the acquisition of our stock or assets. In addition, AEP generally has an opportunity to offer to modify the terms of the Purchase Agreement in response to any acquisition proposal before our board of directors may terminate the Purchase Agreement to accept a superior proposal. See “The Purchase Agreement — No Solicitation by Tenneco; Recommendation Change.” The Purchase Agreement further provides that, upon termination of the Purchase Agreement under specified circumstances, we will be required to pay AEP a termination fee equal to $200 million. See “The Purchase Agreement — Termination Fee; Effect of Termination.”

These provisions could discourage a potential third-party that might have an interest in acquiring all or a significant portion of our stock or assets from considering or proposing such an acquisition or may result in a potential third-party proposing to pay a lower per share price to our stockholders than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

If the Purchase Agreement is terminated and we seek another business combination, we may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the Purchase Agreement.

The market price of our Class A Voting Common Stock may be affected by factors different from those affecting the shares of our Common Stock prior to completion of the transaction.

Our historical business differs from that of Federal-Mogul. Accordingly, our results of operations and the market price of our Class A Voting Common Stock following the completion of the transaction may be affected by factors that differ from those that previously affected the independent results of operations of each of Tenneco and Federal-Mogul and the market price of our existing Common Stock.

We may not generate sufficient financing to fund the purchase price for the transaction.

We have entered into a debt commitment letter, pursuant to which JPMorgan Chase Bank, N.A. and Barclays Bank PLC have committed to provide an aggregate amount of $4.9 billion of debt financing. The debt financing will consist of a $1.7 billion Term Loan A, a $1.7 billion Term Loan B and a $1.5 billion revolving credit facility, which will finance the Cash Consideration portion of the purchase price and replace our existing senior credit facilities and certain senior facilities at Federal-Mogul.

There can be no assurance that the foregoing transactions, or any other financing transactions that we may pursue, will generate sufficient funds to finance the transaction. The obligations of the lenders under the debt commitment letter are subject to specified limited conditions, and we cannot assure you that these conditions will be met. The closing of the transaction is not conditioned on our ability to obtain sufficient financing to consummate the transaction.

The planned Spin-Off following the transaction is subject to various risks and uncertainties and may not be completed in accordance with the expected plans or anticipated timeline, or at all, and will involve significant time and expense, which could disrupt or adversely affect our business.

Following the completion of the transaction, we intend to separate the combined company’s businesses to create two separate, publicly traded companies in a spin-off transaction, which we refer to as the Spin-Off in this proxy statement. The Spin-Off is intended to be treated as a tax-free reorganization for U.S. federal income tax purposes. There can be no assurance that the Spin-Off will be completed at all or that the Spin-Off will be tax-free for U.S. federal income purposes. We expect that the process of completing the proposed Spin-Off will be time-consuming and involve significant costs and expenses, which may be significantly higher than what we currently anticipate and may not yield a benefit if the Spin-Off is not completed. Planning for the Spin-Off is in its early stages, and we may encounter unforeseen impediments to the completion of the Spin-Off that render the Spin-Off impossible or impracticable.

If the Spin-Off is not completed, our business, financial condition and results of operations may be materially adversely affected and the market price of our Common Stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the Spin-Off will be completed. If the completion of the Spin-Off is delayed, including by the receipt of an acquisition proposal, our business, financial condition and results of operations may be materially adversely affected.

The pendency of the transaction and subsequent Spin-Off could adversely affect our business, financial results and operations.

The announcement and pendency of the transaction and subsequent Spin-Off could cause disruptions and create uncertainty surrounding our business and affect our relationships with our customers, suppliers and employees.

As a result of the transaction and the Spin-Off, some customers, suppliers or strategic partners may terminate their business relationship with us or Federal-Mogul. Potential customers, suppliers or strategic partners may delay entering into, or decide not to enter into, a business relationship with us or Federal-Mogul because of the transaction and/or the Spin-Off. If customer or supplier relationships or strategic alliances are adversely affected by the transaction and/or the Spin-Off, our (and, after the Spin-Off, each separate company’s) business, financial condition and results of operations following the transaction and/or the Spin-Off could be adversely affected.

We are dependent on the experience and industry knowledge of our officers and other key employees to execute our business plans. Our success in implementing and after the transaction and the Spin-Off depends in part upon the ability to retain key management personnel and other key employees. Current and prospective employees of Tenneco and Federal-Mogul may experience uncertainty about their roles with the combined company following the transaction or either separate company following the Spin-Off, or concerns regarding operations following the transaction and/or the Spin-Off, any of which may have an adverse effect on the ability to attract or retain key management and other key personnel. Accordingly, no assurance can be given that we (or, after the Spin-Off, each separate company) will be able to attract or retain key management personnel and other key employees until the transaction and the Spin-Off is completed or following the transaction and the Spin-Off to the extent that we have previously been able to attract or retain such employees.

In addition, we have diverted, and will continue to divert, significant management resources to complete the transaction and the Spin-Off, which could adversely impact our ability to manage existing operations or pursue alternative strategic transactions, which could adversely affect our business, financial condition and results of operations.

The Spin-Off may not achieve some or all of the anticipated benefits.

We may not realize some or all of the anticipated strategic, financial, operational or other benefits from the Spin-Off. As independent publicly-traded companies, the two companies will be smaller, less diversified companies with a narrower business focus. As a result, the two companies may be more vulnerable to changing market conditions, which could result in increased volatility in their cash flows, working capital and financing requirements and could have a material adverse effect on the respective business, financial condition and results of operations of each company. Further, there can be no assurance that the combined value of the common stock of the two companies will be equal to or greater than what the value of our common stock would have been had the Spin-Off not occurred.

If the transaction and the Spin-Off are completed, the combined company prior to the Spin-Off and each separate company following the Spin-Off may underperform relative to our expectations.

Following completion of the transaction and the Spin-Off, the combined company or each separate company may not be able to maintain the growth rate, levels of revenue, earnings or operating efficiency that we and Federal-Mogul have achieved or might achieve separately. The failure to do so could have a material adverse effect on our business, financial condition and results of operations or, following the Spin-Off, the business, financial condition and results of operations of each separate company.

We have incurred, and will continue to incur, significant transaction costs in connection with the transaction and the Spin-Off that could adversely affect our results of operations.

Whether or not we complete the transaction and the Spin-Off, we have incurred, and will continue to incur, significant costs in connection with the transaction and the Spin-Off and integrating the business and operations of Federal-Mogul with our business and operations. We also expect we will incur fees and expenses in connection with the related financing transactions, including the debt financing and any primary offering. We may also incur additional unanticipated costs in the separation processes. These could adversely affect our business, financial condition and results of operations, or the business, financial condition and results of operations of each company following the Spin-Off, in the period in which such expenses are recorded, or the cash flows, in the period in which any related costs are actually paid.

Furthermore, we and each company following the Spin-Off may incur material restructuring charges in connection with integration activities or the Spin-Off, which may adversely affect operating results for the period in which such expenses are recorded, or cash flows in the period in which any related costs are actually paid.

The fairness opinion we obtained from our financial advisor will not reflect changes in circumstances subsequent to the date of the fairness opinion.

Barclays, our financial advisor in connection with the transaction, has delivered to our board of directors its opinion dated as of April 9, 2018, that as of such date, and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid to AEP pursuant to the Purchase Agreement was fair from a financial point of view to us. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of Tenneco or Federal-Mogul, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors on which the opinion is based, may materially alter or affect the relative values of Tenneco or Federal-Mogul. The fairness opinion will not be updated to reflect changes in circumstances subsequent to the date of the fairness opinion.

The unaudited pro forma condensed combined financial statements incorporated by reference in this proxy statement (the “pro forma financial statements”) are presented for illustrative purposes only and may not be an indication of our financial condition or results of operations following the transaction.

The pro forma financial statements are presented for illustrative purposes only and may not be an indication of our financial condition or results of operations following the transaction for several reasons. For example, the pro forma financial statements have been derived from our historical financial statements and the historical financial statements of Federal-Mogul, and certain adjustments and assumptions have been made regarding the combined company after giving effect to the transaction. The information upon which these adjustments and assumptions have been made is preliminary, and such adjustments and assumptions are difficult to make with complete accuracy.

Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred in connection with the transaction. For example, the impact of any incremental costs incurred in integrating Federal-Mogul’s business into our business is not reflected in the pro forma financial statements. As a result, our actual financial condition and results of operations following the transaction may differ significantly from these pro forma financial statements.

In addition, the assumptions used in preparing the pro forma financial statements may not prove to be accurate, and other factors may affect our financial condition or results of operations following the transaction. Any potential decline in our financial condition or results of operations may cause significant variations in the market value of the Common Stock following the transaction. See the section entitled “Selected Historical and Pro Forma Combined Financial Data — Selected Unaudited Pro Forma Condensed Combined Financial Data of Tenneco” beginning on page 29.

A class action complaint has been filed, and other lawsuits may be filed, against Tenneco, our board of directors or Federal-Mogul challenging the transaction, and an adverse ruling in any such lawsuit may delay or prevent the completion of the transaction or result in an award of damages against Tenneco or Federal-Mogul.

On July 17, 2018, a putative class action complaint challenging the transaction was filed in the United States District Court for the District of Delaware on behalf of Tenneco stockholders against Tenneco and our board of directors. The complaint asserts claims for violation of Section 14(a) of the Exchange Act and Rule 14a-9 promulgated under the Exchange Act based on allegations that the proxy statement authorized by our board of directors, and filed with the SEC on June 26, 2018, failed to disclose certain, largely unspecified material facts. The complaint also asserts a control person claim under Section 20(a) of the Exchange Act against each member of our board of directors. The complaint seeks to enjoin Tenneco from proceeding with a stockholder vote on the issuance of the Stock Consideration.

Additional lawsuits arising out of or relating to the transaction may be filed in the future. The results of complex legal proceedings are difficult to predict and could delay or prevent the completion of the transaction. The existence of litigation relating to the transaction could adversely impact the likelihood of obtaining the required stockholder approvals. Moreover, the pending litigation is, and any future additional litigation could be, time consuming and expensive and could divert our management’s attention away from their regular business.

One of the conditions to completion of the transaction is the absence of any order enacted, promulgated, issued, entered, amended or enforced by any governmental entity in the United States or European Union enjoining or otherwise prohibiting the consummation of the transaction. Accordingly, if a plaintiff is successful in obtaining a judgment prohibiting completion of the transaction, then such judgment may prevent the transaction from being completed, or from being completed within the expected time frame.

For more information about the putative class action complaint related to the transaction, see the section entitled “The Transaction—Litigation Related to the Transaction” beginning on page 93.

Risks Relating to Federal-Mogul and Federal-Mogul’s Business

Because Tenneco and Federal-Mogul operate similar businesses in similar industries, many of the risks relating to Tenneco and its business disclosed in Tenneco’s filings with the SEC are applicable to Federal-Mogul and its business as well. This section should be read in conjunction with the risks relating to Tenneco and its business disclosed in Tenneco’s filings with the SEC.

Federal-Mogul’s operations in foreign countries expose it to risks related to economic and political conditions, currency fluctuations, import/export restrictions, regulatory and other risks.

As a global business operating in a time of increasing global economic and political instability, Federal-Mogul is exposed to global market risks, the consequences of which cannot always be anticipated or quantified. One example is the 2016 decision of voters in the United Kingdom to withdraw from the European Union (the “Brexit”), the details of which withdrawal have yet to be clarified. While any ultimate effects of Brexit on Federal-Mogul remain difficult to predict, because it currently conducts business in the United Kingdom and in Europe, the results of any eventual withdrawal could cause disruptions and create uncertainty for Federal-Mogul’s businesses, including affecting its relationships with its customers and suppliers, and could also alter the relationship among currencies, including the value of the British Pound relative to the U.S. dollar. Such disruptions and uncertainties could adversely affect Federal-Mogul’s financial condition, operating results and cash flows. Any ultimate effects of Brexit on Federal-Mogul will also depend on whether the U.K. negotiates to retain access to European Union markets either during a transitional period or more permanently. Continued uncertainty following the failed coup attempt in Turkey, a country in which Federal-Mogul has various ownership and economic interests, in 2016 is another example of a recent global political development for which any potential consequences for Federal-Mogul are uncertain. These and other developments may increase volatility in the results of Federal-Mogul’s operations and may adversely affect its financial condition.

Federal-Mogul has manufacturing and distribution facilities in many countries. International operations are subject to certain risks including:

•	exposure to local economic conditions;

•	exposure to local political conditions (including the risk of seizure of assets by foreign governments);

•	currency exchange rate fluctuations (including, but not limited to, material exchange rate fluctuations, such as devaluations) and currency controls;

•	export and import restrictions;

•	restrictions on ability to repatriate foreign earnings;

•	labor unrest; and

•	compliance with U.S. laws such as the Foreign Corrupt Practices Act, and local laws prohibiting inappropriate payments.

The likelihood of such occurrences and their potential effect on Federal-Mogul are unpredictable and vary from country-to-country.

Certain of Federal-Mogul’s operating entities report their financial condition and results of operations in currencies other than the U.S. dollar (including, but not limited to, Brazilian real, British pound, Chinese yuan renminbi, Czech crown, euro, Indian rupee, Mexican peso, Polish zloty, Russian ruble, South Korean won, and Swedish krona). In reporting its consolidated statements of operations, Federal-Mogul translates the reported results of these entities into U.S. dollars at the applicable exchange rates. As a result, fluctuations in the U.S. dollar against these foreign currencies will affect the value at which the results of operations of these entities are included within Federal-Mogul’s consolidated results of operations.

Federal-Mogul is exposed to a risk of gain or loss from changes in foreign exchange rates whenever Federal-Mogul, or one of its foreign subsidiaries, enters into a purchase or sales agreement in a currency other than its functional currency. While Federal-Mogul reduces such exposure by matching most revenues and costs within the same currency, changes in exchange rates could affect Federal-Mogul’s financial condition or results of operations.

Changes in tax law or trade agreements and new or changed tariffs could have a material adverse effect on Federal-Mogul.

Changes in U.S. political, regulatory and economic conditions and/or changes in laws and policies governing U.S. tax laws, foreign trade (including trade agreements and tariffs), manufacturing, and development and investment in the territories and countries where Federal-Mogul or its customers operate could adversely affect its operating results and business.

For example, on December 22, 2017, the U.S. President signed into law new legislation that significantly revises the Code. The newly enacted federal income tax law, among other things, contains significant changes to corporate taxation, including the reduction of the corporate income tax rate from a top marginal rate of 35% to a flat rate of 21%, a one-time transition tax on offshore earnings at reduced tax rates regardless of whether the earnings are repatriated, elimination of U.S. tax on foreign dividends (subject to certain important exceptions), new taxes on certain foreign earnings, a new minimum tax related to payments to foreign subsidiaries and affiliates, immediate deductions for certain new investments as opposed to deductions for depreciation expense over time, and the modification or repeal of many business deductions and credits. Notwithstanding the reduction in the corporate income tax rate, the overall impact of the new federal tax law is uncertain and Federal-Mogul’s financial performance could be adversely affected. In addition, it is uncertain if and to what extent various states will conform to the new law and whether foreign countries will react by adopting tax legislation or take other actions that could adversely affect Federal-Mogul’s business.

In addition, the United States, Mexico and Canada are currently re-negotiating the North American Free Trade Agreement (“NAFTA”), from which the U.S. government has advised it will withdraw if an agreement on revised terms is not reached. The U.S. government proposed changes to NAFTA that would require automotive products to contain significantly higher North

American content, as well as specific U.S. domestic content, in order to obtain duty-free treatment under NAFTA. Canada offered counter-proposals, and the three countries are continuing discussions to achieve revised rules for automotive products. Federal-Mogul’s manufacturing facilities in the United States and Mexico are dependent on duty-free trade within the NAFTA region. Federal-Mogul has significant imports into the United States, and the imposition of customs duties on these imports could negatively impact its financial performance. If such customs duties are implemented, Mexico and Canada may take retaliatory actions with respect to U.S. imports or U.S. investments in their countries. Any such potential actions could adversely affect Federal-Mogul’s business, financial condition or results of operations.

Moreover, in March 2018, the current administration imposed a 25% tariff on steel imports and a 10% tariff on aluminum imports and announced additional tariffs on goods imported from China specifically, as well as certain other countries. There was a short exemption period from the steel and aluminum tariffs for Canada, Mexico and the European Union, which ended on June 1, 2018. As a result of the tariffs, Canada, Mexico and the European Union may take retaliatory actions with respect to U.S. imports in their countries, which could adversely affect Federal-Mogul’s business, financial condition or results of operations. The imposition of the steel and aluminum tariffs, or any future imposition of tariffs or duties, is expected to have a pervasive impact on the metals market in which Federal-Mogul operates and could result in a decrease in imports and higher prices for those imports which are sold into the United States. If Federal-Mogul buys metals internationally, it may be unable to pass through the higher costs to its customers, which could adversely impact its financial condition and operating results. In addition, a decrease in imports could cause a disruption or shortage in the availability of the raw materials that Federal-Mogul buys, which could limit its ability to meet customer demand or purchase material at competitive prices. This could cause Federal-Mogul to lose sales, incur additional costs, or suffer harm to its reputation, all of which may adversely affect operating results.

Further, in May 2018, the current administration announced that it is considering potential tariffs to be imposed on imported automobiles and automotive parts. Certain of Federal-Mogul Motorparts’ business depends on the importation of automotive parts from outside of the United States. If these or other similar tariffs are imposed, Federal-Mogul’s business and results of operations could be materially adversely affected.

Federal-Mogul conducts operations through joint ventures which may contain various contractual restrictions, which may require Federal-Mogul obtaining approval from its joint venture partners prior to taking certain actions.

Certain of Federal-Mogul’s operations, including in emerging markets, are conducted through joint ventures and strategic alliances. With respect to these joint ventures, Federal-Mogul may share ownership and management responsibilities with one or more partners that may not share the same goals and objectives as Federal-Mogul. Operating a joint venture requires Federal-Mogul to operate the business pursuant to the terms of the agreement that was entered into with the joint venture partners, as well as to share information and decision making. Additional risks associated with joint ventures include one or more partners failing to satisfy their contractual obligations, conflicts arising between the joint venture partners, a change in the ownership of any of the joint venture partners and Federal-Mogul’s limited ability to control compliance with applicable rules and regulations, including the Foreign Corrupt Practices Act and related rules and regulations. Additionally, Federal-Mogul’s ability to sell its interest in a joint venture may be subject to contractual and other limitations. Accordingly, any such occurrences could adversely affect Federal-Mogul’s financial condition, operating results and cash flows.

Impairment charges relating to Federal-Mogul’s goodwill and long lived assets could adversely affect its financial performance.

Federal-Mogul has historically been, and may in the future be, required to recognize impairment charges for its goodwill and other long lived assets. In accordance with U.S. generally accepted accounting principles (“GAAP”), Federal-Mogul periodically assesses these assets to determine if they are impaired. Significant negative industry or economic trends, disruptions to Federal-Mogul’s business, inability to effectively integrate acquired businesses, unexpected significant changes or planned changes in use of these assets, changes in the structure of Federal-Mogul’s business, divestitures, market capitalization declines, or increases in associated discount rates may impair its goodwill and other intangible assets. Any charges relating to such impairments may adversely affect Federal-Mogul’s results of operations in the periods recognized.

Adverse conditions in the automotive market adversely affect demand for Federal-Mogul’s products and exposes Federal-Mogul to the credit risks of its customers.

The revenues of Federal-Mogul’s operations are closely tied to its sales to global original equipment manufacturers (“OEM”) and servicers (and together with OEM, “OE”) of automotive, light, medium and heavy-duty commercial vehicles, off-road, agricultural, marine, rail, aerospace, power generation and industrial equipment, production levels, and independent aftermarket parts replacement activity. The OE market is characterized by short-term volatility, with overall expected long-term growth in global vehicle sales and production. Automotive production in the local markets served by Federal-Mogul can be affected by macro-economic factors such as interest rates, fuel prices, consumer confidence, employment trends, regulatory and legislative oversight requirements and trade agreements. A variation in the level of automobile production would affect not only sales to OE customers but, depending on the reasons for the change, could affect demand from aftermarket customers. In addition, aftermarket demand is affected by various factors, including the size and composition of the vehicle population and vehicle usage. Federal-Mogul’s results of operations and financial condition could be adversely affected if Federal-Mogul fails to respond in a timely and appropriate manner to changes in the demand for its products or if Federal-Mogul is not able to timely identify or address financial distress of its aftermarket customers.

Accounts receivable potentially subject Federal-Mogul to concentrations of credit risk. Federal-Mogul’s customer base includes virtually every significant global automotive manufacturer, numerous Tier 1 automotive suppliers, and a large number of distributors and installers of automotive aftermarket parts. Consolidation in the automotive aftermarket may lead to financial distress for financially weaker customers of Federal-Mogul which, coupled with payment terms that are typically longer than in the OE market, could have a negative effect on Federal-Mogul’s financial results.

Consolidation, increased market power, and potential conflicts with Federal-Mogul’s independent aftermarket customers could negatively affect Federal-Mogul’s financial performance.

Federal-Mogul’s independent aftermarket customers are continuing to consolidate and thereby gaining purchasing power and increasing their ability to demand extended payment terms and other pricing concessions. If these trends continue, the financial results of Federal-Mogul’s motorparts business segment could be negatively affected. In addition, certain of Federal-Mogul’s strategic initiatives, including Federal-Mogul’s strategy of supporting its branded products and new distribution channels, and enhancing its distribution and category management capabilities, or Federal-Mogul’s strategic affiliation with certain competitors, may not align with the interest of customers. As a result, aftermarket customers may reduce their business with Federal-Mogul based on perceived channel conflict.

Cybersecurity risks and other cyber incidents could result in disruption.

Threats to information technology systems associated with cybersecurity risks and cyber incidents or attacks continue to grow. Federal-Mogul depends on information technology systems. In addition, Federal-Mogul collects, processes and retains certain sensitive and confidential customer information in the normal course of business. Despite the security measures in place and any additional measures that may be implemented in the future, Federal-Mogul’s facilities and systems, and those of its third-party service providers, could be vulnerable to security breaches, computer viruses, lost or misplaced data, programming errors, human errors, acts of vandalism or other events. Any disruption of Federal-Mogul’s systems or security breach or event resulting in the misappropriation, loss or other unauthorized disclosure of confidential information, whether by Federal-Mogul directly or its third-party service providers, could damage its reputation, expose it to the risks of litigation and liability, disrupt its business or otherwise affect Federal-Mogul’s results of operations.

The automotive industry is highly competitive and Federal-Mogul’s success depends upon its ability to compete effectively in the market.

Federal-Mogul operates in an extremely competitive industry, driven by global vehicle production volumes and part replacement trends. Business is typically awarded to the supplier offering the most favorable combination of cost, quality, technology, and service. In addition, customers continue to require periodic price reductions that require Federal-Mogul to continually assess, redefine and improve its operations, products, and manufacturing capabilities to maintain and improve profitability, and Federal-Mogul’s competitors’ efforts to increase their market share could exert additional downward pressure on product pricing and margins. Further, the success of portions of Federal-Mogul’s business requires it to develop and/or incorporate leading technologies, which are subject to rapid obsolescence. Federal-Mogul’s ability to maintain access to these technologies, either through development, acquisitions or licensing, may adversely affect its ability to compete effectively in the highly competitive automotive market. There can be no assurance Federal-Mogul will be able to compete effectively in the automotive market.

Federal-Mogul’s pension obligations and other postretirement benefits could adversely affect Federal-Mogul’s operating margins and cash flows.

The automotive industry, like other industries, continues to be affected by the rising cost of providing pension and other postretirement benefits. In addition, Federal-Mogul sponsors certain defined benefit plans worldwide that are underfunded and will require cash payments. If the performance of the assets in the pension plans does not meet Federal-Mogul’s expectations, or other actuarial assumptions are modified, Federal-Mogul’s required contributions may be higher than it expects.

If Federal-Mogul loses any of its executive officers or key employees, its operations and ability to manage the day-to-day aspects of its business may be materially adversely affected.

Federal-Mogul’s future performance substantially depends on its ability to retain and motivate executive officers and key employees, both individually and as a group. If Federal-Mogul loses any of its executive officers or key employees, which have many years of experience with Federal-Mogul and within the automotive industry and other manufacturing industries, or is unable to recruit qualified personnel, Federal-Mogul’s ability to manage the day-to-day aspects of its business may be materially adversely affected. The loss of the services of one or more executive officers or key employees, who also have strong personal ties with customers and suppliers, could have a material adverse effect on Federal-Mogul’s business, financial condition, and results of operations.

Federal-Mogul does not currently maintain “key person” life insurance.

Certain disruptions in supply of, and changes in the competitive environment for, raw materials could adversely affect Federal-Mogul’s operating margins and cash flows.

Federal-Mogul purchases a broad range of materials, components and finished parts. Federal-Mogul also uses a significant amount of energy, both electricity and natural gas, in the production of its products. A significant disruption in the supply of these materials, supplies and energy or the failure of a supplier with whom Federal-Mogul has established a single source supply relationship could decrease production and shipping levels, materially increase operating costs and materially adversely affect profit margins. Shortages of materials or interruptions in transportation systems, labor strikes, work stoppages, or other interruptions to or difficulties in the employment of labor or transportation in the markets where Federal-Mogul purchases material, components, and supplies for the production of products or where the products are produced, distributed or sold, whether as a result of labor strife, war, further acts of terrorism or otherwise, in each case may adversely affect profitability.

In recent periods there have been significant fluctuations in the prices of aluminum, copper, lead, nickel, platinum, resins, steel, other base metals and energy which have had and may continue to have an unfavorable effect on Federal-Mogul’s business. Any continued fluctuations in the price or availability of energy and materials may have an adverse effect on Federal-Mogul’s results of operations or financial condition. To address increased costs associated with these market forces, a number of Federal-Mogul’s suppliers have implemented surcharges on existing fixed price contracts. Without the surcharge, some suppliers claim they will be unable to provide adequate supply. Competitive and marketing pressures may limit Federal-Mogul’s ability to pass some of the supply and material cost increases on to Federal-Mogul’s customers and may prevent Federal-Mogul from doing so in the future. Furthermore, Federal-Mogul’s customers are generally not obligated to accept price increases Federal-Mogul may desire to pass along to them. This inability to pass on price increases to customers when material prices increase rapidly or to significantly higher than historic levels could adversely affect Federal-Mogul’s operating margins and cash flow, possibly resulting in lower operating income and profitability.

Federal-Mogul’s hedging activities to address commodity price fluctuations may not be successful in offsetting future increases in those costs or may reduce or eliminate the benefits of any decreases in those costs.

In order to mitigate short-term variation in operating results due to the aforementioned commodity price fluctuations, Federal-Mogul hedges a portion of near-term exposure to certain raw materials used in production processes, primarily copper, nickel, tin, zinc, high-grade aluminum and aluminum alloy. The results of Federal-Mogul’s hedging practice could be positive, neutral or negative in any period depending on price changes in the hedged exposures.

Federal-Mogul’s hedging activities are not designed to mitigate long-term commodity price fluctuations and, therefore, will not protect from long-term commodity price increases. Federal-

Mogul’s future hedging positions may not correlate to actual raw materials costs, which would cause acceleration in the recognition of unrealized gains and losses on hedging positions in operating results.

Federal-Mogul is subject to a variety of environmental, health and safety laws and regulations, and the cost of complying or Federal-Mogul’s failure to comply with such requirements may have a material adverse effect on its business, financial condition and results of operations.

Federal-Mogul is subject to a variety of federal, state, and local environmental laws and regulations relating to the release or discharge of materials into the environment, the management, use, processing, handling, storage, transport or disposal of hazardous waste materials, or otherwise relating to the protection of public and employee health, safety, and the environment. These laws and regulations expose Federal-Mogul to liability for the environmental condition of its current facilities, and also may expose Federal-Mogul to liability for the conduct of others or for Federal-Mogul’s actions that were in compliance with all applicable laws at the time such actions were taken. These laws and regulations also may expose Federal-Mogul to liability for claims of personal injury or property damage related to alleged exposure to hazardous or toxic materials in foreign countries. Despite Federal-Mogul’s intention to be in compliance with all such laws and regulations, Federal-Mogul cannot guarantee that it will at all times be in compliance with all such requirements. The cost of complying with these requirements may also increase substantially in future years. If Federal-Mogul violates or fails to comply with these requirements, it could be fined or otherwise sanctioned by regulators. These requirements are complex, change frequently, and may become more stringent over time, which could have a material adverse effect on Federal-Mogul’s business.

Federal-Mogul’s failure to maintain and comply with environmental permits Federal-Mogul is required to maintain could result in fines or penalties or other sanctions and have a material adverse effect on Federal-Mogul’s operations or results. Future events, such as new environmental regulations or changes in or modified interpretations of existing laws and regulations or enforcement policies, newly discovered information or further investigation or evaluation of the potential health hazards of products or business activities, may give rise to additional compliance and other costs that could have a material adverse effect on Federal-Mogul’s business, financial condition, and operations.

A significant labor dispute involving Federal-Mogul or one or more of its customers or suppliers or that could otherwise affect its operations could adversely affect Federal-Mogul’s financial performance.

A substantial number of Federal-Mogul’s employees and the employees of Federal-Mogul’s largest customers and suppliers are members of industrial trade unions and are employed under the terms of various labor agreements. Most of Federal-Mogul’s unionized manufacturing facilities have their own contracts with their own expiration dates. There can be no assurances that future negotiations with the unions will be resolved favorably or that Federal-Mogul will not experience a work stoppage or disruption that could adversely affect its financial condition, operating results and cash flows. A labor dispute involving Federal-Mogul, any of its customers or suppliers or any other suppliers to Federal-Mogul’s customers or that otherwise affects Federal-Mogul’s operations, or the inability by Federal-Mogul, any of its customers or suppliers or any other suppliers to Federal-Mogul’s customers to negotiate, upon the expiration of a labor agreement, an extension of such agreement or a new agreement on satisfactory terms could adversely affect Federal-Mogul’s financial condition, operating results and cash flows. In addition, if any of

Federal-Mogul’s significant customers experience a material work stoppage, the customer may halt or limit the purchase of Federal-Mogul’s products. This could require Federal-Mogul to shut down or significantly reduce production at facilities relating to such products, which could adversely affect its business and harm its profitability.

Federal-Mogul is involved from time to time in legal proceedings and commercial or contractual disputes, which could have an adverse effect on Federal-Mogul’s profitability and consolidated financial position.

Federal-Mogul is involved in legal proceedings and commercial or contractual disputes that, from time to time, are significant. These are typically claims that arise in the normal course of business including, without limitation, commercial or contractual disputes, including disputes with suppliers, intellectual property matters, personal injury claims, environmental issues, tax matters and employment matters. No assurances can be given that such proceedings and claims will not have a material adverse effect on Federal-Mogul’s profitability and consolidated financial position.

If Federal-Mogul is unable to protect its intellectual property and prevent its improper use by third parties, Federal-Mogul’s ability to compete in the market may be harmed.

Various patent, copyright, trade secret and trademark laws afford only limited protection and may not prevent Federal-Mogul’s competitors from duplicating Federal-Mogul’s products or gaining access to its proprietary information and technology. These means also may not permit Federal-Mogul to gain or maintain a competitive advantage.

Any of Federal-Mogul’s patents may be challenged, invalidated, circumvented or rendered unenforceable. Federal-Mogul cannot guarantee it will be successful should one or more of its patents be challenged for any reason and countries outside the United States may diminish the protection of Federal-Mogul’s patents. If Federal-Mogul’s patent claims are rendered invalid or unenforceable, or narrowed in scope, the patent coverage afforded to Federal-Mogul’s products could be impaired, which could significantly impede Federal-Mogul’s ability to market its products, negatively affect its competitive position and materially adversely affect its business and results of operations.

Federal-Mogul’s pending or future patent applications may not result in an issued patent. Additionally, newly issued patents may not provide meaningful protection against competitors or against competitive technologies. Courts in the United States and in other countries may invalidate Federal-Mogul’s patents or find them unenforceable. Competitors may also be able to design around Federal-Mogul’s patents. Other parties may develop and obtain patent protection for more effective technologies, designs or methods. If these developments were to occur, it could have an adverse effect on Federal-Mogul’s sales. If Federal-Mogul’s intellectual property rights are not adequately protected, Federal-Mogul may not be able to commercialize its technologies, products or services and Federal-Mogul’s competitors could commercialize Federal-Mogul’s technologies, which could result in a decrease in Federal-Mogul’s sales and market share and could materially adversely affect Federal-Mogul’s business, financial condition and results of operations.

Federal-Mogul’s products could infringe the intellectual property rights of others, which may lead to litigation that could itself be costly, could result in the payment of substantial damages or royalties, and could prevent Federal-Mogul from using technology that is essential to its products.

Federal-Mogul cannot guarantee its products, manufacturing processes or other methods do not infringe the patents or other intellectual property rights of third parties. Infringement and other intellectual property claims and proceedings brought against Federal-Mogul, whether successful or not, could result in substantial costs and harm Federal-Mogul’s reputation. Such claims and proceedings can also distract and divert management and key personnel from other tasks important to the success of its business. In addition, intellectual property litigation or claims could force Federal-Mogul to do one or more of the following:

•	cease selling or using of any products that incorporate the asserted intellectual property, which would adversely affect Federal-Mogul’s revenue;

•	pay substantial damages for past use of the asserted intellectual property;

•	obtain a license from the holder of the asserted intellectual property, which license may not be available on reasonable terms, if at all; and

•	redesign or rename, in the case of trademark claims, products to avoid infringing the intellectual property rights of third parties, which may not be possible and could be costly and time-consuming if it is possible to do.

In the event of an adverse determination in an intellectual property suit or proceeding, or Federal-Mogul’s failure to license essential technology, Federal-Mogul’s sales could be harmed and its costs could increase, which could materially adversely affect Federal-Mogul’s business, financial condition, and results of operations.

The agreements governing Federal-Mogul’s debt contain various covenants that impose restrictions on Federal-Mogul that may affect its ability to operate its business.

In connection with the transaction, Federal-Mogul’s 4.875% Senior Secured Notes due 2022, Floating Rate Senior Secured Notes due 2024 and 5.000% Senior Secured Notes due 2024 (collectively, the “Notes”) will remain outstanding. The indentures governing the Notes contain covenants that restrict Federal-Mogul’s ability to, among other things:

•	declare dividends or redeem or repurchase capital stock;

•	prepay, redeem or purchase other debt;

•	incur liens;

•	make loans, guarantees, acquisitions and investments;

•	incur additional indebtedness;

•	amend or otherwise alter debt and other material agreements;

•	engage in mergers, acquisitions or asset sales;

•	engage in transactions with affiliates; and

•	enter into arrangements that would prohibit Federal-Mogul from granting liens or restrict its ability to pay dividends, make loans or transfer assets among its subsidiaries.

Federal-Mogul may be exposed to certain regulatory and financial risks related to climate change.

Climate change is continuing to receive ever increasing attention worldwide. Many scientists, legislators and others attribute climate change to increased levels of greenhouse gases, including carbon dioxide, which could lead to additional legislative and regulatory efforts to limit greenhouse gas emissions. The focus on emissions could increase costs associated with Federal-Mogul’s operations, including costs for raw materials and transportation. Because the scope of future laws in this area is uncertain, Federal-Mogul cannot predict the potential effect of such laws on its future consolidated financial condition, results of operations, or cash flows.

Risks Relating to Tenneco and Tenneco’s Business

Tenneco is, and will continue to be, subject to the risks described in the section entitled “Risk Factors” beginning on page 34 and in Tenneco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as updated by other reports filed with the SEC, including Tenneco’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018. For additional information, see the section entitled “Where You Can Find More Information” beginning on page 190.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents that are incorporated into this proxy statement by reference may contain (or incorporate by reference) forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements are included in various sections of this proxy statement and concern, among other things, the proposed acquisition of Federal-Mogul and related separation transactions, including the expected timing of completion of the proposed acquisition and Spin-Off; the benefits of the proposed acquisition and Spin-Off; the combined and separate companies’ respective plans, objectives and expectations; future financial and operating results; and other statements that are not historical facts. The words “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” and similar expressions (and variations thereof), identify these forward-looking statements. These forward-looking statements are based upon our current expectations, and although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, these expectations may not prove to be correct.

Since forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed in the forward-looking statements. Important factors (many of which are outside of our control) that could cause actual results to differ materially from the expectations expressed in the forward-looking statements, include, but are not limited to:

•	the risk that the transaction may not be completed in a timely manner or at all due to a failure to satisfy certain closing conditions;

•

the risk that the parties may be unable to obtain the required governmental and regulatory approvals, or obtaining the required governmental and regulatory approvals may delay the transaction or result in the imposition of conditions that could cause the parties to abandon the transaction;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Purchase Agreement;

•	the outcome of any legal proceeding that may be instituted against Tenneco, Federal-Mogul and/or the other parties following the announcement of the transaction;

•

the risk that the combined company may not complete the Spin-Off of its powertrain technology business and its aftermarket & ride performance business (or achieve some or all of the anticipated benefits of such a separation);

•	the transaction may have an adverse impact on existing arrangements with Tenneco or Federal-Mogul, including those related to transition, manufacturing and supply services and tax matters;

•	the amount of the costs, fees, expenses and charges related to the transaction and Spin-Off may be greater than expected;

•	the possibility that the transaction may result in Tenneco assuming unexpected liabilities;

•	the ability to retain and hire key personnel and maintain relationships with customers, suppliers or other business partners;

•	the ability of Tenneco and Federal-Mogul to operate their respective businesses in light of the transaction and the covenants contained in the Purchase Agreement;

•	the risk that the benefits of the transaction and Spin-Off, including synergies, may not be fully realized or may take longer to realize than expected;

•	the risk that the transaction may not advance the combined or separated companies’ business strategy;

•	the risk that the combined company may experience difficulty integrating or separating all employees or operations;

•	the potential diversion of Tenneco’s and Federal-Mogul’s respective management team’s attention resulting from the transaction; and

•	the impact of issuing the Stock Consideration in connection with the transaction on the current Tenneco stockholders, including dilution of their ownership and voting interests.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, see the note regarding forward-looking statements and the risk factors in Tenneco’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC, as well as Tenneco’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018. For more information, see the section entitled “Where You Can Find More Information” beginning on page 190.

The areas of risk and uncertainty described above should be considered in connection with any written or oral forward-looking statements that may be made after the date of this proxy statement by Tenneco or anyone acting for Tenneco.

Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Unless otherwise indicated in this proxy statement, the forward-looking statements in this proxy statement are made as of the date of this report, and, except as required by law, Tenneco does not undertake any duty or responsibility, and disclaims any duty or responsibility, to publicly disclose revisions or updates to any forward-looking statements.

INFORMATION ABOUT THE COMPANIES AND THE OTHER PARTIES TO THE PURCHASE AGREEMENT

Tenneco Inc.

500 North Field Drive

Lake Forest, IL 60045

Telephone: (847) 482-5000

Tenneco designs, manufactures and sells clean air and ride performance systems and products for light vehicle, commercial truck, off-highway and other applications, and generated revenues of $9.3 billion in 2017. Tenneco serves both original equipment manufacturers (OEMs) and replacement markets worldwide through leading brands, including Monroe®, Rancho®, Clevite® Elastomers, Axios™, Kinetic®, and Fric-Rot™ ride performance products and Walker®, XNOx®, Fonos™, DynoMax® and Thrush® clean air products. As a parts supplier, we produce individual component parts for vehicles as well as groups of components that are combined as modules or systems within vehicles. These parts, modules and systems are sold globally to most leading OEMs, commercial truck and off-highway engine manufacturers, and aftermarket distribution channels.

Tenneco was incorporated in Delaware in 1996. In 2005, we changed our name from Tenneco Automotive Inc. to Tenneco Inc. Tenneco’s Common Stock is traded on the NYSE under the symbol “TEN.”

Tenneco maintains a website at www.tenneco.com. By including the foregoing website address, Tenneco does not intend to and will not be deemed to incorporate by reference any material contained therein. See also “Where You Can Find More Information” beginning on page 190.

Federal-Mogul LLC

27300 West 11 Mile Road

Southfield, Michigan 48034

Telephone: (248) 354-7700

Federal-Mogul was founded in Detroit in 1899. Federal-Mogul is a global supplier of products and services to the world’s manufacturers and servicers of vehicles and equipment in the automotive, light, medium and heavy-duty commercial, marine, rail, aerospace, power generation and industrial markets. Federal-Mogul’s products and services enable improved fuel economy, reduced emissions and enhanced vehicle safety.

Federal-Mogul operates two independent business divisions, each with a chief executive officer reporting to Federal-Mogul’s board of directors: F-M Motorparts and F-M Powertrain. F-M Motorparts sells and distributes a broad portfolio of products through more than 20 brands in the global vehicle aftermarket, while also serving original equipment vehicle manufacturers with products including braking, wipers and a range of chassis components. Federal-Mogul’s aftermarket brands include ANCO® wipers; Beck/Arnley® premium OE quality parts and fluids; BERU®* ignition systems; Champion® lighting, spark plugs, wipers and filters; Interfil® filters; AE®, Fel-Pro®, FP Diesel®, Goetze®, Glyco®, National®, Nüral®, Payen®, Sealed Power® and Speed-Pro® engine products; MOOG® chassis components; and Abex®, Ferodo®, Jurid® and Wagner® brake products and lighting. F-M Powertrain designs and manufactures original equipment powertrain components and systems protection products for automotive, heavy-duty, industrial and transport applications.

Federal-Mogul maintains websites at www.federalmogul.com and www.fmmotorparts.com. By including the foregoing website addresses, Federal-Mogul does not intend to and will not be deemed to incorporate by reference any material contained therein.

* BERU is a registered trademark of BorgWarner Ludwigsburg GmbH.

American Entertainment Properties Corp.

767 Fifth Avenue. Suite 4700

New York, New York 10153

Telephone: (212) 702-4300

American Entertainment Properties Corp. is a wholly owned corporate subsidiary of IEP and Icahn Enterprises Holdings L.P., and is engaged in the following business segments: Automotive, Energy, Railcar, Metals, Gaming, Home Fashion and Real Estate.

Icahn Enterprises L.P.

767 Fifth Avenue. Suite 4700

New York, New York 10153

Telephone: (212) 702-4300

Icahn Enterprises L.P. is a master limited partnership and a diversified holding company engaged in 10 primary business segments: Investment, Automotive, Energy, Metals, Railcar, Gaming, Mining, Food Packaging, Real Estate and Home Fashion.

IEP’s depository units are traded on the NASDAQ under the symbol “IEP.”

IEP maintains a website at www.ielp.com. By including the foregoing website address, IEP does not intend to and will not be deemed to incorporate by reference any material contained therein.

THE SPECIAL MEETING

General Information

This proxy statement is being provided to Tenneco stockholders in connection with the solicitation of proxies by our board of directors for use at the special meeting, or postponements or adjournments of such special meeting. This proxy statement is being furnished to Tenneco stockholders on or about August 3, 2018. This proxy statement provides Tenneco stockholders with information they need to be able to vote or instruct their vote to be cast at the special meeting.

Time, Date and Location

The special meeting will be held on Wednesday, September 12, 2018, at 10:00 a.m., Central Time, at our headquarters at 500 North Field Drive in Lake Forest, Illinois 60045, or at such other time and place to which the special meeting may be postponed or adjourned.

If you plan to attend the special meeting in person, below are directions to our headquarters:

From North:

Take 294 South

Exit Route 60 (Town Line Road) (left/east)

Left on Field Drive (2nd light)

Tenneco on Left Side

From O’Hare Airport and South:

Take 294 North

Exit Route 60 (Town Line Road) (right/east)

Left on Field Drive (1st light)

Tenneco on Left Side

From Downtown Chicago:

Kennedy Expressway, I-90, west

To Edens Expressway, I-94, toward Milwaukee

To 294 North

Exit Route 60 (Town Line Road) (right/east)

Left on Field Drive (1st light)

Tenneco on Left Side

References in this proxy statement to the special meeting also refer to any postponements, adjournments or changes in location to the meeting, to the extent applicable.

Purpose of the Special Meeting

At the special meeting, Tenneco stockholders will be asked to consider and vote on the following proposals:

Proposal 1:	To adopt the Amended and Restated Certificate of Incorporation.

Proposal 2:

To approve the issuance and delivery of an aggregate of 29,444,846 shares of Common Stock, which is referred to as the Stock Consideration, in connection with Tenneco’s acquisition of Federal-Mogul. Subject to reduction if Tenneco undertakes a primary offering of Common Stock prior to the closing of the transaction, the Stock Consideration issuable to AEP will be comprised of: (i) a number of shares of Class A Voting Common Stock equal to 9.9% of the aggregate number of shares of Class A Voting Common Stock issued and outstanding as of immediately following the closing of the transaction, and (ii) the balance in shares of newly created Class B Non-Voting Common Stock.

Proposal 3:	To approve the Amended and Restated Long-Term Incentive Plan.

Proposal 4:	To approve a proposal to adjourn the special meeting, or any adjournments thereof, to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposals.

Record Date; Stock Entitled to Vote

Only holders of record of our Common Stock at the close of business on July 31, 2018 are entitled to receive notice of, and to vote at, the special meeting, or any postponements or adjournments thereof. On July 31, 2018, there were 51,422,522 shares of Common Stock outstanding and entitled to vote at the special meeting.

Stockholders have one vote for each share of Common Stock they own on the record date, which can be cast in person or through the Internet or by telephone or by a properly executed and delivered proxy with respect to the special meeting.

On July 31, 2018, our directors and executive officers and their affiliates owned and were entitled to vote 1,241,150 shares of Common Stock, or approximately 2.4% of the Common Stock outstanding on that date. We currently expect that our directors and executive officers will vote their shares in favor of each proposal, subject to no superior proposal emerging, although none of them has entered into any agreement obligating them to do so.

Voting Requirements

Proposal 1 — Adoption of the Amended and Restated Certificate of Incorporation

Proposal 1 requires the affirmative vote of holders of at least a majority of our outstanding Common Stock as of the record date. As of the record date, there were 51,422,522 shares of Common Stock outstanding and therefore 25,711,262 votes are required for Proposal 1 to be adopted.

The Amended and Restated Certificate of Incorporation is required under the terms of the Purchase Agreement and is necessary to enable Tenneco to have enough shares of non-voting common stock to issue to AEP in connection with the transaction. Accordingly, if the Amended and Restated Certificate of Incorporation is not adopted by our stockholders at the special meeting, a condition to the closing of the transaction will not be satisfied and the transaction will not be consummated. If the Amended and Restated Certificate of Incorporation is adopted by our stockholders, Tenneco will have the ability to issue the remaining unissued shares of Class B Non-Voting Common Stock in the future.

Abstentions and broker non-votes will have the same effect as a vote “AGAINST” Proposal 1. If you fail to submit a proxy or attend the special meeting in person, or if you fail to issue voting instructions to your bank, broker or other record holder, it will have the same effect as a vote “AGAINST” Proposal 1.

Our board of directors unanimously recommends that you vote your shares of Common Stock “FOR” Proposal 1.

Proposal 2 — Approval of the Issuance of the Stock Consideration

Proposal 2 requires the affirmative vote of a majority of the votes cast on the proposal at the special meeting.

Under the current rules and interpretive guidance of the NYSE, “votes cast” on Proposal 2 consist of votes “for” or “against” as well as elections to abstain from voting. As a result, a stockholder’s election to abstain from voting on Proposal 2 will have the same effect as a vote “AGAINST” the proposal. Assuming a quorum is present, the failure of a stockholder who holds his or her shares in “street name” through a bank, broker or other record holder to give voting instructions to that bank, broker or other record holder or any other failure of a stockholder to vote will have no effect on the outcome of any vote to approve Proposal 2 because these failures to vote are not considered “votes cast.”

Our board of directors unanimously recommends that you vote your shares of Common Stock “FOR” Proposal 2.

Proposal 3 — Approval of the Amended and Restated Long-Term Incentive Plan

Proposal 3 requires the affirmative vote of a majority of the votes cast on the proposal at the special meeting.

Under the current rules and interpretive guidance of the NYSE, “votes cast” on Proposal 3 consist of votes “for” or “against” as well as elections to abstain from voting. As a result, a stockholder’s election to abstain from voting on Proposal 3 will have the same effect as a vote “AGAINST” the proposal. Assuming a quorum is present, the failure of a stockholder who holds his or her shares in “street name” through a bank, broker or other record holder to give voting instructions to that bank, broker or other record holder or any other failure of a stockholder to vote will have no effect on the outcome of any vote to approve Proposal 3 because these failures to vote are not considered “votes cast.”

Our board of directors unanimously recommends that you vote your shares of Common Stock “FOR” Proposal 3.

Proposal 4 — Approval of the Adjournment of the Special Meeting

Proposal 4 requires the affirmative vote of a majority of those shares voting on the proposal.

Any stockholder represented in person or by proxy at the meeting and entitled to vote on Proposal 4 may elect to abstain from voting on this proposal. If so, such abstention will not be counted as a vote cast on the proposal and, therefore, will have no effect on the outcome of the vote on the proposal. Provided there is a quorum of stockholders present in person or by proxy, stockholders not attending the meeting, in person or by proxy, will also have no effect on the outcome of this proposal.

Our board of directors unanimously recommends that you vote your shares of Common Stock “FOR” Proposal 4.

Voting at the Special Meeting

Shares held in your name as the holder of record may be voted in person at the special meeting.

Shares held beneficially in street name may be voted in person at the special meeting only if you obtain a legal proxy from the bank, broker or other record holder that holds your shares of Common Stock giving you the right to vote the shares of Common Stock at the special meeting.

Even if you plan to attend the special meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the special meeting.

There are three ways to vote by proxy:

•	By Internet — You can vote over the Internet by following the instructions on the proxy card;

•	By Mail — If you received your proxy materials by mail, you can vote by filling out the accompanying proxy card and returning it in the return envelope that we have enclosed for you; or

•	By Telephone — You can vote by telephone by following the instructions on the proxy card.

If you received a proxy card in the mail but choose to vote by Internet or by telephone, you do not need to return your proxy card.

If your shares are held in “street-name” through a bank, broker or other record holder, you must provide the holder of record with instructions on how to vote the shares, so please follow the voting instructions on the form that you receive from them. The availability of telephone and Internet voting will depend on the bank’s, broker’s or other record holder’s voting process. Your bank, broker or other record holder may not be permitted to exercise voting discretion as to some of the matters to be acted upon. Therefore, please give voting instructions to your bank, broker or other record holder.

Unless you hold your shares through Tenneco’s 401(k) plan, you may vote via the Internet or by phone until 11:59 p.m. Eastern Time, on September 11, 2018, or Tenneco’s agent must receive your paper proxy card on or before September 11, 2018. If you hold your shares through Tenneco’s 401(k) plan, you may vote via the Internet or by phone until 11:59 p.m., Eastern Time, on September 9, 2018, or Tenneco’s agent must receive your paper proxy card on or before September 9, 2018.

All properly completed, unrevoked proxies that are timely received will be voted in accordance with the specifications made.

If a properly executed, unrevoked written proxy card does not specifically direct the voting of shares covered by the proxy, the proxy will be voted:

•	FOR the adoption of the Amended and Restated Certificate of Incorporation;

•	FOR the approval of the issuance of the Stock Consideration;

•	FOR the approval of the Amended and Restated Long-Term Incentive Plan;

•	FOR the approval of the adjournment of the special meeting; and

•	in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the special meeting.

Our board of directors is not aware of any other matters that may properly come before the special meeting. However, should any such matters come before the special meeting, it is the intention of the persons named in the enclosed form of proxy card to vote all proxies (unless otherwise directed by stockholders) in accordance with their judgment on such matters.

Revocability of Proxies

You can change your vote at any time before your proxy is voted at the special meeting. In addition to revocation in any other manner permitted by law, you can revoke your proxy in one of the following ways:

•	giving a written and signed revocation to our Corporate Secretary that is received by our Corporate Secretary prior to the special meeting, stating that you revoke your proxy;

•	giving a duly executed proxy bearing a later date, provided that to be effective, a later-dated proxy must be received by Tenneco no later than 11:59 p.m., Eastern Time on September 11, 2018; or

•	attending the special meeting and voting in person.

Your attendance at the special meeting will not itself revoke your previously granted proxy unless you provide a written and signed revocation to the chair of the special meeting at the special meeting.

If your shares are held in “street-name” through a bank, broker or other record holder, you may submit new voting instructions by contacting your bank, broker or other record holder or, if you have obtained a legal proxy from your bank, broker or other record holder giving you the right to vote your shares, by attending the special meeting and voting in person.

Quorum Requirements and Effect of Abstentions and Broker Non-Votes

The presence at the special meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of Common Stock as of the record date is considered a quorum for the transaction of business. If you submit a properly completed proxy or if you appear at the special meeting to vote in person, your shares of Common Stock will be considered part of the quorum.

Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a bank, broker or other record holder holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Each proposal in this proxy statement is a “non-routine” matter under the NYSE rules. Accordingly, if you do not instruct your bank, broker or other record holder how to vote with respect to any of these items, your bank, broker or other record holder may not vote with respect to the applicable proposal and those votes will be counted as “broker non-votes.”

Abstentions and broker non-votes will have the same effect as a vote “AGAINST” Proposal 1. If you fail to submit a proxy or attend the special meeting in person, or if you fail to issue voting instructions to your bank, broker or other record holder, it will have the same effect as a vote “AGAINST” Proposal 1.

Under the current rules and interpretive guidance of the NYSE, “votes cast” on a proposal consist of votes “for” or “against” as well as elections to abstain from voting. As a result, a stockholder’s election to abstain from voting on a proposal at the special meeting will have the same effect as a vote “AGAINST” that proposal. Accordingly, abstentions from voting will be counted as votes “AGAINST” Proposal 2 and Proposal 3.

Assuming a quorum is present, the failure of a stockholder who holds his or her shares in “street name” through a bank, broker or other record holder to give voting instructions to that bank, broker or other record holder or any other failure of a stockholder to vote on a proposal will have no effect on the outcome of any vote to approve that proposal because these failures to vote are not considered “votes cast.” Accordingly, broker non-votes will not be counted as votes for or against Proposal 2 or Proposal 3.

Abstentions and broker non-votes will have no effect on Proposal 4. If you fail to submit a proxy or attend the special meeting in person, or if you fail to issue voting instructions to your bank, broker or other record holder, it will have no effect on the outcome of Proposal 4.

Tabulation of Votes

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.

Delivery of Proxy Materials and Proxy Card

These proxy materials were first sent or made available to stockholders on or about August 3, 2018.

Most stockholders hold their shares through a bank, broker or other record holder rather than directly in their own name. If your shares are held by a bank, broker or other record holder, you are considered the beneficial owner of these shares even though they are held in “street-name,” and these proxy materials should be forwarded to you by the bank, broker or other record holder together with a voting instruction card. As the beneficial owner, you have the right to direct your bank, broker or other record holder how to vote and you are invited to attend the special meeting. Since a beneficial owner is not the holder of record, you may not vote these shares in person at the special meeting unless you obtain a “legal proxy” from the bank, broker or other record holder that holds your shares, giving you the right to vote the shares at the meeting. Your bank, broker or other record holder will provide voting instructions for you to use in directing them how to vote your shares.

We and some brokers have adopted “householding,” a procedure under which stockholders who have the same address will receive a single set of proxy materials, unless one or more of these stockholders provides notice that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. This procedure can result in significant savings to Tenneco by reducing printing and postage costs.

If you participate in householding and wish to receive a separate set of these proxy materials, or if you wish to receive separate copies of future notices, annual reports and proxy statements, please call 1-800-579-1639 or write to: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will deliver the requested documents to you promptly upon your request. Any stockholders of record who share the same address and currently receive multiple copies of proxy materials who wish to receive only one copy of these materials per household in the future may contact Broadridge Financial Solutions, Inc. at the address or telephone number listed above. If you hold your shares through a bank, broker or other record holder, please contact your bank, broker or other record holder to request information about householding.

Please follow the voting instructions provided by the bank, broker or other record holder. Banks, brokers and other record holders who hold shares on behalf of their beneficial owners may not give a proxy to Tenneco to vote those shares with respect to the proposals without specific voting instructions from such beneficial owners, as such the proposals to be voted upon at the special meeting, which are not considered a routine matters under the NYSE Rule 452 and banks, brokers and other record holders do not have discretionary voting power for such non-routine matters. Any votes cast by street-name holders or brokers, banks or other nominees will be treated as though they were votes cast by the holder of record. You may not vote shares held in street-name by returning a proxy card directly to us or by voting in person at the special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other record holder. Any votes cast pursuant to a “legal proxy” will be treated as though they were cast by the holder of record.

Special Meeting Admission

Attendance at the special meeting is limited to stockholders (or their proxies, attorneys or representatives) as of the close of business on July 31, 2018. Guests may be admitted, but a guest has no right to speak or vote at the special meeting. Holders of record of our Common Stock at the close of business on July 31, 2018, can vote in person at the special meeting.

Admission to the special meeting is on a first-come, first-served basis. Registration for the special meeting begins at 9:00 a.m., Central Time, on Wednesday, September 12, 2018, and you will be asked to present a valid picture identification and proof of ownership of Common Stock as of the record date.

If you hold your Common Stock in a brokerage account, you must bring a copy of a brokerage account statement reflecting your ownership as of the record date. If you plan to attend as the proxy or attorney of a stockholder, the stockholder must provide valid proof of your appointment no later than 11:59 p.m., Central Time, on September 11, 2018 to our address set forth under the section entitled “—Time, Date and Location” beginning on page 56. If you plan to attend as a representative of a legal entity you must bring evidence of appointment to the special meeting. We reserve the right to refuse admittance to anyone without proper proof of ownership or without proper photo identification. Submitting your proxy now will not prevent you from voting your shares at the special meeting if you desire to do so, as your proxy is revocable at your option. The use of cameras at the special meeting is prohibited and they will not be allowed into the special meeting or any other related areas. We realize that many cellular phones have built-in digital cameras, and while these phones may be brought into the meeting room, they may not be used at any time.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by us. Solicitation will be made by mail, and may be made by directors, officers and employees, personally or by telephone, email or fax. Proxy cards and materials also will be distributed to beneficial owners of stock through brokers, custodians, nominees and other like parties, and we expect to reimburse such parties for their charges and expenses.

We have also engaged Innisfree M&A Incorporated to assist us in the solicitation of proxies, at an estimated cost of approximately $30,000, plus expense reimbursement.

Questions and Additional Information

Tenneco stockholders who have questions about the transaction, the issuance of the Stock Consideration, the Amended and Restated Certificate of Incorporation or the other matters to be voted on at the special meeting or who desire additional copies of this proxy statement or additional proxy cards should contact Innisfree M&A Incorporated, Tenneco’s proxy solicitor, by calling toll free at (888) 750-5834. Banks, brokerage firms and other nominees may call collect at (212) 750-5833.

THE TRANSACTION

The following is a discussion of the transaction, the Purchase Agreement, the Shareholders Agreement and the Amended and Restated Certificate of Incorporation. While the following discussion is intended to cover the material terms, this is a summary only and may not contain all of the information that is important to you. The following discussion is qualified in its entirety by reference to the Purchase Agreement, the Shareholders Agreement and the Amended and Restated Certificate of Incorporation, which are attached to this proxy statement as Annex A, Annex B and Annex C, respectively, and are incorporated by reference herein. Tenneco stockholders are urged to read this entire proxy statement, including the Purchase Agreement, the Shareholders Agreement and the Amended and Restated Certificate of Incorporation, for a more complete understanding of the transaction.

General Description of Transaction

On April 10, 2018, Tenneco entered into the Purchase Agreement by and among Tenneco, Federal-Mogul, AEP and IEP, pursuant to which Tenneco has agreed to acquire Federal-Mogul. In order to complete the transaction, Tenneco will amend its certificate of incorporation to provide for a new class of non-voting common stock, which will be issued only to AEP at the closing of the transaction, and to reclassify the Common Stock as “Class A Voting Common Stock.” See “Proposal 1 — Adoption of the Amended and Restated Certificate of Incorporation of Tenneco Inc. — Summary of the Terms of the Amended and Restated Certificate of Incorporation” beginning on page 120.

As consideration for the acquisition of Federal-Mogul, Tenneco will (i) pay to AEP $800 million in cash, subject to increase if Tenneco undertakes a primary offering of Common Stock prior to the closing of the transaction as described below, which is referred to as the Cash Consideration in this proxy statement, and (ii) issue and deliver 29,444,846 shares of Common Stock, which is referred to as the Stock Consideration in this proxy statement. Subject to reduction if Tenneco undertakes a primary offering of Common Stock prior to the closing of the transaction, as described below, the Stock Consideration issuable to AEP will be comprised of: (a) a number of shares of Class A Voting Common Stock equal to 9.9% of the aggregate number of shares of Class A Voting Common Stock issued and outstanding as of immediately following the closing of the transaction, and (b) the balance in shares of newly created Class B Non-Voting Common Stock.

Until the date that is 10 business days prior to the anticipated closing date of the transaction, assuming the price of our Common Stock is above $54.6785, Tenneco may elect to conduct a primary offering of Common Stock in order to raise funds to increase the Cash Consideration. Such offering may include up to 7,315,490 shares of Common Stock that would otherwise have been issued to AEP in connection with the transaction. Each share sold in such an offering will decrease the number of shares of Common Stock issuable to AEP by one share, so the total number of shares of Common Stock to be issued in connection with the acquisition of Federal-Mogul will not change if Tenneco undertakes such an offering. The Cash Consideration will be increased by an amount equal to the number of shares sold in such an offering multiplied by $54.6785, with any excess proceeds to be retained by Tenneco. In certain circumstances, AEP may also elect to require Tenneco to conduct such an offering of Common Stock if Tenneco does not do so at least 10 business days prior to the anticipated closing date of the transaction.

Upon the closing of the transaction, the parties have agreed that Tenneco, AEP and IEP will enter into the Shareholders Agreement. In connection with the Shareholders Agreement, Tenneco has agreed to expand the size of its board of directors by one member and fill the resulting vacancy with the chief executive officer of IEP (or another designee of IEP, if applicable, provided such designee is reasonably acceptable to Tenneco and meets the requirements set forth in the By-Laws and Corporate Governance Principles). Our board of directors will take all actions necessary to nominate for election the then-serving chief executive officer of IEP (or another designee of IEP, if applicable, provided such designee is reasonably acceptable to Tenneco and meets the requirements set forth in the By-Laws and Corporate Governance Principles) at each annual meeting of Tenneco stockholders until the earlier of (i) the date on which AEP ceases to own at least 10% of our Class A Voting Common Stock and Class B Non-Voting Common Stock, measured as a single class, or (ii) the date that is 18 months after the closing of the transaction if the Spin-Off has not occurred. See “—Board of Directors and Management Following the Transaction” for additional details.

The Shareholders Agreement contains a standstill covenant, which prohibits IEP and its affiliates from taking certain actions until the earlier of (i) the date that is 18 months after the closing date of the transaction and (ii) the date that is one year after the date on which IEP and its affiliates cease to own at least 5% of our outstanding Class A Voting Common Stock and Class B Non-Voting Common Stock, measured as a single class.

Subject to certain exceptions, for a period beginning on the date of the Shareholders Agreement (i.e., the closing date of the transaction) and ending on the date that is 150 days following the date of the Shareholders Agreement, AEP (and any permitted transferee) shall not, directly or indirectly, sell, offer or agree to sell, or otherwise transfer, or loan or pledge, through swap or hedging transactions, or grant any option to purchase, make any short sale or otherwise dispose of, more than 10% of the shares of Class A Voting Common Stock and Class B Non-Voting Common Stock, measured as a single class, they beneficially own immediately after closing of the transaction.

In addition, until the later of (i) the expiration of the standstill provision discussed above and (ii) the time when IEP and its affiliates cease to own at least 10% of the outstanding Class A Voting Common Stock and Class B Non-Voting Common Stock, measured as a single class, IEP and its affiliates shall not transfer any shares (a) to certain specified types of investors and (b) in an amount equal to 5% or more of the Class A Voting Common Stock outstanding at the time of such transfer (except for transfers to certain passive institutional investors).

The Shareholders Agreement provides that as long as IEP and its affiliates beneficially own at least 10% of the outstanding Class A Voting Common Stock and Class B Non-Voting Common Stock, measured as a single class, AEP will be granted certain preemptive rights. The Shareholders Agreement also includes registration rights for IEP and its affiliates. Please see the section entitled “The Shareholders Agreement” beginning on page 115 for additional information with regard to the Shareholders Agreement.

Following the closing of the transaction, Tenneco shall, subject to the fiduciary duties of our board of directors under applicable law, use its reasonable best efforts to pursue a reorganization of the combined business of Tenneco and Federal-Mogul into two separate businesses, representing “Powertrain Technology” and “Aftermarket & Ride Performance,” and distribute the equity interests representing one such business to Tenneco stockholders and consummate the Spin-Off within 18 months of the closing date of the transaction. Tenneco currently expects that the Aftermarket & Ride Performance business will be separated and the Powertrain Technology business will remain at Tenneco and retain the “Tenneco Inc.” name. Following the consummation of the Spin-Off, our board of directors has selected Brian J. Kesseler to serve as the Chief Executive Officer of the Aftermarket & Ride Performance company and Roger J. Wood to serve as Chief Executive Officer of the Powertrain Technology company.

Background of the Transaction

Our board of directors regularly reviews with senior management Tenneco’s strategic direction and the opportunities available to enhance its performance and prospects. These reviews include periodic internal discussions of projected financial performance and hypothetical acquisitions, dispositions and business combinations with third parties that would add stockholder value and further Tenneco’s strategic objectives, as well as the potential benefits and risks of those hypothetical transactions.

During the period from late-August through mid-September 2017, Tenneco and XMS Capital Inc., IEP’s, AEP’s and Federal-Mogul’s financial advisor (“XMS Capital”), held several high-level discussions in connection with Federal-Mogul’s process to seek a buyer for its seals and gaskets business line. In connection with these discussions, on August 30, 2017, Tenneco Automotive Operating Company Inc., a wholly owned subsidiary of Tenneco (“TAOC”), and Federal-Mogul entered into a confidentiality agreement. In mid-September 2017, Tenneco indicated to XMS Capital that it would not pursue a transaction to acquire Federal-Mogul’s seals and gaskets business line.

In mid-November, XMS Capital contacted Tenneco to determine whether Tenneco had an interest in Federal-Mogul’s Motorparts division (“Motorparts”). In early December 2017, XMS Capital contacted Tenneco to discuss Federal-Mogul’s process to seek a buyer for Motorparts. In connection with these discussions, on December 10, 2017, TAOC and Federal-Mogul entered into a confidentiality agreement in connection with Federal-Mogul’s process to seek a buyer for Motorparts.

On December 13, 2017, Kenneth R. Trammell, then-Executive Vice President and Chief Financial Officer of Tenneco, and XMS Capital held an introductory telephonic meeting to discuss Tenneco’s interest in acquiring Motorparts. During this meeting, Mr. Trammell communicated Tenneco’s interest in exploring a combination of Tenneco’s product lines and Federal-Mogul’s businesses that could culminate in two separate companies focused on their respective markets. XMS Capital indicated that Tenneco should provide IEP with an indication of interest outlining Tenneco’s proposed acquisition structures and valuations, but that Motorparts would continue to be the current focus of Federal-Mogul’s sale process.

On December 14, 2017, members of Tenneco’s senior management team, including Mr. Trammell, Jason M. Hollar, then-Senior Vice President, Finance (now, Executive Vice President, Chief Financial Officer) of Tenneco, and Elizabeth Williams, Senior Vice President, Strategy & Corporate Development of Tenneco, held a telephonic meeting with representatives of Barclays to discuss Motorparts, including its product offering, market position and geographic presence, and Barclays’ preliminary financial analysis related to an acquisition of Motorparts at various prices.

During the week of December 18, 2017, Tenneco’s senior management team, including Brian J. Kesseler, Chief Executive Officer of Tenneco, and Messrs. Trammell and Hollar, met with representatives of Barclays to discuss Barclays’ preliminary financial analysis related to an acquisition of Motorparts or Federal-Mogul as a whole at various prices and for various mixes of consideration. In addition, Tenneco and Barclays discussed transaction alternatives. As part of this discussion, Tenneco and Barclays discussed a potential strategic transaction involving Tenneco and Federal-Mogul, including an acquisition of Motorparts only versus Federal-Mogul as a whole.

On December 22, 2017, as directed by management of Tenneco, representatives of Barclays contacted XMS Capital to discuss a potential strategic transaction involving Tenneco and Federal-

Mogul. During this call, Barclays stated that Tenneco was not interested in submitting a proposal to acquire only Motorparts at this time, but did have an interest in exploring a transaction involving all of Federal-Mogul. In addition, the parties also discussed a potential separation of the combined business following a potential acquisition of Federal-Mogul by Tenneco, as well as additional acquisitions the combined company could explore following such potential acquisition. XMS Capital stated that Federal-Mogul was already engaged in a process to sell only Motorparts, so it would not be feasible to simultaneously discuss a sale of Federal-Mogul as a whole, but that such a discussion could be interesting at a later time. Barclays invited further discussions with IEP regarding the purchase of Federal-Mogul as a whole should IEP wish to explore such a transaction.

On December 29, 2017, representatives of XMS Capital contacted Barclays to convey that IEP was now interested in discussing a sale of Federal-Mogul as a whole, and XMS Capital asked Tenneco to submit a proposal related to such an acquisition.

On January 5, 2018, representatives of Barclays and XMS Capital held multiple telephonic meetings. During these meetings, Barclays indicated that Tenneco would be unable to submit a formal proposal to acquire Federal-Mogul as a whole until after a scheduled meeting of the board of directors of Tenneco on February 7, 2018. XMS Capital indicated that IEP nevertheless would like to schedule an introductory telephonic meeting with Tenneco to discuss such a transaction, and a meeting was subsequently scheduled for January 12, 2018.

On January 12, 2018, representatives of Tenneco, including Messrs. Kesseler, Trammell, Hollar and Ms. Williams, and of IEP, including Carl C. Icahn, Chairman of the Board of IEP, and Keith Cozza, Chief Executive Officer of IEP, together with representatives of Barclays and XMS Capital, held a telephonic meeting to discuss Tenneco’s interest in Federal-Mogul as a whole, as well as IEP’s timeline and valuation expectations.

On January 14, 2018, TAOC and IEP entered into a confidentiality agreement in connection with Tenneco’s potential acquisition of Federal-Mogul as a whole, pursuant to which Tenneco was provided with information concerning Federal-Mogul.

On January 18, 2018, the board of directors of Tenneco held a telephonic meeting at which management of Tenneco was present. During the meeting, the board discussed with management the potential acquisition of Federal-Mogul as a whole, as well as potential transaction structures for such an acquisition, including the potential to separate the combined company into two independent, publicly traded companies simultaneously with, or following the completion of, the acquisition, which we refer to as the Spin-Off in this proxy statement. The board also discussed potential financial benefits of such an acquisition, including management’s preliminary views on the valuation of Federal-Mogul as a whole, as well as the timeline for the potential acquisition. Following the discussion, the board expressed support for management continuing to explore a potential acquisition of Federal-Mogul as a whole.

On January 19, 2018, representatives of Tenneco and IEP, together with representatives of Barclays and XMS Capital, held a telephonic meeting to discuss the parties’ preliminary views on valuation of Federal-Mogul as well as potential transaction structures. During the meeting, Tenneco reminded IEP that it would be unable to submit a proposal prior to the meeting of the board of directors of Tenneco scheduled for February 7, 2018.

Between January 20, 2018 and January 30, 2018, representatives of Barclays, as directed by Tenneco management, and XMS Capital held multiple telephonic meetings to discuss the potential acquisition of Federal-Mogul as a whole by Tenneco, including transaction structures, ownership of the combined company following the acquisition and of each separate company following the Spin-Off, as well as valuation-related matters.

On February 7, 2018, the board of directors of Tenneco held an in-person meeting at which management of Tenneco and representatives of Barclays were present. During the meeting, the board discussed the potential acquisition of Federal-Mogul, potential financial terms and transaction structures for such an acquisition and the Spin-Off, as well as the risks and benefits of such an acquisition. Barclays also provided its preliminary views as to the valuation of Federal-Mogul and an overview of the proposed transaction structure, including the right of Tenneco to conduct a public offering of common stock, the proceeds of which would reduce the stock consideration and increase the cash consideration payable to AEP without increasing the total number of shares to be issued in the transaction (the “funding adjustment right”), financing alternatives and the related Spin-Off transaction. Following discussion, the board authorized management to continue to pursue an acquisition of Federal-Mogul and to seek to negotiate acceptable financial terms for such acquisition and on other terms recommended to the board by management.

On February 9, 2018, following further discussion with, and as directed by, Tenneco management, Barclays sent a non-binding, written proposal to XMS Capital that reflected Tenneco’s interest in pursuing an acquisition of Federal-Mogul as a whole at an equity value of $2.32 billion, comprised of $800 million to $1.23 billion in cash and $1.09 billion to $1.52 billion in shares of Class A Common Stock and newly created Class B Common Stock, subject to Tenneco’s funding adjustment right, plus the assumption of Federal-Mogul’s outstanding indebtedness (the “Indication of Interest”). The Indication of Interest also outlined other key principles of the transaction, including pursuing the Spin-Off following the acquisition, the ability of IEP to designate one member of the board of directors of Tenneco following the closing of the transaction until the Spin-off (and two board members of the Powertrain Technologies company following the Spin-Off) and standstill and lock-up provisions.

Later on February 9, 2018, representatives of Barclays, as directed by Tenneco management, and XMS Capital held a telephonic meeting to discuss the terms of the proposed acquisition of Federal-Mogul and the Indication of Interest. During this meeting, XMS Capital relayed IEP’s proposal for an increase in the purchase price and a termination fee equal to at least 5% of Federal-Mogul’s enterprise value, or approximately $265 million, if Tenneco failed to consummate the transaction. In addition, Barclays and XMS Capital discussed the terms of a potential lock-up in connection with the transaction.

On February 16, 2018, representatives of Tenneco and IEP, together with representatives of Barclays and XMS Capital, held a meeting to discuss the terms of the Indication of Interest. During this meeting, IEP reiterated its proposal for an increase in the purchase price and a termination fee equal to at least 5% of Federal-Mogul’s enterprise value, or approximately $265 million, if Tenneco failed to consummate the transaction. IEP asked Tenneco to submit a revised indication of interest on such terms. Tenneco, however, made a counterproposal for a termination fee of $140 million, payable only under certain circumstances. The parties ultimately agreed on a termination fee of $200 million as further described below.

On February 19, 2018, representatives of Barclays, as directed by Tenneco management, and XMS Capital held multiple telephonic meetings to discuss the terms of the proposed transaction, including valuation-related matters and the funding adjustment right, as well as the size of the termination fee.

On February 20, 2018, the board of directors of Tenneco held a special telephonic meeting at which management of Tenneco was present. The board received an overview of the meeting with IEP and XMS Capital on February 16, 2018 and discussed potential responses to the material transaction terms proposed by IEP, including an increase in the purchase price and a termination fee. Following discussion, the board authorized Tenneco management to submit a revised indication of interest increasing Tenneco’s offer to acquire Federal-Mogul for an equity value of $2.41 billion, comprised of $800 million in cash and approximately $1.61 billion in Class A Common Stock and Class B Common Stock, subject to Tenneco’s right to exercise the funding adjustment right (or IEP’s right to require Tenneco to exercise the funding adjustment right in certain circumstances), plus the assumption of Federal-Mogul’s outstanding indebtedness (the “Second Indication of Interest”). The board also authorized Tenneco management to propose a $200 million termination fee payable in order to accept a superior proposal for a third party to acquire Tenneco, as well as other terms relating to standstill and lockup provisions applicable to IEP.

On February 21, 2018, on behalf of Tenneco, Barclays submitted to XMS Capital the Second Indication of Interest reflecting the terms discussed by the Tenneco board of directors on February 20th. On the same day, representatives of Barclays and XMS Capital held multiple telephonic meetings to discuss the revised terms of the proposed acquisition of Federal-Mogul set forth in the Second Indication of Interest, including details of the funding adjustment right.

On February 22, 2018, representatives of Tenneco, Barclays and XMS Capital held a telephonic meeting to discuss the terms of the acquisition of Federal-Mogul as set out in the Second Indication of Interest. Later on February 22, 2018, representatives of Tenneco and IEP, together with representatives of Barclays and XMS Capital, held a follow-up telephonic meeting to discuss and negotiate the terms of the acquisition of Federal-Mogul as set out in the Second Indication of Interest as well as a timeline for negotiating and completing the acquisition of Federal-Mogul and the subsequent Spin-Off. Following these discussions, XMS Capital indicated that it thought there was a basis to proceed to further negotiations regarding an acquisition of Federal-Mogul, but that certain terms of the transaction required further negotiation following Tenneco’s due diligence.

Also on February 22, 2018, Tenneco and IEP entered into an amended and restated confidentiality agreement providing for reciprocal confidentiality obligations, as well as an extended term. In addition, pursuant to the amended and restated confidentiality agreement, IEP also agreed that it would not receive any material non-public information regarding Tenneco unless the parties were to agree to a mutually acceptable standstill provision.

On February 25, 2018, Tenneco and its representatives were given access to Federal-Mogul’s online electronic data room.

During the period from February 25, 2018 to April 9, 2018, Tenneco and its representatives and advisors reviewed the materials in Federal-Mogul’s electronic data room and engaged in business and legal due diligence discussions with various representatives and advisors of Federal-Mogul. During this period, Federal-Mogul expanded and updated its electronic data room based on requests received from Tenneco and its representatives and advisors.

On March 2, 2018, Federal-Mogul representatives and advisors traveled to Chicago, Illinois to meet with Tenneco representatives and advisors to share additional information regarding Federal-Mogul’s businesses and to continue to confirm the strategic and operational rationale for a combination of the two companies and the subsequent Spin-Off. During this meeting, members of Federal-Mogul’s management team presented information concerning its internal management structure, business strategy, product portfolio and product pipeline, as well as financial information and financial guidance. Discussions took place regarding potential synergies that might result from the combination of the two companies, but no specific transaction terms were discussed. Representatives from Barclays and XMS Capital also were present at this meeting.

Over the following month, representatives of Tenneco, IEP, AEP and Federal-Mogul, together with Kirkland & Ellis LLP, Tenneco’s outside legal counsel (“Kirkland”), and Winston & Strawn LLP, IEP’s, AEP’s and Federal-Mogul’s outside legal counsel (“Winston”), negotiated the terms of the

Purchase Agreement, the Shareholders Agreement and the Amended and Restated Certificate of Incorporation.

On March 16, 2018, Kirkland delivered an initial draft of the Purchase Agreement to Winston.

On March 20, 2018, Tenneco and IEP, together with Kirkland, Winston, Barclays and XMS Capital, held a telephonic meeting to continue to discuss and negotiate the draft Purchase Agreement.

Later on March 20, 2018, Kirkland distributed an initial draft of the Shareholders Agreement to Winston.

On March 22, 2018, Messrs. Kesseler and Icahn held a telephonic meeting to discuss certain terms of the draft Purchase Agreement. During this meeting, Mr. Icahn agreed to Tenneco’s proposal for a $200 million termination fee, but proposed that the $200 million termination fee be payable in any circumstance in which the transaction does not close other than a failure to obtain the required Tenneco shareholder approval or a material breach of the agreement by the IEP parties and Mr. Kesseler agreed to consider Mr. Icahn’s proposal. Messrs. Kesseler and Icahn also discussed the terms of the standstill provision applicable to IEP following execution of the Purchase Agreement.

On March 28, 2018, Winston delivered a revised draft of the Purchase Agreement and the Shareholders Agreement to Kirkland containing terms consistent with Mr. Icahn’s positions discussed during the telephonic meeting on March 22nd with Mr. Kesseler.

On March 30, 2018, a copy of the Second Indication of Interest was circulated to IEP’s board of directors. From time to time between March 30, 2018 and April 9, 2018, IEP’s board of directors held informal discussions concerning the terms and status of the transaction, the transaction documents and various other related issues.

On March 31, 2018, Messrs. Kesseler and Icahn held a telephonic meeting to discuss and negotiate the terms of the draft Purchase Agreement and Shareholders Agreement.

Later on March 31, 2018, Tenneco and Federal-Mogul, together with representatives of Barclays and XMS Capital, held a telephonic meeting to discuss the terms of certain Federal-Mogul commercial contracts.

On April 2, 2018, the board of directors of Tenneco held an in-person meeting. During the meeting, the board received an update on the discussions with IEP, AEP and Federal-Mogul. Brandon B. Smith, Senior Vice President, General Counsel and Corporate Secretary of Tenneco, discussed with the board its duties with respect to its evaluation of the transaction, and reviewed with the board the then-current terms and conditions of the draft Purchase Agreement and draft Shareholders Agreement. Also at this meeting, representatives of Barclays reviewed with the board its preliminary financial analysis of the consideration proposed to be paid by Tenneco pursuant to the draft Purchase Agreement. The board discussed various IEP proposals from the various discussions that had occurred over the prior several days, including IEP’s proposal that the $200 million termination fee to be payable in more circumstances than Tenneco had proposed, such as reaching the termination date without a breach of the Purchase Agreement by the IEP parties or a failure to obtain antitrust clearances. The board also discussed certain items identified in the course of Tenneco’s due diligence review. In addition, the board discussed possible modifications to the standstill provisions applicable to IEP if the Spin-Off was not consummated, but determined to require that such provisions survive a termination of the Purchase Agreement. Following discussion, the board authorized Tenneco management to continue to negotiate and finalize the Purchase Agreement and related documentation, subject to completion of due diligence and resolution of the key terms in a manner consistent with the board’s discussion. Over the following week, Tenneco and its advisors completed their due diligence review of Federal-Mogul.

On April 3, 2018, Kirkland delivered revised drafts of the Purchase Agreement and the Shareholders Agreement to Winston.

Also on April 3, 2018, representatives of Barclays, as directed by Tenneco management, and XMS Capital held a telephonic meeting to discuss the terms of the proposed transaction, including the purchase price, as well as the size of the funding adjustment right (i.e., the amount by which Tenneco may increase the cash portion of the consideration and decrease the stock portion of the consideration).

Later on April 3, 2018, representatives of Barclays and XMS Capital, together with Messrs. Icahn and Cozza, held a follow-up telephonic meeting to discuss the foregoing items and Messrs. Kesseler and Icahn held a further telephonic meeting to discuss the terms of the transaction, including the purchase price, the circumstances in which the termination fee is payable and the size of the funding adjustment right.

Throughout April 3, 2018, Tenneco and IEP, together with Barclays, XMS Capital, Kirkland and Winston, held multiple telephonic meetings to discuss the terms of the draft Purchase Agreement, including the length and terms of the standstill as well as the voting arrangements and commitments of IEP and AEP following the consummation of the transaction. The parties also discussed the portion of Tenneco common stock received by IEP and AEP in the transaction that would be subject to lock-up and transfer restrictions.

Between April 4, 2018 and April 7, 2018, Kirkland and Winston exchanged revised drafts of the Purchase Agreement, the Shareholders Agreement and the Amended and Restated Certificate of Incorporation.

On April 5, 2018, Tenneco and Barclays finalized an agreement pursuant to which Barclays agreed to act as Tenneco’s lead financial advisor in connection with Tenneco’s potential acquisition of Federal-Mogul.

Also, on April 5, 2018, drafts of the Purchase Agreement and Shareholders Agreement were provided to IEP’s board of directors.

On April 6, 2018, Tenneco and J.P. Morgan Securities LLC (“J.P. Morgan”) finalized an agreement pursuant to which J.P. Morgan agreed to act as a second financial advisor to Tenneco in connection with Tenneco’s potential acquisition of Federal-Mogul.

On April 7, 2018, Tenneco, Federal-Mogul and IEP, together with Kirkland and Winston, held a telephonic meeting to discuss the draft Purchase Agreement, the Shareholders Agreement and the Amended and Restated Certificate of Incorporation.

On April 8, 2018, Kirkland delivered revised drafts of the Purchase Agreement and the Shareholders Agreement to Winston.

Later on April 8, 2018, Tenneco, Federal-Mogul and IEP, together with Kirkland and Winston, held a telephonic meeting to further negotiate the draft Purchase Agreement and Shareholders Agreement.

Between April 8, 2018 and April 9, 2018, Kirkland and Winston finalized the Purchase Agreement, the Shareholders Agreement and the Amended and Restated Certificate of Incorporation.

On April 9, 2018, the board of directors of Tenneco held a telephonic meeting, during which it received an update on the outcome of negotiations with IEP, AEP and Federal-Mogul. Tenneco management reviewed with the board the final terms and conditions of the Purchase Agreement, the Shareholders Agreement and the Amended and Restated Certificate of Incorporation. Representatives of Barclays provided the board with Barclays’ financial analysis of the consideration to be paid by Tenneco pursuant to the Purchase Agreement and delivered an oral opinion to the board, which was confirmed by delivery of a written opinion dated April 9, 2018, to the effect that, as of such date and based upon and subject to the qualifications, limitations, factors and assumptions set forth in the opinion, the consideration to be paid by Tenneco pursuant to the Purchase Agreement was fair, from a financial point of view, to Tenneco. Following discussion, the board unanimously determined that the proposed Purchase Agreement and the transactions contemplated thereby were advisable to and in the best interests of Tenneco and its stockholders and adopted resolutions approving the proposed Purchase Agreement and the transactions contemplated thereby (including the proposed Shareholders Agreement and Amended and Restated Certificate of Incorporation). The board authorized the appropriate officers of Tenneco to finalize, execute and deliver the Purchase Agreement and related documentation.

Also on April 9, 2018, the board of directors of IEP held a telephonic meeting during which IEP management reviewed with the board the final terms and conditions of the Purchase Agreement, the Shareholders Agreement and the Amended and Restated Certificate of Incorporation. Following discussion, the IEP board unanimously determined that the proposed Purchase Agreement and the transactions contemplated thereby were advisable to and in the best interests of IEP and its stockholders and adopted resolutions approving the proposed Purchase Agreement and the transactions contemplated thereby (including the proposed Shareholders Agreement and Amended and Restated Certificate of Incorporation). The board authorized the appropriate officers of IEP to finalize, execute and deliver the Purchase Agreement and related documentation.

The Purchase Agreement, the Shareholders Agreement and the Amended and Restated Certificate of Incorporation were finalized and, early on April 10, 2018, the Purchase Agreement was executed and Tenneco issued a press release announcing the transaction.

Reasons for the Transaction; Recommendation of our Board of Directors

In reaching its decision to approve the Purchase Agreement and recommend that Tenneco stockholders adopt the Amended and Restated Certificate of Incorporation and approve the issuance of the Stock Consideration in connection with the transaction, our board of directors consulted with our management, as well as with our financial and legal advisors, and considered a number of factors, including, but not limited to, the following factors as generally supporting its determination and recommendation:

•	the expected synergies of the transaction, including total annual run-rate earnings synergies of at least $200 million and one-time working capital synergies of at least $250 million expected within the first 24 months after the closing of the transaction;

•	the fact that the transaction will create two strong businesses, which will include one of the world’s leading multi-line aftermarket and original equipment suppliers and one of the largest global pure-play powertrain suppliers, with scale and strategic and financial flexibility to drive long-term value creation;

•	the fact that the transaction positions us to complete the Spin-Off to separate the Powertrain Technology business and the Aftermarket & Ride Performance business, allowing each separate company to be managed according to its unique value proposition and enhancing each company’s ability to serve its respective customers;

•	the fact that the transaction is expected to create new opportunities to drive growth with products that are complementary in nature to Tenneco’s current product offering;

•	its understanding of Federal-Mogul’s business, and the operations, financial condition, earnings and prospects of Federal-Mogul, taking into account the results of Tenneco’s due diligence review of Federal-Mogul’s business;

•	the fact that the transaction presents Tenneco with an opportunity to expand its global presence in important strategic geographies such as Asia-Pacific and specifically China, where we believe there is significant opportunity for growth;

•	the anticipated stockholder value accretion;

•	the financial presentation of Barclays, including the oral and written opinion of Barclays that, as of April 9, 2018, and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the consideration to be paid by Tenneco pursuant to the Purchase Agreement is fair, from a financial point of view, to Tenneco;

•	the belief that the extensive arms-length negotiations and discussions with Federal-Mogul, AEP and IEP resulted in the most favorable terms to Tenneco and its stockholders to which Federal-Mogul, AEP and IEP were willing to agree;

•	the fact that Tenneco is permitted under the Purchase Agreement to elect to conduct a primary offering of Common Stock prior to the closing of the transaction in order to use the proceeds to increase the Cash Consideration and decrease the Stock Consideration;

•	the results of financial, legal, environmental and operational due diligence on Federal-Mogul performed by Tenneco’s senior management and its financial and environmental advisors and legal counsel; and

•	the terms of the Purchase Agreement regarding the interim operating covenants of Federal-Mogul and the restrictions placed on Federal-Mogul during such period.

Our board of directors weighed the foregoing advantages and benefits against a variety of potentially negative factors, including, but not limited to:

•	the terms of the Purchase Agreement regarding the circumstances under which Tenneco may be obligated to pay a termination fee of $200 million (see “The Purchase Agreement—Termination Fee; Effect of Termination” beginning on page 113 for additional information);

•	the need to receive multiple required governmental and regulatory approvals in order to complete the transaction;

•	the fact that, following the completion of the transaction, Tenneco stockholders will have a reduced ownership and voting interest, as AEP will own 9.9% of the outstanding Class A Voting Common Stock and approximately 36.4% of the total outstanding Class A Voting Common Stock and Class B Non-Voting Common Stock, measured as a single class;

•	the possibility that the anticipated benefits, savings and synergies of the transaction may not be fully or partially achieved, or may not be achievable within the expected timeframe;

•	the possibility that the combined company may not complete the Spin-Off or achieve some or all of the anticipated benefits, savings and synergies of the Spin-Off;

•	the challenges of integrating our businesses and Federal-Mogul’s businesses, operations and workforces, and the risks associated with achieving the anticipated cost savings and other synergies expected to be generated in the transaction;

•	the potential risk of diverting our management’s focus and resources from other strategic opportunities and operational matters while working on the implementation of the transaction;

•	the fact that certain provisions of the Purchase Agreement may have the effect of discouraging proposals for alternative transactions;

•	the substantial transaction expenses and other costs to be incurred in connection with the transaction, including the costs of integrating our businesses with Federal-Mogul’s businesses and the Spin-Off;

•	the possibility that the transaction may result in Tenneco assuming unexpected liabilities;

•	the potential downward pressure on the market price of the Class A Voting Common Stock following the closing of the transaction if AEP seeks to sell shares of Tenneco common stock, as permitted by the Shareholders Agreement, including up to 10% of the total number of shares of Tenneco common stock outstanding immediately after the closing of the transaction;

•	the risk that the negotiated value assigned to Federal-Mogul’s business might be different from the value that would be assigned by the public markets given that Federal-Mogul is a privately held company and, accordingly, there is no public market valuation for Federal-Mogul or its business;

•	the terms of the Purchase Agreement regarding the interim operating covenants of Tenneco and the potential restrictions placed on Tenneco during such period;

•	the need to obtain stockholder approval of the issuance of the Stock Consideration and the Amended and Restated Certificate of Incorporation to complete the transaction; and

•	the risks of the type and nature described under the section entitled “Risk Factors” beginning on page 34.

The foregoing discussion of the information considered by our board of directors is not intended to be exhaustive, but includes the material factors that our board of directors considered in approving the Purchase Agreement and recommending that Tenneco stockholders adopt the Amended and Restated Certificate of Incorporation and approve the issuance of the Stock Consideration in connection with the transaction. In light of the variety of factors considered in connection with its evaluation of the transaction and the complexity of these factors, our board of directors did not attempt to quantify, rank or otherwise assign any specific or relative weights to the specific factors it considered in the course of reaching its decision. In addition, in considering the factors described above, individual directors may have assigned different weights to different factors.

The above explanation of the reasoning of our board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 52.

After due consideration, including asking questions of our senior management and financial and legal advisors, our board of directors concluded that the potentially negative factors associated with the transaction were outweighed by the potential benefits that it expected Tenneco and its stockholders to achieve. Accordingly, our board of directors unanimously approved the Purchase Agreement and the transactions contemplated therein, including the Amended and Restated Certificate of Incorporation and the issuance of the Stock Consideration, and has concluded that the transaction is advisable to and in the best interests of Tenneco and its stockholders.

Our board of directors recommends that our stockholders vote “FOR” the proposal to adopt the Amended and Restated Certificate of Incorporation and “FOR” the proposal to approve the issuance of the Stock Consideration.

Opinion of Tenneco’s Financial Advisor

Tenneco engaged Barclays to act as its financial advisor with respect to the transaction pursuant to an engagement letter dated March 30, 2018. Barclays delivered its opinion to our board of directors that, as of April 9, 2018 and based upon and subject to the qualifications, limitations, factors and assumptions set forth therein, the consideration to be paid by Tenneco in the transaction was fair, from a financial point of view, to Tenneco.

The full text of Barclays’ written opinion, dated as of April 9, 2018, is attached as Annex E to this proxy statement. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Barclays in connection with the opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Valuation and Fairness Opinion Committee, is addressed to the board of directors of Tenneco, addresses only the fairness, from a financial point of view, of the consideration to be paid by Tenneco in the transaction and does not constitute a recommendation to any stockholder of Tenneco as to how such stockholder should vote with respect to the transaction or any other matter. The terms of the transaction were determined through arm’s-length negotiations between Tenneco, Federal-Mogul and IEP and were unanimously approved by Tenneco’s board of directors. Barclays provided advice to Tenneco during these negotiations. Barclays did not recommend any specific form or amount of consideration to the board of directors of Tenneco or that any specific form or amount of consideration constituted the only appropriate consideration for the transaction. Barclays was not requested to address, and its opinion does not in any manner address, Tenneco’s underlying business decision to proceed with or effect the transaction, the likelihood of completion of the transaction, or the relative merits of the transaction as compared to any other transaction in which Tenneco may engage. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the transaction, or any class of such persons, relative to the consideration to be paid by Tenneco in the transaction. No limitations were imposed by Tenneco’s board of directors upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays, among other things, reviewed and analyzed:

•	a draft of the Purchase Agreement, dated as of April 9, 2018, and the specific terms of the transaction;

•	publicly available information concerning Tenneco and Federal-Mogul that Barclays believed to be relevant to its analysis, including Tenneco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and Federal-Mogul’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

•	financial and operating information with respect to the business, operations and prospects of Tenneco furnished to Barclays by Tenneco, including financial projections of Tenneco’s Ride Performance Division and Clean Air Division prepared by management of Tenneco, which are referred to in this proxy statement as the Tenneco Projections;

•

financial and operating information with respect to the business, operations and prospects of Federal-Mogul furnished to Barclays by Tenneco, including (i) financial projections of F-M Motorparts and F-M Powertrain prepared by management of Federal-Mogul, which are referred to in this proxy statement as the Federal-Mogul Projections and (ii) financial projections of F-M Motorparts and F-M Powertrain prepared by management of Tenneco, which are referred to in this proxy statement as the Tenneco Federal-Mogul Projections;

•	the trading history of shares of Federal-Mogul common stock from January 23, 2014 to January 23, 2017;

•	a comparison of the historical financial results and present financial condition of Tenneco and Federal-Mogul with each other and with those of other companies that Barclays deemed relevant, as well as a comparison of the projected financial performance of Federal-Mogul based on the Tenneco Federal-Mogul Projections with the projected financial performance of those of other companies that Barclays deemed relevant based on published estimates of independent research analysts;

•	a comparison of the financial terms of the transaction with the financial terms of certain other transactions that Barclays deemed relevant; and

•	the pro forma impact of the transaction on the future financial performance of the combined company, including (i) certain financial and operating information with respect to the business, operations and prospects of Tenneco on a pro forma basis giving effect to the transaction furnished to Barclays by Tenneco, including financial projections of Tenneco on a pro forma basis giving effect to the transaction prepared by management of Tenneco, which are referred to in this proxy statement as the “Pro Forma Projections” and (ii) cost savings and operating synergies expected by the management of Tenneco to result from a combination of the businesses, which are referred to in this proxy statement as the “Expected Synergies.”

In addition, Barclays:

•	had discussions with the managements of Tenneco and Federal-Mogul concerning Federal-Mogul’s businesses, operations, assets, liabilities, financial condition and prospects;

•	had discussions with the management of Tenneco concerning Tenneco’s businesses, operations, assets, liabilities, financial condition and prospects, including the intent to pursue the Spin-Off; and

•	undertook such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and did not assume responsibility or liability for any independent verification of such information). Barclays also relied upon the assurances of the management of Tenneco that they were not aware of any facts or circumstances that would make such information inaccurate or misleading in any material respect. With respect to the Tenneco Projections, upon the advice and at the instruction of Tenneco, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Tenneco as to the future financial performance of Tenneco and that Tenneco would perform substantially in accordance with such projections. With respect to the Federal-Mogul Projections, upon the advice and at the instruction of Tenneco, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Federal-Mogul as to the future financial performance of Federal-Mogul. With respect to the Tenneco Federal-Mogul Projections, upon the advice and at the instruction of Tenneco, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Tenneco as to the future financial performance of Federal-Mogul and that Federal-Mogul would perform substantially in accordance with such projections. With respect to the Pro Forma Projections, upon the advice and at the instruction of Tenneco, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Tenneco as to the future financial performance of Tenneco on a pro forma basis giving effect to the transaction, and that the pro forma company would perform substantially in accordance with such Pro Forma Projections. Furthermore, upon the advice and at the instruction of Tenneco, Barclays assumed that the amounts and timing of the Expected Synergies were reasonable and that the Expected Synergies would be realized substantially in accordance with such estimates. In arriving at its opinion, Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of Tenneco and did not make or obtain any evaluations or appraisals of the assets or liabilities of Tenneco or Federal-Mogul. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, April 9, 2018. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after April 9, 2018. Barclays expressed no opinion as to the prices at which shares of Common Stock would trade following the announcement or consummation of the transaction.

Barclays assumed that the executed Purchase Agreement would conform in all material respects to the last draft reviewed by Barclays. In addition, Barclays assumed the accuracy of the representations and warranties contained in the Purchase Agreement and all the agreements related thereto. Barclays also assumed, upon the advice of Tenneco, that all material governmental, regulatory and third party approvals, consents and releases for the transaction would be obtained within the constraints contemplated by the Purchase Agreement and that the transaction will be consummated in accordance with the terms of the Purchase Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the transaction, nor did Barclays’ opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood Tenneco had obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the membership interests of Federal-Mogul but rather made its determination as to fairness, from a financial point of view, to Tenneco of the consideration to be paid by Tenneco in the transaction on the basis of various financial and comparative analyses.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses and made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses used by Barclays in preparing its opinion to Tenneco’s board of directors. The following summary is not a complete description of the analyses and reviews underlying its opinion, nor does the order of analyses described represent relative importance or weight given to those analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

For the purposes of its analyses and reviews, Barclays made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Tenneco, Federal-Mogul, IEP or any other parties to the transaction. No company, business or transaction considered in Barclays’ analyses and reviews is identical to Tenneco, Federal-Mogul or the proposed transaction, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions considered in Barclays’ analyses and reviews. None of Tenneco, Federal-Mogul, IEP, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates or forecasts of future results contained in these analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or reflect the prices at which the companies, businesses or securities may actually be sold. Accordingly, the estimates used in, and the results derived from, Barclays’ analyses and reviews are inherently subject to substantial uncertainty.

The summary of the financial analyses and reviews summarized below includes information presented in tabular format. In order to fully understand the financial analyses and reviews used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Barclays’ analyses and reviews.

For purposes of Barclays’ analyses and reviews, Barclays reviewed a number of financial and operating metrics, as applicable, including:

•	Enterprise value — generally, the value as of a specified date of the relevant company’s equity market value plus the company’s short and long-term debt, and subtracting its cash and cash equivalents.

•	Adjusted enterprise value — generally, the relevant company’s enterprise value, adjusted for certain tax-effected underfunded pension and post-employment liabilities.

•	EBITDA — generally, the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization.

•	EBITDAP — generally, the amount of the relevant company’s earnings before interest, taxes, depreciation, amortization and associated pension carrying costs calculated as the net periodic benefit costs less service costs.

•	Adjusted EBITDA — generally, the relevant company’s EBITDA, adjusted for certain non-recurring items, as well as certain quality of earnings adjustments made by the management of Tenneco.

•	Adjusted EBITDAP — generally, the relevant company’s EBITDAP, adjusted for certain non-recurring items, as well as certain quality of earnings adjustments made by the management of Tenneco.

•	Operational EBITDA — generally, the relevant company’s EBITDA, adjusted for certain non-recurring items.

•	After-tax unlevered free cash flow — generally, the relevant company’s adjusted EBITDAP, less capital expenditures, changes in working capital, restructuring charges, and net cash dividends received from nonconsolidated joint ventures.

Barclays performed each of the financial analyses and reviews below on a sum-of-the-parts basis. A sum-of-the-parts valuation analysis values a company on a segment-by-segment basis to determine an implied value for the enterprise as a whole. Barclays performed each of the financial analyses and reviews below on a sum-of-the-parts basis because Barclays believed that no single company or transaction was comparable to Federal-Mogul.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 6, 2018, the last trading date prior to the delivery of Barclays’ opinion, and is not necessarily indicative of current market conditions.

Sum-of-the-Parts Selected Public Trading Comparables Analysis

Barclays performed a sum-of-the-parts public trading comparables analysis of Federal-Mogul by valuing Federal-Mogul’s primary operating segments, F-M Motorparts and F-M Powertrain, individually based on valuations of comparable companies and deriving from them a range of values for Federal-Mogul as a whole.

Barclays analyzed the respective standalone valuations of each Federal-Mogul segment by reviewing various financial multiples and ratios of selected publicly traded companies, which are referred to in this proxy statement as the “Federal-Mogul segment comparable companies,” that Barclays believed, based on its experience with companies in the motor vehicle parts and accessories and industrial products industry, and on its professional judgment, to be relevant for purposes of this analysis, considering such companies’ operations, lines of business, markets, sizes and geographies, and applying such multiples to the applicable estimated operating metric for each of F-M Motorparts and F-M Powertrain as set forth in the Tenneco Federal-Mogul Projections.

With respect to F-M Motorparts, Barclays calculated and analyzed the ratio of adjusted enterprise value to projected adjusted EBITDAP for calendar year 2018 for three publicly traded automotive aftermarket suppliers, Dorman Products, Inc., Standard Motor Products, Inc. and Motorcar Parts of America, Inc., three publicly traded automotive aftermarket distributors, LKQ Corporation, O’Reilly Automotive, Inc. and Genuine Parts Company, and two publicly traded automotive aftermarket retailers, Advance Auto Parts, Inc. and AutoZone, Inc. The financial data of the selected public companies used by Barclays for this analysis were based on publicly available information, including research analysts’ estimates. The following table summarizes the results of this review for such Federal-Mogul segment comparable companies:

Automotive Aftermarket Suppliers	Adjusted Enterprise Value / 2018E Adjusted EBITDAP
Dorman Products, Inc.	10.5x
Standard Motor Products, Inc.	9.8x
Motorcar Parts of America, Inc.	5.9x
Median	9.8x

Automotive Aftermarket Distributors	Adjusted Enterprise Value / 2018E Adjusted EBITDAP
LKQ Corporation	12.0x
O’Reilly Automotive, Inc.	11.4x
Genuine Parts Company	11.3x
Median	11.4x

Automotive Aftermarket Retailers	Adjusted Enterprise Value / 2018E Adjusted EBITDAP
Advance Auto Parts, Inc.	9.2x
AutoZone, Inc.	9.1x
Median	9.1x

Based on this analysis and Barclays’ professional judgment, Barclays applied a range of adjusted EBITDAP to adjusted enterprise value multiples of 8.5x to 9.5x to F-M Motorparts’ estimated adjusted EBITDAP of $274 million for calendar year 2018 and calculated the average of the low ends and high ends of the resulting enterprise value ranges for such segment, as reflected in the table below.

With respect to F-M Powertrain, Barclays calculated and analyzed the ratio of adjusted enterprise value to projected adjusted EBITDAP for three publicly traded powertrain systems suppliers, Cummins Inc., Delphi Technologies PLC and BorgWarner Inc., four publicly traded driveline companies, Dana Incorporated, Meritor, Inc., American Axle & Manufacturing Holdings, Inc., and Linamar Corporation, and six publicly traded international driveline/powertrain companies, Carraro S.p.A., Continental AG, ElringKlinger AG, Valeo SA, DENSO Corporation and Schaeffler AG. The financial data of the selected public companies used by Barclays for this analysis were based on publicly available information, including research analysts’ estimates. The following table summarizes the results of this review for such Federal-Mogul segment comparable companies:

Powertrain Systems Suppliers	Adjusted Enterprise Value / 2018E Adjusted EBITDAP
Cummins Inc.	8.3x
Delphi Technologies PLC	7.3x
BorgWarner Inc.	7.2x
Median	7.3x

Driveline Companies	Adjusted Enterprise Value / 2018E Adjusted EBITDAP
Dana Incorporated	6.2x
Meritor, Inc.	6.1x
American Axle & Manufacturing Holdings, Inc.	4.9x
Linamar Corporation	4.5x
Median	5.5x

International Driveline/Powertrain Companies	Adjusted Enterprise Value / 2018E Adjusted EBITDAP
Carraro S.p.A.	7.2x
Continental AG	6.8x
ElringKlinger AG	6.6x
Valeo SA	6.3x
DENSO Corporation	6.2x
Schaeffler AG	5.2x
Median	6.4x

Based on this analysis and Barclays’ professional judgment, Barclays applied a range of adjusted EBITDAP to adjusted enterprise value multiples of 5.3x to 6.3x to F-M Powertrain’s estimated adjusted EBITDAP of $541 million for calendar year 2018 and calculated the average of the low ends and high ends of the resulting enterprise value ranges for such segment, as reflected in the table below.

The following table summarizes the resulting ranges of adjusted enterprise values for each of the Federal-Mogul segments:

	EBITDAP Multiple Range	Estimated Adjusted EBITDAP 2018E (in millions)	Adjusted Enterprise Value (in billions)
F-M Motorparts	8.5x — 9.5x	$274	$2.33 — $2.61
F-M Powertrain	5.3x — 6.3x	$541	$2.84 — $3.38
Federal-Mogul	N/A	$815	$5.17 — $5.99

Barclays then added the low ends and high ends of the adjusted enterprise value ranges for the Federal-Mogul segments to calculate a consolidated adjusted enterprise value range for Federal-Mogul, and subtracted consolidated net debt, minority interest and tax-effected underfunded pension and other post-employment benefit liabilities to calculate a range of implied consolidated equity values for Federal-Mogul of $1.26 to $2.07 billion.

Sum-of-the-Parts Comparable Transactions Analysis

Barclays also performed a sum-of-the-parts comparable transactions analysis of Federal-Mogul by valuing Federal-Mogul’s primary operating segments, F-M Motorparts and F-M Powertrain, individually based on valuations of comparable transactions and deriving from them a range of values for Federal-Mogul as a whole. Each of F-M Motorparts and F-M Powertrain was valued using the ratio of enterprise value to adjusted EBITDA of the target company in the selected comparable transactions for the last twelve months (which is referred to in this proxy statement as LTM) prior to the acquisition, and then deriving a range of values from these separate analyses for Federal-Mogul as a whole.

Barclays reviewed and compared the purchase prices and financial multiples paid in selected other transactions that Barclays, based on its experience with merger and acquisition transactions, deemed relevant. Barclays chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to Federal-Mogul with respect to the size, sales mix, growth, margins and other characteristics of their businesses. The financial data of the selected public companies used by Barclays for this analysis were based on publicly available information, including research analysts’ estimates.

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Federal-Mogul, F-M Motorparts and F-M Powertrain, and the companies included in the selected precedent transaction analysis. Accordingly, Barclays believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the proposed transaction. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the proposed transaction which would affect the acquisition values of the selected target companies and Federal-Mogul, F-M Motorparts and F-M Powertrain. The following table sets forth the transactions analyzed based on such characteristics and the results of such analysis:

Selected Motorparts Transactions:

Date Announced	Acquiror	Target	Enterprise Value/ LTM Adjusted EBITDA
02/10/14	Continental AG	Veyance Technologies, Inc.	6.9x
04/04/14	The Blackstone Group L.P.	Gates Industrial Corp plc	9.0x
04/28/14	CLARCOR Inc.	Stanadyne Corporation	8.2x
07/30/14	Crowne Group LLC	Trico Products Corporation	6.5x
09/10/14	Pamplona Capital Management	BBB Industries	8.5x
05/28/15	NGK Spark Plug Co., Ltd.	UCI Holdings Limited’s Wells Vehicle Electronics unit	7.5x
08/17/15	The Mann+Hummel Group	Affinia Group	8.5x
04/28/15	Spectrum Brands Holdings, Inc.	Armored Autogroup Parent, Inc.	10.0x
09/21/16	Goldman Sachs Group, Inc.	K&N Parent, Inc.	10.5x
02/24/16	KIK Custom Products Inc.	Prestone Products Corporation	6.1x
Median			8.4x

Selected Powertrain Transactions:

Date Announced	Acquiror	Target	Enterprise Value/ LTM Adjusted EBITDA
10/5/12	American Securities LLC	HHI Group Holdings LLC	5.7x
12/19/12	American Securities LLC	MD Investors Corporation	5.5x
01/27/15	Bain Capital, L.P.	TI Automotive Ltd.	6.0x
09/26/14	Linamar Corporation	Carolina Forge Company & Seissenschmidt AG	5.5x
07/16/15	Magna International Inc.	GETRAG Group of Companies	8.8x
10/15/15	Linamar Corporation	Montupet S.A.	8.9x
07/13/15	BorgWarner Inc.	Remy International, Inc.	9.2x
08/11/15	Johnson Electric Holdings Limited	Stackpole International	10.6x
04/07/16	Freudenberg	Trelleborg Vibracoustic	7.2x
06/02/16	Valeo SA	FTE Automotive GmbH	9.3x
11/03/16	American Axle	Metaldyne Performance Group	6.4x
11/22/16	KKR & Co. L.P.	Calsonic Kansei Corporation	7.6x
05/02/17	Zhengzhou Coal	Bosch Starters	7.6x
03/09/18	Dana Incorporated	GKN plc	8.1x
Median			7.6x

Based on its professional judgment and experience, for F-M Motorparts, Barclays selected a range of LTM adjusted EBITDAP to adjusted enterprise value multiples of 8.5x to 9.5x and applied such range to F-M Motorparts’ calendar year 2017 adjusted EBITDAP of $266 million as reflected in the Tenneco Federal-Mogul Projections and, for F-M Powertrain, Barclays selected a range of LTM adjusted EBITDAP to adjusted enterprise value multiples of 5.5x to 6.5x and applied such range to F-M Powertrain’s calendar year 2017 adjusted EBITDAP of $522 million.

The following table summarizes the resulting ranges of enterprise values for each of the Federal-Mogul segments:

	Adjusted EBITDAP Multiple Range	Adjusted EBITDAP 2017A (in millions)	Adjusted Enterprise Value (in billions)
F-M Motorparts	8.5x — 9.5x	$266	$2.26 — $2.53
F-M Powertrain	5.5x — 6.5x	$522	$2.87 — $3.39
Federal-Mogul	N/A	$788	$5.13 — $5.92

Barclays then added the low ends and high ends of the adjusted enterprise value ranges for the Federal-Mogul segments to calculate a consolidated enterprise value range for Federal-Mogul, and subtracted consolidated net debt, minority interest and tax-effected underfunded pension and other post-employment benefit liabilities to calculate a range of implied consolidated equity values for Federal-Mogul of $1.22 to $2.01 billion.

Sum-of-the-Parts Discounted Cash Flow Analysis

Barclays also performed a sum-of-the-parts discounted cash flow analysis of Federal-Mogul to calculate the present value of the standalone unlevered, after-tax free cash flows that Federal-

Mogul’s business segments, F-M Motorparts and F-M Powertrain, were forecasted to generate from 2018 through calendar year 2030 based on (i) the Tenneco Federal-Mogul Projections, which provided forecasts for calendar years 2018 through 2022, (ii) certain extrapolations therefrom which were provided and approved for Barclays’ use by Tenneco management, which provided forecasts for calendar years 2023 through 2030, and (iii) publicly available financial and stock market information. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated adjusted enterprise value of each of Federal-Mogul’s business segments, F-M Motorparts and F-M Powertrain, using the discounted cash flow method, Barclays added (i) the present value of each segment’s projected after-tax unlevered free cash flows for calendar years (A) 2018 through 2022, based on the Tenneco Federal-Mogul Projections and (B) 2023 through 2030, based on extrapolations provided and approved for Barclays’ use by Tenneco management using a long term unlevered free cash flow growth rate of 2.4% for F-M Motorparts and 4.9% for F-M Powertrain to (ii) the “terminal value” of each segment, as of December 31, 2030, and discounted such amount to each segment’s present value using a range of selected discount rates.

Barclays used an after-tax discount rate range of 9.0% to 10.0% for F-M Motorparts, and 9.5% to 10.5%, for F-M Powertrain. The after-tax discount rates were based on Barclays’ analysis of the weighted average cost of capital for F-M Motorparts and F-M Powertrain as well as the weighted average cost of capital for the Federal-Mogul segment comparable companies.

The after-tax unlevered free cash flows were calculated by taking the tax-effected adjusted earnings before interest and associated pension carrying costs calculated as the net periodic benefit costs less service costs, and adding depreciation and amortization, subtracting capital expenditures, subtracting restructuring charges and adjusting for changes in working capital and net cash dividends received from non-consolidated joint ventures.

The residual value of each segment at the end of the forecast period, or “terminal value,” was estimated by selecting ranges of perpetuity growth rates from 0.9% to 1.9% for F-M Motorparts, and (2.5%) to (1.5%) for F-M Powertrain, derived from long term sub-sector growth rates based on third party estimates, and applying such ranges to the Tenneco Federal-Mogul Projections, as extrapolated by Barclays, for estimated after-tax unlevered terminal year free cash flows in calendar year 2030, respectively. The terminal year after-tax unlevered free cash flows were normalized by assuming that depreciation and amortization expense is equal to capital expenditures, capital expenditures were assumed to be equal to the maintenance capital expenditures requirements of each division given the assumed perpetual growth rates, normalized working capital requirements, and cash dividends from non-consolidated joint ventures is equal to equity earnings from non-consolidated joint ventures.

The following summarizes the result of these calculations:

	Discount Rate Range	Perpetuity Growth Rate Range	Adjusted Enterprise Value (in billions)
F-M Motorparts	9.0% — 10.0%	0.9% — 1.9%	$2.11 — $2.55
F-M Powertrain	9.5% — 10.5%	(2.5%) — (1.5%)	$2.81 — $3.25
Federal-Mogul	N/A	N/A	$4.92 — $5.80

Barclays then added the low ends and high ends of the adjusted enterprise value ranges for the Federal-Mogul segments to calculate a consolidated enterprise value range for Federal-Mogul, and subtracted consolidated net debt, minority interest and tax-effected underfunded pension and other post-employment benefit liabilities to calculate a range of implied consolidated equity values for Federal-Mogul of $1.01 to $1.89 billion.

Sum-of-the-Parts Discounted Cash Flow Analysis with Synergies

Barclays also performed a sum-of-the-parts discounted cash flow analysis of Federal-Mogul that gave effect to the assumptions made by Tenneco regarding the Expected Synergies that were anticipated by management of Tenneco to be achieved as a result of the transaction. Barclays calculated the sum-of-the-parts synergy discounted cash flow of each of Federal-Mogul’s business segments, F-M Motorparts and F-M Powertrain, based on the Pro Forma Projections. In performing these analyses, Barclays used the same methodology and assumptions as described above under “Sum-of-the-Parts Discounted Cash Flow Analysis.”

The results of these analyses are summarized below:

	Discount Rate Range	Perpetuity Growth Rate Range	Adjusted Enterprise Value (in billions)
F-M Motorparts	9.0% — 10.0%	0.9% — 1.9%	$3.15 — $3.78
F-M Powertrain	9.5% — 10.5%	(2.5%) — (1.5%)	$3.45 — $3.97
Federal-Mogul	N/A	N/A	$6.60 — $7.74

Barclays then added the low ends and high ends of the adjusted enterprise value ranges for the Federal-Mogul segments to calculate a consolidated enterprise value range for Federal-Mogul, and subtracted consolidated net debt, minority interest and tax-effected underfunded pension and other post-employment benefit liabilities to calculate a range of implied consolidated equity values for Federal-Mogul of $2.68 to $3.83 billion.

Other Factors

Barclays also reviewed and considered other factors, which were not considered part of its financial analyses in connection with rendering its opinion, but were references for informational purposes, including, among other things, an analysis of the terms of Federal-Mogul’s take-private transaction in 2017 and the Historical Share Price Analysis described below.

Federal-Mogul Take Private Terms

To illustrate what the implied adjusted enterprise value for Federal-Mogul would be if, instead of the current consideration being offered, Tenneco offered the equity value offered for Federal-Mogul in its take-private transaction, which is referred to in this proxy statement as the Take Private Share Price, or $10 per share reflecting $1.69 billion in equity value, Barclays added Federal-Mogul’s 2017 consolidated net debt and tax-effected underfunded pension and other post-employment benefit liabilities to the Take Private Equity Value to calculate an implied adjusted enterprise value for Federal-Mogul of $5.59 billion.

By way of illustration, Barclays also applied the Operational EBITDA to enterprise value multiple of Federal-Mogul during its take-private transaction of 6.3x to Federal-Mogul’s annualized 2017 Operational EBITDA of $800 million and added tax-effected underfunded pension and other post-employment benefit liabilities to arrive at an implied adjusted enterprise value for Federal-Mogul of

$5.95 billion. Barclays then subtracted consolidated net debt, minority interest and tax-effected underfunded pension and other post-employment benefit liabilities to arrive at an implied consolidated equity value for Federal-Mogul of $2.04 billion.

Historical Share Price Analysis

To illustrate the trend in the historical trading prices of Federal-Mogul common stock, Barclays considered historical data with regard to the trading prices of Federal-Mogul common stock for the three-year period from January 23, 2014 to January 23, 2017, the last day Federal-Mogul traded as a public company. Barclays noted that during the period from January 23, 2014 to January 23, 2017, the closing price of Federal-Mogul common stock ranged from $3.90 to $20.82.

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Tenneco’s board of directors selected Barclays because of its familiarity with Tenneco and its businesses and Barclays’ qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as its substantial experience in transactions comparable to the transaction.

Barclays is acting as financial advisor to Tenneco in connection with the transaction. As compensation for its services in connection with the transaction, Tenneco has agreed to pay Barclays a transaction fee of $20 million, $2 million of which became payable upon the delivery of the Barclays opinion, and the remainder of which is contingent upon completion of the transaction. The opinion fee was not contingent upon the conclusion of Barclays’ opinion or completion of the transaction. In addition, Tenneco has agreed to reimburse Barclays for its reasonable out-of-pocket expenses incurred in connection with the transaction and to indemnify Barclays for certain liabilities that may arise out of its engagement by Tenneco and the rendering of Barclays’ opinion. Barclays and its affiliates have performed various investment banking and financial services for Tenneco, Federal-Mogul, AEP, IEP and their respective affiliates in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, Barclays and its affiliates have performed the following investment banking and financial services for Tenneco or its affiliates: (i) in May 2017, acted as joint lead arranger, joint bookrunner, and syndication agent on Tenneco’s $2,000 million credit facility, (ii) in June 2016, acted as joint bookrunner on Tenneco’s $500 million registered high yield bond offering, and (iii) acted as lender under Tenneco’s credit facilities. During the past two years, Barclays received compensation for investment banking and financial services provided by its investment banking division to Tenneco and/or its affiliates of $1.3 million. In the past two years, none of Barclays or any of its affiliates have received any fees from Federal-Mogul, AEP, IEP or their respective affiliates for any investment banking and financial services. In addition, Tenneco has requested of Barclays and/or its affiliates to participate, and Barclays and/or such affiliates have committed to participate, in the financing for the proposed transaction, and Barclays and/or its affiliates will receive fees of approximately $19 million and indemnification in connection therewith.

Barclays and its affiliates engage in a wide range of businesses, including investment and commercial banking, lending, asset management and other financial and non-financial services.

In the ordinary course of their businesses, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Tenneco, Federal-Mogul, AEP and IEP for their own accounts and for the accounts of their customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Financial Projections

In connection with the evaluation of a potential transaction involving Tenneco and Federal-Mogul, Federal-Mogul provided Tenneco with certain non-public financial projections regarding Federal-Mogul, which we refer to as the Federal-Mogul Projections, that were prepared by Federal-Mogul’s management and not for public disclosure. After receiving the Federal-Mogul Projections, Tenneco’s management made certain quality of earnings adjustments, including one-off income not expected to regularly recur, to reduce the projected revenue and EBITDA projections for the periods presented below. Tenneco also made certain downward adjustments related to operations and financial assumptions, including reducing growth rates and product margins. We refer to the Federal-Mogul Projections as adjusted by Tenneco’s management as the Tenneco Federal-Mogul Projections. Tenneco’s management provided our board of directors with the Tenneco Federal-Mogul Projections and also provided such projections to Barclays for its use and reliance in connection with its financial analyses and opinion.

A summary of the Tenneco Federal-Mogul Projections is included in this proxy statement solely to give our stockholders access to certain non-public unaudited financial projections that were made available to Barclays in connection with the transaction and not to influence your decision whether to vote for or against the proposal to adopt the Amended and Restated Certificate of Incorporation or the proposal to approve the issuance of the Stock Consideration. The inclusion of this information should not be regarded as an indication that our board of directors, our advisors or representatives or any other person considered, or now considers, such financial projections to be material or to be necessarily predictive of actual future results, and these financial projections should not be relied upon as such. Federal-Mogul’s management’s internal financial projections, upon which the Federal-Mogul Projections and the Tenneco Federal-Mogul Projections are based, are subjective in many respects. There can be no assurance that these financial projections will be realized or that actual results will not be significantly higher or lower than projected. The financial projections cover multiple years and become subject to greater uncertainty with each successive year. As a result, the financial projections should not be relied on as necessarily predictive of actual future events.

In addition, the Tenneco Federal-Mogul Projections are derived from the Federal-Mogul Projections, which reflect the expectations and assumptions of Federal-Mogul’s management at the time that such projections were prepared. The Federal-Mogul Projections were not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information, but, in the view of Federal-Mogul’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of Federal-Mogul’s management’s knowledge and belief, the expected future financial performance of Federal-Mogul. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information.

Neither Federal-Mogul’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the projected financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

These financial projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond Federal-Moguls’ control. Important factors that may affect actual results and cause these financial projections not to be achieved include, but are not limited to, risks and uncertainties relating to Federal-Mogul’s businesses, the regulatory environment generally, general business and economic conditions and other factors described or referenced in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 52 of this proxy statement.

In addition, these financial projections also reflect assumptions that are subject to change and do not reflect revised prospects for Federal-Mogul’s businesses, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial projections were prepared, including assumptions with respect to the future prices Federal-Mogul’s customers will be willing to pay for their services. Federal-Mogul has not provided to Tenneco, and Tenneco has not prepared, revised projections to take into account other variables that may have changed since the preparation of the Federal-Mogul Projections and the Tenneco Federal-Mogul Projections. There can be no assurance that these financial projections will be realized or that Federal-Mogul’s future financial results will not materially vary from these financial projections. In light of the foregoing factors and the uncertainties inherent in the financial projections, you are cautioned not to place undue, if any, reliance on the projections included in this proxy statement.

Tenneco Federal-Mogul Projections

Consolidated
# ($ in millions)	2018E	2019E	2020E	2021E	2022E
Net Revenue	$8,107	$8,494	$8,744	$8,906	$9,046
(1) Adj. EBITDAP	815	885	936	959	1,000
(2) Adj. EBITDA	789	861	915	941	982
Capital Expenditures	402	406	408	403	409
(3) Pre-tax Unlevered FCF	335	381	433	430	455

Motorparts
# ($ in millions)	2018E	2019E	2020E	2021E	2022E
Net Revenue	$3,270	$3,413	$3,540	$3,695	$3,828
(1) Adj. EBITDAP	274	302	337	349	369
(2) Adj. EBITDA	271	299	335	347	367
Capital Expenditures	121	117	108	99	100
(3) Pre-tax Unlevered FCF	197	156	200	176	161
Powertrain
# ($ in millions)	2018E	2019E	2020E	2021E	2022E
Net Revenue	$4,837	$5,081	$5,204	$5,211	$5,218
(1) Adj. EBITDAP	541	583	598	610	631
(2) Adj. EBITDA	518	562	580	594	616
Capital Expenditures	281	289	300	304	309
(3) Pre-tax Unlevered FCF	138	225	233	253	294

(1)	Earnings before interest, taxes, depreciation, amortization and associated pension carrying costs calculated as the net periodic benefit costs less service costs, adjusted for certain non-recurring items, as well as certain quality of earnings adjustments made by the management of Tenneco.
(2)	Earnings before interest, taxes, depreciation, and amortization, adjusted for certain non-recurring items, as well as certain quality of earnings adjustments made by the management of Tenneco.
(3)	The pre-tax unlevered free cash flows were calculated by taking adjusted EBITDA, subtracting capital expenditures and adjusting for changes in working capital and net cash dividends received from non-consolidated joint ventures.

Interests of Directors and Officers in the Transaction

In considering the recommendation of our board of directors that you vote “FOR” each proposal (subject to no superior proposal emerging), you should be aware that some of Tenneco’s directors and executive officers may have financial interests in the transaction that are different from, or in addition to, those of Tenneco stockholders generally. The independent members of our board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the Purchase Agreement and the transaction, and in recommending to the Tenneco stockholders that the proposal be approved.

As described in the section entitled “—Board of Directors and Management Following the Transaction,” upon the closing of the transaction, Brian J. Kesseler and Roger J. Wood will serve as co-Chief Executive Officers of Tenneco and each will receive cash and equity compensation for such service. In addition, following the consummation of the Spin-Off, Mr. Kesseler will serve as the Chief Executive Officer of the Aftermarket & Ride Performance company, and Mr. Wood will serve as the Chief Executive Officer of the Powertrain Technology company, and each will receive cash and equity compensation for such service.

Board of Directors and Management Following the Transaction

Prior to the closing of the transaction, we and our board of directors will take all action necessary so that, as of the closing, the size of our board of directors will be increased by one member and the resulting vacancy will be filled with the chief executive officer of IEP (or another designee of IEP, if applicable, provided such designee is reasonably acceptable to Tenneco and meets the requirements set forth in the By-Laws and Corporate Governance Principles), who will continue as a director from and after the closing of the transaction in accordance with the Shareholders Agreement.

Pursuant to the Shareholders Agreement, prior to the earlier of the date the Spin-Off is consummated, and the date on which IEP and its affiliates cease to own beneficially at least 10% of the outstanding Class A Voting Common Stock and Class B Non-Voting Common Stock, measured as a single class, our board of directors will take all actions necessary to nominate for election the then-serving chief executive officer of IEP (or another designee of IEP, if applicable, provided such designee is reasonably acceptable to Tenneco and meets the requirements set forth in the By-Laws and Corporate Governance Principles) at each annual meeting of Tenneco stockholders.

If the Spin-Off has not occurred by the date that is 18 months after the closing date of the transaction, IEP must cause its designee to have resigned from our board of directors at least 30 days prior to taking certain specified actions with respect to Tenneco.

Upon closing of the transaction, and prior to the consummation of the Spin-Off, Brian J. Kesseler and Roger J. Wood will serve as co-Chief Executive Officers of Tenneco. Mr. Kesseler will lead Aftermarket & Ride Performance and Mr. Wood will lead Powertrain Technology. Messrs. Kesseler and Wood will report to our board of directors. Following the Spin-Off, Mr. Kesseler will serve as the Chief Executive Officer of the Aftermarket & Ride Performance company, and Mr. Wood will serve as the Chief Executive Officer of the Powertrain Technology company. Please see the section entitled “The Shareholders Agreement — Board Representation” beginning on page 115 for additional details on board representation rights under the Shareholders Agreement.

Regulatory Approvals Required for the Transaction

The closing of the transaction is conditioned on the expiration of the applicable waiting period under the HSR Act and on the approval of the transaction by the Directorate General for Competition of the European Commission, pursuant to EUMR. Tenneco, Federal-Mogul and AEP have agreed to make any necessary filings under the HSR Act, the EUMR and any other antitrust laws as soon as reasonably practicable.

Under the HSR Act and the rules promulgated under that act by the FTC, the transaction may not be completed until notifications have been given and information furnished to the FTC and to the Antitrust Division, and the specified waiting period has been terminated or has expired. Tenneco and Federal-Mogul each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division. The applicable waiting periods for the filings made under the HSR Act, in connection with the transaction expired as of 11:59 p.m., Eastern Time, on May 24, 2018.

Under the EUMR, the transaction may not be completed until a Form CO notification has been filed with the European Commission and the Commission has approved the transaction following the expiration of a 25-working day waiting period. Tenneco and Federal-Mogul filed a draft Form CO notification with the European Commission on May 31, 2018 and the final Form CO notification was submitted to the European Commission on July 2, 2018.

While not a condition to the closing of the transaction under the Purchase Agreement, the parties have agreed that they must file notifications with the appropriate regulators in Brazil, Canada, China, India, Mexico, Russia, South Africa and Turkey pursuant to each jurisdiction’s respective merger control laws. However, Tenneco is not required to consummate the transaction before the nine-month anniversary of the announcement of the transaction if the approvals from these jurisdictions and the other closing conditions have not been satisfied by such time. These additional antitrust approvals required are as follows:

•	Brazil: approval of the transaction by the General Superintendence of the Administrative Council of Economic Defense pursuant to Law No. 12,529 of 2011, and the resolutions promulgated thereunder (as amended from time to time);

•	Canada: approval of the transaction by the Commissioner of Competition pursuant to the Canadian Competition Act (as amended from time to time);

•	China: approval of the transaction by the Ministry of Commerce pursuant to the Chinese Antimonopoly Law (as amended from time to time);

•	India: approval of the transaction by the Competition Commission of India pursuant to the Indian Competition Act 2002, and the regulations and guidance notes promulgated thereunder (as amended from time to time);

•	Mexico: approval of the transaction by the Federal Economic Competition Commission pursuant to the Mexican Federal Economic Law, and the regulations promulgated thereunder (as amended from time to time);

•	Russia: approval of the transaction by the Federal Antimonopoly Service pursuant to the Law on Protection of Competition (Federal Law No. 135-FZ) (as amended from time to time);

•	South Africa: approval of the transaction by the South African Competition Commission pursuant to the Competition Act, No. 89 of 1998, and regulations promulgated thereunder (as amended from time to time); and

•	Turkey: approval of the transaction by the Turkish Competition Authority pursuant to the Turkish Law on Protection of Competition No. 4054 and Communique No. 2010/4 (as amended from time to time).

We cannot assure you that any other government agencies, including state attorneys general, or another private party will not initiate action to challenge the transaction before or after it is completed. Any such challenge to the transaction could result in a court order enjoining the transaction or in restrictions or conditions that would have a material adverse effect on the combined company if the transaction is completed. Such restrictions and conditions could include the divestiture or spinoff of assets or businesses.

Listing of Class A Voting Common Stock

Our Common Stock is listed on the NYSE under the symbol “TEN.”

It is a condition of closing of the transaction that the Class A Voting Common Stock (including shares of Class A Voting Common Stock issuable upon conversion of the Class B Non-Voting Common Stock to be issued to AEP as part of the Stock Consideration) shall have been approved for listing on the NYSE, subject to official notice of issuance.

Financing

Tenneco has entered into a debt commitment letter, pursuant to which JPMorgan Chase Bank, N.A. and Barclays Bank PLC have committed to provide an aggregate amount of $4.9 billion of debt financing. The debt financing will consist of a $1.7 billion Term Loan A, a $1.7 billion Term Loan B and a $1.5 billion revolving credit facility, which will finance the Cash Consideration portion of the consideration and replace Tenneco’s existing senior credit facilities and certain senior facilities at Federal-Mogul. The Term Loan A and revolving credit facility will mature on the fifth anniversary of closing, and the Term Loan B will mature on the seventh anniversary of closing. The new credit facilities will be secured on a senior basis by substantially all assets of Tenneco on a pari passu basis with Federal-Mogul’s existing secured notes, and will be guaranteed by certain material domestic subsidiaries. The commitment to provide financing is subject to specified limited conditions.

Impact of the Issuance of the Stock Consideration on Existing Tenneco Stockholders

The issuance of shares of Class A Voting Common Stock and Class B Non-Voting Common Stock as the Stock Consideration will dilute the ownership and voting interests of existing Tenneco stockholders.

Upon the closing of the transaction, we will issue an amount of Class A Voting Common Stock to AEP equal to 9.9% of our Class A Voting Common Stock issued and outstanding as of immediately following the closing of the transaction. Accordingly, Tenneco stockholders existing immediately prior to the closing of the transaction will have proportionally less voting power following the closing of the transaction. In addition, we will issue the balance of the shares of common stock AEP is entitled to receive as shares of Class B Non-Voting Common Stock, subject to reduction as described below. As such, existing stockholders will have proportionally less ownership following the closing of the transaction, although the size of Tenneco will be significantly increased.

Additionally, until the date that is 10 business days prior to the anticipated closing date of the transaction, assuming the price of our Common Stock is above $54.6785, Tenneco may elect to conduct a primary offering of Common Stock in order to raise funds to increase the Cash Consideration. Such offering may include up to 7,315,490 shares of Common Stock that would otherwise have been issued to AEP in connection with the transaction. In certain circumstances, AEP may also elect to require Tenneco to conduct such offering of Common Stock if Tenneco does not do so at least 10 business days prior to the anticipated closing date of the transaction. If such an offering is undertaken, the Cash Consideration will be increased by an amount equal to the number of shares sold in such offering multiplied by $54.6785 and the Stock Consideration will be decreased by the number of shares sold in such offering. In other words, the total number of shares to be issued in connection with the acquisition of Federal-Mogul will not change if Tenneco undertakes such an offering. However, Tenneco stockholders existing immediately prior to the offering (and prior to the closing of the transaction), will have proportionally less voting power following the closing of the offering (and subsequently, following the closing of the transaction). However, Tenneco stockholders will not experience any incremental economic dilution as a result of such offering as the total number of shares of Common Stock to be issued in connection with the transaction will not be increased above 29,444,846.

Based on the 51,422,522 shares of Common Stock issued and outstanding as of July 31, 2018, it is anticipated that upon the closing of the transaction, Tenneco stockholders existing immediately prior to the closing of the transaction will own approximately 63.6%, and AEP will own approximately 36.4%, of Tenneco’s outstanding Class A Voting Common Stock and Class B Non-Voting Common Stock, measured as a single class.

Litigation Related to the Transaction

On July 17, 2018, a putative class action complaint challenging the transaction, captioned Cryar v. Tenneco Inc., et al., Case No. 1:18-cv-01052-RGA, was filed in the United States District Court for the District of Delaware on behalf of Tenneco stockholders against Tenneco and our board of directors.

The putative class action complaint asserts claims for violation of Section 14(a) of the Exchange Act and Rule 14a-9 promulgated under the Exchange Act based on allegations that the proxy statement authorized by our board of directors, and filed with the SEC on June 26, 2018, failed to disclose certain, largely unspecified material facts. The complaint also asserts a control person claim under Section 20(a) of the Exchange Act against each member of our board of directors. The complaint seeks to enjoin Tenneco from proceeding with a stockholder vote on the issuance of the Stock Consideration.

Tenneco believes the allegations asserted in the putative class action complaint are without merit and intends to contest them vigorously. No assurance can be made as to the outcome of this lawsuit, including the amount of costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation of these claims. The complaint has not formally specified an amount of alleged damages and, as a result, Tenneco is unable to reasonably estimate the possible loss or range of losses, if any, arising from this complaint. If plaintiffs are successful in obtaining an injunction prohibiting Tenneco from proceeding with a stockholder vote on the transaction, such an injunction may delay the completion of the transaction in the expected time frame or may prevent the transaction from being completed altogether.

In addition, other Tenneco stockholders may file additional lawsuits challenging the transaction, which may name Tenneco, members of our board of directors, Federal-Mogul or others as defendants.

No Appraisal Rights

Under Delaware law, Tenneco stockholders do not have any “dissenters’ rights” or rights to an appraisal of the value of their shares in connection with the transaction or the issuance of the Stock Consideration.

Material United States Federal Income Tax Consequences to Existing Tenneco Stockholders

The existing Tenneco stockholders generally should not be subject to any material United States federal income tax consequences solely as a result of the transaction.

Accounting Treatment

Tenneco prepares its financial statements in accordance with GAAP. The transaction will be accounted for using the acquisition method of accounting, which requires determination of the accounting acquirer. The accounting guidance for business combinations indicated in Financial Accounting Standards Board Accounting Standards Codification 805, “Business Combinations,” provides that in identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including: which entity will issue equity interests to effect the combination, the relative voting rights of the stockholders of the constituent companies in the combined company, the existence of a large minority voting interest in the combined entity if no other owner or organized group of owners has a significant voting interest, the composition of the board of directors and senior management of the combined company, the relative size of each company and the terms of the exchange of equity securities in the business combination, including payment of any premium.

Based on the foregoing factors, Tenneco has been determined to be the acquirer for accounting purposes. Tenneco will allocate the total transaction consideration to the tangible and intangible assets of Federal-Mogul’s business acquired and liabilities assumed based on their fair values at the date of the completion of the transaction. Any excess purchase price after this allocation will be assigned to goodwill.

Definite lived intangible assets will be amortized over their estimated useful lives. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually. All intangible assets and goodwill are also tested for impairment when certain indicators are present.

The allocation of purchase price reflected in the unaudited pro forma condensed combined financial data of Tenneco is based on preliminary estimates using assumptions Tenneco’s management believes to be reasonable based on currently available information. The final purchase price and fair value assessment of assets and liabilities will be based in part on a detailed valuation that has not yet been completed.

THE PURCHASE AGREEMENT

This section of the proxy statement describes the material provisions of the Membership Interest Purchase Agreement (the “Purchase Agreement”), dated April 10, 2018, by and among Tenneco, Federal-Mogul, AEP and IEP, pursuant to which we have agreed to acquire Federal-Mogul. The following description does not purport to describe all of the terms of the Purchase Agreement. The following summary is qualified in its entirety by reference to the complete text of the Purchase Agreement, which is attached as Annex A to this proxy statement and incorporated by reference into this proxy statement. We urge you to read the full text of the Purchase Agreement because it is the legal document that governs the transaction. The Purchase Agreement is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 190.

The Purchase Agreement contains customary representations and warranties made by Tenneco, Federal-Mogul, and AEP to each other. The assertions embodied in those representations and warranties were made solely for purposes of the Purchase Agreement and may be subject to important qualifications and limitations agreed to by Tenneco, Federal-Mogul, AEP and IEP in connection with negotiating the terms of the Purchase Agreement. Additionally, subject to certain exceptions, the representations and warranties made by Tenneco in the Purchase Agreement are qualified by information disclosed by Tenneco with the SEC at least one business day prior to the date of the Purchase Agreement, other than any risk factor disclosures (other than statements of historical fact) in any filing with the SEC contained in the “Risk Factors” section thereof or other similarly cautionary, forward-looking or predictive statements in such filings with SEC. In addition, the representations and warranties are qualified by a contractual standard of materiality (including, in many cases, “material adverse effect”) different than those generally applicable to stockholders and in some cases may be qualified by disclosures made by one party to the others in disclosure schedules delivered by such party to the others, which are not necessarily reflected in the Purchase Agreement, or were used for the purpose of allocating risk between the parties rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Tenneco, Federal-Mogul, AEP or IEP because they were made as of specific dates, are modified by the disclosure schedules, and may be intended merely as a risk allocation mechanism between Tenneco, Federal-Mogul, AEP and IEP. Tenneco will provide additional disclosure in its public reports to the extent it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the Purchase Agreement, and will update such disclosure as required by federal securities laws.

Structure of the Transaction; Consideration

On April 10, 2018, Tenneco entered into the Purchase Agreement by and among Tenneco, Federal-Mogul, AEP and IEP pursuant to which Tenneco has agreed to acquire from AEP all of the membership interests of Federal-Mogul.

In consideration of the foregoing, Tenneco will:

(i)

pay to AEP $800 million in cash, which is referred to as the Cash Consideration in this proxy statement, subject to increase if Tenneco undertakes a primary offering of Common Stock prior to the closing of the transaction as described below; and

(ii)	issue and deliver to AEP an aggregate of 29,444,846 shares of Common Stock, which is referred to as the Stock Consideration in this proxy statement, subject to reduction if Tenneco undertakes a primary offering of Common Stock prior to the closing of the transaction, as described below, which will be comprised of:

(a)	a number of shares of Common Stock (to be reclassified as Class A Voting Common Stock) equal to 9.9% of the aggregate number of shares of Class A Voting Common Stock issued and outstanding as of immediately following the closing of the transaction, and

(b)	the balance in shares of newly created Class B Non-Voting Common Stock.

Until the date that is 10 business days prior to the anticipated closing date of the transaction, assuming the price of our Common Stock is above $54.6785, Tenneco may elect to conduct a primary offering of Common Stock in order to raise funds to increase the Cash Consideration. Such offering may include up to 7,315,490 shares of Common Stock that would otherwise have been issued to AEP in connection with the transaction. Each share sold in such an offering will decrease the number of shares of Common Stock issuable to AEP by one share, so the total number of shares of Common Stock to be issued in connection with the acquisition of Federal-Mogul will not change if Tenneco undertakes such an offering. The Cash Consideration will be increased by an amount equal to the number of shares sold in such an offering multiplied by $54.6785, with any excess proceeds to be retained by Tenneco. In certain circumstances, AEP may also elect to require Tenneco to conduct such an offering of Common Stock if Tenneco does not do so at least 10 business days prior to the anticipated closing date of the transaction.

If such an offering is consummated, then the Cash Consideration will be increased by an amount equal to the number of shares sold in such an offering multiplied by $54.6785, with any excess proceeds to be retained by Tenneco. However, if such an offering is consummated at AEP’s election and the net price per share in such offering is less than $54.6785, then the Cash Consideration will be increased by an amount equal to such net price per share times the number of shares sold in such offering.

Completion of the Transaction; Closing

The closing of the transaction will take place on the third business day following satisfaction of all of the closing conditions (other than those conditions that by their terms are to be satisfied at the closing) or on such other date as is mutually agreeable to Tenneco and AEP. However, if the marketing period related to the debt financing to be incurred in connection with the transaction described in the section entitled “—Financing” has not ended at the time of the satisfaction of all of the closing conditions, then the closing will occur on the date following the satisfaction of such conditions that is the earlier to occur of (i) any business day as may be specified by Tenneco on no less than three business days’ prior notice to AEP and (ii) three business days following the final day of the marketing period. Furthermore, the closing will not occur prior to the earlier of (a) the nine-month anniversary of the date of the Purchase Agreement and (b) the date on which the approvals pursuant to the antitrust laws of certain specified jurisdictions required to consummate the transaction will have been obtained or any applicable waiting period thereunder will have expired.

The parties expect that the conditions to the transaction will be satisfied or, if allowed by applicable law, waived, and that the transaction will be completed early in the fourth quarter of 2018. However, the parties cannot be certain when, or if, the conditions to the transaction will be satisfied or so waived, or that the transaction will be completed.

Representations and Warranties

Each of Tenneco and AEP, with respect to itself and to Federal-Mogul, has made certain representations and warranties to each other regarding, among other things:

•	organization, standing, corporate power and organizational documents;

•	corporate authorization to execute, deliver and perform the Purchase Agreement and the transactions contemplated thereby, and the enforceability of the Purchase Agreement;

•	the absence of any conflict with, breach or violation of, or default under, organizational documents and any other agreements or obligations and any required consents, approvals and authorizations;

•	required governmental consents and approvals; and

•	the absence of undisclosed brokers’ fees and expenses.

AEP has also made certain other representations and warranties with respect to Federal-Mogul to Tenneco regarding, among other things:

•	capital structure and ownership of subsidiaries;

•	the accuracy of the financial statements;

•	between December 31, 2017 and the date of the Purchase Agreement, there has been no material adverse effect on Federal-Mogul, and Federal-Mogul has, in all material respects, conducted its business in the ordinary course and has not taken any action that would require consent under the Purchase Agreement if such action had been taken between the date of the Purchase Agreement and the closing date of the transaction;

•	owned and leased real properties;

•	tax matters;

•	matters with respect to material contracts;

•	intellectual property matters;

•	litigation matters;

•	matters with respect to government consents and permits;

•	ERISA compliance and employee benefits matters;

•	insurance matters;

•	compliance with laws;

•	environmental matters;

•	affiliate transactions;

•	labor matters;

•	identification of significant customers and suppliers; and

•	compliance with the Foreign Corrupt Practices Act and compliance with applicable trade laws.

AEP has also made representations and warranties with respect to itself to Tenneco regarding, among other things, ownership of one hundred percent of the membership interests of Federal-Mogul and the ability to convey ownership of all such membership interests, accredited investor status, acknowledgement that the Tenneco shares will not be registered and are being sold in reliance on certain exemptions, and the absence of certain litigation.

Tenneco has also made certain other representations and warranties to AEP and Federal-Mogul regarding, among other things, capital structure, SEC filings since January 1, 2016, accredited investor status, due authorization of the shares to be issued as part of the Stock Consideration; and sufficient funds to pay the Cash Consideration.

Many of the representations and warranties in the Purchase Agreement are qualified by the knowledge of certain specified officers and members of senior management or a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect).

For purposes of the Purchase Agreement, a “material adverse effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, (a) would or would reasonably be expected to prevent or materially delay, interfere with, impair or hinder the consummation by Tenneco or Federal-Mogul (as applicable) of the transaction, or (b) has or would reasonably be expected to have a material adverse effect on the business, results of operations, assets or condition (financial or otherwise) of Tenneco or Federal-Mogul (as applicable) taken as a whole, except that the definition of material adverse effect excludes from clause (b):

(i)	conditions generally affecting the industries or the markets in which Tenneco and Federal-Mogul (and their respective subsidiaries) operate, or the economy as a whole;

(ii)	any change in applicable law or GAAP;

(iii)	the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism;

(iv)	volcanoes, tsunamis, pandemics, earthquakes, hurricanes, tornados or other natural disasters;

(v)	any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position;

(vi)	the announcement of the transactions contemplated by the Purchase Agreement;

(vii)	compliance with the terms of the Purchase Agreement;

(viii)	any change or prospective change in the credit rating of Tenneco or Federal-Mogul; and

(ix)	(a) any order by any governmental entity or applicable law in any jurisdiction (other than the United States and European Union) that enjoins or otherwise prohibits the consummation of the transactions or (b) the failure to obtain any approval required to consummate the transaction in any jurisdiction (other than the United States and European Union) or the failure of any applicable waiting period to terminate or expire;

except, in the case of (i) through (iv) above, such event may be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on Tenneco or Federal-Mogul, taken as a whole, as compared to other participants in the industry in which each operates.

Conduct of Business Prior to Closing

Each of AEP (with respect to Federal-Mogul), Federal-Mogul and Tenneco has undertaken certain covenants in the Purchase Agreement restricting the conduct of the respective businesses of

Federal-Mogul and Tenneco, and the businesses of each of their respective subsidiaries, between the date of the Purchase Agreement and closing date of the transaction. In general, each of AEP (with respect to Federal-Mogul), Federal-Mogul and Tenneco has agreed to conduct its business in the ordinary course consistent with past practice and to use reasonable best efforts to preserve the goodwill and organization of its respective business and its relationships with customers, suppliers, vendors, officers, employees, consultants and other parties having business dealings with it.

AEP (with respect to Federal-Mogul) and Federal-Mogul have further agreed that, subject to certain exceptions, and, in certain instances, except with Tenneco’s prior written consent (not to be unreasonably withheld, conditioned or delayed), Federal-Mogul and its subsidiaries will not, among other things, take the following actions:

•	issue, sell or deliver any equity interests;

•	merge or consolidate Federal-Mogul or any of its subsidiaries with any other person or entity;

•	effect any recapitalization, reclassification, in-kind dividend, equity split or similar change in capitalization, except by any direct or indirect subsidiary of Federal-Mogul;

•	declare, set aside, make or pay any dividend or other distribution with respect to any equity interests, except dividends paid by any direct or indirect subsidiary of Federal-Mogul;

•	repatriate to the United States any amount of cash as a dividend in excess of $25 million in the aggregate from any subsidiary outside of the United States, except in connection with the repayment of intercompany loans or in the ordinary course consistent with past practice;

•	amend its certificate or articles of incorporation or limited liability company agreement (or equivalent organizational documents);

•	make any redemption or purchase of any equity interests;

•	sell, assign, transfer, mortgage, pledge, lease, license, sublicense or subject to any lien, charge or otherwise encumber any portion of its assets (subject to certain exceptions, including sales of products in the ordinary course, dispositions of assets that are obsolete, worn out surplus or no longer used and useful in the conduct of its business, and intercompany transfers);

•	abandon or permit to lapse any owned material intellectual property;

•	disclose any trade secrets or material confidential information to any person, other than in the ordinary course of business consistent with past practice, pursuant to a written confidentiality agreement;

•	make any capital investment, capital contribution, loan or advance to, or guaranty for the benefit of, any joint venture that is not a Federal-Mogul subsidiary (except as required by the organizational documents in effect on the date of the Purchase Agreement) or any other person;

•	for the full calendar year 2018, make any capital expenditures or commitments in excess of $427 million in the aggregate, or for the calendar year 2019, make any capital expenditures or commitments in excess of $107.75 million in the aggregate in any calendar quarter;

•	enter into or modify any affiliate contracts or transactions or make any other payment to any affiliate of Federal-Mogul (other than any subsidiary), other than transactions made or entered into in accordance with contracts made available to Tenneco prior to the date of the Purchase Agreement, and any other surviving commercial contracts;

•	incur any indebtedness, other than (i) indebtedness available under agreements existing as of the date of the Purchase Agreement in an amount not to exceed $100 million in the aggregate,

(ii) indebtedness between Federal-Mogul and/or its subsidiaries, (iii) guarantees by Federal-Mogul of indebtedness of its subsidiaries incurred in compliance with the Purchase Agreement, (iv) indebtedness arising solely from a change in GAAP, and (v) indebtedness for an amount not in excess of $25 million in the aggregate outstanding at any one time;

•	except as required by law or to the extent required under any benefit plan or contract, (i) increase in compensation, bonus or fringe or other benefits or grant any type of compensation or benefit to any current or former director, independent contractor, consultant, employee or officer not previously receiving or entitled to receive such compensation, except in the ordinary course with respect to any such person with an annual base salary of less than $200,000, (ii) grant to any person any severance, retention, change in control or termination compensation or benefits or any increase therein, except with respect to new hires (with an annual base salary of less than $200,000) or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, (iii) enter into, adopt or amend in any material respect any material benefit plan, or (iv) enter into, adopt or amend any material benefit plan or other arrangement that provides severance, change in control, retention or similar benefits, or (v) take any action to cause or accelerate the payment, funding, right to payment or vesting of any compensation or benefits;

•	hire or terminate the employment of any person (other than “for cause”), except for hiring or terminating employees with annual base salary less than $250,000, provided that any such actions are in the ordinary course consistent with past practice;

•	make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any amended material tax return, enter into any material closing agreement with respect to taxes, or settle any material tax claim, audit, assessment or dispute or surrender any material right to claim a refund of taxes, other than in the ordinary course, or take any action or otherwise engage in any transaction or series of transactions outside of the ordinary course and inconsistent with past practice that could, or could be expected to, increase the Tenneco’s or its affiliates’ inclusions of taxable income, following the closing, pursuant to Sections 951 or 951A of the Code;

•	implement any employee layoffs implicating the Worker Adjustment and Retraining Notification Act of 1988 (and any similar foreign, national, federal, state or local “mass layoff” or “plant closing” law), except for any such layoffs that result in liabilities of less than $500,000 in the aggregate;

•	settle, release, waive or compromise any claim, or other pending or threatened proceedings by or before a governmental entity if such settlement, release, waiver or compromise (i) with respect to the payment of monetary damages, involves the payment of monetary damages exceeding $10 million individually or $40 million in the aggregate, (ii) with respect to any non-monetary terms and conditions therein, imposes or requires actions that would or would be reasonably expected to be material to Federal-Mogul and its subsidiaries, taken as a whole, or (iii) with respect to certain other specified claims;

•	terminate or materially amend any material contract, lease, or enter into any contract that, if existing prior to the date of the Purchase Agreement, would be a material contract, or enter into any lease other than in the ordinary course;

•	adopt a plan or agreement of complete or partial liquidation or dissolution, except (i) in connection with a consolidation, reorganization, or similar transaction solely relating to any of subsidiary of Federal-Mogul subsidiaries and (ii) the liquidation or dissolution of any dormant subsidiary of Federal-Mogul; and

•	agree or make any commitment to take, or adopt any resolutions in support of, any of the foregoing actions.

Tenneco has further agreed that, with certain exceptions and, in certain instances, except with AEP’s and/or Federal-Mogul’s prior written consent, not to be unreasonably withheld, conditioned or delayed, Tenneco and its subsidiaries will not, among other things, take the following actions:

•	issue, sell or deliver any equity interests, or issue or sell any securities convertible, exercisable or exchangeable into equity interests, provided that Tenneco may issue shares in connection with the exercise of options or issuing equity-based awards pursuant to its equity plans in the ordinary course, consistent with past practice;

•	effect any recapitalization, reclassification, stock dividend, stock split or similar change in capitalization, or declare, set aside, make or pay any dividend or other distribution, with respect to any equity interests (except dividends paid by any direct or indirect subsidiary of Tenneco), provided, Tenneco is not prohibited from paying any quarterly dividend in the ordinary course, consistent with past practice;

•	amend its certificate of incorporation, articles of incorporation or bylaws (or equivalent organizational documents) in a manner that adversely affects AEP (following the closing of the transaction) relative to other stockholders of Tenneco;

•	sell, assign, transfer, mortgage, pledge, lease, license, sublicense or subject to any lien, charge or otherwise encumber all or any material portion of its assets (subject to certain exceptions, including sales of products in the ordinary course, dispositions of assets that are obsolete, worn out surplus or no longer used and useful in the conduct of its business and intercompany transfers);

•	incur certain indebtedness, other than (i) indebtedness in connection with the debt financing related to the transaction, (ii) indebtedness between Tenneco and/or its subsidiaries, (iii) guarantees by Tenneco of indebtedness of its subsidiaries incurred in compliance with the Purchase Agreement and (iv) indebtedness available under contracts governing its indebtedness existing as of the date of the Purchase Agreement;

•	adopt a plan or agreement of complete or partial liquidation or dissolution, except in connection with a consolidation, reorganization or similar transaction solely relating to Tenneco or its subsidiaries; and

•	agree to take, make any commitment to take, or adopt any resolutions in support of, any of the actions prohibited by the foregoing.

Exclusive Dealing and No Transfers by AEP and Federal-Mogul

Until the earlier of the closing date of the transaction and the termination of the Purchase Agreement, AEP and Federal-Mogul each have agreed that neither it, nor its representatives or advisors, will, directly or indirectly, take any action to (i) encourage, initiate or engage in discussions or negotiations with, (ii) provide any information to, or (iii) enter into any letter of intent, contract or understanding with, any person concerning (a) the sale of any membership interests, (b) the sale of all, substantially all or any material portion of the assets of Federal-Mogul and its subsidiaries, (c) any merger or (d) any similar transactions involving Federal-Mogul and its subsidiaries.

AEP and Federal-Mogul will, and will cause their affiliates, subsidiaries and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations commenced prior to the date of the Purchase Agreement with any parties (other than Tenneco and its representatives) with respect to such sales, merger or other transactions, and will not initiate or engage in any activities, discussions or negotiations after the date of the Purchase Agreement with any third party regarding the foregoing.

AEP and Federal-Mogul, and their affiliates and representatives, will not be prohibited from, directly or indirectly, taking any confidential action to encourage, initiate or engage in discussions or negotiations with or provide any information to (subject to a confidentiality agreement and, in certain instances, a standstill agreement) any potential investor concerning a permitted transfer and, subject to the prior written consent of Tenneco (not to be unreasonably withheld, conditioned or delayed), entering into any agreement with a potential investor in connection therewith.

Until the earlier of the closing date of the transaction and the termination of the Purchase Agreement, and as expressly contemplated by the Purchase Agreement or required by law, AEP and Federal-Mogul each agree, without the prior written consent of Tenneco (not to be unreasonably withheld, conditioned or delayed), not to:

•	sell, distribute, assign, transfer, grant, pledge, hypothecate, dispose of or otherwise encumber any of the membership interests to be acquired by Tenneco;

•	exercise any of its voting rights with respect to the membership interests to be acquired by Tenneco to the extent such exercise would be contrary to the provisions of the Purchase Agreement or would cause AEP to violate the provisions of the Purchase Agreement;

•	create any lien in respect of the membership interests to be acquired by Tenneco, other than the liens existing as of the date of the Purchase Agreement or liens that will be released at or prior to closing; or

•	agree to take or make any commitment to take any of the forgoing actions.

No Solicitation by Tenneco; Recommendation Change

Until the earlier of the closing date of the transaction and the termination of the Purchase Agreement, our board of directors and Tenneco and its subsidiaries will not, and will not authorize its representatives to, directly or indirectly:

•	solicit, initiate, induce or knowingly facilitate or encourage the submission or announcement of an Acquisition Proposal;

•	enter into or participate in any discussions or negotiations with, furnish any information relating to Tenneco or its subsidiaries or afford access to the business, properties, assets, books or records of Tenneco or its subsidiaries to, or otherwise cooperate in any way with, assist or facilitate, any person with respect to, or cooperate in any way with any person with respect to any Acquisition Proposal; or

•	approve, recommend or declare advisable, or allow Tenneco or its affiliates to execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, joint venture agreement, partnership agreement or other similar agreement (other than a confidentiality agreement) constituting or related to, or that is intended to or would reasonably be expected to lead to, an Acquisition Proposal, or requiring Tenneco to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the transactions contemplated by the Purchase Agreement.

For purposes of the Purchase Agreement, an “Acquisition Proposal” means any offer, proposal, indication of interest or inquiry by a third party contemplating or otherwise relating to any transaction or series of transactions involving (i) any acquisition by a third party (or AEP, in certain specified situations, directly or indirectly through any of its affiliates), as applicable, (whether by way of stock or asset purchase), merger, joint venture, license or similar transaction, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or series of transactions by a person or a group of more than 25% of the total voting power of the capital stock of Tenneco or more than

25% of the consolidated assets, revenue or net income of Tenneco and its subsidiaries, taken as a whole; (ii) any other proposal or offer which, if consummated, would result in a direct or indirect acquisition or license (or similar transaction) by a third party (or AEP, in certain specified situations, directly or indirectly through any of its affiliates), as applicable, of more than 25% of the total voting power of the capital stock of Tenneco, or more than 25% of the consolidated assets, revenues or net income of Tenneco and its subsidiaries taken as a whole or (iii) any combination of the foregoing.

In addition, subject to certain limited exceptions, neither our board of directors nor any committee thereof will (any action described below, a “Recommendation Change”):

•	withhold, withdraw, qualify, amend or modify (or publicly propose to), in any manner adverse to AEP or Federal-Mogul, its recommendation to approve the transaction or fail to include its recommendation to approve the transaction in this proxy statement;

•	adopt, approve, recommend or declare advisable, or propose or resolve to adopt, approve, recommend or declare advisable (publicly or otherwise), any Acquisition Proposal; or

•	take formal action or make any recommendation or public statement in connection with a tender offer or exchange offer relating to securities of Tenneco, other than a recommendation against such offer or a “stop, look and listen” communication pursuant to Rule 14d-9(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

At any time prior to obtaining the requited stockholder approval, Tenneco and its representatives may, in response to a bona fide, written Acquisition Proposal that did not result from a material breach of the Purchase Agreement and that our board of directors determines in good faith after consultation with its outside legal counsel and financial advisor could reasonably be expected to result in a Superior Proposal:

•	furnish information relating to, and afford access to the business, properties, assets, books and records of, Tenneco and its subsidiaries, to the person or entity making such Acquisition Proposal (provided such information and access has previously been provided to, or is provided prior to or substantially concurrently with the time it is provided to such person or entity, to AEP and Federal-Mogul) pursuant to a confidentiality agreement containing terms not materially less favorable in the aggregate to Tenneco than the terms set forth in the confidentiality agreement related to the transaction;

•	engage or participate in discussions or negotiations with such person or entity regarding the terms of such Acquisition Proposal and negotiate such terms with such person or entity (and its representatives); and

•	terminate the Purchase Agreement to enter into a definitive acquisition agreement with respect to such Acquisition Proposal if Tenneco’s board of directors determines in good faith after consultation with its outside legal counsel and financial advisor that such Acquisition Proposal constitutes a Superior Proposal, provided, that concurrently with any such termination Tenneco pays the termination fee and enters into such definitive acquisition agreement concurrently therewith or promptly thereafter.

For purposes of the Purchase Agreement, “Superior Proposal” means any bona fide, written Acquisition Proposal (except that the references to 25% in the definition of Acquisition Proposal will be replaced by 50%) that did not result from a material breach of the Purchase Agreement and that our board of directors determines in good faith after consultation with its outside legal counsel and financial advisors to be more favorable to the stockholders than the transactions contemplated by the Purchase Agreement, taking into account all financial, legal, financing (including availability thereof), regulatory and other aspects and risks.

Prior to terminating the Purchase Agreement to accept a Superior Proposal, our board of directors and Tenneco and its subsidiaries and representatives, must:

•	determine in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would be in violation of its fiduciary duties under the laws of the State of Delaware;

•	notify AEP and Federal-Mogul in writing at least four business days prior to effecting such a termination of its intention to effect such a termination, which notice must include the material terms and conditions of such Superior Proposal, the identity of the third party, and a copy of the most recent draft of any written agreement relating thereto;

•	during the notice period, Tenneco will permit AEP to (i) propose adjustments to the terms and conditions of the Purchase Agreement or (ii) submit an Acquisition Proposal, in each case, such that the Superior Proposal ceases to be a Superior Proposal, and Tenneco will negotiate with AEP and Federal-Mogul in good faith with respect to such matters; and

•	at the end of such notice period, our board of directors, taking into consideration such changes to the Purchase Agreement or such Acquisition Proposal made by AEP, determines in good faith, after consultation with its outside legal counsel and financial advisor, that such Superior Proposal continues to meet the definition of “Superior Proposal” if such changes to the Purchase Agreement or such Acquisition Proposal, as applicable, were to be given effect and that failure to take such action would be in violation of the directors’ fiduciary duties under the laws of the State of Delaware.

Standstill Provisions

Until the earlier of (i) the closing date of the transaction, (ii) the termination of the Purchase Agreement, subject to certain exceptions related to certain breaches of the Purchase Agreement by AEP or Federal-Mogul, and (iii) the date that is 24 months after the date of the Purchase Agreement, if the Purchase Agreement is terminated in connection with certain breaches of the Purchase Agreement by AEP or Federal-Mogul, each of AEP and Federal-Mogul have agreed that neither it nor any of its affiliates or representatives will, directly or indirectly, unless specifically invited in writing by our board of directors take certain actions, such as:

•	acquiring or offering or agreeing to acquire, directly or indirectly, any shares of Common Stock or other securities or equity interests of Tenneco or its subsidiaries;

•	making, or in any way participating in, directly or indirectly, any solicitation of proxies to vote, or seeking to advise or influence any person or entity with respect to the voting of, any voting securities of Tenneco or its subsidiaries;

•	making any public announcement with respect to, or submitting a proposal for, or offering of any merger, consolidation, business combination, tender or exchange offer, restructuring, recapitalization or other extraordinary transaction of or involving Tenneco or its subsidiaries; and

•	otherwise acting, alone or in concert with others, to seek to control the management, our board of directors or our policies.

AEP and Federal-Mogul will not, directly or indirectly, make any proposal, statement or inquiry, or disclose any intention, plan or arrangement inconsistent with the foregoing, or request Tenneco or its representatives, directly or indirectly, to amend, waive or terminate any provision of the standstill, in each case, in a manner that would require public disclosure by AEP or Federal-Mogul.

Restrictive Covenants

Non-competition

For 24 months following the closing of the transaction, IEP will not, and will cause its affiliates to not, directly or indirectly, for itself or on behalf of or in conjunction with any other person or entity, engage in, invest in or otherwise participate in any business that competes with the business currently conducted by Federal-Mogul, provided that IEP and its affiliates are not prohibited from (i) conducting any business currently conducted by IEP and its affiliates or (ii) owning, in the aggregate, in excess of 19.9% of the voting securities of such business unless IEP or its affiliates has a right to nominate for election an individual to hold a seat on the board of directors (or other similar governing body) of such business.

Confidentiality

AEP will, and will cause its affiliates to, maintain the confidentiality of, and not use for any purpose, other than monitoring its investment in Tenneco following the closing of the transaction and certain other limited exceptions, any confidential information for 24 months following the closing of the transaction.

Non-solicitation

For 24 months following the closing of the transaction, IEP will not, and will cause its affiliates not, directly or indirectly, for itself or on behalf of or in conjunction with any other person or entity, to:

•	solicit, hire or engage the services of any employee or independent contractor of Tenneco, Federal-Mogul, or their respective subsidiaries whose compensation exceeds $150,000 annually, subject to certain exceptions;

•	induce or request any customer of Tenneco, Federal-Mogul or its subsidiaries to reduce, cancel or terminate its business with Tenneco, Federal-Mogul or its subsidiaries; or

•	solicit or accept business from any customer of Tenneco, Federal-Mogul or its subsidiaries in connection with a competing business.

Preparation of Proxy Materials and Stockholder Approval

Tenneco has agreed to establish a record date, duly call, give notice of, convene and hold a meeting of its stockholders as promptly as is reasonably practicable after the date of the Purchase Agreement for the purpose of obtaining (i) the adoption of the Amended and Restated Certificate of Incorporation, and (ii) the approval of the issuance of the Stock Consideration in connection with the transaction.

Tenneco has agreed to prepare and file with the SEC, not more than 120 days after the date of the Purchase Agreement, a proxy statement related to the solicitation of proxies from its stockholders for the foregoing approvals and adoptions and other matters related to the transaction.

Financing

Financing

Tenneco has agreed to use its reasonable best efforts to obtain debt financing on the terms and conditions set forth in debt financing commitment letters, including by using reasonable best efforts to:

•	maintain in effect the debt financing and the debt financing commitment letters;

•	negotiate and enter into definitive financing agreements on terms and conditions no less favorable to Tenneco than those contained in the debt financing commitment letters, or, if available, on other terms that are acceptable to Tenneco and would not (i) reasonably be expected to adversely affect its ability to consummate the transaction, (ii) reduce the aggregate amount of debt financing below the amount required to consummate the transaction, (iii) impose new or additional conditions or expand upon (or amend or modify in any manner adverse to AEP or Federal-Mogul) the conditions precedent set forth in the debt financing commitment letters, or (iv) reasonably be expected to delay the closing of the transaction;

•	satisfy on a timely basis all conditions applicable to Tenneco in the debt financing commitment letters (other than any condition where the failure to be so satisfied is primary the result of Federal-Mogul’s failure to provide the required cooperation);

•	consummate the debt financing at or prior to the closing date of the transaction; and

•	comply with its obligations under the debt financing commitment letters.

Subject to the terms and upon satisfaction of the conditions set forth in the debt financing commitment letters, Tenneco will use its reasonable best efforts to cause the lenders and the other parties providing such debt financing to provide the debt financing on the closing date of the transaction.

Prior to the closing of the transaction, Tenneco will not, without the prior written consent of AEP, agree to any amendment or modification of, or waiver or consent under, any debt financing commitment letter or other documentation relating to the debt financing which would (i) reasonably be expected to adversely affect its ability to consummate the transaction, (ii) reduce the aggregate amount of debt financing below the amount required to consummate the transaction, (iii) impose new or additional conditions or expand upon (or amend or modify in any manner adverse to AEP or Federal-Mogul) the conditions precedent set forth in the debt financing commitment letters, or (iv) reasonably be expected to delay the closing of the transaction.

If the debt financing or debt financing commitment letters expire or become unavailable prior to the closing of the transaction, in whole or in part, and such portion is reasonably required to fund the Cash Consideration, Tenneco has agreed to promptly notify Federal-Mogul and use its reasonable best efforts promptly to arrange for alternative financing, which will not, without the prior consent of AEP, impose any new or additional condition or otherwise be on terms and conditions that are materially less favorable to Tenneco from a conditionality or enforceability perspective than the terms and conditions of the debt financing commitment letters, provided that Tenneco is not required to pay any fees or any interest rates in excess of those contemplated by the debt financing commitment letter or agree to any “market flex” term less favorable to Tenneco or Federal-Mogul than the term contained in or contemplated by the debt financing commitment letter.

Financing Cooperation

Prior to the closing of the transaction, Federal-Mogul has agreed to, and will cause each of its subsidiaries to, use its reasonable best efforts to provide customary or necessary cooperation in connection with obtaining debt financing, including, among other things:

•	assisting Tenneco with the preparation of prospectuses, private placement memoranda, offering memoranda, information memoranda and packages and lender and investor presentations, in each case, to the extent the same are customary and required under the terms of the debt financing commitment letter;

•	preparing and furnishing financial information to Tenneco and debt financing sources;

•	designating a member of senior management to participate in marketing activities for any of the debt financing;

•	requesting that its independent auditors cooperate with Tenneco to obtain customary accountant’s comfort letters and consents;

•	assisting in the preparation of, and executing and delivering, definitive financing documents, including guarantee and collateral documents (including any customary schedules) and customary closing certificates as may be required by the debt financing (including a certificate of an appropriate officer of Federal-Mogul with respect to solvency of Federal-Mogul on a consolidated basis);

•	facilitating the pledge of collateral for the debt financing, including assistance with any collateral documents that involve a third party, including landlord waivers or deposit account control agreements;

•	furnishing Tenneco and the debt financing sources all documentation and other information required by government officials under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

•	reasonably cooperating with Tenneco, and taking all corporate actions, subject to the occurrence of the closing of the transaction, reasonably requested by Tenneco to permit the consummation of the debt financing.

Regulatory Filings

Tenneco has (and with respect to filings under the HSR Act, AEP and Federal-Mogul each have), agreed to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transaction within 10 business days after the date of the Purchase Agreement, and (ii) file, or cause to be filed, appropriate filings or draft filings, notices or applications under the antitrust laws of the European Union, Brazil, Canada, China, India, Mexico, Russia, South Africa and Turkey, as soon as reasonably practicable.

Tenneco, AEP and Federal-Mogul have each agreed to use its reasonable best efforts to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to the foregoing, and use its reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods and obtain all consents as soon as reasonably practicable.

Tenneco, AEP and Federal-Mogul have each agreed to use its reasonable best efforts to:

•	cooperate reasonably with each other in connection with any filing or submission with a governmental entity in connection with the transaction and in connection with any investigation or other inquiry by or before a governmental entity relating to the transaction;

•	consult with each other prior to taking any material position with respect to the filings under the HSR Act or filings under other antitrust laws in discussions with or filings to be submitted to any governmental entity; and

•	coordinate with the other parties’ legal counsel in preparing and exchanging such information and promptly provide the other parties’ legal counsel with copies of all filings, presentations or material submissions (and a summary of any oral presentations) made by such party with any governmental entity relating to the Purchase Agreement or the transaction under the HSR Act and such other antitrust laws, which may be redacted for confidential information or otherwise shared on an outside counsel only basis.

Notwithstanding the foregoing, Tenneco is not required to take any of the following actions to obtain all approvals under applicable antitrust laws:

•	agree to limit in any manner whatsoever or not to exercise any rights of ownership of any securities, or to divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or of the business, assets or properties of Federal-Mogul;

•	agree to limit in any manner whatsoever the ability of Tenneco to conduct its businesses or own such assets or properties or to conduct the business of Federal-Mogul, or control their respective businesses or operations;

•	otherwise take or commit to take any other action that would limit Tenneco’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of Tenneco or Federal-Mogul (including any of their respective subsidiaries); or

•	contest and resist any action or proceeding seeking to prohibit the transactions contemplated by the Purchase Agreement or delay the closing beyond the termination date of the Purchase Agreement;

provided, however, Tenneco will be obligated, if doing so is reasonable taking into account the economic consequences of the effects if such actions were not taken, to take ministerial actions, agree to immaterial restrictions on the conduct of a particular business of Federal-Mogul (subject to the reasonable availability of relief therefrom or expiration thereof) or make payments of fees in de minimis amounts, in each case, to the extent required by any governmental entity in connection with obtaining applicable approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations required by antitrust laws thereof, or to avoid the commencement of any action to prohibit the transactions contemplated by the Purchase Agreement under such antitrust laws.

Spin-Off

Following the closing of the transaction, Tenneco has agreed, subject to the fiduciary duties of our board of directors under applicable law, to use its reasonable best efforts to pursue a reorganization of the combined business of Tenneco and Federal-Mogul into two separate businesses, representing “Powertrain Technology” and “Aftermarket & Ride Performance,” distribute the equity interests representing one such business to Tenneco stockholders, and consummate the Spin-Off within 18 months of the closing date of the transaction. Tenneco currently expects that the Aftermarket & Ride Performance business will be separated and the Powertrain Technology business will remain at Tenneco and retain the “Tenneco Inc.” name.

If Tenneco consummates the Spin-Off, the parties have agreed to take such actions and deliver such representations reasonably necessary to allow Tenneco to obtain tax opinions and/or a private letter ruling from the Internal Revenue Service, in each case, reasonably satisfactory to Tenneco, to the effect that the Spin-Off will qualify as a reorganization within the meaning of Sections 368(a) and 355 of the Code in which no gain or loss is recognized by Tenneco (or its affiliates) or its stockholders.

Director and Officer Liability and Indemnification and Insurance

Prior to the closing of the transaction, Federal-Mogul has agreed to obtain a “tail” directors’ and officers’ liability insurance policy with coverage and amounts that are at least as favorable to the directors and officers of Federal-Mogul and its subsidiaries and Tenneco will cause Federal-Mogul to maintain such policy in effect for a period of six years after the closing of the transaction, subject to certain limitations as to the cost of such policy.

For a period of six years after the closing of the transaction, Tenneco will maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of Federal-Mogul’s and its subsidiaries’ organizational documents, or in any indemnification agreements of Federal-Mogul or its subsidiaries with any of their respective current or former directors or officers.

Federal-Mogul will, and Tenneco will cause Federal-Mogul to, indemnify and hold harmless each current and former director or officer of Federal-Mogul or its subsidiaries, against any costs or expenses, liabilities and amounts paid in settlement in connection with any claim in connection with any action or omission by them in their capacities as such before the closing date of the transaction.

Employee Matters

Tenneco has agreed to take all actions through December 31, 2018 so that each employee of Federal-Mogul and its subsidiaries who continues in employment receives (i) base compensation or wages and cash bonus opportunities that are no less favorable to the compensation or wages and cash bonus opportunities provided immediately prior to the closing date of the transaction and (ii) benefits that are substantially comparable in the aggregate to those provided by Federal-Mogul or its subsidiaries to such employee immediately prior to the closing date of the transaction.

Tenneco has also agreed to take all actions through December 31, 2019 so that each employee of Federal-Mogul and its subsidiaries who continues in employment immediately following December 31, 2018 receives (i) base compensation or wages and cash bonus opportunities, (ii) welfare benefits and (iii) severance benefits that are, in each case, substantially comparable in the aggregate to the compensation or benefits provided by Tenneco or its subsidiaries to similarly situated employees.

Notwithstanding the foregoing, Tenneco may, at any time after the closing of the transaction, terminate any severance benefits provided by Federal-Mogul or its subsidiaries provided that any terminated plan will be replaced by severance benefits that are substantially comparable in the aggregate to those severance benefits provided by Tenneco or its subsidiaries to their similarly situated employees.

Tenneco has agreed to honor all pension benefits due to non-U.S. employees pursuant to the terms of individual employment agreements and individual pension agreements through December 31, 2019.

Stock Exchange Listing

Tenneco has agreed to use its reasonable best efforts to cause the Class A Voting Common Stock (including the Class A Voting Common Stock issuable upon conversion of the Class B

Non-Voting Common Stock to be issued to AEP as Stock Consideration) to be approved for listing on the NYSE, subject to official notice of issuance, prior to the closing of the transaction.

Other Covenants and Agreements

The Purchase Agreement contains certain other covenants and agreements relating to, among other things:

•	AEP and Federal-Mogul terminating certain contracts between Federal-Mogul or any of its subsidiaries, on the one hand, and one or more of their respective affiliates on the other;

•	AEP and Federal-Mogul agreeing to cooperate in Tenneco’s defense or settlement of any stockholder litigation against Tenneco and/or its officers or directors related to the transactions contemplated by the Purchase Agreement;

•	Federal-Mogul and its subsidiaries affording Tenneco and its representatives reasonable access to its offices, properties, books and records;

•	Tenneco and AEP agreeing to remain bound by the confidentiality agreement between the parties relating to the transaction;

•	Tenneco and AEP agreeing, in the event antitrust clearance has not been obtained in a jurisdiction (other than the United States or European Union) by the nine-month anniversary of the date of the Purchase Agreement, to proceed to closing in all jurisdictions other than the jurisdiction in which antitrust clearance has yet to be obtained and, at the written request of AEP, Tenneco agreeing to reasonably cooperate with AEP’s efforts to move, isolate or hold separate the assets, business and/or entities of Federal-Mogul in such jurisdiction to enable closing to proceed;

•	Tenneco agreeing to file a registration statement with the SEC relating to the offer and resale of the Stock Consideration to be received by AEP in connection with the transaction at any time after the closing;

•	each party agreeing to notify the other parties of the occurrence or non-occurrence of (i) any event which has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect or would reasonably be expected to cause any closing conditions to be incapable of satisfaction, or (ii) any material breach of any representation, warranty or covenant under the Purchase Agreement;

•	each party agreeing to obtain joint approval of all parties before issuing any press releases;

•	each party agreeing to cooperate reasonably and in good faith to satisfy any notice, consultation or bargaining obligations owed to any employees or employee representatives under any collective bargaining agreement, other contract or applicable law; and

•	each party agreeing to certain taxation related matters, including:

•	for any subsidiary of Federal-Mogul treated as a partnership for U.S. federal income tax purposes, making a timely and valid Section 754 Election (if not already made) with respect to the taxable year that includes the closing; and

•	proposing changes to the structure of the transaction in order to (i) achieve the intended tax treatment of the acquisition and/or Spin-Off or (ii) achieve the pre-closing restructuring and the overall tax efficiency thereof, and enter into amendments to the Purchase Agreement to effect such changes as may be mutually agreed.

Conditions to Closing of the Transaction

Conditions to Each Party’s Obligations

The respective obligations of each party to consummate the transactions contemplated by the Purchase Agreement are subject to the satisfaction or waiver at or prior to the closing of the following conditions:

(i)	the required approvals and adoptions of the Tenneco stockholders will have been obtained;

(ii)	no outstanding (a) order enacted, promulgated, issued, entered, amended or enforced by any governmental entity in the United States or European Union or (b) applicable law in the United States or European Union will be in effect enjoining or otherwise prohibiting the consummation of the transaction;

(iii)	the applicable waiting periods under the HSR Act will have expired or terminated, approval will have been obtained from the Directorate General for Competition of the European Commission and all approvals, consents and consultations required to consummate the transaction pursuant to any other antitrust law in the United States and European Union will have been obtained or any applicable waiting period thereunder will have terminated or expired;

(iv)	the Amended and Restated Certificate of Incorporation will have been filed with the Secretary of State for the State of Delaware; and

(v)	the Class A Voting Common Stock (including shares of Class A Voting Common Stock issuable upon conversion of the Class B Non-Voting Common Stock to be issued to AEP as Stock Consideration) will have been approved for listing on the NYSE, subject to official notice of issuance.

Conditions to Obligations of Tenneco

The obligations of Tenneco to consummate the transactions contemplated by the Purchase Agreement are subject to the satisfaction or waiver at or prior to the closing of the following conditions:

(i)	the accuracy of representations and warranties of AEP and Federal-Mogul, subject to certain de minimis, materiality, and “material adverse effect” qualifiers;

(ii)	the performance by AEP and Federal-Mogul in all material respects of their obligations under the Purchase Agreement at or prior to the closing of the transaction (subject to a 30 business day cure period);

(iii)	since the date of the Purchase Agreement, there not being a material adverse effect (subject to a 30 business day cure period); and

(iv)	receipt by Tenneco of (a) an executed counterpart to the Shareholders Agreement from each of AEP and IEP and (b) a certificate certifying that AEP is not a foreign person subject to withholding under Section 1445 of the Code.

Conditions to Obligations of AEP and Federal-Mogul

The respective obligations of each of AEP and Federal-Mogul to consummate the transactions contemplated by the Purchase Agreement are subject to the satisfaction or waiver at or prior to the closing of the following conditions:

(i)	the accuracy of all representations and warranties of Tenneco, subject to certain de minimis, materiality, and “material adverse effect” qualifiers;

(ii)	the performance by Tenneco in all material respects of its obligations under the Purchase Agreement (subject to a 30 business day cure period);

(iii)	since the date of the Purchase Agreement, there not being a material adverse effect (subject to a 30 business day cure period); and

(iv)	receipt by AEP of an executed counterpart signature page to the Shareholders Agreement from Tenneco.

Indemnification

Subject to certain limitations, AEP has agreed to be responsible for, and hold Tenneco, Federal-Mogul and their subsidiaries harmless from, any liability or loss of the resulting from the following, provided Tenneco makes a claim in writing to AEP in respect thereof on or prior to the date that is five years after the closing date of the transaction:

•	Federal-Mogul or its subsidiaries being treated as an ERISA affiliate of AEP or any other person, trade or business owned by AEP, except with respect to any liability of any Federal-Mogul benefit plan;

•	the presence of hazardous substances at, on, under or emanating from Federal-Mogul’s Le Pont de Claix, France facility to the extent any liability or loss (i) exceeds $1.14 million and (ii) results from any monitoring and/or remediation activity that is required by a governmental entity of competent jurisdiction pursuant to environmental laws in effect as of the closing date of the transaction and based upon the industrial use of such Le Point de Claix, France property as conducted as of the closing date of the transaction, provided that AEP will not bear any loss or liability in excess of $8 million in the aggregate on all claims and subject to certain other exceptions;

•	the presence of hazardous substances at, on, under or emanating from Federal-Mogul’s Gif-sur-Yvette, France facility to the extent any liability or loss (i) exceeds $1.09 million and (ii) results from any monitoring and/or remediation activity that is required by a governmental entity of competent jurisdiction pursuant to environmental laws in effect as of the closing date of the transaction and based upon the industrial use of such Gif-sur-Yvette, France property as conducted as of the closing date of the transaction, provided that AEP will not bear any loss or liability in excess of $13 million in the aggregate on all claims and subject to certain other exceptions; and

•	any claims arising out of conduct alleged in certain administrative proceedings in Brazil initiated by CADE against Federal-Mogul that result in liability or losses in excess of $2 million in aggregate for all such claims covered by the Purchase Agreement, provided that AEP will not bear any liability or loss that excess $8 million in the aggregate for all such claims and that none of Tenneco, Federal-Mogul or their subsidiaries will settle any such claim without the prior written consent of AEP (not to be unreasonably withheld, conditioned or delayed).

Termination of the Purchase Agreement

The Purchase Agreement may be terminated at any time prior to the closing of the transaction only as follows:

(i)	by mutual written consent of Tenneco and AEP (on behalf of itself and Federal-Mogul);

(ii)	by Tenneco, prior to the time at which the required stockholder approvals and adoptions have been obtained, in order to accept a Superior Proposal, provided Tenneco complies with the provisions described under the section entitled “— No Solicitation by Tenneco; Recommendation Change” and pays the termination fee;

(iii)	by either Tenneco or AEP if the transaction has not been consummated on or before the nine-month anniversary of the date of the Purchase Agreement (the “termination date”, however the termination date will be automatically extended to the fifteen-month anniversary of the date of the Purchase Agreement if the only conditions not satisfied relate to lack of antitrust clearances in the United States or European Union or a legal impediment imposed in the United States or European Union), subject to a four business day extension if the marketing period has not ended on the termination date;

(iv)	by either Tenneco or AEP if Tenneco fails to obtain the required Tenneco stockholder approvals at the Tenneco stockholder meeting;

(v)	by either Tenneco or AEP if there is in effect a law or a final, non-appealable order of any governmental entity in the United States or European Union enjoining or prohibiting the consummation of the transaction;

(vi)	by Tenneco, if Tenneco is not in material breach of any of its obligations under the Purchase Agreement and AEP or Federal-Mogul has breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in the Purchase Agreement, which breach or failure to perform would render certain closing conditions incapable of being satisfied prior to the termination date (subject to a 30 business day cure period); and

(vii)	by AEP, if it is not in material breach of any of its obligations under the Purchase Agreement and Tenneco has breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in the Purchase Agreement, which breach or failure to perform would render certain closing conditions incapable of being satisfied by the termination date (subject to a 30 business day cure period).

Termination Fee; Effect of Termination

In the event that the Purchase Agreement is terminated in the following instances, Tenneco is required to pay to AEP a $200 million termination fee:

•	if the Purchase Agreement is terminated by Tenneco to accept a Superior Proposal;

•	if the Purchase Agreement is terminated by either Tenneco or AEP because the transaction has not been consummated on or before the termination date, as may be extended as described in this proxy statement, provided that Tenneco will not be required to pay a termination fee if since the date of the Purchase Agreement, there has been a material adverse effect with respect to Federal-Mogul (subject to a 30 business day cure period);

•	if the Purchase Agreement is terminated by Tenneco or AEP because there is in effect a law or a final, non-appealable order of any governmental entity in the United States or European Union enjoining or prohibiting the consummation of the transaction;

•	if the Purchase Agreement is terminated by AEP, if AEP is not in material breach of any of its obligations under the Purchase Agreement, and if Tenneco has breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in the Purchase Agreement (subject to a 30 business day cure period); or

•

if (i) the Purchase Agreement is terminated by Tenneco or AEP (on behalf of itself and Federal-Mogul) because the required Tenneco stockholder approvals were not obtained, (ii) an acquisition proposal for at least 50% of Tenneco was made before the Tenneco stockholders’

meeting and (iii) and a definitive transaction agreement with respect to an acquisition proposal for at least 50% of Tenneco is entered into by Tenneco (or such an acquisition proposal is consummated) within 12 months of termination of the Purchase Agreement.

Notwithstanding the foregoing, Tenneco will not be required to pay a termination fee if AEP is in material breach of the Purchase Agreement at the time of termination (subject to a 30 business day cure period). For purposes of this exception to pay the termination fee, a material breach of AEP’s or Federal-Mogul’s representations or warranties means a material breach that amounts to a loss of at least $241  million.

Specific Performance

The parties have agreed in the Purchase Agreement that each would be irreparably damaged if any of the provisions of the Purchase Agreement is not performed in accordance with its specific terms and that monetary damages, even if available, would not be adequate remedy therefor. Each party therefore agrees that the other parties will be entitled to an injunction(s) to prevent breaches of the provisions of the Purchase Agreement and to enforce specifically the Purchase Agreement and its terms and provisions, and each party waives any requirement for the securing or posting of any bond in connection with such remedy.

Amendment and Waiver

The Purchase Agreement may be amended by the parties at any time, and any provision may be waived. Certain customary provisions, including those regarding governing law, jurisdiction, third-party beneficiaries and remedies may not be amended in a manner that is adverse to any debt financing source without the prior written consent of such debt financing source. No waiver of any provision of the Purchase Agreement or any breach or default of the Purchase Agreement will extend to or affect in any way any other provision or prior or subsequent breach or default.

Governing Law

The Purchase Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, provided that any disputes involving the debt financing sources will be governed by and will be construed in accordance with the applicable laws of the State of New York.

THE SHAREHOLDERS AGREEMENT

This section of the proxy statement describes the material provisions of the shareholders agreement in the form attached to this proxy statement as Annex B (the “Shareholders Agreement”). This summary of the Shareholders Agreement does not purport to describe all of the terms and provisions of the Shareholders Agreement. The following summary is qualified in its entirety by the complete text of the Shareholders Agreement, the form of which is attached as Annex B of this proxy statement and incorporated by reference into this proxy statement. We urge you to read the full text of the Shareholders Agreement carefully and in its entirety. The Shareholders Agreement is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 190.

Pursuant to the Purchase Agreement, the parties have agreed that, upon the closing of the transaction, Tenneco, AEP and IEP will enter into a shareholders agreement in the form attached to this proxy statement as Annex B (the “Shareholders Agreement”), which form was agreed upon in connection with the Purchase Agreement. The Shareholders Agreement will govern AEP’s and IEP’s ownership of Class A Voting Common Stock and Class B Non-Voting Common Stock following the closing of the transaction until the consummation of the Spin-Off.

Board Representation

Prior to the earlier of the date the Spin-Off is consummated, and the date on which IEP and its affiliates cease to own beneficially at least 10% of the outstanding Class A Voting Common Stock and Class B Non-Voting Common Stock, measured as a single class, our board of directors will take all actions necessary to nominate for election the then-serving chief executive officer of IEP (or another designee of IEP, if applicable, provided such designee is reasonably acceptable to Tenneco and meets the requirements set forth in the By-Laws and Corporate Governance Principles) at each annual meeting of Tenneco stockholders.

If the Spin-Off has not occurred by the date that is 18 months after the closing date, IEP must cause its designee to have resigned from our board of directors at least 30 days prior to taking certain specified actions with respect to Tenneco.

Standstill Restrictions

The Shareholders Agreement contains a standstill covenant, which prohibits IEP and its affiliates from taking certain actions until the earlier of (i) the date that is 18 months after the closing date of the transaction if the Spin-Off has not occurred by such date (or in the case of clause (i) below, for one year after the date that is 18 months after such date), and (ii) the date that is one year after the date on which IEP and its affiliates cease to own at least 5% of the outstanding Class A Voting Common Stock and Class B Non-Voting Common Stock, measured as a single class, such as:

(i)

acquiring or offering or agreeing to acquire, directly or indirectly, any shares of Class A Voting Common Stock, Class B Non-Voting Common Stock or other securities or equity interests of Tenneco or its subsidiaries (provided that if the Spin-Off has not occurred within 18 months after the closing date, IEP may convert shares of Class B Non-Voting Common Stock into Class A Voting Common Stock to the extent such conversion would not result in IEP and its affiliates owning more than 15% of the outstanding Class A Voting Common Stock following such conversion);

(ii)	making, or in any way participating in, directly or indirectly, any solicitation of proxies to vote, or seeking to advise or influence any person or entity with respect to the voting of, any voting securities of Tenneco or its subsidiaries;

(iii)	making any public announcement with respect to, or submitting a proposal for, or offering of any merger, consolidation, business combination, tender or exchange offer, restructuring, recapitalization or other extraordinary transaction of or involving Tenneco or its subsidiaries and

(iv)	otherwise acting, alone or in concert with others, to seek to control the management, our board of directors or our policies.

Voting

Until the expiration of the standstill described above, IEP and its affiliates have agreed to vote all shares of Class A Voting Common Stock (i) in favor of each director nominated and recommended by our board of directors for election at such meeting, (ii) against any stockholder nominations for director that are not approved and recommended by our board of directors for election at any such meeting and (iii) in favor of the proposal for ratification of the appointment of the independent registered public accounting firm.

Transfer Restrictions

Subject to certain exceptions, for a period beginning on the date of the Shareholders Agreement and ending on the date that is 150 days following the closing of the transaction, AEP shall not, directly or indirectly, sell or otherwise transfer (including through loan, pledge, swap or hedging transactions), or make any short sale or otherwise dispose of, more than 10% of the shares of the outstanding Class A Voting Common Stock and Class B Non-Voting Common Stock, measured as a single class, after the closing of the transaction.

Notwithstanding the foregoing restrictions, the IEP and its affiliates may transfer shares in certain circumstances, including affiliate transfers or transfers of all, but not less than all, of the shares of Tenneco common stock then held by IEP and its affiliates to not more than three persons from a specified list.

Until the later of (i) the expiration of the standstill restrictions discussed above and (ii) the time when IEP and its affiliates cease to own at least 10% of the outstanding Class A Voting Common Stock and Class B Non-Voting Common Stock, measured as a single class, IEP and its affiliates will not transfer any shares (a) to certain specified types of investors and (b) in an amount equal to 5% or more of the Class A Voting Common Stock issued and outstanding at the time of such transfer (subject to certain carve-outs for transfers to certain passive institutional investors).

Registration Rights

Demand Registration

Pursuant to the Purchase Agreement, Tenneco has agreed to file concurrently with the closing of the transaction, a registration statement with the SEC relating to the offer and resale of the Stock Consideration to be received by AEP in connection with the transaction at any time after the closing, subject to the transfer restrictions described above.

If at any time Tenneco is ineligible to file a shelf registration statement, IEP and its affiliates may, up to a maximum of two times per 365-day period, request that Tenneco effect a registration of registrable securities IEP and its affiliates hold by delivering a written request to Tenneco specifying the number of shares of registrable securities it wishes to register. Upon receipt of such a request, Tenneco will use its reasonable best efforts to register such registrable securities as expeditiously as possible, but in any event within 30 days of such request, and cause the registration statement to become effective in accordance with the intended method of distribution set forth in the written request.

With respect to any registration statement, whether filed or to be filed pursuant to the Shareholders Agreement, if Tenneco reasonably determines in good faith that maintaining the effectiveness of, filing an amendment or supplement to, or filing a registration statement would (i) materially impede, delay or interfere with any financing, acquisition, corporate reorganization or other significant transaction or (ii) require the disclosure of material non-public information, the disclosure of which could reasonably be expected to materially and adversely affect Tenneco, then Tenneco may, for the shortest period reasonably practicable, and in any event for not more than 45 calendar days, notify IEP and its affiliates that requested registration that such registration statement is unavailable for use. Tenneco may not impose such periods, in any 365-day period, lasting in excess of 90 days in the aggregate.

Piggyback Registrations

If Tenneco proposes to file a registration statement or a prospectus supplement to a shelf registration statement with respect to any offering for its own account and/or for the account of IEP and its affiliates, Tenneco will, as soon as practicable, but in any event not less than 15 days prior to the proposed date of filing such registration statement, give written notice of such proposed filing to IEP and its affiliates, which will offer IEP and its affiliates the opportunity to register such number of registrable securities as IEP and its affiliates may request in writing, subject to certain exceptions. These piggyback registration rights will be subject to customary cutback procedures in the event the offering is oversubscribed.

Expenses

Subject to certain exceptions, Tenneco will pay all registration expenses in connection with each registration of registrable securities pursuant to the Shareholders Agreement.

Pre-emptive Rights

For so long as IEP and its affiliates own at least 10% of the outstanding Class A Voting Common Stock and Class B Non-Voting Common Stock, measured as a single class, and Tenneco proposes to issue any equity securities (other than in an excluded issuance), Tenneco will (i) give written notice to IEP and its affiliates no less than five business days prior to the closing of such issuance and (ii) offer to issue and sell to IEP and its affiliates, on such terms as the equity securities are issued, a portion of the equity securities equal to IEP’s (and its affiliates) pro rata beneficial ownership of the Class A Voting Common Stock and Class B Non-Voting Common Stock at such time as compared to the total number of shares of Class A Voting Common Stock and Class B Non-Voting Common Stock, considered together, outstanding immediately prior to the issuance of the equity securities, subject to certain exceptions.

Termination

The Shareholders Agreement will terminate upon the earliest of (i) the time at which all registrable securities are held by persons other than IEP and its affiliates, (ii) the time at which all registrable securities have been sold in accordance with one or more registration statements and (iii) the date the Spin-Off is completed (at which time, substantially similar shareholders agreements with regard to the each separate entity will be entered into by the parties, as described below). Certain sections of the Shareholders Agreement, including those relating to indemnification, the standstill, governing law and jurisdiction, will survive termination.

Post Spin-Off

At the consummation of the Spin-Off, IEP will, and will cause each of its affiliates that holds any shares of Class A Voting Common Stock or Class B Non-Voting Common Stock (beneficially, constructively or synthetically through any derivative, hedging or trading position or otherwise), to enter into shareholders agreements with each of the two separate businesses, “Powertrain Technology” and “Aftermarket & Ride Performance,” at such time. The shareholders agreements are substantially similar to the Shareholders Agreement, with certain exceptions, and contain standstill provisions, lockups and, with respect to the “Powertrain Technology” business, board designation rights.

Powertrain Technology

The shareholders agreement for the post-Spin-Off Powertrain Technology business contains a standstill provision that prohibits IEP and its affiliates from taking certain actions until the earlier of (i) one year after the consummation of the Spin-Off or (ii) the time that IEP and its affiliates cease to own at least 5% of Powertrain Technology common stock, such as acquiring additional shares of Powertrain Technology common stock and taking any of certain actions adverse to Powertrain Technology’s board of directors. In addition, if the Powertrain Technology business is the business that is separated, IEP and its affiliates may not sell any shares of Powertrain Technology common stock until 60 days following the consummation of the Spin-Off. Tenneco currently expects that the Powertrain Technology business will remain at Tenneco and retain the “Tenneco Inc.” name.

Until the date on which IEP and its affiliates cease to own (i) at least 20% of the issued and outstanding shares of Powertrain Technology common stock, IEP will have the right to designate two persons for nomination for election or appointment to Powertrain Technology’s board of directors, and (ii) at least 10% of the issued and outstanding shares of Powertrain Technology common stock, IEP will have the right to designate one person for nomination for election or appointment to Powertrain Technology’s board of directors.

Aftermarket & Ride Performance

The shareholders agreement for the post-Spin-Off Aftermarket & Ride Performance business contains a standstill provision that prohibits IEP and its affiliates from taking certain actions until the earlier of (i) 30 months after the consummation of the Spin-Off or (ii) the time that IEP and its affiliates cease to own at least 5% of Aftermarket & Ride Performance common stock, such as acquiring additional shares of Aftermarket & Ride Performance common stock and taking any of certain actions adverse to Aftermarket & Ride Performance’s board of directors. In addition, if the Aftermarket & Ride Performance business is the business that is separated, IEP and its affiliates may not sell any shares of Aftermarket & Ride Performance common stock until 60 days following the consummation of the Spin-Off. Tenneco currently expects that the Aftermarket & Ride Performance business will be separated. IEP and its affiliates do not have any board designation rights with respect to Aftermarket & Ride Performance.

PROPOSAL 1 — ADOPTION OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF TENNECO INC.

We are asking our stockholders to adopt the Amended and Restated Certificate of Incorporation, which if adopted, will be effective upon filing with the Secretary of State of the State of Delaware, which filing is expected to occur immediately prior to the closing of the transaction.

The Purchase Agreement requires that Tenneco issue and deliver to AEP an aggregate of 29,444,846 shares of Common Stock, which is referred to as the Stock Consideration in connection with Tenneco’s acquisition of Federal-Mogul. Subject to reduction if Tenneco undertakes a primary offering of Common Stock prior to the closing of the transaction, the Stock Consideration issuable to AEP will be comprised of: (a) a number of shares of Class A Voting Common Stock equal to 9.9% of the aggregate number of shares of Class A Voting Common Stock issued and outstanding as of immediately following the closing of the transaction, and (b) the balance in shares of newly created Class B Non-Voting Common Stock.

In order to issue the Stock Consideration to AEP in connection with the transaction, it is necessary to amend our certificate of incorporation in order to (i) reclassify our Common Stock as “Class A Voting Common Stock,” (ii) authorize the creation of a new class of non-voting common stock, the “Class B Non-Voting Common Stock” and (iii) increase the amount of authorized capital stock to 250,000,000 shares, divided into 175,000,000 shares of Class A Voting Common Stock, 25,000,000 shares of Class B Non-Voting Common Stock and 50,000,000 shares of preferred stock, par value $0.01. Our board of directors has unanimously adopted resolutions approving and declaring advisable, and recommending that our stockholders adopt, the Amended and Restated Certificate of Incorporation.

If our stockholders adopt the Amended and Restated Certificate of Incorporation, each share of Common Stock will be reclassified as one share of Class A Voting Common Stock. Holders of our Common Stock immediately prior to such adoption will have all of the same rights and privileges as holders of Class A Voting Common Stock as such holders had as holders of our Common Stock. Holders of shares of Class B Non-Voting Common Stock, which we anticipate will only be AEP (following the issuance of the Stock Consideration), will have no voting powers, unless otherwise required by the DGCL, but will otherwise have all the rights and privileges of holders of our Class A Voting Common Stock. The Class B Non-Voting Common Stock will automatically convert to Class A Voting Common Stock upon transfer of such stock, subject to certain exceptions.

Adoption by our stockholders of the Amended and Restated Certificate of Incorporation is a condition to the closing of the transaction and is necessary for Tenneco to issue the Class A Voting Common Stock and Class B Non-Voting Common Stock to AEP at the closing. Accordingly, if this Proposal 1 is not adopted at the special meeting, a condition to the closing of the transaction will not be satisfied and the transaction will not be completed. If this Proposal 1 is adopted, Tenneco will have the ability to issue the remaining unissued shares of Class B Non-Voting Common Stock in the future.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE YOUR SHARES “FOR” THIS PROPOSAL 1. PROXIES RECEIVED BY OUR BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

Summary of the Terms of the Amended and Restated Certificate of Incorporation

The following is a summary of the material amendments to our current certificate of incorporation that are included in the Amended and Restated Certificate of Incorporation. This summary also describes the material provisions of the Class B Non-Voting Common Stock. We encourage you to read the Amended and Restated Certificate of Incorporation, which is attached to this proxy statement as Annex C and is incorporated by reference herein.

Increase in Authorized Shares

Under the Amended and Restated Certificate of Incorporation, the authorized number of shares will be increased from 185,000,000 shares, divided into 135,000,000 shares of Common Stock and 50,000,000 shares of preferred stock, par value $0.01, all of which were designated as blank check preferred stock, to 250,000,000 shares, divided into 175,000,000 shares of Class A Voting Common Stock, 25,000,000 shares of Class B Non-Voting Common Stock and 50,000,000 shares of preferred stock, par value $0.01, all of which will be designated as blank check preferred stock.

The increase in the number of authorized shares of Class A Voting Common Stock in the Amended and Restated Certificate of Incorporation is intended to permit (i) the issuance of a sufficient number of shares of Class A Voting Common Stock, to be issued as part of the Stock Consideration in connection with the transaction, (ii) the issuance of Class A Voting Common Stock upon the conversion of Class B Non-Voting Common Stock, as described below, (iii) the issuance of Class A Voting Common Stock under the Amended and Restated Long-Term Incentive Plan and (iv) to allow Tenneco to have a sufficient number of shares available now and in the foreseeable future to provide for raising additional capital and/or acquisitions for the benefit of Tenneco stockholders.

Terms of the Class A Voting Common Stock

Upon the closing of the transaction, each share of Common Stock will be reclassified as one share of Class A Voting Common Stock. Existing stockholders will continue to own the same number of shares of Common Stock that they owned immediately prior to the transaction, except that each share of Common Stock will be reclassified as one share of Class A Voting Common Stock. Following such reclassification, existing stockholders will have all of the same rights and privileges as holders of Class A Voting Common Stock as such holders had as holders of Common Stock.

Terms of the Class B Non-Voting Common Stock

Rights and Privileges; Ranking; Dividends and Other Matters

Except as set forth in the Amended and Restated Certificate of Incorporation with respect to voting powers, Class A Voting Common Stock and Class B Non-Voting Common Stock will be identical and will entitle the holders thereof to the same rights and powers.

Holders of shares of Class A Voting Common Stock and Class B Non-Voting Common Stock will be entitled to receive ratably any dividends, as may be declared from time to time by our board of directors, other than a Share Distribution.

Our board of directors may, at its discretion, declare a dividend of any securities of Tenneco or of any other corporation, limited liability company, partnership, joint venture, trust or other legal entity

(a “Share Distribution”) to the holders of shares of Class A Voting Common Stock and Class B Non-Voting Common Stock:

(i)	on the basis of a ratable distribution of identical securities to holders of shares of Class A Voting Common Stock and Class B Non-Voting Common Stock, or

(ii)	on the basis of a distribution of one class or series of securities to holders of shares of Class A Voting Common Stock and another class or series of securities to holders of Class B Non-Voting Common Stock, provided that the securities so distributed do not differ in any respect other than (a) differences in their rights (other than voting powers) consistent in all material respects with differences between Class A Voting Common Stock and Class B Non-Voting Common Stock and (b) differences in their relative voting powers, with holders of shares of Class A Voting Common Stock receiving the class or series of such securities having the higher relative voting powers (without regard to whether such voting powers differ to a greater or lesser extent than the differences in the voting powers of Class A Voting Common Stock and Class B Non-Voting Common Stock).

Voting Powers

The holders of Class B Non-Voting Common Stock, which we anticipate will only be AEP (following the issuance of the Stock Consideration), will have no voting powers, except as required by applicable law.

Notwithstanding the foregoing, and in addition to any other vote required by law, a unanimous vote of the holders of the outstanding shares of Class B Non-Voting Common Stock will be required to, directly or indirectly, amend the Amended and Restated Certificate of Incorporation or take any other action to diminish, impair, limit, restrict, avoid or seek to impair, limit, restrict or avoid, any of the rights, powers or privileges of the Class B Non-Voting Common Stock or the observances or performance of any of the terms to be observed or performed by Tenneco.

Conversion of Class B Non-Voting Common Stock in a Transfer

Immediately upon any permitted Transfer of shares of Class B Non-Voting Common Stock, other than a Non-Converting Transfer, such shares will automatically convert into and become an equal number of shares of Class A Voting Common Stock.

For purposes of the Amended and Restated Certificate of Incorporation, a “Transfer” of a share of Class B Non-Voting Common Stock means, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of a share or any legal or beneficial interest in a share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, the transfer of, or entering into a binding agreement with respect to, control over a share.

For purposes of the Amended and Restated Certificate of Incorporation, a “Non-Converting Transfer” means any of the following: (i) any Transfer to a broker or other nominee; provided that the transferor, immediately following such Transfer, retains (a) control over the disposition of such shares and (b) the economic consequences of ownership of such shares; (ii) any Transfer to any controlled affiliate of IEP; or (iii) any Transfer of all, but not less than all, shares then held by the IEP and its affiliates, to not more than three of previously specified entities (none of which own any Common Stock at the time discussions with respect to such a Transfer begin), acting as a consortium, pursuant to which the transferee(s) would assume and perform all of the obligations of IEP and its affiliates under the agreements related to the transaction.

Conversion of Class B Non-Voting Common Stock if Spin-Off is not Completed

If Tenneco does not consummate or abandons pursuit of the Spin-Off by the date that is 18 months after the date of the Amended and Restated Certificate of Incorporation, each holder of shares of Class B Non-Voting Common Stock may convert a number of such shares into an equal number of shares of Class A Voting Common Stock by delivering written notice to Tenneco’s transfer agent that such holder desires to convert such shares into the same number of shares of Class A Voting Common Stock. Such notice must be accompanied by written confirmation from Tenneco (not to be unreasonably withheld, conditioned or delayed) that such Spin-Off has not been consummated or has been abandoned.

However, a holder of Class B Non-Voting Common Stock is not entitled to convert a number of shares of Class B Non-Voting Common Stock into shares of Class A Voting Common Stock if such conversion would result in such holder, IEP, AEP and any of their respective affiliates owning, in the aggregate, more than 15% in the aggregate of outstanding Class A Voting Common Stock and Class B Non-Voting Common Stock, measured as a single class, issued and outstanding immediately following such conversion.

Effects of the Authorization of Class B Non-Voting Common Stock

The additional shares of Class B Non-Voting Common Stock authorized by the Amended and Restated Certificate of Incorporation but not issued in the transaction will have the same rights as the shares issued in the transaction. Although the authorization of additional shares will not, in itself, have any effect on the rights of any holder of Class A Voting Common Stock or Class B Non-Voting Common Stock, the future issuance of additional shares of Class B Non-Voting Common Stock (other than by way of a stock split or dividend) could, as with any other issuances of Class A Voting Common Stock or Class B Non-Voting Common Stock, have the effect of diluting earnings per share and book value per share of existing Tenneco stockholders.

At present, our board of directors has no plans to issue the additional shares of Class B Non-Voting Common Stock authorized by the Amended and Restated Certificate of Incorporation. However, it is possible that some of these additional shares could be used in the future for various other purposes without further stockholder approval. These purposes may include raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies and expanding our business or product lines through the acquisition of other businesses or products.

PROPOSAL 2 — APPROVAL OF THE ISSUANCE OF THE STOCK CONSIDERATION

We are asking our stockholders to approve the issuance and delivery to AEP of an aggregate of 29,444,846 shares of Common Stock, which is referred to as the Stock Consideration in connection with Tenneco’s acquisition of Federal-Mogul. Subject to reduction if Tenneco undertakes a primary offering of Common Stock prior to the closing of the transaction, the Stock Consideration issuable to AEP will be comprised of: (a) a number of shares of Class A Voting Common Stock equal to 9.9% of the aggregate number of shares of Class A Voting Common Stock issued and outstanding as of immediately following the closing of the transaction, and (b) the balance in shares of newly created Class B Non-Voting Common Stock.

It is anticipated that upon the closing of the transaction, the shares of Class A Voting Common Stock and Class B Non-Voting Common Stock, measured as a single class, comprising the Stock Consideration would represent approximately 36.4% of the total number of shares of Common Stock outstanding as of July 31, 2018. The issuance of the Stock Consideration in connection with the transaction requires the approval of holders of our Common Stock under rules of the NYSE because the number of shares to be issued in the transaction is in excess of 20% of the number of shares of our Common Stock currently outstanding. Accordingly, if this proposal is not approved by our stockholders at the special meeting, a condition to the closing of the transaction will not be satisfied and the transaction will not be completed.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE YOUR SHARES “FOR” THIS PROPOSAL 2. PROXIES RECEIVED BY OUR BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

PROPOSAL 3 — ADOPTION OF THE AMENDED AND RESTATED TENNECO INC. 2006 LONG-TERM INCENTIVE PLAN

We are asking our stockholders to approve the Amended and Restated Long-Term Incentive Plan, which if approved, will change the number of shares available for issuance under the plan pursuant to equity awards granted thereunder to 3,000,000 (which represents an increase of approximately 1,735,200 from the number of shares available for issuance under the plan prior to the amendment).

Our current long-term incentive compensation plan, which was originally adopted in 2006 and amended in 2009 and 2013, is known as the Tenneco Inc. 2006 Long-Term Incentive Plan (the “2006 Plan”). The 2006 Plan replaced our prior long-term incentive compensation plan, the Tenneco Automotive Inc. 2002 Long-Term Incentive Plan (the “2002 Plan”), under which no new awards may be made.

Our board of directors is seeking to amend and restate our long-term incentive plan to ensure our continued ability to offer equity-based incentives to employees, non-employee directors and other persons providing services to Tenneco or its subsidiaries. Our board of directors believes this type of compensation is critical to our ability to attract and retain highly qualified individuals and otherwise attain our goals, while also aligning these individuals’ interests with those of our stockholders. However, our board of directors does not believe it has sufficient shares available for future delivery under the 2006 Plan to accomplish these purposes in light of the substantial increase in our employee base that will occur as a result of the transaction. Accordingly, Tenneco is seeking to amend its long-term incentive plan (in the form of an amendment and restatement) in order to issue equity awards to appropriately retain and incentivize a larger number of employees as well as achieve the benefits of the transaction.

The following table includes information regarding outstanding equity awards and shares available for future awards under our existing equity compensation plans as of June 30, 2018:

Total stock options outstanding	311,041
Weighted-average exercise price of stock options outstanding	$43.76
Weighted-average remaining contractual term of stock options outstanding	1.84
Total full value awards outstanding(1)	926,756
Shares remaining available for grant under the 2006 Plan(2)	1,264,796
Total shares of common stock outstanding	51,422,711

(1)

Includes 192,831 shares subject to outstanding restricted stock, 261,417 shares subject to outstanding RSU grants, and 472,508 shares subject to outstanding unvested Performance Share Unit awards. The number of shares of outstanding Performance Share Unit awards assumes performance at the maximum level.

(2)

Assumes outstanding Performance Share Unit awards vest at the maximum level. For each full value award granted under the 2006 Plan, the number of shares remaining available for grant under the 2006 Plan has been reduced by 1.49 shares.

The number of shares currently available for grant under the 2006 Plan, based on the rate at which we used shares under the 2006 Plan for the last five years, will be exhausted in 2019. In developing the size of the share pool and request for additional shares, we were mindful of the pool’s potentially dilutive impact on our stockholders. In that regard, we are proposing a share pool that, in terms of size and expected duration, falls well within industry practice. Further, our board of directors has historically approved share repurchase programs authorizing the repurchase of our outstanding Common Stock in an effort to improve returns to our stockholders as well as to offset dilution from shares issued to employees. In addition, in February 2017, our board of directors authorized the repurchase of up to $400 million of our outstanding Common Stock over the following three years. Any further share repurchase programs will be subject to the approval of our board of directors and any constraints under our financing agreements.

Accordingly, on May 16, 2018, our board of directors unanimously approved and adopted the Amended and Restated Long-Term Incentive Plan and established a committee consisting of Mr. Kesseler (the “LTIP Committee”) to determine, within certain limits, the number of shares that may be issued pursuant to equity awards granted under the Amended and Restated Long-Term Incentive Plan, subject in all cases to approval at the special meeting. Pursuant to the authority granted to the LTIP Committee, the number of shares that may be issued pursuant to equity awards granted under the Amended and Restated Long-Term Incentive Plan has been changed to 3,000,00 (which represents an increase of approximately 1,735,200 from the number of shares available for issuance under the plan prior to the amendment).

Our board of directors is submitting the Amended and Restated Long-Term Incentive Plan as a single proposal to our stockholders for approval at the special meeting. Stockholder approval of the Amended and Restated Long-Term Incentive Plan is required by the rules of the NYSE.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE YOUR SHARES “FOR” THIS PROPOSAL 3. PROXIES RECEIVED BY OUR BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

Summary of the Terms of the Amended and Restated Long-Term Incentive Plan

The following is a summary of the principal features of the Amended and Restated Long-Term Incentive Plan, including the amendment described above. The effective date of the amendment is May 16, 2018, provided that any awards made after that date and prior to the date on which the Amended and Restated Long-Term Incentive Plan is approved by our stockholders (sometimes referred to herein as “Approval Date”) will be subject to the terms and conditions of the 2006 Plan. A copy of the Amended and Restated Long-Term Incentive Plan is attached hereto as Annex D and is hereby incorporated into this proxy statement by reference. Stockholders are urged to read the actual text of the Amended and Restated Long-Term Incentive Plan in its entirety.

Types of Awards

The grant of a benefit or award under the Amended and Restated Long-Term Incentive Plan is referred to as an “Award.” The types of Awards that may be granted under the Amended and Restated Long-Term Incentive Plan are incentive stock options (“ISOs”), non-qualified stock options (“NQOs”, which together with ISOs are referred to collectively as “Options”), stock appreciation rights (“SARs”), Full Value Awards (including bonus stock, stock units, restricted stock, restricted stock units, deferred stock units, performance stock and performance stock units), and Cash Incentive Awards, each as described in more detail below.

Administration of the Amended and Restated Long-Term Incentive Plan; Participation

The authority to control and manage the operation and administration of the Amended and Restated Long-Term Incentive Plan generally will be vested in a committee of our board of directors (the “Committee”), which is selected by our board of directors and must consist of two or more members of our board of directors and persons who are independent for purposes of applicable securities exchange listing requirements. Unless removed by our board of directors or unless said Committee no longer exists or does not satisfy the securities exchange listing requirements or for other reasons determined by our board of directors, our Compensation Committee will be the Committee for purposes of this Amended and Restated Long-Term Incentive Plan. If the Committee does not exist, or for any other reason determined by our board of directors, our board of directors may take any action under the Amended and Restated Long-Term Incentive Plan that would otherwise be the responsibility of the Committee; provided, however, that in the event that there is no Committee, only members of our board of directors who are independent directors will take action with respect to grants to employees. Any Award that is intended to constitute “performance based compensation” for purposes of Code Section 162(m) (“Performance Based Compensation”) will be administered by a Committee consisting solely of two or more “outside directors” within the meaning of Code Section 162(m).

Subject to the terms of the Amended and Restated Long-Term Incentive Plan, the Committee determines from among the Eligible Individuals (as defined below) who will receive Awards, the number of shares of Common Stock subject to the Awards and the exercise price and other terms of the Awards. The persons eligible to receive Awards (“Eligible Individuals”) are employees of Tenneco or its subsidiaries or other persons providing services to Tenneco or its subsidiaries and members of our board of directors; provided that ISOs may only be granted to an employee of Tenneco or certain of its corporate subsidiaries.

As of July 31, 2018, there were approximately 32,000 persons who would be considered Eligible Individuals for the purposes of the Amended and Restated Long-Term Incentive Plan, although under our existing policies there are only approximately 460 employee and non-employee director participants in the Amended and Restated Long-Term Incentive Plan. The consideration to be received by us for the granting of Awards under the Amended and Restated Long-Term Incentive Plan is service to Tenneco or its subsidiaries. An Eligible Individual who is granted an Award under the Amended and Restated Long-Term Incentive Plan is referred to as a “Participant” in the Amended and Restated Long-Term Incentive Plan.

Available Shares and Share Information; Limitations on Awards

If approval of the Amended and Restated Long-Term Incentive Plan is obtained, the total number of shares that will be available for issuance under the Amended and Restated Long-Term Incentive Plan will be equal to 3,000,000. Shares covered by an Award will only be counted as used to the extent they are actually used. A share of Common Stock issued in connection with any Award under the Amended and Restated Long-Term Incentive Plan will reduce the total number of shares under the Amended and Restated Long-Term Incentive Plan by one; provided that a share of Common Stock issued as a Full-Value Award under the Amended and Restated Long-Term Incentive Plan will reduce the total number of shares of Common Stock available for issuance under the Amended and Restated Long-Term Incentive Plan by 1.49. Any shares of Common Stock that (1) are subject to an Award under the Amended and Restated Long-Term Incentive Plan or (2) are subject to awards that were granted under the 2002 Plan and/or the 2006 Plan and that are outstanding on the Approval Date, in any case that terminate by reason of expiration, forfeiture, cancellation, or otherwise, without the issuance of such shares, or that are settled in cash (collectively referred to as “Recycled Shares”) will be available for grant under the Plan. Generally, Recycled Shares will be added back to the shares reserved for issuance under the Plan on a one for one basis; provided, however, that shares attributable to any Full Value Award granted under the 2006 Plan after May 13, 2009 and prior to May 15, 2013 will be added back on a 1.25 for one basis and Recycled Shares attributable to any Full Value Award granted under the 2006 Plan on and after May 15, 2013 and any Full Value Award granted under the Amended and Restated Long-Term Incentive Plan will be added back on a 1.49 for one basis. The maximum number of Recycled Shares attributable to awards granted under the 2002 Plan and the 2006 Plan that may be added to the shares reserved under the Amended and Restated Long-Term Incentive Plan may not exceed 1,000,000 (determined by applying the foregoing formula). Shares that are not issued or delivered as the result of the net settlement of an Option or SAR, shares used to pay the exercise price or withholding taxes relating to an Award or shares repurchased on the open market with the proceeds of the exercise price will not again be available for Awards under the Plan. To the extent provided by the Committee, any Award under the Amended and Restated Long-Term Incentive Plan may be settled in cash rather than shares of Common Stock.

The maximum number of shares that may be delivered under the Amended and Restated Long-Term Incentive Plan pursuant to ISOs is 2,300,000. For awards that are intended to constitute Performance-Based Compensation, including ISOs, the following limits will apply: (1) with respect to the grant of an Award to any one individual in any one calendar year, no more than 350,000 shares of Common Stock may be subject to any Options or SAR and no more than 200,000 shares of Common Stock may be subject to any Full Value Award, and (2) with respect to a Cash Incentive Award, the maximum amount payable to any Participant with respect to any twelve-month performance period will be $8,000,000 (pro-rated for performance periods that are greater or lesser than twelve months). In the case of any Full Value Award or Cash Incentive Award that is intended to be Performance-Based Compensation, if the Award is denominated in Common Stock but an equivalent amount of cash is delivered in lieu of the shares, the foregoing individual limits will be applied based on the methodology used by the Committee to convert the number of shares of Common Stock to cash and if the delivery of shares of Common Stock or cash is deferred until after the Common Stock has been earned, any adjustment in the amount delivered to reflect actual or deemed earnings or other investment experience during the deferral period will be disregarded.

The shares with respect to which Awards may be made under the Amended and Restated Long-Term Incentive Plan will be shares of Common Stock currently authorized but unissued or currently held or, to the extent permitted by applicable law, subsequently acquired by Tenneco as treasury shares, including shares of Common Stock purchased in the open market or in private transactions.

As of July 31, 2018, we had an aggregate of 51,422,522 shares of Common Stock outstanding. The closing price per share of Common Stock on July 31, 2018, as reported by the NYSE, was $46.10.

Options and SARs

The grant of an “Option” under the Amended and Restated Long-Term Incentive Plan entitles the Participant to purchase shares of Common Stock at an exercise price established by the Committee. The Committee also will determine whether an Option is an ISO or an NQO, provided that an Option will be deemed to be an NQO unless it is specifically designated by the Committee as an ISO and/or to the extent it does not otherwise satisfy the requirements for an ISO. A SAR entitles the Participant to receive, in cash or shares of Common Stock, value equal to the excess of: (i) the fair market value of a specific number of shares of Common Stock at the time of exercise; over (ii) an exercise price established by the Committee.

The “Exercise Price” of each Option and SAR granted is established by the Committee or determined by a method established by the Committee at the time the Option or SAR is granted; provided, however, that no Exercise Price may be less than 100% of the Fair Market Value (as determined in accordance with the Amended and Restated Long-Term Incentive Plan and generally equal to the average of the highest and lowest sale prices of a share of Common Stock on the date of the determination) of a share of Common Stock on the date of grant (or, if greater, the par value of a share of Common Stock).

The Exercise Price for any outstanding Option or SAR may not be decreased after the date of grant nor may an outstanding Option or SAR granted under the Amended and Restated Long-Term Incentive Plan be surrendered to Tenneco as consideration for the grant of a replacement Option or SAR with a lower exercise price or a Full Value Award (except for either adjustments related to the adjustment of shares or reductions in exercise price approved by our stockholders). Unless approved by our stockholders, no Option or SAR granted under the Amended and Restated Long-Term Incentive Plan may be surrendered to us in consideration for a cash payment if, at the time of surrender, the exercise price of the Option or SAR is greater than the then current fair market value of a share of Common Stock.

An Option and SAR may, but need not, be granted in tandem. If an Option is granted in tandem with a SAR, the exercise price of both the Option and the SAR will be the same, and the exercise of the corresponding tandem SAR or Option will cancel with corresponding tandem SAR or Option with respect to such share. If a SAR is granted in tandem with an option, but is granted after the grant of an Option, or if an Option is in tandem with a SAR but is granted after the grant of a SAR, the later granted tandem Award will have the same exercise price as the earlier granted Award, but in no event less than the fair market value of a share of Common Stock at the time of such grant.

The expiration date with respect to an Option or SAR will be established by the Committee at the time of the grant, but will not be later than the earliest to occur of the ten-year anniversary of the date on which the Option or SAR is granted or the following dates (unless otherwise determined otherwise by the Committee): (a) if the Participant’s termination occurs by reason of death, disability or retirement, the three-year anniversary of the such termination; (b) if the Participant’s termination occurs for reasons other than retirement, death, disability or cause, the termination date; and (c) if the Participant’s termination occurs for reasons of cause, on the day preceding the Participant’s termination date.

Options and SARs may be subject to such other terms and conditions, not inconsistent with the Amended and Restated Long-Term Incentive Plan, as determined by the Committee.

Full Value Awards and Cash Incentive Awards

A “Full Value Award” is a grant of one or more shares of Common Stock or a right to receive one or more shares of Common Stock in the future (including bonus stock, stock units, restricted stock, restricted stock units, deferred stock units, performance stock and performance stock units). As determined by the Committee: (i) the grant may be in consideration of a Participant’s previously performed services or surrender of other compensation that may be due; (ii) the grant may be contingent on the achievement of performance or other objectives (including completion of service) during a specified period; (iii) the grant may be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant or achievement of performance or other objectives. These awards may also be subject to other conditions or restrictions as determined by the Committee.

A “Cash Incentive Award” is the grant of a right to receive a payment of cash (or at the Committee’s discretion, shares of Common Stock having value equivalent to the cash otherwise payable) that is contingent upon achievement of performance objectives over a specified time period established by the Committee.

Except for awards granted in lieu of other compensation and grants that are a form of payment of earned performance awards or other incentive compensation, if an employee’s right to become vested in a Full Value Award is conditioned only upon completion of a period of a service with Tenneco (as opposed to achievement of specific performance objectives), then the required period of service for full vesting will be at least three years. If an employee’s right to become vested in a Full Value Award is conditioned upon the achievement of performance targets or objectives, then the required vesting period will be at least one year. The applicable one year or three year vesting periods are subject to pro-rated vesting over the course of such three or one year periods as applicable, and to the acceleration of vesting in the event of the Participant’s death, disability, involuntary termination, retirement or in connection with a change in control (as defined in the Amended and Restated Long-Term Incentive Plan).

Transferability

Except as otherwise provided by the Committee, Awards under the Amended and Restated Long-Term Incentive Plan are not transferable except as designated by the participant by will or by the laws of descent and distribution.

Certain Adjustments

In the event of a corporate transaction involving Tenneco (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee will adjust the terms of the Amended and Restated Long-Term Incentive Plan and Awards to preserve the benefits or potential benefits of the Amended and Restated Long-Term Incentive Plan or the Awards as determined in the sole discretion of the Committee. Action by the Committee with respect to the Amended and Restated Long-Term Incentive Plan or Awards may include: (i) adjustment of the number and kind of shares which may be delivered under the Amended and Restated Long-Term Incentive Plan (including adjustments to the number and kind of shares that may be granted to an individual during a specified time); (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the Exercise Price of outstanding Options and SARs; and (iv) any other adjustments that the Committee determines to be equitable (which may include, without limitation, (I) replacement of Awards with other Awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (II) cancellation of the Award in return for a cash payment of the current value of the Award, determined as though the Award is fully vested at the time of payment, provided that in the case of an Option or SAR, the amount of such payment may be the excess of the value of the Common Stock subject to the Option or SAR at the time of the transaction over the Exercise Price).

Amendment or Termination

Our board of directors may, at any time, amend or terminate the Amended and Restated Long-Term Incentive Plan, and may amend any award agreement thereunder, provided that no amendment or termination may, in the absence of written consent to the change by the affected participant (or, if the participant is not then living, the affected beneficiary), adversely affect the rights of any participant or beneficiary under any Award granted under the Amended and Restated Long-Term Incentive Plan prior to the date such amendment is adopted. Notwithstanding the foregoing, (i) no revision of the Amended and Restated Long-Term Incentive Plan will be made without stockholder approval, if such revision would constitute a “material revision” of the Amended and Restated Long-Term Incentive Plan for purposes of the rules of the NYSE or stockholder approval is otherwise required by applicable law, regulation or stock exchange rule, and (ii) except in connection with adjustments made on account of corporate transactions (as described above), the terms of outstanding Options or SARs may not be amended to reduce the exercise price and outstanding Options or SARs may not be cancelled in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.

Change in Control

Upon the occurrence of a change in control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any applicable governmental agencies or national securities exchange, or unless the Committee will otherwise provide in any award agreement: (a) Options and SARs will become immediately vested and exercisable and will remain exercisable for the lesser of 36 months following such change in control or the remaining maximum term of such Award; (b) any period of restriction and restrictions imposed on Full Value Awards will lapse; and (c) the target payout opportunities attainable under Full Value Awards and Cash Incentive Awards will be deemed to have been fully earned as of the effective date of the change in control (based on an assumed achievement of all relevant targeted performance goals over any applicable performance period(s)) and each participant holding any such Award will be entitled to be paid in cash, within 30 days after the change in control, the total of the fair market value, determined as of immediately prior to such change in control, of any such Award held.

Performance-Based Compensation

Section 162(m) of the Code imposes a $1 million limit on the amount that a publicly-traded corporation may deduct for compensation paid to the principal executive officer, the principal financial officer or one of the company’s other three most highly compensated executives. Prior to 2018, Performance-Based Compensation was excluded from this $1 million limitation. The Tax Reform and Jobs Act of 2017 (the “Act”) eliminated the ability of companies to rely on the “Performance-Based“ Compensation exception and the $1 million limitation on deductibility generally was expanded to include all named executive officers (including the principal financial officer). Accordingly, although the Amended and Restated Long-Term Plan continues to include provisions that were included in the 2006 Plan relating to Performance-Based Compensation, we do not believe that the Performance-Based Compensation exception from Section 162(m) of the Code will apply to future awards under the Amended and Restated Long-Term Incentive Plan. We do believe, however, that certain awards granted under the 2006 Plan prior to the changes made by the Act will continue to qualify for the Performance-Based Compensation exception and that certain Awards granted under the Plan will qualify for transition relief applicable to certain arrangements in place on November 2, 2017, subject in all cases to the Committee’s ability to modify Awards.

Securities Authorized for Issuance under Equity Compensation Plans

The following table shows, as of June 30, 2018, information regarding outstanding awards available under our compensation plans (including individual compensation arrangements) under which our equity securities may be delivered:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)(3)	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities available for future issuance (excluding shares in column (a))(1)
Equity compensation plans approved by security holders:
Stock Ownership Plan(2)	1,261	$19.08
2006 Long-Term Incentive Plan (as amended)	309,780	$21.23	1,264,796

(1)	Reflects the number of shares of Common Stock. Does not include 215,547 shares that may be issued in settlement of common stock equivalent units that were (i) credited to outside directors as payment for their retainer and other fees or (ii) credited to any of our executive officers who have elected to defer a portion of their compensation. In general, these units are settled in cash. At the option of Tenneco, however, the units may be settled in shares of Common Stock.

(2)	This plan terminated as to new awards upon adoption of our 2006 Plan (except awards pursuant to commitments outstanding on that date).

(3)	Does not include 192,831 shares subject to outstanding restricted stock awards (vest over time), 261,417 shares subject to outstanding restricted stock units (vest over time) and 472,508 shares subject to outstanding performance share units that were issued at weighted average grant date fair values of $53.08, $54.51 and $55.04, respectively, all as of June 30, 2018. Under this plan, as of June 30, 2018, a maximum of 848,856 shares remained available for delivery under full value awards (i.e., bonus stock, stock equivalent units, performance share units, restricted stock and restricted stock units).

Federal Income Tax Consequences

The following is a brief summary of the U.S. federal income tax rules relevant to Awards under the Amended and Restated Long-Term Incentive Plan, based upon the Code as currently in effect. These rules are highly technical and subject to change in the future, and the discussion does not purport to be a complete description of the tax aspects of the Amended and Restated Long-Term Incentive Plan. Moreover, the following summary relates only to U.S. federal income tax treatment, and the state, local and foreign tax consequences may be substantially different.

ISOs. Generally, the grant of an ISO will not result in taxable income to the participant or a deduction for Tenneco. The exercise of an ISO will not result in taxable income to the participant or a deduction for Tenneco provided that the participant was, without a break in service, an employee of Tenneco and its eligible corporate subsidiaries during the period beginning on the date of the grant of the ISO and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled, as that term is defined in the Code).

The excess of the fair market value of the shares of Common Stock at the time of the exercise of an ISO over the exercise price is an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the tax year in which the ISO is exercised. For purposes of determining the participant’s alternative minimum tax liability for the year of disposition of the shares of Common Stock acquired pursuant to the ISO exercise, the participant will have a basis in those shares of Common Stock equal to the fair market value of the shares of Common Stock at the time of exercise.

If the participant does not sell or otherwise dispose of the shares of Common Stock within two years from the date of the grant of the ISO or within one year after receiving the transfer of such shares of Common Stock, then, upon disposition of such shares of Common Stock, any amount realized in excess of the exercise price will be taxed to the participant as capital gain, and Tenneco will not be entitled to any deduction for Federal income tax purposes. The participant will recognize a capital loss to the extent that the amount realized is less than the exercise price.

If the foregoing holding period requirements are not met, the participant will generally realize ordinary income, and a corresponding deduction will be allowed to Tenneco, at the time of the disposition of the shares of Common Stock, in an amount equal to the lesser of (a) the excess of the fair market value of the shares of Common Stock on the date of exercise over the exercise price, or (b) the excess, if any, of the amount realized upon disposition of the shares of Common Stock over the exercise price. If the amount realized exceeds the value of the shares of Common Stock on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares of Common Stock.

The exercise of an ISO through the exchange of previously acquired stock will generally be treated in the same manner as such an exchange would be treated in connection with the exercise of an NQO; that is, as a non-taxable, like-kind exchange as to the number of shares of Common Stock given up and the identical number of shares of Common Stock received under the Option. That number of shares of Common Stock will take the same basis and, for capital gain purposes, the same holding period as the shares of Common Stock that are given up. However, such holding period will not be credited for purposes of the one-year holding period required for the new shares of Common Stock to receive ISO treatment. Common Stock received in excess of the number of shares of Common Stock given up will have a new holding period and will have a basis of zero or, if any cash was paid as part of the exercise price, the excess shares of Common Stock received will have a basis equal to the amount of the cash. If a disqualifying disposition (a disposition before the end of the applicable holding period) occurs with respect to any of the shares of Common Stock received from the exchange, it will be treated as a disqualifying disposition of the shares of Common Stock with the lowest basis.

If the exercise price of an ISO is paid with shares of Common Stock acquired through a prior exercise of an ISO, gain will be realized on the shares of Common Stock given up (and will be taxed as ordinary income) if those shares of Common Stock have not been held for the minimum ISO holding period (two years from the date of grant and one year from the date of transfer), but the exchange will not affect the tax treatment, as described in the immediately preceding paragraph, of the shares of Common Stock received.

NQOs. Generally, the grant of an NQO will not result in taxable income to the participant or a deduction for Tenneco. Except as described below, the participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares of Common Stock acquired over the exercise price for those shares of Common Stock, and Tenneco will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares of Common Stock will be treated as capital gains and losses, with the basis in such shares of Common Stock equal to the fair market value of the shares of Common Stock at the time of exercise.

The exercise of an NQO through the delivery of previously acquired Common Stock will generally be treated as a non-taxable, like-kind exchange as to the number of shares of Common Stock surrendered and the identical number of shares of Common Stock received under the Option. That number of shares of Common Stock will take the same basis and, for capital gains purposes, the same holding period as the shares of Common Stock that are given up. The value of the shares of Common Stock received upon such an exchange that are in excess of the number given up will be includible as ordinary income to the participant at the time of the exercise. The excess shares of Common Stock will have a new holding period for capital gain purposes and a basis equal to the value of such shares of Common Stock determined at the time of exercise.

SARs. Generally, a participant will not realize any taxable income upon the grant of a SAR and Tenneco will not be entitled to a deduction. Upon the exercise of the SAR, the participant will recognize ordinary income in an amount equal to the amount of cash and/or the fair market value, at the date of such exercise, of the shares of Common Stock received by the participant as a result of such exercise. Tenneco will generally be entitled to a deduction in the same amount as the ordinary income realized by the participant.

Full Value Awards. The federal income tax consequences of a Full Value Award will depend on the type of award. The tax treatment of the grant of shares of Common Stock depends on whether the shares are subject to a substantial risk of forfeiture (determined under Code rules) at the time of the grant. If the shares are subject to a substantial risk of forfeiture, the participant will not recognize taxable income at the time of the grant and when the restrictions on the shares lapse (that is, when the shares are no longer subject to a substantial risk of forfeiture), the participant will recognize ordinary taxable income in an amount equal to the fair market value of the shares at that time and Tenneco will be entitled to a corresponding deduction. If the shares are not subject to a substantial risk of forfeiture or if the participant elects to be taxed at the time of the grant of such shares under Code Section 83(b), the participant will recognize taxable income at the time of the grant of shares in an amount equal to the fair market value of such shares at that time, determined without regard to any of the restrictions and Tenneco will be entitled to a corresponding deduction. If the shares are forfeited before the restrictions lapse, the participant will be entitled to no deduction on account thereof. The participant’s tax basis in the shares is the amount recognized by him or her as income attributable to such shares. Gain or loss recognized by the participant on a subsequent disposition of any such shares is capital gain or loss if the shares are otherwise capital assets.

In the case of other Full Value Awards, such as restricted stock units or performance stock units, the participant generally will not have taxable income and Tenneco will not be entitled to a deduction upon the grant of the award. Participants will generally recognize ordinary income and Tenneco will be entitled to a corresponding deduction when the award is settled. At that time, the participant will recognize taxable income equal to the cash or the then fair market value of the shares issuable in payment of such award, and such amount will be the tax basis for any shares received.

PROPOSAL 4 — APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING

We may ask our stockholders to vote on a proposal to grant discretionary authority to adjourn the special meeting, to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve Proposal 1, Proposal 2 or Proposal 3. We currently do not intend to propose adjournment at the special meeting if there are sufficient votes to approve Proposal 1, Proposal 2 and Proposal 3. The approval of the majority of the shares present in person or by proxy and entitled to vote on Proposal 3 at the special meeting is required to approve the adjournment of the special meeting for the purpose of soliciting additional proxies. If our stockholders approve this proposal, we may adjourn the special meeting and use the additional time to solicit additional proxies, including proxies from our stockholders who have previously voted against any other proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE YOUR SHARES “FOR” THIS PROPOSAL 4. PROXIES RECEIVED BY OUR BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

OWNERSHIP OF COMMON STOCK

Management

The following table shows, as of July 31, 2018, the number of shares of Common Stock, beneficially owned by: (i) each director of Tenneco, (ii) each named executive officer of Tenneco, and (iii) all directors and executive officers of Tenneco as a group.

	Shares of Common Stock Owned (1)(2)(3)		Common Stock Equivalents(4)	Total Shares and Equivalents
Directors
Thomas C. Freyman	17,265		–	17,265
Brian J. Kesseler	158,481		39,891	198,372
Dennis J. Letham	33,774		31,435	65,209
James S. Metcalf	9,447		711	10,158
Roger B. Porter	59,680		106,820	166,500
David B. Price, Jr.	3,958	(5)	34,988	38,946
Gregg M. Sherrill	402,923		–	402,923
Paul T. Stecko	17,967	(6)	20,131	38,098
Jane L. Warner	31,027		19,465	50,492
Roger J. Wood	6,693		–	6,693
Named Executive Officers
Kenneth R. Trammell	190,051		12,717	202,788
Gregg A. Bolt	38,555		6,903	45,458
Peng (Patrick) Guo	153,509		8,718	162,227
Jason M. Hollar	8,370		12,939	21,309
James D. Harrington	17,428	(7)	–	17,428
All executive officers and directors as a group (19 individuals)	1,241,150	(8)	314,047	1,555,197

(1)

Each director and executive officer has sole voting and investment power over the shares beneficially owned (or has the right to acquire shares pursuant to the options described in note (2) below) as set forth in this column, except: (A) as set forth in notes (5) and (6) below; and (B) with respect to investment power, the restricted shares described in note (2) below.

(2)

Includes shares of restricted stock. At July 31, 2018, Messrs. Kesseler, Trammell, Bolt, Guo and Hollar held 77,271, 13,710, 8,668, 25,557 and 3,562 shares of restricted stock, respectively. Also includes shares that are subject to options that are exercisable within 60 days of July 31, 2018 for Messrs. Sherrill, Trammell, Bolt and Guo to purchase 129,630, 38,409, 6,918 and 7,755 shares, respectively.

(3)

Each of the individuals listed in the table owns less than 1% of the outstanding shares of our Common Stock, respectively. All directors and executive officers as a group beneficially own approximately 3.0% of the outstanding Common Stock.

(4)	For outside directors, represents common stock equivalents received in payment of director fees. These common stock equivalents are payable in cash or, at our option, shares of Common Stock after an outside director ceases to serve as a director. For officers, represents time-vesting restricted stock units that are awarded as part of our long-term compensation program and are to be settled in shares of Common Stock.

(5)	Includes 1,092 shares held by the Joyce A. Price Revocable Trust and 686 shares held by the David B. Price, Jr. Revocable Trust.

(6)	Includes 9,274 shares held under the Paul T. Stecko 1994 Declaration of Trust.

(7)	Based on information as of Mr. Harrington’s September 2017 retirement from Tenneco.

(8)	Includes 198,679 shares that are subject to options that are exercisable within 60 days of July 31, 2018 by all executive officers and directors as a group. Includes 157,130 shares of restricted stock held by all executive officers and directors as a group. Does not include common stock equivalents.

Certain Other Stockholders

The following table sets forth, as of July 31, 2018, certain information regarding the persons known by us to be the beneficial owner of more than 5% of our outstanding Common Stock.

Name and Address of Beneficial Owner (1)	Shares of Common Stock Owned(1)	Percent of Common Stock Outstanding
BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10055	5,160,605	10.0%
The Vanguard Group (3) 100 Vanguard Blvd. Malvern, PA 19355	4,262,680	8.3%

(1)	This information is based on information contained in filings made with the SEC regarding the ownership of our Common Stock.

(2)	BlackRock, Inc. (“BlackRock”), 55 East 52nd Street, New York, NY 10022, is the beneficial owner of 5,160,605 shares through various of its subsidiaries: BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Investment Management (Australia) Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock International Limited, BlackRock Investment Management (UK) Ltd., BlackRock Japan Co Ltd, BlackRock Life Limited, BlackRock (Luxembourg) S.A., BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock (Netherlands) B.V., BlackRock Advisors (UK) Limited, BlackRock Fund Advisors and BlackRock Fund Managers, Ltd. BlackRock has sole voting power with respect to 4,843,567 shares and sole dispositive power with respect to 5,161,075 shares.

(3)	The Vanguard Group, Inc. (“Vanguard”), 100 Vanguard Blvd., Malvern, PA 19355, is the beneficial owner of 4,262,680 shares. Vanguard has the sole power to dispose of or to direct the disposition of 4,161,033 shares and has shared power to dispose of 101,647 shares. Vanguard has sole power to vote 99,302 shares and shared power to vote 6,700 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 94,947 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 11,055 shares as a result of its serving as investment manager of Australian investment offerings.

INFORMATION ABOUT FEDERAL-MOGUL

Business

Federal-Mogul is a diversified, global supplier of automotive products to a variety of end markets. Federal-Mogul has two business segments that principally focus on discrete markets, each with a chief executive officer reporting to the Federal-Mogul board of directors. Federal-Mogul’s Powertrain segment, which we refer to as Powertrain in this proxy statement, focuses on original equipment powertrain products for automotive, heavy-duty, and industrial applications. Federal-Mogul’s Motorparts segment, which we refer to as Motorparts in this proxy statement, sells and distributes a broad portfolio of products in the global vehicle aftermarket, while also serving original equipment manufacturers (“OEMs”) with vehicle products including brakes, wipers and, to a limited extent, chassis components.

For more than a century, Federal-Mogul has developed the innovative products its customers need to produce the next generation of vehicles and maintain the present vehicle population. Federal-Mogul is a preferred provider to its customers as a result of Federal-Mogul’s global engineering, manufacturing, distribution and customer service capabilities. Federal-Mogul continues to develop new technologies that improve fuel economy, reduce emissions, and enhance durability, safety, and vehicle performance. As a result, Federal-Mogul believes that it is uniquely positioned to effectively manage the life cycle of a broad range of original equipment products and original equipment service products (“OES,” and, together with OEM, “OE”) and aftermarket products to a diverse customer base.

Federal-Mogul is a leading technology supplier and, by its estimates, a market share leader in several product categories. As of March 31, 2018, Federal-Mogul had OE products included on more than 400 global vehicle platforms and more than 1,000 global powertrains used in light, medium, and heavy-duty vehicles. Motorparts is one of the industry’s largest aftermarket-focused suppliers, offering a range of maintenance and repair parts under more than 20 globally recognized brands, as well as numerous private label programs. Over the past several years, Federal-Mogul has made substantial investments to strengthen its long-term competitive position and the performance of each of its operating segments. Federal-Mogul has undertaken three significant acquisitions, as well as restructuring actions to improve its cost base and strategic initiatives to support its product offerings. These investments, largely funded through equity offerings supported by Federal-Mogul’s parent, IEP, contributed to a significant improvement in its financial performance. Today, Federal-Mogul is focused on further capitalizing on its competitive strengths to drive profitable growth.

The following table sets forth net sales, net income (loss), operational EBITDA, and net income (loss) attributable to Federal-Mogul for the three months ended March 31, 2018 and for the years ended December 31, 2017, 2016, and 2015:

	Three Months Ended March 31	Year Ended December 31
	2018	2017	2016	2015
	(in millions)
Net sales	$2,099	$7,879	$7,434	$7,419
Net income (loss)	$29	$361	$90	$(104)
Operational EBITDA	$205	$825	$772	$675
Net income (loss) attributable to Federal-Mogul	$26	$350	$82	$(110)

The tables below highlight Federal-Mogul’s net sales for the three months ended March 31, 2018 and for the years ended December 31, 2017, 2016, and 2015 by segments, and end markets:

	Net Sales
	Three Months Ended March 31	Year Ended December 31
	2018	2017	2016	2015
Segments:
Powertrain	60%	58%	57%	57%
Motorparts	40%	42%	43%	43%

Total	100%	100%	100%	100%
End markets:
Commercial vehicle	15%	14%	13%	14%
Energy, industrial & transport	11%	11%	9%	11%
Light vehicle	74%	75%	78%	75%

Total	100%	100%	100%	100%

The table below highlights Federal-Mogul’s total assets by segment as of March 31, 2018, December 31, 2017, and 2016:

	Total Assets
	March 31 2018	December 31
		2017	2016
	(in millions)
Powertrain	$4,610	$4,466	$3,956
Motorparts	2,845	2,812	2,919

Total Reporting Segment	7,455	7,278	6,875
Corporate	276	236	201

Total	$7,731	$7,514	$7,076

The following tables set forth net sales and net property, plant and equipment (“PP&E”) by geographic region and as a percentage of total net sales and net PP&E:

	Net Sales				Net PP&E
	Three Months Ended March 31	Year Ended December 31			March 31	December 31
	2018	2017	2016	2015	2018	2017	2016
U.S.	34%	37%	37%	38%	25%	26%	30%
Mexico	6%	6%	6%	5%	8%	7%	7%
Canada	1%	1%	2%	2%	—	—	—

Total North America	41%	44%	45%	45%	33%	33%	37%
Germany	21%	19%	19%	20%	21%	19%	19%
France	5%	5%	5%	5%	3%	3%	3%
Italy	4%	3%	4%	4%	2%	3%	2%
United Kingdom	3%	3%	3%	3%	2%	3%	3%
Belgium	3%	4%	3%	3%	1%	1%	1%
Other	8%	7%	7%	7%	14%	14%	12%

Total Europe, Middle East, and Africa	44%	41%	41%	42%	43%	43%	40%
China	8%	8%	7%	6%	12%	12%	11%
India	3%	3%	3%	3%	6%	6%	6%
South America	1%	1%	1%	1%	3%	3%	3%
Other	3%	3%	3%	3%	3%	3%	3%

Total Rest of World	15%	15%	14%	13%	24%	24%	23%

	100%	100%	100%	100%	100%	100%	100%

See Note 17 and Note 20, Operations by Reporting Segment, included in the unaudited condensed consolidated and audited consolidated financial statements of Federal-Mogul incorporated by reference into this proxy statement.

Federal-Mogul supplies OE customers with a wide variety of technologically innovative parts, substantially all of which are manufactured by Federal-Mogul. Federal-Mogul’s OE customers consist of automotive light vehicle, medium and heavy-duty commercial vehicle manufacturers, as well as agricultural, off-highway, marine, railroad, aerospace, high-performance, power generation, and industrial application manufacturers. Federal-Mogul has well-established relationships with substantially all major American, European, and Asian automotive OE customers.

Federal-Mogul’s aftermarket customers include independent warehouse distributors that redistribute products to local parts suppliers, distributors, engine rebuilders, retail parts stores, mass merchants, and service chains. The breadth of Federal-Mogul’s product lines, the strength of its leading marketing expertise, a sizable sales force, and supply chain and logistics capabilities are central to Motorparts’ success. Federal-Mogul has a large and diverse aftermarket customer base. No individual customer accounted for more than 10% of Federal-Mogul’s net sales during the three months ended March 31, 2018 and the years ended December 31, 2017, 2016, or 2015.

Federal-Mogul has manufacturing facilities, technical centers, distribution centers, and warehouses in 24 countries and Powertrain and Motorparts derive sales from both domestic and international markets.

Strategy: Federal-Mogul’s strategy is to develop and deliver leading technology, innovation and service capabilities for its customers that result in market share expansion in the OE market and aftermarket. Federal-Mogul’s strategy is designed to create sustainable global profitable growth by leveraging existing and developing new economic advantages, which consists primarily of the following:

Extending its global reach to support its OE and aftermarket customers, furthering its relationships with leading Asian OE customers and strengthening market share with U.S. and European OE customers.

Federal-Mogul conducts business with the majority of automotive OE customers, as well as leading automotive aftermarket distributors, retailers, and service providers around the world. Within the highly competitive automotive parts industry, Federal-Mogul enjoys and seeks to extend the significant advantages that come from its world-class global manufacturing, engineering and distribution footprint, and global sourcing capabilities. This footprint enables the design, production, and delivery of premium parts emphasizing quality, safety, and reliability virtually anywhere in the world and also supports the continual innovation of new products and technologies. As in previous years, Powertrain continued to expand its manufacturing capacity and footprint by building new or expanding existing plants, especially in low cost countries.

Recent acquisitions have also strengthened Federal-Mogul’s global market position. The integration of the TRW Global Valvetrain business within Powertrain solidified Powertrain’s position as a leading supplier of core engine components. The acquisitions of Honeywell and Affinia have also solidified Motorparts’ position as a leading global provider of braking and chassis components. In late 2015, Federal-Mogul opened a new state-of-the-art wiper production facility in southeastern Romania serving both OE and aftermarket customers throughout Europe. Federal-Mogul is in the process of expanding production capacity and its manufacturing footprint for certain of its key product lines as well as broadening its aftermarket distribution footprint in growth markets.

Assess acquisition and investment opportunities that provide product line expansion, technological advancements, geographic positioning, penetration of emerging markets (including India and China) and market share growth.

Federal-Mogul continues to invest in the development of leading powertrain technologies for its customers. During 2016, Federal-Mogul began mass production of its market-leading DuroGlide® piston ring technology for both passenger cars and commercial trucks and are seeing rapidly growing demand from its customers. Federal-Mogul continued its investment in steel pistons for both heavy duty and passenger cars with significant growth and margin opportunities. During 2017, Powertrain acquired a development company based in the United Kingdom, Controlled Power Technologies (“CPT”), which enables Federal-Mogul to expand into the development and manufacture of powertrain technologies for electrification and hybridization that complement its existing capabilities.

In 2016, Motorparts completed an acquisition of a filter manufacturing business in Mexico to extend Federal-Mogul’s product offerings in the global aftermarket and integrated Beck-Arnley®, a provider of premium OE quality parts and fluids to the North American aftermarket for foreign nameplate vehicles in North America, into Motorparts. Motorparts has also made investments to position Federal-Mogul to capitalize on the development of the independent aftermarket in the Asia Pacific region. Such investments include joint ventures in the region and continued build out of Federal-Mogul’s Asia Pacific distribution capabilities such as two new distribution centers (“DCs”) opened in China in 2016 and a new Chassis and Engineering Center in China in 2017.

Leverage the strength of its global aftermarket leading brand positions, product portfolio and range, marketing and selling expertise, and distribution and logistics capabilities.

As Federal-Mogul expands its distribution and service capabilities globally, Federal-Mogul seeks to optimize the performance of its DCs through enhanced efficiencies in order to meet the world-class delivery performance its customers increasingly require. Federal-Mogul has made investments in its U.S. distribution network by enhancing its IT system, through its new multi-product DCs in California and Eastern Pennsylvania, and through the implementation of automated picking technology and a more efficient replenishment system with the objective of improving inventory visibility, availability, and lowering costs. Federal-Mogul also made investments in its DC network in Belgium and China and recently opened a DC in Hungary.

Federal-Mogul is focused on marketing the advantages of its quality branded aftermarket products through multiple media outlets, including an expanded digital platform. Federal-Mogul continues to invest in the development of differentiated products offering enhanced safety, performance, and reliability. Federal-Mogul has also launched a series of “Tech First” initiatives to provide online, on-demand, and onsite technical training and support to vehicle repair technicians who use and install its products. This initiative included the opening of Garage Gurus™, a nationwide technical education network consisting of 12 technical support centers and a fleet of mobile training vans in major U.S. markets; a repair shop engagement program in France and Germany; and the opening of its first technical training and support center in China.

Aggressively pursue cost competitiveness in all business segments by continuing to drive productivity in existing operations, consolidating and relocating manufacturing operations to low-cost countries, utilizing its strategic alliances, and rationalizing business resources and infrastructure.

Federal-Mogul operates within competitive industries and its management teams continuously analyze opportunities to reduce costs and improve productivity. Federal-Mogul also takes a disciplined approach in evaluating investment or growth opportunities. Federal-Mogul assesses individual opportunities to execute its strategy based upon estimated sales and margin growth, cost reduction potential, internal investment returns, and other criteria, and make investment decisions on a case-by-case basis. Opportunities meeting or exceeding benchmark return criteria may be undertaken through existing operations, consolidating and relocating operations to low-cost countries, internal development activities, acquisitions, strategic alliances or other means.

Research and Development.

Federal-Mogul maintains technical centers throughout the world designed to:

•	Provide solutions for customers and bring new, innovative products to market;

•	Integrate its leading technologies into advanced products and processes;

•	Provide engineering support for all of its manufacturing sites; and

•	Provide technological expertise in engineering and design development.

Federal-Mogul’s research and development activities are conducted at its technical centers. Within the U.S., these are located in Ann Arbor, Michigan; Plymouth, Michigan; St. Louis, Missouri; Exton, Pennsylvania; Smithville, Tennessee; Skokie, Illinois; and Waupun, Wisconsin. Internationally, Federal-Mogul’s technical centers are located in Aubange, Belgium; Coventry, United Kingdom; Laindon, United Kingdom; Bad Camberg, Germany; Barsinghausen, Germany; Burscheid, Germany; Glinde, Germany; Nurnberg, Germany; Wiesbaden, Germany; Kostelec, Czech Republic; Carpi, Italy; Bengaluru, India; and Shanghai, China.

Each of Federal-Mogul’s business units engage in engineering, and research and development efforts and work closely with customers to develop custom solutions to meet their needs. Total expenditures for research and development activities, including product engineering and validation costs, were $53 million for three months ended March 31, 2018 and $195 million, $192 million, and $189 million for the years ended December 31, 2017, 2016, and 2015.

Consolidated and Nonconsolidated Affiliates.

Federal-Mogul forms certain affiliations, including joint ventures, to gain share in emerging markets, facilitate the exchange of technical information and development of new products, extend current product offerings, provide best cost manufacturing operations, broaden its customer base, and pursue strategic alternatives. Federal-Mogul believes certain of these affiliations have provided, and will continue to provide, opportunities to expand business relationships with Asian and other customers and partners operating in the India and China growth markets. Federal-Mogul is currently involved in 38 such affiliations located in 14 different countries throughout the world, including China, India, Korea, Russia, Turkey, Thailand, and the U.S. Of these affiliations, Federal-Mogul maintains a controlling interest in 20 entities and, accordingly, the financial results of these entities are included in its consolidated financial statements. Federal-Mogul has a noncontrolling interest in 18 of its affiliates, of which 12 are accounted for under the equity method and 6 are accounted for under the cost method. Federal-Mogul does not consolidate any entity for which it has a variable interest based solely on power to direct the activities and significant participation in the entity’s expected results that would not otherwise be consolidated based on control through voting interests. Further, Federal-Mogul’s affiliations are businesses established and maintained in connection with its operating strategy.

Net sales for Federal-Mogul’s 20 consolidated affiliates were approximately 5% of consolidated net sales for the three months ended March 31, 2018, and for each of the years ended December 31, 2017, 2016, and 2015. Federal-Mogul’s investments in nonconsolidated affiliates totaled $312 million, $324 million and $270 million as of March 31, 2018 and December 31, 2017 and 2016, and the equity in earnings (net of tax) of such affiliates amounted to $20 million for the three months ended March 31, 2018 and $68 million, $59 million, and $56 million for the years ended December 31, 2017, 2016, and 2015.

Acquisitions.

On November 16, 2017, Federal-Mogul completed the acquisition of substantially all of the assets of a company based in the United Kingdom, CPT, focused on developing powertrain and driveline electrification technologies to reduce emissions and improve efficiency, for a purchase price of $8 million.

On December 1, 2016, Federal-Mogul acquired the assets and liabilities of IEH BA LLC (“Beck Arnley”), an entity owned by a subsidiary of IEP. Beck Arnley is a provider of premium OE quality parts and fluids for foreign nameplate vehicles in North America and was acquired for a purchase price of $14 million, which included $7 million paid in cash on the date of acquisition and a $7 million non-interest bearing note maturing on June 1, 2018. Beck Arnley’s products complement the foreign nameplate coverage of Federal-Mogul’s current aftermarket offerings, while adding several new product lines, including fluids, engine management, cooling, electrical parts, and electronic components.

On May 26, 2016, Federal-Mogul completed the acquisition of the assets of a filter manufacturing business in Mexico, which primarily serves the Mexican market, for a purchase price of $25 million, net of cash acquired.

On February 6, 2015, Federal-Mogul completed the acquisition of certain assets of the TRW valvetrain business through a combination of asset and stock purchases for a purchase price of approximately $309 million. On July 7, 2015, Federal-Mogul completed the purchase of certain additional business assets of the TRW valvetrain business through stock purchases for a base purchase price of approximately $56 million. The purchase included a $25 million noncontrolling interest related to a 66% stake in a majority owned entity that Federal-Mogul consolidates in its financial statements. The acquisition of TRW’s valvetrain business adds a completely new product line to Federal-Mogul’s portfolio, strengthens its position as a leading developer and supplier of core components for engines, and enhances Federal-Mogul’s ability to support its customers to improve fuel economy and reduce emissions.

See Note 5, Acquisitions, and Note 22, Related Party Transactions, included in the audited consolidated financial statements of Federal-Mogul incorporated by reference into this proxy statement.

Divestitures.

In connection with its strategic planning process, Federal-Mogul assesses its operations for market position, product technology and capability, and profitability. Those businesses determined by Federal-Mogul management not to have a sustainable competitive advantage are considered non-core and may be considered for divestiture or other exit activities.

In September 2017, Federal-Mogul entered into an agreement to sell all tangible assets of a manufacturing location and technical center in the Powertrain segment for a sale price of $13 million. The sale closed in the fourth quarter of 2017.

In December 2016, Federal-Mogul entered into an agreement to sell 80.1% of the shares of one of its subsidiaries in Brazil in the Motorparts segment for a sale price of one Brazilian real. The sale closed in the first quarter of 2018.

During 2015, Federal-Mogul entered into a share agreement to sell 100% of the shares of one of its subsidiaries in the Powertrain segment for a sale price of one euro. Prior to December 31, 2015, Federal-Mogul contributed $12 million in cash to the subsidiary. The sale closed on January 1, 2016.

See Note 6, Held for Sale and Discontinued Operations, included in the audited consolidated financial statements of Federal-Mogul incorporated by reference into this proxy statement.

Restructuring Activities.

Federal-Mogul’s restructuring activities are undertaken as necessary to execute its management’s strategy and streamline operations, consolidate and take advantage of available capacity and resources, to ultimately achieve net cost reductions and productivity improvements. Restructuring activities include efforts to integrate and rationalize Federal-Mogul’s businesses, and to relocate operations to best cost markets.

During the three months ended March 31, 2018, Federal-Mogul recorded less than $1 million in net restructuring expense. During the years ended December 31, 2017, 2016, and 2015, Federal-Mogul recorded $21 million, $27 million and $92 million in net restructuring expenses.

Federal-Mogul’s restructuring activities are further discussed in Management’s Discussion and Analysis of Financial Condition and Results of Operations and Note 3, Restructuring Charges and Asset Impairments, Net, included in the unaudited condensed consolidated and audited consolidated financial statements of Federal-Mogul incorporated by reference into this proxy statement.

Products

The following provides an overview of products manufactured and distributed by Federal-Mogul’s reporting segments.

Powertrain. Powertrain offers its customers a diverse array of market-leading products for OE applications, including pistons, piston rings, piston pins, cylinder liners, valvetrain products, valve seats and guides, ignition products, dynamic seals, bonded piston seals, combustion and exhaust gaskets, static gaskets and seals, rigid heat shields, engine bearings, industrial bearings, bushings and washers, systems protection sleeves, acoustic shielding, and flexible heat shields. No customer accounted for more than 12% of Powertrain’s revenue for the three months ended March 31, 2018 and for the years ended December 31, 2017, 2016, and 2015.

The following table sets forth net sales (including sales to Motorparts) and operational EBITDA generated by Powertrain:

	Three Months Ended March 31	Year Ended December 31
	2018	2017	2016	2015
	(in millions)
Net sales	$1,317	$4,792	$4,463	$4,450
Operational EBITDA	$132	$536	$497	$454

Powertrain operates 83 manufacturing sites in 19 countries, serving a large number of major automotive, heavy-duty, marine and industrial customers worldwide. Powertrain has also invested globally in nonconsolidated affiliates that have multiple manufacturing sites, mainly in Turkey and China.

The following table sets forth net sales (including sales to Motorparts) generated by Powertrain by geographic region, and end markets:

	Three Months Ended March 31	Year Ended December 31
	2018	2017	2016	2015
Geographic region:
North America	34%	37%	35%	35%
EMEA	47%	44%	45%	46%
ROW	19%	19%	20%	19%
End markets:
OEM	96%	95%	95%	94%
Aftermarket	4%	5%	5%	6%

The following table sets forth a description of the principal products manufactured and/or sold by Powertrain:

Product	Description
Pistons

Pistons convert the energy created by the combustion event into mechanical energy to drive the car; pistons can be made from aluminum or steel, both casted and forged; highly efficient engines impose high demands on pistons in terms of rigidity and temperature resistance.

Piston Rings

Piston rings are mounted on the piston to seal the combustion chamber while the piston is moving up and down; modern rings need to resist high temperature and very abrasive environments without significant wear; rings are critical for low oil consumptions.

Valve Seats and Guides	Valve seats and guides are produced from powdered metal based on sophisticated metal-ceramic structures to meet extreme requirements for hardness.
Bearings

Bearings provide the low-friction environment for rotating components like crankshafts and camshafts; modern bearings are able to deal with very low viscosity oil even in highly repetitive motions like in stop/start-conditions.

Spark Plugs

Modern spark plugs for engines fueled by gasoline or natural gas have to ignite fuel even at very high combustion pressure and with very lean fuel-air mixture – combined with extended life expectation well over 100,000 miles for turbo-charged engines.

Valvetrain Products

Valvetrain products include mainly engine valves but also retainers, rotators, cotters, and tappets for use in both diesel and gas engines; the most demanding applications require sodium-filled hollow valves for fast heat dissipation.

System Protection

System protection products include protection sleeves for wire harness and for oil and water tubes as well acoustic and EMI/RFI shielding, heat and abrasion protection, and safety/crash protection for cables and tubes for engines and cars.

Seals and Gaskets

Cylinder-head gaskets and other hot and cold gaskets are sealing engines and engine components; dynamic and static seals protecting rotating engine and transmission components against oil and gas leakages. Such seals and gaskets are made from high-alloyed steel as well as from sophisticated rubber and polymers.

Motorparts. Motorparts engineers, manufactures, sources and distributes a broad portfolio of products in the global vehicle aftermarket while also serving the OE/OES markets with products including braking, wipers, and a limited range of chassis components. Motorparts’ products are designed to enhance safety, durability, and vehicle performance, while providing ease of installation. Motorparts’ products are utilized in vehicle braking systems and also include a wide variety of chassis, engine, sealing, wiper, filter, lighting, battery, and other general maintenance applications. Motorparts uses market analytics, supply chain expertise, brand and product line management, innovative technology, manufacturing, sourcing, and distribution capabilities to satisfy its customers’ requirements. No customer accounted for more than 8% of Motorparts’ revenue for the three months ended March 31, 2018 and for the years ended December 31, 2017, 2016, and 2015.

The following table sets forth net sales (including sales to Powertrain) and operational EBITDA generated by Motorparts:

	Three Months Ended March 31	Year Ended December 31
	2018	2017	2016	2015
	(in millions)
Net sales	$849	$3,341	$3,215	$3,253
Operational EBITDA	$73	$289	$275	$221

Motorparts operates 33 manufacturing sites in 14 countries, 47 distribution centers and warehouses in 13 countries, and 13 technical support centers in two countries.

The following table sets forth net sales (including sales to Powertrain) generated by Motorparts by geographic region, and end markets:

	Three Months Ended March 31	Year Ended December 31
	2018	2017	2016	2015
Geographic Region:
North America	52%	55%	56%	56%
EMEA	39%	36%	36%	37%
ROW	9%	9%	8%	7%
End markets:
OEM	33%	29%	28%	27%
Aftermarket	67%	71%	72%	73%

The following table sets forth a description of the largest product categories sold by Motorparts:

Product	Description
Braking

Braking products include disc pads for passenger cars, motorcycles and commercial vehicles; drum brake shoes and CV drum brake lining; and brake accessories including rotors, drums, hydraulics, hardware and brake fluid. These products provide stopping ability, a safety feature on all vehicles.

Chassis

Chassis parts include ball joints, tie rod ends, sway bar links, hub assemblies, anti-friction bearings and universal joints, strut assemblies, idler arms, pitman arms, and control arms. These components affect vehicle steering and vehicle ride quality.

Engine

Pistons, piston rings, engine bearings, bushings, washers, cylinder liners, engine valves and valvetrain components, crank and cam shafts, and pumps are critical internal components in internal combustion engines for automotive, commercial, marine, and industrial applications.

Ignition	Ignition products include spark plugs, glow plugs, ignition coils, wires, harnesses, and accessories for automotive, commercial, lawn and garden, marine, and industrial applications.

Product	Description
Sealing

Seals create a barrier between two surfaces to contain fluids, pressure, and gases while keeping out dust and other contaminants. There are numerous areas of application including cylinder head and block, valve covers, oil pans, intake manifolds, shaft seals, transmission covers, and exhaust components.

Wipers	Windshield wiper parts include conventional and profile -style wiper blades, blade refills, and wiper arms. Wipers improve driver visibility and safety.
Lighting

Lighting products include forward lighting capsules, miniature light bulbs, LED lighting and sealed beams for virtually every application on cars, trucks, commercial vehicles and other off-road vehicles. Lighting improves driver visibility and safety.

Filters

Filtration products include oil, air, fuel and cabin filters used to remove impurities and unwanted solid particles from liquids and gases in automotive, commercial vehicle, marine, and industrial applications.

Batteries

Batteries convert chemical energy to electricity for use in powering electrical systems for numerous automotive, commercial vehicle, marine, small engine, and industrial applications. Motorparts launched a Champion® branded battery line in the latter part of 2016.

Industry

The automotive light vehicle market, as well as the medium and heavy-duty commercial market, is comprised of two primary segments: the OE market, in which Federal-Mogul’s products are used in the manufacture of new vehicles and OES, and the global aftermarket, in which Federal-Mogul’s products are used as replacement parts for all vehicles in operation in any particular market.

The OE Market.

Demand for component parts in the OE market is generally a function of the number of new vehicles / engines produced, which is driven by macroeconomic conditions and other factors such as fuel prices, consumer confidence, employment trends, regulatory requirements, and trade agreements. Although OE demand is tied to planned vehicle production, parts suppliers also have the opportunity to grow by increasing their product content per vehicle, by increasing market share and by expanding into new or emerging markets. Companies like Federal-Mogul, with a global presence, leading technology and innovation, and advanced product engineering, manufacturing, and customer support capabilities are best positioned to take advantage of these opportunities.

There are currently several significant trends affecting the OE market, including the following:

•	Global production – The global light and commercial vehicle production in developed markets was as follows:

	Global Light and Commercial Vehicle Production
	2017	2016
	(millions of vehicles)
Americas	21.1	21.1
EMEA	25.4	24.3
Asia	51.9	50.2
Source: LMC Automotive January 16, 2018 for 2017 vehicle production
LMC Automotive January 26, 2017 for 2016 vehicle production

•	Automotive supply consolidation – Consolidation within the automotive supply base is expected to continue. Consolidation is needed to increase economies of scale and enhance global capabilities to serve vehicle manufacturers that are increasingly global in their production. Suppliers will seek opportunities to achieve synergies in their operations through consolidation, while striving to acquire complementary businesses to improve global competitiveness or to strategically enhance a product offering to global customers.

•	Globalization of automotive industry – OE customers are increasingly designing global platforms where the basic design of the vehicle is performed in one location, but the vehicle is produced and sold in numerous geographic markets to realize significant economies of scale by limiting variations across product designs and geographic regions. While developed markets in North America and Europe continue to remain important to OE customers, increased focus is being placed upon expanded design, development, and production within emerging markets for growth opportunities, especially in India and China. As a result, suppliers must be prepared to provide product and technical resources to support their customers within these emerging markets. Finally, Asian OE customers continue to expand their reach and market share in relation to traditional American and European manufacturers. As this trend is expected to continue into the foreseeable future, suppliers must be geographically and technologically positioned to meet the needs of the Asian OE customers.

•	Focus on fuel economy, reduced emissions and alternative energy sources – Increased fuel economy and decreased vehicle emissions are of great importance to OE suppliers, as customers, consumers and legislators continue to demand more efficient and cleaner operating vehicles. Increasingly stringent fuel economy standards and environmental regulations are driving OE customers to focus on new technologies including downsized, higher-output and turbocharged gasoline and diesel engines, and hybrid electric and pure electric powertrains, such as fuel cell and battery powered cars. Powertrain, with a manufacturing presence in 19 countries, is well positioned to meet expectations of its global customers. For the foreseeable future, it is expected that gasoline and diesel engines will remain the dominant powertrain for cars (including hybrids), heavy-duty, and industrial applications. Powertrain is equally capable of providing components for both gasoline and diesel engines.

•	Focus on vehicle safety – Vehicle safety continues to receive industry attention by OE manufacturers as consumers view safety as a fundamental driver in their purchasing decisions and legislation views improved vehicle safety as a public health issue. Accordingly, OE customers are seeking suppliers with new technologies, capabilities and products that have the ability to advance vehicle safety. Suppliers, like Federal-Mogul, that are able to enhance vehicle safety through innovative products and technologies have a distinct competitive advantage.

•	Barriers to entry – Suppliers in the automotive industry compete based on a multitude of factors such as technology, price, product quality, delivery, customer service, and the breadth of products offered. Smaller or start-up companies in the industry have difficulty achieving the scale necessary to challenge already established firms, like Federal- Mogul. Large amounts of capital would be required to build and optimize a competitive manufacturing and distribution footprint. The complexity of industry stock-keeping units (“SKUs”) requires lean systems, excellent logistics, and inventory management, all of which require time to optimize. Furthermore, the global nature of these businesses requires a broad international footprint and supply chain. Competitors in Federal-Mogul’s industry leverage their global infrastructure in multiple functions including sourcing, research and development, and manufacturing.

•	Cost-competitive operating environment – The automotive industry is very competitive. Suppliers must continually identify and implement product innovation, productivity measures, and cost reduction actions to lower costs while maintaining superior product quality. Large suppliers with a global manufacturing and engineering footprint, like Federal-Mogul, are in the best position to be cost-competitive without sacrificing product quality, delivery or service.

•	Raw material cost fluctuations – The global prices of certain inputs used in Federal-Mogul’s industry, such as aluminum, copper, lead, nickel, platinum, resins, steel, other base raw materials, as well as energy, can fluctuate significantly. In some cases, higher input costs can be passed on to Federal-Mogul’s customers through price escalator agreements. However, Federal-Mogul is required to continue to identify leading design and innovative technological solutions and material substitution options to mitigate the effect of higher costs to Federal-Mogul and its customers.

•	Energy, industrial and transport markets – Customers in these markets for industrial engine applications continue to develop engines with higher efficiencies and lower emissions. This includes engines for mining, agriculture, railway, marine, and military applications. Federal-Mogul’s ability to utilize its automotive expertise also positions Federal-Mogul well to service specialized markets.

The Aftermarket Business. Products for the global vehicle aftermarket are sold directly to a wide range of warehouse distributors, retail parts stores, and mass merchants that distribute these products to customers ranging from professional service providers to “do-it-yourself” consumers. In some cases, Motorparts sells its products directly to professional service chains. Demand for aftermarket products historically has been driven by three primary factors: (i) the number of vehicles in operation; (ii) the average age of vehicles in operation; and (iii) vehicle usage trends. These factors, while applicable in all regions, vary depending on the composition of the vehicle population and other factors, which are discussed in greater detail below:

•	Number of vehicles in operation – The global vehicle population is expected to grow to 1.4 billion by 2019 and 1.6 billion by 2023. Growth in certain emerging markets, such as China, is increasing at the highest rate, while more mature markets are expected to continue to remain stable or to grow modestly in size, indicating new car sales are well beyond the replacement rate for scrapped vehicles.

•	Increase in average age of vehicles and usage – The average age of light vehicles on the road in the U.S. has increased since 2002 from 9.6 years to an estimated 11.7 years in 2017. The North American average is expected to continue to increase to an estimated 12.4 years by 2023. The average age of vehicles on the road in Western Europe has also steadily increased over the past decade to 10 years with a slight increase projected through 2023. These trends will drive the need for maintenance and repair work, thereby increasing the overall demand for aftermarket replacement parts in both markets. The average age of vehicles on the road in China is just under five years and is expected to increase to over six years by 2022. Federal-Mogul believes this will lead to continuing significant growth in the China aftermarket.

•	Focus on vehicle safety and quality – Most of Federal-Mogul’s aftermarket products are safety-related and directly affect vehicle performance. Product quality, reliability, and consistency are paramount to Federal-Mogul’s aftermarket end-customers, the majority of whom are professional service technicians.

•	Managing complexity – Federal-Mogul operates in a highly fragmented and dynamic industry and is among the few large aftermarket-focused suppliers globally. The increasing global vehicle population, brand and vehicle complexity, the need for rapid new part introduction, as well as new distribution channels (including online) continue to drive significant SKU proliferation and business complexity. Motorparts’ recent investments in its supply chain and information technology capabilities are designed to manage this complexity, which Federal-Mogul believes will be an important competitive differentiator.

•	Channel consolidation – In the more mature markets of the U.S. and western Europe, there has been increasing consolidation in the aftermarket distribution channel with larger aftermarket distributors and retailers gaining market share. These distributors generally require larger, more capable suppliers that have the ability to provide world-class product expertise, category management capabilities, brand management and supply chain support, as well as a competitive manufacturing and sourcing network. However, channel consolidation also can reduce Motorparts pricing power. As a result, Motorparts has undertaken many initiatives to support the value of its branded products to end-market customers and diversify its revenue base.

•	Growth of online capabilities – Reaching consumers directly through online capabilities, including e-commerce, is expected to have an increasing effect on the global aftermarket industry and how aftermarket products are marketed and sold. The establishment of a robust online presence will be critical for suppliers regardless of whether they intend to participate directly in e-commerce. Since 2014, Motorparts has invested heavily in online initiatives to improve its capabilities and connectivity to its end-customers, including a new online order management system, customer relationship management tools, global brand websites, and data analytics capabilities. Motorparts will continue to invest in these competencies. Additionally, consumers increasingly are utilizing online research prior to making buying or repair decisions. Motorparts will continue to expand its online presence in order to connect with its customers and more effectively communicate the value of its premium aftermarket brands.

•	Increase in private label brands and low-cost country imports – In most of Motorparts’ markets, there has been an increase in private label or store brands sold by retailers and distributors at a lower price point than premium brands of the same products. However, in many cases, retailers or wholesale distributors creating private label brands still rely on established suppliers, like Motorparts, to design and manufacture their private label products and, in some cases, utilize co-branding to support their private label offerings. Motorparts will continue to invest in product innovation, marketing and brand support that differentiate its premium branded products for their quality while also supporting lower priced, mid-grade offerings. Additionally, Motorparts will continue to drive productivity and cost reduction efforts and enhance its already strong global sourcing capabilities to remain competitive in each product tier.

Competition

The global vehicular parts business is highly competitive. Federal-Mogul competes with many independent manufacturers and distributors of component parts globally. In general, competition for sales is based on price, product quality, technology, delivery, customer service, and the breadth of products offered by a given supplier. Federal-Mogul is meeting these competitive challenges by developing leading technologies, efficiently integrating and expanding its manufacturing and distribution operations, widening its product coverage within its core businesses, restructuring its operations and transferring production to best cost countries, and utilizing its worldwide technical centers to develop and provide value-added solutions to its customers. A summary of Federal-Mogul’s primary independent competitors by reporting segment is set forth below.

•	Powertrain – Primary competitors include AGM Automotive, Art Metal, Bergmann, BinZou, Bleistahl, Bosch, Daido, Dana, Dana-Reinz, Delfingen, Denso, DongYang, ElringKlinger, FNOK, Freudenberg, Kaco/Sabo, Kolbenschmidt, Mahle, Miba, NGK, NOK, NPR, Relats, Sinteron, SKF, Taiho, and Vitrica.

•	Motorparts – Primary competitors include Akebono Brake Corporation, Autolite, Brake Parts Inc., Bosch Group, Centric Parts, Crowne Group LLC, Delphi Technologies, Denso Corporation, Dorman Products, Inc., GRI Engineering and Development LLC (MAT Holdings, Inc.), Mahle GmbH, Mevotech Inc., NGK Spark Plug Co., Ltd., NTN Bearing Corporation, Neapco Inc., Old World Industries, LLC, Phillips Industries, Pylon Manufacturing Corporation, Rain-X (ITW Global Brands), SKF Group, Osram Sylvania Ltd., The Timken Company, Valeo Group, Dana Corporation (Victor Reinz brand), and ZF TRW Automotive Holdings Corp.

Backlog

For OE customers, Federal-Mogul generally receives purchase orders for specific products supplied for particular vehicles. These supply relationships typically extend over the life of the related vehicle, subject to interim design and technical specification revisions, and do not require the customer to purchase a minimum quantity. In addition to customary commercial terms and conditions, purchase orders generally provide for annual price reductions based upon expected productivity improvements and other factors. Customers typically retain the right to terminate purchase orders, but Federal-Mogul generally cannot terminate purchase orders. OE order fulfillment is typically manufactured in response to customer purchase order releases, and Federal-Mogul ships directly from a manufacturing location to the customer for use in vehicle production and assembly. Accordingly, Federal-Mogul’s manufacturing locations turn finished goods inventory relatively quickly, producing from on-hand raw materials and work-in-process inventory within relatively short manufacturing cycles. Significant risks to Federal-Mogul include a change in engine production, driven by mix changes, for powertrain components (e.g. a change from diesel to gasoline engines), lower than expected vehicle or engine production by one or more of its OE customers, or termination of the business based upon perceived or actual shortfalls in delivery, quality or value.

For its global aftermarket customers, Motorparts generally establishes product line arrangements that encompass substantially all parts offered within a particular product line. In some cases, Motorparts will enter into agreements with terms ranging from one to three years that cover one or more product lines with fixed prices. Pricing is market responsive and subject to adjustment based upon competitive pressures, material costs, and other commercial factors. Global aftermarket order fulfillment is largely performed from finished goods inventory stocked in its worldwide distribution network. Inventory stocking levels in its distribution centers are established based upon historical and anticipated future customer demand.

Although customer programs typically extend to future periods, and although there is an expectation Federal-Mogul will supply certain levels of OE production over such periods, Federal-Mogul believes outstanding purchase orders and product line arrangements do not constitute firm orders. The dollar amount of such purchase order releases on hand and not processed at any point in time is not believed to be significant based upon the time frame involved.

Raw Materials and Suppliers

Federal-Mogul purchases various raw materials and component parts for use in its manufacturing processes, including ferrous and non-ferrous metals, non-metallic raw materials, stampings, castings, and forgings. Federal-Mogul also purchases parts manufactured by other manufacturers for sale in the aftermarket. Federal-Mogul has not experienced any significant shortages of raw materials, components or finished parts and normally does not carry inventories of raw materials or finished parts in excess of those reasonably required to meet its production and shipping schedules. No outside supplier provided products that accounted for more than 5% of Federal-Mogul’s purchases during the year ended December 31, 2017.

Insight Portfolio Group LLC—Related Party

Insight Portfolio Group, LLC (“Insight”) is an entity formed and controlled by Mr. Icahn in order to maximize the potential buying power of a group of entities with which Mr. Icahn has a relationship in negotiating with a wide range of suppliers of goods, services, and tangible and intangible property at negotiated rates. Federal-Mogul acquired a minority equity interest in Insight and agreed to pay a portion of Insight’s operating expenses beginning in 2013. In addition to the minority equity interest held by Federal-Mogul, certain subsidiaries of IEP and other entities with which Mr. Icahn has a relationship also acquired equity interests in Insight and also agreed to pay certain operating expenses. Federal-Mogul’s payments to Insight were less than $0.5 million during the three months ended March 31, 2018, and the year ended December 31, 2017 and 2016.

Related Parties

On June 1, 2015, a subsidiary of IEP completed an acquisition of substantially all of the assets of Uni-Select USA, Inc. and Beck Arnley Worldparts, Inc., comprising the U.S. automotive parts distribution of Uni-Select Inc. (“Uni-Select”). Subsequent to the acquisition, Uni-Select changed its name to Auto Plus. Auto Plus is operated independently from Federal-Mogul and all transactions are approved by independent directors of Federal-Mogul. In connection with the acquisition, Mr. Icahn resigned from the Federal-Mogul board of directors and Federal-Mogul’s then Co-Chief Executive Officer, Daniel A. Ninivaggi, resigned from the board of directors of IEP. Mr. Ninivaggi subsequently left his officer and director positions with Federal-Mogul to become Chief Executive Officer of Icahn Automotive Group LLC.

On February 3, 2016, a subsidiary of IEP acquired a majority of the outstanding shares of Pep Boys—Manny, Moe & Jack (“Pep Boys”), a leading aftermarket provider of automotive service, tires, parts and accessories across the U.S. and Puerto Rico. On February 4, 2016, the acquisition of the remaining outstanding shares of Pep Boys was completed. Pep Boys is operated independently from Federal-Mogul and transactions with Pep Boys are approved by Federal-Mogul’s audit committee in accordance with its policy regarding related party transactions.

The following table is a summary of net sales to Auto Plus and Pep Boys:

	Three Months Ended March 31	Year Ended December 31
	2018	2017	2016	2015
	(in millions)
Net Sales:
Auto Plus	$24	$73	$54	$27
Pep Boys	$18	$93	$39	n/a

The following table is a summary of amounts due to and from Auto Plus and Pep Boys as of March 31, 2018, December 31, 2017 and 2016:

	March 31 2018	December 31
		2017	2016
	(in millions)
Accounts receivable:
Auto Plus	$29	$26	$14
Pep Boys	$24	$41	$31
Trade accruals:
Auto Plus	$3	$5	$3
Pep Boys	$2	$7	$6
Other provisions:
Auto Plus	$2	$2	$—
Pep Boys	$4	$5	$—
Other receivables:
Auto Plus	$—	$1	$—
Pep Boys	$1	$1	$—

Federal-Mogul had royalty income from Pep Boys of $1 million for three months ended March 31, 2018 and $2 million for the year ended December 31, 2017 and Federal-Mogul charged $1 million to Auto Plus during the year ended December 31, 2017.

PSC Metals, Inc. (“PSC Metals”) is a wholly-owned subsidiary of IEP. Federal-Mogul had scrap sales to PSC Metals of $1 million for the three months ended March 31, 2018 and $2 million, $2 million, and less than $1 million for the years ended December 31, 2017, 2016, and 2015.

On December 1, 2016, Federal-Mogul acquired the assets and liabilities of Beck Arnley, an entity owned by a subsidiary of IEP. The purchase price was $14 million and included a $7 million non-interest bearing note maturing on June 1, 2018. The full balance of the note was outstanding as of March 31, 2018, and December 31, 2017 and 2016.

IEP has a 28% ownership interest in Hertz Global Holdings, Inc. (“Hertz”). Federal-Mogul’s purchases from Hertz were $1 million for the three months ended March 31, 2018 and $2 million for the year ended December 31, 2017.

Seasonality of Federal-Mogul’s Business

Federal-Mogul’s business is moderately seasonal because many North American OE customers typically close assembly plants for two weeks in July for model year changeovers and for an additional week during the December holiday season. OE customers in Europe historically shut down vehicle production during portions of July and August and one week in December. Shut-down periods in the rest of world generally vary by country. The aftermarket experiences seasonal fluctuations in sales due to demands caused by weather and driving patterns. Historically, Federal-Mogul’s sales and operating profits have been the strongest in the second quarter.

Employee Relations

Federal-Mogul had approximately 55,600 employees as of March 31, 2018. Various unions represent approximately 32% of Federal-Mogul’s U.S. hourly employees and approximately 79% of Federal-Mogul’s non-U.S. hourly employees. With the exception of two facilities in the U.S., most of Federal-Mogul’s unionized manufacturing facilities have their own contracts with their own expiration dates and, as a result, no contract expiration date affects more than one facility.

Effect of Environmental Regulations

Federal-Mogul’s operations, consistent with those of the manufacturing sector in general, are subject to numerous existing and proposed laws, and governmental regulations designed to protect the environment, particularly regarding plant wastes and emissions, and solid waste disposal. Capital expenditures for property, plant, and equipment for environmental control activities did not have a material effect on Federal-Mogul’s financial position or cash flows during the three months ended March 31, 2018 and the year ended December 31, 2017 and are not expected to have a material effect on its financial position or cash flows for the remainder of 2018.

Intellectual Property

Federal-Mogul holds in excess of 6,500 patents and patent applications on a worldwide basis, of which more than 1,200 have been filed in the U.S. Of the approximately 6,500 patents and patent applications, approximately 30% are in production use and/or are licensed to third parties, and the remaining 70% are being considered for future production use or provide a strategic technological benefit to Federal-Mogul.

Federal-Mogul does not materially rely on any single patent, nor will the expiration of any single patent materially affect its business. Federal-Mogul’s current patents expire over various periods into the year 2040. Federal-Mogul is actively introducing and patenting new technology to replace formerly patented technology before the expiration of the existing patents. In the aggregate, Federal-Moguls’ worldwide patent portfolio is materially important to its business because it enables Federal-Mogul to achieve technological differentiation from its competitors.

Federal-Mogul also maintains more than 6,600 active trademark registrations and applications worldwide.

Segment Reporting Data

Operating segment data and principal geographic area data for the three months ended March 31, 2018 and for the years ended December 31, 2017, 2016, and 2015 are summarized in Note 17 and Note 20, Operations by Reporting Segment, included in the unaudited condensed consolidated and audited consolidated financial statements of Federal-Mogul incorporated by reference into this proxy statement.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Executive Overview

Federal-Mogul’s Business

Federal-Mogul is a diversified, global supplier of automotive products to a variety of end markets. Federal-Mogul has two business segments that principally focus on discrete markets, each with a chief executive officer reporting to the Federal-Mogul board of directors. Powertrain focuses on OE powertrain products for automotive, heavy-duty and industrial applications. Motorparts sells and distributes a broad portfolio of products in the global vehicle aftermarket, while also serving OEMs with vehicle products including brakes, wipers and, to a limited extent, chassis components.

For more than a century, Federal-Mogul has developed the innovative products its customers need to produce the next generation of vehicles and maintain the present vehicle population. Federal-Mogul is a preferred provider to its customers as a result of its global engineering, manufacturing, distribution and customer service capabilities. Federal-Mogul continues to develop new technologies that improve fuel economy, reduce emissions and enhance durability, safety and vehicle performance. As a result, Federal-Mogul believes that it is uniquely positioned to effectively manage the life cycle of a broad range of OE products and OES and aftermarket products to a diverse customer base.

Financial Results for the Three Months Ended March 31, 2018

Consolidated net sales were $2,099 million, an increase of $124 million, or 6.3%. The increase was primarily driven by a favorable effect of foreign currency exchange of $139 million and a 0.2% increase in sales volumes of $3 million (which included a $9 million unfavorable effect from divestitures).

Cost of products sold was $1,800 million, an increase of $140 million, or 8.4%. The increase was primarily driven by a $132 million unfavorable effect of foreign currency exchange, $2 million in incremental costs related to higher sales volumes, and $6 million of additional costs from net performance and other.

Gross profit decreased by $16 million to $299 million, or 14.2% of sales, for the three months ended March 31, 2018 compared to $315 million, or 15.9% of sales, for the three months ended March 31, 2017. The decrease was primarily driven by the unfavorable effects of net performance and other of $24 million, which is mainly driven by pricing. This was partially offset by the favorable effects of higher sales volumes (net of changes in mix) of $1 million, and a $7 million favorable effect of foreign currency exchange.

For the three months ended March 31, 2018:

•	Net income attributable to Federal-Mogul was $26 million, down from $49 million, primarily driven by a decrease in gross profit of $16 million and an increase in selling, general, and administrative expenses of $14 million, which included an increase in depreciation expense of $5 million.

•	Total debt, including short-term debt and current portion of long-term debt, increased by $37 million primarily due to the unfavorable effects of foreign exchange on the Euro Notes (as defined below). On February 23, 2018, Federal-Mogul renegotiated its revolving line of credit in the U.S. which resulted in an increase in its borrowing capacity of $25 million and an extension of the maturity date to February 23, 2023. Federal-Mogul had $247 million of cash and $416 million of availability under its credit facilities at March 31, 2018.

Financial Results for the Year Ended December 31, 2017

Consolidated net sales were $7,879 million, an increase of $445 million, or 6.0%. The increase was primarily driven by a 5.8% increase in sales volumes of $434 million (which included a $39 million benefit from acquisitions) and a favorable effect of foreign currency exchange of $58 million. This was partially offset by a $47 million unfavorable effect of other which primarily consists of commercial actions and customer pricing.

Cost of products sold was $6,688 million for the year ended December 31, 2017, an increase of $400 million or 6.4%. The increase was primarily driven by $312 million in incremental costs related to higher sales volumes attributable to organic growth and acquisitions, $21 million of additional costs on net performance and other, and a $67 million unfavorable effect of foreign currency exchange.

Gross profit increased by $45 million to $1,191 million or 15.1% of sales, for the year ended December 31, 2017 compared to $1,146 million, or 15.4% of sales, for the year ended December 31, 2016. The increase was primarily driven by the favorable effects of higher sales volumes (net of changes in mix) of $122 million, which includes the effect from acquisitions. This was partially offset by the unfavorable effects of net performance and other of $68 million, which is mainly driven by pricing, and depreciation, and a $9 million unfavorable effect of foreign currency exchange.

For the year-ended December 31, 2017:

•	Net income attributable to Federal-Mogul was $350 million which included restructuring charges and asset impairments, net of $37 million, goodwill and intangible impairment expense, net of $11 million, and a $190 million income tax benefit.

•	Restructuring charges and asset impairments, net were comprised of $15 million related to Powertrain and $22 million related to Motorparts. This charge includes $21 million of costs related to severance and other charges, net primarily focused on optimizing Federal-Mogul’s cost structure. The charges include severance related costs and other charges of $10 million in EMEA, $7 million in North America, and $4 million in ROW. In addition, there was $3 million in asset impairments in North America, and $4 million in ROW for Motorparts and $9 million in asset impairments in EMEA for Powertrain.

•	Total debt, including short-term debt and current portion of long-term debt, increased by $105 million. During the year ended December 31, 2017, Federal-Mogul issued an aggregate principal amount of €415 million 4.875% Senior Secured Notes due 2022 (the “4.875% Euro Fixed Rate Notes”), €300 million in aggregate principal amount of Floating Rate Senior Secured Notes due 2024 (the “Euro Floating Rate Notes”), and €350 million 5.000% Senior Secured Notes due 2024 (the “5.000% Euro Fixed Rate Notes”, and collectively with the 4.875% Euro Fixed Rate Notes and Euro Floating Rate Notes, the “Euro Notes”). Proceeds from the issuance of the Euro notes were $1,171 million which were used to repay Federal-Mogul’s Tranche B term loan in the amount of $684 million, including accrued interest, repay $85 million of outstanding balance on Federal-Mogul’s U.S. revolving line of credit, repay $393 million, including accrued interest, of the outstanding balance on its Tranche C term loan, and pay $7 million of fees and expenses related to the issuance of the notes. Federal-Mogul recognized a $4 million loss on the extinguishment of debt during year ended December 31, 2017. Federal-Mogul had $319 million of cash and cash equivalents and $386 million of availability under its credit facilities at December 31, 2017.

Recent Trends and Market Conditions

There is inherent uncertainty in the continuation of the trends discussed below. In addition, there may be other factors or trends that can have an effect on Federal-Mogul’s business. Federal-Mogul’s business and operating results are affected by the relative strength of:

General economic conditions: Federal-Mogul’s OE business is directly related to automotive sales and automotive vehicle production by its customers. Automotive sales depend on a number of factors, including global and regional economic conditions. Demand for aftermarket products is driven by three primary factors including: the number of vehicles in operation; the average age of vehicles; and vehicle usage trends (primarily distance traveled).

Global vehicle production levels: Global light vehicle production increased by 0.9% in the three months ended March 31, 2018. European light vehicle production rose 3.3%. North American light vehicle production decreased 2.9%, with positive growth in Mexico, and negative growth in the U.S. and Canada. Light vehicle production in the Asia-Pacific region increased by 0.4%, with positive growth in India and Japan and negative growth in China and Korea. South America also posted an increase during the three months ended March 31, 2018, up 11.4%.

Global commercial vehicle production increased by 14.4% in the three months ended March 31, 2018. European commercial vehicle production rose 0.9% and the Asia-Pacific region rose 16.7%, with positive growth in China and India. South America posted an increase during the three months ended March 31, 2018, up 26.3%. There was a 19.4% increase in commercial vehicle production in Federal-Mogul’s primary market of North America.

Global vehicle sales levels: Global light vehicle sales increased by 2.4% in the three months ended March 31, 2018. European light vehicle sales rose 2.4% and North American vehicles sales increased 1.0%, with positive growth in the U.S. and Canada, and negative growth in Mexico. Light vehicle sales in the Asia-Pacific region increased 2.1%. South America posted an increase during the three months ended March 31, 2018, up 13.7%.

Global commercial vehicle sales were up 16.1% in the three months ended March 31, 2018. European commercial vehicles sales rose 5.3% and the Asia-Pacific region was up 16.7%, with strong growth in China and India. South America posted an increase for the three months ended March 31, 2018, up 37.1%. There was a 21.8% increase in Federal-Mogul’s primary market of North America.

Part replacement trends: The strength of Federal-Mogul’s aftermarket business is influenced by several key drivers. These include the vehicle population (or “parc”), average vehicle age, fuel prices, and vehicle distance traveled. The vehicle parc is estimated to have expanded in most major markets, including the U.S., China, and Germany. Average vehicle ages also increased, despite growth in new vehicle sales, in most regions. Vehicle distance traveled varies by region and is sensitive to several factors, including fuel prices, and transportation alternatives.

Geopolitical risk: Federal-Mogul conducts business globally, which subjects it to numerous risks and uncertainties. For example, Federal-Mogul has operations in the U.K. which may be materially affected by the U.K.‘s referendum to leave the European Union, which has created uncertainty in both the U.K. and Europe. Federal-Mogul also has an interest in a Turkish joint venture, which may be affected by recent turmoil in that region. In addition, there could be potential changes in trade agreements and new or changed tariffs in the U.S.

Foreign currencies: Given the global nature of Federal-Mogul’s operations, it is subject to fluctuations in foreign exchanges rates and there has been significant volatility in foreign currency rates.

Critical Accounting Estimates

Federal-Mogul’s unaudited condensed consolidated and audited consolidated financial statements incorporated by reference into this proxy statement have been prepared in conformity with GAAP. Accordingly, its significant accounting policies have been disclosed in Note 2, Basis of Presentation and Summary of Significant Accounting Policies, included in the unaudited condensed consolidated and audited consolidated financial statements of Federal-Mogul incorporated by reference into this proxy statement. Federal-Mogul provides enhanced information that supplements such disclosures for accounting estimates when the estimate involves matters that are highly uncertain at the time the accounting estimate is made and different estimates or changes to an estimate could have a material effect on the reported financial position, changes in financial condition, or results of operations.

When more than one accounting principle, or the method of its application, is generally accepted, management selects the principle or method it considers to be the most appropriate given the specific circumstances. Application of these accounting principles requires Federal-Mogul to make estimates about the future resolution of existing uncertainties. Estimates are typically based upon historical experience, current trends, contractual documentation, and other information, as appropriate. Due to the inherent uncertainty involving estimates, actual results reported in the future may differ from those estimates. In preparing the financial statements, Federal-Mogul has made its best estimates and judgments of the amounts and disclosures included in the financial statements, giving due regard to materiality. The following summarizes Federal-Mogul’s critical accounting policies.

Pension Plans and Other Postretirement Benefit Plans

Federal-Mogul sponsors defined benefit pension plans and postretirement plans for certain employees and retirees around the world. Federal-Mogul’s defined benefit plans are accounted for on an actuarial basis, which requires the selection of various assumptions, including an expected long-term rate of return, discount rate, mortality rates of participants, and expectation of mortality improvement.

Differences in actual experience or changes in assumptions may materially affect the pension and postretirement benefit plan obligations. Actual results that differ from assumptions are accumulated in net actuarial gains and losses which are subject to amortization and expensed over future periods. The unamortized pre-tax actuarial loss on Federal-Mogul’s pension plans was $487 million at March 31, 2018, and $491 million and $544 million at December 31, 2017 and 2016. Federal-Mogul expects to recognize amortization expense of $18 million in 2018.

Assumptions used to calculate benefit obligations as of the end of a fiscal year directly affect the expense to be recognized in future periods. The primary assumptions affecting Federal-Mogul’s accounting for pension and postretirement benefit plan obligations as of December 31, 2017 are as follows:

•	Long-term rate of return on plan assets: In December 2017, an investment return analysis was completed for the U.S. pension plans. The analysis resulted in changes to the expected long-term rate of return on assets and is designed to approximate a long-term prospective rate. The long-term rate of return on assets decreased from 5.55% at December 31, 2016 to 5.50% at December 31, 2017. The expected long-term rate of return on plan assets used in determining pension expense for non-U.S. plans is determined in a similar manner to the U.S. plans and the weighted average return on assets increased from 3.05% at December 31, 2016 to 3.26% at December 31, 2017.

•	Discount rate: The discount rate assumption is established at the measurement date. In the U.S., Federal-Mogul uses a cash flow matching approach that uses projected cash flows matched to spot rates along a high quality corporate yield curve to determine the present value of cash flows to calculate a single equivalent discount rate. The benefit obligation for pension plans in Belgium, France, and Germany represents 90% of the non-U.S. pension benefit obligation at December 31, 2017. The discount rates for these plans are determined using a cash flow matching approach similar to the U.S. approach.

The weighted-average discount rates used to calculate net periodic benefit cost for the 2017 and year-end obligations as of December 31, 2017 were as follows:

	Pension Benefits		Other Postretirement Benefits
	U.S. Plans	Non-U.S. Plans
Used to calculate net periodic benefit cost	3.90%	2.03%	3.98%
Used to calculate benefit obligations	3.50%	2.26%	3.68%

•	Mortality assumptions: Federal-Mogul has reviewed the mortality improvement tables published by the Society of Actuaries in the year ended December 31, 2017 and determined that its current assumptions are appropriate to measure its December 31, 2017 U.S. pension plans’ obligations.

•	Health care cost trend: Federal-Mogul reviews external data and its historical trends for health care costs to determine the health care cost trend rate. The assumed health care cost trend rate used to measure next year’s postretirement health care benefits is 6.41% for health care and drug costs, both declining to an ultimate trend rate of 5.00% in 2022.

The following table illustrates the sensitivity to a change in certain assumptions for Federal-Mogul’s pension and postretirement benefit plan obligations. The changes in these assumptions have no effect on Federal-Mogul’s funding requirements.

	Pension Benefits				Other Postretirement Benefits
	U.S. Plans		Non-U.S. Plans
	Change in 2018 pension expense	Change in PBO	Change in 2018 pension expense	Change in PBO	Change in 2018 expense	Change in PBO
	(in millions)
25 basis point (“bp”) decrease in discount rate	$(1)	$29	$1	$20	$—	$6
25 bp increase in discount rate	$1	$(28)	$(1)	$(19)	$—	$(6)
25 bp decrease in return on assets rate	$2	n/a	$—	n/a	n/a	n/a
25 bp increase in return on assets rate	$(2)	n/a	$—	n/a	n/a	n/a

The assumed health care trend rate has a significant effect on the amounts reported for Federal-Mogul’s postretirement benefit plan obligations. The following table illustrates the sensitivity to a change in the assumed health care trend rate:

	Total service and interest cost	APBO
	(in millions)
100 bp increase in health care cost trend rate	$1	$23
100 bp decrease in health care cost trend rate	$(1)	$(20)

Environmental Matters

Environmental remediation liabilities are recognized when a loss is probable and can be reasonably estimated. Such liabilities generally are not subject to insurance coverage. The cost of each environmental remediation is estimated by engineering, financial, and legal specialists based on current law and considers the estimated cost of investigation and remediation required and the likelihood that, where applicable, other responsible parties will be able to fulfill their legal obligations and commitments. The process of estimating environmental remediation liabilities is complex and dependent primarily on the nature and extent of historical information and physical data relating to a contaminated site, the complexity of the site, the uncertainty as to what remediation and technology will be required, and the outcome of discussions with regulatory agencies and, if applicable, other responsible parties. In future periods, new laws or regulations, advances in remediation technologies and additional information about the ultimate remediation methodology to be used could significantly change Federal-Mogul’s estimates. Refer to Note 15 and Note 17, Commitments and Contingencies, included in the unaudited condensed consolidated and audited consolidated financial statements of Federal-Mogul incorporated by reference into this proxy statement. Federal-Mogul cannot ensure environmental requirements will not change or become more stringent over time or its eventual environmental costs and liabilities will not exceed the amount of current reserves. In the event such liabilities were to significantly exceed the amounts recorded, Federal-Mogul’s results of operations could be materially affected.

Valuation of Long-Lived Assets, Definite-Lived Intangible Assets, and Expected Useful Lives

Federal-Mogul monitors its long-lived and definite-lived assets for impairment indicators on an ongoing basis. If impairment indicators exist, Federal-Mogul performs the required impairment analysis by comparing the undiscounted cash flows expected to be generated from the long-lived assets to the related net book values. If the net book value exceeds the undiscounted cash flows, an impairment loss is measured and recognized. Even if an impairment charge is not required, a reassessment of the useful lives over which depreciation or amortization is being recognized may be appropriate based on Federal-Mogul’s assessment of the recoverability of these assets. Federal-Mogul estimates cash flows and fair value using internal budgets based on recent sales data, independent automotive production volume estimates and customer commitments, and review of appraisals. The key factors which affect Federal-Mogul’s estimates are (1) future production estimates; (2) customer preferences and decisions; (3) product pricing; (4) manufacturing and material cost estimates; and (5) product life / business retention. Any differences in actual results from the estimates could result in fair values different from the estimated fair values, which could materially affect Federal-Mogul’s future results of operations and financial condition. Federal-Mogul believes the projections of anticipated future cash flows and fair value assumptions are reasonable; however, changes in assumptions underlying these estimates could affect Federal-Mogul’s valuations.

Goodwill and Indefinite-lived Intangible Asset Impairment Testing

Federal-Mogul reviews goodwill for impairment annually, or more frequently if events or changes in circumstances indicate goodwill might be impaired. Federal-Mogul performs impairment assessments at the reporting unit level. If the carrying amount of goodwill exceeded the reporting unit’s implied fair value, Federal-Mogul would recognize an impairment loss for the excess. Assumptions used in the discounted cash flow analysis that have the most significant effect on the estimated fair value of Federal-Mogul’s reporting units are the weighted average cost of capital and revenue growth-rates.

Federal-Mogul has eight reporting units that have goodwill as of March 31, 2018 and December 31, 2017. The following table categorizes Federal-Mogul’s goodwill by reporting unit as of October 1, 2017 according to the level of excess between the reporting unit’s fair value and carrying value:

	Fair Value Exceeds Carrying Value	Goodwill
Reporting Unit 1	< 10%	$78
Reporting Units 2-8	> 10%	607

		$685

Federal-Mogul performs an annual impairment analysis of its trademarks and brand names, or more frequently if events or changes in circumstances indicate the assets might be impaired. Federal-Mogul performs a quantitative assessment of estimating fair values based upon the prospective stream of hypothetical after-tax royalty cost savings discounted at rates that reflect the rates of return appropriate for these intangible assets. The primary, and most sensitive, input utilized in determining the fair values of trademarks and brand names is branded product sales. Federal-Mogul performed a sensitivity analysis on its trademarks and brand names and determined a one percentage point decrease in its projected future sales growth rates within each aftermarket product line would not result in additional impairment charges.

Income Taxes

When establishing a valuation allowance, Federal-Mogul considers future sources of taxable income such as “future reversals of existing taxable temporary differences, future taxable income exclusive of reversing temporary differences and carryforwards” and “tax planning strategies.” A tax planning strategy is defined as “an action that: is prudent and feasible; an enterprise ordinarily might not take, but would take to prevent an operating loss or tax credit carryforward from expiring unused; and would result in realization of deferred tax assets.” In the event Federal-Mogul determines it is more likely than not the deferred tax assets will not be realized in the future, the valuation adjustment to the deferred tax assets will be charged to earnings in the period in which Federal-Mogul makes such a determination. The valuation of deferred tax assets requires judgment and accounting for the deferred tax effect of events that have been recorded in the financial statements or in tax returns and Federal-Mogul’s future projected profitability. Changes in Federal-Mogul’s estimates, due to unforeseen events or otherwise, could have a material effect on Federal-Mogul’s financial condition and results of operations.

Federal-Mogul calculates its current and deferred tax provision based on estimates and assumptions that could differ from the actual results reflected in income tax returns filed in subsequent years. Adjustments based on filed returns are recorded when identified. The amount of income taxes Federal-Mogul pays is subject to ongoing audits by federal, state, and foreign tax authorities. Federal-Mogul’s estimate of the potential outcome of any uncertain tax issue is subject to management’s assessment of relevant risks, facts, and circumstances existing at that time. Federal-Mogul uses a more-likely-than-not threshold for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. Federal-Mogul records a liability for the difference between the benefit recognized and measured and tax position taken or expected to be taken on Federal-Mogul’s tax return. To the extent Federal-Mogul’s assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made. Federal-Mogul reports tax-related interest and penalties as a component of income tax expense. Federal-Mogul does not believe there is a reasonable likelihood there will be a material change in the tax related balances or valuation allowance balances. However, due to the complexity of some of these uncertainties, the ultimate resolution may be materially different from the current estimate. Refer to Note 16, Income Taxes, included in the audited consolidated financial statements of Federal-Mogul incorporated by reference into this proxy statement.

Non-GAAP Measures

Federal-Mogul utilizes Operational EBITDA as the key performance measure of segment profitability and uses the measure in its financial and operational decision making processes, for internal reporting, and for planning and forecasting purposes to effectively allocate resources. Operational EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation, and amortization), as adjusted for additional amounts. Examples of these adjustments include impairment charges related to goodwill, other long-lived assets, and investments; restructuring charges; certain gains or losses on the settlement/extinguishment of obligations; and receivable financing charges. During 2015, Federal-Mogul modified its definition of Operational EBITDA to adjust for financing charges related to certain receivable financing programs.

Operational EBITDA presents a performance measure exclusive of capital structure and the method by which net assets were acquired, disposed of, or financed. Federal-Mogul believes this measure provides additional transparency into its core operations and is most reflective of the operational profitability or loss of Federal-Mogul’s operating segments and reporting units. The measure also allows management and investors to view operating trends, perform analytical comparisons and benchmark performance between periods and among operating segments.

Operational EBITDA should not be considered a substitute for results prepared in accordance with GAAP and should not be considered an alternative to net income, which is the most directly comparable financial measure to Operational EBITDA that is in accordance with GAAP. Operational EBITDA, as determined and measured by Federal-Mogul, should not be compared to similarly titled measures reported by other companies.

Effective January 1, 2018, Federal-Mogul adopted ASU 2017-07, Retirement Benefits. As a result of adoption, the service cost component of net periodic pension and postretirement benefit expense is presented in operating income and all other components of net periodic benefit cost are presented in non-operating income. Federal-Mogul used the retrospective application method as required by the new standard and applied the practical expedient that permits it to use the amounts disclosed in its pension and other postretirement benefit plan note for the prior comparative periods as the estimation basis for applying the retrospective presentation requirements. During 2018, Federal-Mogul also modified its definition of Operational EBITDA to adjust for the non service cost components of its pension and postretirement benefits expense. Prior periods presented herein have been adjusted to conform to this definition.

RESULTS OF OPERATIONS

The following discussion of Federal-Mogul’s results of operations should be read in connection with “Risk Factors,” and “Business” included in this proxy statement. These items provide additional relevant information regarding the business, Federal-Mogul’s strategy, and the various industry dynamics in the OE market and the aftermarket which have a direct and significant effect on Federal-Mogul’s results of operations, as well as the risks associated with Federal-Mogul’s business.

Consolidated Results – Three Months Ended March 31, 2018 and 2017

	Three Months Ended March 31		Favorable / (unfavorable)
	2018	2017
	(in millions)
Consolidated Statement of Operations Data
Net sales	$2,099	$1,975	$124
Cost of products sold	(1,800)	(1,660)	(140)

Gross profit	299	315	(16)
Selling, general and administrative expenses	(208)	(194)	(14)
Restructuring charges and asset impairments, net	—	(8)	8
Amortization expense	(12)	(15)	3
Other income (expense), net	(7)	(1)	(6)
Interest expense, net	(43)	(36)	(7)
Non service pension and other postretirement benefits expense	(5)	(9)	4
Loss on extinguishment of debt	—	(2)	2
Equity earnings of nonconsolidated affiliates	20	18	2
Income tax (expense) benefit	(15)	(16)	1

Net income (loss)	29	52	(23)

Net (income) attributable to noncontrolling interests	(3)	(3)	—

Net income (loss) attributable to Federal-Mogul	$26	$49	$(23)

Comparison of Three Months Ended March 31, 2018 vs. Three Months Ended March 31, 2017

Net sales:

Consolidated net sales increased by $124 million compared to the three months ended March 31, 2017. The increase was primarily driven by a favorable effect of foreign currency exchange of $139 million and a 0.2% increase in sales volumes of $3 million (which included a $9 million unfavorable effect from divestitures). This was partially offset by an $18 million unfavorable effect of other which primarily consists of commercial actions and customer pricing.

Cost of products sold:

Cost of products sold increased by $140 million compared to the three months ended March 31, 2017. The increase was primarily driven by an unfavorable effect of foreign currency exchange of

$132 million, $2 million in incremental costs related to higher sales volumes, and $6 million of additional costs on net performance and other.

Gross profit:

Gross profit as a percentage of sales, for the three months ended March 31, 2018 was 14.2% compared to 15.9% for the three months ended March 31, 2017. Gross profit decreased by $16 million compared to the three months ended March 31, 2017. The decrease was primarily driven by the unfavorable effects of net performance and other of $24 million, which is mainly driven by pricing. This was partially offset by the favorable effects of higher sales volumes (net of changes in mix) of $1 million, and a $7 million favorable effect of foreign currency exchange.

Selling, general and administrative expense:

Selling, general and administrative expenses (“SG&A”) as a percentage of sales was 9.9% for the three months ended March 31, 2018 as compared to 9.8% for the three months ended March 31, 2017. This increase of $14 million is primarily attributable to higher compensation costs. SG&A includes R&D costs, including product and validation costs of $53 million and $48 million for the three months ended March 31, 2018 and 2017.

Restructuring charges and asset impairments, net:

Restructuring charges and asset impairments, net decreased by $8 million for the three months ended March 31, 2018 compared to the three months ended March 31, 2017. The decrease is primarily related to lower severance and other charges incurred during the three months ended March 31, 2018.

Amortization expense:

Amortization expense decreased by $3 million for the three months ended March 31, 2018 as compared to the three months ended March 31, 2017 due to the full amortization of certain definite-lived intangible assets.

Other income (expense), net:

Other income (expense), net increased by $6 million for the three months ended March 31, 2018 as compared to the three months ended March 31, 2017. The primary reason for the net increase was related to a $5 million charge for a purchase price contingency, which was substantially offset by $4 million of favorable effects of foreign currency transactions recognized during the three months ended March 31, 2018, as compared to the three months ended March 31, 2017. During the three months ended March 31, 2017, Federal-Mogul recognized a $6 million gain on the termination of a customer contract, which was partially offset by a loss on sale of investment in a nonconsolidated affiliate of $2 million.

Interest expense, net:

Net interest expense increased $7 million for the three months ended March 31, 2018. This increase is primarily attributable to higher borrowings and interest rates under Federal-Mogul’s revolver and Euro Notes.

Non service pension and other postretirement benefits expense:

Non service pension and postretirement expense decreased $4 million for three months ended March 31, 2018. This decrease is mainly attributable to an increase in the long-term rate of return assumption for the U.S. defined benefit pension plans at December 31, 2017, which increased the expected return on plan assets and reduced the expense recognized during the three months ended March 31, 2018.

Loss on extinguishment of debt:

Loss on debt extinguishment decreased by $2 million for the three months ended March 31, 2018. This decrease is due to the write-off of prior debt issuance costs and original issue discounts associated with the Tranche B and C term loans paid down with the proceeds from the issuance of the Euro notes during the three months ended March 31, 2017.

Equity earnings of nonconsolidated affiliates:

Equity in earnings of nonconsolidated affiliates increased by $2 million for the three months ended March 31, 2018 compared to the three months ended March 31, 2017. The increase was primarily driven by increased earnings at Federal-Mogul’s nonconsolidated affiliates in Turkey.

Income tax (expense) benefit:

For the three months ended March 31, 2018, an income tax expense of $15 million was recorded on income from continuing operations before income taxes of $44 million, compared to income tax expense of $16 million on income from continuing operations before income taxes of $68 million for the three months ended March 31, 2017. Income tax expense for the three months ended March 31, 2018 and 2017 differs from the U.S. statutory rate due primarily to pre-tax income taxed at rates higher than the U.S. statutory rate and pre-tax losses with no tax benefit.

Reporting Segment Results – Three Months Ended March 31, 2018 vs. Three Months Ended March 31, 2017

2018 Sales Analysis:

Sales by Region:					Volume Increase (Decrease) by Region:
					Excluding Divestitures		Including Divestitures
	Powertrain	%	Motorparts	%	Powertrain	Motorparts	Powertrain	Motorparts
	(in millions)				(in millions)
North America	$455	34%	$438	52%	$4	$(31)	$(2)	$(31)
EMEA	613	47%	329	39%	15	1	15	1
ROW	249	19%	82	9%	14	9	14	6

	$1,317	100%	$849	100%	$33	$(21)	$27	$(24)

	Powertrain	Motorparts	Inter- segment Elimination	Total Reporting Segment
	(in millions)
2017 Sales	$1,212	$826	$(63)	$1,975
External sales volumes	33	(21)	—	12
Inter-segment sales volumes	3	1	(4)	—
Divestitures	(6)	(3)	—	(9)
Other	(13)	(5)	—	(18)
Foreign currency	88	51	—	139

2018 Sales	$1,317	$849	$(67)	$2,099

Other: Primarily represents commercial actions and customer pricing.

2018 Cost of Products Sold Analysis:

	Powertrain	Motorparts	Inter- segment Elimination	Total Reporting Segment
	(in millions)
2017 Cost of Products Sold	$(1,054)	$(669)	$63	$(1,660)
Sales volumes / mix	(20)	14	4	(2)
Performance and other	(6)	—	—	(6)
Foreign currency	(86)	(46)	—	(132)

2018 Cost of Products Sold	$(1,166)	$(701)	$67	$(1,800)

Performance and other: Performance and other includes the unfavorable effect of material and service sourcing offset by a favorable benefit from productivity.

2018 Gross Profit Analysis:

	Powertrain	Motorparts	Inter- segment Elimination	Total Reporting Segment
	(in millions)
2017 Gross Profit	$158	$157	$—	$315
Sales volumes / mix	10	(9)	—	1
Performance and other	(19)	(5)	—	(24)
Foreign currency	2	5	—	7

2018 Gross Profit	$151	$148	$—	$299

2018 Operational EBITDA Analysis:

	Powertrain	Motorparts	Inter- segment Elimination	Total Reporting Segment
	(in millions)
2017 Operational EBITDA	$139	$84	$—	$223
Sales volumes / mix	9	(14)	—	(5)
Performance and other	(23)	(3)	—	(26)
Equity earnings in nonconsolidated affiliates	—	1	—	1
Other income (expense)	(2)	3	—	1
Foreign currency	9	2	—	11

2018 Operational EBITDA	$132	$73	$—	$205

Reconciliation of Operational EBITDA to Net income (loss):

	Three Months Ended March 31
	2018	2017
	(in millions)
Powertrain	$132	$139
Motorparts	73	84

Total Operational EBITDA	$205	$223
Items required to reconcile Operational EBITDA to EBITDA:
Restructuring charges and asset impairments, net (a)	$—	$(8)
Loss on sale of investment in nonconsolidated affiliate	—	(2)
Financing charges	(5)	(4)
Loss on extinguishment of debt	—	(2)
Purchase price contingency	(5)	—
Transaction related costs	(1)	(1)
Non service pension and other postretirement benefits expense	(5)	(9)
Other	(2)	2

EBITDA	$187	$199
Items required to reconcile EBITDA to net income (loss):
Depreciation and amortization	$(100)	$(95)
Interest expense, net	(43)	(36)
Income tax (expense) benefit	(15)	(16)

Net income (loss)	$29	$52

	Three Months Ended March 31
Footnotes:	2018	2017

	(in millions)
(a) Restructuring charges and asset impairments, net:
Restructuring charges related to severance and other charges, net	$—	$(7)
Asset impairments, including impairments related to restructuring activities	—	(1)

	$—	$(8)

Consolidated Results – Years ended December 31, 2017, 2016 and 2015

	Year Ended December 31			Favorable/(Unfavorable)
	2017	2016	2015	2017 v 2016	2016 v 2015
	(in millions)
Consolidated Statement of Operations Data
Net sales	$7,879	$7,434	$7,419	$445	$15
Cost of products sold	(6,688)	(6,288)	(6,331)	(400)	43

Gross profit	1,191	1,146	1,088	45	58
Selling, general and administrative expenses	(804)	(787)	(778)	(17)	(9)
Goodwill and intangible impairment expense, net	(11)	(6)	(94)	(5)	88
Restructuring charges and asset impairments, net	(37)	(44)	(121)	7	77
Amortization expense	(58)	(58)	(59)	—	1
Other income (expense), net	9	21	(5)	(12)	26
Interest expense, net	(148)	(145)	(138)	(3)	(7)
Non service pension and other postretirement benefits expense	(35)	(41)	(30)	6	(11)
Loss on debt extinguishment	(4)	—	—	(4)	—
Equity earnings of nonconsolidated affiliates, net of tax	68	59	56	9	3
Income tax (expense) benefit	190	(55)	(30)	245	(25)

Net income (loss) from continuing operations	361	90	(111)	271	201
Gain (loss) from discontinued operations, net of tax	—	—	7	—	(7)

Net income (loss)	361	90	(104)	271	194
Net (income) loss attributable to noncontrolling interests	(11)	(8)	(6)	(3)	(2)

Net income (loss) attributable to Federal-Mogul	$350	$82	$(110)	$268	$192

Comparison of Year Ended December 31, 2017 to Year Ended December 31, 2016

Net sales:

Consolidated net sales increased by $445 million compared to the year ended December 31, 2016. The increase was primarily driven by a 5.8% increase in sales volumes of $434 million (which included a $39 million benefit from acquisitions) and a favorable effect of foreign currency exchange of $58 million. This was partially offset by a $47 million unfavorable effect of other which primarily consists of commercial actions and customer pricing.

Cost of products sold:

Cost of products sold increased by $400 million compared to the year ended December 31, 2016. The increase was primarily driven by $312 million in incremental costs related to higher sales volumes attributable to organic growth and acquisitions, $21 million of additional costs on net performance and other, and a $67 million unfavorable effect of foreign currency exchange.

Gross profit:

Gross profit as a percentage of sales for the year ended December 31, 2017 was 15.1% compared to 15.4% for the year ended December 31, 2016. Gross profit increased by $45 million compared to the year ended December 31, 2016. The increase was primarily driven by the favorable effects of higher sales volumes (net of changes in mix) of $122 million, which includes the effect from acquisitions. This was partially offset by the unfavorable effects of net performance and other of $68 million, which is mainly driven by pricing, and depreciation, and a $9 million unfavorable effect of foreign currency exchange.

Selling, general and administrative expense:

SG&A as a percentage of sales, was 10.2% for the year ended December 31, 2017 as compared to 10.6% for the year ended December 31, 2016. This increase of $17 million is primarily attributable to higher compensation costs, including pension costs, of $27 million, which was partially offset by a reduction in legal and professional services of $7 million. SG&A includes R&D costs, including product and validation costs of $195 million and $192 million for the years ended December 31, 2017 and December 31, 2016.

Goodwill and intangible impairment expense, net:

Goodwill and intangible impairment charges increased by $5 million for the year ended December 31, 2017. During the year ended December 31, 2017, an impairment charge of $3 million was recorded as a result of an impairment analysis that was triggered from the sale of certain assets and liabilities of one of Federal-Mogul’s reporting units in its Powertrain segment. Additionally, during the year ended December 31, 2017, an impairment charge of $8 million was recorded related to the acquisition of substantially all of the assets of a development company for acquired in-process research and development. During the year ended December 31, 2016, an additional impairment charge of $6 million was recorded as a result of finalizing Federal-Mogul’s 2015 year-end step two goodwill impairment test.

Restructuring charges and asset impairments, net:

Restructuring charges and asset impairments, net decreased by $7 million for the year ended December 31, 2017 compared to the year ended December 31, 2016. The decrease is primarily related to lower severance and other charges incurred during the year ended December 31, 2017.

Amortization Expense:

Amortization expense remained consistent at $58 million for the years ended December 31, 2017 and 2016.

Other income (expense), net:

Other income (expense), net decreased by $12 million for the year ended December 31, 2017 as compared to the year ended December 31, 2016. The primary reason for the net decrease was an unfavorable effect from foreign currency of $14 million and an increase in financing charges of $3 million offset by an increase in third party royalty income of $2 million in the year ended December 31, 2017.

Interest expense, net:

Net interest expense increased $3 million for the year ended December 31, 2017. This increase is primarily attributable to higher borrowings and interest rates under Federal-Mogul’s revolver and Euro Notes.

Non service pension and other postretirement benefits expense:

Non service pension and postretirement expense decreased $6 million for the year ended December 31, 2017. The decrease is primarily attributable to a decrease in interest cost for Federal-Mogul’s U.S. pension plans.

Loss on debt extinguishment:

Loss on debt extinguishment increased by $4 million for the year ended December 31, 2017. This increase is due to the write-off of prior debt issuance costs and original issue discounts associated with the Tranche B and C term loans paid down with the proceeds from the issuance of the Euro Notes.

Equity earnings of nonconsolidated affiliates:

Equity in earnings of nonconsolidated affiliates increased by $9 million for the year ended December 31, 2017 compared to the year ended December 31, 2016. The increase was primarily driven by increased earnings at Federal-Mogul’s nonconsolidated affiliates in Turkey, China, and Korea.

Income tax (expense) benefit:

For the year ended December 31, 2017, an income tax benefit of $190 million was recorded on income from continuing operations before income taxes of $171 million, compared to income tax expense of $55 million on income from continuing operations before income taxes of $145 million for the year ended December 31, 2016. This decrease is primarily attributable to the decrease in the U.S. statutory rate from 35% in 2017 to 21% in 2018 as well as a favorable effect from changes in net operating loss carry-forward rules.

Comparison of Year Ended December 31, 2016 to Year Ended December 31, 2015

Net sales:

Consolidated net sales increased by $15 million compared to the year ended December 31, 2015. The increase was primarily driven by a 1.9% increase in sales volumes of $143 million (which included a $91 million benefit from acquisitions) and was substantially offset by a $107 million unfavorable effect of foreign currency exchange.

Cost of products sold:

Cost of products sold decreased by $43 million compared to the year ended December 31, 2015. The decrease was primarily driven by $98 million of savings from net performance and other and a $92 million favorable effect of foreign currency exchange. This was partially offset by the $147 million in incremental costs related to higher sales volumes attributable to organic growth and acquisitions.

Gross profit:

Gross profit as a percentage of sales for the year ended December 31, 2016 was 15.4% compared to 14.7% for the year ended December 31, 2015. Gross profit increased by $58 million compared to the year ended December 31, 2015. The increase was primarily driven by a $77 million favorable effect of performance and other, offset by a $15 million negative effect of foreign currency exchange.

Selling, general and administrative expense:

SG&A as a percentage of sales, was 10.6% for the year ended December 31, 2016 as compared to 10.5% for the year ended December 31, 2015. This increase of $9 million is primarily attributable to an increase in marketing expenses of $9 million, an additional $4 million from acquisitions, and higher compensation, including pension costs, which were partially offset by favorable effects of prior year bad debt charges of $8 million and foreign exchange of $8 million. SG&A includes R&D costs, including product and validation costs of $192 million and $189 million for the years ended December 31, 2016 and December 31, 2015.

Goodwill and intangible impairment expense, net:

Goodwill impairment charges decreased by $88 million for the year ended December 31, 2016. In 2016, an additional impairment charge of $6 million was recorded as a result of finalizing Federal-Mogul’s 2015 year-end step two goodwill impairment test during the year ended December 31, 2016 for one reporting unit. In 2015, an impairment charge of $56 million was recorded as a result of an analysis of interim impairment indicators in one reporting unit and an impairment charge of $44 million in three reporting units as a result of the annual impairment analysis. These charges were was partially offset by a $6 million reduction to a previously recognized impairment charge as a result of the completion of Federal-Mogul’s 2014 year-end step two goodwill analysis during the year ended December 31, 2015.

Restructuring charges and asset impairments, net:

Restructuring charges and asset impairments, net decreased by $77 million for the year ended December 31, 2016 compared to the year ended December 31, 2015. The decrease is related to higher severance and other charges in the year ended December 31, 2015, primarily related to Federal-Mogul’s restructuring efforts in EMEA and ROW aimed at optimizing its cost structure.

Amortization expense:

Amortization expense decreased by $1 million for the year ended December 31, 2016 compared to the year ended December 31, 2015.

Other income (expense), net:

Other income (expense), net increased by $26 million for the year ended December 31, 2016 as compared to the year ended December 31, 2015. The primary reason for the net increase is the recognition of a $7 million net gain on the sale of assets, as compared to $4 million for the year ended December 31, 2015. In addition, Federal-Mogul recognized a loss on disposition of an equity method investment of $11 million and segmentation costs of $4 million during the year ended December 31, 2015.

Interest expense, net:

Net interest expense increased $7 million for the year ended December 31, 2016. This increase is primarily attributable to higher borrowings and interest rates under Federal-Mogul’s credit facilities.

Non service pension and other postretirement benefits expense:

Non service pension and postretirement expense increased $11 million for the year ended December 31, 2016. The increase is mainly attributable to a decrease in the expected return on plan assets for Federal-Mogul’s U.S. pension plans which offsets the other expense components.

Equity earnings of nonconsolidated affiliates:

Equity earnings of nonconsolidated affiliates increased by $3 million for the year ended December 31, 2016 compared to the year ended December 31, 2015. The increase was primarily driven by the full year effect of one of Federal-Mogul’s China joint ventures included in the results for the year ended December 31, 2016.

Income tax (expense) / benefit:

For the year ended December 31, 2016, an income tax expense of $55 million was recorded on income from continuing operations before income taxes of $145 million, compared to income tax expense of $30 million on a loss from continuing operations before income taxes of $81 million for the year ended December 31, 2015.

Gain (loss) from discontinued operations, net of tax:

Gain (loss) from discontinued operations decreased by $7 million for the year ended December 31, 2016 compared to the year ended December 31, 2015. During 2015, Federal-Mogul recognized a $7 million adjustment (no income tax effect) to a prior year divestiture.

SEGMENT RESULTS OF OPERATIONS

Comparison of Year Ended December 31, 2017 to Year Ended December 31, 2016

2017 Sales Analysis:

Sales by Region:					Volume Increase (Decrease) by Region:
					Excluding Acquisitions		Including Acquisitions
	Powertrain	%	Motorparts	%	Powertrain	Motorparts	Powertrain	Motorparts
	(in millions)				(in millions)
North America	$1,768	37%	$1,835	55%	$111	$5	$111	$45
EMEA	2,099	44%	1,194	36%	107	21	108	20
ROW	925	19%	312	9%	111	40	111	39

	$4,792	100%	$3,341	100%	$329	$66	$330	$104

	Powertrain	Motorparts	Inter- segment Elimination	Total Reporting Segment
	(in millions)
2016 Sales	$4,463	$3,215	$(244)	$7,434
External sales volumes	329	66	—	395
Inter-segment sales volumes	7	3	(10)	—
Acquisitions	1	38	—	39
Other	(43)	(4)	—	(47)
Foreign currency	35	23	—	58

2017 Sales	$4,792	$3,341	$(254)	$7,879

Other: Primarily represents commercial actions and customer pricing.

2017 Cost of Products Sold Analysis:

	Powertrain	Motorparts	Inter- segment Elimination	Total Reporting Segment
	(in millions)
2016 Cost of Products Sold	$(3,918)	$(2,614)	$244	$(6,288)
Sales volumes / mix	(214)	(108)	10	(312)
Performance and other	(37)	16	—	(21)
Foreign currency	(42)	(25)	—	(67)

2017 Cost of Products Sold	$(4,211)	$(2,731)	$254	$(6,688)

Performance and other: Performance and other includes the unfavorable effect of material and service sourcing offset by a favorable benefit from productivity.

2017 Gross Profit Analysis:

	Powertrain	Motorparts	Inter- segment Elimination	Total Reporting Segment
	(in millions)
2016 Gross Profit	$545	$601	$—	$1,146
Sales volumes / mix	123	(1)	—	122
Performance and other	(80)	12	—	(68)
Foreign currency	(7)	(2)	—	(9)

2017 Gross Profit	$581	$610	$—	$1,191

2017 Operational EBITDA Analysis:

	Powertrain	Motorparts	Inter- segment Elimination	Total Reporting Segment
	(in millions)
2016 Operational EBITDA (a)	$497	$275	$—	$772
Sales volumes / mix	123	4	—	127
Performance and other	(73)	14	—	(59)
Equity earnings in nonconsolidated affiliates	9	—	—	9
Other costs (b)	(4)	4	—	—
Foreign currency	(16)	(8)	—	(24)

2017 Operational EBITDA (a)	$536	$289	$—	$825

(a)	Refer to “Non-GAAP Measures” in the Critical Accounting Estimates section.

(b)	Other costs include pension costs, gain (loss) on sale of assets, and other compensation related costs.

Comparison of Year Ended December 31, 2016 to Year Ended December 31, 2015

2016 Sales Analysis:

Sales by Region:					Volume Increase (Decrease) by Region:
					Excluding Acquisitions		Including Acquisitions
	Powertrain	%	Motorparts	%	Powertrain	Motorparts	Powertrain	Motorparts
	(in millions)				(in millions)
North America	$1,584	35%	$1,787	56%	$3	$(51)	$47	$(35)
EMEA	1,997	45%	1,154	36%	11	(11)	32	(11)
ROW	882	20%	274	8%	75	25	84	26

	$4,463	100%	$3,215	100%	$89	$(37)	$163	$(20)

	Powertrain	Motorparts	Inter- segment Elimination	Total Reporting Segment
	(in millions)
2015 Sales	$4,450	$3,253	$(284)	$7,419
External sales volumes	89	(37)	—	52
Inter-segment sales volumes	(41)	1	40	—
Acquisitions	74	17	—	91
Other	(52)	31	—	(21)
Foreign currency	(57)	(50)	—	(107)

2016 Sales	$4,463	$3,215	$(244)	$7,434

Other: Primarily represents commercial actions and customer pricing.

2016 Cost of Products Sold Analysis:

	Powertrain	Motorparts	Inter- segment Elimination	Total Reporting Segment
	(in millions)
2015 Cost of Products Sold	$(3,902)	$(2,713)	$284	$(6,331)
Sales volumes / mix	(115)	8	(40)	(147)
Performance	40	58	—	98
Foreign currency	59	33	—	92

2016 Cost of Products Sold	$(3,918)	$(2,614)	$244	$(6,288)

Sales Volumes: The increase is primarily due to the increase in sales in Powertrain.

Performance: Performance includes the benefit of favorable material and services sourcing, and productivity.

2016 Gross Profit Analysis:

	Powertrain	Motorparts	Inter- segment Elimination	Total Reporting Segment
	(in millions)
2015 Gross Profit	$548	$540	$—	$1,088
Sales volumes / mix	7	(11)	—	(4)
Performance and other	(12)	89	—	77
Foreign currency	2	(17)	—	(15)

2016 Gross Profit	$545	$601	$—	$1,146

2016 Operational EBITDA Analysis:

	Powertrain	Motorparts	Inter- segment Elimination	Total Reporting Segment
	(in millions)
2015 Operational EBITDA (a)	$454	$221	$—	$675
Sales volumes / mix	11	(13)	—	(2)
Performance	18	94	—	112
Equity earnings of nonconsolidated affiliates	5	—	—	5
Other costs (b)	11	(17)	—	(6)
Foreign currency	(2)	(10)	—	(12)

2016 Operational EBITDA (a)	$497	$275	$—	$772

(a)	Refer to “Non-GAAP Measures” in the Critical Accounting Estimates section.

(b)	Other costs include pension costs, bad debt expense, gain (loss) on sale of assets, and other compensation related costs.

Reconciliation of Operational EBITDA to Net income (loss):

	Year ended December 31
	2017	2016
	(in millions)
Powertrain	$536	$497
Motorparts	289	275

Total Operational EBITDA	$825	$772
Items required to reconcile Operational EBITDA to EBITDA:
Restructuring charges and asset impairments (a)	$(37)	$(44)
Goodwill and intangible impairment expense, net	(11)	(6)
Loss on debt extinguishment	(4)	—
Loss on sale of investment in nonconsolidated affiliate	(2)	—
Gain on sale of business	3	—
Financing charges	(15)	(12)
Transaction related costs	(7)	(5)
Non service pension and other postretirement benefits expense	(35)	(41)
Other	—	1

EBITDA	$717	$665
Items required to reconcile EBITDA to net income (loss):
Depreciation and amortization	$(398)	$(375)
Interest expense, net	(148)	(145)
Income tax (expense) benefit	190	(55)

Net income (loss)	$361	$90

	Year ended December 31
Footnotes:	2017	2016
	(in millions)
(a) Restructuring charges and asset impairments, net:
Restructuring charges related to severance and other charges, net	$(21)	$(27)
Asset impairments, including impairments related to restructuring activities	(16)	(17)

	$(37)	$(44)

Liquidity and Capital Resources

Operating Activities

As summarized in the table below, net cash provided from (used by) operating activities was $52 million and $129 million for the three months ended March 31, 2018 and 2017:

	Three Months Ended March 31
	2018	2017
	(in millions)
Operational cash flow before changes in operating assets and liabilities	$130	$156
Changes in operating assets and liabilities:
Accounts receivable, net	(58)	(74)
Inventories, net	(54)	11
Accounts payable	65	92
Other assets and liabilities	(31)	(56)

Total change in operating assets and liabilities	(78)	(27)

Net cash provided from (used by) operating activities	$52	$129

Cash provided by operations for the three months ended March 31, 2018 decreased by $77 million compared to the three months ended March 31, 2017. The decrease was primarily the result of:

•	a decrease in net income of $23 million, primarily attributable to a $16 million reduction to gross profit and an increase of $14 million in selling, general, and administrative expenses, which included higher depreciation expense of $5 million; and

•	a net cash outflow of $78 million attributable to changes in net working capital, which include:

•	an increase in accounts receivable due to the increase in sales during the three months ended March 31, 2018 for Powertrain, as sales are usually lower due to the OE plant shut-down at year-end, which was offset by an increase in factored receivables activity qualifying as sales;

•	an increase in inventory in both of Federal-Mogul’s segments during the three months ended March 31, 2018 which was more than offset by the corresponding increase in Federal-Mogul’s accounts payable; and

•	changes in other assets and liabilities attributable to a decrease in accrued rebates, as a result of paying out rebates earned by customers in the prior year during the three months ended March 31, 2018, a reduction in accrued compensation, and changes in Federal-Mogul’s income tax related balances.

As summarized in the table below, net cash provided from (used by) operating activities was $416 million, $546 million, and $38 million for the years ended December 31, 2017, 2016 and 2015:

	Years Ended December 31
	2017	2016	2015
	(in millions)
Operational cash flow before changes in operating assets and liabilities	$449	$417	$264
Changes in operating assets and liabilities:
Accounts receivable, net	15	111	(10)
Inventories, net	(60)	5	(172)
Accounts payable	79	7	18
Other assets and liabilities	(67)	6	(62)

Total change in operating assets and liabilities	(33)	129	(226)

Net cash provided from (used by) operating activities	$416	$546	$38

Cash provided by operations for the year ended December 31, 2017 decreased by $130 million compared to the year ended December 31, 2016. The decrease was primarily the result of:

•	an increase in factored receivables activity, qualifying as sales, in Motorparts which was offset by an increase in sales volume from Powertrain in the year ended December 31, 2017 versus the year ended December 31, 2016;

•	an increase in inventory during the year ended December 31, 2017 versus a reduction of inventory in the year ended December 31, 2016, primarily related to the increase in sales volume and a build up of inventory in the third and fourth quarter;

•	an increase in accounts payable related to the increase in sales volume and third and fourth quarter build up of inventory;

•	a decrease in other assets and liabilities of $67 million which is mainly attributable to changes in accrued income and non-income taxes, and accrued rebates; and

•	a decrease of $38 million in cash dividends from Federal-Mogul’s nonconsolidated affiliates.

Cash provided by operations for the year ended December 31, 2016 increased by $508 million compared to the year ended December 31, 2015. The increase was primarily the result of:

•	an increase of $84 million in factored receivables activity, qualifying as sales, in the year ended December 31, 2016 versus the year ended December 31, 2015;

•	an increase in cash dividends from Federal-Mogul’s nonconsolidated affiliates of $66 million;

•	a reduction of $37 million in cash contributions to Federal-Mogul’s pension plans;

•	normalized working capital requirements as compared to the prior year when additional working capital was required to support the acquisition of the TRW valvetrain business in Powertrain; and

•	a reduction in inventory in the year ended December 31, 2016 versus a build of inventory in the year ended December 31, 2015 driven by the integration of acquisitions and the additional investment related to the realignment of Federal-Mogul’s North American distribution network during the prior period in Motorparts.

Investing Activities

As summarized in the table below, net cash provided from (used by) investing activities for the three months ended March 31, 2018 and 2017:

	Three Months Ended March 31
	2018	2017
	(in millions)
Expenditures for property, plant and equipment	$(118)	$(101)
Net proceeds from sale of property, plant, and equipment	1	1
Net proceeds from sale of investment in nonconsolidated affiliate	—	1

Net cash provided from (used by) investing activities	$(117)	$(99)

Capital expenditures were $118 million and $101 million for the three months ended March 31, 2018 and 2017. These capital expenditures were primarily related to investing in new facilities, upgrading existing products, continuing new product launches, and infrastructure and equipment at Federal-Mogul’s facilities to support Federal-Mogul’s manufacturing, distribution, and cost reduction efforts. Federal-Mogul expects to spend between $390 million and $430 million on capital expenditures during 2018, depending on timing of expenditures, as it continues to invest in its strategic priorities and growth.

As summarized in the table below, net cash provided from (used by) investing activities for the years ended December 31, 2017, 2016, and 2015:

	Years Ended December 31
	2017	2016	2015
	(in millions)
Expenditures for property, plant, and equipment	$(393)	$(381)	$(440)
Payments to acquire businesses, net of cash acquired	(8)	(31)	(360)
Capital investment in consolidated subsidiary from noncontrolling interest partner	—	5	—
Transfer of cash balances upon dispositions of operations held for sale	—	(12)	—
Net proceeds associated with business dispositions	13	—	15
Net proceeds from sales of property, plant, and equipment	17	18	12
Net proceeds from sale of shares in consolidated subsidiary	—	2	—
Capital investment in nonconsolidated affiliate	—	(1)	(14)
Net proceeds from sale of investment in nonconsolidated affiliate	1	—	—

Net cash provided from (used by) investing activities	$(370)	$(400)	$(787)

Capital expenditures were $393 million, $381 million, and $440 million for the years ended December 31, 2017, 2016, and 2015. These capital expenditures were primarily related to investing in new facilities, upgrading existing products, continuing new product launches, and infrastructure and equipment at Federal-Mogul’s facilities to support its manufacturing, distribution, and cost reduction efforts.

The year ended December 31, 2017 included payments of $8 million related to the acquisition of substantially all of the assets of a development company based in the United Kingdom.

Additionally, Federal-Mogul received proceeds of $13 million related to the divestiture of operations held for sale.

During the year ended December 31, 2016, Federal-Mogul completed three acquisitions resulting in cash outflow of $31 million, primarily attributable to the filters manufacturing business in Mexico and the acquisition of Beck Arnley. In addition, Federal-Mogul sold a disposal group that was classified as operations held for sale at December 31, 2015 resulting in a cash outflow of $12 million.

The year ended December 31, 2015 included a payment of $360 million, net of acquired cash, to acquire certain assets of the TRW valvetrain business and proceeds from the sale of an equity method investment of $15 million.

Financing Activities

Cash flow provided from (used by) financing activities for the three months ended March 31, 2018 and 2017:

	Three Months Ended March 31
	2018	2017
	(in millions)
Proceeds from term loans and secured notes	$27	$787
Principal payments on term loans	(21)	(696)
Proceeds from borrowings on revolving lines of credit	102	71
Payments on revolving lines of credit	(109)	(162)
Debt issuance costs	(2)	(2)
Increase (decrease) in other short-term debt	(1)	(1)

Net cash provided from (used by) financing activities	$(4)	$(3)

For the three months ended March 31, 2018, cash flow used by financing activities was $4 million. This included net borrowings under term loans and notes of $6 million and net payments under revolving lines of credit of $7 million.

For the three months ended March 31, 2017, cash flow used by financing activities was $3 million. On March 30, 2017, Federal-Mogul issued an aggregate principal amount of €715 million secured notes. Proceeds from the issuance of the notes were $776 million which were used to repay Federal-Mogul’s Tranche B term loan in the amount of $684 million, including accrued interest, repay $85 million of its outstanding balance on its U.S. revolving line of credit, and pay $2 million of fees and expenses related to the issuance of the notes.

Cash flow provided from (used by) financing activities for the years ended December 31, 2017, 2016, and 2015:

	Years Ended December 31
	2017	2016	2015
	(in millions)
Proceeds from term loans and notes, net of original issue discount	$1,253	$86	$—
Principal payments on term loans	(1,189)	(115)	(28)
Proceeds from borrowings on revolving lines of credit	392	430	663
Payments on revolving lines of credit	(482)	(419)	(306)
Principal payments on capital leases	(2)	—	—
Debt issuance costs	(7)	—	—
Increase in other long-term debt	—	—	51
Increase (decrease) in short-term debt	—	(2)	(3)
Proceeds from equity rights offering, net of related fees	—	—	250
Dividends paid to noncontrolling interest partners	(5)	—	—
Net proceeds (remittances) on servicing of factoring arrangements	5	—	—

Net cash provided from (used by) financing activities	$(35)	$(20)	$627

For the year ended December 31, 2017, cash used by financing activities was $35 million. This included net borrowings under term loans and notes of $64 million and net payments under revolving lines of credit of $90 million. In the year ended December 31, 2017, Federal-Mogul issued the Euro notes for proceeds of $1,171 million which were used to repay its Tranche B term loan in the amount of $684 million, including accrued interest, repay $85 million of outstanding balance on its U.S. revolving line of credit, repay $393 million, including accrued interest, of the outstanding balance on its Tranche C term loan, and pay $7 million of fees and expenses related to the issuance of the notes.

For the year ended December 31, 2016, cash used by financing activities was $20 million. This included net repayments under term loans of $29 million and net borrowings under revolving lines of credit of $11 million.

For the year ended December 31, 2015, cash flow provided by financing activities was $627 million. This included $357 million of net borrowings on revolving lines of credit primarily for the acquisition of the TRW valvetrain business. In addition, it included a $250 million cash inflow associated with a common stock rights offering in which approximately 19 million shares of Federal-Mogul’s common stock were issued in March 2015.

Liquidity

The following table summarizes Federal-Mogul’s available liquidity:

	March 31	December 31
	2018	2017	2016	2015
		(in millions)
Cash and cash equivalents	$247	$319	$300	$194
Available under credit facilities	$416	$386	$273	$229

Federal-Mogul’s ability to maintain liquidity adequate to fund its needs depends generally on the results of its operations, spending on capital and restructuring initiatives, and the availability of financing. Federal-Mogul believes that cash on hand, cash flow from operations, available borrowings under its credit facilities and ability to secure additional borrowings will be sufficient to fund capital expenditures and meet its operating obligations through the end of 2018. In the longer term, Federal-Mogul believes that its base operating potential, supplemented by the benefits from its announced restructuring programs, will provide adequate long-term cash flows. However, there can be no assurance that such initiatives are achievable in this regard.

On February 23, 2018, Federal-Mogul extended its revolving line of credit in the U.S. (“Revolver”), which provides for (i) aggregate availability of $625 million, (ii) a maturity date of February 23, 2023, subject to certain limited exceptions, and (iii) additional availability under its borrowing base. Advances under the Revolver generally bear interest at a variable rate per annum equal to (i) the Alternate Base Rate (as defined in the agreement) plus an adjustable margin of 0.25% to 0.75% based on the average monthly availability or (ii) the Adjusted LIBOR Rate (as defined in the agreement) plus a margin of 1.25% to 1.75% based on the average monthly availability. An unused commitment fee of 0.25% is also payable under the terms of the Revolver.

Off Balance Sheet Arrangements

Federal-Mogul does not have any material off-balance sheet arrangements, other than those described below.

Contractual Obligations and Commercial Commitments

Federal-Mogul has the following contractual obligations and commercial commitments outstanding at December 31, 2017:

	2018	2019	2020	2021	2022	Thereafter	Total
	(in millions)
Debt obligations	$126	$9	$9	$1,463	$506	$1,030	$3,143
Interest payments	158	152	152	151	74	87	774
Letters of credit	38	—	—	—	—	—	38
Pension and other postretirement benefit plans	86	78	73	67	73	631	1,008
Operating leases	64	56	50	43	35	49	297

Total	$472	$295	$284	$1,724	$688	$1,797	$5,260

Accounts Receivable Factoring

Federal-Mogul has subsidiaries in Brazil, Canada, France, Germany, Italy, and the U.S. which are party to accounts receivable factoring and securitization facilities. Amounts factored under these facilities consist of the following:

	As of March 31	As of December 31
	2018	2017	2016
	(in millions)
Gross accounts receivable factored	$674	$641	$487
Gross accounts receivable factored, qualifying as sales	$668	$635	$485
Undrawn cash on factored accounts receivable	$—	$—	$—

Proceeds from the factoring of accounts receivable qualifying as sales and expenses associated with the factoring of accounts receivable are as follows:

	Three Months Ended March 31	Year Ended December 31
	2018	2017	2016	2015
	(in millions)
Proceeds from factoring qualifying as sales	$491	$1,834	$1,616	$1,550
Losses on sales of account receivables	$(5)	$(15)	$(12)	$(9)

Accounts receivables factored but not qualifying as a sale were pledged as collateral and accounted for as secured borrowings and recorded in the consolidated balance sheets within “Accounts receivable, net” and “Short-term debt, including the current portion of long-term debt.”

The financing charges on sales of accounts receivable are recorded in the consolidated statements of operations within “Other income (expense), net”. Where Federal-Mogul receives a fee to service and monitor these transferred receivables, such fees are sufficient to offset the costs and as such, a servicing asset or liability is not recorded as a result of such activities.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Federal-Mogul is exposed to certain global market risks, including foreign currency exchange risk, commodity price risk, and interest rate risk associated with its debt.

Direct responsibility for the execution of Federal-Mogul’s market risk management strategies resides with its Treasurer’s Office and is governed by written policies and procedures. In accordance with Federal-Mogul’s corporate risk management policies, it uses derivative instruments, when available, such as forward contracts and options that economically hedge certain exposures (foreign currency and commodity). Federal-Mogul does not enter into derivative transactions for speculative or trading purposes. A discussion of Federal-Mogul’s accounting policies for derivative instruments is included in Note 2, Basis of Presentation and Summary of Significant Accounting Policies, included in the unaudited condensed consolidated and audited consolidated financial statements of Federal-Mogul incorporated by reference into this proxy statement.

Foreign Currency Exchange Rate Risk—Federal-Mogul has foreign currency exposures related to buying, selling, and financing in currencies other than the local currencies in which we operate. At March 31, 2018 and December 31, 2017, Federal-Mogul’s most significant foreign currency exposures were Brazilian real, British pound, Canadian dollar, Chinese yuan, Czech koruna, euro, Indian rupee, Mexican peso, Polish zloty, Romanian leu, Russian ruble, South Korean won, and Thai baht. Historically, Federal-Mogul has reduced its exposure through financial instruments (hedges) that provide offsets or limits to its exposures, which are opposite to the underlying transactions. Federal-Mogul did not hold any significant foreign currency price hedge contracts at March 31, 2018, and December 31, 2017 and 2016.

Federal-Mogul is exposed to foreign currency risk due to the translation and remeasurement of the results of certain international operations into U.S. Dollars as part of the consolidation process. Fluctuations in foreign currency exchange rates can therefore create volatility in the results of operations and may adversely affect Federal-Mogul’s financial condition.

The following table summarizes the amounts of foreign currency translation and transaction losses (in millions):

	Three Months Ended March 31	Year Ended December 31
	2018	2017	2016
Translation gains (losses) recorded in accumulated other comprehensive income	$33	$116	$(145)
Transaction gains (losses) recorded in earnings	$(3)	$(12)	$2

Foreign Currency Exchange Rate Risk, net investment hedge – Federal-Mogul issued the Euro Notes in the amount of €1,065 million during the year ended December 31, 2017. As of March 31, 2018 and December 31, 2017, Federal-Mogul has designated €731, and €736 million as a net investment hedge in certain foreign subsidiaries and affiliates of Federal-Mogul. As such, an adverse change in foreign currency exchange rates will have no effect on earnings. For the portion of the debt not designated as a net investment hedge, Federal-Mogul has other natural hedges in place that will offset any adverse change in foreign currency exchange rates.

A 10% adverse change in foreign currency exchange rates between the Euro and U.S. Dollar as of March 31, 2018 and December 31, 2017 would increase the amount of cash required to settle the Euro Notes by approximately $131, and $128 million.

Commodity Price Risk - Commodity rate price forward contracts are executed to offset a portion of Federal-Mogul’s exposure to the potential change in prices mainly for various non-ferrous metals used in the manufacturing of automotive components. The net fair value of Federal-Mogul’s contracts was a liability of less than $1 million as of March 31, 2018 and an asset of approximately $1 million, and $4 million as of December 31, 2017 and 2016. At March 31, 2018 and December 31, 2017, Federal-Mogul performed a sensitivity analysis to assess the effects of a ten percent adverse change in commodity prices. Based upon the analysis performed, such changes would not be expected to materially affect Federal-Mogul’s condensed consolidated or consolidated financial position, results of operations or cash flows.

Interest Rate Risk - Federal-Mogul’s exposure to market risk associated with changes in interest rates relate primarily to its debt obligations. At March 31, 2018 and December 31, 2017, Federal-Mogul had approximately $3.2 and $3.1 billion of debt, of which $2.2 billion bear variable interest rates at March 31, 2018 and December 31, 2017. An adverse market change in interest rates of ten percent would have a $3 million effect on cash flows as of March 31, 2018 and December 31, 2017.

At December 31, 2016, Federal-Mogul had approximately $3.0 billion of debt which primarily bear variable interest rates. At December 31, 2016, Federal-Mogul’s term loans which represent approximately $2.5 billion were not sensitive to changes in market interest rate because the market rate was below the interest rate floor within its credit agreement. Therefore, an adverse market change in interest rates of ten percent would have had no effect on cash flows. Federal-Mogul’s revolving lines of credit also have variable market interest rates and the effect on cash flow from a ten percent adverse change in market rates would be de minimis for the year ended December 31, 2016. Federal-Mogul’s remaining debt consists of foreign debt with primarily variable interest rates. An adverse market change in interest rates of ten percent would not materially affect Federal-Mogul’s consolidated financial position, results of operations, or cash flows.

At March 31, 2018, December 31, 2017, and 2016 Federal-Mogul did not have any interest rate swap positions to manage interest rate exposures.

STOCKHOLDER PROPOSALS — 2019 ANNUAL MEETING

Stockholder Proposals — Inclusion in Tenneco’s Proxy Statement

For a stockholder proposal (unrelated to a director nomination under our proxy access By-Law provision) to be considered by us for inclusion in our proxy statement and form of proxy relating to the annual meeting of stockholders to be held in 2019, the proposal must be received by December 5, 2018.

In addition, the proxy access By-Law provision adopted by our board of directors in October 2016 allows qualifying stockholders to include their director nominees in Tenneco’s proxy materials under certain circumstances by giving adequate and timely notice to our Corporate Secretary. A stockholder or group of no more than 20 stockholders (meeting our continuous ownership requirement of 3% or more of our outstanding Common Stock held continuously for at least the previous three years) can nominate a candidate or candidates for election to our board of directors at an annual meeting, constituting up to two directors or 20% of the number of directors then serving on our board of directors (rounded down to the nearest whole number), whichever is greater, provided that the stockholder(s) and nominee(s) satisfy the requirements specified in the By-Laws. In order for such nominees to be included in our proxy statement and form of proxy, stockholders and nominees must submit a notice of proxy access nomination together with certain related information required by our By-Laws. Our By-Laws state that, to be timely, the notice and certain related information must be delivered to our principal executive offices not earlier than the close of business on the 150th day nor later than the close of business on the 120th day prior to the first anniversary of the date that our proxy statement was first distributed to stockholders in connection with the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or after the first anniversary of the most recent annual meeting, the notice must be delivered not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is first made by Tenneco. Therefore, to be timely under our By-Laws, a proxy access proposal for the 2019 annual meeting must be delivered not earlier than November 5, 2018 and not later than December 5, 2018.

Correspondence related to stockholder proposals must be sent in writing to our Corporate Secretary at our principal executive offices, 500 North Field Drive, Lake Forest, Illinois 60045.

Other Stockholder Proposals — Discretionary Voting Authority and By-Laws

With respect to stockholder proposals not included in our proxy statement and form of proxy, we may utilize discretionary authority conferred by proxy in voting on any such proposals if, among other situations, the stockholder does not give timely notice of the matter to us by the date determined under our By-Laws for the submission of business by stockholders. This notice requirement and deadline are independent of the notice requirement and deadline described above for a stockholder proposal to be considered for inclusion in our proxy statement. Our By-Laws state that, to be timely, notice and certain related information must be received at the principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary date, the notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Therefore, to be timely under our By-Laws, a proposal for the 2019 annual meeting not included by or at the direction of our board of directors must be received not earlier than January 16, 2019, and not later than February 15, 2019. Correspondence related to stockholder proposals must be sent in writing to our Corporate Secretary at our principal executive offices, 500 North Field Drive, Lake Forest, Illinois 60045.

The Nominating and Governance Committee will consider director candidates recommended by stockholders provided the procedures set forth below are followed by stockholders in submitting recommendations. The committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth in the By-Laws, based on whether the candidate was recommended by a stockholder. Separate from our proxy access By-Law, a Tenneco stockholder may nominate persons for election to our board of directors at an annual meeting if the stockholder submits such nomination, together with certain related information required by our By-Laws and Corporate Governance Principles, in writing to our Corporate Secretary at our principal executive offices within the time period described in the prior paragraph. Following verification of the stockholder’s status, the Nominating and Governance Committee will perform an initial analysis of the qualifications of the nominee pursuant to the criteria listed in our By-Laws and Corporate Governance Principles to determine whether the nominee is qualified for service on our board of directors before deciding to undertake a complete evaluation of the nominee. Other than the verification of compliance with the procedures set forth in our By-Laws and stockholder status, and the initial analysis performed by the Nominating and Governance Committee, a person nominated by a stockholder for election to our board of directors is treated like any other potential candidate during the review process by the Nominating and Governance Committee.

OTHER MATTERS

No matters other than the matters described in this proxy statement are anticipated to be presented for action at the special meeting or at any postponement or adjournment of the special meeting.

FEDERAL-MOGUL INFORMATION

Federal-Mogul has supplied, and we have not independently verified, the information in this proxy statement relating to Federal-Mogul, its affiliates and its business. In accordance with the terms of the Purchase Agreement, Federal-Mogul has confirmed that the information supplied by Federal-Mogul and included in, or incorporated by reference into, this proxy statement does not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Federal-Mogul has consented to the inclusion of its information in this proxy statement in the form and context in which it appears.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the

SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including Tenneco, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference in this proxy statement.

The SEC allows Tenneco to “incorporate by reference” information into this proxy statement. This means that we are disclosing important business and financial information to you by referring you to another document filed separately with the SEC. These documents contain important information about us and our financial condition. The information incorporated by reference is considered to be part of this proxy statement. The fact that additional information is being incorporated by reference into this proxy statement should not necessarily be viewed as an indication that such information is material to your decision on how to vote on the proposals. This proxy statement incorporates by reference the documents listed below that Tenneco has previously filed or will file with the SEC:

•	Definitive Proxy Statement on Schedule 14A filed April 4, 2018;

•	Current Reports on Form 8-K (other than the portions of those Current Reports not deemed to be filed), dated February 9, 2018, March 2, 2018, April 10, 2018, May 9, 2018, May 17, 2018, May 21, 2017, May 25, 2018, June 26, 2018 and July 23, 2018; and

•	the description of common stock, $0.01 par value, of Tenneco contained in the Registration Statement on Form 8-A (No. 1-12387) filed by Tenneco on November 7, 1996, and all amendments or reports filed for the purpose of updating such description.

In addition, Tenneco is incorporating by reference any documents it may file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting; provided, however, that Tenneco is not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of Form 8-K, except as otherwise specified herein. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for the purposes of this proxy statement to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above or from Tenneco, without cost, by requesting them in writing at the following address:

Tenneco Inc.

500 North Field Drive

Lake Forest, Illinois 60045

Attn: Corporate Secretary

You may also request a copy of these filings from our proxy solicitor, Innisfree M&A Incorporated using the following contact information:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Stockholders May Call Toll Free:  (888) 750-5834

Banks & Brokers May Call Collect:    (212) 750-5833

If you would like to request any of these documents from us, please do so by September 5, 2018 to ensure you receive them before the special meeting. You will not be charged for any of these documents that you request. If you request any of these documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

This document is a proxy statement of Tenneco for the special meeting. You should not rely on information other than the information contained or incorporated by reference in this proxy statement. In addition, we have not authorized anyone to give any information or make any representation about the transaction or Tenneco that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated in this document. Therefore, if anyone does give you information of this sort, you should not rely on it.

This document contains a description of the representations and warranties that each of Tenneco, Federal-Mogul and AEP made to the other in the Purchase Agreement. Representations and warranties made by Tenneco, Federal-Mogul and AEP and other applicable parties are also set forth in contracts and other documents (including the Purchase Agreement) that are attached or filed as exhibits to this document or are incorporated by reference into this document. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding Tenneco, Federal-Mogul and AEP or their respective businesses. Accordingly, the representations and warranties and other provisions of the Purchase Agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document.

THIS PROXY STATEMENT IS DATED AUGUST 2, 2018. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO THE STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

EXECUTION COPY

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

TENNECO INC.,

FEDERAL-MOGUL LLC,

AMERICAN ENTERTAINMENT PROPERTIES CORP.,

and

ICAHN ENTERPRISES L.P.

April 10, 2018

A-i

A-ii

A-iii

EXHIBITS & SCHEDULES

Exhibits

Exhibit A	Form of Shareholders Agreement
Exhibit B	Form of Lock-up Agreement
Exhibit C	Form of Purchaser Charter Amendment
Exhibit D	Form of Post-Spin Shareholders Agreement 1
Exhibit E	Form of Post-Spin Shareholders Agreement 2

Schedules

Schedule 1.05(c)	Company Indebtedness Payoff Schedule
Schedule 2.01(c)	Material Jurisdictions
Schedule 3.02	Subsidiaries
Schedule 3.03(b)	No Breach
Schedule 3.04(c)	Incentive Awards
Schedule 3.04(d)	Ownership of Membership Interests
Schedule 3.05	Company Financial Statements
Schedule 3.06	Absence of Certain Developments
Schedule 3.07(a)	Title to Properties
Schedule 3.07(b)	Company Leased Real Property
Schedule 3.07(c)	Company Owned Real Property
Schedule 3.07(d)	Company Real Property Permits
Schedule 3.08	Tax Matters
Schedule 3.08(g)	U.S. Federal Income Tax Classification
Schedule 3.09(a)	Company Material Contracts
Schedule 3.09(c)	Non-Performance of Company Material Contracts
Schedule 3.10(b)	Infringement of Company Intellectual Property
Schedule 3.10(f)	Compliance with Data Security Requirements
Schedule 3.11	Litigation
Schedule 3.12(a)	Governmental Consent
Schedule 3.13(a)	Company Benefit Plans
Schedule 3.13(b)	Company Benefit Plan Claims
Schedule 3.13(e)	Certain Benefit Plans; Post-Employment Benefits
Schedule 3.13(g)	Event under Company Benefit Plan
Schedule 3.13(i)	No Liability under Company Benefit Plans
Schedule 3.14	Insurance
Schedule 3.15	Compliance with Laws
Schedule 3.16	Environmental Compliance and Conditions
Schedule 3.17	Affiliated Transactions
Schedule 3.18(a)	Labor Unions
Schedule 3.18(b)	Compliance with Labor Laws
Schedule 3.19(a)	Company Significant Customers
Schedule 3.19(b)	Company Significant Suppliers
Schedule 3.20(a)	Compliance with Trade Control Laws
Schedule 3.20(d)	Certain Investigations
Schedule 3.20(e)	Antitrust Notices
Schedule 3.20(f)	Foreign Joint Venture
Schedule 4.07	Governmental Consents
Schedule 5.02(b)	No Breach

A-iv

Schedule 5.03	Equity Interests
Schedule 6.01	Conduct of the Business
Schedule 6.02(b)	No Transfers of Company Equity Interests
Schedule 6.05	Reasonable Best Efforts
Schedule 6.08	Surviving Commercial Contracts
Schedule 7.03(b)	Seller Board Designee
Schedule 7.08(a)	Surviving Severance Arrangements
Schedule 8.01(b)	Cooperation of Parties
Schedule 8.05(a)	Required Antitrust Filings
Schedule 8.07(c)	Intended Spin-Off Tax Treatment
Schedule 10.01(a)	Company Permitted Liens
Schedule 10.01(b)	Debt Financing Commitment Letter
Schedule 10.01(c)	Company Knowledge Individuals
Schedule 10.01(d)	Purchaser Knowledge Individuals
Schedule 10.01(e)	Potential Investors
Schedule 10.01(f)	Pre-Closing Restructuring

A-v

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of April 10, 2018, is made by and among Tenneco Inc., a Delaware corporation (the “Purchaser”), Federal-Mogul LLC, a Delaware limited liability company (the “Company”), American Entertainment Properties Corp., a Delaware corporation (the “Seller”), and Icahn Enterprises L.P., a Delaware limited partnership. Each of the parties to this Agreement is referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Article X below.

WHEREAS, the Seller owns all of the issued and outstanding membership interests of the Company; and

WHEREAS, subject to the terms and conditions of this Agreement, the Purchaser desires to purchase from the Seller, and the Seller desire to sell to the Purchaser, all of the issued and outstanding membership interests of the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE MEMBERSHIP INTERESTS

1.01 Purchase and Sale of the Membership Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer and convey to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, all of the Membership Interests, free and clear of all Liens, for the consideration specified below in this Article I.

1.02 Cash Consideration and Stock Consideration. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall, subject to the adjustments contemplated by Section 1.03(e):

(a) pay to the Seller an aggregate amount in cash equal to $800,000,000 (as the same may be adjusted pursuant to Section 1.03(e), the “Cash Consideration”); and

(b) issue and deliver to the Seller an aggregate of 29,444,846 Purchaser Shares (such number of Purchaser Shares, the “Purchaser Shares Amount”), which Purchaser Shares shall be comprised of: (i) a number of shares of Purchaser Class A Common Stock equal to 9.9% of the aggregate number of shares of Purchaser Class A Common Stock issued and outstanding as of immediately following the Closing and such issuance to the Seller (such number of Purchaser Class A Common Stock, the “Purchaser Class A Common Stock Amount”), and (ii) a number of shares of Purchaser Class B Common Stock equal to (A) the Purchaser Shares Amount, minus (B) the Purchaser Class A Common Stock Amount (collectively, as the same may be adjusted pursuant to Section 1.03(e), the “Stock Consideration” and, together with the Cash Consideration, the “Purchase Price”); provided, that any issuance of shares of Purchaser Class A Common Stock or Purchaser Class B Common Stock shall be made only in whole shares, and any fractional shares shall be rounded up to the nearest whole share; provided further, that the number of shares of Purchaser Class A Common Stock and Purchaser Class B Common Stock to be issued and delivered to the Seller pursuant to this Section 1.02(b) shall be subject to reduction in accordance with Section 1.03(e); provided further, that if, between the date of this Agreement and the Closing Date (or the date of the issuance of any Purchaser Common Stock sold pursuant to a Qualified Offering, if issued thereafter), the outstanding shares of Purchaser Common Stock are changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or if any other similar event occurs (other than, for the avoidance of doubt, pursuant to Section 1.03), then the Purchaser Shares, the Purchaser Shares Amount and any other number or amount contained in this Agreement which is based upon the Purchaser Shares, the Purchaser Shares Amount or the number of shares of Purchaser Common Stock, as the case may be, will be appropriately adjusted to provide to the Seller the same effect as contemplated by this Agreement prior to such event; provided further, that in calculating the Purchaser Class A Common Stock Amount, the effect of any Qualified Offering (and adjustment made in connection therewith pursuant to Section 1.03(e)) shall be taken into account regardless of whether the Purchaser Common Stock sold pursuant to such Qualified Offering is issued before, at or after the Closing).

1.03 Funding Adjustment Right; Qualified Offering.

(a) Purchaser Funding Adjustment Election. From and after the date hereof until the date that is ten (10) Business Days prior to the anticipated Closing Date, the Purchaser in its sole discretion may elect, by delivery of written notice to the Seller (the “Purchaser Funding Adjustment Notice”), to conduct an offering of Purchaser Common Stock in order to raise funds to increase the Cash Consideration and decrease the Stock Consideration as set forth in this Section 1.03 by selling up to 7,315,490 shares of Purchaser Common Stock (such election, a “Purchaser Funding Adjustment Election” and, such offering, a “Qualified Offering”).

(b) Seller Funding Adjustment Election. To the extent that the Purchaser has not delivered to the Seller a Purchaser Funding Adjustment Notice by the date that is ten (10) Business Days prior to the anticipated Closing Date, the Seller may in its sole discretion elect, by delivery of written notice to the Purchaser (the “Seller Funding Adjustment Notice”), to direct the Purchaser to conduct a Qualified Offering in order to raise funds to increase the Cash Consideration and decrease the Stock Consideration as set forth in this Section 1.03 by selling up to the number of shares of Purchaser Common Stock set forth in the Seller Funding Adjustment Notice, which number shall not exceed 7,315,490 shares of Purchaser Common Stock (such election, a “Seller Funding Adjustment Election”); provided, that the Seller shall not be entitled to a Seller Funding Adjustment Election if the Five Day VWAP is less than or equal to $54.6785.

(c) Qualified Offering Process. Subject to Section 1.03(d), following the delivery of a Purchaser Funding Adjustment Notice or a Seller Funding Adjustment Notice, the Purchaser shall use its reasonable best efforts to conduct a Qualified Offering as promptly as reasonably practicable, including by promptly (through the underwriters that it has selected to lead the Qualified Offering) commencing and conducting a road show and marketing process (the “Marketing Process”) for the Purchaser Common Stock to be sold in the Qualified Offering.

(d) Control of Qualified Offering Process. Except as expressly provided in Section 1.03(b), Section 1.03(c) and this Section 1.03(d), the Purchaser shall be entitled to conduct the Qualified Offering in its sole discretion, including the manner of such offering, determining the engagement of financial advisors or underwriters with respect to such offering, the discounts and commissions to be paid to the underwriters, placement agents or similar advisors in such offering, the exact timing of such offering and the disclosure to be included in any registration statement, prospectus and other disclosure documents distributed to potential investors in such offering. Notwithstanding anything to the contrary in this Agreement, (i) the Purchaser shall be permitted to delay or abandon the Qualified Offering in the event that market conditions, including with respect to the U.S. stock markets or the stock price of the Purchaser Common Stock, deteriorate in such a manner that the Purchaser reasonably determines that proceeding with such Qualified Offering would not be in the best interests of the Purchaser and its stockholders, and (ii) in no event shall the Purchaser seek to conduct or be required to conduct a Qualified Offering that would require approval of the Purchaser’s stockholders under the rules and regulations of the

NYSE (or any other securities exchange on which the Purchaser Common Stock is listed); provided, in the case of the foregoing clause (i), that, subject to the Seller’s and the Company’s compliance with Section 8.02, the Purchaser shall be required to consummate a Qualified Offering (unless such consummation is prevented by applicable Law or a material adverse effect on market conditions prevailing at the time of such offering) pursuant to a Seller Funding Adjustment Election to the extent the Parties reasonably determine, (x) following consultation with Purchaser’s underwriters for the Qualified Offering, (y) following completion of the Marketing Process and (z) based upon an informed book of demand, that the price per share (net of discounts and commissions) at which the Purchaser would be able to sell Purchaser Common Stock in such Qualified Offering is expected to exceed the greater of (A) $54.6785 and (B) an amount that is at least ninety percent (90%) of the Five Day VWAP.

(e) Stock Consideration Adjustment. If a Qualified Offering is consummated pursuant to a Purchaser Funding Adjustment Election or a Seller Funding Adjustment Election, then (i) the Cash Consideration to be paid pursuant to Section 1.02(a) shall be increased by an amount equal to $54.6785 times the number of shares sold in such Qualified Offering; provided that if the Qualified Offering is consummated pursuant to a Seller Funding Adjustment Election and the price per share (net of discounts and commissions) achieved in such Qualified Offering is less than $54.6785, then the Cash Consideration to be paid pursuant to Section 1.02(a) shall be increased by an amount equal to such price per share (net of discounts and commissions) times the number of shares sold in such Qualified Offering, and (ii) the number of shares of Purchaser Class B Common Stock to be issued and delivered to the Seller pursuant to Section 1.02(b) shall be reduced by the number of shares of Purchaser Common Stock sold in such Qualified Offering (provided, that, to the extent the number of shares of Purchaser Class B Common Stock to be issued and delivered to the Seller pursuant to Section 1.02(b) is reduced to zero, the number of shares of Purchaser Class A Common Stock to be issued and delivered to the Seller pursuant to Section 1.02(b) shall thereafter be reduced until the aggregate reduction equals the number of shares of Purchaser Common Stock sold in such Qualified Offering).

1.04 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP located at 300 North LaSalle Street, Chicago, Illinois 60654 at 8:00 a.m., local time, on the third (3rd) Business Day following full satisfaction, or waiver by the Party or Parties entitled to the benefits, of all of the closing conditions set forth in Article II hereof (other than those to be satisfied at the Closing, but subject to the satisfaction, or waiver by the Party or Parties entitled to the benefits, of those conditions) or on such other date as is mutually agreeable to the Purchaser and the Seller; provided, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article II (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction of those conditions), then the Closing shall occur instead on the date following the satisfaction or waiver of such conditions that is the earlier to occur of (a) any Business Day as may be specified by Purchaser on no less than three (3) Business Days’ prior notice to the Seller and (b) three (3) Business Days following the final day of the Marketing Period; provided further, that the Closing shall not occur prior to the earlier of (i) the Initial Termination Date and (ii) the date on which the approvals, consents and consultations required to consummate the transactions contemplated by this Agreement pursuant to any Antitrust Law of each jurisdiction listed on Schedule 8.05(a) shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired. The date and time of the Closing are referred to herein as the “Closing Date.”

1.05 The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions on the Closing Date (the “Closing Transactions”):

(a) the Seller shall deliver to the Purchaser (i) all certificates evidencing the Membership Interests duly endorsed for transfer or accompanied by duly executed forms of assignment and transfer, as applicable, and (ii) all books and records and other property of the Company and each of its Subsidiaries in the Seller’s possession or under the Seller’s control;

(b) the Purchaser shall (i) deliver to the Seller an amount in cash equal to (x) the Cash Consideration, by wire transfer of immediately available funds to the account(s) designated by the Seller (which account(s) shall be designated by the Seller to the Purchaser in writing at least three (3) Business Days before the Closing Date) and (ii) issue or transfer, or cause to be issued or transferred, to the Seller the number of Purchaser Shares issuable as the Stock Consideration pursuant to the terms hereof, which may be represented by one or more certificates at the Purchaser’s election;

(c) the Company shall deliver to the Purchaser payoff letters with respect to any Company Indebtedness set forth on Schedule 1.05(c) (the “Company Indebtedness Payoff Schedule”) outstanding as of the Closing (in each case, in a form reasonably satisfactory to the Purchaser), which, subject to Section 1.05(d), shall provide for the releases of any Liens (other than any Company Permitted Liens) related to the assets and properties of the Company and its Subsidiaries;

(d) the Purchaser shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, all amounts necessary to discharge fully the then outstanding balance of the Company Indebtedness set forth on an updated Company Indebtedness Payoff Schedule that shall be delivered by the Seller or the Company to the Purchaser at least three (3) Business Days prior to the Closing Date by wire transfer of immediately available funds to the account(s) designated by the holders of such Company Indebtedness;

(e) the Purchaser and the Seller shall execute and deliver to each other the Shareholders Agreement in the form attached hereto as Exhibit A (the “Shareholders Agreement”);

(f) the Purchaser shall use its reasonable best efforts to cause each director and officer of the Purchaser to execute and deliver a Lock-up Agreement in the form attached hereto as Exhibit B;

(g) the Seller shall deliver to the Purchaser at least ten (10) Business Days prior to the Closing Date such information concerning the Seller as the Purchaser’s registrar and transfer agent may reasonably request at least fifteen (15) Business Days prior to the Closing Date in order to issue or transfer the Purchaser Shares to the Seller; and

(h) the Purchaser and the Seller or the Company, as applicable, shall make such other deliveries as are required by Article II hereof.

1.06 Withholding. Notwithstanding anything in this Agreement to the contrary, the Purchaser and the Company and its Subsidiaries shall be entitled to withhold and deduct from the consideration otherwise payable pursuant to this Agreement such amounts as the Purchaser or the Company and its Subsidiaries are required to deduct and withhold with respect to the making of such payment under the Code, applicable Treasury Regulations or any provision of federal, state, local or foreign Tax Law; provided, that the withholding Party shall provide written notice to the applicable payee as soon as it becomes aware of a potential obligation to withhold and, in any event, no later than three (3) Business Days prior to such Party making any such deduction or withholding, and shall work in good faith with such payee to reduce or eliminate such deduction or withholding. To the extent that amounts are so withheld and paid over to the appropriate Tax authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

ARTICLE II

CONDITIONS TO CLOSING

2.01 Conditions to the Obligations of Each Party. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:

(a) Stockholder Approval. The Purchaser Stockholder Approval shall have been obtained.

(b) No Restraints. No outstanding (i) Order enacted, promulgated, issued, entered, amended or enforced by any Material Governmental Entity or (ii) applicable Law in any Material Jurisdiction shall be in effect enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

(c) Regulatory Approvals. (i) The applicable waiting periods under the HSR Act shall have expired or been terminated, and (ii) all approvals, consents and consultations required to consummate the transactions contemplated by this Agreement pursuant to any other Antitrust Law of any jurisdiction listed on Schedule 2.01(c) (collectively, the “Material Jurisdictions”) shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired.

(d) Amended and Restated Certificate of Incorporation. An amended and restated certificate of incorporation of the Purchaser in the form attached hereto as Exhibit C (the “Purchaser Charter Amendment”), shall have been filed with, and evidence of the acceptance of such filing shall have been provided by, the Secretary of State for the State of Delaware.

(e) Listing. The Purchaser Class A Common Stock (including shares of Purchaser Class A Common Stock issuable upon conversion of the Purchaser Class B Common Stock to be issued by the Purchaser to the Seller as Stock Consideration) shall have been approved for listing on the NYSE, subject to official notice of issuance.

2.02 Conditions to the Purchaser’s Obligations. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Purchaser in writing) of the following conditions as of the Closing Date:

(a) Representations, Warranties and Covenants. The representations and warranties (i) set forth in the Company and Seller Fundamental Reps shall be true and correct in all respects (except for de minimis inaccuracies (other than in the case of Section 3.04(a), which shall be true and correct in all respects)), as of the date hereof and as of the Closing Date with the same effect as though made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) set forth in Article III and Article IV (other than the Company and Seller Fundamental Reps) shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein) as of the date hereof and as of the Closing Date with the same effect as though made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (ii), where the failure to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Seller and the Company. The Seller and the Company shall have performed in all material respects the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing, subject to the Seller’s and the Company’s right to cure such failure (if curable) by the earlier of (i) thirty (30) Business Days after the Purchaser provided written notice of such failure to the Seller and (ii) the third (3rd) Business Day prior to the Termination Date.

(c) No Company Material Adverse Effect. Since the date hereof, there shall not have been a Company Material Adverse Effect, subject to the Seller’s and the Company’s right to cure such Company Material Adverse Effect (if curable) by the earlier of (i) thirty (30) Business Days after the Purchaser provided written notice of such failure to the Seller and (ii) the third (3rd) Business Day prior to the Termination Date.

(d) Company Closing Certificate. The Purchaser shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer stating that the conditions specified in subsections (a), (b) and (c) of this Section 2.02, solely as they relate to the Company, have been satisfied.

(e) Seller Closing Certificate. The Purchaser shall have received a certificate signed on behalf of the Seller by the chief executive officer or the chief financial officer stating that the conditions specified in subsections (a), (b) and (c) of this Section 2.02, solely as they relate to the Seller, have been satisfied.

(f) Shareholders Agreement. The Purchaser shall have received an executed counterpart signature page to the Shareholders Agreement from the Seller and the Principal Stockholder.

(g) FIRPTA Certificate. The Seller shall have delivered to the Purchaser a certificate pursuant to Treasury Regulations Section 1.1445-2(b)(2) certifying that the Seller is not a foreign person subject to withholding under Section 1445 of the Code and the Treasury Regulations promulgated thereunder.

If the Closing occurs, all of the conditions set forth in this Section 2.02 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Purchaser.

2.03 Conditions to the Company’s and the Seller’s Obligations. The obligations of the Company and the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Seller in writing) of the following conditions as of the Closing Date:

(a) Representations, Warranties and Covenants. The representations and warranties (i) set forth in the Purchaser Fundamental Reps, shall be true and correct in all respects (except for de minimis inaccuracies), as of the date hereof and as of the Closing Date with the same effect as though made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) set forth in Article V (other than the Purchaser Fundamental Reps) shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Purchaser Material Adverse Effect” and words of similar import set forth therein) as of the date hereof and as of the Closing Date with the same effect as though made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (ii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

(b) Performance of Obligations of the Purchaser. The Purchaser shall have performed in all material respects the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing, subject to the Purchaser’s right to cure such failure (if curable) by the earlier of (i) thirty (30) Business Days after the Purchaser provided written notice of such failure to the Seller and (ii) the third (3rd) Business Day prior to the Termination Date.

(c) No Purchaser Material Adverse Effect. Since the date hereof, there shall not have been a Purchaser Material Adverse Effect, subject to the Purchaser’s right to cure such Purchaser

Material Adverse Effect (if curable) by the earlier of (i) thirty (30) Business Days after the Seller provided written notice of such failure to the Purchaser and (ii) the third (3rd) Business Day prior to the Termination Date.

(d) Purchaser Closing Certificate. The Seller shall have received a certificate signed on behalf of the Purchaser by the chief executive officer or the chief financial officer stating that the conditions specified in subsections (a), (b) and (c) of this Section 2.03 have been satisfied.

(e) Shareholders Agreement. The Seller shall have received an executed counterpart signature page to the Shareholders Agreement from the Purchaser.

If the Closing occurs, all of the conditions set forth in this Section 2.03 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Company and the Seller.

2.04 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article II to be satisfied if such failure was caused by such Party’s failure to act in compliance with the provisions of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY

Except as set forth in the schedules accompanying this Agreement (each a “Schedule” and, collectively, the “Disclosure Schedules”), in which capitalized terms used and not otherwise defined have the meanings given to them in this Agreement, and each section of which shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules if it is reasonably apparent on its face based on a plain reading of such information that such disclosure is applicable to such other section of the Disclosure Schedules (provided, that any matter required to be disclosed for purposes of Section 3.04 or the first sentence of Section 3.06, shall only be disclosed by specific disclosure in the corresponding section of the Disclosure Schedules), the Seller hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing Date that:

3.01 Organization and Power. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite limited liability company power and authority to own and operate its properties and assets, to carry on its businesses as now conducted, to execute and deliver this Agreement, and, subject to the approvals described in Section 3.12(a), to consummate the transactions contemplated hereby. The Company is qualified or licensed to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify or be licensed, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The copies of the Company’s certificate of formation and limited liability company agreement, including all amendments thereto prior to the date hereof, previously made available to the Purchaser are true and complete. The Company is not in default under, or in violation of, any provision of its certificate of formation or limited liability company agreement, as amended.

3.02 Subsidiaries. Except as set forth on Schedule 3.02, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest, or joint venture interest or other equity ownership interest in any other Person, or has any obligation to make any direct or indirect investment in, or capital contribution to, any Person. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, has all requisite corporate, or other legal entity, as the case may be, power and authority to own its properties and to carry on its businesses as now conducted, and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except in each such case where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The copies of any such Subsidiary’s articles of incorporation and bylaws (or similar governing documents or operating agreements), including all amendments thereto prior to the date hereof, previously made available to the Purchaser are true and complete.

3.03 Authorization; No Breach; Valid and Binding Agreement.

(a) The execution, delivery and performance of this Agreement and all of the other agreements and instruments contemplated hereby to which the Company is a party, and the consummation of the transactions contemplated hereby or thereby, have been duly and validly authorized by all requisite corporate action, and no other corporate act or proceeding on the part of the Company is necessary to authorize the execution, delivery, or performance of this Agreement and the other agreements contemplated hereby to which the Company is a party, or the consummation of the transactions contemplated hereby or thereby.

(b) Except as set forth on Schedule 3.03(b), and subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.12 or on Schedule 3.12(a), the execution, delivery and performance by the Company of this Agreement and the other agreements and instruments contemplated hereby to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, (i) do not and will not conflict with, or result in any breach of, constitute a default under, or result in a violation of the provisions of the Company’s or any of its Subsidiaries’ certificate or articles of incorporation or limited liability company agreement (or equivalent organizational documents), (ii) do not and will not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any assets of the Company or any of its Subsidiaries under, or require any authorization, consent, approval, exemption or other action by or notice to any court or other Governmental Entity under, any Company Material Contract or Company Leased Real Property Lease to which the Company or any of its Subsidiaries is bound, or any Law to which the Company or any of its Subsidiaries is subject, except, in the case of the preceding clause (ii), where the occurrence of any of the foregoing would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. This Agreement and each of the other agreements and instruments contemplated hereby to which the Company is a party and that is required to by the terms of this Agreement to be executed on or before the date hereof, have been duly executed and delivered by the Company and, assuming that this Agreement and such other agreements and instruments have been duly executed, authorized and delivered by the other parties thereto, this Agreement and each of such other agreements and instruments constitute valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

3.04 Membership Interests.

(a) The Seller is the record and beneficial owner of, and has good and marketable title to, all of the Membership Interests, free and clear of all Liens other than restrictions on transfer imposed by state and federal securities Laws.

(b) There are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any Equity Interests of the Company.

(c) Except as set forth on Schedule 3.04(c), there are no outstanding (i) Equity Interests or voting securities of the Company, (ii) securities convertible or exchangeable into Equity

Interests of the Company, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts, agreements or obligations (contingent or otherwise) that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase, retire or redeem Equity Interests of the Company or (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. There are no bonds, debentures, notes or other Company Indebtedness outstanding having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any equityholder of the Company or any of its Subsidiaries, in such equityholder’s capacity as an equityholder of the Company or any such Subsidiaries, may vote.

(d) All of the Equity Interests of each of the Company’s Subsidiaries is validly issued, fully paid and nonassessable and, except as set forth on Schedule 3.04(d), all of the Equity Interests of any such Subsidiaries are owned, directly or indirectly, by the Company or its Subsidiaries and are, or will be upon the Closing, free and clear of all Liens, other than (i) restrictions on transfer imposed by state and federal securities Laws and (ii) Company Permitted Liens.

3.05 Company Financial Statements.

(a) Schedule 3.05 consists of the Company’s (i) audited consolidated balance sheets as of December 31, 2017 and December 31, 2016, and audited consolidated statements of operations, cash flows and stockholders’ equity for the fiscal years then ended, together with all related notes thereto, accompanied by the report thereon of Grant Thornton LLP, and (ii) unaudited consolidated balance sheet as of February 28, 2018 (the “Company Latest Balance Sheet”), and unaudited consolidated statements of income and cash flows for the two (2)-month period then ended (the financial statements in clauses (i) and (ii), collectively, the “Company Financial Statements”). Except as set forth on Schedule 3.05, or as may be indicated in the notes to the Company Financial Statements, the Company Financial Statements have been based upon the information contained in books and records of the Company and its Subsidiaries, have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and present fairly in all material respects the consolidated financial condition and results of operations of the Company and its Subsidiaries as of the dates and for the periods referred to therein, subject in the case of the unaudited financial statements to (x) the absence of footnote disclosures and other presentation items, and (y) changes resulting from normal quarter-end or year-end adjustments.

(b) The Company and its Subsidiaries maintain disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) that are effective and consistent with industry practices for enterprises of a similar scale. The Company’s management has conducted an assessment of the Company’s and its Subsidiaries’ internal control over financial reporting for the year ended December 31, 2017, and did not identify any fraud, or alleged fraud that resulted in an internal investigation, that involves management or other employees who have a significant role in such controls. The Company has disclosed to its auditors (x) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (y) any fraud, to the knowledge of the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since the end of the Company’s most recent audited fiscal year, there has been (x) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (y) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(c) Except as set forth on Schedule 3.05, the Company and its Subsidiaries have no liabilities or obligations (whether matured or unmatured, known or unknown, fixed or contingent or otherwise) that would be required to be set forth on a balance sheet prepared in accordance with GAAP, except liabilities or obligations (i) reflected on or reserved against on the Company Latest Balance Sheet, (ii) that would otherwise be identified or adjusted as part of the Company’s quarterly financial closing and reporting process, (iii) that were incurred after the date of the Company Latest Balance Sheet in the ordinary course of business consistent with past practice, (iv) arising under any Company Material Contract, (v) incurred in connection with the transactions contemplated by this Agreement or (vi) which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

3.06 Absence of Certain Developments.

(a) Since December 31, 2017, there has been no Company Material Adverse Effect.

(b) Except as set forth on the attached Schedule 3.06, and except as expressly contemplated by this Agreement, since December 31, 2017, the Company and its Subsidiaries have, in all material respects, conducted their businesses in the ordinary course of business consistent with past practice.

(c) Except as set forth on the attached Schedule 3.06, since December 31, 2017, neither the Company nor any of its Subsidiaries have taken any action that would require consent pursuant to Section 6.01 if such action had been taken between the date of this Agreement and the Closing Date.

3.07 Title to Properties.

(a) Except as set forth on Schedule 3.07(a), or as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries owns good and marketable title to, or holds pursuant to valid and enforceable leases, all of the personal property and assets shown to be owned or leased by any of them on the Company Latest Balance Sheet, free and clear of all Liens, except for Company Permitted Liens, and such personal property and assets are all of the assets used in or necessary for the conduct of their businesses as they are being conducted as of the date hereof and (ii) no personal property or assets owned by the Seller or any of its Affiliates (other than the Company and its Subsidiaries) are required for or used in the conduct of the business of the Company and its Subsidiaries, taken as a whole.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and except as set forth on Schedule 3.07(b):

(i) the Company Leased Real Property Leases and Company Landlord Leases are in full force and effect, and either the Company or one of its Subsidiaries holds a legal, valid, binding and enforceable leasehold interest under each such Company Leased Real Property Lease, free and clear of all liens and encumbrances, except for Company Permitted Liens, and, to the Company’s knowledge, the Company Leased Real Property Leases and Company Landlord Leases are valid and binding obligations of the other party or parties thereto, enforceable in accordance with their terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity);

(ii) the Company has delivered to the Purchaser complete and accurate copies of each of the Company Leased Real Property Leases and Company Landlord Leases

described on Schedule 3.07(b) (and in the case of any oral Company Leased Real Property Lease or Company Landlord Lease, a written summary of the material terms of such Company Leased Real Property Lease or Company Landlord Lease), and none of such Company Leased Real Property Leases or Company Landlord Leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to the Purchaser;

(iii) neither the Company nor any of its Subsidiaries is in default in any material respect under any of such Company Leased Real Property Leases or Company Landlord Leases, and, to the Company’s knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under any Company Leased Real Property Lease or Company Landlord Lease;

(iv) the Company’s or any of its Subsidiaries’ possession and quiet enjoyment of the Company Leased Real Property under the Company Leased Real Property Leases has not been disturbed in any material respect, and there are no ongoing disputes with respect to any Company Leased Real Property Lease or Company Landlord Lease; and

(v) neither the Company nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy such property subject to any Company Leased Real Property Lease or any material portion thereof.

(c) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and except as set forth in Schedule 3.07(c), with respect to each Company Owned Real Property: (i) the Company or one of its Subsidiaries (as the case may be) has good and marketable indefeasible fee simple title to such Company Owned Real Property, free and clear of all liens and encumbrances, except Company Permitted Liens, (ii) neither the Company nor any Subsidiary has leased or otherwise granted to any Person the right to use or occupy such Company Owned Real Property or any portion thereof (other than the Company Landlord Leases); (iii) other than the right of the Purchaser pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Company Owned Real Property or any portion thereof or interest therein, and (iv) neither the Company nor any Subsidiary is a party to any agreement or option to purchase any material real property or interest therein.

(d) Except as set forth in Schedule 3.07(d), or as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) all certificates of occupancy, permits, licenses, franchises, approvals and authorizations of all Governmental Entities required by applicable Law to use or occupy the Company Real Property or operate the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, have been issued and are in full force and effect, and (ii) the Company has not received any written notice from any Governmental Entity having jurisdiction over the Company Real Property threatening a suspension, revocation, modification or cancellation of any Company Real Property Permit.

3.08 Tax Matters. Except as set forth on Schedule 3.08:

(a) The Company and its Subsidiaries have timely filed all income and other material Tax Returns which are required to be filed by them. All such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes (whether or not shown as due and owing by the Company and the Subsidiaries on any such Tax Returns) that are due and payable by the Company and its Subsidiaries have been timely paid. The Company and each of its Subsidiaries have properly withheld and paid all material Taxes required to have been withheld and paid by them in connection with amounts paid or owing to any stockholder, employee, creditor, independent contractor, or other third party.

(b) There are no pending audits, disputes, written claims or other information requests of a Governmental Entity asserting any material deficiency in Taxes or any proposed material adjustment of any income or other material Taxes or Tax Returns of the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has waived any statute of limitations beyond the date hereof in respect of any income or other material Taxes or agreed to any extension of time beyond the date hereof with respect to a material Tax assessment or deficiency.

(d) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treas. Reg. § 1.6011-4(b)(2).

(e) There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any Subsidiary.

(f) Neither the Company nor any Subsidiary (i) has, since January 1, 2014, been a member of an Affiliated Group filing a combined, consolidated, or unitary Tax Return, or (ii) has any material liability for the Taxes of any Person under Treasury Regulation §1.1502-6 or any analogous or similar state, local or foreign Law, or as a transferee or successor, in each case, other than a group (or the members thereof) the members of which are only the Company and its Subsidiaries or any combination thereof and the current group of which the Seller is the common parent.

(g) (i) None of the Company nor any of its Subsidiaries is treated as a domestic corporation for U.S. federal income tax purposes, and (ii) none of the Company nor any of its Subsidiaries will as of the Closing Date be treated as a domestic corporation for U.S. federal income tax purposes (including, for the avoidance of doubt, any entities identified on Schedule 3.08(g)(i)). Since its date of formation, none of the entities identified on Schedule 3.08(g)(ii) has ever (x) held any assets, (y) other than in its capacity as a co-borrower with respect to indebtedness issued by the Company (and for which the Company is the sole borrower), incurred any liabilities or (z) engaged in any business or investment activity of any kind.

(h) None of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of the application of Section 965 of the Code.

(i) To the knowledge of the Company, if the taxable years of the Company and its Subsidiaries were treated as ending on the date hereof, the Company would not be required to include more than $50,000,000 in taxable income as a result of the application of Sections 951 or 951A of the Code.

(j) None of the Company or any of its Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement (“Tax Sharing Agreements”) (other than (i) any customary agreements with customers, vendors, lenders, lessors entered into in the ordinary course of business and the primary purpose of which is not related to Taxes and (ii) property Taxes payable with respect to properties leased), and none has any current or potential material contractual obligation to indemnify any other Person with respect to Taxes pursuant to such a Tax allocation or Tax sharing agreement.

The representations and warranties contained in this Section 3.08 and, to the extent relating to Taxes, Section 3.13 are the only representations and warranties being made by the Company with respect to Taxes related to the Company or any of its Subsidiaries or this Agreement or its subject matter, and no other representation or warranty contained in any other section of this Agreement shall apply to any such Tax matters.

3.09 Contracts and Commitments.

(a) Except as set forth on Schedule 3.09(a), as of the date hereof, neither the Company nor any of its Subsidiaries is party to or bound by any written:

(i) (A) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any material portion of their assets, or (B) Contract under which it has advanced or loaned any other Person that is not an Affiliate of the Company, amounts exceeding, in the aggregate, $25,000,000;

(ii) guaranty of any obligation made on behalf of any Person other than the Company or any of its Subsidiaries or other material guaranty in amounts exceeding, in the aggregate, $25,000,000;

(iii) settlement, conciliation, or similar agreement with any Governmental Entity or pursuant to which the Company or any of its Subsidiaries will be required, after the date of this Agreement, to satisfy any material monetary or non-monetary obligations;

(iv) lease or agreement under which it is lessee or lessor of, or holds or operates any material personal property owned by any other party, or permits any third party to hold or operate any material personal property owned or controlled by it, in each case for which the annual rental exceeds $5,000,000;

(v) agreements relating to any pending or completed material business acquisition by the Company or any of its Subsidiaries within the last three (3) years or pursuant to which the Company or any of its Subsidiaries has remaining material obligations or liabilities;

(vi) joint venture, partnership or similar agreement or other similar arrangement with a third party that is material to the business of the Company and its Subsidiaries, taken as a whole;

(vii) Contract pursuant to which (A) the Company or any of its Subsidiaries are licensed or otherwise permitted by a third party to use any Intellectual Property material to the business of the Company and its Subsidiaries, taken as a whole, which is owned by such third party (other than non-exclusive licenses to the Company or any of its Subsidiaries of commercially available, unmodified “off the shelf” software where one-time or aggregate annual fees, royalties or other consideration (including maintenance fees) for any such software or group of related software licenses is no more than $2,000,000), or (B) any third party is licensed or otherwise permitted to use any material Intellectual Property owned by the Company or any of its Subsidiaries;

(viii) Contract which expressly limits or prohibits the Company or any of its Subsidiaries from competing or freely engaging in business anywhere in the world;

(ix) With respect to material Intellectual Property owned by the Company or any of its Subsidiaries, any (A) Contract that limits the freedom or right of the Company or any of its Subsidiaries to use such Intellectual Property, (B) Contract granting any exclusive rights to any third party with respect to such Intellectual Property, (C) settlement Contract, consent-to-use or co-existence agreement or (D) Contract providing for the assignment, ownership, creation or development of such Intellectual Property (excluding employee and independent contractor agreements on the standard form of the Company or any of its Subsidiaries which are entered into in the ordinary course of business);

(x) Contract with any Governmental Entity where (A) the Governmental Entity is the customer and (B) such Contract involves annual payments in excess of $5,000,000;

(xi) collective bargaining agreement, neutrality agreement, card check agreement, or any other Contract with any trade union, works council or other labor organization affecting any employee of the Company;

(xii) Contract with each (A) Company Significant Customer and (B) Company Significant Supplier;

(xiii) Contract for the provision of services to the Company or any of its Subsidiaries by any employee or individual independent contractor on a full-time, part-time or consulting basis and providing for annual compensation in excess of $500,000; or

(xiv) any other Contract which involves consideration in excess of $80,000,000.

(b) The Company has delivered or made available to the Purchaser or its Representatives true and correct copies (in all material respects) of all written Contracts and plans that are required to be set forth on Schedule 3.09(a) (collectively, the “Company Material Contracts”), together with all material amendments, waivers or other changes thereto (but subject, in each case, to redactions of pricing and other competitively sensitive information to the extent required by Antitrust Law).

(c) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and except as set forth on Schedule 3.09(c), (i) each of the Company and its Subsidiaries has performed in all material respects all material obligations required to be performed by it and is not in material default under, in material breach of, nor in receipt of any written Claim of material default or material breach under, any Company Material Contract, (ii) no event has occurred which, with the passage of time or the giving of notice or both, would result in a material default or material breach by the Company or any of its Subsidiaries under any Company Material Contract, and (iii) as of the date hereof, to the knowledge of the Company, there is no material breach or threatened material breach by the other parties to any Company Material Contract. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and except for those that have terminated or expired in accordance with their terms, all of the Company Material Contracts are valid and in full force and effect and constitute legal, valid and binding obligations of the Company or any such Subsidiary, and are enforceable against the Company or any such Subsidiary in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity), and, to the knowledge of the Company, constitute legal, valid and binding obligations of the other party or parties thereto, enforceable against such party or parties in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity).

3.10 Intellectual Property.

(a) The Company or one of its Subsidiaries owns or has the right to use all Intellectual Property material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (collectively, “Company Intellectual Property”), free and clear of all Liens, except for Company Permitted Liens. To the Company’s knowledge, all registrations and applications for material Intellectual Property owned by the Company or its Subsidiaries are subsisting, have not been abandoned or cancelled, and are valid and enforceable. Except as would not reasonably be expected to, individually or in the aggregate, result in material liability to the Company or its Subsidiaries, taken as a whole, there are no suits or actions pending or, to the Company’s knowledge, threatened in writing against the Company or any of its Subsidiaries challenging the validity, enforceability, or registrability of any material Intellectual Property owned by the Company or its Subsidiaries and used by the Company or its Subsidiaries in the operation their business, taken as a whole, as currently conducted (excluding office actions issued in the ordinary course of prosecution thereof).

(b) There are no Claims currently pending or, to the Company’s knowledge, threatened in writing against the Company or any of its Subsidiaries in the past three (3) years with respect to infringement, misappropriation or violation of any third party Intellectual Property, in each case that would reasonably be expected to result in material liability to the Company or its Subsidiaries, taken as a whole. The operation of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted does not infringe, misappropriate, or violate the Intellectual Property of any third party, except as would not reasonably be expected to, individually or in the aggregate, result in any material liability to the Company or its Subsidiaries, taken as a whole. Except as set forth in Schedule 3.10(b), to the Company’s knowledge, no third party is currently infringing, misappropriating or violating any Intellectual Property owned by the Company or any of its Subsidiaries, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company or any of its Subsidiaries, taken as a whole.

(c) The Company and its Subsidiaries own or are licensed to use pursuant to a valid and enforceable license agreement all material Intellectual Property necessary for the business of the Company and its Subsidiaries, taken as a whole, as presently conducted. The Company and its Subsidiaries have taken commercially reasonable measures to maintain, enforce and protect its rights in the Intellectual Property owned by the Company and its Subsidiaries, in each case, in a manner reasonably consistent with the strategic objectives of the business of the Company and its Subsidiaries, taken as a whole.

(d) The Company and its Subsidiaries have taken steps that are commercially reasonable under the circumstances, including reasonable security measures, to protect and maintain the secrecy, confidentiality, and value of all material trade secrets of the Company and its Subsidiaries. The Company and its Subsidiaries have taken commercially reasonable steps to obtain appropriate confidentiality agreements and intellectual property and work product assignments and releases with current and former employees, independent contractors, and other Persons who have been involved in the development of any material Intellectual Property for the benefit of, or under the direction or supervision of, the Company or any of its Subsidiaries. To the Company’s knowledge, no such current or former employees, independent contractors, or other Persons are in material breach of any such agreements.

(e) Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, the information technology systems used in the business of the Company and its Subsidiaries, taken as a whole, including all computer hardware, software, firmware, process automation and telecommunications systems (the “Company Systems”), operate and perform in all material respects as required by the Company and its Subsidiaries, and have operated and performed adequately during the last three (3) years (other than temporary problems arising in the ordinary course of business that did not materially disrupt the operations of the business of the Company and its Subsidiaries, taken as a whole, and which have been remedied in all material respects). The Company and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy, and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan.

(f) Except as set forth on Schedule 3.10(f), the Company and its Subsidiaries comply with, and in the last three (3) years have complied with, all Data Security Requirements in all material respects. In the last three (3) years, neither the Company nor its Subsidiaries has (A) to the knowledge of the Company, experienced any incident in which Company Sensitive Data was or may have been stolen or improperly accessed or disclosed, including any actual or alleged data security breaches or unauthorized access or use of any of the Company Systems, or (B) received any written claims, notices or complaints from any Person with respect thereto, in each case except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole.

3.11 Litigation. As of the date hereof, except (a) as set forth on Schedule 3.11, or (b) for Claims, if resolved adversely to the Company or any of its Subsidiaries, that would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, or a material non-monetary impact on the operation of the business of the Company and its Subsidiaries, taken as a whole, there are no Claims pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any Governmental Entity, and neither the Company nor any of its Subsidiaries is subject to any outstanding Order that is material to the business of the Company and its Subsidiaries, taken as a whole.

3.12 Governmental Consents; Permits; etc.

(a) Assuming the accuracy of the representations and warranties of the Purchaser contained in this Agreement, except for (a) filings required under, and compliance with other applicable requirements of, (i) the HSR Act and (ii) the other Antitrust Laws set forth in Schedule 8.05(a), (b) compliance with the Exchange Act, including the filing with the SEC of the Proxy Statement, (c) compliance with the rules and regulations of the NYSE, (d) compliance with any applicable state securities or blue sky Laws, or (e) as set forth on the attached Schedule 3.12(a), and except in connection with facts or circumstances relating solely to the Purchaser or any of its Affiliates, no consent, approval, or authorization of, or declaration to or filing with, any Governmental Entity is required in connection with any of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of any of the transactions contemplated hereby, other than any such consent, approval, authorization, declaration or filing that, if not obtained, would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have obtained, and are in compliance with, all material Permits reasonably necessary under applicable Laws to permit the Company and its Subsidiaries to own, operate, use, and maintain their assets in the manner in which they are now operated and maintained, and to conduct the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, and such Permits are in full force and effect. As of the date hereof, there are no pending or, to the knowledge of the Company, threatened limitations, terminations, expirations or revocations of such Permits other than such limitations, terminations, expirations or revocations that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there are no outstanding written notices received by the Company or any of its Subsidiaries alleging the failure to hold any material Permits.

3.13 Company Benefit Plans.

(a) Schedule 3.13(a) contains a true and complete list of all material Company Benefit Plans and each Multiemployer Plan to which the Company contributes or is directly required to contribute for the benefit of current or former employees, directors or consultants of the Company or any of its Subsidiaries.

(b) Each of the Company Benefit Plans that is intended to be qualified under Section 401(a) of the Code is subject to a favorable determination letter from the IRS or is a prototype or other plan that is entitled to rely on an opinion or advisory letter issued by the IRS to the plan sponsor regarding qualification of the form of the prototype or other plan, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of such Company Benefit Plan. Each Company Benefit Plan has been funded, administered and maintained, in form and in operation, in all material respects in accordance with its terms and with all applicable Laws, including but not limited to the requirements of the Code and ERISA. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred and no breaches of fiduciary duty (as determined under ERISA) have occurred with respect to any Company Benefit Plan that would reasonably be expected to result in any material liability. Except as set forth on Schedule 3.13(b) or would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, there are no current Claims pending, or, to the Company’s knowledge, threatened or reasonably anticipated (other than routine Claims for benefits) with respect to any Company Benefit Plan or, to the Company’s knowledge, any Multiemployer Plan.

(c) With respect to each Company Benefit Plan and Multiemployer Plan, except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, all required contributions, premiums, or other payments that are due have been made on a timely basis, and any amounts not yet due have been properly accrued.

(d) With respect to each material Company Benefit Plan, the Company has made available to the Purchaser true and complete copies of, in each case, to the extent applicable, (i) all material plan documents and amendments thereto, related trust documents, group insurance policies and material Contracts, (ii) the most recent determination, opinion, notification, or advisory letter received from the IRS, (iii) the most recent Form 5500 annual report, (iv) the most recent summary plan description and all summaries of material modifications thereto, (v) the most recently completed plan years’ compliance and discrimination tests, (vi) the most recent actuarial valuation report or recent summary of material outstanding obligations, and (vii) any non-routine correspondence with a Governmental Entity dated within the past thirty six (36) months with respect to any matter involving such Company Benefit Plan that would reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole. With respect to each Multiemployer Plan to which the Company contributes to or is directly obligated to contribute for the benefit of current or former employees, directors, or consultants of the Company and its Subsidiaries, to the extent available in the Company’s possession at the Company’s headquarters location, the Company has made available copies of: (x) the most recent actuarial valuation report, (y) the most recent annual funding notice, and (z) any material correspondence from the Multiemployer Plan’s sponsor regarding plan funding and withdrawal liability estimates.

(e) Except as set forth on Schedule 3.13(e), no Company Benefit Plan is, and none of the Company, or any of its Subsidiaries maintains, sponsors, contributes to, is directly required to contribute to (for the benefit of current or former employees, directors or consultants of the Company or any of its Subsidiaries) or has any current or contingent liability (with respect to current or former employees, directors or consultants of the Company or any of its Subsidiaries) with respect to, (i) any “defined benefit plan” (as such term is defined in Section 3(35) of ERISA) or any other employee benefit plan that is or was subject to Title IV of ERISA or Section 412 of the Code, (ii) any Multiemployer Plan, (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (iv) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). Neither the Company nor any of its Subsidiaries has any outstanding liability or obligations with respect to any employee benefit plan maintained, sponsored, contributed to, or required to be contributed to by an ERISA Affiliate. Except as set forth on Schedule 3.13(e), no Company Benefit Plan provides, and neither the Company nor any of its Subsidiaries has any actual or potential obligation to provide, any material post-employment health, life or other welfare benefits, other than as required under Section 4980B of the Code or any similar applicable Law for which the covered individual pays the full cost of coverage.

(f) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries have complied and are in compliance with the requirements of COBRA as well as the

Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder (“PPACA”), and (ii) neither the Company nor any of its Subsidiaries has incurred, or is reasonably expected to incur or to be subject to, any Tax, penalty or other liability that may be imposed under PPACA, including pursuant to Sections 4980B, 4980D, or 4980H of the Code

(g) Except as set forth on Schedule 3.13(g), without limiting the generality of the other provisions of this Section 3.13, with respect to each Company Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (each such plan, a “Foreign Company Benefit Plan”): (i) all material employer and employee contributions to each Foreign Company Benefit Plan required by Law or by the terms of such Foreign Company Benefit Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices, (ii) each Foreign Company Benefit Plan required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities, and (iii) no Foreign Company Benefit Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA).

(h) Each agreement, contract, arrangement or Company Benefit Plan of the Company and its Subsidiaries that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code to which the Company or any of its Subsidiaries is a party materially complies with and has been maintained in all material respects in accordance with the requirements of Section 409A of the Code and any U.S. Department of Treasury or IRS guidance issued thereunder. Neither the Company nor any of its Subsidiaries has any legally binding obligation to reimburse or otherwise “gross-up” any Person for any Taxes as a result of Section 409A of the Code.

(i) Except as expressly provided otherwise under this Agreement, or as set forth on Schedule 3.13(i), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or in combination with the occurrence of any other event) constitute an event under any Company Benefit Plan that will result in any material payment (whether severance pay or otherwise), give rise to any material liability, acceleration, forgiveness of Company Indebtedness, vesting, distribution, increase in benefits or compensation, forfeiture or obligation to fund benefits thereunder.

(j) Neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or Company Benefit Plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) and any U.S. Department of Treasury or IRS guidance issued thereunder in connection with the transactions contemplated hereby (either alone or in combination with the occurrence of any other event).

(k) Neither the Company nor any of its Subsidiaries has any actual or potential obligation to reimburse or otherwise “gross-up” any Person for any Taxes as a result of Sections 280G or 4999 of the Code.

3.14 Insurance. Schedule 3.14 contains a true and complete list as of the date of this Agreement of all material insurance policies held by, or for the benefit of, the Company or any of its Subsidiaries (the “Company Insurance Policies”). Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (a) all Company Insurance Policies are in full force and effect, (b) neither the Company nor any of its Subsidiaries is in default with respect to its obligations under the Company Insurance Policies in any material respect, and (c) the Company and the Company’s Subsidiaries are current in all premiums due under the Company Insurance Policies.

3.15 Compliance with Laws. Except as set forth in Schedule 3.15, (a) the Company and each of its Subsidiaries is, and during the three (3) years prior to the date hereof has been, in compliance with all applicable Laws in all material respects and (b) during the three (3) years prior to the date hereof, no written Claims have been received by, and to the Company’s knowledge, no written Claims have been filed against, the Company or any of its Subsidiaries alleging material noncompliance with any Laws, other than, in each case, requests for information or audits in the ordinary course.

3.16 Environmental Matters. Except as set forth on Schedule 3.16, or as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole:

(a) The Company and each of its Subsidiaries are in compliance, and have for the past three (3) years complied, with all applicable Environmental Laws, which compliance includes, and has included, obtaining, maintaining, and complying with Permits required for the operation of the business of the Company and its Subsidiaries as conducted as of or for the three (3) years prior to the Closing Date.

(b) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has received a written Claim or Order from a Governmental Entity that remains outstanding or unresolved as of the Closing Date alleging any actual or alleged violation of, or liability under, applicable Environmental Laws.

(c) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has disposed of, arranged for the disposal of, transported, or released, owned or operated any property or facility contaminated by, exposed any Person to, or manufactured, distributed or sold any Hazardous Substance (including at, on, under or from any real property currently or formerly owned or leased by the Company or any of its Subsidiaries during the time that the Company and its Subsidiaries owned or leased such real property), in each case in a manner that has not been in compliance with applicable Environmental Laws or that has given or would reasonably be expected to give rise to liabilities for the Company or any of its Subsidiaries pursuant to applicable Environmental Laws.

(d) To the knowledge of the Company, the Company has made available to the Purchaser all material environmental audits, assessments, and reports in the Company’s possession at the Company’s headquarters location that are less than one (1) year old relating to the Company or any of its Subsidiaries, including any real property currently or formerly owned or leased by the Company or any of its Subsidiaries, which disclose liabilities or noncompliance that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

3.17 Affiliated Transactions. Except (a) as set forth on Schedule 3.17, (b) for the Company Benefit Plans and employment-related Contracts, (c) for Contracts between or among the Company and/or any of its Subsidiaries, and (d) for the Surviving Commercial Contracts, no officer, director, stockholder or Affiliate of the Company or any of its Subsidiaries or, to the Company’s knowledge, any individual in any officer’s or director’s immediate family, is a party to any Contract with the Company or any of its Subsidiaries or, to the knowledge of the Company, has any material interest in any assets, rights or property owned, licensed, leased or used by the Company or any of its Subsidiaries (a “Company Affiliate Transaction”). Schedule 3.17 contains a true and complete list of all written Contracts (and material unwritten Contracts) between the Company or any of its Subsidiaries, on the one hand, and one or more of their respective Affiliates (other than the Company, any of its Subsidiaries or any joint venture to which the Company or any of its Subsidiaries is a party), on the other (other than this Agreement and any ancillary agreement contemplated hereby).

3.18 Employees.

(a) Except as set forth on Schedule 3.18(a), (i) neither the Company nor any of its Subsidiaries is a party to, bound by, or currently negotiating any labor or collective bargaining agreement, or card check agreement/neutrality agreement or any other similar agreement with any union, labor organizations, or works council, (ii) no employees of the Company or any of its Subsidiaries are represented by any union, labor organization, or works council in connection with such employment, (iii) to the Company’s knowledge, there are no union organizing campaigns, petitions, or proceedings seeking recognition of a collective bargaining unit or decertification activities, in each case, with respect to any employees of the Company or any of its Subsidiaries currently pending or threatened, (iv) neither the Company nor any of its Subsidiaries is currently experiencing any strike, work stoppage, picketing, walkout, lockout, slowdown, or other similar material labor action and, to the Company’s knowledge, no such action is threatened, and (v) there are no unfair labor practice charges before the National Labor Relations Board or comparable Governmental Entity, or material grievances, complaints, claims, or judicial or administrative proceedings, which are pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries by or on behalf of any employees of the Company or any of its Subsidiaries.

(b) Except as set forth on Schedule 3.18(b), (i) the Company and each of its Subsidiaries are in compliance in all material respects with all applicable Laws relating to labor and employment, including but not limited to Laws relating to employment practices, terms and conditions of employment, tax withholding, equal employment opportunity, discrimination, harassment, sexual harassment, and retaliation, immigration status, worker visas, employee safety and health, wages and hours, disability rights or benefits, applicant and employment background checking, the Worker Adjustment and Retraining Notification Act of 1988 and any similar foreign, national, federal, state or local “mass layoff” or “plant closing” Law (collectively, “WARN”), collective bargaining, unions, contingent workers, affirmative action plans, workers’ compensation, equal pay, family and medical leave and other leaves of absences, and worker classification (including proper classification of employees as exempt or non-exempt under the Fair Labor Standards Act or similar state or local wage and hour Laws, and proper classification of workers as employees or independent contractors), and (ii) there are no Claims pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries alleging a material violation of any such Laws.

3.19 Customers and Suppliers; Products.

(a) Schedule 3.19(a) hereto sets forth a true and complete list of the ten (10) largest customers (measured by approximate dollar volume of net sales by the Company and its Subsidiaries to such customers) of each of (i) the Motorparts Division and (ii) the Powertrain Division of the Company and its Subsidiaries, in each case, for the twelve (12)-month period ending December 31, 2017 (the “Company Significant Customers”). Since December 31, 2017, no Contract with a Company Significant Customer has been modified in a manner materially adverse to the interests of the Company relative to the terms in the previously existing Contract, and no Company Significant Customer has provided the Seller or the Company or any of its Subsidiaries written notice that it will discontinue doing business with the Company or its Subsidiaries or materially reduce the business that it currently conducts with the Company and its Subsidiaries.

(b) Schedule 3.19(b) hereto sets forth a true and complete list of the ten (10) largest suppliers (measured by approximate dollar volume of purchases by the Company and its Subsidiaries from such suppliers) of each of (i) the Motorparts Division and (ii) the Powertrain Division of the Company and its Subsidiaries, in each case, for the twelve (12)-month period ending December 31, 2017 (the “Company Significant Suppliers”). Since December 31, 2017, no Contract with a Company Significant Supplier has been modified in a manner materially adverse to the interests of the Company relative to the terms in the previously existing Contract, and no Company Significant Supplier has provided the Seller or the Company or any of its Subsidiaries written notice that it will discontinue doing business with the Company or its Subsidiaries or materially reduce the business that it currently conducts with the Company and its Subsidiaries.

(c) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or except as specifically reflected or reserved against in accordance with GAAP or otherwise disclosed in the Company Financial Statements, (i) during the three (3) year period prior to the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of any material Claim by or before any Governmental Entity relating to any product that is or has been developed, manufactured, marketed, sold or distributed by the Company or any of its Subsidiaries, including the packaging and advertising related thereto, or any services provided by the Company or any of its Subsidiaries and (ii) there has not been during the three (3) year period prior to the date hereof, nor is there under consideration by the Company or any of its Subsidiaries, any recall or post-sale warning of a material nature concerning any such product.

3.20 International Trade and Anti-Corruption.

(a) Except as set forth on Schedule 3.20(a), neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees, nor to the knowledge of the Company, any Person acting on behalf of the Company or any of its Subsidiaries, is currently, or has been in the last five (5) years: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws; or (iv) otherwise in material violation of applicable Sanctions Laws, Ex-Im Laws, or U.S. anti-boycott Laws (collectively, “Trade Control Laws”).

(b) Neither the Company nor its Subsidiaries have any material outstanding liability under anti-dumping duty Orders or countervailing duty Orders, including any potential liability under preliminary determinations.

(c) In the last five (5) years, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees, nor to the knowledge of the Company, any Person acting on behalf of or associated with of the Company or any of its Subsidiaries, has at any time (i) made or accepted any unlawful payment or given, offered, promised, or authorized or agreed to give or receive, any money, advantage or thing of value, directly or indirectly, to or from any Government Official or other Person in violation of Anti-Corruption Laws; (ii) used any corporate funds for unlawful political or charitable contributions, gifts, hospitality, travel, entertainment or other unlawful expenses relating to political activity; or (iii) has otherwise been in violation of any Anti-Corruption Laws in any respect.

(d) Except as disclosed in Schedule 3.20(d), during the five (5) years prior to the date hereof, neither the Company nor any of its Subsidiaries has (i) received from any Governmental Entity any notice, inquiry, or internal or external allegation; (ii) been the subject of any investigation by any Governmental Entity; (iii) made any voluntary or involuntary disclosure to a Governmental Entity; or (iv) conducted any internal investigation or audit, in each case (i)-(iv), relating to or arising from any actual or potential violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws.

(e) Excluding the matters disclosed on Schedule 3.20(e), during the past five (5) years, neither the Company nor any of its Subsidiaries has received a civil investigative demand, claim notice, preservation letter or any investigative subpoena, notice, target letter, or equivalent from any Governmental Entity relating to any alleged material violations of antitrust or competition Laws by the Company or any of its Subsidiaries.

(f) The Company has disclosed to the Purchaser any matter that, to the knowledge of the Company, would be required to be disclosed as an exception to the representations and warranties contained in this Section 3.20 if the entity set forth on Schedule 3.20(f) were deemed to be a Subsidiary of the Company.

3.21 Brokerage. Except for the fees and expenses of XMS Capital Partners, LLC, there are no claims for brokerage commissions, finders’ fees or similar compensation due in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to the Purchaser or its Representatives true and complete copies of all contracts, agreements and arrangements with respect to the engagement by the Company of XMS Capital Partners, LLC related to the transactions contemplated hereby.

3.22 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (INCLUDING THE DISCLOSURE SCHEDULES) OR ANY OTHER AGREEMENT OR CERTIFICATE EXECUTED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, THE PURCHASER ACKNOWLEDGES THAT NEITHER THE SELLER NOR ANY PERSON ON BEHALF OF THE SELLER MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE SELLER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT AND TO THE EXTENT ANY SUCH INFORMATION IS EXPRESSLY INCLUDED IN A REPRESENTATION OR WARRANTY CONTAINED IN THIS ARTICLE III (INCLUDING THE DISCLOSURE SCHEDULES), NEITHER THE SELLER NOR ANY OTHER PERSON SHALL HAVE OR BE SUBJECT TO ANY LIABILITY OR OBLIGATION TO THE PURCHASER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION OR FAILURE TO DISTRIBUTE TO THE PURCHASER, OR THE PURCHASER’S USE OF, ANY SUCH INFORMATION PROVIDED TO THE PURCHASER, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, ESTIMATES, FORECASTS OR OTHER MATERIAL, OR MADE AVAILABLE TO THE PURCHASER IN ANY ELECTRONIC DATA ROOM MAINTAINED BY THE SELLER OR THE COMPANY IN CONNECTION WITH OR MANAGEMENT PRESENTATIONS IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing Date that:

4.01 Organization and Power. The Seller is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Seller has all requisite corporate power and authority to own and operate its properties and assets, to carry on its business as now conducted, to execute and deliver this Agreement, and, subject to the approvals described in Section 4.07, to consummate the transactions contemplated hereby, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Seller to perform its obligations hereunder or consummate the transactions contemplated hereby.

4.02 Authorization; No Breach; Valid and Binding Agreement. The execution, delivery and performance by the Seller of this Agreement and all of the other agreements and instruments contemplated hereby to which the Seller is a party and the consummation of the transactions contemplated hereby or thereby have been duly and validly authorized by all requisite action, and no other corporate act or proceeding on the part of the Seller is necessary to authorize the execution, delivery or performance of this Agreement and the other agreements contemplated hereby to which the

Seller is a party or the consummation of the transactions contemplated hereby or thereby. The Seller has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.07 or on Schedule 4.07, the Seller’s execution, delivery and performance of this Agreement and each of the other agreements and instruments contemplated hereby to which the Seller is a party, and the consummation of the transactions contemplated hereby or thereby, will not breach or violate (a) the Seller’s organizational documents, (b) any applicable Law or Order applicable to the Seller, or (c) any Contract to which the Seller is bound, except in the cases of clauses (b) and (c), where such breach or violation would not materially and adversely affect the Seller’s ability to execute, deliver and perform this Agreement or consummate the transactions contemplated hereby. This Agreement and each of the other agreements and instruments contemplated hereby to which the Seller is a party and that is required by the terms of this Agreement to be executed on or before the date hereof have been duly executed and delivered by the Seller and, assuming that this Agreement and such other agreements and instruments have been duly executed, authorized and delivered by the other parties thereto, this Agreement and each of such other agreements and instruments constitute valid and binding obligations of the Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.03 Equity Interests. The Seller is the record and beneficial owner of one hundred percent (100%) of the Membership Interests and owns such Membership Interests free and clear of all Liens other than restrictions on transfer imposed by state and federal securities Laws. The Seller has good title to, and has full power and authority to convey, all of the Membership Interests. Upon transfer to the Purchaser of the Membership Interests and payment for the Membership Interests at the Closing in accordance with the terms hereof, the Purchaser will receive good and marketable title to such Membership Interests, free and clear of all Liens, other than restrictions on transfer imposed by state and federal securities Laws.

4.04 No Registration. The Seller acknowledges that the Purchaser Shares to be delivered to the Seller at the Closing pursuant to Section 1.02 will not, as of the Closing, be registered under the Securities Act or under any state securities Laws. The Seller (a) is acquiring the Purchaser Shares pursuant to an exemption from registration under the Securities Act for its own account solely for investment without a view toward distribution, (b) will not sell or otherwise dispose of any of the Purchaser Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (c) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Purchaser Shares and of making an informed investment decision, and (d) is an Accredited Investor.

4.05 Reliance on Exemptions. The Seller understands that the Purchaser Shares are being offered and sold to the Seller in reliance on specific exemptions from the registration requirements of United States federal and state securities Laws and regulations and that the Purchaser is relying upon the truth and accuracy of, and the Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Seller set forth herein in order to determine the availability of such exemptions and the eligibility of the Seller to acquire the Purchaser Shares.

4.06 Litigation. There are no Claims pending or, to the Seller’s knowledge, threatened against the Seller at law or in equity, or before or by any Governmental Entity, which would materially and adversely affect the Seller’s ability to perform its obligations hereunder or consummate the transactions contemplated hereby. The Seller is not subject to any outstanding Order that would materially and adversely affect the Seller’s ability to perform its obligations hereunder or consummate the transactions contemplated hereby.

4.07 Governmental Consents, etc. Assuming the accuracy of the representations and warranties of the Purchaser contained in this Agreement, except for (a) filings required under, and compliance with other applicable requirements of, (i) the HSR Act and (ii) the other Antitrust Laws set forth in Schedule 8.05(a), (b) compliance with the Exchange Act, including the filing with the SEC of the Proxy Statement, (c) compliance with the rules and regulations of the NYSE, and (d) compliance with any applicable state securities or blue sky Laws, or (e) as set forth on the attached Schedule 4.07, and except in connection with facts or circumstances relating solely to the Purchaser or any of its Affiliates, no consent, approval, or authorization of, or declaration to or filing with, any Governmental Entity is required in connection with any of the execution, delivery or performance of this Agreement by the Seller or the consummation by the Seller of any other transaction contemplated hereby, other than any such consent, approval, authorization , declaration or filing that, if not obtained, has not had, and would not reasonably be expected to have individually or in the aggregate, a material adverse effect on the Seller’s ability to perform its obligations hereunder or consummate the transactions contemplated hereby.

4.08 Brokerage. Except for the fees and expenses of XMS Capital Partners, LLC, there are no claims for brokerage commissions, finders’ fees or similar compensation due in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Seller or the Company.

4.09 Investigation. The Seller acknowledges that it is relying on its own independent investigation and analysis in entering into the transactions contemplated hereby. The Seller is knowledgeable about the industries in which the Purchaser and its Subsidiaries operate and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time.

4.10 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (INCLUDING THE DISCLOSURE SCHEDULES) OR ANY OTHER AGREEMENT OR CERTIFICATE EXECUTED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, THE PURCHASER ACKNOWLEDGES THAT NEITHER THE SELLER NOR ANY PERSON ON BEHALF OF THE SELLER MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE SELLER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT AND TO THE EXTENT ANY SUCH INFORMATION IS EXPRESSLY INCLUDED IN A REPRESENTATION OR WARRANTY CONTAINED IN THIS ARTICLE IV (INCLUDING THE DISCLOSURE SCHEDULES), NEITHER THE SELLER NOR ANY OTHER PERSON SHALL HAVE OR BE SUBJECT TO ANY LIABILITY OR OBLIGATION TO THE PURCHASER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION OR FAILURE TO DISTRIBUTE TO THE PURCHASER, OR THE PURCHASER’S USE OF, ANY SUCH INFORMATION PROVIDED TO THE SELLER, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, ESTIMATES, FORECASTS OR OTHER MATERIAL, OR MADE AVAILABLE TO THE PURCHASER IN ANY ELECTRONIC DATA ROOM MAINTAINED BY THE SELLER OR THE COMPANY IN CONNECTION WITH OR MANAGEMENT PRESENTATIONS IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as (a) set forth in the Disclosure Schedules, in which capitalized terms used and not otherwise defined have the meanings given to them in this Agreement, and each section of which shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules if it is reasonably apparent on its face based on a plain reading of such information that such disclosure is applicable to such other section of the Disclosure Schedules (provided, that any matter required to be disclosed for purposes of Section 5.03 shall only be disclosed by specific disclosure in the corresponding section of the Disclosure Schedules) or (b) disclosed in the SEC Reports at least one Business Day prior to the date hereof, other than any risk factor disclosures (other than statements of historical fact) in any such SEC Report contained in the “Risk Factors” section thereof or other similarly cautionary, forward-looking or predictive statements in such SEC Reports, the Purchaser hereby represents and warrants to the Company and the Seller as of the date hereof and as of the Closing Date that:

5.01 Organization and Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Purchaser has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own and operate its properties and assets, to carry on its businesses as now conducted, to execute and deliver this Agreement and, subject to the approvals described in Section 5.05, to consummate the transactions contemplated hereby. The Purchaser is qualified or licensed to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify or be licensed, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect. The copies of the Purchaser’s certificate of incorporation and bylaws, including all amendments thereto prior to the date hereof, previously made available to the Company and the Seller are true and complete. The Purchaser is not in default under, or in violation of, any provision of its certificate of incorporation or bylaws.

5.02 Authorization; No Breach; Valid and Binding Agreement.

(a) The execution, delivery and performance by the Purchaser of this Agreement and all of the other agreements and instruments contemplated hereby to which the Purchaser is a party and the consummation of the transactions contemplated hereby or thereby have been duly and validly authorized by all requisite corporate action, and no corporate other act or proceeding on the part of the Purchaser is necessary to authorize the execution, delivery or performance of this Agreement and the other agreements contemplated hereby to which the Purchaser is a party, or the consummation of the transactions contemplated hereby or thereby, other than, in the case of the Stock Consideration Issuance and the Purchaser Charter Amendment, the Purchaser Stockholder Approval.

(b) Except as set forth on Schedule 5.02(b), and subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 or on Schedule 5.05, the execution, delivery and performance by the Purchaser of this Agreement and the other agreements and instruments contemplated hereby to which the Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby, (i) do not and will not conflict with, or result in any breach of, constitute a default under, or result in a violation of the provisions of the Purchaser’s or any of its Subsidiaries’ certificate or articles of incorporation or bylaws (or equivalent organizational documents), (ii) do not and will not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any assets of the Purchaser or any of its Subsidiaries under, or require any authorization, consent, approval, exemption or other action by or notice to any court or other Governmental Entity under, any Contract to which the Purchaser or any of its Subsidiaries is bound, or any Law to which the Purchaser or any of its Subsidiaries is subject, except, in the case of the preceding clause (ii), where the occurrence of any of the foregoing would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. This Agreement and each of the other agreements and instruments contemplated hereby to which the Purchaser is a party and that is required to by the terms of this Agreement to be executed on or before the date hereof, have been duly executed and delivered by the Purchaser and, assuming that this Agreement and such other agreements and instruments have been duly executed, authorized and delivered by the other parties thereto, this Agreement and each of such other agreements and instruments constitute valid and binding obligations of the Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(c) At a meeting duly called and held by the board of directors of the Purchaser (the “Purchaser Board”), the Purchaser Board, by resolutions of the directors present and voting at such meeting (which resolutions have not, as of the date of this Agreement, been subsequently rescinded, modified or withdrawn), has (i) determined that the terms of this Agreement and the other transactions contemplated hereby, including the Stock Consideration Issuance and the Purchaser Charter Amendment, are advisable, fair to and in the best interests of the Purchaser and its stockholders, (ii) resolved, subject to Section 7.02(b), to recommend that the Purchaser’s stockholders approve this Agreement, the Stock Consideration Issuance and the Purchaser Charter Amendment (the “Purchaser Board Recommendation”) and (iii) has directed (A) the Stock Consideration Issuance and (B) the Purchaser Charter Amendment be submitted to the Purchaser’s stockholders for approval.

5.03 Capital Stock.

(a) Other than the changes to the authorized capital stock of the Purchaser resulting from the Charter Amendment, the authorized capital stock of the Purchaser consists of 135,000,000 shares of Purchaser Common Stock and 50,000,000 shares of preferred stock, par value $0.01, of the Purchaser. As of April 6, 2018, there are (i) 51,425,303 shares of Purchaser Common Stock issued and outstanding (and 14,592,888 shares of Purchaser Common Stock held in treasury), (ii) 0 shares of preferred stock, par value $0.01, outstanding, (iii) 313,409 shares of Purchaser Common Stock issuable upon the exercise of outstanding options, all of which are fully vested and exercisable, (iv) 370,789 shares of Purchaser Common Stock issuable upon the settlement of restricted stock units and (v) 253,223 restricted shares of Purchaser Common Stock outstanding.

(b) All of the shares of Purchaser Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to, and were not issued in violation of, any preemptive rights or rights of first refusal.

(c) Except as set forth on Schedule 5.03, the Purchaser does not have any other Equity Interests authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any Equity Interests by the Purchaser.

(d) Except as issued in the ordinary course of business since December 31, 2017 or in connection with the transactions contemplated hereby, there are no outstanding (i) shares of capital stock or other Equity Interests or voting securities of the Purchaser, (ii) securities convertible or exchangeable into capital stock of the Purchaser, (iii) any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts, agreements or obligations (contingent or otherwise) that could require the Purchaser to issue, sell or otherwise cause to become outstanding or to acquire, repurchase, retire or redeem capital stock of the Purchaser or (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to the Purchaser. There are no bonds, debentures, notes or other Purchaser Indebtedness outstanding having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any stockholder of the Purchaser, in such stockholder’s capacity as a stockholder of the Purchaser, may vote.

5.04 Purchaser SEC Reports.

(a) The Purchaser has timely filed all reports, schedules, forms, statements and other documents with the SEC required to be filed by the Purchaser since January 1, 2016 (collectively and together with all documents filed or furnished on a voluntary basis with the SEC and all documents filed with the SEC after the date hereof, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “SEC Reports”; provided, that SEC Reports shall not include any registration statement which was not declared effective by the SEC or that did not become effective automatically upon filing (including any prospectus forming a part thereof)). As of their respective dates of filing, or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing, or, in the case of a registration statement under the Securities Act, as of the date such registration statement is declared effective by the SEC, or, if amended, as of the date of the last amendment prior to the date hereof, the SEC Reports complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto. None of the Purchaser’s Subsidiaries is required to file any forms, reports or other documents with the SEC. None of the SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed or transmitted (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2016, no executive officer of the Purchaser has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report (except as disclosed in certifications filed with the SEC Reports). Since January 1, 2016 through the date hereof, neither the Purchaser nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. The Purchaser is in compliance in all material respects with all listing and governance requirements of the NYSE. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received by the Purchaser from the SEC or its staff and, to the Purchaser’s knowledge, none of the SEC Reports is the subject of ongoing SEC review. There has been no material correspondence between the SEC and the Purchaser since January 1, 2016 through the date hereof that is not available on the SEC’s Electronic Data Gathering and Retrieval database.

(b) The consolidated financial statements of the Purchaser and its Subsidiaries filed with the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q), and fairly present in all material respects the consolidated financial position of the Purchaser and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

(c) The Purchaser maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by, and designed to address the matters contemplated by, Rule 13a-15 or 15d-15 under the Exchange Act. The Purchaser’s management has conducted an assessment of the Purchaser’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2017, and, based on such assessment, the Purchaser’s management (i) determined that the effectiveness of the Purchaser’s internal controls over financial reporting, as of

December 31, 2017, was as set forth in the Purchaser’s Annual Report on Form 10-K for the year ended December 31, 2017 and (ii) did not identify any fraud, or alleged fraud that resulted in an internal investigation, that involves management or other employees who have a role in the preparation of the Purchaser’s financial statements or in such controls. The Purchaser has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Purchaser’s auditors (1) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Purchaser’s ability to record, process, summarize and report financial information and (2) any fraud, to the knowledge of the Purchaser, whether or not material, that involves management or other employees who have a role in the preparation of the Purchaser’s financial statements or in Purchaser’s internal control over financial reporting. Since the end of the Purchaser’s most recent audited fiscal year, there has been (x) no additional material weakness in the Purchaser’s internal control over financial reporting (whether or not remediated) and (y) no change in the Purchaser’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Purchaser’s internal control over financial reporting.

(d) The Purchaser and its Subsidiaries have no liabilities or obligations (whether matured or unmatured, known or unknown, fixed or contingent or otherwise), that would be required to be set forth on a balance sheet prepared in accordance with GAAP, except liabilities or obligations (i) reflected or reserved against in the consolidated balance sheet (or the notes thereto) of the Purchaser as of December 31, 2017 included in the SEC Reports, (ii) that were incurred after December 31, 2017 in the ordinary course of business consistent with past practice, (iii) incurred in connection with the transactions contemplated by this Agreement or (iv) which would not reasonably be expected to be, individually or in the aggregate, material to the Purchaser and its Subsidiaries, taken as a whole.

5.05 Governmental Consents; etc. Assuming the accuracy of the representations and warranties of the Company and the Seller contained in this Agreement, except for (a) filings required under, and compliance with other applicable requirements of, (i) the HSR Act and (ii) the other Antitrust Laws set forth in Schedule 8.05(a), (b) compliance with the Exchange Act, including the filing with the SEC of the Proxy Statement, (c) compliance with the rules and regulations of the NYSE, and (d) compliance with any applicable state securities or blue sky Laws, and except in connection with facts or circumstances relating solely to the Company or the Seller or any of their respective Affiliates, no consent, approval, or authorization no consent, approval, or authorization of, or declaration to or filing with, any Governmental Entity is required in connection with any of the execution, delivery or performance of this Agreement by the Purchaser or the consummation by the Purchaser of any of the transactions contemplated hereby, other than any such consent, approval, authorization, declaration or filing that, if not obtained, would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

5.06 Brokerage. Except for the fees and expenses of Barclays Capital, Inc., there are no claims for brokerage commissions, finders’ fees or similar compensation due in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser or any of its Subsidiaries.

5.07 Investment Representation. The Purchaser is acquiring the Membership Interests for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. The Purchaser is an Accredited Investor. The Purchaser acknowledges that the Membership Interests have not been registered under the Securities Act, or any state or foreign securities Laws and that the Membership Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Membership Interests are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

5.08 Purchaser Shares. Upon issuance, (a) the Purchaser Shares will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any option, call, preemptive, subscription or similar rights or Liens, other than restrictions on transfer imposed by state and federal securities Laws, and (b) the Purchaser will have good title to, and will have full power and authority to convey, all of the Purchaser Shares. Upon transfer to the Seller of the Purchaser Shares at the Closing in accordance with the terms hereof, the Seller will receive good and marketable title to such Purchaser Shares, free and clear of all Liens, other than restrictions on transfer imposed by state and federal securities Laws, this Agreement and the Shareholders Agreement.

5.09 Financial Capability. The Purchaser understands and acknowledges that the obligations of the Purchaser to consummate the transactions contemplated by this Agreement are not in any way contingent upon or otherwise subject to the Purchaser’s consummation of any debt financing arrangement, the Purchaser’s obtaining of any financing or the availability, grant, provision or extension of any financing to the Purchaser. On the Closing Date, immediately prior to the consummation of the transactions contemplated hereby, the Purchaser will have sufficient cash, available lines of credit or other sources of immediately available funds to pay the Cash Consideration and any other amounts to be paid by the Purchaser hereunder at the Closing. The Purchaser has delivered to the Company a true and correct copy of the executed Debt Financing Commitment Letters (and a corresponding customarily redacted fee letter relating to the Debt Financing Commitment Letters). The Debt Financing Commitment Letters have not been amended or modified in any manner prior to the date of this Agreement. None of the Purchaser or its Affiliates has entered into any agreement, side letter or arrangement which could adversely impact the availability of the Debt Financing, including by providing for additional conditions to the availability of the financing of the transactions contemplated by this Agreement relating to the Debt Financing not otherwise contained in the Debt Financing Commitment Letters. The commitments contained in the Debt Financing Commitment Letters have not been withdrawn or rescinded in any respect. The Debt Financing Commitment Letters represent a valid, binding and enforceable obligation of the Purchaser and, to the knowledge of the Purchaser, each other party thereto, enforceable against such party in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). The Purchaser has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Debt Financing. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of the Purchaser or, to the knowledge of the Purchaser, any other party thereto under the Debt Financing Commitment Letters. The Purchaser has no reason to believe that it or any other party to the Debt Financing Commitment Letters will be unable to satisfy on a timely basis any term thereof. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing other than as expressly set forth therein. Upon the funding of the Debt Financing in accordance with and subject to its terms and conditions, the aggregate proceeds of the Debt Financing plus unrestricted cash on hand on the Closing Date are sufficient to satisfy the obligation to pay (A) the Purchase Price, (B) all fees and expenses incurred by the Purchaser in connection with the Closing Transactions that are due and payable and required to be paid on the Closing Date and (C) all other amounts (including refinancing or repayment of any debt) required to be paid by the Purchaser on the Closing Date to consummate the Closing Transactions (including the transactions contemplated or required by the Debt Financing Commitment Letters) (the sum of clauses (A), (B) and (C) above, the “Required Closing Amount”).

5.10 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V (INCLUDING THE DISCLOSURE SCHEDULES) OR ANY OTHER AGREEMENT OR CERTIFICATE EXECUTED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, THE SELLER ACKNOWLEDGES THAT NEITHER THE PURCHASER NOR ANY PERSON ON BEHALF OF THE PURCHASER MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE PURCHASER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT AND TO THE EXTENT ANY SUCH INFORMATION IS EXPRESSLY INCLUDED IN A REPRESENTATION OR WARRANTY CONTAINED IN THIS ARTICLE V (INCLUDING THE DISCLOSURE SCHEDULES), NEITHER THE PURCHASER NOR ANY OTHER PERSON SHALL HAVE OR BE SUBJECT TO ANY LIABILITY OR OBLIGATION TO THE SELLER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION OR FAILURE TO DISTRIBUTE TO THE SELLER, OR THE SELLER’S USE OF, ANY SUCH INFORMATION PROVIDED TO THE SELLER, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, ESTIMATES, FORECASTS OR OTHER MATERIAL, OR MADE AVAILABLE TO THE SELLER IN ANY ELECTRONIC DATA ROOM MAINTAINED BY THE PURCHASER IN CONNECTION WITH OR MANAGEMENT PRESENTATIONS IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE VI

COVENANTS OF THE COMPANY AND THE SELLER

6.01 Conduct of the Business. From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Section 9.01, except (i) as expressly contemplated hereunder, (ii) as required by Law, (iii) if the Purchaser shall have consented in advance in writing (such consent not to be unreasonably withheld, conditioned or delayed), (iv) in connection with the Pre-Closing Restructuring and as set forth in Section 6.11, (v) for any Intercompany Transactions or (vi) as set forth on Schedule 6.01, the Company shall (and shall cause each of its Subsidiaries to), and the Seller shall cause the Company and each of its Subsidiaries to, use reasonable best efforts to conduct its business in the ordinary course of business consistent with past practice and use its reasonable best efforts to preserve the goodwill and organization of its or their business and relationships with customers, suppliers, vendors, officers, employees, consultants and other Persons having business relations with the Company and its Subsidiaries, and the Company shall not, and shall cause each of its Subsidiaries not to, and the Seller shall cause the Company and each of its Subsidiaries not to:

(a) issue, sell or deliver any Equity Interests;

(b) merge or consolidate the Company or any of its Subsidiaries with any other Person (provided that, for the avoidance of doubt, nothing in this Section 6.01(b) shall prohibit any Subsidiary of the Company from merging or consolidating with any other Subsidiary of the Company);

(c) effect any recapitalization, reclassification, in-kind dividend, equity split or similar change in capitalization (except by any direct or indirect Subsidiary of the Company);

(d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any Equity Interests (except dividends paid by any direct or indirect Subsidiary of the Company);

(e) repatriate to the United States any amount of cash as a dividend in excess of $25,000,000 in the aggregate from any Subsidiary of the Company (or any joint venture which is not a Subsidiary and to which the Company or any of its Subsidiaries is a party) outside of the United States, except in connection with the repayment of any intercompany loans or otherwise in the ordinary course of business consistent with past practice;

(f) amend its certificate or articles of incorporation or limited liability company agreement (or equivalent organizational documents);

(g) make any redemption or purchase of any Equity Interests of the Company or any of its Subsidiaries, including the Membership Interests;

(h) sell, assign, transfer, mortgage, pledge, lease, license, sublicense or subject to any Lien, charge or otherwise encumber all or any portion of its assets, except (i) Company Permitted Liens, (ii) sales of products in the ordinary course of business and dispositions of assets that are obsolete, worn out surplus or no longer used and useful in the conduct of the business of the Company and its Subsidiaries, taken as a whole, (iii) any such transactions between or among the Company and/or its Subsidiaries or (iv) any factoring arrangements entered into in the ordinary course of business consistent with past practice;

(i) abandon or permit to lapse any material Intellectual Property owned by the Company or its Subsidiaries;

(j) disclose any trade secrets or material Confidential Information of the Company or its Subsidiaries to any Person, other than in the ordinary course of business consistent with past practice, pursuant to a written confidentiality agreement (including such a confidentiality agreement contained within the organizational documents of any joint venture to which the Company or any of its Subsidiaries is a party);

(k) make any capital investment in, or any capital contribution or loan or advance to, or guaranty for the benefit of, any joint venture that is not a Subsidiary (except as required by the organizational documents thereof in effect as of the date hereof) or other Person, except between or among the Company and/or its Subsidiaries;

(l) (i) for the calendar year 2018 (including, for the avoidance of doubt, the portion of 2018 elapsed prior to the date of this Agreement), make any capital expenditures or commitments in excess of $427,000,000 in the aggregate, or (ii) for the calendar year 2019, make any capital expenditures or commitments in excess of $107,750,000 in the aggregate in any calendar quarter;

(m) (i) enter into or modify any Company Affiliate Transactions or (ii) make any other payment to any Affiliate of the Company (other than any of its Subsidiaries), other than, in the case of clause (ii), transactions made or entered into in accordance with Contracts made available to the Purchaser prior to the date of this Agreement, and any other Surviving Commercial Contracts;

(n) incur any Company Indebtedness, other than (i) Indebtedness available under Contracts governing the Company Indebtedness existing as of the date hereof in an amount not to exceed $100,000,000 in the aggregate, (ii) Indebtedness between or among the Company and/or any of its Subsidiaries, (iii) guarantees by the Company of Indebtedness of Subsidiaries of the Company, which Indebtedness is incurred in compliance with this Section 6.01, (iv) Indebtedness arising solely from a change in GAAP and (iv) Indebtedness for an amount not in excess of $25,000,000 in the aggregate outstanding at any one time;

(o) except (i) as required by applicable Law, or (ii) to the extent required under any Company Benefit Plan set forth on Schedule 3.13(a) or any other Contract in effect as of the date of this Agreement, (A) grant to any current or former director, independent contractor, consultant, employee or officer of the Company or any its Subsidiaries any increase in compensation, bonus or fringe or other benefits or grant any type of compensation or benefit to any such Person not previously receiving or entitled to receive such compensation, except in the ordinary course of business with respect to any such Person with an annual base salary or base wages of less than $200,000, (B) grant to any Person any severance, retention, change in control or termination compensation or benefits or any increase therein, except with respect to new hires (with an annual base salary or base wages of less than $200,000) or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, (C) enter into or adopt any material Company Benefit Plan or amend in any material respect any material Company Benefit Plan or (D) enter into or adopt any material benefit plan, agreement, or other arrangement that provides severance, change in control, retention, or similar benefits, or amend any material Company Benefit Plan or other arrangement that provides severance, change in control, retention or similar benefits, or (E) take any action to cause or accelerate the payment, funding, right to payment or vesting of any compensation or benefits (except as required pursuant to this Agreement);

(p) hire any Person to be employed by the Company or any of its Subsidiaries or terminate the employment of any employee of the Company or any of its Subsidiaries (other than “for cause”), other than the hiring or terminating of employees with annual base salary or base wages less than $250,000 (provided that any such actions are in the ordinary course of business consistent with past practice);

(q) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended material Tax Return, enter into any material closing agreement with respect to Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes, other than in the ordinary course of business, or take any action or otherwise engage in any transaction or series of transactions outside of the ordinary course of business and inconsistent with past practice that could, or could be expected to, increase the Purchaser’s or its Affiliates’ inclusions of taxable income, following the Closing, pursuant to Sections 951 or 951A of the Code;

(r) implement any employee layoffs implicating WARN, except for any such layoffs that result in liabilities of less than $500,000 in the aggregate;

(s) settle, release, waive or compromise any Claim, or other pending or threatened proceedings by or before a Governmental Entity if such settlement, release, waiver or compromise (i) with respect to the payment of monetary damages, involves the payment by the Company or any of its Subsidiaries of monetary damages exceeding $10,000,000 individually or $40,000,000 in the aggregate, (ii) with respect to any non-monetary terms and conditions therein, imposes or requires actions that would or would be reasonably expected to be material to the Company and its Subsidiaries, taken as a whole, or (iii) with respect to any Claim set forth on Schedule 6.01(s);

(t) terminate or materially modify or amend any Company Material Contract, Company Leased Real Property Lease or Company Landlord Lease, or enter into any Contract that, if existing prior to the date of this Agreement, would be a Company Material Contract, or enter into any Company Leased Real Property Lease or Company Landlord Lease other than in the ordinary course of business;

(u) adopt a plan or agreement of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries, except (i) in connection with a consolidation, reorganization, or similar transaction solely relating to any of the Company’s Subsidiaries and (ii) the liquidation or dissolution of any dormant Subsidiary of the Company; or

(v) agree to take, make any commitment to take, or adopt any resolutions in support of, any of the actions prohibited by this Section 6.01;

provided, that with respect to any joint venture that is not a Subsidiary, the Company shall not, and shall cause its Subsidiaries not to, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), exercise any material right, approval or remedy (or omit to take any action required to preserve any such right, approval or remedy) provided thereto under the organizational documents of such joint venture.

Without limiting the scope of covenants of the Seller and the Company set forth in this Section 6.01, the Parties acknowledge and agree that (x) nothing contained in this Section 6.01 is intended to give the Purchaser, directly or indirectly, the right to direct the control or operations of the Company or any of its Subsidiaries prior to the Closing and (y) prior to the Closing, subject to this Section 6.01, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of it and its Subsidiaries.

6.02 Exclusive Dealing; No Transfers of Company Equity Interests.

(a) From the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement pursuant to Section 9.01, neither the Company nor the Seller shall (and the Company and the Seller shall cause their respective Affiliates, Subsidiaries and Representatives not to), directly or indirectly, take any action to encourage, initiate or engage in discussions or negotiations with, provide any information to, or enter into any letter of intent, Contract or understanding with, any Person (other than the Purchaser and its Representatives) concerning the sale of any Membership Interests, sale of all, substantially all or any material portion of the assets of the Company and its Subsidiaries, any merger, or any similar transactions involving the Company and its Subsidiaries. The Company and the Seller shall (and the Company and the Seller shall cause their respective Affiliates, Subsidiaries and Representatives to) immediately cease and cause to be terminated any activities, discussions or negotiations commenced prior to the date of this Agreement with any parties other than the Purchaser and its Representatives with respect to such sales, merger or other transactions, and shall not initiate or engage in any activities, discussions or negotiations after the date hereof with any third party regarding the foregoing; provided, that, for the avoidance of doubt, the Company and the Seller and their respective Affiliates and Representatives shall not be prohibited from, directly or indirectly, taking any confidential action to encourage, initiate or engage in discussions or negotiations with or provide any information to (in each case, to the extent confidential information is proposed to be shared, subject to a customary non-disclosure agreement on terms not less favorable in any material respect to the Company or the Purchaser and the disclosing party than the terms of the Confidentiality Agreement, and in the event any such confidential information is proposed to be shared regarding the Purchaser and its Subsidiaries, such non-disclosure agreement shall include a customary standstill provision (or a customary form of standstill agreement shall be entered into thereafter at such time any such any such confidential information is proposed to be shared regarding the Purchaser and its Subsidiaries) any Potential Investor concerning a Permitted Transfer and, subject to the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), entering into any Contract with a Potential Investor in connection therewith.

(b) From the date of this Agreement until the earlier of the Closing Date and termination of this Agreement pursuant to Section 9.01, except as set forth in Schedule 6.02(b), as expressly contemplated or expressly permitted by this Agreement, or as required by applicable Law, the Company and the Seller shall not, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):

(i) sell, distribute, assign, transfer, grant, pledge, hypothecate, dispose of or otherwise encumber any of the Membership Interests;

(ii) exercise any of its voting rights with respect to the Membership Interests to the extent such exercise would be contrary to the provisions of this Agreement or would cause the Seller to violate the provisions of this Agreement;

(iii) create any new Lien in respect of the Membership Interests, other than the Liens existing as of the date of this Agreement or any Liens that shall be released at or prior to the Closing; or

(iv) agree to take or make any commitment to take any of the actions prohibited by this Section 6.02.

6.03 Access to Books and Records. From the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement in accordance with Section 9.01, the Company shall (and shall cause each of its Subsidiaries to, and the Seller shall cause the Company and its Subsidiaries to) provide the Purchaser and its Representatives with reasonable access during normal business hours and upon reasonable notice to the offices, properties, books and records of the Company and its Subsidiaries; provided, that (i) such access shall not materially and unreasonably interfere with the conduct of the business of the Company and its Subsidiaries, taken as a whole, and (ii) nothing herein shall require the Company and its Subsidiaries to provide access to, or to disclose any information to, the Purchaser if such access or disclosure would be reasonably likely to (A) waive any attorney-client, work-product or legal privilege or (B) be in violation of applicable Law or the provisions of any Contract to which the Company or any Subsidiary is a party. In the event that the Company or any of its Subsidiaries does not provide access to or disclose information in reliance on clause (A) or (B) of the preceding sentence, the Company shall provide written notice to the Purchaser that it is denying such access or withholding such information and shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not waive such privilege or contravene such Law or Contract. The Purchaser agrees and acknowledges that all information it obtains as a result of access under this Section 6.03 shall be subject to the Confidentiality Agreement.

6.04 Notification. From the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement in accordance with Section 9.01, the Company shall promptly notify the Purchaser if the Seller or the Company obtains knowledge of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which (i) has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) would be reasonably likely to cause any of the conditions set forth in Section 2.02 to be incapable of satisfaction, or (b) any material breach of, or failure to comply in any material respect with, any representation, warranty or covenant of the Seller or the Company hereunder; provided, that any failure to give notice in accordance with the foregoing with respect to any such change, event, or breach shall not be deemed to constitute a violation of this Section 6.04 or the failure of any condition set forth in Section 2.02 to be satisfied, or otherwise constitute a breach of this Agreement by the Company or the Seller, in each case unless the underlying change, event, or breach would independently result in a failure of the conditions set forth in Section 2.02. The Seller and the Company acknowledge, subject to the foregoing proviso, that no such notification or update by the Seller or the Company shall be deemed to affect any right of the Purchaser to terminate this Agreement pursuant to Section 9.01.

6.05 Reasonable Best Efforts. Subject to Section 8.05, the Seller and the Company shall use their respective reasonable best efforts to cause the conditions set forth in Section 2.01 and Section 2.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Article II (other than those to be satisfied at the Closing). Without limiting the generality of the foregoing, the Company shall, or cause its Subsidiaries to, send written notices (in a form reasonably acceptable to the Purchaser) requesting waivers, consents or assignments under the Contracts described on Schedule 6.05 from the other parties thereto within forty-five (45) days following the date hereof.

6.06 Restrictive Covenants.

(a) The Principal Stockholder shall not (and shall cause its Affiliates not to), during the Restricted Period, directly or indirectly, for itself or on behalf of or in conjunction with any other Person, engage in, invest in or otherwise participate in (whether as an owner, employee, officer, director, manager, consultant, independent contractor, agent, partner or advisor) any business that competes with the Business (a “Restricted Business”); provided, that the Principal Stockholder and its Affiliates shall not be restricted or prohibited by this Section 6.06(a) in any way (i) in conducting any business currently conducted by the Principal Stockholder and its Affiliates or (ii) unless (A) one of such Persons holds or has a right to hold or nominate for election an individual to hold a seat on the board of directors (or other similar governing body) of such Restricted Business and (B) such Persons, in the aggregate, own in excess of 19.9% percent of the voting securities of such Restricted Business; provided further, however, that nothing in this Section 6.06(a) shall restrict or prohibit the Principal Stockholder or any of its Affiliates from engaging in, investing in or otherwise participating in (whether as an owner, employee, officer, director, manager, consultant, independent contractor, agent, partner or advisor) any business that has a subsidiary, division, group, franchise or segment that is engaged in a Restricted Business, so long as for the most recent fiscal year ending prior to the date of such engagement, investment or participation, the revenues derived from the Restricted Business were less than twenty percent (20%) of the total consolidated revenues of such business.

(b) The Seller shall, and shall cause its Affiliates to, maintain the confidentiality of and not use for any purpose (other than monitoring its investment in the Purchaser after the Closing) any Confidential Information (as defined in the Confidentiality Agreement) of the Company during the Restricted Period in accordance with the Confidentiality Agreement as if the Seller were the “Receiving Party” (as defined in the Confidentiality Agreement) of such information thereunder; provided, that the Seller and its Affiliates shall not be prohibited from disclosing or using any such Confidential Information in connection with and to the extent reasonably necessary for the Seller’s and its Affiliates’ (i) preparation of financial statements, (ii) preparation and filing of Tax Returns and other Tax filings and (iii) compliance with applicable securities Laws (including the rules of the NYSE).

(c) The Principal Stockholder shall not (and shall cause its Affiliates not to), during the Restricted Period, directly or indirectly, for itself or on behalf of or in conjunction with any other Person, (i) solicit, hire or engage the services of (or assist or encourage any other Person to solicit, hire or engage) any employee or independent contractor of any of the Purchaser, the Company, or any of the Purchaser’s or the Company’s Subsidiaries (each, a “Restricted Entity”), in each case whose base compensation (or annual fees) from the Company or the Purchaser or its Subsidiaries (after the Closing) exceeds $150,000, other than by general public advertisement or other such general solicitation (including through the use of third party recruiters) not specifically targeted at any such Person, and other than any such employee or independent contractor who has terminated its relationship with (or been terminated by) a Restricted Entity more than three (3) months prior to any such solicitation, (ii) induce or request any customer of any Restricted Entity to reduce, cancel or terminate its business with such Restricted Entity or (iii) solicit or accept business from any customer of any Restricted Entity in connection with a Restricted Business.

(d) If, at the time of enforcement of the covenants contained in this Section 6.06 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by Law. The Seller has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company’s business and the substantial investment in the Company made by the Purchaser hereunder. The Seller and the Principal Stockholder each further acknowledges and agrees that the Restrictive Covenants are being entered into by it in connection with the sale by the Seller and the Principal Stockholder of the Membership Interests and the goodwill of the Company’s business pursuant to this Agreement and not directly or indirectly in connection with the Seller’s relationship with the Company.

(e) If the Seller, the Principal Stockholder or any Affiliate, officer, director, employee, representative or agent of the Seller or the Principal Stockholder breaches, or threatens to commit a breach of, any of the Restrictive Covenants (in each case on behalf of the Principal Stockholder or any of its Affiliates), the Purchaser and the Company shall, in addition to and without limiting any other remedy available at law or in equity, have the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

(f) In the event of any breach or violation by the Seller, the Principal Stockholder or any Affiliate, officer, director, employee, representative or agent of the Seller or the Principal Stockholder of any of the Restrictive Covenants (in each case on behalf of the Principal Stockholder or any of its Affiliates), the time period of such covenant shall be tolled until such breach or violation is resolved.

(g) The Principal Stockholder acknowledges that it has carefully read and considered the provisions of this Section 6.06. The Principal Stockholder acknowledges that it has received and will receive sufficient consideration and other benefits to justify the restrictions in this Section 6.06. The Principal Stockholder also acknowledges and understands that these restrictions are reasonably necessary to protect the interests of the Purchaser, including protection of the goodwill acquired, and the Principal Stockholder acknowledges that such restrictions will not prevent it from conducting businesses that are not included in the Restricted Business set forth in this Section 6.06 during the periods covered by the restrictive covenants set forth in this Section 6.06. The Principal Stockholder also acknowledges that the transactions contemplated by this Agreement constitute full and adequate consideration for the execution and enforceability of the restrictions set forth in this Section 6.06.

6.07 Resignations. Prior to the Closing Date, upon written request from the Purchaser delivered to the Seller not less than thirty (30) days prior to the anticipated Closing Date, the Seller and the Company shall cause any director of the Company and any officer or director of any of the Company’s Subsidiaries to resign as a director or officer, with such resignation to be effective as of the Closing.

6.08 Termination of Affiliate Contracts. On or prior to the Closing Date, except as identified by the Purchaser to the Company in writing prior to the Closing Date, the Company and the Seller shall terminate, or shall cause to be terminated, any and all Contracts between the Company or any of its Subsidiaries, on the one hand, and one or more of their respective Affiliates (other than the Company or any of its Subsidiaries), on the other (other than this Agreement and any ancillary agreement contemplated hereby), without any obligation on the part of the Company or its Subsidiaries thereof following the Closing; provided that the foregoing termination provisions shall not apply to any such Contracts listed on Schedule 3.17 that were entered into in the ordinary course, on commercially reasonable terms, and at arms’ length, including the Contracts listed on Schedule 6.08 (collectively, the “Surviving Commercial Contracts”).

6.09 Restricted Shares and Legends.

(a) Notwithstanding any other provision of this Agreement, the Seller covenants that the Purchaser Shares may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in compliance with any applicable state, federal or foreign securities Laws. The Seller agrees that all certificates or other instruments representing the Purchaser Shares subject to this Agreement will bear a legend (the “Private Placement Legend”) substantially to the following effect and that appropriate no transfer restrictions may be issued to the Purchaser’s transfer agent:

“The securities represented by this certificate have not been registered under the United States Securities Act of 1933, as amended (the “Act”), or applicable state securities Laws and the holder of such securities may not, directly or indirectly, sell, offer or agree to sell such securities, or otherwise transfer, directly or indirectly, or loan or pledge, through swap or hedging transactions (or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such securities even if such securities would be disposed of by someone other than such holder thereof) such securities (“Transfer”) other than in accordance with the terms and conditions of the Shareholders Agreement, dated as of [●], 201[●], as it may be amended from time to time, by and among Tenneco Inc. (the “Company”), American Entertainment Properties Corp. and Icahn Enterprises L.P. (the “Shareholders Agreement”). The Shareholders Agreement contains, among other things, restrictions on the Transfer of the securities of the Company and other restrictions on the actions by certain stockholders of the Company relating to the Company and/or its securities. A copy of the Shareholders Agreement is available upon request from the Company.”

(b) Upon request of the Seller, if at any time the restrictions on transfer under the Securities Act and applicable state securities Laws are no longer applicable, the Purchaser shall promptly seek an opinion of counsel reasonably satisfactory to the Purchaser to the effect that the Private Placement Legend is no longer required under the Securities Act or applicable state Laws, and the Purchaser shall promptly cause the Private Placement Legend to be removed from any certificate for any Purchaser Shares to be so transferred.

6.10 Standstill. The Company and the Seller agree that, until the earlier of (a) the Closing Date (subject to the prior effectiveness of the Shareholders Agreement), (b) the date upon which this Agreement is terminated in accordance with Section 9.01 (except in the event of (x) a termination of this Agreement by the Purchaser in a circumstance where the Seller is not entitled to terminate this Agreement pursuant to Section 9.01 as a result of the Seller’s or the Company’s breach of this Agreement or where the Termination Fee is not payable as a result of the proviso to Section 9.02(a) or (y) a termination in accordance with Section 9.01(g)), and (c) solely in the event of (x) a termination of this Agreement by the Purchaser in a circumstance where the Seller is not entitled to terminate this Agreement pursuant to Section 9.01 as a result of the Seller’s or the Company’s breach of this Agreement or where the Termination Fee is not payable as a result of the proviso to Section 9.02(a) or (y) a termination in accordance with Section 9.01(g), the date that is twenty-four (24) months after the date of this Agreement, neither the Company nor the Seller nor any of their Affiliates and respective Representatives acting on behalf of the Company, the Seller, or their respective Affiliates will, directly or indirectly, unless specifically invited in writing by the Purchaser Board or in accordance with Section 7.02(d)): (i) acquire, offer to acquire, or agree to acquire, directly or indirectly (whether beneficially, constructively or synthetically through any derivative, hedging or trading position or otherwise) any shares of Purchaser Common Stock or other securities or Equity Interests in any way related to the acquisition or price of securities or interests of the Purchaser or any of its Subsidiaries or any material assets of the Purchaser or any of its Subsidiaries or division thereof, (ii) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the SEC promulgated under Section 14 of the Exchange Act) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Purchaser or its Subsidiaries, (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any merger, consolidation, business combination, tender or exchange offer, restructuring, recapitalization or other extraordinary transaction of or involving the Purchaser or any of its Subsidiaries or their securities or assets (except with respect to a consummated Permitted Transfer), (iv) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) in connection with any voting securities of the Purchaser or its Subsidiaries, (v) otherwise act, alone or in concert with others, to seek to control, or influence control of, the management, Purchaser Board or policies of the Purchaser, except as contemplated by this Agreement, (vi) make a request for any stockholder list or other books and records of the Purchaser, whether pursuant to Section 220 of the Delaware General Corporation Law or otherwise, (vii) make or cause to be made any public statement that disparages, defames or slanders the Purchaser or any of its current or former directors, officers or employees (excluding any such statements made in connection with any bona fide commercial dispute (i.e., unrelated to this Agreement, the Confidentiality Agreement or any other agreements related to the transactions contemplated hereby and thereby or the ownership of the Purchaser Shares) between and among the Purchaser and its Affiliates, on the one hand, and the Seller and its Affiliates, on the other hand, and except as set forth in clause (x) below), (viii) take any action that would reasonably be expected to cause or require the Purchaser to make a public announcement regarding any actions prohibited by this paragraph (except in connection with a Permitted Transfer), (ix) contest the validity or enforceability of this Section 6.10, (x) institute, solicit, assist or join any litigation, arbitration or other proceedings against or involving the Purchaser or any of its current or former directors or officers (including derivative actions), other than an action to enforce the provisions of this Agreement, the Confidentiality Agreement or any other agreements related to the transactions contemplated hereby and thereby instituted in accordance with this Agreement, the Confidentiality Agreement or any other agreements related to the transactions contemplated hereby or thereby, or an action in connection with any commercial dispute (i.e., unrelated to this Agreement, the Confidentiality Agreement or any other agreements related to the transactions contemplated hereby and thereby or the ownership of the Purchaser Shares) unrelated to the matters covered by this Agreement between and among the Purchaser and its Affiliates, on the one hand, and the Seller and its Affiliates, on the other hand or (xi) have any discussions or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise or knowingly assist or encourage, any other persons in connection with any of the foregoing. Neither the Company or the Seller nor any of their Affiliates or respective Representatives, shall directly or indirectly make, in each case to the Purchaser or a third party, any proposal, statement or inquiry, or disclose any intention, plan or arrangement, whether written or oral, inconsistent with the foregoing, or request the Purchaser or any of its Representatives, directly or indirectly, to amend, waive or terminate any provision of this Section 6.10, in each case, in a manner that would require public disclosure by the Company or the Seller. The Seller represents and warrants to the Purchaser that, as of the date hereof, neither it nor its Affiliates owns (whether beneficially, constructively or synthetically through any derivative, hedging or trading position or otherwise) any shares of Purchaser Common Stock or other securities or Equity Interests in any way related to the acquisition or price of securities or interests of the Purchaser.

6.11 Pre-Closing Restructuring. Notwithstanding anything to the contrary contained in this Agreement (including, for the avoidance of doubt, Section 6.01), the Company and its Subsidiaries shall consummate the Pre-Closing Restructuring at any time prior to the Closing, and take any actions reasonably in furtherance thereof, including, for the avoidance of doubt, securing any third party or other lender consents under any Company Indebtedness. The Parties hereby agree that after the consummation of such Pre-Closing Restructuring, after giving effect thereto, references in this Agreement to the “Seller” shall be deemed to be references to American Entertainment Properties Corp. and its applicable Affiliates, if any, collectively or each individually, as applicable and as the context requires, and provisions relating to the transactions contemplated by this Agreement, including the sale and purchase of the Membership Interests, shall be construed mutatis mutandis; provided, however, that, for the avoidance of doubt, (i) none of the representations and warranties of the Seller or the Company contained in this Agreement shall be deemed to be inaccurate or breached by the Seller or the Company merely because of the consummation and the effects of the Pre-Closing Restructuring and (ii) the Stock Consideration shall be issued to the Seller.

6.12 Transaction Litigation Cooperation. The Seller and the Company shall, and shall cause the Company’s Subsidiaries to, and shall use their respective reasonable best efforts to cause their respective Representatives to, cooperate in the Purchaser’s defense or settlement of any stockholder litigation against the Purchaser and/or its officers or directors relating to the transactions contemplated by this Agreement.

ARTICLE VII

COVENANTS OF THE PURCHASER

7.01 Conduct of the Business. From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Section 9.01, except (i) as expressly contemplated hereunder, (ii) as required by Law, (iii) if the Seller shall have consented in advance in writing (such consent not to be unreasonably withheld, conditioned or delayed) or (iv) as necessary or proper to prepare for the Spin-Off, the Purchaser shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its business in the ordinary course of business consistent with past practice and use its reasonable best efforts to preserve the goodwill and organization of its business and relationships with customers, suppliers, vendors, officers, employees, consultants and other Persons having business relations with the Purchaser and its Subsidiaries, and the Purchaser shall not, and shall cause each of its Subsidiaries not to:

(a) issue, sell or deliver any Equity Interests of the Purchaser, or issue or sell any securities convertible, exercisable or exchangeable into, or options with respect to, or warrants to purchase or rights to subscribe for, any Equity Interests of the Purchaser, or stock appreciation, phantom stock, profit participation or similar rights, or any notes, bond or debt securities convertible into Equity Interests of the Purchaser (including any sale, distribution, assignment, transfer, grant, pledge, hypothecation, disposal or other encumbrance of any of the Purchaser Shares), provided, that the foregoing shall not prohibit the Purchaser from issuing shares in connection with the exercise of options or issuing equity-based awards pursuant to the Purchaser’s equity plans in the ordinary course of business, consistent with past practice;

(b) effect any recapitalization, reclassification, stock dividend, stock split or similar change in capitalization, or declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of Equity Interests (except dividends paid by any direct or indirect Subsidiary of the Company); provided, that the foregoing shall not prohibit the Purchaser from paying any quarterly dividend that the Purchaser issues in the ordinary and regular course of its business, consistent with past practice;

(c) amend its certificate of incorporation, articles of incorporation or bylaws (or equivalent organizational documents) in a manner that would adversely affect the Seller (upon its acquisition of Purchaser Shares) relative to other holders of Purchaser Shares; or

(d) sell, assign, transfer, mortgage, pledge, lease, license, sublicense or subject to any Lien, charge or otherwise encumber all or any material portion of its assets, except (i) Purchaser Permitted Liens, (ii) sales of products in the ordinary course of business and dispositions of assets that are obsolete, worn out surplus or no longer used and useful in the conduct of the business of the Purchaser and its Subsidiaries, (iii) any such transactions between or among the Purchaser and/or its Subsidiaries, (iv) any factoring arrangements entered into in the ordinary course of business consistent with past practice or (v) in connection with the Debt Financing or Indebtedness incurred in accordance with this Section 7.01;

(e) incur any Purchaser Indebtedness covered by clauses (i), (ii), (iv), or (vi) of the definition of “Indebtedness” hereunder, other than (i) Indebtedness in connection with the Debt Financing, (ii) Indebtedness between or among the Purchaser and/or any of its Subsidiaries, (iii) guarantees by the Purchaser of Indebtedness of Subsidiaries of the Purchaser, which Indebtedness is incurred in compliance with this Section 7.01 and (iv) Indebtedness available under Contracts governing the Purchaser Indebtedness existing as of the date hereof;

(f) adopt a plan or agreement of complete or partial liquidation or dissolution of the Purchaser or any of its Subsidiaries, except in connection with a consolidation, reorganization, or similar transaction solely relating to the Purchaser or any of its Subsidiaries; or

(g) agree to take, make any commitment to take, or adopt any resolutions in support of, any of the actions prohibited by this Section 7.01.

Without limiting the scope of covenants of the Purchaser set forth in this Section 7.01, the Parties acknowledge and agree that (x) nothing contained in this Section 7.01 is intended to give the Company or the Seller, directly or indirectly, the right to direct the control or operations of the Purchaser or any of its Subsidiaries prior to the Closing and (y) prior to the Closing, subject to this Section 7.01, the Purchaser shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of it and its Subsidiaries.

7.02 No Solicitation by the Purchaser; Purchaser Board Recommendation.

(a) Until the earlier of the Closing and the termination of this Agreement pursuant to Section 9.01, none of the Purchaser, the Purchaser Board, or any of the Purchaser’s Subsidiaries shall, nor shall the Purchaser or any of its Subsidiaries authorize or permit any of its or their Representatives to, directly or indirectly, (i) solicit, initiate, induce or knowingly facilitate or encourage the submission or announcement of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Purchaser or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Purchaser or any of its Subsidiaries to, or otherwise cooperate in any way with, assist or facilitate any Person with respect to, or cooperate in any way with any Person with respect to any Acquisition Proposal, (iii) approve, recommend or declare advisable, or allow the Purchaser or any of its Affiliates to execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, joint venture agreement, partnership agreement or other similar agreement or arrangement (other than a confidentiality agreement on the terms described below) (an “Acquisition Agreement”) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal, or requiring the Purchaser to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the transactions contemplated by this Agreement or (iv) resolve, propose or agree to do any of the foregoing. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.02(a) by any Representative of the Purchaser or any of its Subsidiaries or Affiliates shall constitute a breach of this Section 7.02(a) by the Purchaser.

(b) Except in accordance with Section 7.02(c) and subject to the Purchaser’s compliance with Section 7.02(d), neither the Purchaser Board nor any committee thereof shall (i) withhold, withdraw, qualify, amend or modify (or publicly propose to withhold, withdraw, qualify, amend or modify), in any manner adverse to the Seller or the Company, the Purchaser Board Recommendation or fail to include the Purchaser Board Recommendation in the Proxy Statement, (ii) adopt, approve, recommend or declare advisable, or propose or resolve to adopt, approve, recommend or declare advisable (publicly or otherwise), any Acquisition Proposal or (iii) take formal action or make any recommendation or public statement in connection with a tender offer or exchange offer relating to securities of the Purchaser, other than a recommendation against such offer or a “stop, look and listen” communication by the Purchaser Board pursuant to Rule 14d-9(f) of the Exchange Act (any action in clause (i), (ii) or (iii) of this Section 7.02(b) being referred to as a “Purchaser Recommendation Change”).

(c) Notwithstanding anything in this Agreement to the contrary, but subject in each case to the Purchaser’s compliance with Section 7.02(d), at any time prior to obtaining the Purchaser Stockholder Approval:

(i) the Purchaser and its Representatives may, in response to a bona fide, written Acquisition Proposal that did not result from a material breach of Section 7.02(a) and that the Purchaser Board determines in good faith after consultation with outside legal counsel and its financial advisor could reasonably be expected to result in a Superior Proposal, (x) furnish information relating to the Purchaser and its Subsidiaries, and afford access to the business, properties, assets, books and records of the Purchaser and its Subsidiaries, to the Person making such Acquisition Proposal (and its Representatives) (provided, that all such information and access being furnished has previously been provided to the Seller and the Company or is provided to the Seller and the Company prior to or substantially concurrently with the time it is provided to such Person) pursuant to a confidentiality agreement containing terms not materially less favorable in the aggregate to the Purchaser than the terms set forth in the Confidentiality Agreement, and (y) engage or participate in discussions or negotiations with the Person making such Acquisition Proposal regarding the terms of such Acquisition Proposal and the negotiation of such terms with, and only with, the Person making such Acquisition Proposal (and such Person’s Representatives); and

(ii) the Purchaser may terminate this Agreement pursuant to Section 9.01(b) to enter into a definitive Acquisition Agreement, in each case, with respect to such an Acquisition Proposal if the Purchaser Board determines in good faith after consultation with outside legal counsel and its financial advisor that such Acquisition Proposal constitutes a Superior Proposal (a “Superior Proposal Termination”); provided, that concurrently with any such termination the Purchaser pays the Termination Fee payable pursuant to Section 9.02(a)(i) and enters into such definitive Acquisition Agreement concurrently therewith or promptly thereafter.

(d) The Purchaser (and the Purchaser Board, and its Subsidiaries and Representatives) shall be entitled to take action pursuant to Section 7.02(c) only if (i) in all circumstances referred to in Section 7.02(c), the Purchaser Board determines in good faith, after consultation with outside legal counsel and its financial advisor, that the failure to take such action would be in violation of its fiduciary duties under the Laws of the State of Delaware and (ii) in all circumstances referred to in Section 7.02(c), in addition to complying with clause (i) of this Section 7.02(d), prior to effecting any Superior Proposal Termination, (A) the Purchaser shall notify the Seller and the Company in writing at least four (4) Business Days prior to effecting such Superior Proposal Termination of its intention to effect such Superior Proposal Termination (which notice shall include the material terms and conditions of such Superior Proposal, the identity of the third party, and a copy of the most recent draft of any written agreement relating thereto (it being understood and agreed that any material amendment to the terms of such Superior Proposal shall require a new notice period as contemplated hereby of at least three (3) Business Days)), (B) during the applicable notice period contemplated by clause (A), the Purchaser shall permit the Seller (directly or indirectly through any of its Affiliates) to (1) confidentially propose adjustments to the terms and conditions of this Agreement or (2) submit an Acquisition Proposal to the Purchaser, in each case, such that the Superior Proposal ceases to be a Superior Proposal, and the Purchaser shall negotiate with the Seller and the Company in good faith (to the extent the Seller wishes to negotiate) (x) to make such adjustments to the terms and conditions of this Agreement or (y) with respect to the terms and conditions of such Acquisition Proposal (provided, that the Purchaser agrees and acknowledges that any action taken by the Seller (or any of its Affiliates) in accordance with this Section 7.02(d) shall not, and shall not be deemed to, breach or otherwise be in violation of any provision of Section 6.10), and (C) at the end of such notice period, the Purchaser Board, taking into consideration such changes to this Agreement or such Acquisition Proposal made by the Seller, determines in good faith, after consultation with its outside legal counsel and financial advisor, that such Superior Proposal continues to meet the definition of “Superior Proposal” if such changes to this Agreement or such Acquisition Proposal, as applicable, were to be given effect and that failure to take such action would be in violation of the directors’ fiduciary duties under the Laws of the State of Delaware.

(e) The Purchaser shall keep the Seller and the Company apprised on a reasonably current basis in writing of any proposals or offers with respect to an Acquisition Proposal and provide a copy of (or, if oral, a summary of the material terms and conditions of) any such Acquisition Proposal (including any material changes thereto) and the identity of the Person making any such Acquisition Proposal or requesting information or discussions.

(f) Nothing contained in this Section 7.02 shall be deemed to prohibit the Purchaser or the Purchaser Board or any committee thereof from (i) complying with its disclosure obligations under U.S. federal or state Law, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders), so long as any action taken or statement that relates to a Purchaser Recommendation Change made to so comply is consistent with this Section 7.02, or (ii) issuing any “stop, look and listen” communication to the stockholders of the Purchaser pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of the Purchaser). For the avoidance of doubt, complying with such obligations or making such disclosure shall not in any way limit or modify the effect that any such action has under this Agreement, including whether there has been a Purchaser Recommendation Change.

7.03 Governance Matters.

(a) The Purchaser shall take all action necessary to cause the Purchaser Charter Amendment to be filed with, and evidence of acceptance of such filing to be provided by, the Secretary of State for the State of Delaware on or prior to the Closing Date.

(b) Prior to the Closing, the Purchaser shall, and shall cause the Purchaser Board to, take all action necessary so that, as of the Closing, (i) the size of the Purchaser Board will be increased by one (1) member and (ii) the vacancy created by such increase shall be filled with the individual set forth on Schedule 7.03(b) (and if such individual is unwilling or unable to serve as a director of the Purchaser, such individual shall be replaced by an individual designated by the Seller in accordance with the procedures set forth in the form of Shareholders Agreement attached hereto as Exhibit A). The individual who is or becomes a director of the Purchaser as of the

Closing in accordance with the foregoing shall continue as a director of the Purchaser from and after the Closing in accordance with the Shareholders Agreement.

7.04 Books and Records. From and after the Closing Date, for a period of seven (7) years, the Purchaser shall (and shall cause the Company and its Subsidiaries to) provide the Seller and its authorized Representatives with reasonable access, during normal business hours and upon reasonable notice, to the books and records (for the purpose of examining and copying at the sole expense of the Seller) of the Company and its Subsidiaries with respect to periods or occurrences prior to or on the Closing Date, in each case, as may be reasonably required by the Seller solely in connection with any legal proceedings by or against, or Tax audits against, governmental investigations of, or compliance with Law by the Seller or any of its Affiliates; provided, that (i) such access shall not materially and unreasonably interfere with the conduct of the business of the Purchaser, the Company and its Subsidiaries, and (ii) nothing herein shall require the Purchaser, the Company or any of its Subsidiaries to provide access to, or to disclose any information to, the Seller if such access or disclosure would be reasonably likely to (A) waive any attorney-client, work-product or other legal privilege or (B) be in violation of applicable Law or the provisions of any Contract to which the Purchaser, the Company or any of its Subsidiaries is a party. In the event that the Purchaser, the Company or any of its Subsidiaries does not provide access to or disclose information in reliance on clause (A) or (B) of the preceding sentence, the Purchaser shall provide written notice to the Seller that it is denying such access or withholding such information and shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not waive such privilege or contravene such Law or Contract. The Seller shall treat as confidential any Confidential Information of the Company that it receives following the Closing whether pursuant to this Section 7.04 or otherwise and shall not disclose such information other than (1) as required by Law or legal process, (2) in connection with Claims arising from this Agreement, or (3) on a need to know basis to the Seller or its Representatives who agree in advance to maintain the confidentiality of such information in accordance with this clause (3).

7.05 Notification. From the date of this Agreement until the earlier of Closing Date and the termination of this Agreement in accordance with Section 9.01, the Purchaser shall promptly notify the Seller if the Purchaser obtains knowledge (a) of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which (i) has had, or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect or (ii) would be reasonably likely to cause any of the conditions set forth in Section 2.03 to be incapable of satisfaction, or (b) any material breach of, or failure to comply in any material respect with, any representation, warranty or covenant of the Purchaser hereunder; provided, that any failure to give notice in accordance with the foregoing with respect to any such change, event, or breach shall not be deemed to constitute a violation of this Section 7.05 or the failure of any condition set forth in Section 2.03 to be satisfied, or otherwise constitute a breach of this Agreement by the Purchaser, in each case unless the underlying change, event, or breach would independently result in a failure of the conditions set forth in Section 2.03. The Purchaser acknowledges, subject to the foregoing proviso, that no such notification or update by the Purchaser shall be deemed to affect any right of the Seller to terminate this Agreement pursuant to Section 9.01.

7.06 Director and Officer Liability and Indemnification and Insurance.

(a) Prior to the Closing, the Company shall obtain as of the Closing Date “tail” insurance policies with a claims period of six (6) years after the Closing Date with coverage and amounts, and containing terms and conditions, that are at least as favorable to the directors and officers of the Company and its Subsidiaries, in each case with respect to Claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”), and the Purchaser shall cause the Company to, and the Company shall, maintain in effect such D&O Tail Policy for a period of six (6) years after the Closing Date; provided, that the Company shall not obtain the D&O Tail Policy on such terms if the aggregate premium for such insurance exceeds three hundred percent (300%) of the annual premium for such insurance as of the date hereof (the “Premium Cap”), and the Company shall instead obtain a “tail” insurance policy with a claims period of six (6) years after the Closing Date covering such individuals with the best coverage as is then available at a cost up to but not exceeding such Premium Cap.

(b) For a period of six (6) years after the Closing Date, the Purchaser and the Company shall maintain in effect (to the fullest extent permitted under applicable Law), any and all exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ certificate of formation and limited liability company agreement (or comparable organizational documents) (to the extent and for so long as such entities remain in existence following the Closing Date), or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors or officers, in each case, in effect immediately prior to the Closing Date, and shall not, and shall not permit the Company or any of its Subsidiaries to amend, repeal or modify, any provision in the Company’s or any of its Subsidiaries certificate of formation or limited liability company agreement (or comparable organizational documents) relating to the exculpation or indemnification rights (including with respect to advance of expenses) of any current or former director or officer of the Company or any of its Subsidiaries, in a manner that would adversely affect such exculpation or indemnification rights of any such director or officer (unless required by applicable Law). If the Purchaser, the Company or any of its Subsidiaries or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Purchaser and the Company and its Subsidiaries shall assume all of the obligations set forth in this Section 7.06.

(c) The Company shall, and shall cause its Subsidiaries to, and the Purchaser shall cause the Company to, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director or officer of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “D&O Indemnified Party”), in each case against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any Claim to each D&O Indemnified Party to the fullest extent permitted by applicable Law; provided, that the D&O Indemnified Party to whom expenses are advanced provides an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Claim, whether civil, criminal, administrative or investigative (an “Indemnification Action”), arising out of, relating to or in connection with any action or omission by them in their capacities as such occurring or alleged to have occurred before the Closing Date (including, for the avoidance of doubt, any matters arising in connection with the transactions contemplated hereby and including acts or omissions in connection with such D&O Indemnified Party), whether such Indemnification Action is commenced before or after the Closing Date. In the event of any such Indemnification Action, the Company shall reasonably cooperate with the D&O Indemnified Party in the defense of any such Indemnification Action.

(d) The provisions of this Section 7.06(d) are intended for the benefit of, and will be enforceable by, each D&O Indemnified Party and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.

7.07 Reasonable Best Efforts. Subject to Section 8.05, the Purchaser shall use its reasonable best efforts to cause the conditions set forth in Section 2.01 and Section 2.03 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Article II (other than those to be satisfied at the Closing).

7.08 Employment and Benefit Arrangements.

(a) The Purchaser shall use its reasonable best efforts to take all actions required so that eligible employees of the Company and its Subsidiaries shall receive service credit with respect to service with the Company and its Subsidiaries (or their predecessors) prior to the Closing Date for purposes of eligibility, vesting, and, for purposes of vacation and severance benefits only, benefit accrual under any employee benefit plans and arrangements (excluding any defined benefit pension, equity or equity-related, nonqualified deferred compensation, and post-termination or retiree welfare benefit plans and arrangements, subject to applicable Laws and the terms of any collective bargaining agreement, individual employment agreement or individual pension agreement) in which each such employee is eligible to participate immediately following the Closing Date; provided, that such service will only be credited to the extent it was credited under an analogous Company Benefit Plan, and that no retroactive contributions will be required; provided further, except to the extent such credit would result in the duplication of benefits. To the extent that, during the plan year in which the Closing Date occurs, the Purchaser modifies any group health coverage under which the employees of the Company and its Subsidiaries participate, the Purchaser shall, or shall cause one of its Affiliates to, use its reasonable best efforts: (i) waive any applicable waiting periods, pre-existing conditions or actively-at-work requirements and (ii) to give such employees credit under the new coverages or benefit plans for deductibles, co-insurance and out-of-pocket payments that have been paid during the year in which such coverage or plan modification occurs. This Section 7.08 shall survive the Closing, and shall be binding on all successors and assigns of the Purchaser, the Company and its Subsidiaries. Through December 31, 2018 (or, if earlier, the date of a relevant employee’s termination), the Purchaser shall take all actions required so that each employee of the Company and its Subsidiaries (determined as of the Closing Date) who continues in employment with the Company and its Subsidiaries immediately following the Closing Date receives (x) base compensation or wages, and cash bonus opportunities (excluding any equity or equity-related bonus opportunities), that are no less favorable than those provided by the Company or its Subsidiaries to such employee immediately prior to the Closing Date and (y) benefits (excluding any defined benefit pension, equity or equity-related, nonqualified deferred compensation, and post-termination or retiree welfare benefit plans and arrangements, subject to applicable Laws and the terms of any collective bargaining agreement, individual employment agreement or individual pension agreement) that are substantially comparable in the aggregate to those provided by the Company or its Subsidiaries to such employee immediately prior to the Closing Date; provided, that, for the avoidance of doubt, the Purchaser may at any time after the Closing, subject to the immediately following sentence, terminate any severance benefits provided by the Company or its Subsidiaries to such employee immediately prior to the Closing Date (except for the severance benefits to be provided pursuant to the arrangements set forth on Schedule 7.08(a), which shall not be terminated by the Purchaser or its Affiliates without the consent of the applicable individual at any time); provided further, that any such terminated severance plans (other than those arrangements set forth on Schedule 7.08(a)) shall be replaced by severance benefits that are substantially comparable in the aggregate to those severance benefits provided by the Purchaser or its Subsidiaries to their similarly situated employees. Through December 31, 2019 (or, if earlier, the date of a relevant employee’s termination), the Purchaser shall take all actions required so that each employee of the Company and its Subsidiaries (determined as of the Closing Date) who continues in employment with the Company and its Subsidiaries immediately following December 31, 2018 receives (x) base compensation or wages, and cash bonus opportunities

(excluding any equity or equity-related bonus opportunities), that are substantially comparable to the compensation or wages and cash bonus opportunities provided by the Purchaser or its Subsidiaries to their similarly situated employees, (y) benefits (excluding any defined benefit pension, equity or equity-related, nonqualified deferred compensation, and post-termination or retiree welfare benefit plans and arrangements, subject to applicable Laws and the terms of any collective bargaining agreement, individual employment agreement or individual pension agreement) that are substantially comparable in the aggregate to those benefits provided by the Purchaser or its Affiliates to their similarly situated employees, and (z) severance benefits that are substantially comparable in the aggregate to those severance benefits provided by the Purchaser or its Subsidiaries to their similarly situated employees (except for the severance benefits to be provided pursuant to the arrangements set forth on Schedule 7.08(a), which shall not be terminated by the Purchaser or its Affiliates without the consent of the applicable individual at any time). Notwithstanding anything to the contrary in this Section 7.08, with respect to any employees based outside of the United States, the Purchaser agrees to honor all pension benefits due to non-US employees pursuant to the terms of individual employment agreements and individual pension agreements through December 31, 2019 and the Purchaser’s obligations under this Section 7.08 shall be modified to the extent necessary to comply with applicable Laws of the jurisdictions in which such employees are based. For the avoidance of doubt, this Section 7.08 shall apply only with respect to employee benefits to be provided following the Closing Date and shall not have the effect of reducing any benefits (including defined benefits) already accrued as of the Closing Date, and shall not be deemed to reduce any payments or benefits owed pursuant to the terms of any collective bargaining agreement.

(b) Notwithstanding the foregoing, the Purchaser shall, and shall cause its Affiliates (including the Company and its Subsidiaries) to, honor and cause to be paid all annual bonus and commission payments of all employees of the Company and its Subsidiaries with respect to the performance period prior to the Closing Date in accordance with their terms as in effect as of immediately prior to the Closing Date.

(c) Nothing contained in this Section 7.08 shall obligate the Purchaser, the Company, or any of the Company’s Subsidiaries to continue the employment of any employee of, or the service relationship of, or any particular term of employment of, any other service provider to, the Company or any of its Subsidiaries for any period of time after the Closing, and this Section 7.08 shall not be construed to limit the ability of the Purchaser, the Company, or any of the Company’s Subsidiaries to terminate the employment of any employee of, or the service relationship of any other service provider to, the Company or any of its Subsidiaries following the Closing in accordance with applicable Law and any pre-existing contractual relationship. Further, this Section 7.08 shall be binding upon and inure solely to the benefit of the parties to this Agreement, and nothing in this Section 7.08, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.08 or be construed as an amendment, waiver, termination, or creation of any benefit or compensation plan, program, agreement, Contract, policy, or arrangement of the Purchaser, the Company, or any of the Company’s Subsidiaries, or to limit the ability of the Purchaser to establish, amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement in accordance with applicable Law.

7.09 Stock Exchange Listing. The Purchaser shall use its reasonable best efforts to cause the Purchaser Class A Common Stock (including shares of Purchaser Class A Common Stock issuable upon conversion of the Purchaser Class B Common Stock to be issued by the Purchaser to the Seller as Stock Consideration) to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

7.10 Transfer Agent Procedures; Registration Statement.

(a) The Purchaser shall, prior to the Closing Date, develop a process with its transfer agent to provide for the conversion of the Purchaser Class B Common Stock issued pursuant to this Agreement into Purchaser Class A Common Stock following the Seller’s request therefor in connection with any sales of Purchaser Shares by Seller or its Affiliates to a third party (and in compliance with the Shareholders Agreement).

(b) The Purchaser shall, prior to the Closing Date, file with the SEC an automatically effective shelf registration statement on Form S-3 (the “S-3ASR”) relating to the offer and resale of the Purchaser Shares at any time in accordance with the methods of distribution set forth in the “Plan of Distribution” section of such S-3ASR; provided that in the event that the Purchaser is not, prior to the Closing Date, eligible to file an S-3ASR, the Purchaser shall, on the Closing Date, file with the SEC a shelf registration statement on Form S-3 (a “Shelf Registration Statement”) and use its reasonable best efforts to cause such Shelf Registration Statement to promptly be declared or otherwise become effective, but in no event later than thirty (30) days following the Closing Date; provided further that if on the Closing Date, the Purchaser is not eligible to use a Shelf Registration Statement, the Purchaser shall file, on the Closing Date, such other registration statement to permit the resale of the Purchaser Shares as may be available to the Purchaser and use its reasonable best efforts to cause such registration statement to promptly be declared or otherwise become effective, but in no event later than 30 days from the Closing Date. Prior to the Closing Date, the Purchaser shall use its reasonable best efforts to comply with all requirements of the Securities Act and Exchange Act necessary to maintain its eligibility to file the S-3ASR.

ARTICLE VIII

ADDITIONAL COVENANTS

8.01 Purchaser Stockholder Meeting; Proxy Statement.

(a) Unless this Agreement is terminated in accordance with Section 9.01, the Purchaser shall, in accordance with applicable Law, the rules of the NYSE and the Purchaser’s organizational documents, take the following actions:

(i) establish a record date, duly call, give notice of, convene and hold a meeting of holders of Purchaser Common Stock (the “Purchaser Stockholder Meeting”) as promptly as reasonably practicable after the date of this Agreement for the purpose of voting on the approval of the Stock Consideration Issuance, the Purchaser Charter Amendment and other matters related to the transactions contemplated by this Agreement. In relation to the Purchaser Stockholder Meeting and the conduct of business thereat, the Purchaser shall comply with its certificate of incorporation and bylaws and applicable Law; and

(ii) prepare and file with the SEC, not more than one hundred twenty (120) days after the date of this Agreement, a proxy statement relating to the solicitation of proxies from the holders of Purchaser Common Stock for approval of the Stock Consideration Issuance, the Purchaser Charter Amendment and other matters related to the transaction (the “Proxy Statement”) (provided, that if the Seller or the Company breaches this Section 8.01 or Section 8.02, such period shall be extended for each day the Seller or the Company is in such breach), and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing and mailed to its stockholders as promptly as reasonably practical after such clearance. The Purchaser shall include in the Proxy Statement (and any supplement or amendment thereto) the Purchaser Board Recommendation (subject to Section 7.02(c) and Section 7.02(d)) and shall use its reasonable best efforts to solicit proxies from its stockholders to obtain the Purchaser Stockholder Approval.

(b) The Company and the Seller shall reasonably cooperate in the preparation of the Proxy Statement and shall promptly (and in any event no later than thirty (30) days after the date of the Purchaser’s written request therefor) provide to the Purchaser all information regarding the Company and the Seller or any of their respective Affiliates (including the information covered by Section 8.02(a) and all other historical financial statements of and other information relating to the Company and the Seller which may be required pursuant to Schedule 14A, the Exchange Act, Regulation S-K or Regulation S-X) that is required by applicable Law in connection with the preparation and filing of the Proxy Statement and any amendment or supplement thereto. The Parties agree to the matters set forth on Schedule 8.01(b).

(c) The Purchaser shall promptly notify the Company and the Seller of the receipt of any comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide the Company and the Seller with copies of all correspondence between the Purchaser and the SEC with respect to the Proxy Statement. The Purchaser, the Company and the Seller shall each use their reasonable best efforts to promptly provide responses to the SEC with respect to all comments of the SEC received on the Proxy Statement. Prior to the submission of the Proxy Statement (and any supplement or amendment thereto) and all responses to the SEC, the Purchaser shall reasonably cooperate and provide the Company and the Seller and their legal counsel with a reasonable opportunity to review and comment on the Proxy Statement and any responses to the SEC and shall give reasonable consideration to any comments the Company and the Seller may provide (it being understood that the Company and the Seller shall provide any such comments reasonably promptly). The Proxy Statement (or any supplement or amendment thereto) will not be filed or disseminated without the approval of the Company and the Seller, such approval not to be unreasonably withheld, conditioned or delayed. Subject to the foregoing, the Purchaser shall use its reasonable best efforts to have the comments of the SEC (if any) on the Proxy Statement (and any supplement or amendment thereto) addressed to the satisfaction of the SEC, and the definitive Proxy Statement filed as promptly as reasonably practicable.

(d) The Purchaser agrees, as to itself and its Subsidiaries, that the Proxy Statement and any amendment or supplement thereto (i) shall comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) shall not, at the time of mailing (or availability pursuant to Rule 14a-16 under the Exchange Act) of the Proxy Statement or any amendments or supplements thereto to the holders of Purchaser Common Stock and at the time of the Purchaser Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that this covenant does not apply with respect to statements made or incorporated by reference therein based on information supplied in writing by or on behalf of the Company or the Seller or any of their respective Affiliates. If any event occurs with respect to the Purchaser, or any change occurs with respect to other information supplied by the Purchaser for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Purchaser shall promptly notify the Company and the Seller of such event, and the Purchaser, the Company and the Seller shall reasonably cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the holders of Purchaser Common Stock.

(e) The Company and the Seller agree that none of the information supplied or to be supplied in writing by or on behalf of the Company and the Seller or their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement shall, at the time of mailing (or availability pursuant to Rule 14a-16 under the Exchange Act) of the Proxy Statement or any amendments or supplements thereto to the holders of Purchaser Common Stock and at the time of the Purchaser Stockholder Meeting, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If any event occurs with respect to the Company and the Seller, or any change occurs with respect to other information supplied by the Company and the Seller for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company and the Seller shall promptly notify the Purchaser of such event, and the Purchaser, the Company and the Seller shall reasonably cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the holders of Purchaser Common Stock.

8.02 Cooperation with a Qualified Offering; Company Financial Statements.

(a) As promptly as reasonably practical after the date of this Agreement (and, with respect to the Proxy Statement, in any event no later than thirty (30) days after the date of the Purchaser’s written request therefor), the Company shall deliver to the Purchaser such financial statements and other financial information of the Company and its Subsidiaries as are required by the SEC to be included in, or otherwise filed with the SEC in connection with the preparation and filing of, the Proxy Statement and/or the Cash Election Registration Statement, which may include (i) audited consolidated balance sheets of the Company and its consolidated Subsidiaries as of December 31, 2017, December 31, 2016 and December 31, 2015, (ii) audited statements of operations, cash flows and stockholders’ equity of the Company and its consolidated Subsidiaries for the years ended December 31, 2017, December 31, 2016 and December 31, 2015, including any notes thereto, in each case, reported on by Grant Thornton LLP (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and present fairly in all material respects the consolidated financial condition and results of operations, in each case, of the applicable company and its Subsidiaries (taken as a whole) as of the dates and for the periods referred to therein, (iii) unaudited consolidated balance sheets of the Company and its consolidated Subsidiaries as of the end of any fiscal quarters ended subsequent to December 31, 2017 and prior to the Closing Date, and the related unaudited consolidated statements of operations and cash flows of the Company and its consolidated Subsidiaries, in each case (of this clause (iii)) together with a comparable period for the prior year, such that the most recent financial information provided by this section is no more than 134 days old, in form satisfying the requirements of PCAOB AU Section 722, Interim Financial Information (SAS 100) and (iv) selected financial information of the Company and its consolidated Subsidiaries (in accordance with Item 301 of Regulation S-K promulgated under the Securities Act) for each of the fiscal years in the five-year period ended December 31, 2017 and for any fiscal quarter ended subsequent to December 31, 2017 for which financial information is provided pursuant to clause (iii) above and prior to the Closing Date. In addition, following the date of this Agreement and prior to the Closing, the Company shall deliver, within fifteen (15) Business Days after the end of each month, to the Purchaser copies of monthly, unaudited consolidated financial statements of the Company and its Subsidiaries in the form of the “Results Review” posted in the online data room.

(b) Subject to Section 1.03(d) and the Seller’s and the Company’s compliance with their respective obligations pursuant to this Section 8.02, as promptly as reasonably practicable following the date on which a Purchaser Funding Adjustment Notice or Seller Funding Adjustment Notice, as applicable, is delivered pursuant to Section 1.03, the Purchaser shall prepare and file a registration statement on Form S-3 (or, if the Purchaser is not then eligible to use Form S-3, Form S-1) (together with any supplements or amendments thereto, the “Cash Election Registration Statement”) with the SEC in connection with the sale of Purchaser Common Stock to finance the payment of the Purchase Price pursuant to Section 1.03 and shall take all necessary actions to have the Cash Election Registration Statement declared effective under the Securities Act as soon as reasonably practical.

(c) The Company and the Seller shall reasonably cooperate in the preparation of the Cash Election Registration Statement and shall promptly provide to the Purchaser all information regarding the Company and the Seller or any of their respective Affiliates (including all historical financial statements of and other information relating to the Company and the Seller which may be required pursuant to Form S-3, the Securities Act, Regulation S-K or Regulation S-X) that is required by applicable Law in connection with the preparation and filing of the Cash Election Registration Statement and any amendment or supplement thereto, including any audited financial statements or unaudited financial statements of the Company and the Seller, any Management’s Discussion and Analysis of Financial Condition and Results of Operations with respect to the Company and the Seller, in each case as may be required by applicable SEC rules and regulations for inclusion in the registration statement with respect thereto or as may be reasonably requested by the Purchaser in the event the Qualified Offering is conducted as a private placement. The Company and the Seller also agree to reasonably cooperate with the Purchaser and its counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from the Company’s and the Seller’s legal counsel and independent auditors in connection with the Qualified Offering.

(d) The Purchaser shall promptly notify the Company and the Seller of the receipt of any comments of the SEC with respect to the Cash Election Registration Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide the Company and the Seller with copies of all correspondence between the Purchaser and the SEC with respect to the Cash Election Registration Statement. The Purchaser, the Company and the Seller shall each use their reasonable best efforts to promptly provide responses to the SEC with respect to all comments of the SEC received on the Cash Election Registration Statement. The Purchaser shall advise the Company and the Seller, promptly after receipt of notice thereof, of the time of effectiveness of the Cash Election Registration Statement, the issuance of any stop order relating thereto or the suspension of the qualification of the Purchaser Common Stock, and each of the Purchaser, the Company and the Seller shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Prior to the submission of the Cash Election Registration Statement (and any supplement or amendment thereto) and all responses to the SEC, the Purchaser shall reasonably cooperate and provide the Company and the Seller and their legal counsel with a reasonable opportunity to review and comment on any summary of or reference to this Agreement and the transactions contemplated hereby, and any of the Company or the Seller or any of their respective Affiliates in the form and context in which any such reference appears and shall give reasonable consideration to any comments the Company and the Seller may provide. The Cash Election Registration Statement (or any supplement or amendment thereto) will not be filed without the approval of the Company and the Seller, such approval not to be unreasonably withheld, conditioned or delayed (provided that any failure of the Company to provide such consent shall relieve the Purchaser from any Claim for breach of this Agreement relating to a failure or delay in filing). Subject to the foregoing, the Purchaser shall use its reasonable best efforts to have the comments of the SEC on the Cash Election Registration Statement (and any supplement or amendment thereto) addressed to the satisfaction of the SEC, and Cash Election Registration Statement declared effective as promptly as reasonably practicable.

(e) The Purchaser agrees that the Cash Election Registration Statement and any amendment or supplement thereto (i) shall comply in all material respects with the Purchaser’s certificate of incorporation and by-laws, (ii) shall comply in all material respects with the applicable provisions of the Securities Act and the listing rules of the New York Stock Exchange and (iii) shall not, at the time the Cash Election Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act or its time of first use, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, provided that this covenant does not apply with respect to statements made or incorporated by reference therein based on information supplied in writing by or on behalf of any of the Company or the Seller or any of their respective Affiliates. If any event occurs with respect to the Purchaser, or any change occurs with respect to other information supplied by the Purchaser for inclusion in the Cash Election Registration Statement, which is required to be described in an amendment of, or a supplement to, the Cash Election Registration Statement, the Purchaser shall promptly notify the Company and the Seller of such event, and the Purchaser, the Company and the Seller shall reasonably cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Cash Election Registration Statement.

(f) The Company and the Seller agree that none of the information supplied or to be supplied in writing by or on behalf of the Company and the Seller or their respective Affiliates for inclusion or incorporation by reference in the Cash Election Registration Statement shall, at the time the Cash Election Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. If any event occurs with respect to the Company and the Seller, or any change occurs with respect to other information supplied by the Company and the Seller for inclusion in the Cash Election Registration Statement, which is required to be described in an amendment of, or a supplement to, the Cash Election Registration Statement, the Company and the Seller shall promptly notify the Purchaser of such event, and the Purchaser, the Company and the Seller shall reasonably cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Cash Election Registration Statement.

(g) If this Agreement is terminated in accordance with its terms (other than due to a material breach of this Agreement by the Seller or the Company, including a termination pursuant to Section 9.01(g)), the Purchaser shall reimburse the Seller and the Company for their participation and assistance contemplated by this Section 8.02 (including the preparation and delivery of financial statements that would not otherwise be prepared by the Seller and the Company (including its Subsidiaries)).

8.03 Financing Assistance.

(a) Prior to the Closing, the Company shall, and shall cause its Subsidiaries and their respective officers, directors and employees to, use reasonable best efforts to provide such customary or necessary cooperation in connection with the arrangement and implementation of the Debt Financing as the Purchaser may reasonably request from time to time, upon reasonable advance notice, including:

(i) assisting with the preparation of Offering Documents;

(ii) preparing and furnishing to the Purchaser and the Debt Financing Sources as promptly as practicable all Required Financial Information;

(iii) having the Company designate a member of senior management of the Company to execute customary authorization letters with respect to the Offering Documents relating to the “bank” financing that authorize the distribution of information to prospective lenders, and identify any portion of such information that constitutes material, non-public information regarding the Company and its Subsidiaries or their respective securities (if the Company and its Subsidiaries were reporting companies), and participate, during normal business hours and upon reasonable advance notice, in a reasonable number of presentations, road shows, due diligence sessions, drafting sessions and sessions with ratings agencies in connection with the Debt Financing, including (x) direct contact between such senior management of the Company and its Subsidiaries and Debt Financing Sources and other potential lenders and investors in the financing, (y) otherwise cooperating with the marketing efforts for any of the Debt Financing and (z) assisting Purchaser and the Debt Financing Sources with obtaining ratings as contemplated by the Debt Financing;

(iv) in the event the Debt Financing includes an offering of debt securities, requesting its independent auditors to cooperate with the Purchaser to obtain customary accountant’s comfort letters (including “negative assurance”) and consents from the Company’s independent auditors with respect to financial information regarding the Company and its Subsidiaries;

(v) assisting in the preparation of, and executing and delivering, definitive financing documents, including guarantee and collateral documents (including any customary schedules) and customary closing certificates as may be required by the Debt Financing (including a certificate of an appropriate officer of the Company with respect to solvency of the Company on a consolidated basis);

(vi) facilitating the pledging of collateral for the Debt Financing, including assistance with any collateral documents that involve a third party, including landlord waivers or deposit account control agreements, if applicable;

(vii) furnishing the Purchaser and the Debt Financing Sources at least three (3) Business Days prior to the Closing Date (solely to the extent requested at least fifteen (15) Business Days prior to the Closing Date) with all documentation and other information required by Government Officials with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended; and

(viii) reasonably cooperating with the Purchaser, and taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by the Purchaser to permit the consummation of the Debt Financing.

(b) Notwithstanding anything to the contrary in this Section 8.03:

(i) nothing in this Section 8.03 will require any cooperation to the extent the same would (A) unreasonably interfere with the ongoing operations of the Company and/or its Subsidiaries, (B) cause any director, officer or employee of the Company or any of its Subsidiaries or any Representatives to incur any personal liability, (C) without limiting the scope of its obligations pursuant to Section 8.03(a)(ii), require the Company to prepare pro forma financial statements or change any fiscal period, (D) require the Company or any of its Subsidiaries to cause its legal counsel to deliver any legal opinions, or (E) reasonably be expected to conflict with, violate, breach or otherwise contravene (1) any Law and/or (2) any Company Material Contract;

(ii) neither the Company nor any of its Subsidiaries shall be required to (A) pay any commitment or other fee or have any liability or obligation, including any indemnification obligation, under any agreement or any document related to any Debt Financing, in each case, until the Closing, or (B) incur any cost or expense unless such cost or expense is promptly reimbursed by the Purchaser to the Seller (and in any event no later than the termination of this Agreement in accordance with Section 9.01); and

(iii) none of the Seller, the Company (or any of its Subsidiaries) and their respective Representatives shall be required to execute, deliver or enter into, or perform any agreement, document or instrument, including any definitive financing document (except any authorization letters delivered pursuant to Section 8.03(a)(iii) and any certificate contemplated by Section 8.03(a)(v)), with respect to the Debt Financing or adopt resolutions approving the agreements, documents and/or instruments pursuant to which the Debt Financing is obtained or pledge any collateral with respect to the Debt Financing that is not contingent upon the Closing or that would be effective prior to the Closing.

(c) Following the Purchaser’s written request, not less than three (3) Business Days prior to the Closing Date, the Company shall deliver to the Purchaser payoff letters in customary form from the lenders (or their applicable representative), which payoff letters shall be reasonably acceptable to the Purchaser, with respect to the Company Indebtedness set forth on the Company Indebtedness Payoff Schedule or other Company Indebtedness to be repaid at the Closing, stating the amounts required to pay in full the obligations of the Company and its Subsidiaries thereunder and to effect the release of any related Liens and/or other security interests (subject to the payment thereof at Closing).

(d) From time to time upon the Purchaser’s written request, the Company will deliver to the Purchaser a report setting forth (i) a calculation of the Company’s Consolidated Net Income and EBITDA (in each case, as defined in and calculated in accordance with the definitions of such terms in each of the Company Indentures) as if the date of the report was the determination date for purposes of the Company Indentures, (ii) total cash and cash equivalents and other current assets as of the date specified by the Purchaser, and (iii) such other financial information regarding the Company as the Purchaser may reasonably request in connection with its activities relating to the Debt Financing.

(e) Promptly following the written request of the Seller, the Purchaser shall reimburse the Seller for any reasonable, documented out-of-pocket expenses (including reasonable attorneys’ fees) incurred by the Company and/or any of its Subsidiaries in connection with the assistance required by this Section 8.03. The Purchaser shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all liabilities or losses suffered or incurred by them in connection with the arrangement of any Debt Financing and any information utilized in connection therewith. All material non-public information regarding the Company and its Subsidiaries provided to the Purchaser or its Representatives pursuant to this Section 8.03 shall be kept confidential by them in accordance with the Confidentiality Agreement.

8.04 Financing Obligation of the Purchaser.

(a) The Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to obtain the Debt Financing on the terms and conditions set forth in the Debt Financing Commitment Letters, including by using reasonable best efforts to (i) maintain in effect the Debt Financing and the Debt Financing Commitment Letters, (ii) negotiate and enter into definitive financing agreements with respect to the Debt Financing that are on terms and conditions (including the market flex provisions) no less favorable to the Purchaser than those contained in the Debt Financing Commitment Letters, or, if available, on other terms that are acceptable to the Purchaser and would not (A) reasonably be expected to adversely affect the Purchaser’s ability to consummate the transactions contemplated by this Agreement, (B) reduce the aggregate amount of the Debt Financing to fund the amounts required to be paid by the Purchaser under this Agreement below the amount required to consummate the transactions contemplated by this Agreement, (C) impose new or additional conditions or expand upon (or amend or modify in any manner adverse to the interests of the Seller or the Company) the conditions precedent to the Debt Financing as set forth in the Debt Financing Commitment Letters or (D) reasonably be expected to delay the Closing, (iii) satisfy on a timely basis all conditions applicable to the Purchaser contained in the Debt Financing Commitment Letters (other than any condition where the failure to be so satisfied is primarily the result of the Company’s failure to provide the cooperation described in Section 8.03), including the payment of any commitment, engagement, or placement fees required as a condition to the Debt Financing, (iv) consummate the Debt Financing at or prior to the date that the Closing is required to be effected in accordance with Section 1.04, and (v) comply with its obligations under the Debt Financing Commitment Letters. Subject to the terms and upon satisfaction of the conditions set forth in the Debt Financing Commitment Letters, the Purchaser shall use its reasonable best efforts to cause the lenders and the other Persons providing such Debt Financing to provide the Debt Financing on the Closing Date and shall fully enforce the counterparties’ obligations and its rights under the Debt Financing Commitment Letters by all available means to cause the lenders under the Debt Financing to fund in accordance with their respective commitments. The Purchaser shall provide to the Company copies of the Debt Financing Commitment Letters and any amendments thereto and shall keep the Company reasonably informed on a current basis and in reasonable detail of material developments in respect of the financing process relating thereto. In the event that the Purchaser seeks to enforce its rights under the Debt Financing Commitment Letters or the definitive agreements entered into in connection therewith and/or cause the financing sources to fund the Debt Financing (any such action, a “Financing Action”), the Purchaser shall (x) keep the Seller reasonably informed of the status of the Financing Action and (y) at the reasonable request of the Seller, shall make the Purchaser’s employees and Representatives available to discuss the status of, and developments with respect to, the Financing Action.

(b) Without limiting the generality of the foregoing, the Purchaser shall provide the Company with prompt written notice (i) of any breach or default by any party to the Debt Financing Commitment Letters or definitive agreements related to the Debt Financing of which the Purchaser become aware, (ii) of the receipt of (A) any written notice or (B) other written communication, in each case from any Debt Financing Source with respect to any (I) breach, default, termination or repudiation by any party to the Debt Financing Commitment Letters or the definitive agreements related to the Debt Financing of any provision of the Debt Financing Commitment Letters or the definitive agreements related to the Debt Financing, (II) material dispute or disagreement between or among any parties to the Debt Financing Commitment Letters or definitive agreements related to the Debt Financing with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at the Closing, and (iii) if at any time for any reason the Purchaser believes in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms and conditions contemplated by the Debt Financing Commitment Letters or definitive agreements related to the Debt Financing. As soon as reasonably practicable, the Purchaser shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence.

(c) Prior to the Closing, the Purchaser shall not, without the prior written consent of the Seller, agree to, or permit, any amendment or modification of, or waiver or consent under, any Debt Financing Commitment Letter or other documentation relating to the Debt Financing which would (i) reasonably be expected to adversely affect the Purchaser’s ability to consummate the transactions contemplated by this Agreement, (ii) reduce the aggregate amount of the financing to fund the amounts required to be paid by the Purchaser under this Agreement below the amount required to consummate the transactions contemplated by this Agreement, (iii) impose new or additional conditions or expand upon (or amend or modify in any manner adverse to the interests of the Seller or the Company) the conditions precedent to the Debt Financing as set forth in the Debt Financing Commitment Letters, or (iv) reasonably be expected to delay the Closing; provided that, the Debt Financing Commitment Letters or such documentation may be amended to add additional Debt Financing Sources. For purposes of Section 8.03 (Financing Assistance), Section 8.04 (Financing Obligation of the Purchaser), Section 11.07 (Amendment and Waiver), Section 11.09 (Third-Party Beneficiaries), Section 11.10 (Waiver of Trial by Jury), Section 11.15 (Governing Law), and Section 11.16 (Consent to Jurisdiction), the definitions of “Debt Financing Commitment Letter” and “Debt Financing” shall include the Debt Financing or the Replacement

Financing, as applicable, or documents related thereto as permitted to be amended or modified by this Section 8.04. Upon any amendment or modification of the Debt Financing Commitment Letters in accordance with this Section 8.04(c), the Purchaser shall promptly deliver to the Seller copies of any such amendment or modification.

(d) If, notwithstanding the use of reasonable best efforts by the Purchaser to satisfy its obligations under this Section 8.04, the Debt Financing or the Debt Financing Commitment Letters (or any definitive financing agreement relating thereto) expire or are terminated or become unavailable prior to the Closing, in whole or in part, for any reason, and such portion is reasonably required to fund the amounts contemplated to be paid by the Purchaser pursuant to this Agreement, the Purchaser shall (i) promptly notify the Company of such expiration, termination, or unavailability and the reasons therefor and (ii) use its reasonable best efforts promptly to arrange for alternative financing (“Replacement Financing”) (which, together with unrestricted cash on hand, shall be sufficient to pay the Required Closing Amount from other sources and shall not, without the prior consent of the Seller, (A) impose any new or additional condition or otherwise expand any condition to the receipt of the Debt Financing or (B) otherwise be on terms and conditions that are materially less favorable to the Purchaser from a conditionality or enforceability perspective than the terms and conditions of the Debt Financing Commitment Letters) to replace the financing contemplated by such expired, terminated, or unavailable commitment or arrangement or any portion thereof. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 8.04 shall require, and in no event shall the reasonable best efforts of the Purchaser be deemed or construed to require, the Purchaser to pay any fees or any interest rates applicable to the Debt Financing in excess of those contemplated by the Debt Financing Commitment Letter (including the market flex provisions), or agree to any market flex term less favorable to the Purchaser or the Company than such corresponding market flex term contained in or contemplated by the Debt Financing Commitment Letter (in either case, whether to secure waiver of any conditions contained therein or otherwise). Copies of any new financing commitment letter and any agreements related thereto entered into in connection with any Replacement Financing (including any related fee letter (with fee amount redacted to the extent required by the applicable financing source)) shall be promptly provided to the Seller. In such event, (1) the term “Debt Financing” will be deemed to include any Replacement Financing and (2) the term “Debt Financing Commitment Letter” will be deemed to include any commitment letters with respect to such Replacement Financing.

8.05 Regulatory Filings; Consents.

(a) In furtherance and not in limitation of the foregoing, the Purchaser (and with respect to the filings under the HSR Act, the Seller and the Company) shall make (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within ten (10) Business Days after the date of this Agreement and (ii) file or cause to be filed appropriate filings or draft filings, notices or applications (where required by the relevant Antitrust Laws or where pre-notification or equivalent procedures are mandatory or advisable) under the other Antitrust Laws set forth on Schedule 8.05(a) with respect to this Agreement and the transactions contemplated herein as soon as reasonably practicable. Each of the Seller, the Company and the Purchaser shall use its reasonable best efforts to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to the foregoing (including with respect to information requests received from the relevant Governmental Entity following submission of the relevant filings, submissions or notices), and use its reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods and obtain all consents in connection with the foregoing as soon as reasonably practicable.

(b) Except as prohibited by applicable Law or Order, each of the Purchaser, the Seller and the Company shall use its reasonable best efforts to (i) cooperate reasonably with each other in connection with any filing or submission with a Governmental Entity in connection with the transactions contemplated hereby and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the transactions contemplated hereby, (ii) promptly inform the other parties of (and, if in writing, supply to the other parties’ legal counsel) any material communication, other than any ministerial communications, received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other similar Governmental Entity (foreign or domestic), in each case regarding any of the transactions contemplated hereby, (iii) consult with each other prior to taking any material position with respect to the filings under the HSR Act or filings under other Antitrust Laws in discussions with or filings to be submitted to any Governmental Entity, (iv) permit the other parties’ legal counsel to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be submitted to any Governmental Entity with respect to filings under the HSR Act, (v) coordinate with the other parties’ legal counsel in preparing and exchanging such information and promptly provide the other parties’ legal counsel with copies of all filings, presentations or material submissions (and a summary of any oral presentations) made by such party with any Governmental Entity relating to this Agreement or the transactions contemplated hereby under the HSR Act and such other Antitrust Laws, which may be redacted for confidential information or otherwise shared on an outside counsel only basis, and (vi) to the extent permitted by the Governmental Entity, participate in material meetings, presentations, consultations, and discussions related to obtaining clearances required in connection with the transactions contemplated hereby. Notwithstanding anything to the contrary herein, the Purchaser shall, on behalf of the parties, have control over and lead the strategy for obtaining any clearances required in connection with the transactions contemplated hereby and shall take the lead in all joint meetings and communications with any Governmental Entity in connection with obtaining such clearances and in any litigation under the HSR Act or other Antitrust Law; provided, that the Purchaser shall, to the extent reasonably practicable, consult in advance with the Seller and the Company and consider in good faith the Seller’s and the Company’s views regarding the overall strategic direction of any such approval process, as applicable, and consult with the Company prior to taking any material substantive positions, making dispositive motions or other material substantive filings or submissions or entering into any negotiations concerning such approvals, as applicable.

(c) Unless prohibited by applicable Law or Order or by the applicable Governmental Entity, each of the Seller and the Company, on one hand, and the Purchaser, on the other hand, shall (i) to the extent reasonably practicable and permissible by the relevant Governmental Entity, not participate in or attend any material meeting, or engage in any material conversation (other than ministerial conversations) with any Governmental Entity in respect of the transactions contemplated hereby without the other, (ii) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation and (iii) in the event one such party is prohibited by applicable Law or Order or by the applicable Governmental Entity from participating or attending any such meeting or engaging in any such conversation, or it has not been reasonably practicable to include the non-participating party, keep such non-participating party reasonably apprised with respect thereto.

(d) Nothing in this Agreement shall obligate the Purchaser (including any of its Subsidiaries or Affiliates) to (i) agree to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Membership Interests), or to divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or of the business, assets or properties of the Company or any Subsidiary of the Company; (ii) agree to limit in any manner whatsoever the ability of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of the Company and any Subsidiary of the Company, or (B) to control their respective businesses or operations or the businesses or operations of the Company and any Subsidiary of the Company; (iii) otherwise take or commit to take any other action that would limit the Purchaser’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of the Purchaser or the Company (including any of their respective Subsidiaries), in each case to obtain all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations required directly or indirectly under the HSR Act or other Antitrust Law or to avoid the commencement of any action to prohibit the transactions contemplated hereby under the HSR Act or other Antitrust Law; or (iv) contest and resist any such action or proceeding, or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any action or proceeding seeking to prohibit the transactions contemplated hereby or delay the Closing beyond the Termination Date, or to seek to have vacated, lifted, dissolved, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated hereby; provided that the Purchaser shall be obligated, if doing so is reasonable taking into account the economic consequences of the effects of Section 8.16 if such actions were not taken, to take ministerial actions, agree to immaterial restrictions on the conduct of a particular business of the Company (subject to the reasonable availability of relief therefrom or expiration thereof) or make payments of fees in de minimis amounts, in each case, to the extent required by any Governmental Entity in connection with obtaining applicable approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations required by Antitrust Laws thereof, or to avoid the commencement of any action to prohibit the transactions contemplated hereby under such Antitrust Laws.

8.06 Press Releases and Communications. The initial press release announcing this Agreement, any ancillary agreements and the transactions contemplated herein shall be in substantially the form mutually agreed upon by the Purchaser, the Company and the Seller. No other press release, public announcement or public filing related to this Agreement or the transactions contemplated herein, or prior to the Closing any other announcement or communication to the employees, customers or suppliers of the Company or its Subsidiaries, shall be issued or made by any Party hereto without the joint approval of the Purchaser, the Company and the Seller (which approval shall not be unreasonably withheld, conditioned or delayed), unless required by Law or stock exchange rules; provided that (x) no Party shall be required to obtain approval or provide materials for review in respect of information that has previously been made public without breach of the obligations under this Section 8.06 and contained in the applicable press release, announcement, public filing or communication and (y) the Purchaser shall not be required to obtain approval or provide materials for review with respect to any matters referred to in, and made in compliance with, Section 7.02. In the event that any such additional press release, public announcement or public filing is required by or advisable under applicable Law or stock exchange rules, the Party obligated to make such press release, public announcement or public filing shall use its reasonable best efforts to provide the other Party with reasonable advance notice of such requirement and the content of the proposed press release, announcement or filing and a reasonable opportunity to review and comment on such release, announcement or filing and consider in good faith any comments with respect thereto. The Parties understand and agree that the Purchaser intends to publicly disclose the existence and terms of this Agreement and the transactions contemplated hereby subsequent to the execution of this Agreement.

8.07 Spin-Off.

(a) Following the Closing, the Purchaser shall, subject to the Purchaser Board’s fiduciary duties under applicable Law, use its reasonable best efforts to pursue a reorganization of its business into two separate businesses, representing “Powertrain Technology” and “Aftermarket &

Ride Performance” and distribute the Equity Interests representing one of such businesses to the Purchaser’s stockholders (the “Spin-Off”), and consummate the Spin-Off within eighteen (18) months of the Closing Date.

(b) If the Purchaser consummates the Spin-Off, the Principal Stockholder shall, and shall cause each of its Affiliates that holds (whether beneficially, constructively or synthetically through any derivative, hedging or trading position or otherwise) any shares of Purchaser Class A Common Stock or Purchaser Class B Common Stock at the consummation of the Spin-Off, to enter into the shareholders agreements in the form of Exhibit D and Exhibit E at such time; provided that this covenant shall not be effective if, at the consummation of the Spin-Off, neither the Principal Stockholder nor any of its Affiliates holds (whether beneficially, constructively or synthetically through any derivative, hedging or trading position or otherwise) any shares of Purchaser Class A Common Stock or Purchaser Class B Common Stock.

(c) If the Purchaser determines to consummate the Spin-Off in accordance with this Section 8.07, the Parties shall take such actions and deliver such representations (including those actions and representations set forth on Schedule 8.07(c)) reasonably necessary (and commonly required in connection with tax-free spin-off transactions pursuant to Section 355 of the Code) to allow the Purchaser to obtain (i) the opinion of Kirkland & Ellis LLP and KPMG LLP and/or (ii) a private letter ruling from the IRS, in each case, reasonably satisfactory to the Purchaser, to the effect that the Spin-Off will qualify as a reorganization within the meaning of Sections 368(a) and 355 of the Code in which no gain or loss is recognized by the Purchaser (or its Affiliates) or its shareholders (the “Intended Spin-Off Tax Treatment”).

8.08 Transfer Taxes. The Purchaser will be responsible for all transfer, documentary, sales, use, stamp, registration and other such Taxes (including, for the avoidance of doubt, the German RETT), and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) (“Transfer Taxes”) incurred in connection with the consummation of the transactions contemplated by this Agreement; provided that the Seller will be solely responsible for all Transfer Taxes to the extent incurred prior to the Closing in connection with the consummation of the Pre-Closing Restructuring.

8.09 Labor Matters. The Purchaser and the Company shall cooperate reasonably and in good faith to, and the Company and each of its Subsidiaries shall (a) use their reasonable best efforts to satisfy any notice, consultation or bargaining obligations owed to any employees or employee representatives under any collective bargaining agreement or other Contract and (b) satisfy any notice, consultation or bargaining obligations owed to any employees or employee representatives under applicable Law; provided that the Company and each of its Subsidiaries shall (and shall cause its respective Affiliates) permit the Purchaser to review reasonably in advance (and consider in good faith and incorporate the reasonable comments of the Purchaser to) any proposed communication in respect of the foregoing, and promptly provide the Purchaser with copies of all substantive correspondence, filings or communications made or received by the Company and each of its Subsidiaries or any of its representatives with respect to the foregoing.

8.10 Certain Seller Liabilities. The Seller shall be fully responsible for, and shall hold the Purchaser, the Company, and its Subsidiaries harmless from, any liability or loss of the Purchaser, the Company, or its Subsidiaries resulting from (it being understood that, solely in the case of Sections 8.10(b), 8.10(c) and 8.10(d), the Purchaser shall be required to make a Claim in writing to the Seller in respect thereof on or prior to the date that is five (5) years after the Closing Date):

(a) the Company or any of its Subsidiaries being treated as an ERISA Affiliate of the Seller or any other Person, trade or business owned by the Seller, except with respect any liability of any Company Benefit Plan;

(b) any Hazardous Substance present at, on, under or emanating from the Company Owned Real Property in Le Pont de Claix, France to the extent any such liability or loss (i) exceeds $1,140,000 and (ii) results from any monitoring and/or remediation activity that is required by a Governmental Entity of competent jurisdiction pursuant to Environmental Law in effect as of the Closing Date and based upon the industrial use of the Le Point de Claix, France property as conducted as of the Closing Date or otherwise affirmatively required under applicable Environmental Law in effect as of the Closing Date and based upon the industrial use of the Le Pont de Claix, France property as conducted as of the Closing Date; provided, that the Seller shall not bear any such liability or losses that exceed $8,000,000 in the aggregate for all such Claims covered by this Section 8.10(b); provided further, that the Purchaser and its Subsidiaries (including the Company after the Closing) shall not have taken any invasive actions, including no subsurface investigation or sampling, on such Company Owned Real Property covered by this Section 8.10(b) without the Seller’s prior written consent, and any such invasive actions by Purchaser or its Subsidiaries (including the Company after the Closing) without Seller’s consent shall void the indemnity provided in this Section 8.10(b) in its entirety provided that subject to Seller’s prior written consent, Purchaser and its Subsidiaries (including the Company after the Closing) may take the following actions: (x) any monitoring and/or remediation activity that is required by a Governmental Entity of competent jurisdiction acting pursuant to and imposing monitoring and/or remediation required by applicable Environmental Law in effect as of the Closing Date and based upon the industrial use of the Le Pont de Claix, France property as of the Closing Date (including such actions conducted in response to facts or conditions reasonably indicating a potentially material and imminent risk to health or the environment)and/or (y) actions necessary for repair or maintenance of structures existing at the Le Pont de Claix property as of the Closing Date (provided the property remains in industrial use); provided further that this Section 8.10(b) shall terminate and be of no further force and effect if, without the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser or any of its Subsidiaries (including the Company after the Closing) sells or otherwise conveys such Owned Real Property in Le Pont de Claix, France to any third party that does not (1) assume sole liability for any monitoring and/or remediation activity that is required by a Governmental Entity of competent jurisdiction or under applicable Environmental Law and (2) demonstrate to Seller’s reasonable satisfaction that such third party has the financial wherewithal to fully discharge such liability;

(c) any Hazardous Substance present at, on, under or emanating from the Company Owned Real Property in Gif-sur-Yvette, France to the extent any such liability or loss (i) exceeds $1,090,000 and (ii) results from any monitoring and/or remediation activity that is required by a Governmental Entity of competent jurisdiction pursuant to Environmental Law in effect as of the Closing Date and based upon the industrial use of the Gif-sur-Yvette, France property as conducted as of the Closing Date or otherwise affirmatively required under applicable Environmental Law in effect as of the Closing Date and based upon the industrial use of the Gif-sur-Yvette, France property as conducted as of the Closing Date; provided, that the Seller shall not bear any such liability or losses that exceed $13,000,000 in the aggregate for all such Claims covered by this Section 8.10(c); provided further, that the Purchaser and its Subsidiaries (including the Company after the Closing) shall not have taken any invasive actions, including no subsurface investigation or sampling, on such Company Owned Real Property covered by this Section 8.10(c) without the Seller’s prior written consent, and any such invasive actions by Purchaser or its Subsidiaries (including the Company after the Closing) without Seller’s consent shall void the indemnity provided in this Section 8.10(c) in its entirety provided that subject to Seller’s prior written consent, Purchaser and its Subsidiaries (including the Company after the Closing) may take the following actions: (x) any monitoring and/or remediation activity that is required by a Governmental Entity of competent jurisdiction acting pursuant to and imposing monitoring and or remediation required by applicable Environmental Law in effect as of the Closing Date and based on the industrial use of Gif-sur-Yvette, France property as of the Closing Date (including such actions conducted in response to facts or conditions reasonably indicating a potentially material and imminent risk to health or the environment) and/or (y) actions necessary for repair or maintenance of structures existing at the Gif-sur-Yvette property as of the Closing Date (provided the property remains in industrial use); provided further, that this Section 8.10(c) shall terminate and be of no further force and effect if, without the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser or any of its Subsidiaries (including the Company after the Closing) sells or otherwise conveys such Owned Real Property in Gif-sur-Yvette, France to any third party that does not (1) assume sole liability for any monitoring and/or remediation activity that is required by a Governmental Entity of competent jurisdiction or under applicable Environmental Law and (2) demonstrate to Seller’s reasonable satisfaction that such third party has the financial wherewithal to fully discharge such liability; and

(d) any Claims arising out of conduct alleged in the administrative proceeding(s) initiated by the Conselho Administrative de Defesa Economica (“CADE”) against the Company, including those described in CADE’s Publication No. 10/2016/CHEFIA GAB-SG/SG/CADE and 46/2017/CGAA6/SGA2/SG/CADE that result in liability or losses in excess of $2,000,000 in aggregate for all such Claims covered by this Section 8.10(d); provided, that none of the Purchaser, the Company or its Subsidiaries shall settle any such Claim covered by this Section 8.10(d) for which the Seller would be liable pursuant to this Section 8.10 without the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed); provided further, that the Seller shall not bear any such liability or losses that exceed $8,000,000 in the aggregate for all such Claims covered by this Section 8.10(d).

8.11 Purchaser Tax Covenants.

(a) Without the prior written consent of the Seller (which the Seller may withhold in its sole and absolute discretion), the Purchaser shall not make any election under (i) Section 338(g), (ii) Section 338(h)(10) or (iii) Section 336(e) of the Code with respect to the direct or indirect acquisition of any Subsidiary of the Company pursuant to this Agreement.

(b) Without the prior written consent of the Seller (which shall not be unreasonably withheld, conditioned or delayed), the Purchaser shall not take any action on the Closing Date (after the Closing) with respect to the Company or any of its Subsidiaries other than in the ordinary course of business or as contemplated by this Agreement; provided, however, the withholding of such consent shall not be deemed unreasonable if Seller or any of its Affiliates could reasonably be expected to suffer an adverse Tax consequences as a result of such action.

8.12 Purchase Price Allocation. The Purchase Price and any other items, including liabilities of the Company that are treated as purchase price for Tax purposes (collectively, the “Allocable Purchase Price”) shall be allocated between and among the assets of the Company as of the Closing Date in accordance with Section 1060 of the Code. Within one hundred and twenty (120) days following to the Closing Date, the Seller shall deliver to the Purchaser a properly completed allocation of the Allocable Purchase Price among the assets of the Company held as of the Closing Date (the “Allocation Schedule”). The Allocation Schedule shall be deemed final unless the Purchaser notifies the Seller in writing of any disagreement with the Allocation Schedule within thirty (30) days following receipt of such schedule. The Seller and the Purchaser shall cooperate reasonably and in good faith in order to reach agreement as to the allocation of the Allocable Purchase Price. If the Purchaser and the Seller are unable to agree within thirty (30) days of the receipt by the Seller of such written notice, the parties shall retain a nationally recognized accounting or valuation firm to which the Parties agree (the “Independent Accountants”) to resolve their dispute (the Allocation Schedule (if Purchaser does not notify the Seller of any disagreement) or the finally determined allocation schedule (if Purchaser does notify the Seller of one or more disagreements and agreement is reached between the Parties or finally determined by the Independent Accountants), the “Final Allocation Schedule”). Any cost of the Independent Accountants shall be shared equally by the Seller and the Purchaser. The applicable Tax Returns shall be prepared in a manner consistent with the Final Allocation Schedule to the extent permitted by applicable Law. The Purchaser and the Seller, as applicable, shall give prompt notice to the Seller or the Purchaser, as applicable, the commencement of any Tax audit or the assertion of any proposed deficiency or adjustment by any Governmental Entity that challenges the allocation reflected on the Final Allocation Schedule.

8.13 Tax Returns; Cooperation.

(a) To the extent the Company is treated as a partnership for federal income Tax purposes at the time of the Closing, the Seller shall prepare, or cause to be prepared, utilizing a nationally recognized accounting firm as a signing tax return preparer, the IRS Form 1065 (or similar form for state and local Tax purposes) and all other income Tax Returns of the Company for any taxable period ending on (or including) the Closing Date (collectively, the “Seller Prepared Returns”), including an election under Section 754 of the Code (a “Section 754 Election”) for the year including the Closing Date. At least thirty (30) days prior to the due date of any Seller Prepared Return due after the Closing Date that needs to be filed by the Company, the Seller shall submit such Seller Prepared Return to the Purchaser for the Purchaser’s review and comment (and the Seller shall consider Purchaser’s comments in good faith for purposes of preparing such Seller Prepared Return). The Purchaser shall cause the Company to sign and timely file the Seller Prepared Return in the form submitted by the Seller.

(b) Subject to the last sentence of this Section 8.13(b), the Purchaser and the Seller agree to furnish or cause to be furnished to each other, upon written request, as promptly as practicable, such information and assistance relating to the Company and its Subsidiaries for taxable periods ending on (or including) the Closing Date (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Governmental Entity, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. The Seller and the Purchaser shall cooperate with each other fully, as and to the extent reasonably requested by the other party, in the conduct of any audit or other proceeding relating to the Company and its Subsidiaries for taxable periods ending on (or including) the Closing Date. Notwithstanding anything to the contrary herein, except to the extent solely relating to the Company and its Subsidiaries, the Seller and its Affiliates shall not be required at any time to provide to the Purchaser any right to access or to review any Tax Return or Tax work papers of the Seller, the Affiliated Group of which the Seller is the common parent, or any Affiliate of Seller.

(c) The Purchaser acknowledges and agrees that the Seller may request that the Purchaser cooperate in good faith with the Seller to take such actions as are reasonably necessary to cause, to the extent permitted by applicable Law, the deemed sale of the qualifying assets owned by the Company and/or its Subsidiaries on the Closing Date to be part of a like-kind exchange under Section 1031 of the Code (a “Like-Kind Exchange”) with respect to the Seller; provided that (i) the Purchaser shall not be required to acquire title to any property or otherwise assume any liability which it would not otherwise acquire or assume in connection with the purchase and sale of the Membership Interests contemplated by this Agreement absent such exchange and such exchange shall in no way result in the Purchaser not obtaining any and all assets that it would otherwise obtain directly or indirectly absent such exchange, (ii) the Purchaser shall not incur any unreimbursed cost, expense or liability in connection with such exchange that the Purchaser would not otherwise incur absent such exchange, and (iii) no dates in this Agreement will be extended or otherwise modified as a result of an exchange contemplated under this Section 8.13(c) unless consented to by the Purchaser in writing and, for the avoidance of doubt, the Seller shall not have the right to delay or postpone the Closing with a purpose to facilitate a Like-Kind Exchange without the written consent of the Purchaser.

(d) Any and all existing Tax Sharing Agreements of the Company will be terminated as of the day immediately preceding the Closing Date. From and after the Closing Date, neither the Company nor any Subsidiary will have any payment or other obligation under any Tax Sharing Agreement for any taxable period have any further rights or liabilities thereunder.

8.14 Tax Treatment.

(a) The Purchaser, the Seller and the Company agree that the sale and purchase of the Membership Interests will be treated for U.S. federal income tax purposes and applicable state and local income tax purposes, as a purchase by the Purchaser of all of the assets of the Company (the “Intended Purchase Tax Treatment”). The Purchaser, the Seller and the Company shall not (and shall cause their respective Affiliates not to) take any position on any Tax Return or any other filings, declarations or reports with the Internal Revenue Service and/or other taxing authorities that is inconsistent with the Intended Purchase Tax Treatment unless otherwise required pursuant to a final determination (within the meaning of Section 1313(a) of the Code) or corresponding provision of state, local or foreign Tax Law.

(b) The Parties acknowledge and agree that any Subsidiary of the Company treated as a partnership for U.S. federal income tax purposes shall to the extent a Section 754 Election is not already in effect with respect to any such Subsidiary, make a timely and valid Section 754 Election with respect to the taxable year that includes the Closing.

(c) Either the Purchaser or the Seller may propose changes to the structure of the Purchaser’s acquisition of the Company pursuant to this Agreement (including to the Pre-Closing Restructuring) in order to (i) facilitate achieving the Intended Purchase Tax Treatment and/or the Intended Spin-Off Tax Treatment or (ii) facilitate achieving the Pre-Closing Restructuring and the overall tax efficiency thereof, and the Parties shall consider such proposed changes in good faith and shall use their reasonable best efforts to enter into amendments to this Agreement to effect such changes as may be mutually agreed by the Parties; provided, that no such change shall (A) alter or change the amount, kind or allocation of the Purchase Price provided for in this Agreement, (B) adversely affect the Tax treatment of any of the Parties or their respective shareholders pursuant to this Agreement, (C) materially impede or delay the receipt of any consents or approvals of or the completion of any filings or registrations with any Governmental Entity in connection with the transactions contemplated hereby, or (D) materially impede or delay consummation of the transactions contemplated hereby.

8.15 Confidentiality Agreement. Each of the Purchaser and the Seller agrees and acknowledges that it remains bound by the Amended & Restated Confidentiality Agreement, dated February 22, 2018 (the “Confidentiality Agreement”), and that, notwithstanding anything to the contrary contained in this Agreement, the Confidentiality Agreement shall survive and remain in full force and effect in accordance with its terms.

8.16 Non-Material Jurisdictions.

(a) In the event that, at the time the Closing is required to occur pursuant to Section 1.04, (i) (A) an Order is enacted, promulgated, issued, entered, amended or enforced by any Governmental Entity in a Non-Material Jurisdiction or (B) an applicable Law in any Non-Material Jurisdiction shall be in effect, in each case, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or (ii) any approval, consent or consultation required to consummate the transactions contemplated by this Agreement pursuant to the Antitrust Law of any Non-Material Jurisdiction shall not have been obtained or any applicable waiting period thereunder shall not have been terminated or shall not have expired (in each case, a “Non-Material Jurisdiction Adverse Outcome”, then, in each case, (x) the Closing shall proceed (subject to the full satisfaction or waiver of all of the closing conditions set forth in Article II hereof

(other than those to be satisfied at the Closing, but subject to the satisfaction of those conditions)) in respect of all jurisdictions other than such Non-Material Jurisdictions, and (y) the Purchaser shall pay to the Seller the full amount of Cash Consideration and Stock Consideration pursuant to Section 1.05(b); provided, however, that, at the written request of the Seller, the Purchaser shall reasonably cooperate with the Seller’s efforts to move, isolate or hold separate (as is required in accordance with applicable Law) the assets, business and/or entities of the Company and its Subsidiaries in such Non-Material Jurisdiction so as to enable such Closing to proceed.

(b) Following the Closing, in respect of any Non-Material Jurisdiction in which the Closing has not occurred, the Seller shall use its reasonable best efforts to retain its interest in and title to the assets, business and/or entities of the Company and its Subsidiaries in such Non-Material Jurisdiction; provided that, in such case, the Parties shall negotiate in good faith a customary form of hold separate agreement, which shall provide that, among other things, Seller shall thereafter hold such assets, business and/or entities for the use and benefit of the Purchaser and shall, insofar as reasonably possible and to the extent permitted by Law, take such actions as may be reasonably requested by the Purchaser in order to place the Purchaser in a substantially similar position as if such assets, business and/or entities had been transferred to the Purchaser at the Closing as contemplated hereby so that all the benefits and burdens relating to such assets, business and/or entities, including use, risk of loss, Taxes, potential for gain, and dominion, control and command over such assets, business and/or entities, is to inure from and after the Closing to the Purchaser (it being understood that the reasonable out-of-pocket costs and expenses associated with any such transfers or assignments, including reasonable attorneys’ fees and all recording or similar fees, shall be borne by the Purchaser; provided further that at the Purchaser’s sole cost and expense, the Seller shall reasonably cooperate with the Purchaser’s efforts to consummate the transfer of such assets, business and/or entities from the Seller to the Purchaser in accordance with applicable Law (as and if permissible in accordance therewith).

(c) In the event that, despite the Parties’ efforts in accordance with this Section 8.16 to consummate any transfer not consummated at the Closing, such a transfer shall not be permissible in accordance with applicable Law, the Seller shall reasonably cooperate with Purchaser (in each case at Purchaser’s sole cost and expense) in connection with the Purchaser’s efforts to sell such assets, business and/or entity, it being understood that the Purchaser shall control and direct all aspects of such sale process in its sole discretion. Upon such sale of such assets, business or any such entity to a Person other than the Parties or their respective Affiliates, the Seller shall promptly remit to the Purchaser any consideration received by the Seller and its Affiliates therefor (in each case, net of the Seller’s and such Affiliates’ reasonable costs and expenses incurred in connection therewith), except that the Seller and its Affiliates shall retain any such consideration that exceeds the amount allocated to such business or any such entity as set forth on the Final Allocation Schedule (if any such excess exists). For the avoidance of doubt, the Seller and its Affiliates shall have no liability of any kind to the Purchaser and its Affiliates with respect to any such assets, business and/or entities of the Company and its Subsidiaries (other than with respect to using reasonable best efforts to retain its interest in and title thereto and reasonably cooperating with Purchaser in connection with Purchaser’s efforts to sell such assets, business and/or entity), including for their loss of value or to the extent the consideration received therefor pursuant to the foregoing sentence is less than such amount allocated thereto on the Final Allocation Schedule.

8.17 Further Assurances. From time to time, as and when requested by any Party hereto and at such Party’s expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

ARTICLE IX

TERMINATION

9.01 Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a) by the mutual written consent of the Purchaser and the Seller (on behalf of itself and the Company);

(b) by the Purchaser, prior to the time at which the Purchaser Stockholder Approval has been obtained, if such termination is permitted by Section 7.02(c)(ii); provided, that the Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 9.01(b) unless the Purchaser complied with the requirements of Section 7.02(d) before taking action pursuant to this Section 9.01(b) and concurrently with such termination pays to the Seller the Termination Fee in accordance with Section 9.02(a)(i);

(c) by the Purchaser, if the transactions contemplated hereby have not been consummated on or before the Termination Date; provided, that the Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 9.01(c) if the Purchaser’s breach of this Agreement has been the principal cause of the failure of the Closing to occur prior to the Termination Date;

(d) by the Seller (on behalf of itself and the Company), if the transactions contemplated hereby have not been consummated on or before the Termination Date; provided, that the Seller shall not be entitled to terminate this Agreement pursuant to this Section 9.01(d) if the Seller’s breach of this Agreement has been the principal cause of the failure of the Closing to occur prior to such Termination Date;

(e) by the Purchaser or the Seller (on behalf of itself and the Company), if the Purchaser Stockholder Meeting (as it may be adjourned or postponed in accordance with this Agreement) shall have concluded and the Purchaser Stockholder Approval shall not have been obtained at such meeting; provided, that the right to terminate this Agreement under this Section 9.01(e) shall not be available to the Purchaser if the failure by the Purchaser to perform any of its obligations under this Agreement has been the principal cause of the failure to obtain the Purchaser Stockholder Approval;

(f) by the Purchaser or the Seller (on behalf of itself and the Company), if (i) there is in effect a final, non-appealable Order of any Material Governmental Entity enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, (ii) there is in effect an applicable Law in any Material Jurisdiction enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or (iii) Section 2.01(c) is not satisfied as of the Termination Date; provided, that neither the Purchaser nor the Seller may terminate this Agreement pursuant to this Section 9.01(f) if a material breach of the Purchaser’s or the Seller’s (or the Company’s), respectively, obligations under this Agreement has been the principal cause of such Order, applicable Law or failure of such condition to be satisfied;

(g) by the Purchaser, if the Purchaser is not in material breach of any of its obligations under this Agreement, and if the Company or the Seller has breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform would render any condition contained in Section 2.01(a), Section 2.01(b)(i), Section 2.01(c), Section 2.01(e), Section 2.02(a) or Section 2.02(b) incapable of being satisfied by the Termination Date, or if capable of being satisfied by the Termination Date, shall not have been cured prior to the earlier of (i) thirty (30) Business Days after the Purchaser provided written notice of such breach to the Company and the Seller and (ii) the third (3rd) Business Day prior to the Termination Date; and

(h) by the Seller (on behalf of itself and the Company), if it is not in material breach of any of its obligations under this Agreement, and if the Purchaser shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform would render any condition contained in Section 2.01(a), Section 2.01(b)(i), Section 2.01(c), Section 2.01(e), Section 2.03(a) or Section 2.03(b) incapable of being satisfied by the Termination Date, or if capable of being satisfied by the Termination Date, shall not have been cured prior to the earlier of (i) thirty (30) Business Days after the Company provided written notice of such breach to the Purchaser and (ii) the third (3rd) Business Day prior to the Termination Date.

The Party desiring to terminate this Agreement pursuant to clauses (b), (c), (d), (e), (f), (g) or (h), of this Section 9.01 shall give written notice of such termination to the other Parties hereto.

9.02 Termination Fees and Expenses.

(a) The Purchaser shall pay to the Seller the Termination Fee if any of the following occur:

(i) this Agreement is terminated by the Purchaser pursuant to Section 9.01(b);

(ii) this Agreement is terminated by the Purchaser pursuant to Section 9.01(c); provided, that the Purchaser shall not be required to pay the Termination Fee if at the time of such termination the condition set forth in Section 2.02(c) shall not have been satisfied;

(iii) this Agreement is terminated by the Seller pursuant to Section 9.01(d); provided that the Purchaser shall not be required to pay the Termination Fee if at the time of such termination the condition set forth in Section 2.02(c) shall not have been satisfied;

(iv) if (A) this Agreement is terminated by the Purchaser or the Seller pursuant to Section 9.01(e), (B) after the date hereof, but prior to the date of the Purchaser Stockholders Meeting, an Acquisition Proposal shall have been made to the Purchaser or directly to its stockholders generally (or shall have otherwise become publicly known or announced (whether or not conditional)) and (C) within twelve (12) months of such termination the Purchaser (or one of its Affiliates) shall have entered into a definitive Acquisition Agreement with respect to such Acquisition Proposal (or any other Acquisition Proposal) or such Acquisition Proposal (or any Acquisition Proposal) is consummated; provided, that for purposes of this clause (iv), the references to “25%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”;

(v) this Agreement is terminated by the Seller or the Purchaser pursuant to Section 9.01(f); or

(vi) this Agreement is terminated by the Seller pursuant to Section 9.01(h);

provided, that in no event shall the Termination Fee be paid to the Seller in the event that the Seller is in Material Breach of this Agreement when this Agreement is terminated; provided further, that prior to any such termination, the Purchaser shall have provided written notice of any such Material Breach to the Seller and the Seller shall have had thirty (30) Business Days during which to cure such Material Breach (and in the event that the Termination Date shall otherwise have occurred during such thirty (30) Business Day cure period, the Termination Date shall automatically be extended until the expiration thereof; provided that in no event shall the Termination Date be extended pursuant to this proviso to a date that is after July 5, 2019).

(b) Any Termination Fee due under this Section 9.02 shall be paid to the Seller by wire transfer of same-day funds (x) in the case of Section 9.02(a)(i) above, concurrently with the termination of this Agreement, (y) in the case of Section 9.02(a)(iv), on the date of the first to occur of the events referred to in clause (C) thereof and (z) otherwise on the Business Day immediately following the date of termination of this Agreement (it being understood that in no event shall the Purchaser be required to pay the Termination Fee on more than one occasion).

(c) The Parties acknowledge that the agreements contained in this Section 9.02 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the Parties would not enter into this Agreement; accordingly, if the Purchaser fails to promptly pay the amounts due pursuant to this Section 9.02 and, in order to obtain such payment, the Seller commences a suit that results in a judgment against the Purchaser for any amounts due pursuant to this Section 9.02, the Purchaser shall pay to the Seller its out-of-pocket, documented costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

(d) Notwithstanding anything to the contrary in this Agreement, in the event the Termination Fee is paid to the Seller in accordance with Section 9.02(a), such payment shall be the sole and exclusive remedy of the Seller (and its current, future, or former Subsidiaries, stockholders, and Representatives) against the Purchaser (or any of its current, future, or former Subsidiaries, stockholders, and Representatives) for any losses or damages suffered as a result of any breach of any representation, warranty, covenant or agreement made by the Purchaser in this Agreement or in any certificate or other document delivered in connection herewith, except in the case of a Willful Breach of this Agreement by the Purchaser.

9.03 Effect of Termination. In the event this Agreement is terminated by either the Purchaser or the Seller as provided above, (i) the provisions of this Agreement shall immediately become void and of no further force and effect (other than Section 6.10 (Standstill), Section 8.03(e) (Financing Assistance), this Article IX (Termination), Article X (Definitions), Section 11.01 (Expenses), Section 11.05 (References), Section 11.06 (Construction), Section 11.09 (Third-Party Beneficiaries), Section 11.10 (Waiver of Trial by Jury), Section 11.15 (Governing Law), Section 11.16 (Consent to Jurisdiction), Section 11.18 (Non-Recourse) and the last sentence of Section 6.03 (Access to Books and Records), each of which shall survive the termination of this Agreement), and (ii) there shall be no liability on the part of any of the Purchaser, the Company, any of its Subsidiaries or the Seller to one another, except for any breach of this Agreement prior to the time of such termination. Notwithstanding anything to the contrary contained in this Agreement, for the avoidance of doubt, the Confidentiality Agreement shall survive the termination of this Agreement in accordance with its terms. Nothing in this Article IX shall be deemed to impair the right of any party to compel specific performance by another party of its obligations under this Agreement in accordance with the terms of this Agreement.

ARTICLE X

DEFINITIONS

10.01 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Accredited Investor” means an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act.

“Acquisition Agreement” has the meaning set forth in Section 7.02(a).

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal, indication of interest or inquiry by a third-party (or by the Seller (directly or indirectly through any of its Affiliates) in accordance with Section 7.02(d)(ii)(B)), contemplating or otherwise relating to any transaction or series of transactions (whether or not in writing) involving (i) any acquisition by a third party or the Seller (directly or indirectly through any of its Affiliates), as applicable, (whether by way of stock or asset purchase), merger, joint venture, license or similar transaction, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or series of transactions by a Person or a group (as defined in the Exchange Act and the rules promulgated thereunder) of more than twenty-five percent (25%) of the total voting power of the capital stock of the Purchaser, or more than twenty-five percent (25%) of the consolidated assets (including capital stock of Subsidiaries), revenue or net income of the Purchaser and its Subsidiaries, taken as a whole, (ii) any other proposal or offer which, if consummated, would result in a direct or indirect acquisition or license (or similar transaction) by a third party or the Seller (directly or indirectly through any of its Affiliates), as applicable, of more than twenty-five percent (25%) of the total voting power of the capital stock of the Purchaser, or more than twenty-five percent (25%) of the consolidated assets (including capital stock of Subsidiaries), revenues or net income of the Purchaser and its Subsidiaries taken as a whole, or (iii) any combination of the foregoing.

“Affiliate” means, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. As used in this definition, the term “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. For purposes of this definition, with respect to any Person in which IEP does not (i) beneficially own, either directly or indirectly, more than fifty percent (50%) of (x) the total combined voting power of all classes of voting securities of such Person, (y) the total combined equity interests or (z) the capital or profit interests, in the case of a partnership, or (ii) otherwise have the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body, the Principal Stockholder shall only be deemed to control such Person to the extent that, with respect to any particular matter, the Principal Stockholder or its other Affiliates, or the Principal Stockholder’s or such Affiliate’s employees, in their capacities as a shareholder, director or manager or general partner (or similar position) of such Person have voted or consented to take action, or encouraged others to vote or consent to take action (or take action if no vote or consent is required) with respect to such matter.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law) of which the Company or any or its Subsidiaries is or has been a member.

“Agreement” has the meaning set forth in the Preamble.

“Allocable Purchase Price” has the meaning set forth in Section 8.12.

“Allocation Schedule” has the meaning set forth in Section 8.12.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws of any jurisdiction that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (it being understood that Antitrust Law specifically excludes any Laws related to Committee on Foreign Investment in the United States).

“Applicable Courts” has the meaning set forth in Section 11.16(b).

“Automotive Authority” means any foreign, federal or state regulatory authority governing the production or supply of products or services relating to the manufacture or servicing of automotive, marine, rail, aerospace or other vehicles.

“Automotive Law” means any foreign, federal, state or local Law regulating the production or supply of products or services relating to the manufacture or servicing of automotive, marine, rail, aerospace or other vehicles and all applicable orders, bulletins, interpretations, opinions, circular letters and directives of Governmental Entities relating to the regulation of the production or supply of products or services relating to the manufacture or servicing of automotive, marine, rail, aerospace or other vehicles.

“Business” means the business of manufacturing, marketing, selling and distributing Company Products to (a) original equipment manufacturers and original equipment servicers for automotive and heavy duty applications, in the case of clause (i) of the definition of Company Products, and (b) the independent automotive aftermarket for automotive and heavy duty applications, in the case of clause (ii) of the definition of Company Products.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York is closed.

“Cash Consideration” has the meaning set forth in Section 1.02(a).

“Cash Election Registration Statement” has the meaning set forth in Section 8.02(b).

“Claim” means any civil, criminal or administrative action, claim, suit, petition, proceeding (including arbitration proceeding), charge, complaint, subpoena, demand, audit, notice of inquiry, liability, noncompliance or violation, investigation or proceeding by or before any Governmental Entity or other Person.

“Closing” has the meaning set forth in Section 1.04.

“Closing Date” has the meaning set forth in Section 1.04.

“Closing Transactions” has the meaning set forth in Section 1.05.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the Preamble.

“Company Affiliate Transaction” has the meaning set forth in Section 3.17.

“Company and Seller Fundamental Reps” means Section 3.01 (Organization and Corporate Power), Section 3.03(a) (Authorization), Section 3.04 (Membership Interests), Section 3.21 (Brokerage), Section 4.01 (Organization and Power), the first two sentences (only) of Section 4.02 (Authorization) and Section 4.03 (Equity Interests).

“Company Benefit Plans” means each plan, program, policy, agreement or other arrangement covering current or former employees, directors or consultants of the Company or any of its Subsidiaries that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), (ii) an employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA), (iii) an equity or equity-related agreement, program or plan, (iv) an individual employment, consulting, severance, retention or other similar agreement or (v) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, vacation, severance or termination pay, benefit or fringe-benefit plan, program, policy, agreement or other arrangement, in each case that is sponsored, maintained, contributed or required to be contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries has any liability with respect to current or former employees, directors or consultants of the Company or any of its Subsidiaries, other than any Multiemployer Plan and any plan, program, policy, agreement or arrangement mandated by applicable Law and maintained by a Governmental Entity.

“Company Financial Statements” has the meaning set forth in Section 3.05(a).

“Company Indebtedness” means Indebtedness of the Company and its Subsidiaries.

“Company Indebtedness Payoff Schedule” has the meaning set forth in Section 1.05(c).

“Company Indentures” means, collectively, (a) the Indenture, dated as of March 30, 2017, by and among the Company and Federal-Mogul Financing Corporation, as the issuers, the guarantors party thereto, Wilmington Trust, National Association, as trustee, The Bank of New York Mellon, London Branch, as paying agent, and The Bank of New York Mellon (Luxembourg) S.A., as registrar (as amended, restated, supplemented or otherwise modified from time to time), and (b) the Indenture, dated as of June 29, 2017, by and among the Company and Federal-Mogul Financing Corporation, as issuers, the guarantors party thereto, The Bank of New York Mellon, London Branch, as trustee and paying agent, and The Bank of New York Mellon SA/NV, Luxembourg Branch, as registrar (as amended, restated, supplemented or otherwise modified from time to time).

“Company Insurance Policies” has the meaning set forth in Section 3.14.

“Company Intellectual Property” has the meaning set forth in Section 3.10(a).

“Company Landlord Leases” means the Company Leased Real Property Subleases and the Company Owned Real Property Leases.

“Company Latest Balance Sheet” has the meaning set forth in Section 3.05(a).

“Company Leased Real Property” means all real property that is the subject of the Company Leased Real Property Leases or the Company Landlord Leases (including, with respect to each, all amendments, extensions, renewals, guaranties and other agreements with respect thereto).

“Company Leased Real Property Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Subsidiary holds any Company Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Subsidiary thereunder.

“Company Leased Real Property Subleases” means all subleases, licenses or other agreements pursuant to which the Company or any Subsidiary conveys or grants to any Person a subleasehold estate in, or the right to use or occupy, any Company Leased Real Property or portion thereof, including the right to all security deposits and other amounts and instruments deposited with or on behalf of the Company or any Subsidiary thereunder.

“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, (a) would or would reasonably be expected to prevent or materially delay, interfere with, impair or hinder the consummation by the Company of the transactions contemplated by this Agreement or the compliance by the Company with its obligations under this Agreement, or (b) has or would reasonably be expected to have a material adverse effect on the business, results of operations, assets or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect: any change, effect, event, occurrence, state of facts or development attributable to (i) the announcement of the transactions contemplated by this Agreement (other than for purposes of the representations and warranties set forth in Section 3.12(a) or Section 4.07); (ii) conditions affecting the industries in which the Company and its Subsidiaries participate, the economy as a whole or the capital markets in general or the markets in which the Company and its Subsidiaries operate; (iii) compliance with the terms of, or the taking of any action required by, this Agreement; (iv) any change in applicable Laws or the interpretation thereof; (v) any change in GAAP; (vi) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism; (vii) any change or prospective change in the Company’s credit rating; (viii) volcanoes, tsunamis, pandemics, earthquakes, hurricanes, tornados or other natural disasters; (ix) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (vii) and (ix) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided herein) is, may be, contributed to or may contribute to, a Company Material Adverse Effect) and (x) any Non-Material Jurisdiction Adverse Outcome; provided further, that any change, effect, event, occurrence, state of facts or development referred to in clauses (ii), (iv), (v), (vi) or (viii) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate (in which case only such incremental disproportionate adverse effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect).

“Company Material Contracts” has the meaning set forth in Section 3.09(b).

“Company Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems; fire protection, security and surveillance systems; telecommunications, computer, wiring and cable installations; utility installations; water distribution systems; and landscaping, and all easements and other rights and interests appurtenant thereto, including air, oil, gas, mineral and water rights, owned by the Company or any of its Subsidiaries.

“Company Owned Real Property Leases” means all leases, licenses or other agreements (written or oral) pursuant to which the Company or any Subsidiary conveys or grants to any Person a leasehold estate in, or the right to use or occupy, any Company Owned Real Property or portion thereof, including the right to all security deposits and other amounts and instruments deposited with or on behalf of the Company or any Subsidiary thereunder.

“Company Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and its Subsidiaries and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent, are being contested in good faith, or are not, individually or in the aggregate, significant; (iii) municipal Laws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity, which do not materially impair the occupancy or use of the Company Leased Real Property and the Company Owned Real Property for the purposes for which it is currently used or proposed to be used in connection with the business of the Company and its Subsidiaries, taken as a whole; (iv) covenants, conditions, restrictions, easements and other matters of record affecting title to the Company Leased Real Property and the Company Owned Real Property, which do not materially impair the occupancy or use of the Company Leased Real Property and the Company Owned Real Property for the purposes for which it is currently used or proposed to be used in connection with the business of the Company and its Subsidiaries, taken as a whole; (v) Liens on goods in transit incurred pursuant to documentary letters of credit; (vi) Liens securing rental payments under capital lease arrangements; (vii) Liens in favor of customs and revenue authorities arising as a matter of Law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods; (viii) Liens resulting from securities Laws; (viii) Liens incurred in the ordinary course of business in connection with any purchase money security interests, equipment leases or similar ordinary course financing arrangements that are not overdue; (ix) in the case of Company Leased Real Property, any Liens to which the underlying fee or any other interest not held by the Company or any of its Subsidiaries in the Company Leased Real Property is subject, including rights of the landlord under the applicable Company Leased Real Property Lease and all superior, underlying and ground leases and renewals, extensions, amendments or substitutions thereof; (x) matters that would be disclosed by an accurate survey of the Company Leased Real Property and the Company Owned Real Property, which do not materially impair the occupancy or use of the Company Leased Real Property and the Company Owned Real Property for the purposes for which it is currently used or proposed to be used in connection with the business of the Company and its Subsidiaries, taken as a whole; (xi) Liens created by or through, or resulting from any facts or circumstances relating to the Purchaser or its Affiliates; and (xii) Liens set forth on Schedule 10.01(a).

“Company Products” means (i) pistons, rings and liners, valve seats and guides, valvetrain, bearings, ignition, sealing, systems protection, friction and wiper products, and (ii) chassis, filters, gasket and sealing, ignition, friction and wiper products, in each case, to the extent such products have been manufactured, marketed, sold or distributed by the Company and its Subsidiaries during the twelve (12) months prior to the date hereof.

“Company Real Property” means, collectively, the Company Owned Real Property and the Company Leased Real Property.

“Company Sensitive Data” means personally-identifying information and data (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Company Systems.

“Company Significant Customers” has the meaning set forth in Section 3.19(a).

“Company Significant Suppliers” has the meaning set forth in Section 3.19(b).

“Company Systems” has the meaning set forth in Section 3.10(e).

“Compliant” means, with respect to the Required Financial Information, that (a) the Required Financial Information does not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact, in each case with respect to the Company and its Subsidiaries necessary in order to make such Required Financial Information, in light of the circumstances under which the statements contained in the Required Financial Information are made, not misleading, (b) none of the events set forth in clauses (x), (y) and (z) of the definition of “Marketing Period” shall have occurred and not been cured by the delivery of the applicable unqualified audit opinion, updated Required Financial Information or restated financial statements, as the case may be, and (c) in the event the Debt Financing includes an offering of debt securities, such financial statements and other financial data in the Required Financial Information is sufficient for the delivery of customary accountants’ comfort letters (including customary negative assurance) with respect to any such financial statements and other financial data in the Required Financial Information, and the Company’s auditors have delivered drafts of comfort letters in a form that such auditors are prepared to issue throughout the Marketing Period after review of the applicable offering document and completion of customary procedures.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, services, research and development, relationships, Intellectual Property and goodwill of the Company, its Subsidiaries and/or their suppliers, distributors, customers, contractors, licensors, licensees and/or other material business relations, including without limitation: (i) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, requirements of and specific contractual arrangements with customers, strategic partners, suppliers, vendors, licensees, licensors r other material business relations and their confidential information; (iii) trade secrets, know-how, source code and methods of operation, techniques, formulae and systems relating to the Company’s products or services and data, data bases, analyses, records, reports, manuals, documentation and models and relating thereto; (iv) inventions, innovations, improvements, developments and all similar or related information (whether or not patentable); and (v) acquisition plans, targets and strategies.

“Confidentiality Agreement” has the meaning set forth in Section 8.15.

“Contract” means any written or oral legally binding contract, agreement, subcontract, lease, note, bond, mortgage, indenture, instrument, license, sublicense and purchase orders or other commitment.

“D&O Indemnified Party” has the meaning set forth in Section 7.06(c).

“D&O Tail Policy” has the meaning set forth in Section 7.06(a).

“Data Security Requirements” means, collectively, all of the following to the extent relating to data treatment or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Company or its Subsidiaries, to the conduct of the business, or to any of the Company Systems or any Company Sensitive Data: (i) the Company’s and its Subsidiaries own rules, policies, and procedures; (ii) all applicable Laws; (iii) industry standards applicable to the industry in which the Company and its Subsidiaries operate (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)); and (iv) agreements, contracts, and other arrangements to which the Company or its Subsidiaries has entered or by which they are otherwise bound.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Financing Commitment Letters (including any debt securities contemplated by the Debt Financing Commitment Letters) or any debt securities issued in lieu thereof or to refinance such debt financing.

“Debt Financing Commitment Letters” means collectively those certain Debt Financing Commitment Letters, as in effect on the date hereof, true and correct copies of which are attached hereto as Schedule 10.01(b), together with customary redacted copies of any fee letter associated therewith.

“Debt Financing Sources” means the financial institutions identified in the Debt Financing Commitment Letters, together with each other Person that commits to provide or otherwise provides the Debt Financing, whether by joinder to the Debt Financing Commitment Letters or otherwise.

“Environmental Law” means all applicable Laws that regulate pollution, protection of the environment, or public or worker health or safety (as relating to exposure to or management of Hazardous Substances).

“Equity Interests” means (i) any capital stock, share, partnership or membership interest, limited liability company interest, unit of participation or other similar interest (however designated) in any Person, and (ii) any option, warrant, purchase right, conversion right, exchange rights or other similar right, contract, instrument or arrangement which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock or equity, profit participation, liquidity event participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any Person that, together with the Company or any of its Subsidiaries, at any relevant time would be treated as a single employer under Section 414 of the Code and any U.S. Department of Treasury or IRS guidance issued thereunder.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, re-export, transfer, and import controls, including the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Allocation Schedule” has the meaning set forth in Section 8.12.

“Financing Action” has the meaning set forth in Section 8.04(a).

“Five-Day VWAP” means, for the five trading days immediately prior to (x) any day on which the Seller may deliver a Seller Funding Adjustment Notice (for purposes of Section 1.03(b)) (y) the day on which the Marketing Process begins pursuant to Section 1.03(c) (for purposes of Section 1.03(d)), the consolidated volume-weighted average price per share of Purchaser Common Stock as displayed under the heading “Bloomberg VWAP” on the Bloomberg page for the “<equity> TEN” page corresponding to the “ticker” for such Purchaser Common Stock (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on each such trading day (or if such volume-weighted average price is unavailable, the market price of one share of such Purchaser Common Stock on each such trading day). The “volume weighted average price” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session hours.

“Foreign Company Benefit Plan” has the meaning set forth in Section 3.13(g).

“GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied

“German RETT” means any real estate transfer tax imposed by Germany (or any political subdivision thereof).

“Government Official” means (i) any officer or employee of a Governmental Entity or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any Person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization, or (ii) any relative of a Person described in clause (i).

“Governmental Entity” means any government, any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government (including any Automotive Authority), whether foreign, federal, state or local, any self-regulatory organization (including any securities exchange), or any arbitrational tribunal.

“Hazardous Substances” means any pollutant or contaminant or any material, substance or waste defined or regulated as hazardous or toxic (or for which liability or standards of conduct may be imposed due to its dangerous or deleterious properties or characteristics) under Environmental Laws, including asbestos or asbestos-containing materials, pesticides, petroleum, petroleum products or byproducts, polychlorinated biphenyls, lead, mold, radiation, noise and odor.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication, with respect to any Person as of any time of determination, directly or indirectly, (i) any indebtedness, liability or obligation for borrowed money, whether current, short-term, long-term, secured or unsecured, (ii) any indebtedness, liability or obligation evidenced by any note, bond, debenture or other similar instrument or debt security, (iii) any liabilities or obligations for the deferred purchase price of property or services with respect to which such Person or any of its Subsidiaries is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the ordinary course of business) and any earn out obligations, (iv) any indebtedness guaranteed by such Person or any of its Subsidiaries, (v) any liabilities or obligations under capitalized leases with respect to which such Person or any of its Subsidiaries is liable, determined on a consolidated basis in accordance with GAAP, (vi) any indebtedness or liabilities secured by a Lien on such Person’s or any of its Subsidiaries’ assets, (vii) any liability or obligation in respect of letters of credit or bankers’ acceptances issued for the account or benefit of such Person, (viii) all liabilities and obligations arising from bank overdrafts, (ix) any liabilities and obligations created or arising under any conditional sale or other title retention agreement with respect to acquired property, (x) any obligations under indentures or arising out of any swap, option, derivative, hedging or similar arrangement (which arrangements shall be measured based on notional value), and (xi) all accrued interest, make-whole amounts, breakage fees, exit fees, prepayment premiums or the like or penalties related to any of the foregoing. For the avoidance of doubt, Indebtedness shall exclude any inter-company indebtedness between or among such Person and/or any of its Subsidiaries.

“Indemnification Action” has the meaning set forth in Section 7.06(c).

“Independent Accountants” has the meaning set forth in Section 8.12.

“Intellectual Property” means any and all intellectual property rights in any jurisdiction throughout the world, including: (i) trademarks and service marks, trade dress and trade names,

corporate names, Internet domain names, social media identifications, logos, slogans, trade dress, design rights, and other similar designations of source or origin, (together with goodwill associated with any of the foregoing), (ii) inventions (whether or not patentable), patents, patent applications and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions of them, (iii) registered and unregistered copyrights and protected or protectable rights associated with works of authorship, (iv) proprietary and confidential information, including databases, data collections, trade secrets, algorithms, formulae, processes, techniques, technical data, and know-how, (v) software, systems, networks, and social media accounts (including log-in credentials and administrator rights), (vi) industrial design rights, and (vii) all rights, registrations, and applications for and physical embodiment(s) or media associated with any of the foregoing.

“Intended Purchase Tax Treatment” has the meaning set forth in Section 8.14(a).

“Intended Spin-Off Tax Treatment” has the meaning set forth in Section 8.07(c).

“Intercompany Transaction” means any transaction of any kind (including capitalizing or otherwise settling balances of accounts receivable and accounts payable, paying off Indebtedness and making contributions or distributions) by and among the Company and its Subsidiaries (or, to the extent they are not Subsidiaries, joint ventures in which the Company or any of its Subsidiaries owns not less than 50.1%), undertaken in the ordinary course of business.

“IRS” means the Internal Revenue Service.

“knowledge of the Company”, “to the Company’s knowledge” or other similar phrases means the actual knowledge of those individuals set forth on Schedule 10.01(c).

“knowledge of the Purchaser”, “to the Purchaser’s knowledge” or other similar phrases means the actual knowledge of those individuals set forth on Schedule 10.01(d).

“Law” means any law, statute, constitution, ordinance, rule, regulation, treaty, regulation, decree, or other Order of any Governmental Entity, including common law and any Automotive Law.

“Liens” means liens, mortgages, pledges, hypothecations, security agreements, easements, restrictions on transfer, security interests, charges or encumbrances of any kind or nature.

“Like-Kind Exchange” has the meaning set forth in Section 8.13(c).

“Losses” means any and all actual losses, costs, fees (including reasonable fees and expenses of counsel) settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges; provided, that Losses shall not include (i) punitive, exemplary, incidental, special, consequential or indirect damages or (ii) the loss of anticipated or future business or profits, income or revenue, loss of reputation, opportunity cost damages or diminution in value (and, in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses).

“Marketing Period” means a fifteen (15) consecutive Business Day period (provided, that (1) if such fifteen (15) consecutive Business Day period has not ended on or prior to August 17, 2018, then the Marketing Period shall commence no earlier than September 4, 2018, (2) if such fifteen (15) consecutive Business Day period has not ended on or prior to December 14, 2018 then the Marketing Period shall commence no earlier than January 2, 2019, and (3) such fifteen (15) consecutive Business Day period shall not be required to be consecutive to the extent it would include July 5, 2018, July 6, 2018 and November 23, 2018 (which date set forth in this clause (iii) shall be excluded for purposes of, but shall not reset, the fifteen (15) consecutive Business Day period)), commencing on the Business Day on which the Purchaser receives the Required Financial Information and during which period (a) such information is and remains Compliant, and (b)(i) the conditions set forth in Section 2.01(a), Section 2.01(b) and Section 2.01(c) have been satisfied, and (ii) nothing has occurred and no condition exists that would cause any of the conditions set forth in Article II to fail to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), assuming that the Closing Date were to be scheduled for any time during such fifteen (15) consecutive Business Day period; it being understood and agreed that, following the time that the conditions in the preceding clause (b)(i) have been satisfied, when the Company in good faith reasonably believes that it has delivered the Required Financial Information, it may deliver to the Purchaser a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date specified in such notice, unless the Purchaser in good faith reasonably believes that the Company has not completed delivery of the Required Financial Information and, within three (3) Business Days after receipt of such notice from the Company, the Purchaser delivers a written notice to the Company to that effect (stating with specificity which Required Financial Information the Company has not delivered). Notwithstanding the foregoing, the Marketing Period shall not commence and shall be deemed not to have commenced if, prior to the completion of the Marketing Period, (x) the applicable auditors shall have withdrawn any audit opinion contained in the Required Financial Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect thereto by the applicable auditors or another independent public accounting firm of recognized national standing reasonably acceptable to the Purchaser, (y) the financial statements included in the Required Financial Information that are available to the Purchaser on the first day of the Marketing Period would not be sufficiently current on any day during such period to satisfy the requirements of Rule 3-12 of Regulation S-X under U.S. Securities Laws to permit a registration statement of the Company using such financial statements to be declared effective by the SEC on the last day of such period, in which case the Marketing Period shall not be deemed to commence until the receipt by the Purchaser of updated Required Financial Information that would be required under Rule 3-12 of Regulation S-X under U.S. Securities Laws to permit a registration statement of the Company using such financial statements to be declared effective by the SEC on the last day of such new fifteen (15) consecutive Business Day period, or (z) the Company or any of its Affiliates issue a public statement indicating its intent to, or determine that it is required to, restate any historical financial statements of the Company or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the relevant financial statements have been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP.

“Marketing Process” has the meaning set forth in Section 1.03(c).

“Material Breach” means a material breach by the Seller or the Company of any representation, warranty, covenant or obligation of such Party under this Agreement; provided, however, that the Seller or the Company shall only be deemed to be in “material breach” of any such representation or warranty hereunder (other than the Company and Seller Fundamental Reps) if the aggregate amount of all Losses to the Company reasonably expected to result from (i) all such breaches (or series of related breaches) of any particular representation or warranty (on an aggregated basis) arising from the same set of operative facts would exceed $241,000,000 or (ii) all such breaches of multiple representations and warranties would exceed $241,000,000 in the aggregate; provided, however, that in the case of the foregoing clause (ii), any one particular breach shall be completely disregarded in calculating the amount of such aggregate Losses if such breach would reasonably be expected to result in Losses to the Company in an amount less than $50,000,000.

“Material Governmental Entity” means a Governmental Entity in a Material Jurisdiction.

“Material Jurisdiction” has the meaning set forth in Section 2.01(c).

“Membership Interests” means the membership interests of the Company issued and outstanding.

“Multiemployer Plan” means a “multiemployer plan” as such term is defined under Section 3(37) of ERISA.

“Non-Material Jurisdiction” means any country that is not a Material Jurisdiction.

“Non-Material Jurisdiction Adverse Outcome” has the meaning set forth in Section 8.16(a).

“NYSE” means the New York Stock Exchange.

“OFAC” means the U.S. Department of the Treasury Office of Foreign Assets Control.

“Offering Documents” means prospectuses, private placement memoranda, offering memoranda, information memoranda and packages and lender and investor presentations, in each case, to the extent the same are customary and required under the terms of the Debt Financing Commitment Letter, in connection with the Debt Financing.

“Order” means any final and non-appealable judgment, ruling, order, decision, writ, injunction, determination, ruling or decree of any Governmental Entity.

“Party” has the meaning set forth in the Preamble.

“Permits” means any license, permit, consent, qualification, franchise, registration, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Entity under applicable Law.

“Permitted Transfer” means a transaction contemplating the transfer of all, but not less than all, of the Stock Consideration from the Seller to a Potential Investor pursuant to which the transferee(s) would assume and perform all of the obligations of the Company and the Seller hereunder and in any ancillary agreement contemplated hereby, and which, for the avoidance of doubt, shall not be consummated without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“Potential Investor” means any Person set forth on Schedule 10.01(e), so long as such Person does not own any Purchaser Common Stock at the time discussions with respect to a Permitted Transfer begin in accordance with the terms hereof.

“PPACA” has the meaning set forth in Section 3.13(f).

“Pre-Closing Restructuring” means the transactions set forth on Schedule 10.01(f).

“Premium Cap” has the meaning set forth in Section 7.06(a).

“Principal Stockholder” means Icahn Enterprises L.P., a Delaware limited partnership.

“Private Placement Legend” has the meaning set forth in Section 6.09(a).

“Proxy Statement” has the meaning set forth in Section 8.01(a)(ii).

“Purchase Price” has the meaning set forth in Section 1.02(b).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Board” has the meaning set forth in Section 5.02(c).

“Purchaser Board Recommendation” has the meaning set forth in Section 5.02(c).

“Purchaser Charter Amendment” has the meaning set forth in Section 2.01(d).

“Purchaser Class A Common Stock” means the common stock, par value $0.01 per share of the Purchaser, to be reclassified prior to the Closing Date as Class A Voting Common Stock, par value $0.01, of the Purchaser.

“Purchaser Class A Common Stock Amount” has the meaning set forth in Section 1.02(b).

“Purchaser Class B Common Stock” means the Class B Non-Voting Common Stock, par value $0.01, of the Purchaser to be authorized and created prior to the Closing Date.

“Purchaser Common Stock” means the common stock, par value $0.01, of the Purchaser.

“Purchaser Fundamental Reps” means in Section 5.01 (Organization and Corporate Power), Section 5.02(a) (Authorization) and Section 5.03 (Capital Stock).

“Purchaser Funding Adjustment Election” has the meaning set forth in Section 1.03(a).

“Purchaser Funding Adjustment Notice” has the meaning set forth in Section 1.03(a).

“Purchaser Indebtedness” means Indebtedness of the Purchaser and its Subsidiaries.

“Purchaser Landlord Leases” means the Purchaser Leased Real Property Subleases and the Purchaser Owned Real Property Leases.

“Purchaser Leased Real Property” means all real property that is the subject of the Purchaser Leased Real Property Leases or the Purchaser Landlord Leases (including, with respect to each, all amendments, extensions, renewals, guaranties and other agreements with respect thereto).

“Purchaser Leased Real Property Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Purchaser or any Subsidiary holds any Purchaser Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Purchaser or any Subsidiary thereunder.

“Purchaser Leased Real Property Subleases” means all subleases, licenses or other agreements pursuant to which the Purchaser or any Subsidiary conveys or grants to any Person a subleasehold estate in, or the right to use or occupy, any Purchaser Leased Real Property or portion thereof, including the right to all security deposits and other amounts and instruments deposited with or on behalf of the Purchaser or any Subsidiary thereunder.

“Purchaser Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, (a) would or would reasonably be expected to prevent or materially delay, interfere with, impair or hinder the consummation by the Purchaser of the transactions contemplated by this Agreement or the compliance by the Purchaser with its obligations under this Agreement or (b) has or would reasonably be expected to have a material adverse effect on the business, results of operations, assets or condition (financial or otherwise) of the Purchaser and its Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be, a Purchaser Material Adverse Effect: any change, effect, event, occurrence, state of facts or development attributable to (i) the announcement of the transactions contemplated by this Agreement (other than for purposes of the representations and warranties set forth in Section 5.05); (ii) conditions affecting the industries in which the Purchaser and its Subsidiaries participate, the economy as a whole or the capital markets in general or the markets in which the Purchaser and its Subsidiaries operate; (iii) compliance with the terms of, or the taking of any action required by, this Agreement; (iv) any change in applicable Laws or the interpretation thereof; (v) any change in GAAP; (vi) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism; (vii) any change or prospective change in the Purchaser’s credit rating; (viii) volcanoes, tsunamis, pandemics, earthquakes, hurricanes, tornados or other natural disasters; (ix) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (vii) and (ix) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided herein) is, may be, contributed to or may contribute to, a Purchaser Material Adverse Effect) and (x) any Non-Material Jurisdiction Adverse Outcome; provided further, however, that any change, effect, event, occurrence, state of facts or development referred to in clauses (ii), (iv), (v), (vi) or (viii) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Purchaser Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on the Purchaser and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Purchaser and its Subsidiaries operate (in which case only such incremental disproportionate adverse effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Purchaser Material Adverse Effect).

“Purchaser Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems; fire protection, security and surveillance systems; telecommunications, computer, wiring and cable installations; utility installations; water distribution systems; and landscaping, and all easements and other rights and interests appurtenant thereto, including air, oil, gas, mineral and water rights, owned by the Purchaser or any of its Subsidiaries.

“Purchaser Owned Real Property Leases” means all leases, licenses or other agreements (written or oral) pursuant to which the Purchaser or any Subsidiary conveys or grants to any Person a leasehold estate in, or the right to use or occupy, any Purchaser Owned Real Property or portion thereof, including the right to all security deposits and other amounts and instruments deposited with or on behalf of the Purchaser or any Subsidiary thereunder.

“Purchaser Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Purchaser and its Subsidiaries and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent, are being contested in good faith, or are not, individually or in the aggregate, significant; (iii) municipal Laws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity, which do not materially impair the occupancy or use of the Purchaser Leased Real Property and the Purchaser Owned Real Property for the purposes for which it is currently used or proposed to be used in connection with the business of the Purchaser and its Subsidiaries; (iv) covenants, conditions, restrictions, easements and other matters of record affecting title to the Purchaser Leased Real Property which do not materially impair the occupancy or use of the Purchaser Leased Real Property and Purchaser Owned Real Property for the purposes for which it is currently used or proposed to be used in connection with the business of the Purchaser; (v) Liens on goods in transit incurred pursuant to documentary letters of credit; (vi) Liens securing rental payments under capital lease arrangements; (vii) Liens in favor of customs and revenue authorities arising as a matter of Law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods; (viii) Liens resulting from securities Laws; (viii) Liens incurred in the ordinary course of business in connection with any purchase money security interests, equipment leases or similar ordinary course financing arrangements that are not overdue; (ix) Liens created by or through, or resulting from any facts or circumstances relating to the Seller or its Affiliates; (x) in the case of Purchaser Leased Real Property, any Liens to which the underlying fee or any other interest not held by the Purchaser or any of its Subsidiaries in the Purchaser Leased Real Property is subject, including rights of the landlord under the applicable Purchaser Leased Real Property Lease and all superior, underlying and ground leases and renewals, extensions, amendments or substitutions thereof; and (xi) matters that would be disclosed by an accurate survey of the Purchaser Leased Real Property and the Purchaser Owned Real Property, which are not violated by the current use and operation of the Purchaser Leased Real Property and Purchaser Owned Real Property.

“Purchaser Real Property” means, collectively, the Purchaser Owned Real Property and the Purchaser Leased Real Property.

“Purchaser Recommendation Change” has the meaning set forth in Section 7.02(b).

“Purchaser Shares” means shares of Purchaser Class A Common Stock and Purchaser Class B Common Stock to be issued by the Purchaser to the Seller as the Stock Consideration pursuant to the terms and conditions of this Agreement.

“Purchaser Shares Amount” has the meaning set forth in Section 1.02(b).

“Purchaser Stockholder Approval” means (i) the affirmative vote of a majority of the total votes cast on the proposal to approve the Stock Consideration Issuance and (ii) the affirmative vote of the holders of a majority of the outstanding shares of Purchaser Common Stock to approve the Purchaser Charter Amendment, in each case, at the Purchaser Stockholder Meeting.

“Purchaser Stockholder Meeting” has the meaning set forth in Section 8.01(a)(i).

“Qualified Offering” has the meaning set forth in Section 1.03(a).

“Released Claims” has the meaning set forth in Section 11.23.

“Replacement Financing” has the meaning set forth in Section 8.04(d).

“Representative” means, with respect to any Person, any Affiliate, director, officer, manager, partner or employee of such Person, or any financial advisor, accountant, legal counsel, consultant or other authorized agent or representative retained by such Person.

“Required Closing Amount” has the meaning set forth in Section 5.09.

“Required Financial Information” means all audited financial information, related audit reports and unaudited financial information of the Company and its Subsidiaries specified in clauses (i), (ii) and (iii) of Section 8.02(a), (and such that the information may not be stale at any point during the Marketing Period and in a form that may be subject to a customary comfort letter), (B) the financial information of the Company and its Subsidiaries necessary for Purchaser to prepare any pro forma financial statements in accordance with Regulation S-X for the historical periods required in connection with the Debt Financing and (C) such other financial and other pertinent information regarding the Company and its Subsidiaries (including information regarding the business, operations and financial projections thereof) as may be reasonably requested by Purchaser to assist in the preparation of a customary confidential information memorandum, prospectus, offering memorandum or other customary information or offering documents used in connection with the Debt Financing and any supplements thereto.

“Restricted Business” has the meaning set forth in Section 6.06(a).

“Restricted Entity” has the meaning set forth in Section 6.06(c).

“Restricted Period” means a period of twenty-four (24) months following the Closing Date.

“Restrictive Covenants” has the meaning set forth in Section 6.06(d).

“S-3ASR” has the meaning set forth in Section 7.10(b).

“Sanctioned Country” means any country or region that is, or has been in the last five years, the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, the EU Consolidated List and HM Treasury’s Consolidated List of Financial Sanctions Targets; (ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); (iii) any Person acting on behalf or at the direction of any of the Persons mentioned in clauses (i) and (ii); or (iv) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC), the United Nations Security Council, the European Union, the United Kingdom and all other applicable EU member states.

“Sarbanes-Oxley Act” has the meaning set forth in Section 5.04(a).

“Schedule” or “Disclosure Schedules” has the meaning set forth in Article III.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 5.04(a).

“Section 754 Election” has the meaning set forth in Section 8.13(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble.

“Seller Funding Adjustment Election” has the meaning set forth in Section 1.03(b).

“Seller Funding Adjustment Notice” has the meaning set forth in Section 1.03(b).

“Seller Released Party” has the meaning set forth in Section 11.23.

“Seller Releasing Party” has the meaning set forth in Section 11.23.

“Seller Prepared Returns” has the meaning set forth in Section 8.13.

“Shareholders Agreement” has the meaning set forth in Section 1.5(e).

“Shelf Registration Statement” has the meaning set forth in Section 7.10(b).

“Spin-Off” has the meaning set forth in Section 8.07(a).

“Stock Consideration” has the meaning set forth in Section 1.02(b).

“Stock Consideration Issuance” means the issuance of the Stock Consideration in accordance with the terms of this Agreement.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Superior Proposal” means any bona fide, written Acquisition Proposal (except that the references in the definition thereof to twenty-five percent (25%) shall be replaced by fifty percent (50%)) with respect to the Purchaser that did not result from a material breach of Section 7.02(a) and that the Purchaser Board determines in good faith after consultation with outside legal counsel and its financial advisor to be more favorable to the stockholders of the Purchaser than the transactions contemplated by this Agreement or any Acquisition Proposal submitted by the Seller (directly or indirectly through any of its Affiliates) in accordance with Section 7.02(d)(ii)(B), as applicable, taking into account all financial, legal, financing (including availability thereof), regulatory and other aspects and risks (including required conditions (including any requirement of a stockholder vote of the party making the Acquisition Proposal) and likelihood and timing of consummation).

“Superior Proposal Termination” has the meaning set forth in Section 7.02(c)(ii).

“Surviving Commercial Contracts” has the meaning set forth in Section 6.08.

“Tax” or “Taxes” means all taxes, including any federal, state, local or foreign income, gross receipts, franchise, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee, withholding tax or other tax of any kind whatsoever, and any similar assessments by a Governmental Entity, whether disputed or not, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including any amendment thereof.

“Tax Sharing Agreement” has the meaning set forth in Section 3.08(j).

“Termination Date” means the date that is the nine (9)-month anniversary of the date hereof (the “Initial Termination Date”); provided, that if on such date, the conditions set forth in Section 2.01(b) and Section 2.01(c) shall not have been satisfied but all other conditions set forth in Article II shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), then the Termination Date shall be automatically extended to the date that is the fifteen (15)-month anniversary of the date hereof; provided further that if the Marketing Period has not ended on the Termination Date (as the same may be extended pursuant to this definition), then the Termination Date shall be extended until the fourth (4th) Business Day following the last day of the Marketing Period.

“Termination Fee” means an amount equal to $200,000,000.

“Trade Control Laws” has the meaning set forth in Section 3.20(a).

“Transfer Taxes” has the meaning set forth in Section 8.08.

“WARN” has the meaning set forth in Section 3.18(b).

“Willful Breach” means a material breach of this Agreement that is a consequence of an act or failure to act with the actual knowledge that the taking of the act or failure to act would, or would reasonably be expected to, result in a material breach of this Agreement.

ARTICLE XI

MISCELLANEOUS

11.01 Expenses. Except as otherwise expressly provided herein (including in Section 9.02), (a) the Company shall pay all of its own and the Seller’s fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers and other representatives and consultants), and (b) the Purchaser shall pay all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers and other representatives and consultants), in each case, incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby.

11.02 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via electronic mail to the applicable e-mail address set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the next Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by the applicable Party:

Notices to the Purchaser (and, after the Closing, the Company):

Tenneco Inc.

500 North Field Drive

Lake Forest, IL 60045

Attention:                  Brandon B. Smith, Esq.

Telephone No.:       (847) 482-5223

Email:                       bsmith@tenneco.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention:                R. Scott Falk, P.C.

                                  John A. Kupiec

Telephone No.:      (312) 862-2000

Email:                      sfalk@kirkland.com

                                  john.kupiec@kirkland.com

Notices to the Seller and Principal Stockholder (and, prior to the Closing, the Company):

Icahn Enterprises L.P.

767 Fifth Avenue, 47th Floor

New York, New York 10153

Attention:               Jesse Lynn, Esq.

Telephone No.:     (212) 702-4300

Email:                     jlynn@sfire.com

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

Attention:               Bruce Toth

                                 Matt Stevens

Telephone No.:    (312) 558-5700

Email:                     btoth@winston.com

                                 mstevens@winston.com

11.03 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by (a) the Purchaser, without the prior written consent of the Seller; provided, that the

Purchaser may, without the consent of the Seller, assign in whole or in part its rights, interests and obligations pursuant to this Agreement to any of its lender(s) as collateral security; provided further, that such assignment contemplated by the immediately preceding clause shall not relieve the Purchaser of any of its obligations hereunder, or (b) the Company or the Seller, without the prior written consent of the Purchaser; provided, that the Seller may, without the consent of the Seller, assign in whole or in part its rights, interests and obligations pursuant to this Agreement to (i) one (1) or more Affiliates on a joint and several basis or (ii) to the transferee of any Purchaser Shares in accordance with the terms and conditions to the Shareholders Agreement; provided further, that such assignment contemplated by the immediately preceding clause shall not relieve the Seller of any of its obligations hereunder.

11.04 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.05 References. Capitalized terms used herein shall have the respective meanings assigned thereto herein (such definitions to be equally applicable to both the singular and plural forms and to the masculine as well as to the feminine and neuter genders of the terms defined). A term defined as one part of speech (such as a noun) shall have a corresponding meaning when used as another part of speech (such as a verb). All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. English shall be the governing language of this Agreement. The word “including” shall mean “including, without limitation”. “Shall” and “will” mean “must,” and shall and will have equal force and effect and express an obligation. “Writing,” “written” and comparable terms refer to printing, typing, and other means of reproducing in a visible form. References herein to this Agreement mean this Agreement as from time to time amended, modified or supplemented, including by waiver or consent. Any agreement or instrument defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

11.06 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

(b) The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract).

11.07 Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived; provided, that any such amendment or waiver shall be binding upon the Seller or the Company only if such amendment or waiver is set forth in a writing executed by the Seller or the Company, as the case may be, and any such amendment or waiver shall be binding upon the Purchaser only if such amendment or waiver is set forth in a writing executed by the Purchaser, as the case may be; provided further that no amendment, supplement or change may be made to this Section 11.07 (Amendment and Waiver), Section 11.09 (Third-Party Beneficiaries), Section 11.10 (Waiver of Trial by Jury), Section 11.15 (Governing Law), Section 11.16 (Consent to Jurisdiction) or Section 11.18 (Non-Recourse) that adversely impacts any Debt Financing Source without the prior written consent of such Debt Financing Source adversely impacted thereby. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

11.08 Complete Agreement. This Agreement and the other agreements expressly referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

11.09 Third-Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, except (a) as specifically provided in Section 7.06 (Director and Officer Liability and Indemnification and Insurance) (which shall be to the benefit of the parties referred to in such section) and (b) that the Debt Financing Sources shall be express third party beneficiaries of and have the right to enforce Section 11.07 (Amendment and Waiver), Section 11.09 (Third-Party Beneficiaries), Section 11.10 (Waiver by Trial by Jury), Section 11.15 (Governing Law), Section 11.16 (Consent to Jurisdiction), and Section 11.18 (Non-Recourse).

11.10 Waiver of Trial by Jury. THE PARTIES HERETO WAIVE ANY RIGHT, TO THE FULLEST EXTENT PERMITTED BY LAW, TO A TRIAL BY JURY IN ANY ACTION, CLAIM OR PROCEEDING (I) ARISING UNDER THIS AGREEMENT, (II) ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, OR (III) ARISING OUT OF OR RELATING TO THE DEBT FINANCING OR THE DEBT FINANCING COMMITMENT LETTERS.

11.11 Deliveries.

(a) The Purchaser agrees and acknowledges that all documents or other items delivered or made available to the Purchaser or the Purchaser’s legal counsel in the online data room or otherwise (including by e-mail delivery) as of 11:59 p.m. Eastern Time on the date that is two (2) days prior to the date of this Agreement shall be deemed to be delivered or made available, as the case may be, to the Purchaser for all purposes hereunder.

(b) The Company and the Seller each agree and acknowledge that all documents or other items delivered or made available to the Company and the Seller or their respective legal counsel in the online data room or otherwise (including by e-mail delivery) as of 11:59 p.m. Eastern Time on the date that is two (2) days prior to the date of this Agreement shall be deemed to be delivered or made available, as the case may be, to the Company and the Seller for all purposes hereunder.

11.12 Specific Performance. The Seller, the Purchaser and the Company acknowledge and agree that the other parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, each of the Company, the Seller, and the Purchaser agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled pursuant hereto or at law or equity (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy). Each of the Parties further acknowledges and agrees that it shall not assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law, or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

11.13 Delivery. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party or to any such contract, each other Party or thereto shall re-execute original forms thereof and deliver them to all other parties. No Party or to any such contract shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or in electronic or digital form as a defense to the formation of a contract and each such Party forever waives any such defense.

11.14 Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one Party, but all such counterparts taken together shall constitute one and the same instrument.

11.15 Governing Law. This Agreement, together with all Claims, issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any Claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to agreements executed and performed entirely within such State, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction), that would cause the application of the Laws of any jurisdiction other than the State of Delaware; provided, that, notwithstanding the foregoing, any disputes involving the Debt Financing Sources will be governed by and construed in accordance with the applicable Laws of the State of New York without giving regard to conflicts or choice of law principles that would result in the applicability of any Law other than the Law of the State of New York.

11.16 Consent to Jurisdiction.

(a) THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT BY ANY PARTY IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER SHALL PROPERLY AND EXCLUSIVELY LIE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, SOLELY TO THE EXTENT SUCH COURT DECLINES JURISDICTION OR DOES NOT HAVE SUBJECT MATTER JURISDICTION, ANY OTHER FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE). EACH PARTY ALSO AGREES NOT TO BRING ANY SUIT, ACTION, OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER IN ANY OTHER COURT. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO ANY SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

(b) NOTWITHSTANDING ANYTHING IN THIS SECTION 11.16 TO THE CONTRARY, THE PARTIES AGREE THAT WITH RESPECT TO ANY DISPUTE INVOLVING THE DEBT FINANCING OR DEBT FINANCING SOURCES, THE PARTIES SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK OR FEDERAL COURTS OF THE UNITED STATES OF AMERICA, IN EACH CASE, SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF (THE COURTS DESCRIBED IN THIS SECTION 11.16(b), THE “APPLICABLE COURTS”), AND AGREES THAT (I) ALL CLAIMS IN RESPECT OF ANY SUCH LITIGATION MAY BE HEARD AND DETERMINED ONLY IN AN APPLICABLE COURT, (II) WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY PROCEEDING IN ANY APPLICABLE COURT, (III) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH PROCEEDING IN ANY APPLICABLE COURT, AND (IV) AGREES THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR ANY OTHER MANNER PROVIDED BY LAW.

11.17 Payments under this Agreement. Each Party agrees that all amounts required to be paid hereunder shall be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate, reduction or withholding and not subject counterclaim or offset, on the dates required hereby (with time being of the essence).

11.18 Non-Recourse. Notwithstanding anything herein to the contrary, this Agreement may only be enforced against, and any Claim based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a named Party to this Agreement (and then only to the extent of the specific obligations undertaken by such named Party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Debt Financing Source, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, the Seller, or the Purchaser under this Agreement or for any Claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

11.19 Disclosure Schedules. The Parties hereto agree that any reference in a particular Section of the Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of), the representations and warranties (or covenants, as applicable), of the relevant party that are contained in the corresponding Section of this Agreement and any other representations and warranties of such Party that is contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face (other than any matters required to be disclosed for purposes of Section 3.04 (Membership Interests), Section 4.03 (Equity Interests), Section 6.01 (Conduct of Business) or the first sentence of Section 3.06 (Absences of Certain Developments), which matters shall only be disclosed by specific disclosure in the corresponding section of the Disclosure Schedules). Each party here has or may have set forth information in the Disclosure Schedules in a section thereof that corresponds to the Section of this Agreement to which it relates. The specification of any dollar amount contained in the representations or warranties in this Agreement, or the fact that any item of information is disclosed in the Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. The mere inclusion of an item in the Disclosure Schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that (a) such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have, with respect to the Company, a Company Material Adverse Effect, and with respect to the Purchaser, a Purchaser Material Adverse Effect, as applicable, or (b) such information (or any non-disclosed information of comparable or greater significance) is required to be disclosed by the terms of this Agreement or is material to the business, results of operations or financial condition of the Company, the Seller, or the Purchaser, as applicable.

11.20 Survival. The representations, warranties, covenants and agreements of the Parties contained in this Agreement shall not survive the Closing, except that (i) those covenants and agreements that by their terms apply or are to be performed, in whole or in part, at or after the Closing shall survive the Closing until the date on which the performance of such covenant is completed (after which such covenant shall terminate), and (ii) the Closing shall not relieve a Party of any breach prior to the Closing of a covenant or agreement contained in this Agreement by such Party; provided that the representations and warranties set forth in Sections 3.04 and 4.03 and the penultimate sentence of Section 3.02 shall survive the Closing indefinitely.

11.21 Waiver of Conditions.

(a) The conditions to the obligations of each Party to consummate the transactions contemplated by this Agreement are for the sole benefit of each such Party, and may be waived only by each such Party in whole or in part to the extent permitted by applicable Laws.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

11.22 Obligations of the Purchaser and of the Company. Whenever this Agreement requires a Subsidiary of the Purchaser to take any action, such requirement shall be deemed to include an undertaking on the part of the Purchaser to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Closing, on the part of the Purchaser to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Seller to take any action, such requirement shall be deemed to include an undertaking on the part of the Seller to cause such Subsidiary to take such action.

11.23 Release. Notwithstanding anything to the contrary herein, effective as of the Closing Date, the Seller, on behalf of itself and its Affiliates (other than, for the avoidance of doubt, the Company and its Subsidiaries), successors and permitted assigns (any of the foregoing, a “Seller Releasing Party”), hereby irrevocably waives, releases and forever discharges, any and all Claims, liabilities or obligations of any nature (whether known or unknown, suspected or unsuspected, absolute or contingent, liquidated or unliquidated, due or to become due, accrued, fixed or otherwise), and right to recourse against the Purchaser, the Company and its Subsidiaries, or any of their Representatives (each, a “Seller Released Party”), which the Seller Releasing Party has or ever had or may have, arising out of or in any way relating to events, circumstances, actions or omissions, occurring, existing or taken prior to or as of the Closing Date with respect to matters relating to the Company or its Subsidiaries (the “Released Claims”); provided, however, that the Released Claims shall not include, and nothing contained herein shall operate to release, any of the obligations of any Seller Released Party (a) relating to any matters, events, agreements, acts or conduct to the extent arising after the Closing, (b) under this Agreement or under any other document to be executed and delivered in connection with the transactions contemplated by this Agreement, (c) rights to indemnification under any of the organizational documents of the Company or any of its Subsidiaries, and (d) any rights or obligations arising under or related to the Surviving Commercial Contracts.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TENNECO INC.

/s/ Brian Kesseler
By:	Brian Kesseler
Its:	Chief Executive Officer

FEDERAL-MOGUL LLC

By:	/s/ Rainer Jueckstock
Name:	Rainer Jueckstock
Title:	Co-Chief Executive Officer

By:	/s/ Bradley Norton
Name:	Bradley Norton
Title:	Co-Chief Executive Officer

AMERICAN ENTERTAINMENT PROPERTIES CORP.

By:	/s/ Keith Cozza
Name:	Keith Cozza
Title:	Chief Executive Officer

ICAHN ENTERPRISES L.P.

By:	/s/ Keith Cozza
Name:	Keith Cozza
Title:	Chief Executive Officer

Annex B

Shareholders Agreement

by and among

Tenneco Inc.,

[American Entertainment Properties Corp.]

and

[Icahn Enterprises L.P.]

Dated as of [•], 201[•]

B-i

SHAREHOLDERS AGREEMENT

This Shareholders Agreement (this “Agreement”) is made as of [●], 201[●], by and among Tenneco Inc., a Delaware corporation (the “Company”), [American Entertainment Properties Corp.], a Delaware corporation (the “Seller”), and [Icahn Enterprises L.P.], a Delaware limited partnership (“IEP”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Section 1.01.

RECITALS

A. Pursuant to that certain Membership Interest Purchase Agreement, dated as of April [●], 2018 (the “Purchase Agreement”), by and among the Company, Federal-Mogul LLC, the Seller and IEP, the Company acquired all of the outstanding membership interests of Federal-Mogul LLC (the “Acquisition”).

B. In connection with the consummation of the Acquisition and pursuant to the Purchase Agreement, the Company issued to the Seller [●] shares of Class A Common Stock (as defined below) and [•] shares of Class B Common Stock (as defined below) (collectively, the “Common Stock”).

C. As an inducement to consummate the transaction contemplated by the Purchase Agreement, the Seller, IEP and the Company hereby agree that this Agreement will govern certain rights of the Seller, IEP and the Company related to the Common Stock.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Replacement Designee” has the meaning set forth in Section 3.04(a).

“Affiliate” means, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. As used in this definition, the term “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. For purposes of this definition, with respect to any Person in which IEP does not (i) beneficially own, either directly or indirectly, more than fifty percent (50%) of (x) the total combined voting power of all classes of voting securities of such Person, (y) the total combined equity interests or (z) the capital or profit interests, in the case of a partnership, or (ii) otherwise have the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body, IEP shall only be deemed to control such Person to the extent that, with respect to any particular matter, IEP or its other Affiliates, or IEP’s or such Affiliate’s employees, in their capacities as a shareholder, director, manager or general partner (or similar position) of such Person have voted or consented to take action, or encouraged others to vote or consent to take action (or take action if no vote or consent is required) with respect to such matter.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Filings” has the meaning set forth in Section 2.03(a)(i).

“Blackout Notice” has the meaning set forth in Section 2.01(e).

“Blackout Period” has the meaning set forth in Section 2.01(e).

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York is closed.

“By-law Director Nomination” has the meaning set forth in Section 3.02(a).

“Class A Common Stock” means Class A Voting Common Stock, par value $0.01, of the Company.

“Class B Common Stock” means Class B Non-Voting Common Stock, par value $0.01, of the Company.

“Common Stock” has the meaning set forth in the recitals.

“Demand Registration” has the meaning set forth in Section 2.01(c).

“Disadvantageous Condition” has the meaning set forth in Section 2.01(e).

“Equity Security” means (a) any Class A Common Stock or other Voting Stock, (b) any securities of the Company convertible into or exchangeable for Class A Common Stock or other Voting Stock or (c) any options, rights or warrants (or any similar securities) issued by the Company to acquire Class A Common Stock or other Voting Stock.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Exchange Offer” means an exchange offer of Registrable Securities for outstanding securities of a Holder.

“Exchanges” means one or more Public Exchanges or Private Exchanges.

“Excluded Issuance” means (i) the issuance or grant of Equity Securities (including upon exercise of options) to directors, officers, employees, consultants or other agents of the Company or any of its

Subsidiaries pursuant to any management equity plan or other equity-based employee benefits plan of the Company, which in each case has been approved by the Board or any duly authorized committee thereof in its good faith reasonable judgment, or as otherwise approved by the Board or any duly authorized committee thereof in its good faith reasonable judgment, in connection with their employment or performance of services, (ii) the issuance of any Equity Securities in connection with any “business combination” (as defined in the rules and regulations promulgated by the SEC) or otherwise in connection with bona fide acquisitions of securities or substantially all of the assets of another Person, business unit, division or business, in each case, to the sellers in such transaction as consideration thereof, (iii) the issuance of any securities pursuant to the conversion, redemption or exchange of Class B Common Stock issued to the Seller, (iv) the issuance of any Equity Securities in connection with any stock split, stock dividend or similar distribution or recapitalization so long as all holders of the same class or series are treated equally with all other holders of such class or series, and (v) the issuance of any shares of a Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company.

“Exempted Person” means the IEP Group Designee, the members of the IEP Group and each of their respective partners, principals, directors, officers, members, managers, managing directors, operating partners and/or employees, as applicable.

“Extraordinary Transaction” has the meaning set forth in Section 3.02(a).

“Governmental Authority” means any government, any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether foreign, federal, state or local, any self-regulatory organization (including any securities exchange) or any arbitrational tribunal.

“Holder” means the Seller or any Permitted Transferee of the Seller or a prior Permitted Transferee (provided that such Permitted Transferee shall have first executed a joinder to this Agreement in accordance with Section 3.03(b)), in each case so long as such Person holds any Registrable Securities.

“IEP Entities” means, collectively, IEP, the Seller and their respective Affiliates.

“IEP Group” means, collectively, IEP, the Seller, any Permitted Transferee (other than a Permitted Transferee pursuant to Section 3.03(b)(iii) or Section 3.03(b)(iv)) and their respective Affiliates, in each case to the extent owning Common Stock.

“IEP Group Designee” has the meaning set forth in Section 3.04(a).

“Indemnifying Party” has the meaning set forth in Section 2.06(c).

“Indemnitee” has the meaning set forth in Section 2.06(c).

“Initiating Holder” has the meaning set forth in Section 2.01(c).

“Legend Removal Event” has the meaning set forth in Section 3.07.

“Lock-Up Period” means, unless the Company in its sole discretion provides its prior written consent to a shorter period of time, the period commencing on the date hereof and ending on [            ,         ].1

[1]	Note to draft: To be the date that is 150 days after the date of this Agreement.

“Loss” and “Losses” have the meaning set forth in Section 2.06(a).

“Offering Confidential Information” means, with respect to a Piggyback Registration, (i) the Company’s plan to file the relevant Registration Statement and engage in the offering so registered, (ii) any information regarding the offering being registered (including the potential timing, price, number of shares, underwriters or other counterparties, selling stockholders or plan of distribution) and (iii) any other information (including information contained in draft supplements or amendments to offering materials) provided to any Holders by the Company (or by third parties) in connection with a Piggyback Registration; provided, that Offering Confidential Information shall not include information that (x) was or becomes generally available to the public (including as a result of the filing of the relevant Registration Statement) other than as a result of a disclosure by any Holder, (y) was or becomes available to any Holder from a source not bound by any confidentiality agreement with the Company or (z) was otherwise in such Holder’s possession prior to it being furnished to such Holder by the Company or on the Company’s behalf.

“Other Holders” has the meaning set forth in Section 2.01(g).

“Passive Institutional Investor” means any Person or “group” (as defined in Section 13(d)(3) of the Exchange Act) who, with respect to an investment in shares of Common Stock or other securities of the Company or any of its Subsidiaries, as applicable, is eligible to file a short-form statement on Schedule 13G pursuant to paragraph (b) of Rule 13d-1 under the Exchange Act.

“Permitted Transfer” has the meaning set forth in Section 3.03(b).

“Permitted Transferee” has the meaning set forth in Section 3.03(b).

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Piggyback Registration” has the meaning set forth in Section 2.02(a).

“Pro Rata Portion” has the meaning set forth in Section 3.06(a)(ii).

“Proposed Securities” has the meaning set forth in Section 3.06(b)(i).

“Prospectus” means the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments, and all other material incorporated by reference in such prospectus.

“Purchase Agreement” has the meaning set forth in the recitals.

“Registrable Securities” means the Class A Common Stock or other securities issued with respect to, in exchange for, or in replacement of such Class A Common Stock, including the Class A Common Stock issuable upon the conversion of the Class B Common Stock in accordance its terms; provided that the term “Registrable Securities” excludes any security (i) the offering and Sale of which has been effectively registered under the Securities Act and which has been Sold in accordance with a Registration Statement, (ii) that has been Sold by a Holder in a transaction or transactions exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(a)(1) thereof (including transactions pursuant to Rule 144) such that the further Sale of such securities by the transferee or assignee is not restricted under the Securities Act or (iii) that has been Sold by a Holder in a transaction in which such Holder’s rights under this Agreement are not, or cannot be, assigned.

“Registration” means a registration with the SEC of the offer and Sale to the public of any Registrable Securities under a Registration Statement. The terms “Register” and “Registering” shall have correlative meanings.

“Registration Expenses” means all expenses incident to the Company’s performance of or compliance with this Agreement, including all (i) registration, qualification and filing fees, (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications within the United States of any Registrable Securities being registered), (iii) printing expenses, messenger, telephone, mailing and delivery expenses, (iv) fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters or costs associated with the delivery by the Company’s independent certified public accountants of comfort letters customarily requested by underwriters), (v) fees and expenses of listing any Registrable Securities on any securities exchange on which the shares of Common Stock are then listed and Financial Industry Regulatory Authority registration and filing fees, (vi) expenses incurred in connection with making road show presentations and holding meetings with potential investors, including all reasonable travel, meals and lodging expenses incurred in accordance with the Company’s travel policies and (vii) the reasonable fees and disbursements of one (1) counsel for the Holders of Registrable Securities selected by a majority of the Holders of Registrable Securities requested to be included in such Registration or offering; but excluding any underwriting discounts, fees or commissions and any stock transfer taxes attributable to the offer and Sale of any Registrable Securities.

“Registration Rights” means the rights of the Holders to cause the Company to Register Registrable Securities pursuant to Article II.

“Registration Statement” means any registration statement of the Company filed with, or as the context permits to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference into such registration statement. For the avoidance of doubt, it is acknowledged and agreed that such Registration Statement may be on any form that shall be applicable, including Form S-1, Form S-3 or Form S-4 and may be a Shelf Registration Statement.

“Replacement Designee” has the meaning set forth in Section 3.04(a).

“Representatives” means any Person’s directors, officers, employees, agents, representatives or advisers.

“Restricted Shares” has the meaning set forth in Section 3.03(a).

“S-3ASR” means an automatically effective shelf registration statement on Form S-3 (or any successor form).

“Sale” means the direct or indirect transfer, sale, assignment or other disposition of a security. The terms “Sell” and “Sold” shall have correlative meanings.

“Sale Transaction” has the meaning set forth in Section 3.02(c).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Selling Holders” has the meaning set forth in Section 2.01(a).

“Shelf Period” has the meaning set forth in Section 2.01(a).

“Shelf Registration Statement” means a Registration Statement of the Company for an offering of Registrable Securities to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (or similar provisions then in effect).

“Shelf Take-Down” has the meaning set forth in Section 2.01(b).

“Spin-Off” has the meaning set forth in the Purchase Agreement.

“Spin-Off Cutoff Date” means the earlier of (i) 18 months from the date hereof and (ii) the date on which the Company publicly announces that it has abandoned its plans to pursue the Spin-Off.

“Spin-Off Date” shall mean the date (if any) on which the Spin-Off is consummated.

“Standstill Parties” has the meaning set forth in Section 3.02(a).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (x) the total combined voting power of all classes of voting securities of such Person, (y) the total combined equity interests or (z) the capital or profit interests, in the case of a partnership, or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Third Party Tender/Exchange Offer” has the meaning set forth in Section 3.02(b).

“Transaction Documents” has the meaning set forth in Section 3.02(a).

“Transfer” has the meaning set forth in Section 3.03(a).

“Underwritten Offering” means a Registration in which Registrable Securities are Sold to an underwriter or underwriters on a firm commitment basis for reoffering to the public.

“Voting Stock” means any securities of the Company having the right to vote generally in any election of directors.

Section 1.02 Interpretation.

In this Agreement, unless the context clearly indicates otherwise:

(a) words used in the singular include the plural, and words used in the plural include the singular;

(b) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(c) any reference to any gender includes the other gender and the neuter;

(d) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(e) the words “shall” and “will” are used interchangeably and have the same meaning;

(f) the word “or” shall have the inclusive meaning represented by the phrase “and/or”;

(g) any reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(h) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision of this Agreement;

(i) any reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(j) any reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(k) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(l) the table of contents and titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;

(m) any portion of this Agreement obligating a party to take any action or refrain from taking any action, as the case may be, shall mean that such party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be;

(n) the language of this Agreement shall be deemed to be the language the parties hereto have chosen to express their mutual intent, and no rule of strict construction shall be applied against any party; and

(o) except as otherwise indicated, all periods of time referred to herein shall include all Saturdays, Sundays and holidays; provided, however that if the date to perform the act or give any notice with respect to this Agreement shall fall on a day other than a Business Day, such act or notice may be performed or given timely if performed or given on the next succeeding Business Day.

ARTICLE II

REGISTRATION RIGHTS

Section 2.01 Shelf and Demand Registration.

(a) Pursuant to the terms of the Purchase Agreement, the Company has, prior to the date hereof, filed with the SEC either (i) a Shelf Registration Statement relating to the offer and resale of Registrable Securities by the IEP Group at any time in accordance with the methods of distribution set forth in the Plan of Distribution section of such Shelf Registration Statement (the “Shelf Registration”) or (ii) another registration statement providing for the same offer and resale of Registrable Securities by the IEP Group, and, assuming the Company filed an S-3ASR, the Company hereby represents and warrants that, subject to the Holder’s compliance with applicable securities laws and the terms and conditions of this Agreement, the Registrable Securities held by the IEP Group on the date hereof are legally available for immediate resale pursuant to the Shelf Registration Statement. For so long as the Company is eligible to use Form S-3 (or successor form), subject to Section 2.01(e), the Company shall maintain the continuous effectiveness of the Shelf Registration Statement for the maximum period permitted by SEC rules until all of the

Registrable Securities have been sold, and shall replace the Shelf Registration Statement at or before expiration, if applicable, with a successor effective Shelf Registration Statement to the extent any Registrable Securities remain outstanding (such period of effectiveness, the “Shelf Period”).

(b) At any time and from time to time during the Shelf Period, one or more Holders (the “Selling Holders”) may, by written notice to the Company, request an offering of all or part of the Registrable Securities held by such Holders (a “Shelf Take-Down”); provided, that the Company shall not be obligated to effect any subsequent Shelf Take-Down during the sixty (60) day period following the pricing date of a completed Shelf Take-Down; provided, further, however, that if the Holders are subject to a lock-up restriction pursuant to lock-up agreements entered into in connection with such completed Shelf Take-Down, then the period of such lock-up restriction, whether longer or shorter, shall apply in lieu of the 60-day period. In the event that the Holders request that a Shelf Take-Down be effected by means of an Underwritten Offering, the provisions of Sections 2.01(f) and (g) shall apply.

(c) If at any time the Company is ineligible to file with the SEC a Shelf Registration Statement in accordance with Section 2.01(a), a Holder of the then-outstanding Registrable Securities (the “Initiating Holder”) shall have the right to request that the Company file a Registration Statement, on behalf of itself, with the SEC on the appropriate registration form for all or part of the Registrable Securities held by such Initiating Holder, by delivering a written request thereof to the Company specifying the number of shares of Registrable Securities such Initiating Holder wishes to register (a “Demand Registration”). The Company shall use its reasonable best efforts to prepare and file the Registration Statement as expeditiously as possible but in any event within 30 days of such request, and (ii) use its reasonable best efforts to cause the Registration Statement to become effective in respect of each Demand Registration in accordance with the intended method of distribution set forth in the written request delivered by the Initiating Holder. The Company shall include in such Registration all Registrable Securities with respect to which the Company receives, within the 10 days immediately following the receipt by a Holder of such notice from the Company, a request for inclusion in the Registration from the Holder(s) thereof. Each such request from a Holder of Registrable Securities for inclusion in the Registration shall also specify the aggregate amount of Registrable Securities proposed to be Registered. The Initiating Holder may request that the Registration Statement be on any appropriate form, including Form S-4 in the case of an Exchange Offer or a Shelf Registration Statement, and the Company shall effect the Registration on the form so requested.

(d) The Holder(s) collectively may not make more than two Demand Registration requests in any 365-day period.

(e) With respect to any Registration Statement, whether filed or to be filed pursuant to this Agreement, if the Company shall reasonably determine in good faith that maintaining the effectiveness of such Registration Statement or filing an amendment or supplement thereto (or, if no Registration Statement has yet been filed, filing such a Registration Statement) would (i) materially impede, delay or interfere with any financing, acquisition, corporate reorganization or other significant transaction, or any negotiations, discussions or pending proposals with respect thereto, involving the Company or any of its Subsidiaries or their respective assets, or (ii) require the disclosure of material nonpublic information, the disclosure of which could reasonably be expected to materially and adversely affect the Company (including during any regular quarterly blackout period) (each of clauses (i) and (ii), a “Disadvantageous Condition”), the Company may, for the shortest period reasonably practicable, and in any event for not more than 45 calendar days (a “Blackout Period”), notify the Holders whose offers and Sales of Registrable Securities are covered (or to be covered) by such Registration Statement (a “Blackout Notice”) that such Registration Statement is unavailable for use (or will not be filed as requested); provided that the Company’s regular quarterly blackout period shall not count toward the number of days available for any Blackout Period hereunder. Upon the receipt of any such Blackout Notice, the Holders shall forthwith discontinue use of the Prospectus contained in any effective Registration Statement; provided, that, if at the time of receipt of such Blackout Notice any Holder shall have Sold its Registrable Securities (or have signed a firm commitment underwriting agreement with respect to the purchase of such shares) and the Disadvantageous Condition is not of a nature that would require a post-effective amendment to the Registration Statement, then the Company shall use its reasonable best efforts to take such action as to eliminate any restriction imposed by federal securities laws on the timely delivery of such Registrable Securities. When any Disadvantageous Condition as to which a Blackout Notice has been previously delivered shall cease to exist, the Company shall as promptly as reasonably practicable notify the Holders and take such actions in respect of such Registration Statement as are otherwise required by this Agreement. The effectiveness period for any Demand Registration for which the Company has given notice of a Blackout Period shall be increased by the length of time of such Blackout Period. The Company shall not impose, in any 365-day period, Blackout Periods lasting, in the aggregate, in excess of 90 calendar days. If the Company declares a Blackout Period with respect to a Demand Registration for a Registration Statement that has not yet been declared effective, (i) the Holders may by notice to the Company withdraw the related Demand Registration request without such Demand Registration request counting against the number of Demand Registration requests permitted to be made under Section 2.01(d) and (ii) the Holders shall not be responsible for any of the Company’s related Registration Expenses.

(f) If the Selling Holders or Initiating Holder so indicate at the time of their or its request for a Shelf Take-Down or a Demand Registration pursuant to Sections 2.01(b) or (c), as applicable, such offering of Registrable Securities shall be in the form of an Underwritten Offering or an Exchange Offer. In the event that the Selling Holders or Initiating Holder intend to Sell the Registrable Securities by means of an Underwritten Offering or Exchange Offer, the right of any Holder to include Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such Underwritten Offering or Exchange Offer and the inclusion of such Holder’s Registrable Securities in the Underwritten Offering or the Exchange Offer to the extent provided herein. The Holders of a majority of the outstanding Registrable Securities being included in any Underwritten Offering or Exchange Offer shall select the underwriter(s) in the case of an Underwritten Offering or the dealer manager(s) in the case of an Exchange Offer, provided that such underwriter(s) or dealer manager(s) are reasonably acceptable to the Company. The Company shall be entitled to designate counsel for such underwriter(s) or dealer manager(s) (subject to their approval), provided that such designated underwriters’ counsel shall be a firm of national reputation representing underwriters or dealer managers in capital markets transactions.

(g) If the managing underwriter or underwriters of a proposed Underwritten Offering of Registrable Securities included in a Registration pursuant to this Section 2.01 inform(s) in writing the Holders participating in such Registration that, in its or their opinion, the number of securities requested to be included in such Registration exceeds the number that can be Sold in such offering without being likely to have a material adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the number of Registrable Securities to be included in such Registration shall be reduced to the maximum number recommended by the managing underwriter or underwriters and allocated pro rata among the Holders, including the Selling Holders or the Initiating Holder, in proportion to the number of Registrable Securities each Holder has requested to be included in such Registration; provided, that the Initiating Holder may notify the Company in writing that the Registration Statement shall be abandoned or withdrawn, in which event the Company shall abandon or withdraw such Registration Statement. In the event the Initiating Holder notifies the Company that such Registration Statement shall be abandoned or withdrawn, such Holder shall not be deemed to have requested a Demand Registration pursuant to Section 2.01(c), and the Company shall not be deemed to have effected a Demand Registration pursuant to Section 2.01(c). If the amount of Registrable Securities to be underwritten has not been limited in accordance with the first sentence of this Section 2.01(g), the Company and the holders of Common Stock or, if the Registrable Securities include securities other than Common Stock, the holders of securities of the same class of those securities included in the Registrable Securities, in each case, other than the Holder (“Other Holders”), may include such securities for their own account or for the account of Other Holders in such Registration if the underwriter(s) so agree and to the extent that, in the opinion of such underwriter(s), the inclusion of such additional amount will not adversely affect the offering of the Registrable Securities included in such Registration.

Section 2.02 Piggyback Registrations.

(a) If the Company proposes to file a Registration Statement (other than a Shelf Registration) or a Prospectus supplement filed pursuant to a Shelf Registration Statement under the Securities Act with respect to any offering of such securities for its own account and/or for the account of any Other Holders (other than (i) a Registration under Section 2.01, (ii) a Registration pursuant to a Registration Statement on Form S-8 or Form S-4 or similar form that relates to a transaction subject to Rule 145 under the Securities Act, (iii) any form that does not include substantially the same information, other than information relating to the selling holders or their plan of distribution, as would be required to be included in a Registration Statement covering the sale of the Registrable Securities, (iv) in connection with any dividend reinvestment or similar plan, (v) for the sole purpose of offering securities to another entity or its security holders in connection with the acquisition of assets or securities of such entity or any similar transaction or (vi) a Registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered) (a “Public Sale”), then, as soon as practicable, but in any event not less than 15 days prior to the proposed date of filing such Registration Statement, the Company shall give written notice of such proposed filing to each Holder, and such notice shall offer such Holders the opportunity to Register under such Registration Statement such number of Registrable Securities as each such Holder may request in writing (a “Piggyback Registration”). Subject to Section 2.02(b) and Section 2.02(c), the Company shall use its reasonable best efforts to include in a Registration Statement with respect to a Public Sale all Registrable Securities that are requested to be included therein within five Business Days after the receipt of any such notice; provided, however, that if, at any time after giving written notice of its intention to Register any securities and prior to the effective date of the Registration Statement filed in connection with such Registration, the Company shall determine for any reason not to Register or to delay Registration of the Public Sale, the Company may, at its election, give written notice of such determination to each such Holder and, thereupon, (x) in the case of a determination not to Register, shall be relieved of its obligation to Register any Registrable Securities in connection with such Registration, without prejudice, however, to the rights of any Holder to request that such Registration be effected as a Demand Registration under Section 2.01 and (y) in the case of a determination to delay Registration, shall be permitted to delay Registering any Registrable Securities for the same period as the delay in Registering such other shares of Common Stock in the Public Sale. No Registration effected under this Section 2.02 shall relieve the Company of its obligation to effect any Demand Registration under Section 2.01. For purposes of clarification, the Company’s filing of a Shelf Registration Statement shall not be deemed to be a Public Sale; provided, however, that any prospectus supplement filed pursuant to a Shelf Registration Statement with respect to an offering of the Company’s Common Stock for its own account and/or for the account of any other Persons will be a Public Sale unless such offering qualifies for an exemption from the Public Sale definition in this Section 2.02(a).

(b) In the case of any Underwritten Offering, each Holder shall have the right to withdraw such Holder’s request for inclusion of its Registrable Securities in such Underwritten Offering pursuant to Section 2.02(a) at any time prior to the execution of an underwriting agreement with respect thereto by giving written notice to the Company of such Holder’s request to withdraw and, subject to the preceding clause, each Holder shall be permitted to withdraw all or part of such Holder’s Registrable Securities from a Piggyback Registration at any time prior to the effective date thereof.

(c) If the managing underwriter or underwriters of any proposed Underwritten Offering of a class of Registrable Securities included in a Piggyback Registration informs the Company and each Holder in writing that, in its or their opinion, the number of securities of such class that such Holder and any other Persons intend to include in such offering exceeds the number that can be Sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be (i) first, all securities of the Company and any other Persons (other than the Company’s executive officers and directors) for whom the Company is effecting the Registration, as the case may be, proposes to Sell, (ii) second, the number, if any, of Registrable Securities of such class that, in the opinion of such managing underwriter or underwriters, can be Sold without having such adverse effect, with such number to be allocated pro rata among the Holders that have requested to participate in such Registration based on the relative number of Registrable Securities of such class requested by such Holder to be included in such Sale, (iii) third, the number of securities of executive officers and directors of the Company for whom the Company is effecting the Registration, as the case may be, with such number to be allocated pro rata among the executive officers and directors and (iv) fourth, any other securities eligible for inclusion in such Registration, allocated among the holders of such securities in such proportion as the Company and those holders may agree.

(d) After a Holder has been notified of its opportunity to include Registrable Securities in a Piggyback Registration, such Holder (i) shall treat the Offering Confidential Information as confidential information, (ii) shall not use any Offering Confidential Information for any purpose other than to evaluate whether to include its Registrable Securities (or other shares of Common Stock) in such Piggyback Registration and (iii) shall not disclose any Offering Confidential Information to any Person other than such of its agents, employees, advisors and counsel as have a need to know such Offering Confidential Information, and to cause such agents, employees, advisors and counsel to comply with the requirements of this Section 2.02(d); provided, that any such Holder may disclose Offering Confidential Information if such disclosure is required by legal process, but such Holder shall reasonably cooperate with the Company to limit the extent of such disclosure through protective order or otherwise, and to seek confidential treatment of the Offering Confidential Information.

Section 2.03 Registration Procedures.

(a) In connection with the Company’s Registration obligations under Section 2.01 and Section 2.02, the Company shall use its reasonable best efforts to effect such Registration to permit the offer and Sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith, the Company shall use reasonable best efforts to:

(i) prepare and file the required Registration Statement, including all exhibits and financial statements and, in the case of an Exchange Offer, any document required under Rule 425 or Rule 165 with respect to such Exchange Offer (collectively, the “Ancillary Filings”) required under the Securities Act to be filed therewith, and before filing with the SEC a Registration Statement or Prospectus, or any amendments or supplements thereto, (A) furnish to the underwriters or dealer managers, if any, and to the Holders, copies of all documents prepared to be filed, which documents shall be subject to the review and comment of such underwriters or dealer managers and such Holders and their respective counsel, and provide such underwriters or dealers managers, if any, and such Holders and their respective counsel reasonable time to review and comment thereon and (B) not file with the SEC any Registration Statement or Prospectus or amendments or supplements thereto or any Ancillary

Filing to which the Holders or the underwriters or dealer managers, if any, shall reasonably object;

(ii) prepare and file with the SEC such amendments and post-effective amendments to such Registration Statement and supplements to the Prospectus and any Ancillary Filing as may be reasonably requested by the participating Holders;

(iii) promptly notify the participating Holders and the managing underwriters or dealer managers, if any, and, if requested, confirm such advice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (A) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, the applicable Prospectus or any amendment or supplement to such Prospectus has been filed, or any Ancillary Filing has been filed, (B) of any comments (written or oral) by the SEC or any request (written or oral) by the SEC or any other Governmental Authority for amendments or supplements to such Registration Statement, such Prospectus or any Ancillary Filing, or for any additional information, (C) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement, any order preventing or suspending the use of any preliminary or final Prospectus or any Ancillary Filing, or the initiation or threatening of any proceedings for such purposes, (D) if, at any time, the representations and warranties (written or oral) in any applicable underwriting agreement or dealer manager agreement cease to be true and correct in all material respects and (E) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or Sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(iv) (A) promptly notify each participating Holder and the managing underwriter(s) or dealer manager(s), if any, when the Company becomes aware of the occurrence of any event as a result of which the applicable Registration Statement, the Prospectus included in such Registration Statement (as then in effect) or any Ancillary Filing contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such Prospectus and any preliminary Prospectus, in light of the circumstances under which they were made) not misleading, or if for any other reason it shall be necessary during such time period to amend or supplement such Registration Statement, Prospectus or any Ancillary Filing in order to comply with the Securities Act, and (B) in either case, as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to each participating Holder and the underwriter(s) or dealer manager(s), if any, an amendment or supplement to such Registration Statement, Prospectus or Ancillary Filing that will correct such statement or omission or effect such compliance;

(v) use its reasonable best efforts to prevent or obtain the withdrawal of any stop order or other order suspending the use of any preliminary or final Prospectus;

(vi) promptly (A) incorporate in a Prospectus supplement or post-effective amendment such information as the managing underwriter(s) or dealer manager(s), if any, and the Holders agree should be included therein relating to the plan of distribution with respect to such Registrable Securities and (B) make all required filings of such Prospectus supplement or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment;

(vii) furnish to each participating Holder and each underwriter or dealer manager, if any, without charge, as many conformed copies as such Holder or underwriter or dealer manager may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment thereto, including financial statements and schedules, but excluding all documents and exhibits (i) incorporated therein by reference or (ii) that are available via the SEC’s EDGAR system;

(viii) deliver to each participating Holder and each underwriter or dealer manager, if any, without charge, as many copies of the applicable Prospectus (including each preliminary Prospectus) and any amendment or supplement thereto as such Holder or underwriter or dealer manager may reasonably request (it being understood that the Company consents to the use of such Prospectus or any amendment or supplement thereto by each participating Holder and the underwriter(s) or dealer manager(s), if any, in connection with the offering and Sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto) and such other documents as such participating Holder or underwriter or dealer manager may reasonably request in order to facilitate the Sale of the Registrable Securities by such Holder or underwriter or dealer manager;

(ix) on or prior to the date on which the applicable Registration Statement is declared effective or becomes effective, use its reasonable best efforts to register or qualify, and cooperate with each participating Holder, the managing underwriter(s) or dealer manager(s), if any, and their respective counsel, in connection with the registration or qualification of, such Registrable Securities for offer and Sale under the securities or “blue sky” laws of each state and other jurisdiction of the United States as any participating Holder or managing underwriter(s) or dealer manager(s), if any, or their respective counsel reasonably request, and in any foreign jurisdiction mutually agreeable to the Company and the participating Holders, and do any and all other acts or things reasonably necessary or advisable to keep such registration or qualification in effect for so long as such Registration Statement remains in effect and so as to permit the continuance of offers and Sales and dealings in such jurisdictions for so long as may be necessary to complete the distribution of the Registrable Securities covered by the Registration Statement; provided that the Company will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified, to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject or conform its capitalization or the composition of its assets at the time to the securities or blue sky laws of any such jurisdiction;

(x) in connection with any Sale of Registrable Securities that will result in such securities no longer being Registrable Securities, cooperate with each participating Holder and the managing underwriter(s) or dealer manager(s), if any, to (A) facilitate the timely preparation and delivery of certificates representing Registrable Securities to be Sold and not bearing any restrictive Securities Act legends and (B) register such Registrable Securities in such denominations and such names as such participating Holder or the underwriter(s) or dealer manager(s), if any, may request at least two Business Days prior to such Sale of Registrable Securities; provided that the Company may satisfy its obligations hereunder without issuing physical stock certificates through the use of the Depository Trust Company’s Direct Registration System;

(xi) cooperate and assist in any filings required to be made with the Financial Industry Regulatory Authority and each securities exchange, if any, on which any of the Company’s securities are then listed or quoted and on each inter-dealer quotation system on which any of the Company’s securities are then quoted, and in the performance of any due diligence investigation by any underwriter or dealer manager (including any “qualified independent underwriter”) that is required to be retained in accordance with the rules and regulations of each such exchange, and use its reasonable best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other Governmental Authorities as may be necessary to enable the seller or sellers thereof or the underwriter(s) or dealer manager(s), if any, to consummate the Sale of such Registrable Securities;

(xii) not later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Registrable Securities and provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with the Depository Trust Company; provided, that the Company may satisfy its obligations hereunder without issuing physical stock certificates through the use of the Depository Trust Company’s Direct Registration System;

(xiii) obtain for delivery to and addressed to each participating Holder and to the underwriter(s) or dealer manager(s), if any, opinions from the general counsel or deputy general counsel for the Company, in each case dated the effective date of the Registration Statement or, in the event of an Underwritten Offering, the date of the closing under the underwriting agreement or, in the event of an Exchange Offer, the date of the closing under the dealer manager agreement or similar agreement or otherwise, and in each such case in customary form and content for the type of Underwritten Offering or Exchange Offer, as applicable;

(xiv) in the case of an Underwritten Offering or Exchange Offer, obtain for delivery to and addressed to the Company and the managing underwriter(s) or dealer manager(s), if any, and, to the extent requested, each participating Holder, a cold comfort letter from the Company’s independent registered public accounting firm in customary form and content for the type of Underwritten Offering or Exchange Offer, dated the date of execution of the underwriting agreement or dealer manager agreement or, if none, the date of commencement of the Exchange Offer, and brought down to the closing, whether under the underwriting agreement or dealer manager agreement, if applicable, or otherwise;

(xv) in the case of an Exchange Offer that does not involve a dealer manager, provide to each participating Holder such customary written representations and warranties or other covenants or agreements as may be requested by any participating Holder comparable to those that would be included in an underwriting or dealer manager agreement;

(xvi) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;

(xvii) cause all Registrable Securities covered by the applicable Registration Statement to be listed on each securities exchange on which any of the Company’s securities are then listed or quoted and on each inter-dealer quotation system on which any of the Company’s securities are then quoted;

(xviii) provide (A) each Holder participating in the Registration, (B) the underwriters (which term, for purposes of this Agreement, shall include any Person deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act), if any, of the Registrable Securities to be registered, (C) the Sale or placement agent therefor, if any, (D) the dealer manager therefor, if any, (E) counsel for such Holder, underwriters, agent, or dealer manager and (F) any attorney, accountant or other agent or representative retained by such Holder or any such underwriter or dealer manager, as selected by such Holder, in each case, the opportunity to participate in the preparation of such Registration Statement, each Prospectus included therein or filed with the SEC, and each amendment or supplement thereto; and for a reasonable period prior to the filing of such Registration Statement, upon execution of a customary confidentiality agreement, make available for inspection upon reasonable notice at reasonable times and for reasonable periods, by the parties referred to in clauses (A) through (F) above, all pertinent financial and other records, pertinent corporate and other documents and properties of the Company and its Subsidiaries that are available to the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available at reasonable times and for reasonable periods to discuss the business of the Company and to supply all information available to the Company reasonably requested by any such Person in connection with such Registration Statement as shall be necessary to enable them to exercise their due diligence or other responsibility, subject to the foregoing; provided, that in no event shall the Company be required to make available any information which the Board determines in good faith to be competitively sensitive or confidential.

The recipients of such information shall coordinate with one another so that the inspection permitted hereunder will not unnecessarily interfere with the Company’s conduct of business. Each Holder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it as the basis for any market transactions in the securities of the Company or its Affiliates unless and until such information is made generally available to the public by the Company or such Affiliate or for any reason not related to the Registration of Registrable Securities;

(xix) in the case of an Underwritten Offering or Exchange Offer, cause the senior executive officers of the Company to participate at reasonable times and for reasonable periods in the customary “road show” presentations that may be reasonably requested by the managing underwriter(s) or dealer manager(s), if any, and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto, except to the extent that such participation materially interferes with the management of the Company’s business;

(xx) comply with all requirements of the Securities Act, Exchange Act and other applicable laws, rules and regulations, as well as all applicable stock exchange rules; and

(xxi) take all other customary steps reasonably necessary or advisable to effect the Registration and distribution of the Registrable Securities contemplated hereby.

(b) As a condition precedent to any Registration hereunder, the Company may require each Holder as to which any Registration is being effected to furnish to the Company such information regarding the distribution of such securities and such other information relating to such Holder, its ownership of Registrable Securities and other matters as the Company may from time to time reasonably request in writing. Each such Holder agrees to furnish such information to the Company and to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.

(c) Each Holder shall, as promptly as reasonably practicable, notify the Company, at any time when a Prospectus is required to be delivered (or deemed delivered) under the Securities Act, of the occurrence of an event, of which such Holder has knowledge, relating to such Holder or its Sale of Registrable Securities thereunder requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered (or deemed delivered) to the purchasers of such Registrable Securities, such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) IEP agrees (on behalf of itself and each of its Affiliates), and any other Holder agrees by acquisition of such Registrable Securities, that, upon receipt of any written notice from the Company of the occurrence of any event of the kind described in Section 2.03(a)(iv) such Holder will forthwith discontinue the Sale of Registrable Securities pursuant to such Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 2.03(a)(iv), or until such Holder is advised in writing by the Company that the use of the Prospectus may be resumed, and if so directed by the Company, such Holder will deliver to the Company, at the Company’s expense, all copies of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period during which the applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice through the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended Prospectus contemplated by Section 2.03(a)(iv) or is advised in writing by the Company that the use of the Prospectus may be resumed.

Section 2.04 Underwritten Offerings or Exchange Offers.

(a) If requested by the managing underwriter(s) for any Underwritten Offering or dealer manager(s) for any Exchange Offer that is requested by Holders pursuant to a Demand Registration under Section 2.01, the Company shall enter into an underwriting agreement or dealer manager agreement, as applicable, with such underwriter(s) or dealer manager(s) for such offering, such agreement to be reasonably satisfactory in substance and form to the Company and the underwriter(s) or dealer manager(s). Such agreement shall contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type. Each Holder with Registrable Securities to be included in any Underwritten Offering or Exchange Offer by such underwriter(s) or dealer manager(s) shall enter into such underwriting agreement or dealer manager agreement at the request of the Company, which agreement shall contain such reasonable representations and warranties by the Holder and such other reasonable terms as are generally prevailing in agreements of that type.

(b) In the event of a Public Sale involving an offering of Common Stock or other equity securities of the Company in an Underwritten Offering (whether in a Demand Registration or a Piggyback Registration, whether or not the Holders participate therein), the Holders hereby agree, and, in the event of a Public Sale of Common Stock or other equity securities of the Company in an Underwritten Offering or an Exchange Offer, the Company shall agree, and it shall cause its executive officers and directors to agree, if requested by the managing underwriter or underwriters in such Underwritten Offering or by the Holder or the dealer manager or dealer managers, in an Exchange Offer, not to effect any Sale or distribution (including any offer to Sell, contract to Sell, short Sale or any option to purchase) of any securities (except, in each case, as part of the applicable Registration, if permitted hereunder) that are of the same type as those being Registered in connection with such public offering and Sale, or any securities convertible into or exchangeable or exercisable for such securities, during the period beginning five days before, and ending 45 days (or such lesser period as may be permitted by the Company or the participating Holder(s), as applicable, or such managing underwriter or underwriters) after, the effective date of the Registration Statement filed in connection with such Registration (or, if later, the date of the Prospectus), to the extent timely notified in writing by such selling Person or the managing underwriter or underwriters or dealer manager or dealer managers. The participating Holders and the Company, as applicable, also agree to execute an agreement evidencing the restrictions in this Section 2.04(b) in customary form, which form is reasonably satisfactory to the Company or the participating Holder(s), as applicable, and the underwriter(s) or dealer manager(s), as applicable; provided that such restrictions may be included in the underwriting agreement or dealer manager agreement, if applicable. The Company may impose stop-transfer instructions with respect to the securities subject to the foregoing restriction until the end of the required stand-off period.

(c) No Holder may participate in any Underwritten Offering or Exchange Offer hereunder unless such Holder (i) agrees to Sell such Holder’s securities on the basis provided in any underwriting arrangements or dealer manager agreements approved by the Company or other Persons entitled to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, dealer manager agreements and other documents reasonably required under the terms of such underwriting arrangements or dealer manager agreements or this Agreement.

Section 2.05 Registration Expenses Paid by the Company.

In the case of any Registration of Registrable Securities required pursuant to this Agreement, the Company shall pay all Registration Expenses regardless of whether the Registration Statement becomes effective; provided, however, that the Company shall not be required to pay for any expenses of any Registration begun pursuant to Section 2.01 if the Demand Registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be Registered (in which case all participating Holders shall bear such expenses), unless the Holder(s) agree to forfeit its (or their) right(s) to one Demand Registration to which they have the right pursuant to Section 2.01(b).

Section 2.06 Indemnification.

(a) The Company agrees to indemnify and hold harmless, to the full extent permitted by law, each Holder whose shares are included in a Registration Statement, such Holder’s Affiliates and their respective officers, directors, agents, advisors, employees and each Person, if any, who controls (within the meaning of the Securities Act or the Exchange Act) such Holder, from and against any and all losses, claims, damages, liabilities (or actions or proceedings in respect thereof, whether or not such indemnified party is a party thereto) and expenses, joint or several (including reasonable costs of investigation and legal expenses) (each, a “Loss” and collectively “Losses”) arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which the offering and Sale of such Registrable Securities was Registered under the Securities Act (including any final or preliminary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein), or any such statement made in any free writing prospectus (as defined in Rule 405 under the Securities Act) that the Company has filed or is required to file pursuant to Rule 433(d) of the Securities Act or any Ancillary Filing, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or free writing prospectus, in light of the circumstances under which they were made) not misleading; provided, that with respect to any untrue statement or omission or alleged untrue statement or omission made in any Prospectus, the indemnity agreement contained in this paragraph shall not apply to the extent that any such liability or Loss results from or arises out of (A) information furnished in writing by such Holder or on such Holder’s behalf, in either case expressly for use in such Registration Statement, Prospectus, free writing prospectus or Ancillary Filing relating to such Holder’s Registrable Securities or (B) the use of any Prospectus by or on behalf of any Holder after the Company has notified such Person in writing that (x) such Prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (y) a stop order has been issued by the SEC with respect to a Registration Statement or (z) a Disadvantageous Condition exists. This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the Sale of such securities by such Holder.

(b) Each participating Holder whose Registrable Securities are included in a Registration Statement agrees (severally and not jointly) to indemnify and hold harmless, to the full extent permitted by law, the Company, its directors, officers, agents, advisors, employees and each Person, if any, who controls (within the meaning of the Securities Act and the Exchange Act) the Company from and against any and all Losses arising out of or based upon (A) information furnished in writing by such Holder or on such Holder’s behalf, in either case expressly for use in a Registration Statement, Prospectus, free writing prospectus or Ancillary Filing relating to such Holder’s Registrable Securities or (B) the use of any Prospectus by or on behalf of any Holder after the Company has notified such Person in writing that (x) such Prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (y) a stop order has been issued by the SEC with respect to a Registration Statement or (z) a Disadvantageous Condition exists. This indemnity shall be in addition to any liability the participating Holder may otherwise have. In no event shall the liability of any participating Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such holder under the Sale of the Registrable Securities giving rise to such indemnification obligation. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any indemnified party.

(c) Promptly after receipt by an indemnified party under this Section 2.06 (an “Indemnitee”) of notice of the commencement of any action, such Indemnitee will, if a claim in respect thereof is to be made against the indemnifying party (an “Indemnifying Party”) under this Section 2.06, notify the Indemnifying Party in writing of the commencement thereof; but the failure to so notify the Indemnifying Party (i) will not relieve it from liability under Section 2.06(a) or Section 2.06(b) unless and to the extent such action and such failure results in material prejudice to the Indemnifying Party and forfeiture by the Indemnifying Party of substantial rights and defenses; and (ii) will not, in any event, relieve the Indemnifying Party from any obligations to any Indemnitee other than the indemnification obligation provided in Section 2.06(a) or Section 2.06(b). The Indemnifying Party shall be entitled to participate therein and, in its sole discretion, jointly with any other Indemnifying Party similarly notified, to assume the defense thereof, with counsel satisfactory to such Indemnitee (who shall not, except with the consent of the Indemnitee, be counsel to the Indemnifying Party), and, except as provided in the next sentence, after written notice from the Indemnifying Party to such Indemnitee of its election to so assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnitee for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitee in connection with the defense thereof other than reasonable costs of investigation. Notwithstanding the Indemnifying Party’s rights in the prior sentence, the Indemnitee shall have the right to employ its own counsel (and one local counsel), and the Indemnifying Party shall bear the reasonable fees, costs and expenses of one such separate counsel (and one local counsel) for all Indemnitees hereunder if:

(i) the use of counsel chosen by the Indemnifying Party to represent the Indemnitee would present such counsel with an actual and unresolvable conflict of interest;

(ii) the actual or potential defendants in, or targets of, any such action include both the Indemnitee and the Indemnifying Party, and the Indemnitee shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party and, if the Indemnifying Party and the Indemnitee were to be represented by the same counsel, could result in a conflict of interest for such counsel or prejudice the prosecution of the separate defenses available to such Indemnitee;

(iii) the Indemnifying Party shall not have employed counsel satisfactory to the Indemnitee to represent the Indemnitee within a reasonable time after notice of the institution of such action; or

(iv) the Indemnifying Party shall authorize the Indemnitee in writing to employ separate counsel at the expense of the Indemnifying Party.

(d) Notwithstanding anything in this Section 2.06 to the contrary, no Indemnifying Party shall be liable for the settlement of any action effected without its prior written consent (which consent shall not unreasonably be withheld or delayed). No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the prior written consent of each Indemnitee (which consent shall not unreasonably be withheld or delayed), consent to entry of any judgment or enter into any settlement or compromise unless such settlement or compromise (i) includes as an unconditional term thereof the giving by the claimant or plaintiff therein, to such Indemnitee, of a full and final release from all liability in respect to such claim or litigation and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of such Indemnitee.

(e) If for any reason the indemnification provided for in Section 2.06(a) or Section 2.06(b) is unavailable to an Indemnitee or insufficient to hold it harmless as contemplated by Section 2.06(a) or Section 2.06(b), then the Indemnifying Party shall contribute to the amount paid or payable by the Indemnitee as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnitee on the other hand. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or the Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. Notwithstanding anything in this Section 2.06(e) to the contrary, no Indemnifying Party (other than the Company) shall be required pursuant to this Section 2.06(e) to contribute any amount in excess of the amount by which the net proceeds received by such Indemnifying Party from the Sale of Registrable Securities in the offering to which the Losses of the Indemnitees relate (before deducting expenses, if any) exceeds the amount of any damages which such Indemnifying Party has otherwise been required to pay by reason of such untrue statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.06(e) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 2.06(e). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an Indemnitee hereunder shall be deemed to include, for purposes of this Section 2.06(e), any legal or other expenses reasonably incurred by such Indemnitee in connection with investigating, preparing to defend or defending against or appearing as a third party witness in respect of, or otherwise incurred in connection with, any such loss, claim, damage, expense, liability, action, investigation or proceeding. If indemnification is available under this Section 2.06, the Indemnifying Parties shall indemnify each Indemnitee to the full extent provided in Section 2.06(a) and Section 2.06(b) without regard to the relative fault of said Indemnifying Parties or Indemnitee. Any Holders’ obligations to contribute pursuant to this Section 2.06(e) are several and not joint.

Section 2.07 Reporting Requirements; Rule 144. Until the earlier of (i) the expiration or termination of this Agreement in accordance with its terms and (ii) the date upon which any Holder ceases to own any Registrable Securities, the Company shall use its reasonable best efforts to be and remain in compliance with the periodic filing requirements imposed under the SEC’s rules and regulations, including the Exchange Act, and any other applicable laws or rules, and thereafter shall timely file such information, documents and reports as the SEC may require or prescribe under Sections 13, 14 and 15(d), as applicable, of the Exchange Act so that the Company will qualify for registration on Form S-3 and to enable the Holder(s) to Sell Registrable Securities without registration under the Securities Act consistent with the exemptions from registration under the Securities Act provided by (1) Rule 144 or Regulation S under the Securities Act, as amended from time to time, or (2) any similar SEC rule or regulation then in effect. From and after the date hereof through the earlier of the expiration or termination of this Agreement in accordance with its terms and the date upon which any Holder ceases to own any Registrable Securities, the Company shall forthwith upon request furnish any Holder (x) a written statement by the Company as to whether it has complied with such requirements and, if not, the specifics thereof, (y) a copy of the most recent annual or quarterly report of the Company and (z) such other reports and documents filed by the Company with the SEC as such Holder may reasonably request in availing itself of an exemption for the offering and Sale of Registrable Securities without registration under the Securities Act.

Section 2.08 Registration Rights Covenant. The Company covenants that it will not grant any right of registration under the Securities Act relating to any of the Common Stock or other securities to any Person other than pursuant to this Agreement, unless the rights so granted to another Person do not limit or restrict the rights of the Holders hereunder in any material respect and are not senior to the rights of the Holders hereunder.

ARTICLE III

ADDITIONAL COVENANTS

Section 3.01 Voting of the Company Common Stock. During the Standstill Period, each Holder shall, and shall cause each of its Affiliates to (in each case, to the extent that they beneficially own any Class A Common Stock) (a) be present, in person or by proxy, at each and every shareholder meeting of the Company, and otherwise to cause all shares of Class A Common Stock owned by them to be counted as present for purposes of establishing a quorum at any such meeting, and (b) to vote or consent, or cause to be voted or consented, all such shares of Class A Common Stock (i) in favor of each director nominated and recommended by the Board for election at such meeting, (ii) against any stockholder nominations for director that are not approved and recommended by the Board for election at any such meeting and (iii) in favor of the Company’s proposal for ratification of the appointment of the Company’s independent registered public accounting firm; provided, that no Holder shall be under any obligation to vote in the same manner as recommended by the Board or in any other manner, other than in such Holder’s sole discretion, with respect to any other matter, including the approval (or non-approval) or adoption (or non-adoption) of, or other proposal directly related to, any merger or other business combination transaction involving the Company, the sale of all or substantially all of the assets of the Company and its Subsidiaries or any other change of control transaction involving the Company.

Section 3.02 Standstill.

(a) For a period until the earlier of (x) the Spin-Off Cutoff Date (or, in the case of clause (i) of this Section 3.02(a), the date that is one year after the Spin-Off Cutoff Date); provided that at the Spin-Off Cutoff Date, the Holders shall have the right to convert any shares of Class B Common Stock into Class A Common Stock in accordance with the Amended and Restated Certificate of Incorporation of the Company to the extent such conversion would not result in the IEP Group’s ownership (whether beneficially, constructively or synthetically through any derivative, hedging or trading position or otherwise) of, in the aggregate, more than 15.0% of the Class A Common Stock issued and outstanding following such conversion); provided further, that following the Spin-Off Cutoff Date, the IEP Group Designee (as defined below) shall have resigned from the Board at least thirty (30) days prior to the IEP Entities’ (or the IEP Group’s) taking any of the actions set forth in Sections 3.02(a)(ii) through (xi) (it being understood that if the deadline for director nominations under the advance notice provisions of the Company’s by-laws expires during such thirty (30) day period, then the IEP Entities may, during such thirty (30) day period, submit to the Company any nomination for directors in accordance with the advance notice provisions of the Company’s by-laws and make disclosure of such fact (but no more) if IEP is advised by counsel that such disclosure is required by law (a “By-Law Director Nomination”)), and (y) one year after the date on which the IEP Group ceases to own more than 5% of the outstanding Common Stock (or, with respect to the IEP Entities, one year after the date on which the IEP Entities cease to own more than 5% of the outstanding Common Stock) (the “Standstill Period”), and so long as the Company has not materially breached this Agreement and failed to cure such breach within ten (10) Business Days following written notice from the IEP Group specifying any such breach, none of the IEP Entities (or any Permitted Transferee thereof to the extent then holding Common Stock) (the “Standstill Parties”) (nor any representatives acting on behalf of the Standstill Parties) will, directly or indirectly, unless specifically invited in writing by the Board or as otherwise permitted by this Agreement: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly (whether beneficially, constructively or synthetically through any derivative, hedging or trading position or otherwise) any shares of Common Stock or other securities or Equity Interests in any way related to the acquisition or price of securities or interests of the Company or any Subsidiary thereof or any material assets of the Company or any Subsidiary or division thereof (including, for the avoidance of doubt, any additional shares of Class A Common Stock following the Transfer (other than a Permitted Transfer) of any shares of Common Stock), (ii) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the SEC promulgated under Section 14 of the Exchange Act to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company or its Subsidiaries, (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any merger, consolidation, business combination, tender or exchange offer, restructuring, recapitalization or other extraordinary transaction of or involving the Company or any of its Subsidiaries or their securities or assets (an “Extraordinary Transaction”), (iv) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) in connection with any voting securities of the Company or its Subsidiaries, (v) otherwise act, alone or in concert with others, to seek to control, or influence control of, the management, the Board or policies of the Company, (vi) make a request for any stockholder list or other books and records of the Company, whether pursuant to Section 220 of the Delaware General Corporation Law or otherwise, (vii) make or cause to be made any public statement that disparages, defames or slanders the Company or any of its current or former directors, officers or employees (excluding any such statements made in connection with any bona fide commercial dispute (i.e., unrelated to the Transaction Documents or the ownership of Common Stock) between and among any member of the IEP Group and the Company or its Subsidiaries and except as expressly set forth in clause (x) below), (viii) take any action that would reasonably be expected to cause or require of the Company to make a public announcement regarding any actions prohibited by this paragraph, (ix) contest the validity or enforceability of this Section 3.02, (x) institute, solicit, assist or join any litigation, arbitration or other proceedings against or involving the Company or any of its current or former directors or officers (including derivative actions), other than an action to enforce the provisions of this Agreement, the Purchase Agreement or any other agreements related to the transactions contemplated hereby and thereby (the “Transaction Documents”) instituted in accordance with the Transaction Documents or an action in connection with any commercial dispute unrelated to the matters covered by this Agreement between and among any member of the IEP Group and the Company or its Subsidiaries or (xi) have any discussions or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise or knowingly assist or encourage, any other persons in connection with any of the foregoing; provided, however, that, for the avoidance of doubt, the foregoing clauses (i) through (xi) shall not restrict the IEP Group Designee from serving in his or her capacity as a director of the Company and from raising such matters privately with the Board in the ordinary course of such service or privately with the Board in fulfillment of his or her fiduciary duties to the Company. The Standstill Parties (and any representatives acting on behalf of the Standstill Parties) shall not directly or indirectly (y) make, in each case to the Company or a third party, any proposal, statement or inquiry, or disclose any intention, plan or arrangement, whether written or oral, inconsistent with the foregoing, or (z) request the Company or any of its representatives, directly or indirectly, to amend, waive or terminate any provision of this Section 3.02(a), in each case in a manner that would require public disclosure by the Company or the Standstill Parties.

(b) Notwithstanding anything contained herein to the contrary, the IEP Group shall be permitted to sell or tender its Common Stock, and otherwise receive consideration, pursuant to any Extraordinary Transaction. Further, from the commencement by a third party (not a party to this Agreement or an Affiliate of any such party) of any bona fide tender or exchange offer that is not recommended by the Board in its Recommendation Statement on Schedule 14D-9 which, if consummated, would constitute an Extraordinary Transaction (a “Third Party Tender/Exchange

Offer”), the IEP Group shall be permitted to commence a tender or exchange offer for all of the Common Stock of the Company at the same or higher consideration per share.

(c) Notwithstanding anything contained herein to the contrary, in the event that the Company (i) enters into an agreement providing for the merger or consolidation, or any similar transaction, involving the Company in which, following consummation of such transaction, substantially all of the persons who, immediately prior to such transaction, had beneficial ownership of more than 50% of the voting power of the Company do not continue to beneficially own more than 50% of the voting power of the combined entity, (ii) enters into an agreement providing for the purchase or other acquisition of more than 50% of the assets of the Company or (iii) enters into an agreement providing for the purchase or other acquisition of beneficial ownership of securities representing more than 50% of the voting power of the Company (the transactions set forth in clauses (i) through (iii), a “Sale Transaction”), the Standstill Parties shall be permitted to submit an offer to consummate a transaction with the Company in accordance with the terms of the applicable provisions of the definitive documentation governing the proposed Sale Transaction (it being understood that such offer shall be submitted to the Board privately unless the Standstill Parties are advised by counsel that public disclosure thereof is required by law); provided that it is understood and agreed that this Section 3.02(c) does not terminate the effectiveness of Section 3.02(a), which shall continue to apply in accordance with its terms in the event of any Sale Transaction.

(d) The Seller and IEP hereby acknowledge that they are aware that the United States securities laws prohibit any person who has material, non-public information of an issuer from purchasing or selling securities of such issuer based on such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Section 3.03 Transfer Restrictions.

(a) Except as set forth in Section 3.03(b), during the Lock-Up Period, no Holder shall, directly or indirectly, sell, offer or agree to sell, or otherwise transfer, or loan or pledge, through swap or hedging transactions, or grant any option to purchase, make any short sale or otherwise dispose of (“Transfer”), any of the shares of Common Stock, whether now owned or hereinafter acquired (whether beneficially, constructively or synthetically through any derivative, hedging or trading position or otherwise) by any Holder (the “Restricted Shares”); provided that the restriction set forth in this sentence shall not apply to [    ]2 shares of Common Stock so owned or acquired by the Holders, collectively. Each Holder agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Restricted Shares except in compliance with the foregoing restrictions; provided that the Company shall cause such stop transfer instructions to be terminated upon expiration of the Lock-up Period.

(b) Notwithstanding anything to the contrary set forth herein, the Holder may Transfer Restricted Shares (each, a “Permitted Transfer” and the transferee permitted hereby, a “Permitted Transferee”)) (i) with the prior written consent of the Company, (ii) to any Affiliate of the Holder, (iii) to the Company or any of its Subsidiaries, (iv) in connection with a tender of any Common Stock into a Third Party Tender/Exchange Offer and any transfer effected pursuant to any merger, consolidation or similar transaction consummated by the Company or (v) only with respect to all, but not less than all, of the Common Shares then held by the IEP Entities, to not more than three (3) Persons set forth on Exhibit A (none of which own any Common Stock at the time discussions with respect to such a Transfer begin in accordance with the terms hereof), acting as a consortium, pursuant to which the transferee(s) would assume and perform all of the obligations of the IEP Entities (and any Permitted Transferee thereof) under the Transaction Agreements

[2]	Note to draft: To be equal to 10% of the number of shares of Common Stock that will be issued and outstanding immediately after the Closing.

(including this Agreement). It shall be a condition to any Permitted Transfer that the Permitted Transferee execute (x) with respect to a Permitted Transfer covered by clause (v), prior to the time any confidential information of the Company or any of its Subsidiaries is shared with a third party, a customary non-disclosure agreement including a customary standstill provision, (y) a joinder to this Agreement in form and substance reasonably satisfactory to the Company and (z) an assignment of the Purchase Agreement with respect to the IEP Entities’ rights and obligations thereunder (at which time, such Permitted Transferee will be deemed to be a “Holder” for all purposes of this Agreement and, for the avoidance of doubt, will be in all respects a member of the IEP Group hereunder).

(c) Until the later of (i) the expiration of the Standstill Period and (ii) the time when the IEP Group ceases to own (whether beneficially, constructively or synthetically through any derivative, hedging or trading position or otherwise), in the aggregate, 10.0% or more of the Company’s then-issued and outstanding Common Stock, the IEP Group shall not Transfer any shares of Common Stock to any person or “group” (as defined in Section 13(d)(3) of the Exchange Act) (x) who is to the IEP Group’s knowledge after reasonable inquiry a Person (or “group” containing a Person) that meets the criteria set forth on Exhibit B or (y) in an amount Transferred (whether as one transaction or a series of related transactions) to any such person or “group” that is equal to 5.0% or more of the Class A Common Stock issued and outstanding at the time of such Transfer (except that this clause (y) shall not apply to a person who is a Passive Institutional Investor that manages one or more broad-based equity index funds or to any other Person, who does not meet the criteria set forth on Exhibit B, which, in connection with any such Transfer, represents that it is and will following such Transfer continue to be eligible to file a short-form statement on Schedule 13G pursuant to paragraph (b) of Rule 13d-1 under the Exchange Act); provided that no Person shall be deemed to have breached its obligations under this Section 3.03(c) with respect to the Transfer of shares of Common Stock (1) to any Person (or “group” containing a Person) who was thereafter determined to meet the criteria set forth on Exhibit B so long as such Person acted in good faith, based on information available to it in light of the circumstances of such Transfer or (2) effected through a brokerage transaction or through an investment bank in the ordinary course and not specifically or knowingly directed by any IEP Entity to be made to a particular counterparty or counterparties. Solely for purposes of this Section 3.03(c), if the IEP Entities cease to own 10.0% or more of the then-issued and outstanding Common Stock, the IEP Entities shall not be considered members of the IEP Group.

(d) Any attempt to Transfer in violation of the terms of this Agreement shall be null and void ab initio and no right, title or interest therein or thereto shall be Transferred to the purported Transferee. The Company will not give, and will not permit the Company’s transfer agent to give, any effect to such attempted Transfer on its records.

(e) Each certificate and/or book-entry interest representing shares of Common Stock held by any Holder will bear a legend in substantially the following form:

“The securities represented by this certificate have not been registered under the United States Securities Act of 1933, as amended (the “Act”), or applicable state securities Laws and the holder of such securities may not, directly or indirectly, sell, offer or agree to sell such securities, or otherwise transfer, directly or indirectly, or loan or pledge, through swap or hedging transactions (or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such securities even if such securities would be disposed of by someone other than such holder thereof) such securities (“Transfer”) other than in accordance with the terms and conditions of the Shareholders Agreement, dated as of [●], 201[●], as it may be amended from time to time by and among Tenneco Inc. (the “Company”), American Entertainment Properties Corp. and Icahn Enterprises L.P. (the “Shareholders Agreement”). The Shareholders Agreement contains, among other things, restrictions on the Transfer of the securities of the Company and other restrictions on the actions by certain stockholders of the Company relating to the Company and/or its securities. A copy of the Shareholders Agreement is available upon request from the Company.”

Section 3.04 Board Representation.

(a) Until the earliest of (i) the Spin-Off Date (at which time a new Shareholders Agreement as to the Company shall be entered into in accordance with the Purchase Agreement) and (ii) the date on which the IEP Group ceases to own at least 10.0% of the issued and outstanding shares of Common Stock, measured as a single class, provided, that the IEP Group Designee (as defined below) shall have resigned from the Board at least thirty (30) days prior to the IEP Entities’ (or the IEP Group’s) taking any of the actions set forth in Sections 3.02(a)(ii) through (xi) (it being understood that if the deadline for director nominations under the advance notice provisions of the Company’s by-laws expires during such thirty (30) day period, then the IEP Entities may, during such thirty (30) day period, submit to the Company a By-Law Director Nomination) (the “Board Designation Period”), the Board shall take all action necessary to nominate and recommend for election at each annual meeting of stockholders the then-serving Chief Executive Officer of IEP (or, if such individual is unwilling or unable to serve as a director of the Company, an individual designated by the IEP Group who is not an employee of any IEP Entity (the “Replacement Designee”); provided that any that such individual shall meet the applicable requirements set forth in the Company’s bylaws and the Corporate Governance Principles adopted by the Board and shall be reasonably acceptable to the Company (an “Acceptable Replacement Designee”), provided, that the fact that any proposed Replacement Designee is not an Acceptable Replacement Designee shall not terminate the IEP Group’s rights hereunder, and, until the end of the Board Designation Period, the IEP Group shall be entitled to continue designating new Replacement Designees until one such proposed Replacement Designee is an Acceptable Replacement Designee (the “IEP Group Designee”). Such individual who is or becomes a director of the Company in accordance with the foregoing shall continue as a director of the Company until the earlier of (x) his or her death, resignation or removal and (y) the time at which his or her successor is duly elected and qualified. Notwithstanding the foregoing, the Holder and its Affiliates shall cause the individual designated or nominated pursuant to this Section 3.04 to resign from the Board upon the termination of the Board Designation Period (it being understood that such individual’s form of resignation letter that is required to be executed by such individual and held by the Company Secretary as a condition of membership on the Board shall be automatically effective upon the termination of the Board Designation Period, as well as upon the effectiveness triggers applicable to all members of the Board). Solely for purposes of this Section 3.04(a), if the IEP Entities cease to own 10.0% or more of the then-issued and outstanding Common Stock, the IEP Entities shall not be considered members of the IEP Group.

(b) IEP, the Seller, the IEP Group Designee and the Company shall enter into a customary confidentiality agreement covering any confidential information to be received by the IEP Group Designee in connection with his or her service on the Board.

(c) The Company shall pay the reasonable and documented out-of-pocket expenses incurred by the IEP Group Designee in connection with his or her services provided to or on behalf of the Company, including attending meetings or events attended on behalf of the Company, on the same basis that the Company pays such expenses for all other members of the Board.

Section 3.05 Waiver of Corporate Opportunity.

(a) To the fullest extent permitted by applicable law, the Company hereby agrees that the Exempted Persons shall not have any obligation to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company or any of its Subsidiaries, subject to the terms and conditions of Section 6.06 of the Purchase Agreement. To the fullest extent permitted by applicable law, the Company, on behalf of itself and its Subsidiaries, renounces any interest or expectancy of the Company and its Subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time available to the Exempted Persons (other than as set forth in Section 3.05(b)), even if the opportunity is one that the Company or its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. Subject to the terms and conditions of Section 6.06 of the Purchase Agreement, the Company hereby further agrees that, subject to Section 3.05(b), each Exempted Person shall have no duty to communicate or offer such business opportunity to the Company (and that there shall be no restriction on the Exempted Persons using the general knowledge and understanding of the Company and the industry in which the Company operates that it has gained as an Exempted Person in considering and pursuing such opportunities or in making investment, voting, monitoring, governance or other decisions relating to other entities or securities) and, to the fullest extent permitted by applicable law, shall not be liable to the Company or any of its Subsidiaries or stockholders for breach of any fiduciary or other duty, as a director or officer or otherwise, solely by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or its Subsidiaries, or uses such knowledge and understanding in the manner described herein. The parties specifically agree that each Exempted Person is an intended third-party beneficiary of this Section 3.05 and is entitled to rely upon and enforce the rights and obligations granted herein. In addition to and notwithstanding the foregoing, a corporate opportunity shall not be deemed to belong to the Company if it is a business opportunity that the Company is not financially able or contractually permitted or legally able to undertake.

(b) Notwithstanding Section 3.05(a), the Company does not renounce its interest in, and the provisions of Section 3.05(a) shall not apply to, any corporate or business opportunity offered to any Exempted Person (including the IEP Group Designee) if such opportunity is (i) offered to such person in his or her capacity as a director or agent of the Company or (ii) the Exempted Person learns of the opportunity from the Company.

Section 3.06 Preemptive Rights.

(a) For so long as the IEP Group owns at least 10% of the outstanding Common Stock, if the Company proposes to issue Equity Securities of any kind, other than in an Excluded Issuance, then the Company shall:

(i) give written notice to the IEP Group no less than five (5) Business Days prior to the closing of such issuance or, if the Company reasonably expects such issuance to be completed in less than five (5) Business Days, such shorter period (which shall be as given as promptly as commercially practicable but in any event not less than three (3) Business Days prior to such closing), setting forth in reasonable detail (A) the designation and all of the material terms and provisions of the securities proposed to be issued (the “Proposed Securities”), including, to the extent applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof and interest rate and maturity, (B) the price and other terms of the proposed sale of such securities and (C) the amount of such securities proposed to be issued; provided that, following the delivery of such notice, the Company shall deliver to the IEP Group any such information the IEP Group may reasonably request in order to evaluate the proposed issuance, except that, in connection with a public offering, the Company shall not be required to deliver any information that has not been or will not be provided or otherwise made available to the proposed purchasers of the Proposed Securities; and

(ii) offer to issue and sell to the IEP Group, on such terms as the Proposed Securities are issued and upon full payment by the IEP Group, a portion of the Proposed Securities equal to the

IEP Group’s pro rata beneficial ownership of the Common Stock (together with any other Voting Stock owned by the IEP Group) at such time as compared to the total number of shares of Common Stock and Voting Stock, considered together, outstanding immediately prior to the issuance of the Proposed Securities (the “Pro Rata Portion”), provided, that in satisfaction of its obligations under this Section 3.06(a)(ii), the Company shall deliver (A) if any Voting Stock is proposed to be issued, a number of shares of Class A Common Stock or Voting Stock such that the IEP Group acquires an amount of Class A Common Stock or Voting Stock that would preserve (but not increase), following the issuance of the Proposed Securities, the IEP Group’s beneficial ownership of a percentage of the Class A Common Stock and Voting Stock determined by dividing: (x) the number of shares of Class A Common Stock and Voting Stock beneficially owned by the IEP Group prior to the issuance of the Proposed Securities by (y) the total number of shares of Class A Common Stock and Voting Stock, considered together, outstanding prior to the issuance of the Proposed Securities plus (B) a number of shares of Class B Common Stock (or other Equity Securities that are not Voting Stock, if the Proposed Securities are not Voting Stock, as applicable) equal to the difference between (1) the Pro Rata Portion of the Proposed Securities, in aggregate and (2) the amount of Class A Common Stock or other Voting Stock delivered pursuant to clause (A) of this Section 3.06(a)(ii).

(b) The IEP Group will have the option, exercisable by irrevocable written notice to the Company, to accept the Company’s offer and commit to purchase any or all of the Equity Securities offered to be sold, which notice must be given on or prior to the Business Day immediately prior to the date of the closing of the issuance of such Equity Securities (or, if notice of all such terms has not been given prior to the Business Day immediately prior to the such closing date, at any time prior to such closing date) (the failure of the IEP Group to respond within such time period shall be deemed a waiver of its rights under this Section 3.06 with respect to the applicable issuance of Equity Securities). Such notice to the Company shall constitute a binding commitment by the IEP Group to purchase the amount of Equity Securities so specified at the price and other terms set forth in the Company’s notice to the IEP Group. The closing of the exercise of such subscription right shall take place simultaneously with the closing of the sale of the Proposed Securities giving rise to such subscription right; provided, however, that the closing of any purchase by the IEP Group may be extended beyond the closing of the sale of the Proposed Securities giving rise to such preemptive right to the extent necessary to (i) obtain required approvals from any Governmental Authority or (ii) permit the IEP Group to receive proceeds from calling capital pursuant to commitments made by its (or its Affiliates’) limited partners (but in such event, such extension shall not be longer than 10 Business Days). Upon the expiration of the offering period described above, the Company will be free to sell such Proposed Securities that the IEP Group has not elected to purchase during the 120 days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to the IEP Group in the notice delivered in accordance with this Section 3.06. Any Proposed Securities offered or sold by the Company after such 120-day period must be reoffered to issue or sell to the IEP Group pursuant to this Section 3.06.

(c) The election by the IEP Group not to exercise its subscription rights under this Section 3.06 in any one instance shall not affect its right as to any subsequent proposed issuance.

(d) If the proposed issuance by the Company of securities which gave rise to the exercise by the IEP Group of its preemptive rights pursuant to this Section 3.06 shall be terminated or abandoned by the Company without the issuance of any securities, then the purchase rights of the IEP Group pursuant to this Section 3.06 shall also terminate as to such proposed issuance by the Company (but not any subsequent or future issuance), and any funds in respect thereof paid to the Company by the IEP Group in respect thereof shall be refunded in full.

(e) In the case of an issuance subject to this Section 3.06 for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair market value thereof as reasonably determined in good faith by the Board.

Section 3.07 Actions Concerning Transfers of Common Stock.

The Company agrees to cause its transfer agent to promptly, and in any event within the applicable settlement cycle, deliver certificates or book-entry credits, as applicable, evidencing the Registrable Securities registered under an effective Registration Statement hereunder free from all restrictive and other legends following any sale of such Registrable Securities in accordance with the terms of this Agreement, including through exercise of all of the influence and contractual rights the Company possesses with respect to the transfer agent. Each Holder agrees it will sell any Registrable Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Registrable Securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates or book-entries representing Registrable Securities is predicated upon the Company’s reliance upon this understanding.

ARTICLE IV

MISCELLANEOUS

Section 4.01 Term.

This Agreement shall terminate upon the earliest of (a) the time at which all Registrable Securities are held by Persons other than Holders, (b) the time at which all Registrable Securities have been Sold in accordance with one or more Registration Statements and (c) the Spin-Off Date (at which time, as a condition to termination pursuant to this clause (c), a new Shareholders Agreement as to the Company shall be entered into in accordance with the Purchase Agreement); provided that the provisions of Section 2.06, Section 3.02 (in the case of a termination pursuant to clause (a) or (b)), Section 3.03(c) (which shall survive until the expiration or earlier termination of the Standstill Period) and this Article IV shall survive any such termination in accordance with the terms thereof.

Section 4.02 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

(b) This Agreement. the Purchase Agreement and the exhibits hereto contain the entire agreement between the parties with respect to the subject matter hereof, supersedes all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties with respect to such subject matter other than those set forth or referred to herein.

(c) The Seller, IEP and the Company represent as follows: (i) each such Person has the requisite corporate, limited partnership or other applicable power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and (ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof.

(d) Each party hereto acknowledges that it and each other party hereto may execute this Agreement by facsimile, stamp or mechanical signature. Each party hereto expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it shall not assert that any such signature is not adequate to bind such party to the same extent as if it were signed manually and agrees that at the reasonable request of any other party hereto at any time it shall as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

Section 4.03 Governing Law; Jurisdiction.

(a) All claims, issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to agreements executed and performed entirely within such State, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT BY ANY PARTY IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER SHALL PROPERLY AND EXCLUSIVELY LIE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, SOLELY TO THE EXTENT SUCH COURT DECLINES JURISDICTION OR DOES NOT HAVE SUBJECT MATTER JURISDICTION, ANY OTHER FEDERAL OR STATE COURT LOCATED IN DELAWARE). EACH PARTY ALSO AGREES NOT TO BRING ANY SUIT, ACTION, OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER IN ANY OTHER COURT. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO ANY SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

Section 4.04 Amendment.

This Agreement may be amended, and any provision of this Agreement may be waived; provided, that any such amendment or waiver shall be binding upon the Holders only if such amendment or waiver is set forth in a writing executed by holders holding a majority of the Registrable Securities, and any such amendment or waiver shall be binding upon the Company only if such amendment or waiver is set forth in a writing executed by the Company.

Section 4.05 Successors, Assigns and Transferees.

This Agreement and all provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Company may assign this Agreement to any of its Subsidiaries or Affiliates or at any time in connection with a sale or acquisition of the Company, whether by merger, consolidation, sale of all or substantially all of the Company’s assets, or similar transaction, without the consent of the Holders; provided, that the successor or acquiring Person agrees in writing to assume all of the Company’s rights and obligations under this Agreement. The Seller or IEP may assign this Agreement at any time in connection with a sale or acquisition of all or a majority of the equity interests or consolidated assets of such Person, whether by merger, consolidation, sale of all or substantially all of such Person’s assets, or similar transaction, without the consent of the Company; provided that the Person to which this Agreement is so assigned or otherwise transferred shall be deemed to be a Holder.

Section 4.06 Further Assurances.

In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable on its part under applicable laws, regulations and agreements, to consummate and make effective the transactions contemplated by this Agreement.

Section 4.07 Performance.

IEP shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any of its Subsidiaries and/or Affiliates and Representatives (which, for the avoidance of doubt, shall not include any Permitted Transferee that is not an IEP Entity). The Company shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any of its Subsidiaries and/or Affiliates and Representatives, Each party (including its permitted successors and assigns) further agrees that it shall (a) give timely notice of the terms, conditions and continuing obligations contained in this Section 4.07 to all of their respective Affiliates and Representatives and (b) cause all of their respective Affiliates and Representatives not to take, or omit to take, any action which action or omission would violate or cause such party to violate this Agreement.

Section 4.08 Specific Performance.

The parties hereto acknowledge and agree that the other parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, each of the Company and the Holders agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled pursuant hereto or at law or equity (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy). Each of the parties further acknowledges and agrees that it shall not assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable law, or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 4.09 Notices.

All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via electronic mail to the applicable e-mail address set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the next Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by the applicable Party:

Notices to the Company:

Tenneco Inc. 500 North Field Drive
Lake Forest, IL 60045
Attention:	Brandon B. Smith, Esq.
Telephone No.:	(847) 482-5223
Email:	bsmith@tenneco.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP 300 North LaSalle Street
Chicago, Illinois 60654
Attention:	R. Scott Falk, P.C.
John A. Kupiec
Telephone No.:	(312) 862-2000
Email:	sfalk@kirkland.com
john.kupiec@kirkland.com

Notices to the Seller and IEP:

[SELLER]
[ ]
[ ]
Attention:	[ ]
Telephone No.:	[ ]
Email:	[ ]

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP 35 West Wacker Drive
Chicago, Illinois 60601
Attention:	Bruce Toth
Matt Stevens
Telephone No.:	(312) 558-5700
Email:	btoth@winston.com
mstevens@winston.com

Section 4.10 Severability.

If any provision of this Agreement or the application hereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

Section 4.11 No Reliance on Other Party.

The parties hereto represent to each other that this Agreement is entered into with full consideration of any and all rights which the parties hereto may have. The parties hereto have relied upon their own knowledge and judgment and have conducted such investigations they and their in-house counsel have deemed appropriate regarding this Agreement and their rights in connection with this Agreement. The parties hereto are not relying upon any representations or statements made by any other party, or any such other party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The parties hereto are not relying upon a legal duty, if one exists, on the part of any other party (or any such other party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that no party hereto shall ever assert any failure to disclose information on the part of any other party as a ground for challenging this Agreement or any provision hereof.

Section 4.12 Registrations, Exchanges, etc.

Notwithstanding anything to the contrary that may be contained in this Agreement, the provisions of this Agreement shall apply to the full extent set forth herein with respect to (a) any shares of Common Stock, now or hereafter authorized to be issued, (b) any and all securities of the Company into which the shares of Common Stock are converted, exchanged or substituted in any recapitalization or other capital reorganization by the Company and (c) any and all securities of any kind whatsoever of the Company or any successor or permitted assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued on or after the date hereof in respect of, in conversion of, in exchange for or in substitution of, the shares of Common Stock, and shall be appropriately adjusted for any stock dividends, or other distributions, stock splits or reverse stock splits, combinations, recapitalizations, mergers, consolidations, exchange offers or other reorganizations occurring after the date hereof.

Section 4.13 Mutual Drafting.

This Agreement shall be deemed to be the joint work product of the parties, and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

[The remainder of this page has been left blank intentionally.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized representatives as of the date first above written.

Tenneco Inc.

By:
Name:
Title:

[American Entertainment Properties Corp.]

By:
Name:
Title:

[Icahn Enterprises L.P.]

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

Annex C

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TENNECO INC.

* * * * *

ARTICLE FIRST

The name of the corporation is Tenneco Inc.

ARTICLE SECOND

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THIRD

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOURTH

Section 1. The total number of shares of all classes of stock which the corporation shall be authorized to issue is 250,000,000 shares, divided into 175,000,000 shares of Class A Voting Common Stock, par value $0.01 per share (herein called “Class A Common Stock”), 25,000,000 shares of Class B Non-Voting Common Stock, par value $0.01 per share (herein called “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”), and 50,000,000 shares of preferred stock, par value $0.01 per share (herein called “Preferred Stock”).

Section 2. The Board of Directors of the corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Section 3. Except as provided in this Article FOURTH, all issued and outstanding shares of Class A Common Stock and Class B Common Stock shall be identical and shall entitle the holders thereof to the same rights and powers.

Section 4. Except as required by applicable law, each holder of Class A Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Except as required by applicable law, no holder of Class B Common Stock, as such, shall be entitled to any voting powers in respect thereof. Except as required by applicable law or any certificate filed with the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock in accordance with Section 2 of this Article FOURTH, no holder of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

Section 5. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of Class A Common Stock and Class B Common Stock shall be entitled to receive ratably such dividends, other than Share Distributions (as hereinafter defined), as may from time to time be declared by the Board of Directors out of funds legally available therefor. The Board of Directors may, at its discretion, declare a dividend of any securities of the corporation or of any other corporation, limited liability company, partnership, joint venture, trust or other legal entity (a “Share Distribution”) to the holders of shares of Class A Common Stock and Class B Common Stock (i) on the basis of a ratable distribution of identical securities to holders of shares of Class A Common Stock and Class B Common Stock or (ii) on the basis of a distribution of one class or series of securities to holders of shares of Class A Common Stock and another class or series of securities to holders of Class B Common Stock, provided that the securities so distributed (and, if the distribution consists of convertible or exchangeable securities, the securities into which such convertible or exchangeable securities are convertible or for which they are exchangeable) do not differ in any respect other than (x) differences in their rights (other than voting rights and powers) consistent in all material respects with differences between Class A Common Stock and Class B Common Stock and (y) differences in their relative voting rights and powers, with holders of shares of Class A Common Stock receiving the class or series of such securities having the higher relative voting rights or powers (without regard to whether such voting rights or powers differ to a greater or lesser extent than the corresponding differences in the voting rights or powers of Class A Common Stock and Class B Common Stock provided in Section 4 of this Article FOURTH).

Section 6. Upon the dissolution, liquidation or winding up of the corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock shall be entitled to receive the assets of the corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

Section 7. The corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the corporation shall have notice thereof, except as expressly provided by applicable law.

Section 8. Immediately upon any Transfer (as defined below), other than a Non-Converting Transfer (as defined below), of a share or shares of Class B Common Stock by the record holder thereof, such share or shares of Class B Common Stock shall automatically, without any further action on the part of the record holder or the transferee, convert into and become an equal number of shares of Class A Common Stock. Each outstanding stock certificate or book-entry credit, as applicable, that, immediately prior to a conversion event pursuant to this Section 8, represented one or more shares of Class B Common Stock subject to such conversion event shall, upon such Transfer, be automatically deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender, exchange or registration thereof or notification to any Person. The corporation, or any transfer agent of the corporation, shall, upon the request of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of a conversion event pursuant to this Section 8 and upon surrender by such holder to the corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such conversion (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class A Common Stock pursuant to this Section 8, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock. For purposes of this Section 8:

A. “Affiliate” shall have meaning ascribed to such term in Rule 12b-2 under the Act as in effect on                     , 2018 (the term “registrant” in said Rule 12b-2 meaning in this case the corporation).

B. “Affiliated Holder” shall mean any controlled Affiliate of Icahn Enterprises L.P. , or any successor thereto.

C. “Non-Converting Transfer” shall mean any of the following: (i) any Transfer of shares of Class B Common Stock to a broker or other nominee; provided that the transferor, immediately following such Transfer, retains (1) control over the disposition of such shares and (2) the economic consequences of ownership of such shares (collectively, “Control”); (ii) any Transfer of shares of Class B Common Stock to an Affiliated Holder; or (iii) any Transfer of shares of Class B Common Stock made pursuant to Section 3.03(b)(v) of that certain Shareholders Agreement, dated as of the date hereof, by and among the corporation, American Entertainment Properties Corp. and Icahn Enterprises L.P.

D. “Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any governmental authority, whether domestic or foreign.

E. “Transfer” of a share of Class B Common Stock shall mean, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, the transfer of, or entering into a binding agreement with respect to, Control over such share. Notwithstanding the foregoing, the following shall not be considered a “Transfer” within the meaning of this Article Fourth: (i) the granting by a stockholder of a proxy to (y) officers or directors of the corporation at the request of the Board of Directors, or (z) a representative of such stockholder, in connection with actions to be taken at an annual or special meeting of stockholders or in connection with any action by written consent of the stockholders; (ii) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Non-Converting Transfer” at such time; or (iii) any change in the trustees or the Person(s) acting as a fiduciary with respect to an Affiliated Holder having or exercising Control over shares of Class B Common Stock of an Affiliated Holder; provided that following such change such Affiliated Holder continues to be an Affiliated Holder.

Section 9. If the corporation does not consummate or abandons pursuit of the Spin-Off (as defined in that certain Membership Interest Purchase Agreement, by and among the corporation, Federal-Mogul LLC, American Entertainment Properties Corp. and Icahn Enterprises L.P., dated as of April 10, 2018) by the date that is 18 months after the date of this Amended and Restated Certificate of Incorporation, each record holder of shares of Class B Common Stock may convert a number of such shares into an equal number of shares of Class A Common Stock by delivering written notice to the corporation’s transfer agent that such record holder desires to convert such shares into the same number of shares of Class A Common Stock, setting forth the number of shares of Class A Common Stock to be issued to such record holder, accompanied by payment of documentary, stamp or similar issue or transfer taxes, if any, and written confirmation from the corporation (not to be unreasonably withheld, conditioned or delayed) that such Spin-Off has not been consummated or has been abandoned (or such other evidence of the conditions to conversion set forth in this Section 9 as the transfer agent may reasonably require); provided that in no event shall a record holder of Class B Common Stock be entitled to convert a number of such shares into shares of Class A Common Stock pursuant to this Section 9 if such conversion would result in such record holder, Icahn Enterprises L.P., American Entertainment Properties Corp., and any of their respective Affiliates (as defined in Rule 12b-2 under the Act as in effect on                     , 2018 (the term “registrant” in said Rule 12b-2 meaning in this case the corporation)) owning (whether beneficially, constructively or synthetically through any derivative, hedging or trading position or otherwise), in the aggregate, more than 15.0% of the corporation’s Common Stock issued and outstanding immediately following such conversion. The corporation, or any transfer agent of the corporation, shall, upon delivery of such notice in accordance with this Section 9, and upon surrender by such holder to the corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such conversion (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form.

Section 10. Upon this Amended and Restated Certificate of Incorporation of the corporation becoming effective in accordance with the General Corporation Law of the State of Delaware (the “Effective Time”), each share of Common Stock, par value $.01 per share, of the corporation (“Old Common Stock”) issued immediately prior to the Effective Time shall be automatically reclassified as and converted into one (1) share of Class A Common Stock (“New Common Stock”). Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.

ARTICLE FIFTH

Section 1. The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors consisting of not less than eight nor more than sixteen directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors. For purposes of this Amended and Restated Certificate of Incorporation, the “entire Board of Directors” shall mean the number of directors that would be in office if there were no vacancies nor any unfilled newly created directorships. All directors shall be one class and serve for a term ending at the annual meeting following the annual meeting at which the director was elected. In no case shall a decrease in the number of directors shorten the term of any incumbent director. Each director shall hold office after the annual meeting at which his or her term is scheduled to end until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, disqualification or removal from office in accordance with the General Corporation Law of the State of Delaware. Any newly created directorship resulting from an increase in the number of directors may be filed by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy on the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

Section 2. Notwithstanding the provisions of Section 1 of Article FIFTH, whenever the holders of any one or more classes or series of Preferred Stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto or the resolution or resolutions adopted by the Board of Directors applicable thereto.

Section 3. The Board of Directors shall be authorized to adopt, make, amend, alter, change, add to or repeal the By-Laws of the corporation, subject to the power of the stockholders to amend, alter, change, add to or repeal the By-Laws made by the Board of Directors.

Section 4. Unless and except to the extent that the By-Laws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

ARTICLE SIXTH

Section 1. In addition to any affirmative vote required by law or this Amended and Restated Certificate of Incorporation or the By-Laws of the corporation, and except as otherwise expressly provided in Section 2 of this Article SIXTH, a Business Combination (as hereinafter defined) with, or proposed by or on behalf of, any Interested Stockholder (as hereinafter defined) or any Affiliate or Associate (as hereinafter defined) of any Interested Stockholder or any person who thereafter would be an Affiliate or Associate of such Interested Stockholder shall, except as otherwise prohibited by applicable law, require the affirmative vote of not less than 66 2/3% of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock (as hereinafter defined), voting together as a single class, excluding Voting Stock beneficially owned by any Interested Stockholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.

Section 2. The provisions of Section 1 of this Article SIXTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of this Amended and Restated Certificate of Incorporation or the By-Laws of the corporation, or any agreement with any national securities exchange, if all of the conditions specified in either of the following Paragraphs A or B are met or, in the case of a Business Combination not involving the payment of consideration to the holders of the corporation’s outstanding Capital Stock (as hereinafter defined), if the condition specified in the following Paragraph A is met:

A. The Business Combination shall have been approved, either specifically or as a transaction which is within an approved category of transactions, by a majority (whether such approval is made prior to or subsequent to the acquisition of, or announcement or public disclosure of the intention to acquire, beneficial ownership of the Voting Stock that caused the Interested Stockholder to become an Interested Stockholder) of the Continuing Directors (as hereinafter defined).

B. All of the following conditions shall have been met:

(i) the aggregate amount of cash and the Fair Market Value (as hereinafter defined), as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest amount determined under clauses (a) and (b) below:

(a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by or on behalf of the

Interested Stockholder for any share of Common Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of Common Stock (x) within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the “Announcement Date”) or (y) in the transaction in which it became an Interested Stockholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to Common Stock; and

(b) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (the “Determination Date”), whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to Common Stock.

(ii) the aggregate amount of cash and the Fair Market Value, as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Capital Stock, other than Common Stock, shall be at least equal to the highest amount determined under clauses (a), (b), (c) and (d) below:

(a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by or on behalf of the Interested Stockholder for any share of such class or series of Capital Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of such class or series of Capital Stock (x) within the two-year period immediately prior to the Announcement Date, or (y) in the transaction in which it became an Interested Stockholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock;

(b) the Fair Market Value per share of such class or series of Capital Stock on the Announcement Date or on the Determination Date, whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock;

(c) (if applicable) the price per share equal to the Fair Market Value per share of such class or series of Capital Stock determined pursuant to the immediately preceding clause (b), multiplied by the ratio of (x) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by or on behalf of the Interested Stockholder for any share of such class or series of Capital Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of such class or series of Capital Stock within the two-year period immediately prior to the Announcement Date, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock to (y) the Fair Market Value per share of such class or series of Capital Stock on the first day in such two-year period on which the Interested Stockholder acquired beneficial ownership of any share of such class or series of Capital Stock, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock; and

(d) (if applicable) the highest preferential amount per share to which the holders of shares of such class or series of Capital Stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation regardless of whether the Business Combination to be consummated constitutes such an event.

The provisions of this Paragraph B shall be required to be met with respect to every class or series of outstanding Capital Stock, whether or not the Interested Stockholder has previously acquired beneficial ownership of any shares of a particular class or series of Capital Stock.

(iii) the consideration to be received by holders of a particular class or series of outstanding Capital Stock shall be in cash or in the same form as previously has been paid by or on behalf of the Interested Stockholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of Capital Stock. If the consideration so paid for shares of any class or series of Capital Stock varied as to form, the form of consideration for such class or series of Capital Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of Capital Stock previously acquired by the Interested Stockholder.

(iv) after the Determination Date and prior to the consummation of such Business Combination: (i) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital Stock; (ii) there shall have been no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any stock split, stock dividend or subdivision of the Common Stock), except as approved by a majority of the Continuing Directors; (iii) there shall have been an increase in the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (iv) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Capital Stock except as part of the transaction that results in such Interested Stockholder becoming an Interested Stockholder and except in a transaction that, after giving effect thereto, would not result in any increase in the Interested Stockholder’s percentage beneficial ownership of any class or series of Capital Stock.

(v) a proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (the “Act”) (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all stockholders of the corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions). The proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to make and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by a majority of the Continuing Directors as to the fairness (or not) of the terms of the Business Combination from a financial point of view to the holders of the outstanding shares of Capital Stock other than the Interested Stockholder and its Affiliates or Associates (as hereinafter defined), such investment banking firm to be paid a reasonable fee for its services by the corporation.

(vi) Such Interested Stockholder shall not have made any major change in the corporation’s business or equity capital structure without the approval of a majority of the Continuing Directors.

Section 3. The following definitions shall apply with respect to this Article SIXTH:

A. The term “Business Combination” shall mean:

(i) any merger or consolidation of the corporation or any Subsidiary as hereinafter defined) with (i) any Interested Stockholder or (ii) any other company (whether or not itself an Interested Stockholder) which is or after such merger or consolidation would be an Affiliate or Associate of an Interested Stockholder; or

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition or security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation or other arrangement (in one transaction or a series of transactions) with or for the benefit of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder involving any assets, securities or commitments of the corporation, any Subsidiary or any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder which (except for any arrangement, whether as employee, consultant or otherwise, other than as a director, pursuant to which any Interested Stockholder or any Affiliate or Associate thereof shall, directly or indirectly, have any control over or responsibility for the management of any aspect of the business or affairs of the corporation, with respect to which arrangements the value tests set forth below shall not apply), together with all other such arrangements (including all contemplated future events), has an aggregate Fair Market Value and/or involves aggregate commitments of $25,000,000 or more or constitutes more than five percent of the book value of the total assets (in the case of transactions involving assets or commitments other than capital stock) or five percent of the stockholders’ equity (in the case of transactions in capital stock) of the entity in question (the “Substantial Part”), as reflected in the most recent fiscal year-end consolidated balance sheet of such entity existing at the time the stockholders of the corporation would be required to approve or authorize the Business Combination involving the assets, securities and/or commitments constituting any Substantial Part; or

(iii) the adoption of any plan or proposal for the liquidation or dissolution of the corporation or for any amendment to the corporation’s By-Laws; or

(iv) any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is beneficially owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder, or

(v) any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (i) to (iv).

B. The term “Capital Stock” shall mean all capital stock of the corporation authorized to be issued from time to time under Article FOURTH of this Amended and Restated Certificate of Incorporation, and the term “Voting Stock” shall mean all Capital Stock which by its terms may be voted on all matters submitted to stockholders of the corporation generally.

C. The term “person” shall mean any individual, firm, company or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

D. The term “Interested Stockholder” shall mean any person (other than the corporation or any Subsidiary, any profit-sharing, employee stock ownership or other employee benefit plan of the corporation or any Subsidiary or any trustee or fiduciary with respect to any such plan or holding Voting Stock for the purpose of funding any such plan or funding other employee benefits for employees of the corporation or any Subsidiary when acting in such capacity), who (a) is or has announced or publicly disclosed a plan or intention to become the beneficial owner of Voting Stock representing five percent or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; or (b) is an Affiliate or Associate of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing five percent or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock.

E. A person shall be a “beneficial owner” of any Capital Stock (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is an Interested Stockholder pursuant to Section 3(D) of this Article SIXTH, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this Section 3(E), but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

F. The terms “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Act as in effect on                     , 2018 (the term “registrant” in said Rule 12b-2 meaning in this case the corporation).

G. The term “Subsidiary” shall mean any company of which a majority of any class of equity securities are beneficially owned by the corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in Section 3(D) of this Article SIXTH, the term “Subsidiary” shall mean only a company of which a majority of each class of equity security is beneficially owned by the corporation.

H. The term “Continuing Director” shall mean any member of the Board of Directors, while such person is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director while such successor is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Interested Stockholder and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors.

I. The term “Fair Market Value” shall mean (a) in the case of cash, the amount of such cash; (b) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the New York Stock Exchange, or, if such stock is not quoted on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Act or quotation system on which such stock is listed or quoted, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (c) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

J. In the event of any Business Combination in which the corporation survives, the phrase “consideration other than cash to be received” as used in Section 2(B)(i) and Section 2(B)(ii) of this Article SIXTH shall include the shares of Common Stock and/or the shares of any other class or series of Capital Stock retained by the holders of such shares.

Section 4. A majority of the Continuing Directors shall have the power and duty to determine for the purposes of this Article SIXTH, on the basis of information known to them after reasonable inquiry, all questions arising under this Article SIXTH, including, without limitation, (a) whether a person is an Interested Stockholder, (b) the number of shares of Capital Stock or other securities beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, (d) whether a Proposed Action is with, or proposed by, or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder, (e) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $25,000,000 or more, and (f) whether the assets or securities that are the subject of any Business Combination constitute a Substantial Part. Any such determination made in good faith shall be binding and conclusive on all parties.

Section 5. Nothing contained in this Article SIXTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

Section 6. The fact that any Business Combination complies with the provisions of Section 3(A) of this Article SIXTH shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of the corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

Section 7. For the purposes of this Article SIXTH, a Business Combination or any proposal to amend or repeal, or to adopt any provision of this Amended and Restated Certificate of Incorporation inconsistent with, this Article SIXTH (collectively, “Proposed Action”), is presumed to have been proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder or a person who thereafter would become such if (1) after the Interested Stockholder became such, the Proposed Action is proposed following the election of any director of the corporation who with respect to such Interested Stockholder would not qualify to serve as a Continuing Director or (2) such Interested Stockholder, Affiliate, Associate or person votes for or consents to the adoption of any such Proposed Action, unless as to such Interested Stockholder, Affiliate, Associate or person a majority of the Continuing Directors makes a good faith determination that such Proposed Action is not proposed by or on behalf of such Interested Stockholder, Affiliate, Associate or person, based on information known to them after reasonable inquiry.

Section 8. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or the By-Laws of the corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Amended and Restated Certificate of Incorporation or the By-Laws of the corporation), any proposal to amend or repeal, or to adopt any provision of this Amended and Restated Certificate of Incorporation inconsistent with, this Article SIXTH which is proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder shall require the affirmative vote of the holders of not less than 66 2/3% of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock, voting together as a single class, excluding Voting Stock beneficially owned by any Interested Stockholder, provided, however, that this Section 8 shall not apply to, and such 66 2/3% vote shall not be required for, any amendment or repeal of, or the adoption of any provision inconsistent with, this Article SIXTH unanimously recommended by the Board of Directors if all of such directors are persons who would be eligible to serve as Continuing Directors within the meaning of Section 3(H) of this Article SIXTH.

ARTICLE SEVENTH

A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE EIGHTH

Section 1. Subject to the provisions of this Amended and Restated Certificate of Incorporation and applicable law, the corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article EIGHTH.

Section 2. Unless approved by a unanimous vote of the holders of the Class B Common Stock, the corporation will not (and shall be without authority to), directly or indirectly by amendment of this Amended and Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement, contract, or undertaking or through any other action:

(i)	diminish, impair, limit, restrict, avoid or seek to impair, limit, restrict or avoid, any of the rights, powers or privileges of the Class B Common Stock or the holders of Class B Common Stock hereunder or the observances or performance of any of the terms to be observed or preformed hereunder by the corporation; or

(ii)	permit, allow or agree to the diminishment, impairment, limitation, restriction or avoidance of, the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in, facilitate and assure the carrying out of all the provisions of this Amended and Restated Certificate of Incorporation and the taking of all such action as may be necessary or appropriate in order to protect the rights, powers and privileges of the holders of the Class B Common Stock hereunder, including, without limitation, the conversion rights of the Class B Common Stock and the holders thereof.

* * * * *

Annex D

TENNECO INC.

2006 LONG-TERM INCENTIVE PLAN

(As Amended and Restated Effective May 16, 2018)

ARTICLE 1

GENERAL

1.1. History, Purpose and Effective Date. The Tenneco Inc. 2006 Long-Term Incentive Plan (the “Plan”) has been established by Tenneco Inc. (the “Company”) to: (a) promote the long-term success of the Company and its Subsidiaries (as defined herein); (b) attract and retain persons eligible to participate in the Plan; (c) motivate Participants (as defined herein), by means of appropriate incentives, to achieve long-range goals; (d) provide incentive compensation opportunities that are competitive with those of other similar companies; (e) further identify Participants’ interests with those of the Company’s other stockholders through compensation that is based on the Company’s common stock; and (f) thereby promote the growth in value of the Company’s equity and enhancement of long-term stockholder return. The Plan has been amended from time to time and the following provisions constitute an amendment, restatement and continuation of the Plan as of the date on which the Board adopts the amendment and restatement, which date shall be the “Effective Date” of the Plan as set forth herein.

1.2. Participation. Subject to the terms and conditions of the Plan, the Committee (as defined herein) shall determine and designate, from time to time, from among the Eligible Individuals (as defined herein), including without limitation transferees of Eligible Individuals to the extent the transfer is permitted by the Plan and the applicable Award Agreement (as defined herein), those persons who will be granted one or more Awards (as defined herein) under the Plan, and thereby become “Participants” in the Plan.

ARTICLE 2

DEFINED TERMS

As used in this Plan, the following capitalized terms shall have the meanings set forth or referenced below.

(a) Approval Date. The term “Approval Date” means the date on which the Plan, as amended and restated as set forth herein, is approved by the Company’s stockholders.

(b) Award. The term “Award” means any award or benefit granted under the Plan.

(c) Award Agreement. The term “Award Agreement” shall have the meaning set forth in Section 8.9.

(d) Board. The term “Board” means the Board of Directors of the Company.

(e) Cash Incentive Award. The term “Cash Incentive Award” shall have the meaning set forth in Section 4.1(b).

(f) Change in Control. The term “Change in Control” means any of the following events (but no event other than one of the following events):

(i) any person, alone or together with any of its affiliates or associates, becomes the beneficial owner, directly or indirectly, of securities of the Company representing (A) twenty percent (20%) or more of either the Company’s then outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding securities having general voting rights, and a majority of the Incumbent Board does not approve the acquisition, or (B) forty percent (40%) or more of either the Company’s then outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding securities having general voting rights; provided, however, that, notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to this paragraph (i) solely because the requisite percentage of either the Company’s then outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding securities having general voting rights is acquired by one or more employee benefit plans maintained by the Company or any of its subsidiaries; or

(ii) members of the Incumbent Board cease to constitute a majority of the Board; or

(iii) the consummation of any plan of merger, consolidation, share exchange or combination between the Company and any person, including without limitation becoming a subsidiary of any other person, or the consummation of any sale, exchange or other disposition of all or substantially all of the Company’s assets (any such transaction, a “Business Combination”) without all or substantially all of the persons who are the beneficial owners of the then outstanding shares of the Common Stock (“Outstanding Common Stock”) or of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”) immediately prior to such Business Combination constituting the beneficial owners, directly or indirectly, of fifty percent (50%) or more of, respectively, the outstanding shares of Common Stock and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be; or

(iv) the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company.

(g) Code. The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision shall include reference to any successor provision.

(h) Committee. The term “Committee” has the meaning set forth in Section 7.1.

(i) Common Stock. The term “Common Stock” means the Company’s common stock, par value $.01 per share.

(j) Company. The term “Company” has the meaning set forth in Section 1.1.

(k) Director. The term “Director” means a member of the Board who is not an employee of the Company or any Subsidiary.

(l) Effective Date. The term “Effective Date” has the meaning set forth in Section 1.1.

(m) Eligible Individual. For purposes of the Plan, the term “Eligible Individual” means any employee of the Company or a Subsidiary, any consultant or other person providing services to the Company or a Subsidiary and any member of the Board; provided, however, that an ISO may only be granted to an employee of the Company or a Subsidiary.

(n) Exchange Act. The term “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) Exercise Price. The term “Exercise Price” has the meaning set forth in Section 3.3.

(p) Expiration Date. The term “Expiration Date” has the meaning set forth in Section 3.8.

(q) Fair Market Value. For purposes of determining the “Fair Market Value” of a share of Common Stock as of any date, the following rules shall apply:

(i) If the Common Stock is at the time listed or admitted to trading on any securities exchange, then the Fair Market Value shall be the average of the highest and lowest sales prices of a share of Common Stock on that date (or, if such day is not a business day, the immediately preceding business day) on the principal exchange or market on which the shares of Common Stock are then listed or admitted to trading.

(ii) If the Common Stock is not at the time listed or admitted to trading on a securities exchange, the Fair Market Value as of that date shall be the average of the highest and lowest prices of a share of Common Stock on that date (or, if such day is not a business day, the immediately preceding business day) as reported in the over-the-counter market or as such price is reported in a publication of general circulation selected by the Committee and regularly reporting the market price of Common Stock in such market.

(iii) If paragraphs (i) and (ii) next above are otherwise inapplicable, then the Fair Market Value of the shares of Common Stock shall be determined in good faith by the Committee.

(r) Full Value Award. The term “Full Value Award” has the meaning set forth in Section 4.1(a).

(s) Incumbent Board. The “Incumbent Board” shall consist of the following persons:

(i) the members of the Board on the Effective Date, to the extent that they continue to serve as members of the Board; and

(ii) any individual who becomes a member of the Board after the Effective Date, (A) upon the death or disability or retirement of, and as the successor to or replacement for, a member of the Board or (B) if his or her election or nomination for election as a director is approved by a vote of at least a majority of the then Incumbent Board, except that a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company shall not be considered a member of the Incumbent Board for purposes of this subparagraph (B).

(t) ISO. An “ISO” is an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in Code Section 422(b).

(u) NQO. An “NQO” is an Option that is not intended to be an “incentive stock option” as that term is described in Code Section 422(b).

(v) Option. The term “Option” has the meaning set forth in Section 3.1(a).

(w) Participants. The term “Participants” has the meaning set forth in Section 1.2.

(x) Performance-Based Compensation. The term “Performance-Based Compensation” has the meaning set forth in Section 4.3.

(y) Performance Measure. The term “Performance Measure” means any of the following: (i) net earnings; (ii) earnings per share; (iii) net sales growth; (iv) net income (before or after taxes); (v) net operating profit; (vi) return measures (including, but not limited to, return on assets, capital, equity or sales); (vii) cash flow (including, but not limited to, operating cash flow and free cash flow); (viii) cash flow return on investments, which equals net cash flows divided by owner’s equity; (ix) earnings before or after taxes, interest, depreciation and/or amortization; (x) internal rate of return or increase in net present value; (xi) dividend payments to parent; (xii) gross margins; (xiii) gross margins minus expenses; (xiv) operating margin; (xv) share price (including, but not limited to, growth measures and total stockholder return); (xvi) expense targets; (xvii) working capital targets relating to inventory and/or accounts receivable; (xviii) planning accuracy (as measured by comparing planned results to actual results); (xix) comparisons to various stock market indices; (xx) comparisons to the performance of other companies; (xxi) technological achievement; (xii) customer counts; (xiii) customer satisfaction, quality management or customer service performance; (xiv) EVA(R), or (xv) any combination of the foregoing. For purposes of this Plan, “EVA” means the positive or negative value determined by net operating profits after taxes over a charge for capital, or any other financial measure, as determined by the Committee in its sole discretion. (EVA is a registered trademark of Stern Stewart & Co.) Where applicable, the performance targets based on satisfaction of Performance Measures may be expressed in terms of attaining a specified level of the particular measure or the attainment of a percentage increase or decrease in the particular measure, and may be applied to one or more of the Company, a Subsidiary, or a division or strategic business unit of the Company or a Subsidiary, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The targets based on the foregoing Performance Measures shall be determined in accordance with generally accepted accounting principles, if applicable, and shall be subject to certification by the Committee; provided that the Committee shall have the authority to include or exclude any of the following events that occurs during a performance period: (1) asset write-downs, (2) litigation or claim judgments or settlements, (3) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (4) accruals for reorganization and restructuring programs, (5) extraordinary nonrecurring items as described in SFAS No. 144 (or successor guidance) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (6) acquisitions or divestitures, and (7) foreign exchange gains and losses.

(z) Plan. Except for purposes of Section 1.1, the term “Plan” means the Tenneco Inc. 2006 Long-Term Incentive Plan, as amended and restated effective as of May 16, 2018. For purposes of Section 1.1, the term “Plan” shall have the meaning set forth in Section 1.1.

(aa) Prior Approval Date. The term “Prior Approval Date” means May 15, 2013.

(bb) Prior Effective Date. The term “Prior Effective Date” means March 20, 2013.

(cc) Prior Plans. The term “Prior Plans” means, collectively, the 2002 Plan and the 2006 Plan.

(dd) Recycled Shares. The term “Recycled Shares” has the meaning set forth in Section 5.1(b)(ii).

(ee) SAR. The term “SAR” has the meaning set forth in Section 3.1(b).

(ff) Subsidiary. The term “Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent voting or profits interest is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture designated by the Committee in which the Company (or any entity that is a successor to the Company) has a significant interest, as determined in the discretion of the Committee. For purposes of the grant of ISOs, the term “Subsidiary” means a subsidiary corporation within the meaning of Code Section 424(f).

(gg) Termination Date. The term “Termination Date” means the date on which a Participant both ceases to be an employee of the Company and its Subsidiaries and ceases to perform material services for the Company and its Subsidiaries (whether as a director or otherwise), regardless of the reason for the cessation; provided, however, that a Participant’s “Termination Date” shall not be considered to have occurred during the period in which the reason for the cessation of services is a leave of absence approved by the Company or a Subsidiary which was the recipient of the Participant’s services; and provided, further that, with respect to a Director, “Termination Date” means date on which the Director’s service as an Director terminates for any reason.

(hh) 2002 Plan. The term “2002 Plan” means the Tenneco Automotive Inc. 2002 Long-Term Incentive Plan.

(ii) 2006 Plan. The term “2006 Plan” means the Tenneco Inc. 2006 Long-Term Incentive Plan as in effect immediately prior to the Effective Date.

ARTICLE 3

OPTIONS AND SARS

3.1. Certain Definitions.

(a) The grant of an “Option” under the Plan entitles the Participant to purchase shares of Common Stock at an Exercise Price established by the Committee. Any Option granted under this Article 3 may be either an ISO or an NQO, as determined in the discretion of the Committee. Notwithstanding the foregoing, an Option will be deemed to be an NQO unless it is specifically designated by the Committee as an ISO and/or to the extent that it does not otherwise satisfy the requirements for an ISO.

(b) A stock appreciation right (an “SAR”) entitles the Participant to receive, in cash or shares of Common Stock, value equal to the excess of: (i) the Fair Market Value of a specified number of shares of Common Stock at the time of exercise; over (ii) an Exercise Price established by the Committee.

3.2. Eligibility. The Committee shall designate the Participants to whom Options or SARs are to be granted under this Article 3 and shall determine the number of shares of Common Stock subject to each such Option or SAR and the other terms and conditions thereof, not inconsistent with the Plan.

3.3. Exercise Price. The “Exercise Price” of each Option and SAR granted under this Article 3 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option or SAR is granted; provided, however, that the Exercise Price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant (or, if greater, the par value of a share of Common Stock).

3.4. Exercise. An Option and an SAR granted under this Article 3 shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee not inconsistent with the Plan; provided, however, that no Option or SAR shall be exercisable after the Expiration Date with respect thereto.

3.5. Payment of Option Exercise Price. The payment of the Exercise Price of an Option granted under this Article 3 shall be subject to the following:

(a) Subject to the following provisions of this Section 3.5, the full Exercise Price for shares of Common Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement not disapproved by the Committee and described in Section 3.5(c), payment may be made as soon as practicable after the exercise).

(b) Subject to applicable law, the Exercise Price shall be payable to the Company in full either: (i) in cash or its equivalent; (ii) by tendering (either by actual delivery or attestation) previously acquired shares of Common Stock having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price; (iii) by a combination of (i) and (ii); or (iv) by any other method approved by the Committee in its sole discretion at the time of grant and as set forth in the Award Agreement; provided, however, that shares of Common Stock may not be used to pay any portion of the Exercise Price unless the holder thereof has good title, free and clear of all liens and encumbrances.

(c) Except as otherwise provided by the Committee, a Participant may elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Common Stock (or a sufficient portion of the shares of Common Stock) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

As soon as practicable following exercise, including payment of the Exercise Price, certificates representing the shares of Common Stock so purchased shall be delivered to the person entitled thereto or shares of Common Stock so purchased shall otherwise be registered in the name of the Participant on the records of the Company’s transfer agent and credited to the Participant’s account.

3.6. No Repricing. Except for either adjustments pursuant to Section 5.2 (relating to the adjustment of shares), or reductions of the Exercise Price approved by the Company’s stockholders, the Exercise Price for any outstanding Option or SAR may not be decreased after the date of grant nor may an outstanding Option or SAR granted under the Plan be surrendered to the Company as consideration for the grant of a replacement Option or SAR with a lower exercise price or a Full Value Award. Except as approved by the Company’s stockholders, in no event shall any Option or SAR granted under the Plan be surrendered to the Company in consideration for a cash payment if, at the time of such surrender, the Exercise Price of the Option or SAR is greater than the then current Fair Market Value of a share of Common Stock.

3.7. Tandem Grants of Options and SARs. An Option may but need not be in tandem with an SAR, and an SAR may but need not be in tandem with an Option (in either case, regardless of whether the original award was granted under this Plan or another plan or arrangement). If an Option is in tandem with an SAR, the exercise price of both the Option and SAR shall be the same, and the exercise of the corresponding tandem SAR or Option shall cancel the corresponding tandem SAR or Option with respect to such share. If an SAR is in tandem with an Option but is granted after the grant of the Option, or if an Option is in tandem with an SAR but is granted after the grant of the SAR, the later granted tandem Award shall have the same exercise price as the earlier granted Award, but in no event less than the Fair Market Value of a share of Common Stock at the time of such grant.

3.8. Expiration Date. The “Expiration Date” with respect to an Option or SAR means the date established as the Expiration Date by the Committee at the time of the grant (as the same may be modified in accordance with the terms of the Plan); provided, however, that the Expiration Date with respect to any Option or SAR shall not be later than the earliest to occur of the ten-year anniversary of the date on which the Option or SAR is granted or the following dates, unless the following dates are determined otherwise by the Committee:

(a) if the Participant’s Termination Date occurs by reason of death, disability or retirement, the three-year anniversary of such Termination Date;

(b) if the Participant’s Termination Date occurs for reasons other than retirement, death, disability or cause, the Termination Date; or

(c) if the Participant’s Termination Date occurs for reasons of cause, the day preceding the Participant’s Termination Date.

In no event shall the Expiration Date of an Option or SAR be later than the ten-year anniversary of the date on which the Option or SAR is granted (or such shorter period required by law or the rules of any securities exchange on which the Common Stock is listed).

ARTICLE 4

FULL VALUE AWARDS AND CASH INCENTIVE AWARDS

4.1. Certain Definitions

(a) A “Full Value Award” is a grant of one or more shares of Common Stock or a right to receive one or more shares of Common Stock in the future (including bonus stock, stock units, restricted stock, restricted stock units, deferred stock units, performance stock and performance stock units). Such grants may be subject to one or more of the following, as determined by the Committee:

(i) The grant may be in consideration of a Participant’s previously performed services or surrender of other compensation that may be due.

(ii) The grant may be contingent on the achievement of performance or other objectives (including completion of service) during a specified period.

(iii) The grant may be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant or achievement of performance or other objectives.

The grant of Full Value Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to dividend or dividend equivalent rights and deferred payment or settlement.

(b) A “Cash Incentive Award” is the grant of a right to receive a payment of cash (or in the discretion of the Committee, shares of Common Stock having value equivalent to the cash otherwise payable) that is contingent on achievement of performance objectives over a specified period established by the Committee. The grant of Cash Incentive Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to deferred payment.

4.2. Special Vesting Rules. Except for (a) awards granted in lieu of other compensation and (b) grants that are a form of payment of earned performance awards or other incentive compensation, if (I) an employee’s right to become vested in a Full Value Award is conditioned on the completion of a specified period of service with the Company or the Related Companies, without achievement of performance targets or other performance objectives (whether or not related to Performance Measures) being required as a condition of vesting, then the required period of service for full vesting shall be not less than three years and (II) if an employee’s right to become vested in a Full Value Award is conditioned upon the achievement of performance targets or other performance objectives (whether or not related to performance measures) being required as a condition of vesting, then the required vesting period shall be at least one year, subject, to the extent provided by the Committee, to pro rated vesting over the course of such three or one year period, as applicable, and to acceleration of vesting in the event of the Participant’s death, disability, involuntary termination, retirement or in connection with a Change in Control.

4.3. Performance-Based Compensation. The Committee may designate a Full Value Award or Cash Incentive Award granted to any Participant as “Performance-Based Compensation” within the meaning of Code Section 162(m) and regulations thereunder. To the extent required by Code

Section 162(m), any Full Value Award or Cash Incentive Award so designated shall be conditioned on the achievement of one or more performance targets as determined by the Committee and the following additional requirements shall apply:

(a) The performance targets established for the performance period established by the Committee shall be objective (as that term is described in regulations under Code Section 162(m)), and shall be established in writing by the Committee not later than 90 days after the beginning of the performance period (but in no event after 25% of the performance period has elapsed), and while the outcome as to the performance targets is substantially uncertain. The performance targets established by the Committee may be with respect to corporate performance, operating group or sub-group performance, individual company performance, other group or individual performance, or division performance, and shall be based on one or more of the Performance Measures.

(b) A Participant otherwise entitled to receive a Full Value Award or Cash Incentive Award for any performance period shall not receive a settlement or payment of the Award until the Committee has determined that the applicable performance target(s) have been attained. To the extent that the Committee exercises discretion in making the determination required by this Section 4.3(b), such exercise of discretion may not result in an increase in the amount of the payment.

(c) If a Participant’s employment terminates because of death or disability, or if a Change in Control occurs prior to the Participant’s Termination Date, the Participant’s Cash Incentive Award may, to the extent provided by the Committee, become vested without regard to whether the Cash Incentive Award would be Performance-Based Compensation.

(d) A Full Value Award designated as Performance-Based Compensation shall not vest prior to the first anniversary of the date on which it is granted (subject to acceleration of vesting, to the extent provided by the Committee, in the event of the Participant’s death, disability or Change in Control).

Nothing in this Article 4 shall preclude the Committee from granting Full Value Awards or Cash Incentive Awards under the Plan or the Committee, the Company or any Subsidiary from granting any Cash Incentive Awards outside of the Plan that are not intended to be Performance-Based Compensation; provided, however, that, at the time of grant of Full Value Awards or Cash Incentive Awards by the Committee, the Committee shall designate whether such Awards are intended to constitute Performance-Based Compensation. To the extent that the provisions of this Article 4 reflect the requirements applicable to Performance-Based Compensation, such provisions shall not apply to the portion of the Award, if any, that is not intended to constitute Performance-Based Compensation. Unless otherwise indicated by the Committee at the time of grant, all Options and SARs granted pursuant to the Plan shall be deemed to be intended to be Performance-Based Compensation for the purposes of Code Section 162(m) and all Full Value Award and Cash Incentive Awards for which the vesting or payment are conditioned on achievement of one or more Performance Measures shall be deemed to be intended to be Performance-Based Compensation for the purposes of Code Section 162(m).

ARTICLE 5

SHARES RESERVED AND LIMITATIONS

5.1. Plan and Other Limitations. The Awards that may be granted under the Plan shall be subject to the following:

(a) The shares of Common Stock with respect to which Awards may be made under the Plan shall be shares of Common Stock currently authorized but unissued or currently held or, to the extent permitted by applicable law, subsequently acquired by the Company as treasury shares, including shares of Common Stock purchased in the open market or in private transactions.

(b) Subject to the provisions of Section 5.2, the maximum number of shares of Common Stock that may be issued with respect to Awards under the Plan from and after the Approval Date shall be equal to 3,000,000. Notwithstanding the foregoing:

(i) Shares of Common Stock covered by an Award shall only be counted as used to the extent that they are actually used. A share of Common Stock issued in connection with any Award under the Plan shall reduce the total number of shares of Common Stock available for issuance under the Plan by one; provided, however, that Full Value Awards granted under the Plan on and after the Approval Date shall reduce the total number of shares of Common Stock available for issuance under the Plan by 1.49.

(ii) Any shares of Common Stock (A) that are subject to Awards granted under the Plan or (B) that are subject to awards granted under the 2002 Plan and/or the 2006 Plan and that are outstanding on the Approval Date, in any case that terminate by reason of expiration, forfeiture, cancellation, or otherwise, without the issuance of such shares, or that are settled in cash, shall be available for grant under the Plan (the shares described in subparagraphs (A) and (B), collectively, “Recycled Shares”).

(iii) The following shares of Common Stock may not be treated as Recycled Shares and may not again be made available for issuance as Awards under the Plan pursuant to this Section 5.2(b): (A) shares of Common Stock not issued or delivered as a result of the net settlement of an outstanding Option or SAR; (B) shares of Common Stock used to pay the Exercise Price or withholding taxes relating to an outstanding Award; and (C) shares of Common Stock repurchased on the open market with the proceeds of the Exercise Price.

(iv) Recycled Shares shall be added to the number of shares reserved on a one for one basis; provided, however, that (A) Recycled Shares attributable to any Full Value Award granted under the 2006 Plan after May 13, 2009 and prior to the Prior Approval Date shall be added back on a 1.25 for one basis and (B) Recycled Shares attributable to any Full Value Award granted under the 2006 Plan on and after the Prior Approval Date and any Full Value Award granted under the Plan on and after the Approval Date shall be added back on a 1.49 for one basis. Notwithstanding the foregoing or the other provisions of this Section 5.1(b), the maximum number of Recycled Shares attributable to awards granted under the Prior Plans that may be added to the shares reserved (taking into account the provisions of this subparagraph (iv)) shall not exceed 1,000,000.

(c) Except as expressly provided by the terms of this Plan, the issuance by the Company of stock of any class, or securities convertible into shares of stock of any class, for cash or property or for labor or services, either upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of stock or obligations of the Company convertible into such stock or other securities, shall not affect, and no adjustment by reason thereof, shall be made with respect to Awards then outstanding hereunder.

(d) To the extent provided by the Committee, any Award may be settled in cash rather than shares of Common Stock.

(e) The maximum number of shares of Common Stock that may be delivered to Participants pursuant to ISOs is 2,300,000; provided, however, that to the extent that shares not delivered must be counted against this limit as a condition of satisfying the rules applicable to ISOs, such rules shall apply to the limit on ISOs granted under the Plan.

(f) For Options and SARs that are intended to constitute performance-based compensation (within the meaning of Code Section 162(m)), including ISOs), no more than 350,000 shares of

Common Stock may be subject to such Awards granted to any one individual during any one calendar year. For purposes of this Section 5.1(f), if an Option is in tandem with an SAR, such that the exercise of the Option or SAR with respect to a share of Common Stock cancels the tandem SAR or Option right, respectively, with respect to such share, the tandem Option and SAR rights with respect to each share of Common Stock shall be counted as covering only one share of Common Stock for purposes of applying the limitations of this Section 5.1(f).

(g) For Full Value Awards that are intended to be Performance-Based Compensation, no more than 200,000 shares of Common Stock may be subject to such Awards granted to any one individual during any one calendar year (regardless of whether settlement of the Award is to occur prior to, at the time of or after the time of vesting); provided, however, that Awards described in this Section 5.1(g) shall be subject to the following:

(i) If the Awards are denominated in Common Stock but an equivalent amount of cash is delivered in lieu of delivery of shares of Common Stock, the foregoing limit shall be applied based on the methodology used by the Committee to convert the number of shares of Common Stock into cash.

(ii) If the delivery of Common Stock or cash is deferred until after the Common Stock has been earned, any adjustment in the amount delivered to reflect actual or deemed earnings or other investment experience during the deferral period shall be disregarded.

(h) For Cash Incentive Awards that are intended to be Performance-Based Compensation, the maximum amount payable to any Participant with respect to any twelve month performance period shall equal $8,000,000 (pro rated for performance periods that are greater or lesser than twelve months); provided that Awards described in this Section 5.1(h), shall be subject to the following:

(i) If the Awards are denominated in cash but an equivalent amount of Common Stock is delivered in lieu of delivery of cash, the foregoing limit shall be applied to the cash based on the methodology used by the Committee to convert the cash into Common Stock.

(ii) If delivery of Common Stock or cash is deferred until after cash has been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the cash is earned shall be disregarded.

5.2. Adjustments. In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee shall adjust the terms of the Plan and Awards to preserve the benefits or potential benefits of the Plan or the Awards as determined in the sole discretion of the Committee. Action by the Committee with respect to the Plan or Awards under this Section 5.2 may include, in its sole discretion: (a) adjustment of the number and kind of shares which may be delivered under the Plan (including adjustments to the number and kind of shares that may be granted to an individual during any specified time as described above); (b) adjustment of the number and kind of shares subject to outstanding Awards; (c) adjustment of the Exercise Price of outstanding Options and SARs; and (d) any other adjustments that the Committee determines to be equitable (which may include, without limitation, (I) replacement of Awards with other Awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (II) cancellation of the Award in return for a cash payment of the current value of the Award, determined as though the Award is fully vested at the time of payment, provided that in the case of an Option or SAR, the amount of such payment may be the excess of the value of the Common Stock subject to the Option or SAR at the time of the transaction over the Exercise Price).

ARTICLE 6

CHANGE IN CONTROL

Subject to the provisions of Section 5.2 (relating to certain adjustments), upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any applicable governmental agencies or national securities exchange, or unless the Committee shall otherwise provide in the Award Agreement:

(a) any and all Options and SARs granted hereunder shall become immediately vested and exercisable and shall remain exercisable for the lesser of 36 months following such Change in Control or the remaining maximum term of such Award (regardless of whether the applicable Participant’s employment or directorship is terminated upon or after such Change in Control);

(b) any period of restriction and restrictions imposed on Full Value Awards granted hereunder shall lapse; and

(c) the target payout opportunities attainable under all Full Value Awards and Cash Incentive Awards granted hereunder shall be deemed to have been fully earned as of the effective date of the Change in Control (based on an assumed achievement of all relevant targeted performance goals over any applicable performance period(s)) and each Participant holding any such Award shall be entitled to be paid in cash, within 30 days after the Change in Control, the total of the fair market value, determined as of immediately prior to such Change in Control, of any such Award which he or she held immediately prior to such Change in Control.

ARTICLE 7

COMMITTEE

7.1. Administration. The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the “Committee”) in accordance with this Article 7. So long as the Company is subject to Section 16 of the Exchange Act, the Committee shall be selected by the Board and shall consist of not fewer than two members of the Board or such greater number as may be required for compliance with Rule 16b-3 issued under the Exchange Act and shall be comprised of persons who are independent for purposes of applicable securities exchange listing requirements. Any Award granted under the Plan which is intended to constitute Performance-Based Compensation (including Options and SARs) shall be granted by a Committee consisting solely of two or more “outside directors” within the meaning of Code Section 162(m). Unless removed by the Board or unless said committee no longer exists or does not satisfy the foregoing requirements or for other reasons determined by the Board, the Company’s Compensation/Nominating/Governance Committee shall be the Committee for purposes of this Plan. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee; provided, however, that in the event that there is no Committee, only members of the Board who are independent directors shall take action pursuant to this sentence with respect to grants to employees.

7.2. Powers of Committee. The Committee’s administration of the Plan shall be subject to the following:

(a) Subject to the terms and conditions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Individuals those persons who shall receive Awards, to determine the time or times of receipt of Awards, to determine the types of Awards and the number of shares of Common Stock or other amounts covered by the Awards, to establish the terms, conditions, performance measures and targets, restrictions and other provisions of such Awards, to cancel or suspend Awards modify the terms of, reissue or repurchase Awards, and accelerate the exercisability or vesting of any Award.

(b) Subject to the terms and conditions of the Plan, the Committee will have the authority and discretion to conclusively interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any Award made pursuant to the Plan and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(c) Subject to the terms and conditions of the Plan, the Committee will have the authority and discretion to determine the extent to which Awards under the Plan will be structured to conform to the requirements applicable to Performance-Based Compensation, and to take such action, establish such procedures, and impose such restrictions at the time such Awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements.

(d) Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

(e) In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the certificate of incorporation and by-laws of the Company, and applicable state corporate law.

Without limiting the generality of the foregoing, it is the intention of the Company that, to the extent that any provisions of this Plan or any Awards granted hereunder are subject to Code Section 409A, the Plan and the Awards comply with the requirements of Code Section 409A and that the Plan and Awards be administered in accordance with such requirements and the Committee shall have the authority to amend any outstanding Awards to conform to the requirements of Code Section 409A.

7.3. Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a securities exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

7.4. Information to be Furnished to Committee. The Company and Subsidiaries shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and Subsidiaries as to an individual’s employment or service, termination of employment or service, leave of absence, reemployment or recommencement of service and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

ARTICLE 8

MISCELLANEOUS

8.1. Approval Date and Effect on 2006 Plan. The Plan, as amended and restated shall be effective as of the Effective Date; provided, however, that Awards granted after the Effective Date and prior to the Approval Date shall be subject to the terms and conditions of the 2006 Plan. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted under the Plan after the tenth anniversary of the Effective Date. Any awards made under the Prior Plans shall continue to be subject to the terms of the applicable Prior Plan. Prior to the Approval Date (or if the Approval Date does not occur), Awards may continue to be made under the 2006 Plan.

8.2. General Restrictions. Delivery of shares of Common Stock or other amounts under the Plan shall be subject to the following:

(a) Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933, as amended), and the applicable requirements of any securities exchange or similar entity.

(b) To the extent that the Plan provides for issuance of certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange.

8.3. Tax Withholding. All distributions under the Plan shall be subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. Except as otherwise provided by the Committee, such withholding obligations may be satisfied (a) through cash payment by the Participant, (b) through the surrender of shares of Common Stock which the Participant already owns, or (c) through the surrender of shares of Common Stock to which the Participant is otherwise entitled under the Plan; provided, however, that (i) the amount withheld in the form of shares of Common Stock under this Section 8.3 may not exceed the minimum statutory withholding obligation (based on the minimum statutory withholding rates for Federal and state purposes, including, without limitation, payroll taxes) unless otherwise elected by the Participant, (ii) in no event shall the Participant be permitted to elect less than the minimum statutory withholding obligation, and (iii) in no event shall the Participant be permitted to elect to have an amount withheld in the form of shares of Common Stock pursuant to this Section 8.3 that exceeds the maximum individual tax rate for the employee in applicable jurisdictions.

8.4. Grant and Use of Awards. In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Awards may be granted as alternatives to or replacement of Awards granted or outstanding under the Plan, or any other plan or arrangement of the Company or a Subsidiary (including a plan or arrangement of a business or entity, all or a portion shares of common stock of which is acquired by the Company or a Subsidiary). The Committee may use available shares of Common Stock hereunder as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary, including the plans and arrangements of the Company or a Subsidiary assumed in business combinations.

8.5. Dividends and Dividend Equivalents. An Award (other than an Option or a SAR Award) may provide the Participant with the right to receive dividend payments, dividend equivalent payments or dividend equivalent units with respect to shares of Common Stock subject to the Award (both before and after the shares of Common Stock subject to the Award are earned, vested, or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or shares of Common Stock as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Common Stock or Common Stock equivalents, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Common Stock equivalents. Notwithstanding the foregoing, no dividends or dividend equivalent rights will be paid or settled on performance-based awards that have not been earned based on the performance criteria and measures established.

8.6. Liability for Cash Payments. Each Subsidiary shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Subsidiary by the Participant. Any disputes relating to liability of a Subsidiary for cash payments shall be resolved by the Committee.

8.7. Transferability. Except as otherwise provided by the Committee, Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution.

8.8. Form and Time of Elections; Notices. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be in writing filed with the Committee at such times, in such form and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require. Any notice or document required to be filed with the Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of the Company at its principal executive offices. The Committee may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan (other than a notice of election) may be waived by the person entitled to notice.

8.9. Agreement With Company. At the time of an Award to a Participant under the Plan, the Committee may require a Participant to enter into an agreement with the Company or a Subsidiary (as applicable the “Award Agreement”), in a form specified by the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe. Any such document is an “Award Agreement” regardless of whether any Participant signature is required.

8.10. Action by Company or Subsidiary. Any action required or permitted to be taken by the Company or any Subsidiary shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any securities exchange) by a duly authorized officer of such company.

8.11. Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

8.12. Limitation of Implied Rights.

(a) Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the shares of Common Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

(b) The Plan does not constitute a contract of employment or continued service, and selection as a Participant will not give any participating individual the right to be retained in the employ or continued service of the Company or any Subsidiary, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a stockholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights and shares of Common Stock are registered in his name.

8.13. Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

8.14. Governing Law. The validity, construction and effect of the Plan, and any actions taken or relating to the Plan, shall be determined in accordance with the laws of the State of Illinois and applicable federal law.

8.15. Severability. If for any reason any provision or provisions of the Plan are determined invalid or unenforceable, the validity and effect of the other provisions of the Plan shall not be affected thereby.

8.16. Foreign Employees. Notwithstanding any other provision of the Plan to the contrary, the Committee may grant Awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan. In furtherance of such purposes, the Committee may make such modifications, amendments, procedures and subplans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or a Subsidiary operates or has employees. The foregoing provisions of this Section 8.16 shall not be applied to increase the share limitations of Article 5 or to otherwise change any provision of the Plan that would otherwise require the approval of the Company’s stockholders.

8.17. Code Section 409A. Notwithstanding any other provision of the Plan or an Award Agreement to the contrary, to the extent that the Committee determines that any Award granted under the Plan is subject to Code Section 409A, it is the intent of the parties to the applicable Award Agreement that such Award Agreement incorporate the terms and conditions necessary to avoid the consequences specified in Code Section 409A(a)(1) and that such Award Agreement and the terms of the Plan as applicable to such Award be interpreted and construed in compliance with Code Section 409A and the Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company and the Committee intend to administer the Plan so that it will comply with the requirements of Code Section 409A, neither the Company nor the Committee represents or warrants that the Plan will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, its Subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant may owe as a result of participation in the Plan, and the Company and its Subsidiaries shall have no obligation to indemnify or otherwise protect any Participant from the obligation to pay any taxes pursuant to Code Section 409A.

ARTICLE 9

AMENDMENT AND TERMINATION

The Board may, at any time, amend or terminate the Plan, and the Board or Committee may amend any Award Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board (or Committee, if applicable); and further provided that adjustments pursuant to Section 5.3 shall not be subject to the foregoing limitations of this Article 9. Notwithstanding anything herein to the contrary, no amendment to the Plan or any Award Agreement shall be made without the approval of the Company’s stockholders if (a) the amendment relates to the provisions of Section 3.6 (relating to Option and SAR repricing) or (b) if such approval is required by law or the rules of any securities exchange on which the Common Stock is listed.

IN WITNESS WHEREOF, the Company has caused the Plan to be executed on its behalf by its respective officer thereunder duly authorized, on the day and year set forth below.

TENNECO INC.

By:	/s/
Its:

Date: As of                     , 2018

Annex E

745 Seventh Avenue
New York, NY 10019
United States

CONFIDENTIAL

April 9, 2018

Board of Directors

Tenneco Inc.

500 North Field Drive

Lake Forest, IL 60045

Members of the Board of Directors:

We understand that Tenneco Inc., a Delaware corporation (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with Federal-Mogul LLC, a Delaware limited liability company (“Federal-Mogul”), American Entertainment Properties Corp., a Delaware corporation (the “Seller”) and Icahn Enterprises L.P., a Delaware limited partnership (the “Principal Stockholder”), pursuant to which, among other things, the Seller shall sell, assign, transfer and convey to the Company, and the Company shall purchase and acquire from the Seller, all of the membership interests of Federal-Mogul for a purchase price equal to (i) an aggregate amount in cash equal to $800,000,000 (the “Cash Consideration”) and (ii) an aggregate of 29,444,846 shares of common stock, par value $0.01 per share, of the Company (the “Company Shares”), which will consist of (x) the number of shares of Class A Voting Common Stock, par value $0.01 per share, of the Company (the “Class A Shares”) equal to 9.9% of the aggregate number of shares of Class A Shares outstanding immediately following closing of the Proposed Transaction and (y) the remaining shares of the Company Shares as shares of Class B Non-Voting Common Stock, par value $0.01 per share, of the Company (the “Stock Consideration” and, together with the Cash Consideration, the “Purchase Price”). The amount of Cash Consideration and Stock Consideration will be subject to certain adjustment procedures (as to which we express no view or opinion) set forth in the Membership Interest Purchase Agreement to be entered into by and among the Company, Federal-Mogul, the Seller and the Principal Stockholder (the “Agreement”). We further understand that, following the closing of the Proposed Transaction, the Company intends to pursue a reorganization of its business into two separate businesses, representing “Powertrain Technology”, comprised of the Company’s Clean Air Division and Federal-Mogul’s Powertrain Division, and “Aftermarket & Ride Performance”, comprised of the Company’s Ride Performance Division and Federal-Mogul’s Motorparts Division, and distribute the Equity Interests (as defined in the Agreement) representing one of such businesses to the Company’s stockholders (the “Spin-Off”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement. The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the Purchase Price to be paid by the Company in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the Spin-Off or the likelihood of consummation of either of the Proposed Transaction or the Spin-Off. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the Purchase Price paid in the Proposed Transaction or otherwise. Our opinion does not address the relative merits of the Proposed Transaction or the Spin-Off as compared to any other transaction or business strategy in which the Company might engage.

RESTRICTED - EXTERNAL

In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Agreement, dated as of April 9, 2018, and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company and Federal-Mogul that we believe to be relevant to our analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and Federal-Mogul’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company’s Ride Performance Division and Clean Air Division prepared by management of the Company (the “Company Projections”); (4) financial and operating information with respect to the business, operations and prospects of Federal-Mogul furnished to us by the Company, including (i) financial projections of Federal-Mogul’s Motorparts Division and Powertrain Division prepared by management of Federal-Mogul (the “Federal-Mogul Projections”) and (ii) financial projections of Federal-Mogul’s Motorparts Division and Powertrain Division prepared by management of the Company (the “Company Federal-Mogul Projections”); (5) a trading history of Federal-Mogul’s common stock from January 23, 2014 to January 23, 2017; (6) a comparison of the historical financial results and present financial condition of the Company and Federal-Mogul with each other and with those of other companies that we deemed relevant, as well as a comparison of the projected financial performance of Federal-Mogul based on the Company Federal-Mogul Projections with the projected financial performance of those of other companies that we deemed relevant based on published estimates of independent research analysts; (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; and (8) the pro forma impact of the Proposed Transaction on the future financial performance of the combined company, including (i) certain financial and operating information with respect to the business, operations and prospects of the Company on a pro forma basis giving effect to the Proposed Transaction furnished to us by the Company, including financial projections of the Company on a pro forma basis giving effect to the Proposed Transaction prepared by management of the Company (the “Pro Forma Projections”) and (ii) cost savings and operating synergies expected by the management of the Company to result from a combination of the businesses (the “Expected Synergies”). In addition, we (i) have had discussions with the management of the Company and Federal-Mogul concerning Federal-Mogul’s businesses, operations, assets, liabilities, financial conditions and prospects, (ii) have had discussions with the management of the Company concerning the Company’s businesses, operations, assets, liabilities, financial conditions and prospects, including the intent to pursue the Spin-Off, and (iii) have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in any material respect. With respect to the Company Projections, upon the advice and at the instruction of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. With respect to the Federal-Mogul Projections, upon the advice and at the instruction of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Federal-Mogul as to the future financial performance of Federal-Mogul. With respect to the Company Federal-Mogul Projections, upon the advice and at the instruction of the Company, we

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have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of Federal-Mogul and that Federal-Mogul will perform substantially in accordance with such projections. With respect to the Pro Forma Projections, upon the advice and at the instruction of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company on a pro forma basis giving effect to the Proposed Transaction, and that the pro forma Company will perform substantially in accordance with such Pro Forma Projections. Furthermore, upon the advice and at the instruction of the Company, we have assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized substantially in accordance with such estimates. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Federal-Mogul. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. We express no opinion as to the prices at which shares of common stock of the Company would trade following the announcement or consummation of the Proposed Transaction.

We have assumed that the executed Agreement will conform in all material respects to the last draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Purchase Price to be paid by the Company in the Proposed Transaction is fair to the Company.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive fees for our services a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We and our affiliates have performed various investment banking and financial services for the Company, Federal-Mogul, the Seller, the Principal Stockholder and their respective affiliates in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we and our affiliates have performed the following investment banking and financial services for the Company: (i) in May 2017, acted as joint lead arranger, joint bookrunner, and syndication agent on the Company’s $2,000 million credit facility, (ii) in June 2016, acted as joint bookrunner on the Company’s

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$500 million registered high yield bond offering, and (iii) acted as lender under the Company’s credit facilities. In the past two years, none of Barclays or any of its affiliates have received any fees from Federal-Mogul, the Seller, the Principal Stockholder or their respective affiliates for any investment banking and financial services. In addition, the Company has requested of Barclays and/or its affiliates to participate, and Barclays and/or such affiliates have committed to participate, in the financing for the Proposed Transaction, and we will receive customary fees and indemnification in connection therewith.

Barclays Capital Inc., its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company, Federal-Mogul, the Seller and the Principal Stockholder for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

BARCLAYS CAPITAL INC.

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NOTICE OF SPECIAL MEETING AND PROXY STATEMENT

Special Meeting of Stockholders Wednesday, September 12, 2018

Tenneco Inc.

500 North Field Drive, Lake Forest, Illinois 60045

August 2, 2018

Dear Benefit Plan Participant:

The special meeting of the stockholders of Tenneco Inc. is scheduled to be held on Wednesday, September 12, 2018, at 10:00 a.m., Central Time, at our headquarters located at 500 North Field Drive, Lake Forest, Illinois 60045. A proxy statement, which is being sent to all benefit plan participants in connection with the special meeting, is enclosed for your information.

Also enclosed with this letter is a form of proxy card, which designates the number of shares held in your benefit plan account. By executing the proxy card you instruct the benefit plan trustee (the “Trustee”) how to vote the shares of Tenneco Inc. stock in your account which you are entitled to vote. The Trustee will vote all shares eligible to be voted by benefit plan participants in accordance with their instructions. Please submit your vote via mail, telephone or internet by 11:59 p.m. Eastern Time on September 9, 2018 so that the Trustee can vote the shares in your benefit plan account in accordance with your instructions.

If you return your form of proxy executed, but without furnishing voting instructions, the eligible shares in your account will be voted by the Trustee, as holder of record of the shares in your account,

•	FOR the adoption of the amended and restated certificate of incorporation of Tenneco Inc., in the form attached to this proxy statement as Annex C, to, among other things, create a new class of non-voting common stock;

•	FOR the approval of the issuance of the Stock Consideration;

•	FOR the approval of the amended and restated Tenneco Inc. 2006 Long-Term Incentive Plan, in the form attached to this proxy statement as Annex D, to change the number of shares available for issuance under the plan pursuant to equity awards granted thereunder to 3,000,000 (which represents an increase of approximately 1,735,200 from the number of shares available for issuance under the plan prior to the amendment);

•	FOR the approval of the adjournment of the special meeting; and

•	In the discretion of the Trustee on all other matters as may be properly brought before the special meeting.

If you do not return your executed form of proxy to the Trustee, or provide your vote via telephone or internet, then your shares will be voted by the Trustee in accordance with the requirements of your benefit plan. Under the plan, the Trustee will vote all such shares in the same proportion as the instructions that it receives from participants who vote their shares.

Your vote will generally be kept confidential, except as necessary to meet applicable legal requirements and to allow for the tabulation of votes and certification of the vote.

Your vote is important. Please send your executed form of proxy card with your voting instructions, or provide your vote via telephone or internet, at your earliest opportunity. For your convenience, a return envelope is enclosed.

Your Benefits Committee

TENNECO INC. 500 N. FIELD DRIVE LAKE FOREST, IL 60045 ATTN: BRANDON B. SMITH

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on September 11, 2018 for shares held directly and by 11:59 P.M. ET on September 9, 2018 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on September 11, 2018 for shares held directly and by 11:59 P.M. ET on September 9, 2018 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR proposals 1, 2, 3 and 4.		For	Against	Abstain

1	To adopt the amended and restated certificate of incorporation of Tenneco Inc., to create a new class of non-voting common stock of Tenneco called “Class B Non Voting Common Stock”, par value $0.01 (“Class B Non-Voting Common Stock”), with 25,000,000 shares authorized, and reclassify common stock, par value $0.01, of Tenneco (“Common Stock”) as Class A Voting Common Stock, par value $0.01 (“Class A Voting Common Stock”).	☐	☐	☐	4

To approve a proposal to adjourn the special meeting, or any adjournments thereof, to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposals.

						For ☐	Against ☐	Abstain ☐
2

To approve the issuance and delivery of an aggregate of 29,444,846 shares of Common Stock in connection with Tenneco’s acquisition of Federal-Mogul LLC. Subject to reduction if Tenneco undertakes a primary offering of Common Stock prior to the closing of the transaction, the stock consideration issuable to American Entertainment Properties Corp. will consist of (i) a number of shares of Class A Voting Common Stock equal to 9.9% of the aggregate number of shares of Class A Voting Common Stock issued and outstanding as of immediately following the closing of the transaction, and (ii) the balance in shares of Class B Non-Voting Common Stock.

		☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
3

To approve the amended and restated Tenneco Inc. 2006 Long-Term Incentive Plan, to change the number of shares available for issuance under the plan pursuant to equity awards granted thereunder to 3,000,000 (which represents an increase of approximately 1,735,200 from the number of shares available for issuance under the plan prior to the amendment).

		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement, 401K Letter is/are available at www.proxyvote.com .

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TENNECO INC.

Special Meeting of Stockholders

Wednesday, September 12, 2018 at 10:00 a.m. Central Time

This proxy is solicited by the Board of Directors

The Stockholder(s) hereby appoint(s) Brian J. Kesseler and Brandon B. Smith, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Tenneco Inc. that the Stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held September 12, 2018 at 10:00 a.m. Central Time at our headquarters located at 500 North Field Drive, Lake Forest, Illinois 60045, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS ONE, TWO, THREE AND FOUR.

NOTE TO PARTICIPANTS IN THE TENNECO INC. 401K PLAN

If you are a stockholder under the 401k Plan voting online or by phone, the voting deadline is September 9, 2018. If you are a stockholder under the 401k Plan voting by mail, to avoid delay please mail your proxy card with time for it to be delivered to the tabulating agent the day before the voting cutoff date.

Continued and to be signed on reverse side